As filed with the Securities and Exchange Commission on March 10, 2022.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHW Acquisition Corporation*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Manhattanville Road

Suite 403

Purchase, NY 10577

Tel: (914) 603-5016

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jonah Raskas

Co-Chief Executive Officer

2 Manhattanville Road

Suite 403

Purchase, NY 10577

Tel: (914) 603-5016

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ari Edelman McDermott Will & Emery LLP One Vanderbilt Avenue New York, New York 10017 (212) 547-5400	Adam J. Brenneman Charles W. Allen Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

Prior to the consummation of the business combination described in the proxy statement/prospectus, CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CHW’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed Wag! Group Co. in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this proxy statement/prospectus, the term “registrant” refers to CHW Acquisition Corporation (a Cayman Islands exempted company), prior to the Domestication, and to Wag! Group Co. (a Delaware corporation), following the Domestication.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MARCH 10, 2022

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

CHW ACQUISITION CORPORATION,

AND

PROSPECTUS FOR

69,627,500 SHARES OF COMMON STOCK AND

16,738,636 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF

CHW ACQUISITION CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION

INCORPORATED IN THE STATE OF DELAWARE AND RENAMING

AS WAG! GROUP CO. IN CONNECTION WITH THE DOMESTICATION)

The board of directors of CHW Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company (the “Company,” “CHW,” “we,” “us” or “our”), has approved (i) the domestication of CHW as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag Labs, Inc., a Delaware corporation (“Wag!”) (as may be amended from time to time, the “BCA” or the “Business Combination Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A. Wag! is a leading provider of access to pet care services. In connection with the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will be renamed “Wag! Group Co.” (referred to herein as “New Wag!”).

As part of these transactions, CHW has formed a wholly owned subsidiary, CHW Merger Sub, Inc. (“Merger Sub”), which at the closing of the Business Combination (the “Closing”) will merge with and into Wag! (the “Acquisition Merger”), with Wag! being the surviving entity in the Acquisition Merger. Upon the completion of the Business Combination and as a result of the Business Combination, Wag! will become a directly wholly owned subsidiary of New Wag!, and New Wag! will be owned in part by former public shareholders of CHW and the Sponsor, and in part by continuing equity owners of Wag!.

As described in this proxy statement/prospectus, CHW’s shareholders are being asked to consider and vote upon (among other things) the Business Combination, the Domestication and the other proposals set forth herein.

This proxy statement/prospectus covers 69,627,500 shares of common stock, which includes (i) shares issuable as consideration for the ownership interests in Wag! in connection with the Acquisition Merger (including shares of common stock that may be issued upon the exchange of common stock of Wag! that will be issued in the Business Combination), (ii) shares issuable as earnout consideration in the Business Combination (subject to vesting and forfeiture events under the terms of the documents governing the Business Combination), and (iii) 16,738,636 warrants to purchase shares of common stock.

CHW’s units, public shares and public warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CHWAU”, “CHWA” and “CHWAW”, respectively. CHW intends to apply for listing, to be effective at the time of the Business Combination, of New Wag!’s common stock and warrants to purchase common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 50 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the BCA or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                  , 2022, and is first being mailed to CHW’s shareholders on or about                 , 2022.

CHW ACQUISITION CORPORATION

2 Manhattanville Road, Suite 403

Purchase, NY 10577

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                      , 2022

TO THE SHAREHOLDERS OF CHW ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW,” “we,” “us” or “our”), will be held at                      a.m., Eastern Time, on,                     2022, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In the interest of public health, and due to the impact of the ongoing COVID-19 pandemic, we are also planning for the meeting to be held virtually pursuant to the procedures described in the accompanying proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and our Amended and Restated Memorandum and Articles of Association (the “Existing Organizational Documents”).

You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, the change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and such proposal, the “Domestication Proposal”);

Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal is approved and adopted, the adoption of the Business Combination Agreement, dated as of February 2, 2022, as amended from time to time, by and among CHW, CHW Merger Sub Inc. (“Merger Sub”) and Wag Labs, Inc. (“Wag!”) (the “Business Combination Agreement”), pursuant to which at least one business day, but no more than two business days, following the closing of the Domestication (the “Acquisition Closing Date”), Merger Sub will merge with and into Wag! (the “Acquisition Merger” and, together with the Domestication, the “Merger Steps” and, together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!, the post-Domestication company (“New Wag!”) (such proposal, the “Business Combination Proposal”).

Proposal No. 3 — The Organizational Documents Proposal — to approve by special resolution under Cayman Islands law, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, the amendment and restatement of the Memorandum and Articles of Association by their deletion and replacement in their entirety with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New Wag!, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);

Proposal No. 4 — The Advisory Charter Proposals — to approve, as ordinary resolutions, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as four sub-proposals (which proposals we refer to, collectively, as the “Advisory Charter Proposals”);

Advisory Charter Proposal 4A —  to authorize capital stock of 111,000,000 shares, consisting of 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”) and (ii) 1,000,000 shares of preferred stock;

Advisory Charter Proposal 4B — to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Advisory Charter Proposal 4C — to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;

Advisory Charter Proposal 4D — to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a business combination;

Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Domestication Proposal, the Business Combination Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), (a) the issuance of shares of common stock in connection with the Acquisition Merger, and (b) the issuance of shares of common stock pursuant to the PIPE and Backstop Subscription Agreement (as defined below), copies of which are attached to this proxy statement/prospectus as Annex G (we refer to this proposal as the “Nasdaq Proposal”);

Proposal No. 6 — The Omnibus Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Wag! Group Co. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Omnibus Incentive Plan Proposal”);

Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Wag! Group Co. 2022 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex F (we refer to this proposal as the “ESPP Proposal” and, collectively with the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal and the Omnibus Incentive Plan Proposal, the “Condition Precedent Proposals”); and

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of CHW’s ordinary shares at the close of business on                 , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled “Proposal No. 1 — The Domestication Proposal”, “Proposal No. 2 — The Business Combination Proposal”, “Proposal No. 3 — The Organizational Documents Proposal”, “Proposal No. 4 — The Advisory Charter Proposals”, “Proposal No. 5 — The Nasdaq Proposal”, “Proposal No. 6 — The Omnibus Incentive Plan Proposal”, “Proposal No. 7 — The ESPP Proposal” and “Proposal No. 8 — The Adjournment Proposal”, respectively.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting.

Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, CHW’s board of directors has determined that each of the proposals set forth above is in the best interests of CHW and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of CHW’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CHW and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

In connection with CHW’s initial public offering of units (“the IPO”), on August 30, 2021, Sponsor and our officers and directors entered into a letter agreement (the “IPO Letter Agreement”) pursuant to which they agreed, among other things, to vote their ordinary shares purchased prior to the IPO (“founder shares”), as well as any ordinary shares sold in the IPO (“public shares”) purchased by them during or after the IPO, if any, in favor of CHW’s initial business combination. Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting.

In connection with the execution of the Business Combination Agreement, the Sponsor, Mark Grundman and Jonah Raskas (the “CHW Founder Shareholders”) entered into the CHW Founders Stock Letter with CHW and Wag!, which we refer to as the “CHW Founders Stock Letter,” pursuant to which, among other things, effective upon the Closing, Sponsor, from the date of the Business Combination Agreement until the earlier of Closing or the termination of the Business Combination Agreement in accordance with its terms, will refrain from taking (and not cause CHW to take) any action the effect of which would be to cause CHW to breach its non-solicitation obligations set forth in the Business Combination Agreement. In addition, the Sponsor agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of New Wag! common stock) held by them and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by the Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the CHW Founder Shareholders contained in the CHW Founders Stock Letter.

Pursuant to CHW’s Existing Organizational Documents, a holder of public shares (“public shareholder”) may request that CHW redeem all or a portion of its public shares (which would be cancelled and converted into common stock of New Wag! by virtue of the Domestication) for cash if the Business Combination is consummated. For the purposes of Article 48.5 of the Existing Organizational Documents and the Cayman Islands Companies Act (As Revised), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

●	hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and
●	prior to 5:00 p.m., Eastern Time, on , 2022, (a) submit a written request to VStock Transfer LLC, CHW’s transfer agent (the “Transfer Agent”), that CHW redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so.

Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares. For illustrative purposes, as of                 , 2022, this would have amounted to approximately $    per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See “The Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Closing is subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by CHW’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the Available Cash Amount equaling no less than $30 million at the Closing (such condition, the “Minimum Cash Condition”); (iv) (x) fundamental representations and warranties (which includes Organization, Due Authorization, Holding Company; Ownership and Brokers’ Fees) bring down conditions to an “all material respects” standard, (y) general representations and warranties bring down conditions to a “material adverse effect” standard and (z) capitalization representation bring down condition to a “de minimis” standard; (v) covenant bring down conditions to an “all material respects” standard; (vi) the absence of a material adverse effect on the respective parties; and (vii) the effectiveness of this registration statement and the listing of New Wag! common stock to be issued in the Business Combination on the Nasdaq Capital Market (“Nasdaq”). To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

In connection with entering into the Business Combination Agreement, CHW entered into a subscription agreement (the “PIPE and Backstop Subscription Agreement”), dated as of February 2, 2022, with a qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of 500,000 shares of common stock following the Domestication and immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”). The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor and are subject to customary closing conditions which include (i) the absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor; and (ii) the right to terminate the PIPE and Backstop Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party.

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, New Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of New Wag! and the guarantors (subject to certain customary exceptions).

Interest will be payable in arrears at the end of each LIBOR interest period (or other appropriate published rate, but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. The Credit Facility will mature three (3) years after the date of closing and will be subject to quarterly amortization payments of principal, in an aggregate amount equal to 2.00% of the principal amount of the Credit Facility in the first year after closing, 3.00% of the principal amount of the Credit Facility in the second year after closing, and 5.00% of the principal amount of the Credit Facility in the third year after closing. Upon closing of the Credit Facility, Blue Torch Capital LP (the “Initial Lender”) shall receive warrants to acquire shares of New Wag! representing 5.0% of the issued and outstanding shares of New Wag! with an exercise price equal to $11.50 per share (such warrants, the “Lender Warrants”).

The Credit Facility will contain customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the definitive documentation for the Credit Facility will impose restrictions on the ability of Wag, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Credit Facility will require compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.

All CHW shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding ordinary shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

If you have any questions or need assistance voting your ordinary shares, please contact Advantage Proxy, Inc., our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400).

Thank you for your participation. We look forward to your continued support.

, 2022	By Order of the Board of Directors,

Jonah Raskas
Co-Chief Executive Officer and Director

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (III) DELIVER YOUR ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

This notice was mailed by CHW on or about                     , 2022.

i

ii

ADDITIONAL INFORMATION

If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact CHW’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on                  , 2022, you must request the information no later than                  business days prior to the date of the Special Meeting, by                  , 2022.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” of the enclosed proxy statement/prospectus.

TRADEMARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry position and industry data and forecasts that CHW and Wag! obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Although both CHW and Wag! believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While CHW and Wag! are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

SELECTED DEFINITIONS

When used in this proxy statement/prospectus, unless the context otherwise requires:

●	“Adjournment Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal.
●	“Adjusted EBITDA”, a non-GAAP measure, means net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items.
●	“Advisory Charter Proposals” means the four sub-proposals to take effect upon the Closing Date if the Organizational Documents Proposal is approved.
●	“Amended and Restated Memorandum and Articles of Association” refers to CHW’s Amended and Restated Memorandum and Articles of Association, effective as of August 30, 2021, attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Amended and Restated Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, to be entered into by and among Wag! Group Co., the Sponsor, certain shareholders of CHW and certain stockholders of Wag!, substantially in the form attached to this proxy statement/prospectus as Annex D, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Attach Rate” is calculated as the percentage of Pet Parents who have completed two or more services through the Wag! platform (walking, sitting & boarding, drop-ins visits, training, or health).
●	“Available Cash Amount” means all the cash proceeds from the Trust Account established for the purpose of holding the net proceeds of CHW’s IPO, net of any amounts paid to CHW’s shareholders that exercise their redemption rights in connection with the Business Combination and after the payment of all transaction expenses, together with the proceeds from the PIPE and Backstop Investment and Debt Financing and any cash on hand of Wag! and CHW at the Closing.
●	“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag! and Merger Sub, substantially in the form attached to this proxy statement/prospectus as Annex A as the same may be further amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Board” refers to CHW’s board of directors or New Wag!’s board of directors, as the context suggests.
●	“Business Combination” refers to the transactions contemplated by the BCA.
●	“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised) of the Cayman Islands.
●	“CHW” refers to CHW Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.
●	“CHW Founders Stock Letter” refers to the letter agreement dated as of February 2, 2022, between the Sponsor, Jonah Raskas and Mark Grundman, on one hand, and CHW and Wag!, on the other hand.
●	“CHW ordinary share” refers to the ordinary shares, par value $0.0001 each in the capital of CHW.

●	“Closing” refers to the closing of the Business Combination.
●	“Cohort” is a group of Pet Parents from a given period.
●	“common stock” refers to the common stock, par value $0.0001 per share, of New Wag!, including any shares of such common stock issuable upon the exercise of any warrant or other right to acquire shares of such common stock.
●	“Company,” “our,” “we” or “us” refers, prior to the consummation of the Business Combination, to CHW or Wag!, as the context suggests, and, following the Business Combination, to New Wag!.
●	“Community Guidelines” are standards of conduct that are expected of the Wag! community while interacting with other community members, which can be found on our website at https://safety.wagwalking.com/community-guidelines.
●	“DGCL” refers to the Delaware General Corporation Law, as amended.
●	“dollars” or “$” refers to U.S. dollars.
●	“Domestication” refers to the continuation of CHW by way of domestication of CHW into a Delaware corporation, with the ordinary shares of CHW becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms) consistent with the DGCL and changing the name and registered office of CHW.
●	“Domestication Closing” refers to the closing of the Domestication.
●	“Domestication Closing Date” refers to the date on which the Domestication Closing occurs.
●	“Domestication Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to approve the Domestication.
●	“Earnout Shares” means shares of New Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of common stock of Wag! as of the Acquisition Closing (including shares of preferred stock of Wag! converted into common stock as a result of the Conversion), holders of a Wag! option as of the Acquisition Closing, holders of a Wag! restricted stock unit award as of the Acquisition Closing, (collectively "Eligible Wag! Equityholders"), in each case pursuant to the earnout provisions of the Business Combination Agreement.
●	“ESPP” refers to the Wag! Group Co.2022 Employee Stock Purchase Plan, substantially in the form attached to this proxy statement/prospectus as Annex F, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“ESPP Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the ESPP.
●	“Frequency” is calculated as the number of services completed by a Pet Parent on the Wag! platform in a given month.
●	“Forfeiture Shares” means an aggregate of 360,750 founder shares subject to forfeiture pursuant to the CHW Founders Stock Letter.
●	“founder shares” refers to the ordinary shares of CHW, par value $0.0001 each in the capital of CHW, held by the Sponsor.

●	“GAAP” refers to United States generally accepted accounting principles, consistently applied.
●	“Gross Bookings” are gross payment volume, including tips, processed through the Wag! platform and from other revenue streams.
●	“IPO” refers to CHW’s initial public offering of its units, public shares and public warrants pursuant to the IPO registration statement, completed on September 1, 2021.
●	“Management Earnout Shares” means shares of New Wag! common stock that may be issuable in the event of a Triggering Event during the Earnout Period to holders of Management RSUs as of the Acquisition Closing pursuant to the earnout provisions of the Business Combination Agreement.
●	“MAU” is defined as the number of unique Pet Parents who complete a service in a given month.
●	“Merger Sub” refers to CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of CHW.
●	“Minimum Cash Condition” refers to the condition in the BCA pursuant to which Available Cash Amount at the Closing shall not be less than $30 million.
●	“Nasdaq” means the Nasdaq Capital Market.
●	“Nasdaq Proposal” means the proposal to be considered at the Special Meeting to approve (i) the issuance of stock in connection with the Acquisition Merger and (ii) the issuance of common stock pursuant to the PIPE and Backstop Subscription Agreement, in order to comply with the rules of Nasdaq.
●	“Net Promoter Score” or “NPS” is a numerical score that is the percentage of promoters minus the percentage of detractors. Promoters are users that give a score of 9 or 10, and detractors are users that give a score of 6 or below.
●	“New Wag!” refers to Wag! Group Co., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.
●	“New Wag! Community Shares” means 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.
●	“Omnibus Incentive Plan” refers to the Wag! Group Co.2022 Incentive Award Plan, substantially in the form attached to this proxy statement/prospectus as Annex E, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Omnibus Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Omnibus Incentive Plan.
●	“Organic Customer Acquisition” is defined as the percentage of new Pet Parents who are not attributable to a paid marketing channel.
●	“Organizational Documents Proposal” means the proposal to be considered at the Special Meeting to approve the amendment and restatement of the Memorandum and Articles by their deletion and replacement with the Proposed Charter and the Proposed Bylaws.
●	“Pet Caregiver” is defined as a customer who has successfully completed a background check and leverages the Wag! platform to request opportunities to provide and to be paid for pet services.

●	“Pet Parent” is defined as someone who uses the Wag! platform to schedule, book, and/or pay for services.
●	“Pet Parent Cohort Behavior” is average usage statistics from a particular Pet Parent Cohort.
●	“PIPE and Backstop Investment” means the private placement pursuant to which the PIPE and Backstop Investor has committed to make a private investment in the aggregate amount of $5,000,000 in public equity in the form of common stock following the Domestication and immediately prior to the Closing on the terms and conditions set forth in the PIPE and Backstop Subscription Agreement.
●	“PIPE and Backstop Investor” refers to the investor that has signed the PIPE and Backstop Subscription Agreement.
●	“PIPE and Backstop Securities” refers to the shares of common stock to be sold to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement.
●	“PIPE and Backstop Subscription Agreement” refers to the subscription agreement, dated as of February 2, 2022, by and between CHW and the PIPE and Backstop Investor, pursuant to which CHW has agreed to issue an aggregate of up to 500,000 ordinary shares to the PIPE and Backstop Investor at a purchase price of $10.00 per share, substantially in the form attached to this proxy statement/prospectus as Annex G, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“private placement warrants” refers to the warrants purchased by our Sponsor in a private placement simultaneously with the closing of the IPO (including ordinary shares issuable upon conversion thereof).
●	“Proposed Bylaws” refers to the bylaws of New Wag! following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex C, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“Proposed Charter” refers to the charter of New Wag! following the Closing, substantially in the form attached to this proxy statement/prospectus as Annex B, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.
●	“public shareholders” refers to the holders of the public shares or public warrants underlying the units that were sold in the IPO.
●	“public shares” refers to the ordinary shares of CHW, par value $0.0001 each in the capital of CHW, underlying the units issued in the IPO.
●	“public warrants” refers to the warrants underlying the units issued in the IPO, entitling the holder thereof to purchase one CHW ordinary share at an exercise price of $11.50, subject to adjustment.
●	“record date” refers to , 2022, the date for determining the CHW shareholders entitled to receive notice of and to vote at the Special Meeting.
●	“Rebooking Rate” is calculated as a percentage of a cohort who complete one or more services after their first initial booking.
●	“Recurring Services” are calculated as a percentage of services on a daily basis which are on a set-and-forget repeat schedule, booked through the Wag! platform.
●	“Redemption Rights” refer to the rights of the public shareholders to demand redemption of their public shares for cash in accordance with the procedures set forth in the Amended and Restated Memorandum and Articles of Association and this proxy statement/prospectus.

●	“Revenue” is income generated via the Wag! platform and other revenue streams.
●	“Reviews” are calculated as the Pet Parent rating of a service completed by a Pet Caregiver on the Wag! platform or are calculated as the Pet Parent rating of the Wag! platform generally, both on a scale of 1 to 5.
●	“SEC” refers to the U.S. Securities and Exchange Commission.
●	“Securities Act” refers to the Securities Act of 1933, as amended.
●	“Service Fill Rate” is a percentage of Pet Parent service requests that are successfully connected with a Pet Caregiver.
●	“Services” is calculated as the number of services completed through the Wag! platform in a given period.
●	“Shareholder Proposals” refer, collectively, to (i) the Domestication Proposal, (ii) the Business Combination Proposal, (iii) the Organizational Documents Proposal, (iv) the Advisory Charter Proposals, (v) the Nasdaq Proposal, (vi) the Omnibus Incentive Plan Proposal, (vii) the ESPP Proposal and (viii) the Adjournment Proposal.
●	“Special Meeting” refers to the extraordinary general meeting of the shareholders of CHW to be held on at a.m., Eastern Time, to vote on matters relating to the Business Combination.
●	“Sponsor” refers to CHW Acquisition Sponsor LLC, a Delaware limited liability company.
●	“Stockholder Support Agreement” refers to the Stockholder Support Agreement, dated as of February 2, 2022, by and among CHW, Wag! and certain Wag! stockholders party thereto, pursuant to which certain Wag! stockholders have committed to, among other things, vote their shares in favor of the transactions contemplated by the Business Combination Agreement.
●	“Take Rate” is calculated by dividing net revenue by Gross Bookings.
●	“Transfer Agent” refers to VStock Transfer LLC.
●	“Trust Account” refers to the trust account of CHW which holds the net proceeds from the IPO and certain of the proceeds from the sale of the private placement warrants, together with interest earned thereon, less amounts withdrawn to pay taxes.
●	“Wag! Premium” is an annual or monthly subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP pet support.
●	“Wag! Wellness” is a suite of pet wellness services and products, including advice from licensed pet experts, pet wellness plans, pet insurance comparison tools, and the #1 website for pet health, training, and breed resources.
●	“Warrant Agent” refers to VStock Transfer LLC.
●	“Warrants” refers, collectively, to the public warrants and the private placement warrants of CHW.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. These statements are based on the beliefs and assumptions of the respective management teams of CHW and Wag!. Although CHW and Wag! believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CHW nor Wag! can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as  “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern CHW’s and Wag!’s expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:

●	the anticipated benefits of the Business Combination;
●	the ability of CHW and Wag! to complete the Business Combination, including satisfaction or waiver of the conditions to the Business Combination and the issuance of shares to eligible Pet Caregivers on our platform;
●	the anticipated costs associated with the proposed Business Combination;
●	Wag!’s financial and business performance following the Business Combination, including financial projections and business metrics;
●	Wag!’s ability to effectively return to growth and to effectively expand operations;
●	the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic;
●	the ability to obtain and/or maintain the listing of Wag!’s common stock and the warrants on Nasdaq, and the potential liquidity and trading of its securities;
●	the risk that the proposed Business Combination disrupts current plans and operations of Wag! as a result of the announcement and consummation of the proposed Business Combination;
●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its key employees;
●	changes in applicable laws or regulations;
●	Wag!’s ability to raise financing in the future;
●	Wag!’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;
●	Wag!’s ability to retain existing and acquire new Pet Parents and Pet Caregivers;
●	the strength of Wag!’s network, effectiveness of its technology, and quality of the offerings provided through its platform;
●	the projected financial information, growth rate, strategies, and market opportunities for Wag!;
●	Wag!’s ability to successfully expand in its existing markets and into new domestic and international markets;

●	Wag!’s ability to provide Pet Parents with access to high quality and well-priced offerings;
●	Wag!’s ability, assessment of and strategies to compete with its competitors;
●	Wag!’s assessment of its trust and safety record;
●	the success of Wag!’s marketing strategies;
●	Wag!’s ability to accurately and effectively use data and engage in predictive analytics;
●	Wag!’s ability to attract and retain talent and the effectiveness of its compensation strategies and leadership;
●	general economic conditions and their impact on demand for the Wag! platform;
●	Wag!’s plans and ability to build out an international platform and generate revenue internationally;
●	Wag!’s ability to maintain its licenses and operate in regulated industries;
●	Wag!’s ability to prevent and guard against cybersecurity attacks;
●	Wag!’s reliance on third-party service providers for processing payments, web and mobile operating systems, software, background checks, and insurance policies;
●	seasonal sales fluctuations;
●	Wag!’s future capital requirements and sources and uses of cash;
●	the outcome of any known and unknown litigation and regulatory proceedings, including the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against CHW and Wag! that could give rise to the termination of the Business Combination Agreement;
●	Wag!’s ability to maintain and protect its brand and its intellectual property; and
●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Wag!. There can be no assurance that future developments affecting us and/or Wag! will be those that we and/or Wag! have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Wag!), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the potential business or economic disruptions caused by current and future pandemics, such as the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We and Wag! undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the Special Meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE EXTRAORDINARY GENERAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement//prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE BUSINESS COMBINATION?
A:	CHW and Wag! have entered into the Business Combination Agreement, pursuant to which, among other things, the Business Combination will be effected in two steps:
(a)	on the Domestication Closing Date, CHW will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which CHW will change its name to “Wag! Group Co.”
(b)	on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!. In connection with the Domestication, each then-outstanding CHW ordinary share, CHW warrant, and CHW unit will automatically convert into one share of New Wag! common stock, a New Wag! warrant, and one share of New Wag! common stock and one New Wag! warrant, respectively.

CHW will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement. You are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement” beginning on page 115. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:

CHW is sending this proxy statement /prospectus to its shareholders to help them decide how to vote their shares of CHW ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless CHW’s shareholders approve the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of CHW and a prospectus of New Wag!. It is a proxy statement because the board of directors of CHW is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because New Wag!, in connection with the Business Combination, is offering shares of common stock in exchange for CHW’s outstanding ordinary shares and as part of the consideration to be received as part of the Business Combination. See “The Business Combination Agreement — Consideration to be Received in the Business Combination”.

Q:	WHAT EQUITY STAKE WILL CHW’S CURRENT SHAREHOLDERS HOLD IN NEW WAG! FOLLOWING THE BUSINESS COMBINATION?
A:

Following completion of the Business Combination, public shareholders (including Chardan Capital Markets, LLC (“Chardan”), the representative of the underwriters in CHW’s IPO) will own approximately 27.9% of the common equity of New Wag! (assuming that no CHW ordinary shares are elected to be redeemed by public shareholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”). Assuming maximum redemptions by public shareholders and subject to the other assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information”, CHW’s non-redeeming public shareholders will own 2.2% of the common equity of New Wag! following the Business Combination.

Q:

WHAT EQUITY STAKE WILL CHW CURRENT SHAREHOLDERS, THE SPONSOR, THE PIPE AND BACKSTOP INVESTOR AND CONTINUING WAG! STOCKHOLDERS HOLD IN NEW WAG! IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:	It is anticipated that, upon completion of the Business Combination, the ownership of New Wag! will be as follows:
●	CHW’s public shareholders (including Chardan and the anchor investors) are expected to hold 13,282,500 shares of New Wag! common stock, or approximately 27.9% of the outstanding New Wag! common stock;
●	the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.1% of the outstanding New Wag! common stock;
●	the Sponsor is expected to hold 2,405,000 shares of New Wag! common stock, or approximately 5.0% of the outstanding New Wag! common stock;
●	300,000 Community Shares are expected to be issued, or approximately 0.6% of the outstanding New Wag! common stock; and
●	the continuing Wag! stockholders (including Pre-PIPE Investors) are expected to hold 31,100,000 shares of New Wag! common stock, or approximately 65.4% of the outstanding New Wag! common stock.

The number of shares and the interests set forth above (a) assume that (i) no public shareholders elect to have their public shares redeemed, (ii) there are no other issuances of equity interests of CHW or Wag!, (iii) none of CHW’s initial shareholders or current Wag! stockholders purchase CHW ordinary shares in the open market, (iv) there are no exercises of Wag! options or Wag! warrants and (v) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, and (b) do not take into account (i) New Wag! warrants that will remain outstanding following the Business Combination and may be exercised at a later date or (ii) the Earnout Shares or Management Earnout Shares. As a result of the Business Combination, the economic and voting interests of CHW’s shareholders will decrease. If we assume the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” i.e., 12,500,000 public shares are redeemed, and the assumptions set forth in the foregoing clauses (a)(ii)–(v) and (b) remain true, the ownership of New Wag! upon the Acquisition Closing will be as follows:

●	CHW’s public shareholders (including Chardan and the anchor investors) are expected to hold 782,500 shares of New Wag! common stock, or approximately 2.2% of the outstanding New Wag! common stock;
●	the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.4% of the outstanding New Wag! common stock;
●	the Sponsor is expected to hold 2,391,673 shares of New Wag! common stock, or approximately 6.8% of the outstanding New Wag! common stock;
●	300,000 Community Shares are expected to be issued, or approximately 0.9% of the outstanding New Wag! common stock; and
●	the continuing Wag! stockholders (including Pre-PIPE Investors) are expected to hold 31,100,000 shares of New Wag! common stock, or approximately 88.7% of the outstanding New Wag! common stock.

The ownership percentages with respect to New Wag! set forth above do not take into account the shares of common stock that may be issued in connection with the previously issued RSU awards, the shares of common stock that may be issued in connection with the previously issued Wag! stock options and the shares of common stock to be issued as earnout consideration, CHW warrants that will remain outstanding immediately following the Business Combination. If the facts are different from these assumptions, the percentage ownership retained by CHW’s existing shareholders in New Wag! following the Business Combination will be different. For example, if we assume that all outstanding 12,500,000 public warrants and 4,238,636 private placement warrants were exercisable and exercised following completion of the Business Combination and further assume that no public shareholders elect to have their public shares redeemed (and each other assumption set forth in the preceding paragraph remains the same), then the ownership of New Wag! would be as follows:

●	CHW’s public shareholders (including Chardan and the anchor investors) are expected to hold 25,782,500 shares of New Wag! common stock, or approximately 40.1% of the outstanding New Wag! common stock;
●	the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 0.8% of the outstanding New Wag! common stock;
●	the Sponsor is expected to hold 6,643,636 shares of New Wag! common stock, or approximately 10.3% of the outstanding New Wag! common stock;
●	300,000 Community Shares are expected to be issued, or approximately 0.5% of the outstanding New Wag! common stock; and
●	the continuing Wag! stockholders (including Pre-PIPE Investors) are expected to hold 31,100,000 shares of New Wag! common stock, or approximately 48.3% of the outstanding New Wag! common stock.

The CHW warrants will become exercisable on the later of the one year following the completion of CHW’s IPO and 30 days following the completion of the Business Combination.

Refer to the pro forma post-combination company common stock issued and outstanding immediately after the Business Combination and PIPE and Backstop Investment in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

Q:	WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?
A:

The parties currently expect that the Business Combination will be completed by the third quarter of 2022. However, neither CHW nor Wag! can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of CHW and Wag! could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination is August 8, 2022. CHW must first obtain the approval of CHW shareholders for each of the Condition Precedent Proposals, Wag! must obtain the approval of its stockholders, and CHW and Wag! must also obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.”

Q:	WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?
A:

If CHW does not complete the Business Combination with Wag! for any reason, CHW would need to search for another target business with which to complete a business combination. If CHW does not complete the Business Combination with Wag! or a business combination with another target business December 1, 2022, CHW must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to CHW’s outstanding warrants. Accordingly, such warrants will expire worthless.

QUESTIONS AND ANSWERS ABOUT OUR EXTRAORDINARY GENERAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:	CHW shareholders are being asked to vote on the following Shareholder Proposals:
1.	the Domestication Proposal;
2.	the Business Combination Proposal;
3.	the Organizational Documents Proposal;
4.	the Advisory Charter Proposals;
5.	the Nasdaq Proposal;
6.	the Omnibus Incentive Plan Proposal;
7.	the ESPP Proposal; and
8.	the Adjournment Proposal.

The Business Combination is conditioned upon the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the EPP Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the approval of the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Q:	WHY IS CHW PROPOSING THE DOMESTICATION?
A:

CHW’s board of directors believes that there are significant advantages to New Wag! that will arise as a result of a change of domicile to Delaware, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “Proposal No. 1 — The Domestication Proposal — Reasons for the Domestication.” CHW’s board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, Wag! has required the Domestication as a condition to consummating the Business Combination.

To effect the Domestication, CHW will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CHW will be domesticated and continue as a Delaware corporation, at which time CHW will change its name to “Wag! Group Co.”

The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Q:	HOW WILL THE DOMESTICATION AFFECT MY PUBLIC SHARES, PUBLIC WARRANTS AND UNITS?
A:

On the effective date of the Domestication, (a) each outstanding ordinary share will automatically convert into one share of New Wag! common stock, (b) the outstanding warrants to purchase ordinary shares will automatically become exercisable, at the same per share exercise price and for the same number of shares of New Wag! common stock as in effect immediately prior to the Domestication. At a moment in time after the effectiveness of the Domestication and before the closing of the Business

Combination, each outstanding unit of CHW (each of which consists of one share of CHW ordinary shares and one warrant to purchase one share of CHW ordinary shares) will be separated into its component common stock and warrant. Such warrants will become exercisable into shares of common stock any time after the later of the one year following the completion of CHW’s IPO and 30 days following the completion of the Business Combination.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?
A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations” below, it is the opinion of McDermott Will & Emery LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Wag! common stock received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares surrendered in exchange therefor.

Assuming that the Domestication does qualify as a reorganization under Section 368(a)(1)(F) of the Code, and subject to the discussion of the “passive foreign investment company” (“PFIC”) rules below, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of CHW ordinary shares generally will be subject to Section 367(b) of the Code and, as a result of the Domestication:

●	A U.S. holder of CHW ordinary shares that, on the date of the Domestication, (i) owns (directly, indirectly, and constructively) CHW ordinary shares that have a fair market value of less than $50,000 and (ii) owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock generally will not recognize any gain or loss and generally will not be required to include any part of CHW’s earnings in income.
●	A U.S. holder of CHW ordinary shares that, on the date of the Domestication, owns (i) CHW ordinary shares have a fair market value of $50,000 or more, and (ii) owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock will generally recognize gain (but not loss) as a result of the Domestication. As an alternative to recognizing gain, such U.S. holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the U.S. Treasury regulations (“Treasury Regulations”) under Section 367 of the Code) attributable to its CHW ordinary shares provided certain other requirements are satisfied. CHW does not expect that CHW’s cumulative earnings and profits will be material through the date of the Domestication.

U.S. holders that on the date of the Domestication beneficially own (directly, indirectly, and constructively) 10% or more of the total combined voting power of all classes of CHW stock entitled to vote or 10% or more of the total value of all classes of CHW stock are strongly urged to consult their tax advisors regarding the consequences of the Domestication under Section 367(b) of the Code.

In the case of a transaction, such as the Domestication, that should qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, a U.S. holder of CHW ordinary shares and warrants may, in certain circumstances, still potentially recognize gain (but not loss) upon the exchange of its CHW ordinary shares or warrants for New Wag! common stock or warrants pursuant to the Domestication under the PFIC rules of the Code unless the U.S. holder makes a timely “qualified electing fund election” or a timely “mark-to-market election.” The gain would equal the excess, if any, of the fair market value of the New Wag! common stock or warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding CHW ordinary shares or warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations — U.S. Holders —PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such non-U.S. holder’s New Wag! common stock (or warrants) subsequent to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:	WHY IS CHW PROPOSING THE BUSINESS COMBINATION?
A:

CHW was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “business combination”).

On September 1, 2021, CHW completed its IPO, generating gross proceeds of $125,000,000 (including the partial exercise of the underwriters’ over-allotment option). Since CHW’s IPO, CHW’s activity has been limited to the evaluation of business combination candidates. Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.

The board of directors of CHW and the board of directors of Wag! have approved the proposed transaction.

Based on its due diligence investigation of Wag! and the industry in which it operates, including the financial and other information provided by Wag! in the course of its negotiations in connection with the Business Combination Agreement, CHW believes that the Business Combination with Wag! will provide CHW shareholders with an opportunity to participate in the ownership of a company with significant growth potential.

Q:	DID THE CHW BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?
A:	CHW’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination.

CHW’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of CHW’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, CHW’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of CHW’s officers, board of directors and advisors in valuing Wag!’s business.

Q:	DO I HAVE REDEMPTION RIGHTS?
A:

If you are a holder of public shares, you have the right to demand that CHW redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of CHW’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its taxes) upon the closing of the transactions contemplated by the Business Combination Agreement (such rights, “Redemption Rights”).

Notwithstanding the foregoing, a holder of ordinary shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the ordinary shares. Accordingly, all ordinary shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.

If passed, the Organizational Documents Proposal would remove the requirement that CHW have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?
A:

No. You may exercise your redemption rights whether you vote your ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their ordinary shares and no longer remain shareholders and subject to the terms and conditions of the BCA, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. Also, with fewer ordinary shares and public shareholders, the trading market for CHW ordinary shares may be less liquid than the market for CHW ordinary shares prior to the Business Combination and CHW may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Wag!’s business will be reduced.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?
A:

If you are a holder of ordinary shares and wish to exercise your redemption rights, you must demand that CHW redeem your shares for cash no later than 5:00 p.m., Eastern Time on       , 2022 by delivering your share certificates (if any) and other redemption forms to CHW’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Holders of units must elect to separate the underlying ordinary shares and public warrants prior to exercising redemption rights with respect to the ordinary shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into underlying ordinary shares and public warrants, or if a holder holds units registered in its own name, the holder must contact VStock Transfer LLC, CHW’s transfer agent, directly and instruct them to do so. Any holder of ordinary shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $     million, or $     per share, as of      , 2022, the record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of CHW’s creditors, if any, which could have priority over the claims of CHW’s public shareholders, regardless of whether such public shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have No impact on the amount you will receive upon exercise of your redemption rights.

Any written demand of redemption rights must be received by CHW’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.

If a holder of ordinary shares properly makes a request for redemption and the certificates for the ordinary shares (if any) along with the redemption forms are delivered as described to CHW’s transfer agent as described herein, then, if the Business Combination is consummated, CHW will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your ordinary shares for cash.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CHW’s consent, until the closing of the Business Combination. If CHW receives valid redemption requests from holders of public shares prior to the redemption deadline, CHW may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. CHW may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where CHW otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the PIPE and Backstop Investment and Debt Financing equal or exceed $30 million, following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting CHW’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?
A:

We expect that a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its New Wag! common stock will generally be treated as selling such New Wag! common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Wag! common stock that a U.S. holder owns or is deemed to own (including through the ownership of New Wag! warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of U.S. holders that exercise redemption rights, U.S. holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the potential tax consequences of the rules applicable to a company treated as a “passive foreign investment company” (“PFIC”), as a result of the Domestication. The tax consequences of exercising redemption rights are discussed more fully below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of the Public Shares Exercising Redemption Rights.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them o an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED DOMESTICATION?
A:	No. Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the Domestication or the Business Combination under Cayman Islands law or under the DGCL.
Q:	WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?
A:

The net proceeds of CHW’s initial public offering, together with funds raised from the sale of private placement warrants simultaneously with the consummation of CHW’s initial public offering, was placed in the Trust Account immediately following CHW’s initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the ordinary shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $4,375,000 as deferred underwriting commissions related to CHW’s initial public offering) and, together with the proceeds of the PIPE and Backstop Investment, will be deposited with New Wag! to be used for general corporate purposes.

Q:	WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF PUBLIC SHAREHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL AND EXERCISE THEIR REDEMPTION RIGHTS?
A:

CHW’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

If a CHW public shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that there are maximum redemptions or 12,500,000 public shares held by CHW’s public shareholders were redeemed, the 12,500,000 retained outstanding CHW public warrants would have had an aggregate value of $ (based on the closing price of the CHW public warrants (on      , 2022). If a substantial number of, but not all, CHW public shareholders exercise their redemption rights, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional shares of New Wag! shares are issued.

In no event will CHW redeem its public shares in an amount that would cause its (or New Wag!’s after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Existing Organizational Documents.

With fewer public shares and public shareholders, the trading market for New Wag! common stock may be less liquid than the market for CHW’s public shares was prior to the Business Combination and New Wag! may not be able to meet the listing standards for Nasdaq. If New Wag!’s securities are not listed on Nasdaq and certain other conditions are not met, the PIPE and Backstop Investment will not close and any monies paid by the applicable subscriber to CHW pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into New Wag!’s business will be reduced. See “Risk Factors” for more details.

The below table shows the anticipated share ownership of various holders of New Wag! common stock upon closing of the Business Combination in the no redemption and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of CHW or Wag!, (ii) neither the Sponsor nor any of Wag!’s current stockholders purchase CHW public shares in the open market, (iii) the Sponsor forfeits 13,327 founder shares in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter, (iv) no founder shares are forfeited in connection with price targets or issuance of New Wag! Community Shares pursuant to paragraphs 3 and 6, respectively, of the CHW Founders Stock Letter, (v) no CHW or New Wag! warrants are exercised, and (vi) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination. The residual equity value owned by non-redeeming shareholders will remain $10.00 per share as illustrated in the sensitivity table below.

		Maximum
Percentage Share Ownership in New Wag!	No Redemptions	Redemptions
CHW Public Shareholders (including Chardan and the anchor investors)	27.9%	2.2%
Wag! Shareholders (including the Pre-PIPE Investors)	65.4%	88.7%
PIPE and Backstop Investor	1.1%	1.4%
Community Shares	0.6%	0.9%
Sponsor	5.0%	6.8%
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants	47,587,500	35,074,173
Total Equity Value Post-Redemptions	$475,875,000	$350,741,730
Per Share Value	$10.00	$10.00
(1)	Assumes that CHW’s public shareholders exercise redemption rights with respect to 12,500,000 public shares, which represents redemption of 100% of CHW public shares, for an aggregate redemption payment of $125 million.
(2)	The Sponsor and its Affiliates will hold up to 2,405,000 ordinary shares, which will be cancelled and exchanged on a one-for-one basis for New Wag! common stock upon consummation of the proposed business combination. The Sponsor paid $25,000 for the 2,405,000 founder shares, or approximately $0.01 per founder share. Assuming a value of $10.00 per share of New Wag! common stock, based on the deemed value of $10.00 per share of New Wag! common stock in the proposed business combination, this represents an appreciation in value of approximately $9.99 per share of New Wag! common stock. Assuming a value of $ per share of New Wag! common stock, the closing price of a CHW ordinary shares on, 2022, this represents an appreciation in value of approximately $ per share of New Wag! common stock.
Q:	HOW DOES THE SPONSOR INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?
A:

The Sponsor owns of record and is entitled to vote an aggregate of approximately 15% of the outstanding shares of CHW ordinary shares. The Sponsor has agreed to vote any founder shares and any ordinary shares held by it as of the record date in favor of the Shareholder Proposals. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter.” In addition, the Sponsor has agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of common stock) held by it and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor, Mark Grundman or Jonah Raskas contained in the CHW Founders Stock Letter. See also “Certain Relationships and Related Party Transactions — CHW Founders Stock Letter.”

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?
A:

The holders of a majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares, who currently own approximately 15% of the issued and outstanding shares of CHW ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, holders of                  CHW ordinary shares would be required to be present to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?
A:	The Domestication Proposal:

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the Sponsor, Mark Grundman and Jonah Raskas have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Domestication Proposal.

The Business Combination Proposal:

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. CHW shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If CHW shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreement and as further discussed in the section entitled “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter,” the Sponsor, Jonah Raskas and Mark Grundman have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Business Combination Proposal.

The Organizational Documents Proposal:

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Organizational Documents Proposal.

The Advisory Charter Proposals:

The approval of any of the Advisory Charter Proposals require an ordinary resolution but is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, CHW is required to submit these provisions to its shareholders separately for approval as an ordinary resolution. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on CHW or the CHW Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

The Nasdaq Proposal:

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if any of the Domestication Proposal, the Business Combination Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by CHW’s public shareholders. Pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the CHW Founder Shareholders have agreed to vote shares representing approximately 15% of the aggregate voting power of the CHW ordinary shares in favor of the Nasdaq Proposal.

The Omnibus Incentive Plan Proposal:

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by CHW’s public shareholders.

The ESPP Proposal:

The approval of the ESPP Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The ESPP Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals. Therefore, if any of those proposals is not approved, the ESPP Proposal will have no effect, even if approved by CHW’s public shareholders.

The Adjournment Proposal:

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.

Q:	DO ANY OF CHW’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF CHW SHAREHOLDERS?
A:

CHW’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of CHW’s shareholders generally. The CHW board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of CHW. See “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination.”

Q:	WHAT DO I NEED TO DO NOW?
A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?
A:	If you are a shareholder of record of CHW as of , 2022 (the “record date”) you may submit your proxy before the Special Meeting in any of the following ways, if available:
●	use the toll-free number shown on your proxy card;
●	visit the website shown on your proxy card to vote via the internet; or
●	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of CHW as of the record date, you may also cast your vote at the Special Meeting

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?
A:

The Special Meeting will be held on         , 2022, at          local time at the offices of McDermott Will & Emery LLP, located at Vanderbilt Ave, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting        . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing        (within the U.S. and Canada and toll-free) or          (outside of the U.S. and Canada, standard rates apply). All CHW shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to CHW or by voting at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name”, please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power.

If you are an CHW shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the proposals.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?
A:	For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an CHW shareholder that attends the Special Meeting and fails to vote on the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?
A:

If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the CHW shares represented by your proxy will be voted as recommended by the CHW board of directors with respect to that Shareholder Proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?
A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:
●	filing a notice with CHW or its proxy solicitor;
●	mailing a new, subsequently dated proxy card; or
●	by attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of CHW and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m. Eastern time on             , 2022, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of CHW ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?
A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will continue to be a shareholder of CHW. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder of CHW while CHW searches for another target business with which to complete a business combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?
A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?
A:	If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact CHW’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

To obtain timely delivery, CHW’s shareholders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about CHW from documents filed with the SEC by following the instructions in the section entitled “Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to CHW’s transfer agent at least two business days prior to the extraordinary general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

E-mail: [•]@vstocktransfer.com

Tel: (212) 828-8436

Facsimile: (646) 536-3179

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

The Parties to the Business Combination

CHW Acquisition Corporation (“CHW”)

CHW Acquisition Corporation is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On September 1, 2021, CHW completed its initial public offering of 12,500,000 units, including 1,500,000 units which were subject to the over-allotment option granted to the underwriters, with each unit consisting of one ordinary share and one warrant to purchase one ordinary share at a price of $11.50 per share. Simultaneously with the closing of the initial public offering and the over-allotment option, CHW consummated the private placement of an aggregate of 4,238,636 warrants to the Sponsor at a purchase price of $1.00 per warrant. A total of $125,000,000 of the net proceeds of the sale of the units in the initial public offering, over-allotment, and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in CHW’s initial public offering.

Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with CHW, the Sponsor, CHW’s directors, or any member of CHW’s management (the “anchor investors”), each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. In conjunction with each anchor investor purchasing 100% of the units allocated to it, in connection with the closing of the IPO the Sponsor sold 750,000 founder shares in the aggregate to the anchor investors at their original purchase price.

Also on September 1, 2021, CHW issued to the designees of Chardan 62,500 ordinary shares of CHW (the “Representative Shares”). CHW accounted for the Representative Shares as an offering cost of the initial public offering, with a corresponding credit to shareholders’ equity. Since the completion of the IPO, CHW’s activity has been limited to the evaluation of business combination candidates.

Like most blank check companies, CHW’s Existing Organizational Documents provided for the return of the proceeds of CHW’s initial public offering held in the trust account to the holders of public shares if there is no qualifying business combination(s) consummated on or before a certain date (in CHW’s case, December 1, 2022). CHW intends to consummate the Transactions as soon as practicable and will not use the full amount of time through December 1, 2022 to consummate the Transactions unless necessary

CHW’s units, ordinary shares, and warrants are listed on Nasdaq under the symbols “CHWAU,” “CHWA,”and “CHWAW,” respectively.

CHW’s principal executive office is located at 2 Manhattanville Road, Suite 40, Purchase, NY 10577 and its telephone number is (914) 603-5016.

CHW Merger Sub, Inc. (“Merger Sub”)

Merger Sub is a Delaware corporation and a wholly owned subsidiary of CHW. Merger Sub does not own any material assets or operate any business. After the consummation of the Transactions, CHW will cease to exist because it will have merged with and into Merger Sub in the Acquisition Merger.

Wag Labs, Inc. (“Wag!”)

Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.

Wag!’s principal executive office is located at 55 Francisco Street, Suite 360, San Francisco, CA 94133. Its telephone number is (707) 324-4219. Wag!’s corporate website address is https://wag.co/. Wag!’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.

The Business Combination Agreement

The terms and conditions of the Business Combination are contained in the BCA, substantially in the form attached to this proxy statement/prospectus as Annex A, which is incorporated by reference herein in its entirety. CHW encourages you to read the BCA carefully, as it is the legal document that governs the Business Combination. For more information on the BCA, see the section entitled “The Business Combination Agreement.”

Organizational Structure

The following diagrams illustrate the ownership structure of CHW and Wag! as of the date of this proxy statement/prospectus.

The following diagram illustrates the ownership structure of New Wag! immediately following consummation of the Business Combination.

*

From and after the Closing, CHW will use the “Wag! Group Co.” name and adopt a corresponding ticker symbol for common stock and warrants to purchase common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.

Ownership of Wag!

As of this date of this proxy statement/prospectus, there are 6,297,398 shares of Wag! common stock issued and outstanding and 25,645,386 shares of Wag! preferred stock issued and outstanding. As of the date of this proxy statement/prospectus, there are 91,310 Wag! warrants outstanding.

Pursuant to the Business Combination Agreement, (a) on the Domestication Closing Date, CHW will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which CHW will change its name to “Wag! Group Co.”; and (b) on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of New Wag!. In connection with the Domestication, each then-outstanding CHW ordinary share, CHW warrant, and CHW unit will automatically convert into one share of New Wag! common stock, a New Wag! warrant, and one share of New Wag! common stock and one New Wag! warrant, respectively.

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us,” “our,” “Wag!,” and other similar terms refer to Wag Labs, Inc. and its subsidiaries prior to the Business Combination and to New Wag! and its consolidated subsidiaries after giving effect to the Business Combination.

Mission and Purpose

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.

Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.

Our Business

Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents to make pet services requests in the platform, which can then be fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting, pet boarding, drop-in visits at the Pet Parent’s home, advice from licensed pet experts, training services, pet insurance comparison tools, and pet wellness plans in 5,200 U.S. cities across all 50 states. From our founding in 2015 through December 2021, we have approved approximately 400,000 Pet Caregivers and there have been over 11.7 million services completed through the Wag! platform.

We developed on-demand dog walking by connecting an already passionate community of local pet lovers and caregivers with Pet Parents. We built a platform where Pet Parents can find local Pet Caregivers who want to earn extra income. We believe that these connections not only enable better care for pets, but also create joy for both parties, and so we sought to simplify the logistics of pet care. We built a simple and easy-to-use platform to enable Pet Parents to discover, book, pay, and review Pet Caregivers online or in our mobile app.

For Pet Caregivers, we built tools to easily create a listing in the Wag! platform, along with simple tools for promoting their profile online, scheduling and booking service opportunities, communicating with Pet Parents, and receiving payment. To assist both Pet Parents and Pet Caregivers, we invested in a customer service team available around the clock to support them along the way. To be a brand dedicated to trust and safety, we thoroughly vet and screen all Pet Caregivers, and all services are covered with up to $1 million property damage protection, subject to applicable policy limitations and exclusions.

With approximately 400,000 approved Pet Caregivers, our network enables us to facilitate connections between pet, parent, and caregiver to best meet the unique needs and preferences of all members of the community. Moreover, we have carefully designed our technology and platform to leverage our growing scale by helping Pet Parents easily find superior local Pet Caregivers as our provider network expands. Our results speak for themselves—Pet Parents love Wag!. Based on internal reporting, from inception through December 2021 Pet Parents have written over 11 million reviews, more than 96% of which have earned five stars.

We have differentiated ourselves from other marketplaces by offering access to a variety of service options, including dog walking, drop-in visits at the Pet Parent’s home, training, overnight boarding, pet sitting, 24/7 consultations with a licensed pet expert, the ability to compare pet insurance plans, and various Wag! Wellness pet plans.

We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.

We are committed to improving the quality of life for all pets. To give back to our communities, we donate a portion of the proceeds from each walk to local shelters. Through December 2021, we have donated 16 million meals to pets in need through our partnership with the Greater Good Rescue Bank Program. We have also partnered with the Humane Society of the United States to give back to the community.

Our Market Opportunity

U.S. Pet Parents were estimated to spend approximately $109.6 billion on their pets in 2021, according to the American Pet Products Association (“APPA”). This is an increase of over 5% from 2020, driven largely by the spike in the pet population due to the COVID-19 pandemic. According to the 2021-2022 APPA National Pet Owners Survey, 70% of U.S. households own a pet, which equates to 90.5 million homes.

Pet Parents rely on family and friends, local independent professionals, large commercial pet service companies, or other online marketplaces for help with petcare. For the millions of Pet Parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or attention. Wag! was founded to make pet ownership possible because being busy should not stop someone from owning or caring for their pet. We believe a platform like ours can better address Pet Parents’ basic pet care needs. Pet Parents want a positive, stress-free experience for their pets, quality personalized care for their pets, availability of on-demand pet services, technology-enabled ease of access and management for pet services, and pet care that suits their budgets and their lifestyle.

While demand for pet services decreased under travel restrictions, shelter-in-place orders, and work from home requirements beginning in March 2020, pet adoptions simultaneously skyrocketed. Due to this increase in pet ownership, we believe that COVID-19 has created a number of tailwinds to accelerate growth. Both new and experienced Pet Parents may feel less comfortable leaving their pet home alone or in a kennel in the future. We also implemented new features to increase engagement in a contact-free environment, including adding services such as digital in-app video training sessions with a qualified trainer. The financial pressure of COVID-19 may also expand the number of people looking to earn extra income.

In 2021, we have quickly recovered from the decline in our revenue in 2020 due to COVID-19. As of the year ended December 31, 2021 our revenue was $20.1 million, compared to $12.0 million in the year ended December 31, 2020. According to an industry survey conducted by PricewaterhouseCoopers (“PwC”) in November and December 2020, 75% of U.S. executives anticipate at least half of the office workforce will return to the office full-time by mid-2022, which we believe will likely have a positive effect on the number of bookings for pet services, such as dog walking, pet sitting, and home visits.

Furthermore, we believe that consumer behavior has continued to shift meaningfully toward online and app-based experiences. For example, one-in-five households in the United States adopted a pet during the pandemic, based on a poll conducted in May 2021 by the American Society for the Prevention of Cruelty to Animals (“ASPCA”). Based on the combination of these factors, we believe that our business will have strong growth in the future.

We believe that the commercial market for pet care represents an enormous expansion opportunity. In order to become the go-to solution for Pet Parents, we are investing in and are committed to accelerating growth in existing markets, expanding our subscription offerings, expanding our platform, expanding internationally, and exploring merger and acquisition opportunities.

Our Business Model

We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.

Our objective is to attract new Pet Parents to our platform, convert them into repeat bookers, and generate a lifetime of bookings from that Pet Parent. A significant portion of Pet Parents join our platform based on word-of-mouth. From the third quarter of 2019 to the fourth quarter of 2021, we saw more than 70% Organic Customer Acquisition, defined as the percentage of new Pet Parents who are not attributable to a paid marketing channel. Based on user data from 2017 to 2021, Wag! estimates the long term Pet Parent Rebooking Rate at 90%. Based on user data from 2020 to 2021, Wag! estimates the Attach Rate at 25%. To attract new Pet Parents and retain our existing Pet Parents, we offer a platform for services, including pre-scheduled and on-demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a caregiver’s home, in-home pet sitting, in-home one-on-one dog training, and digital dog training. In the second quarter of 2020, we launched a service that enables Pet Parents to connect with a licensed pet expert around the clock through our platform for real-time advice on their pets’ behavior, health, and other needs. We also offer pet wellness plans and access to a pet insurance comparison tool, which enables Pet Parents to compare insurance quotes from top-rated insurance companies, including Lemonade, Pets Best, Embrace, Trupanion, PetPlan, and Prudent Pet. We introduced Wag! Premium in the first quarter of 2020. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as other features, like waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. On average, Wag! Premium Pet Parents use the service 7 to 8 times per month, as compared to an average of 4 to 5 times per month for Wag! non-premium users. In addition, the number of Wag! Premium subscribers has grown over 115% from January 2021 to December 2021.

Repeated Bookings by Wag!’s Pet Parents

For many Pet Parents, leaving their pet alone creates stress and guilt, and the existing solutions are limited. Wag! was created because lonely pets deserve healthier and happier lives. For Pet Parents who are browsing, booking, and managing care on our platform for the first time, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Wag! as a simple, reliable, on-demand option for Pet Parents. Our success with Pet Parents is reflected in the data—based on user data from 2017 to 2021, Wag! estimates the long-term Pet Parent Rebooking Rate at 90%.

Our platform allows Pet Parents to choose available on-demand services, the ability to pre-schedule a date and time for services that best suits their needs, and the option to schedule repeat services on a day and time that works for the foreseeable future. To facilitate trust and confidence in services, Pet Parents can start chatting with Pet Caregivers before booking a request and have the ability to browse through trusted caregivers after submitting a sitting or boarding request. Depending on the service, Pet Parents may also receive real-time pictures or videos of their pet enjoying time with local Pet Caregivers. Scheduling a pet service on Wag! is as easy as a few keystrokes or taps on a phone, and the overall experience of booking and paying a Pet Caregiver is simple and intuitive for Pet Parents.

Foundation of Caregiving

Our success is built on the foundation of Pet Caregivers who have chosen to provide their services through us. Through our platform, Pet Caregivers can connect with a nationwide community of pets and Pet Parents. We provide Pet Caregivers flexibility and empowerment, and support their passion for pets. Some Pet Caregivers view the provision of pet care services as their full-time job. We support them by providing an additional avenue to build their pet care business and achieve meaningful income. Other Pet Caregivers simply love and enjoy caring for pets in addition to other avenues of employment. We support these more casual Pet Caregivers by providing them access to Pet Parents looking for pet care services, a means to earn some additional supplemental income, an enjoyable gig involving time outdoors and healthy habits, and flexibility in when and how they perform services. We give both full-time and casual Pet Caregivers the ability to share their love of pets with the Wag! pet community.

Competitive Strengths

We believe that we are uniquely positioned to leverage our core competitive strengths to help us to continue to deliver a compelling marketplace offering of pet services. In doing so, we will continue to differentiate ourselves from our competition and, as a result, will continue to provide a compelling value proposition to our Pet Parents and Pet Caregivers.

We view our strengths as falling into the following categories:

●	Proprietary and innovative technology platform. Our technology platform was built to enable us to connect Pet Parents and Pet Caregivers. We own and operate all meaningful technology utilized in our business.
●	Large number of high-quality Pet Caregivers. Pet Caregivers are attracted to the Wag! platform. With the ability to make money on their own time, Pet Caregivers enjoy the flexibility of choosing how and when they want to work — claiming a last-minute appointment or planning out an appointment weeks in advance. This is why approximately 400,000 Pet Caregivers are approved to provide services through Wag!.
●	High-quality pet services. With over 11 million reviews, more than 96% of which have earned five stars, we lead the industry in quality. This is also represented by our Net Promoter Score, provided by an external experience management platform, which averages between 45 to 55 for Pet Caregivers and 65 to 70 for Pet Parents as of the third quarter of 2021.
●	Service offerings. Our platform offers access to pet services to Pet Parents, more than many of our competitors provide. On our platform, we also offer access to differentiated services as compared to our competitors, such as both in-person and digital dog training, on-demand services, and our subscription service, Wag! Premium. We carefully examine demand in the market before we choose to roll out a new pet service option and continually evaluate the success of each service option with Pet Parents and Pet Caregivers.
●	Strong Pet Parent loyalty and word-of-mouth. Since its inception in 2015, more than 11.7 million services have been delivered to pets and Pet Parents through the Wag! platform. Our continuous excellence in facilitating connections between pet, parent, and Pet Caregiver translates directly into advantages in our ability to retain Pet Parents. Based on an internal survey in 2018-2019, 90% of Pet Parents had never used a walker before signing up with Wag!. Based on user data from 2017 to 2021, Wag! estimates the long-term Pet Parent Rebooking Rate at 90%.
●	Premier online destination for pet advice. According to recent industry surveys, Wag! was the number one online Pets and Animals destination worldwide in the fourth quarter of 2021, with more than 4,200,000 monthly visitors.

Our Growth Strategies

As a leading marketplace for pet services, it is our mission to continue to find ways to help Pet Parents and Pet Caregivers. Simply put, we want to continue to help Pet Caregivers deploy their expertise more efficiently and effectively, while at the same time helping Pet Parents make better and more informed decisions as quickly as they desire.

We are working to build the safest and most trusted pet service marketplace in the United States and internationally. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:

●	Accelerate growth in existing markets. We believe that immense growth remains within our existing offerings and geographies. Over 95% of the U.S. population has access to Wag! and as of December 2021, 5.5 million Pet Parents have signed up for a Wag! account. One of the main drivers of our brand is word-of-mouth growth in local markets. With approximately 400,000 Pet Caregivers in 5,200 U.S. cities across all 50 states, we want to continue to increase bookings and services.
●	Expand subscription offerings. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. We plan to introduce additional service options in the Wag! marketplace to further support pets, parents, and Pet Caregivers and drive significant revenue growth.
●	Platform expansion. We aim to support Pet Parents with the #1 on-demand mobile first platform including through introducing additional services unique to the Wag! platform. For example, in the second quarter of 2020 we launched in-person and digital one-on-one dog training, and in February 2021 we expanded our platform to include cats and other pets.
●	International expansion. We aim to support Pet Parents and Pet Caregivers around the world. Currently, Wag! operates in 5,200 U.S. cities across all 50 states, and we intend to expand into international markets in 2022.
●	Opportunistic mergers and acquisitions. We believe that, over time, we can extend the value of Wag! with strategic acquisitions in the pet industry and others, including pet products, vet care, and technology to improve the efficiency and efficacy of the Wag! platform.

Foundation of Trust and Safety

Safety on every booking is important to us, and we are committed to reducing the number of incidents in the Wag! community. Because every furry family member deserves our best, we are dedicated to continually improving. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. To bring peace of mind for Pet Parents, all Pet Caregivers are screened, background checked, and approved prior to being able to provide services on the Wag! platform. We also have a dedicated 24/7 support team to assist pets, their parents, and Pet Caregivers around the clock and convenient tools for Pet Parents to get real-time information about their pets during a service.

Employees

As of December 2021, we had 75 full-time employees in the United States. Our employees are allocated across our groups as follows: 20 in corporate, 22 in customer experience, 26 in product and engineering, and 7 in marketing. We also engage contractors and consultants. None of our employees are subject to a collective bargaining agreement or represented by a labor union and we have not experienced any work stoppages as a result of any labor or employment disputes. We consider our relationships with our employees to be in good health.

All Pet Caregivers using the Wag! platform are independent contractors. All caregivers must agree to our Terms of Service as well as enter into an Independent Contractor Agreement to use the platform.

Technology and Infrastructure

Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed our expectations for Pet Parents and Pet Caregivers alike, as well as accelerate growth and improve productivity.

Our booking platform connects to the front-end customer web and mobile users, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from user activity and use machine learning to continuously improve our booking systems. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize user experience, test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking platform connects to leading third-party vendors for communications, payment processing, IT operations management, as well as background checks.

We focus on user experience, quality, consistency, reliability, and efficiency when developing our software. We are also investing in continuously improving our data privacy, data protection, and security foundations, and we continually review and update our related policies and practices.

Intellectual Property

We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.

Support Operations

Our support team assists Pet Parents and Pet Caregivers with bookings, safety issues, and questions concerning any pet services. Because we are committed to the safety and happiness of all pets on our platform, and peace of mind for Pet Parents, we offer 24/7 assistance to our entire community.

Marketing

Our marketing strategy is focused on attracting Pet Parents and Pet Caregivers to our marketplace. We depend on paid marketing, organic marketing and brand marketing strategies, along with creating virality and word-of-mouth acquisition through our product experience. Through our blog, The Daily Wag!, existing Pet Parents and Pet Caregivers, and media, we attract new users to our marketplace. Wag! is top-ranking in the Travel and Local (Google Play) and Travel (iOS) categories for key search terms through App Store optimization and strong consumer rankings and reviews. In addition, our website sees more than five million visitors per month from direct or unpaid traffic sources, the majority of which come from our search engine optimization efforts. From the third quarter of 2019 to the fourth quarter of 2021, we saw 70% Organic Customer Acquisition.

Facilities

Our corporate headquarters is located in San Francisco, California, pursuant to an operating lease that expires in August 2023. We lease additional office space in Phoenix, Arizona and Mountain View, California. We believe that these facilities are generally suitable to meet our needs. From time to time, we have subleased portions of the spaces that we are not currently using.

Competitors

The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:

●	Family, friends, and neighbors. Our largest competitive dynamic remains the people to whom Pet Parents go for pet care within their personal networks.
●	Local independent professionals. Local small businesses and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.
●	Large, commercial providers. Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of Pet Parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading Pet Parents to question the quality of care their pets receive.
●	Online aggregators and directories. Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider
●	Other digital marketplaces. We compete with companies such as Rover and the pet care offering on Care.com. We differentiate ourselves with the breadth of our pet service options and simplicity in booking. For example, Wag! is the only marketplace to offer on-demand booking for dog walking and drop-in visits at the Pet Parent’s home, enabling Pet Parents to find a local Pet Caregiver in less than 15 minutes. In addition, our monthly subscription, Wag! Premium, enables Pet Parents to receive a suite of platform features including discounts on additional services, such as boarding, sitting, and training, which has resulted in an Attach Rate of 25% from 2020 to 2021. Finally, through our Wag! Wellness suite of services, Pet Parents can chat with a licensed pet expert 24/7.

Data Privacy, Data Protection and Security

Our privacy and information security program is reasonably designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise regulated data related to Pet Parents, Pet Caregivers, and our employees. We have a team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, business continuity, and documented incident response protocols. Further, we design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection, and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our users and employees.

Government Regulation

We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, insurance producer licensing and market conduct, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. Noncompliance with state insurance statutes or regulations may subject Wag! to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation.

National, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and we believe that Wag! falls within this exemption.

In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact its availability and our business.

Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning, or other regulation that impacts the ability of individuals to provide home-based pet care.

One of our subsidiaries operates pet insurance comparison engine webpages. This subsidiary is not an underwriter of insurance risk nor does it act in the capacity of an insurance company. Rather, it is licensed and regulated as an insurance producer. On its website, the subsidiary may refer its customers to options for pet insurance plans provided and sold through unaffiliated third parties, including through unaffiliated insurance carriers. The subsidiary’s insurance comparison search feature provides hyperlinks by which consumers are connected with a pet insurance provider’s website to purchase an insurance plan. Each state has its own insurance statutes and regulations and applicable regulatory agency. Generally, each state requires insurers and insurance producers to be licensed in that state. Our subsidiary maintains insurance producer licenses in each state in which it operates. The subsidiary’s website declares that it is neither an underwriter nor an insurer, specifically to highlight that it is not in the business of underwriting insurance plans. All insurance plans referred to by the subsidiary through its insurance comparison search feature are provided by third-party insurance companies. The subsidiary accepts neither premium payments from consumers nor responsibility for paying any amounts on claims.

Debt Financing and Equity Commitments

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured Credit Facility. The lender will additionally be granted warrants to purchase 5% of shares of common stock as of the Acquisition Closing Date at an exercise price of $11.50 per share with terms similar to CHW’s public warrants. The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of the borrower and the guarantors (subject to certain customary exceptions).

The Credit Facility will bear interest at a floating rate of interest equal to, at the borrower’s option, LIBOR plus 10.00% per annum or the base rate plus 9.00% per annum, with the base rate defined as the greatest of (i) the prime rate announced by the Wall Street Journal from time to time, (ii) the federal funds effective rate plus 0.50% and (iii) one-month LIBOR plus 1.00%. LIBOR will be subject to a floor of 1.00% per annum, and the base rate will be subject to a floor of 2.00% per annum. The definitive documentation for the Credit Facility will include customary provisions for the replacement of LIBOR with an acceptable benchmark replacement rate if and when LIBOR is no longer available for borrowings under the Credit Facility. Interest will be payable in arrears at the end of each LIBOR (or other appropriate published rate) interest period (but at least every three (3) months) for LIBOR borrowings and quarterly in arrears for base rate borrowings. During the existence of certain events of default under the Credit Facility, overdue amounts will bear default rate interest at the rate then applicable plus 2.00% per annum.

The Credit Facility will mature three (3) years after the date of closing and will be subject to quarterly amortization payments of principal, in an aggregate amount equal to 2.00% of the principal amount of the Credit Facility in the first year after closing, 3.00% of the principal amount of the Credit Facility in the second year after closing and 5.00% of the principal amount of the Credit Facility in the third year after closing. The remaining outstanding principal balance of the Credit Facility will be due and payable in full on the maturity date. In addition to scheduled amortization payments, the Credit Facility will contain customary mandatory prepayment provisions that will require principal prepayments of the Credit Facility upon certain triggering events, including receipt of asset sale proceeds outside of the ordinary course of business, receipt of certain insurance proceeds, receipt of proceeds of non-permitted debt and receipt of other extraordinary payments. The Credit Facility may also be voluntarily prepaid at any time, subject to the payment of a prepayment premium equal to an interest make-whole payment plus 3.00% of the principal amount of such prepayment in the first year after closing, 2.00% of the principal amount of such prepayment in the second year after closing, and 0% thereafter.

The Credit Facility will be subject to customary representations and warranties, affirmative covenants, financial reporting requirements, negative covenants and events of default. The negative covenants included in the definitive documentation for the Credit Facility will impose restrictions on the ability of the borrower, the guarantors and their subsidiaries to incur indebtedness, grant liens, make investments, make acquisitions, declare and pay restricted payments, prepay junior or subordinated debt, sell assets and enter into transactions with affiliates, in each case, subject to certain customary exceptions. In addition, the Credit Facility will require compliance with certain financial covenants, specifically a monthly minimum revenue covenant and a minimum liquidity covenant.

On January 28, 2022, Wag! entered into the Series P Subscription Agreements with certain institutional and other accredited investors (the “Series P Investors”), pursuant to which, among other things, the Series P Investors purchased an aggregate of 1,100,000 shares of Series P Preferred Stock (the “Series P Shares”) at a cash purchase price of $10.00 per share, resulting in aggregate proceeds to Wag! of $11 million (the “Series P Investment”).

On February 2, 2022, CHW entered into the PIPE and Backstop Subscription Agreement with a certain qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor party thereto agreed to purchase an aggregate of up to 500,000 shares of common stock following the Domestication and substantially concurrent with the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million (the “PIPE and Backstop Investment”). Under the PIPE and Backstop Subscription Agreement, if the PIPE and Backstop Investor acquires shares in the open market between a certain defined period of time as set forth under the agreement and agrees not to redeem those shares, then the common shares agreed to be purchased under the agreement will be reduced on a share-for-share basis by the number of shares so acquired. The PIPE and Backstop Investment is expected to close immediately prior to the Closing.

The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor and are subject to customary closing conditions (including, without limitation, that there is no amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor) and termination rights (including a termination right if the transactions contemplated by the PIPE and Backstop Subscription Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party). The Series P Investments closed prior to the Closing.

There are important differences between the rights of holders of shares of common stock and holders of CHW ordinary shares. See “The Domestication Proposal—Comparison of Corporate Governance and Shareholders” for a discussion of the different rights associated with holding these securities. In addition, the CHW ordinary shares were originally sold in the CHW IPO as a component of the CHW units for $10.00 per unit. The CHW units consist of one ordinary share and one redeemable CHW warrant.

For more information regarding the PIPE and Backstop Investment, see the section entitled “The Business Combination Agreement — Related Agreements — PIPE and Backstop Subscription Agreement.” See also the PIPE and Backstop Subscription Agreement attached to this proxy statement/prospectus as Annex G, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

CHW Extraordinary Meeting and the Proposals

The Special Meeting will be held at                  a.m., Eastern Time, on,                  2022, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting      . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing:       (within the U.S. and Canada and toll-free) or       (outside of the U.S. and Canada, standard rates apply). At the Special Meeting, CHW’s shareholders will be asked to approve the Domestication Proposal, the Business Combination Proposal, Organizational Documents Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary).

The CHW board of directors has fixed the close of business on                  (the “record date”) as the record date for determining the holders of CHW ordinary shares entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were                  CHW ordinary shares outstanding and entitled to vote at the Special Meeting. Each share of CHW ordinary shares entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and CHW’s directors and officers and their affiliates owned and were entitled to vote                  shares of CHW ordinary shares, representing approximately 15% of the shares of CHW ordinary shares outstanding on that date. CHW currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Shareholder Proposals and, pursuant to the IPO Letter Agreement and the CHW Founders Stock Letter, the Sponsor and directors and officers have agreed to do so. As of the record date, Wag! did not beneficially hold any shares of CHW ordinary shares.

A majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or virtually or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Charter Proposals require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Approval of the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) each requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Business Combination is conditioned upon the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.

Recommendation of CHW’s Board of Directors

CHW’s board of directors has determined that the Business Combination Proposal is in the best interests of CHW and its shareholders, has approved the Business Combination Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” for the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

CHW‘s Board of Directors’ Reasons for Approval of the Business Combination

On February 1, 2022, the CHW Board (i) determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, CWH and its stockholders, (ii) approved and adopted the Business Combination Agreement and the transactions contemplated thereby and declared their advisability and (iii) directed that the Business Combination Agreement, related transaction documentation and other Shareholder Proposals be submitted to CHW’s shareholders for approval and adoption, and recommended that CHW’s shareholders approve and adopt the Business Combination Agreement, related transaction documentation and such other Shareholder Proposals. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CHW board of directors did not seek to obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The CHW board of directors viewed its decision as being based on all of the information available and the factors presented and considered by it. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “The Business Combination Agreement— CHW Board of Directors’ Reasons for the Approval of the Business Combination.” This explanation of CHW’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Consistent with its investment philosophy and strategy, CHW planned to identify target companies in the consumer industry that are positioned for growth and where we can add value through margin enhancement, the ability to capitalize on market trends, and advancing business-to-business relationships. These criteria were not intended to be exhaustive, and the evaluation relating to the merits of CHW’s initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CHW’s management team deemed relevant. In considering the Business Combination with Wag!, the Board concluded that it met all of the above criteria.

The Board also gave consideration to certain risks related to the Business Combination, which are described in this proxy statement/prospectus under the caption “Risk Factors”.

Certain Regulatory Approvals

The parties will use their respective reasonable best efforts to promptly file all notices, reports and other documents required to be filed by such party with any governmental authority with respect to the Business Combination, and to submit promptly any additional information requested by any such governmental authority. The parties will use their respective reasonable best efforts to promptly obtain all authorizations, approvals, clearances, consents, actions or non-actions of any governmental authority in connection with the applicable filings, applications or notifications. Each party will promptly inform the other parties of any material communication between itself or its representatives and any governmental authority regarding the Business Combination. If a party or any of its affiliates receives any request for supplemental information or documentary material from any governmental authority with respect to the Business Combination, then the party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.

Conditions to Closing

The Closing is subject to certain customary conditions, including, among other things: (i) the approval of the Business Combination and other matters by CHW’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of certain additional regulatory approvals; (iii) the Available Cash Amount (as defined herein) equaling no less than $30 million at the Closing (pro forma for any payments required to be made in connection with the Business Combination); (iv) (x) fundamental representations and warranties (which includes Organization, Due Authorization, Holding Company; Ownership and Brokers’ Fees) bring down conditions to an “all material respects” standard, (y) general representations and warranties bring down conditions to a “material adverse effect” standard and (z) capitalization representation bring down condition to a “de minimis” standard; (v) covenant bring down conditions to an “all material respects” standard; (vi) the absence of a material adverse effect on the respective parties; and (vii) the effectiveness of this registration statement and the listing of New Wag! common stock to be issued in the Business Combination on Nasdaq. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.

Termination

The Business Combination Agreement may be terminated by CHW or Wag! under certain circumstances, including, among others, (i) by mutual written consent of Wag! and CHW, (ii) by either CHW or Wag! if the Acquisition Merger Effective Time shall not have occurred prior to August 8, 2022, (iii) by either Wag! or CHW if any of the Required SPAC Proposals, as defined in the Business Combination Agreement, fail to receive the requisite vote for approval at the Extraordinary General Meeting of CHW’s Shareholders’, or (iv) by a Terminating Company Breach or Terminating SPAC Breach, each as defined in the Business Combination Agreement. See Article IX of the Business Combination Agreement.

Date, Time and Place of Extraordinary General Meeting of CHW’s Shareholders

The Special Meeting will be held on                 , 2022, at                  a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting      . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing       (within the U.S. and Canada and toll-free) or       (outside of the U.S. and Canada, standard rates apply).

Voting Power; Record Date

CHW has fixed the close of business on                 , 2022 as the “record date” for determining CHW shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on the record date, there were 15,687,500 CHW ordinary shares outstanding and entitled to vote. Each CHW ordinary share is entitled to one vote per share at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

Quorum and Vote of CHW Shareholders

A quorum of CHW shareholders is necessary to hold a valid meeting of shareholders. The presence in person or by proxy of the holders of at least 50% of the ordinary shares entitled to vote constitutes a quorum.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, respectively, requires an ordinary resolution, being the affirmative vote of a majority of the votes cast by CHW’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

The approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the votes cast by CHW’s shareholders present in person (virtually) or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted).

Redemption Rights

Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

CHW’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

hold (a) public shares or (b) units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to     p.m., Eastern Time, on,            2022, (a) submit a written request to the transfer agent that CHW redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CHW’s consent, until the closing of the Business Combination. If CHW receives valid redemption requests from holders of public shares prior to the redemption deadline, CHW may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. CHW may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where CHW otherwise would not satisfy the closing condition that the amount in the Trust Account and the proceeds from the Pre-PIPE Investment, PIPE and Backstop Investment and Debt Financing equal or exceed $30 million, following payment of the aggregate amount of cash proceeds that will be required to satisfy any redemptions and payment of all transaction expenses. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting CHW’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below. If the Business Combination is not approved or completed for any reason, then CHW’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CHW will promptly return any shares previously delivered by public holders.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the Domestication, No later than the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to                                  5:00 p.m., Eastern Time, on                 , 2022, and the Business Combination is consummated.

In order for public shareholders to exercise their redemption rights in respect of the Business Combination, public shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication No later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to                                  5:00 p.m., Eastern Time on                 , 2022. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 48.5 of the Amended and Restated Memorandum and Articles of Association of CHW and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, public shareholders who properly exercised their redemption rights in respect of their public shares shall be paid.

No Appraisal Rights

CHW’s shareholders will not have appraisal rights under Cayman Islands law or otherwise in connection with the Business Combination Proposal or the other Shareholder Proposals.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CHW has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting — Revoking Your Proxy.”

Interests of CHW’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of CHW to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that the Sponsor and certain members of the board of directors and officers of CHW and the Sponsor, including its directors and officers, have interests in such Shareholder Proposals that are different from, or in addition to, those of CHW’s shareholders generally. In particular:

●	If CHW does not consummate a business combination by December 1, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 12,500,000 ordinary shares would be worthless because following the redemption of the public shares, CHW would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a Business Combination within the required period.
●	The Sponsor purchased the founder shares prior to our initial public offering for approximately $0.009 per share. The shares of common stock that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $ based upon the closing price of $ per share of public share on Nasdaq on , the record date. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.
●	Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 15 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents).
●	Certain directors and officers of CHW may be deemed to have or share beneficial ownership of the founder shares held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.
●	CHW’s existing directors and officers will be eligible for continued indemnification and continued coverage under CHW’s directors’ and officers’ liability insurance after the Business Combination.
●	In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to CHW if and to the extent any claims by a vendor for services rendered or products sold to CHW, or a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of CHW’s initial public offering against certain liabilities, including liabilities under the Securities Act.
●	Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHW from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if CHW fails to consummate a business combination within the required period, Sponsor and CHW’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

●	Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! grants CHW Founder Shareholders certain customary demand, shelf and piggyback registration rights with respect to their shares of New Wag! common stock.
●	Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Stock Exchange Listing

We expect to list the shares of New Wag! common stock and warrants to purchase shares of common stock on Nasdaq under the proposed symbols “PET” and “PETW”, respectively.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of CHW’s outstanding ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that 12.5 million outstanding ordinary shares are redeemed in connection with the Business Combination (representing all the outstanding public shares (“Maximum Redemptions”)). The number of ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.00; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$125	Cash from Balance Sheet	$152
Pre-PIPE Investment	11	Closing Cash Consideration	—
PIPE and Backstop Investment	5	Transaction Costs	19
Credit Facility	30
Total Sources	$171	Total Uses	$171

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Proceeds from Trust Account	$0	Cash from Balance Sheet	$27
Pre-PIPE Investment	11	Closing Cash Consideration	—
PIPE and Backstop Investment	5	Transaction Costs	19
Credit Facility	30

Total Sources	$46	Total Uses	$46

The foregoing has been prepared using the following assumptions:

●	Assuming No Redemptions: This “minimum scenario” presentation assumes that none of the 12,500,000 public shares outstanding as of the record date are redeemed by CHW’s public shareholders.
●	Assuming Maximum Redemptions: This presentation assumes that CHW’s public shareholders redeem 12,500,000 shares of CHW’s ordinary shares. This calculation assumes that the full $5 million in aggregate proceeds are received from the PIPE and Backstop Investment and that the amount in the Trust Account (prior to any redemptions) is equal to $125 million (approximately the amount in the Trust Account as of December 31, 2021), resulting in an aggregate redemption payment (based on an estimated redemption price per share of approximately $10) of $125 million.

For additional information, including the assumptions underlying the Assuming No Redemptions and Assuming Maximum Redemptions scenarios presented above, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Comparison of Corporate Governance and Shareholder Rights

Following the consummation of the Business Combination, the rights of CHW shareholders who become New Wag! stockholders in the Business Combination will no longer be governed by the Existing Organizational Documents and instead will be governed by the Proposed Charter and the Proposed Bylaws of New Wag!. See “The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CHW will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. This determination is primarily based on Wag! stockholders comprising a relative majority of the voting power of New Wag! and having the ability to nominate a majority of the members of the Board of New Wag! Wag!’s operations, and Wag!’s senior management comprising the senior management of New Wag!. Accordingly, for accounting purposes, the financial statements of New Wag! will represent a continuation of the financial statements of Wag! with the Business Combination being treated as the equivalent of Wag! issuing stock for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition Merger will be presented as those of Wag! in future reports of New Wag!.

There will be no accounting effect or change in the carrying amount of the assets and liabilities of the Company as a result of the U.S. Domestication. The business, capitalization and liabilities of the Company immediately following the U.S. Domestication will be the same as those immediately prior to the U.S. Domestication. There will also not be any accounting impact regarding the change in par value in the shares of the Company as a result of the U.S. Domestication.

Regulatory Matters

The Domestication, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are not subject to any additional U.S. federal or state regulatory requirements or approvals, or any regulatory requirements or approvals under the laws of the Cayman Islands, except for the registration by the Registrar of Companies in the Cayman Islands of the plans of merger.

Emerging Growth Company

CHW is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. CHW has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CHW, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CHW’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary of Risk Factors

You should consider carefully all of the risks described below, together with the other information contained in this proxy statement/prospectus, before voting on the Shareholder Proposals. For purposes of the below summary of risk factors, “we” and “our” refers to Wag! or New Wag!, as the context may require. Such risks include, but are not limited to:

●	We may be subject to cybersecurity risks and changes to data protection regulation;
●	We face increasing competition in many aspects of our business;
●	We may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;
●	If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;
●	We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;
●	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;
●	Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;
●	We are subject to risks related to effectuating the Domestication including potentially adverse tax consequences and less favorable shareholder rights under the DGCL than under Cayman Islands Law;
●	We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;
●	Because the Company will become a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties;
●	CHW and Wag! are subject to risks that may prevent the consummation and completion of the Business Combination, including the approval of each Condition Precedent Proposal, the failure to meet closing conditions, the failure of the PIPE and Backstop Investment to close, and the failure of the Credit Facility to close;

●	Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Wag! is appropriate for CHW’s initial business combination;
●	If third parties bring claims against CHW, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share;
●	You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash;
●	The grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our common stock;
●	We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected;
●	Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price; and
●	The compliance obligations of CHW and Wag! under the Sarbanes-Oxley Act require substantial financial and management resources, and increase the time and costs of completing an acquisition.

SUMMARY HISTORICAL CONDENSED FINANCIAL INFORMATION OF CHW

The following table shows selected historical financial information of CHW Acquisition Corporation for the periods and as of the dates indicated. The selected historical financial information of CHW Acquisition Corporation was derived from the historical financial statements of CHW Acquisition Corporation included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “CHW Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CHW’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

For the period January 12,
2021 (inception) through
December 31, 2021
Statement of Operations Data:
Net loss	$(829,563)
Basic and diluted net loss per share - redeemable ordinary shares	$(0.11)
Basic and diluted net loss per share - non-redeemable ordinary shares	$(0.11)

Statement of Cash Flow Data:
Net cash used in operating activities	$(795,937)
Net cash used in investing activities	(125,000,000)
Net cash provided by financing activities	126,483,518

December 31, 2021
Balance Sheet Data:
Total cash	$687,581
Total assets	126,237,285
Total liabilities	4,958,331
Total ordinary shares subject to possible redemption	125,000,000
Total shareholders’ equity (deficit)	(3,721,046)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF WAG!

The following tables show selected historical financial data of Wag! for the periods ended and as of the dates indicated. The selected historical statements of operations data of Wag! for the years ended December 31, 2021 and 2020 and the historical balance sheet data as of December 31, 2021 and 2020 are derived from Wag!’s audited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Wag!’s management, the consolidated financial statements include all adjustments necessary to state fairly Wag!’s financial position as of December 31, 2021 and the consolidated results of operations for the years ended December 31, 2021 and 2020.

The financial information contained in this section relates to Wag!, prior to and without giving pro forma effect to the impact of the Acquisition Merger and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. For more information regarding such financial information, see “Summary Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “Wag! Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Wag!’s consolidated financial statements and the related notes. Wag!’s historical results are not necessarily indicative of the results that may be expected in the future and Wag!’s consolidated results for the year ended December 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other period.

	Years Ended December 31,
($ in thousands, except percentages)	2021	2020
Revenue	$20,082	$11,970
Cost of revenue, excluding depreciation and amortization	2,777	2,756
Total operating expenses, including depreciation and amortization	27,830	28,185
Gain on forgiveness of PPP loan	3,482	—
Interest (expense) income, net	(61)	145
Loss before income taxes	(7,104)	(18,826)
Income tax benefit (expense)	793	(13)
Net loss	$(6,311)	$(18,839)
Net loss per share, basic and diluted	$(1.07)	$(3.35)
Weighted average shares, basic and diluted	5,908,062	5,623,515

	December 31,
Consolidated Balance Sheet Data	2021	2020
Cash and cash equivalents	$2,628	$3,049
Short-term investments	2,771	16,358
Total current assets	12,010	21,935
Working capital (1)	2,030	13,971
Total assets	16,462	23,174
Total liabilities	12,310	13,101
Mezzanine equity	110,265	110,265
Accumulated deficit	$(109,850)	$(103,539)
Total stockholders’ deficit	$(106,113)	$(100,192)
(1)	Working capital is defined as current assets less current liabilities. See the financial statements and the related notes included elsewhere in this proxy statement/prospectus for further details regarding Wag!’s current assets and current liabilities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited Pro Forma Condensed Combined Financial Information presents the combination of the financial information of CHW Acquisition Corporation (“CHW”) and Wag Labs, Inc. (“Wag!”), adjusted to give effect to the Business Combination. The following unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X.

The historical financial information of CHW was derived from the audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021 included elsewhere in this proxy statement/prospectus. The historical financial information of Wag! was derived from the audited financial statements of Wag! as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with:

●	the historical audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021;
●	the historical audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021;
●	other information relating to CHW and Wag! included in this proxy statement/prospectus/ information statement, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination Agreement”

Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with ASC 805, Business Combinations, using the acquisition method. No goodwill or other intangible assets will be recorded, and, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at carrying value. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). In all redemption scenarios, Wag! has been determined to be the accounting acquirer based on evaluation of the following factors:

●	Wag!’s shareholders will have majority of the voting power under both the No Redemption and Maximum Redemption scenarios;
●	Wag! will appoint the majority of the board of directors of New Wag!;
●	Wag!’s existing management will comprise the management of New Wag!;
●	Wag! will comprise the ongoing operations of New Wag!;
●	Wag! is the larger entity based on historical business operations;

The unaudited Pro Forma Condensed Combined Financial Information has been prepared using the assumptions below with respect to the potential redemption into cash of Wag!’s Public Shares:

●	Assuming No Redemptions: This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of December 31,

2021) for aggregate redemption proceeds of $125.0 million. This Maximum Redemption scenario is based on the maximum number of redemptions which may occur, but which would still provide Series P Preferred Stock proceeds of $11 million, PIPE financing proceeds of $5.0 million, loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $ 14.2 million, excluding CHW’s deferred underwriting commissions from its IPO, incurred in connection with the Merger.

Unaudited Combined Statement of Operations Data:

	For the Year Ended December 31, 2021
	Assuming No Redemption	Assuming Maximum Redemption
	Pro Forma Combined	Pro Forma Combined
Revenue	$18,582	$18,582
Cost and expenses:	—	—
Cost of revenue exclusive of depreciation and amortization	2,777	2,777
Platform operations and support	14,135	14,135
Sales and marketing	13,029	13,029
General and administrative	35,084	35,084
Depreciation and amortization	388	388
Total cost and expenses	65,413	65,413
Gain on forgiveness of PPP loan	3,482	3,482
Interest (expense) / income, net	(3,634)	(3,634)
Loss before income taxes	(46,983)	(46,983)
Income taxes	793	793
Net loss	$(46,190)	$(46,190)
Basic and diluted weighted average shares outstanding	47,587,500	35,074,173
Basic and diluted loss per share	$(0.97)	$(1.32)

Unaudited Combined Balance Sheet Data:

Selected Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming Maximum Redemption
Total assets	$168,891	$43,891
Total liabilities	$41,166	$41,166
Total stockholders’ equity	$127,725	$2,725

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE FINANCIAL INFORMATION

The following table sets forth historical comparative per share information of Wag!, on a stand-alone basis, and the unaudited Pro Forma Condensed Combined per share information after giving effect to the Business Combination, assuming No Redemptions and Maximum Redemptions, respectively.

The historical information should be read in conjunction with the sections of this proxy statement/prospectus entitled “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CHW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical financial statements and related notes thereto of each of CHW and Wag! included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Wag! would have been had the Business Combination been completed or to project Wag!’s results of operations that may be achieved after the Business Combination. The unaudited pro forma combined net loss per share information below does not purport to represent what the actual results of operations of Wag! would have been had the Business Combination been completed or to project Wag!’s results of operations that may be achieved after the Business Combination. The unaudited pro forma stockholders’ equity per share information below does not purport to represent what the value of CHW equity and Wag! equity would have been had the Business Combination been completed nor the stockholders’ equity per share for any future date or period.

The following table sets forth:

●	Historical per share information of CHW for period from inception through December 31, 2021;
●	Historical per share information of Wag! for the year ended December 31, 2021; and
●	Unaudited pro forma per share information of the combined company for the year ended December 31, 2021 after giving effect to the Business Combination, assuming the redemption scenarios as follows:
●	Assuming No Redemptions: This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of December 31, 2021) for aggregate redemption proceeds of $125.0 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide Series P Preferred Stock proceeds of $11 million, PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $14.2 million, excluding CHW’s deferred underwriting commissions from its IPO, incurred in connection with the Merger.

The pro forma book value shares outstanding, and net loss per share information reflects the Business Combination, assuming the Post-Combination Company shares were outstanding since January 1, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on January 1, 2021.

In both scenarios, the amount of cash available is sufficient to pay transaction expenses.

			Unaudited Pro Forma Combined
As of and for the Year Ended December 31, 2021	CHW Acquisition Corporation (Historical)	Wag (Historical)(1)	No Redemption	Maximum Redemption
(In thousands, except per share data)
Book value per share(2)(3)	$1.17	$16.88	$2.68	$0.08
Number of shares outstanding of CHW Founder shares – basic and diluted	3,171,069
Number of shares outstanding of CHW Public shares – basic and diluted	4,284,703
Weighted average shares outstanding of Wag! – basic and diluted		5,908,062	47,587,500	35,074,173
Net loss per share of CHW Founder shares – basic and diluted	$(0.11)
Net loss per share of CHW Public shares – basic and diluted	$(0.11)
Net loss per share of Wag! – basic and diluted		$(1.07)	$(0.97)	$(1.32)
(1)	Historical values for Wag! are adjusted to reflect net proceeds of the merger as if it took place on January 1, 2021.
(2)	Historical book value per share is equal to the total stockholders’ equity divided by weighted average common stock shares outstanding.
(3)	Pro Forma book value per share is equal to pro forma total stockholders’ equity divided by pro forma common stock shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

CHW

CHW’s units, ordinary shares and public warrants are currently listed on NASDAQ under the symbols “CHWAU”, “CHWA” and “CHWAW”, respectively.

The closing price of the units, ordinary shares and public warrants on     , 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $    , and $     , respectively. As of                 , 2022 the record date for the Special Meeting, the most recent closing price of the units, ordinary shares and public warrants was $       , $       and $       , respectively.

Holders of the units, ordinary shares and public warrants should obtain current market quotations for their securities. The market price of CHW’s securities could vary at any time before the Business Combination.

Holders

As of December 31, 2021, there were       holder of record of CHW’s units,        holders of record of CHW’s ordinary shares, and       holders of record of CHW’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, public shares and public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

CHW has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Wag!’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Wag!’s board of directors at such time. New Wag!’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.

Wag!

Historical market price information for Wag!’s common stock is not provided because there is no public market for any equity interest of Wag!.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of Wag Labs, Inc. and will also apply to the business and operations of New Wag! following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” CHW Acquisition Corporation or Wag Labs, Inc. may face additional risks and uncertainties that are not presently known to CHW Acquisition Corporation or Wag Labs, Inc., or that CHW Acquisition Corporation or Wag Labs, Inc. currently deems immaterial, which may also impair CHW Acquisition Corporation’s or Wag Labs, Inc.’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Wag Labs, Inc.’s Business and to New Wag!’s Business Following the Business Combination

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “Company,” “we,” “us,” “our,” and “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Wag! and its consolidated subsidiaries following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involve risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Wag Labs, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and may continue to materially adversely impact Wag!’s business, operating results, and financial condition.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. To limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures. These actions, which led to an increased reliance on online meeting tools rather than in-person meetings and business travel, have had and may continue to have a material adverse impact on Wag!’s business and operations and demand for pet care. For example, they have resulted in a reduction in the number of overnight bookings as people travel less and daytime services as people working from home care for their pets themselves.

The COVID-19 pandemic has materially adversely affected Wag!’s operating results and may continue to materially adversely impact Wag!’s financial condition and prospects. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The extent of the impact of the pandemic on our business and financial results will depend largely on future developments, including the continued duration of the spread of the outbreak both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions, vaccination rates in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business, and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted. Demand for Wag!’s offerings may remain depressed for a significant length of time if COVID-19 results in long-term changes in behavior and Wag! cannot predict when, if ever, demand will return to pre-COVID-19 levels. In addition, Wag! cannot predict the impact the COVID-19 pandemic has had and will have on Pet Parents and Pet Caregivers and Wag! may continue to be materially adversely impacted. Any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, will materially adversely impact Wag!’s business, operating results, financial condition and prospects.

In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on Wag!’s business, Wag! has moved to a hybrid workplace setup in which employees have the voluntary option to go to the office. However there is no requirement for employees to go to the office at this time nor any plans for such a requirement in the immediate future. Wag! is positioned to leverage technology for employees and teams to work from home and accomplish their work without going into the office. Any employee that chooses to voluntarily go to the office must submit proof of vaccination, and thus the office is only open to vaccinated employees. Due to the impact of the COVID-19 pandemic, from June to July 2020, Wag! participated in Work Share (Shared Work) programs in Arizona and California in order to assist its employees during the temporary economic downturn resulting from the pandemic. These programs were an alternative to layoffs, allowing Wag! to keep employees despite the reduction in work. As of August 2020, all employees have returned to their regular, full-time positions at the company, which remains the case to date.

Wag! has incurred net losses in each year since inception and experienced significant fluctuations in its operating results, which make it difficult to forecast future results, such as its ability to achieve profitability.

Wag! incurred net losses of U.S.$6.3 million and U.S.$18.8 million in 2021 and 2020, respectively. As of December 31, 2021, Wag! had an accumulated deficit of $109.9 million. As a result of the COVID-19 pandemic, Wag!’s monthly revenue declined rapidly after March 2020. Historically, Wag! has invested significantly in efforts to grow its Pet Parent and Pet Caregiver network, introduced new or enhanced offerings and features, increased marketing spend, expanded operations, hired additional employees, and enhanced the platform. This focus may not be consistent with Wag!’s short-term expectations and may not produce the long-term benefits expected.

Wag!’s operating results may vary significantly and are not necessarily an indication of future performance. Wag! experiences seasonality in its Pet Parent Monthly Frequency, Service Fill Rate, Wag! Premium Attach Rate, and Pet Parent Cohort Behavior, which Wag! expects to continue and which may become more extreme. In addition, Wag!’s operating results may fluctuate as a result of a variety of other factors, some of which are beyond Wag!’s control. As a result, Wag! may not accurately forecast its operating results. Moreover, Wag! bases its expense levels and investment plans on estimates for revenue that may turn out to be inaccurate and Wag! may not be able to adjust its spending quickly enough if its revenue is less than expected, resulting in losses that exceed Wag!’s expectations. If Wag!’s assumptions regarding the risks and uncertainties that Wag! uses to plan its business are incorrect or change, or if Wag! does not address these risks successfully, Wag!’s operating results could differ materially from its expectations and Wag!’s business, operating results, and financial condition could be materially adversely affected.

Online marketplaces for pet care are still in relatively early stages of growth and if demand for them does not continue to grow, grows slower than expected, or fails to grow as large as expected, Wag!’s business, financial condition, and operating results could be materially adversely affected.

Demand for booking pet care through online marketplaces has grown rapidly since the 2015 launch of Wag!’s platform, but such platforms are still relatively new and it is uncertain to what extent market acceptance will continue to grow, if at all. Wag!’s success will depend on the willingness of people to obtain pet care through platforms like Wag!’s platform. If the public does not perceive these services as beneficial, or chooses not to adopt them, or instead adopts alternative solutions based on changes in Wag!’s reputation for trust and safety, offering prices, availability of services, or other factors outside of Wag!’s control, then the market for Wag!’s platform may not further develop, may develop slower than Wag! expects, or may not achieve the growth potential Wag! expects, any of which could adversely affect Wag!’s business, financial condition, and operating results.

Wag!’s marketing efforts to help grow the business may not be effective.

Promoting awareness of Wag!’s platform is important to its ability to grow the business and to attract new Pet Parents and Pet Caregivers. Since inception, Wag!’s user base has grown in large part as a result of word-of-mouth, complemented by paid and organic search, social media, and other online advertising and infrequent television advertising. Many of Wag!’s marketing efforts to date have focused on amplifying and accelerating this word-of-mouth momentum and such efforts may not continue to be effective. Although Wag! continues to rely significantly on word-of-mouth, organic search, and other unpaid channels, it believes that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform also is attributable to its paid marketing initiatives. Prior to the impact of COVID-19, marketing efforts included referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns. Even if Wag! successfully increases revenue as a result of paid marketing efforts, it may not offset the additional marketing expenses incurred.

If marketing efforts to help grow the business are not effective, Wag! expects that its business, financial condition, and operating results may be materially adversely affected.

If Wag! fails to retain existing Pet Caregivers or attract new Pet Caregivers, or if Pet Caregivers fail to provide high-quality offerings, Wag!’s business, operating results, and financial condition would be materially adversely affected.

Wag!’s business depends on Pet Caregivers maintaining their use of Wag!’s platform and engaging in practices that encourage Pet Parents to book their services. If Pet Caregivers do not establish or maintain enough availability, the number of bookings declines for a particular period, or Pet Caregiver pricing is unattractive or insufficient, revenue will decline and Wag!’s business, operating results, and financial condition would be materially adversely affected.

Pet Caregivers have a range of options for offering their services. They may advertise their offerings in multiple ways that may or may not include Wag!’s platform. Some of Wag!’s Pet Caregivers have chosen to cross-list their offerings, which reduces the availability of such offerings on Wag!’s platform. When offerings are cross-listed, the price paid by Pet Parents on Wag!’s platform may be or may appear to be less competitive for many reasons, including differences in fee structure and policies, which may cause Pet Parents to book through other platforms or with other competitors, which could materially adversely affect Wag!’s business, operating results and financial condition. Additionally, certain Pet Parents reach out to Wag!’s Pet Caregivers (and vice versa) and incentivize them to list or book directly with them and bypass Wag!’s platform, which reduces the use of Wag!’s platform. Some Pet Caregivers may choose to stop offering services all together for a variety of reasons, including work obligations or health concerns.

While Wag! plans to continue to invest in its Pet Caregiver community and in tools to assist Pet Caregivers, including its technology and algorithms, these investments may not be successful in retaining existing Pet Caregivers or growing the number of Pet Caregivers and listings on Wag!’s platform. In addition, Pet Caregivers may not establish or wish to maintain listings if Wag! cannot attract prospective Pet Parents to its platform and generate bookings from a large number of Pet Parents. If Wag! is unable to retain existing Pet Caregivers or add new Pet Caregivers, or if Pet Caregivers elect to market their offerings directly, exclusively with a competitor, or cross-list with a competitor, Wag!’s platform may be unable to offer a sufficient supply of on-demand services to attract Pet Parents to use its platform. If Wag! is unable to attract and retain individual Pet Caregivers in a cost-effective manner, or at all, Wag!’s business, operating results, and financial condition would be materially adversely affected. In addition, the number of bookings on Wag! may decline as a result of a number of other factors affecting pet care providers, including: the COVID-19 pandemic; Pet Caregivers booking on other third-party platforms as an alternative to offering on Wag!’s platform; economic, social and political factors; Pet Caregivers not receiving timely and adequate support from Wag!; perceptions of trust and safety on and off Wag!’s platform; negative experiences with pets and Pet Parents, including pets who damage pet care provider property; Wag!’s efforts or failure or perceived failure to comply with regulatory requirements; and Wag!’s decision to remove Pet Caregivers from its platform for not adhering to Wag!’s Community Guidelines or other factors Wag! deems detrimental to its community.

If Wag! fails to retain existing Pet Parents or add new Pet Parents, or if Pet Parents fail to receive high-quality offerings, Wag!’s business, operating results, and financial condition would be materially adversely affected.

Wag!’s success depends significantly on retaining existing Pet Parents and attracting new Pet Parents to use Wag!’s platform, increasing the number of repeat bookings that Pet Parents make, and attracting them to different types of service offerings on Wag!’s platform. Pet Parents have a range of options for meeting their pet care needs, including neighbors, family and friends, local independent operators, large, commercial providers such as kennels and daycares, other online aggregators and directories, and other digital marketplaces.

Wag!’s ability to attract and retain Pet Parents could be materially adversely affected by a number of factors, such as: Pet Caregivers failing to provide differentiated, high-quality and adequately available pet services at competitive prices; the fees Wag! charges to Pet Parents for booking services; taxes; Wag!’s failure to facilitate new or enhanced offerings or features that Pet Parents value; the performance of Wag!’s platform; Pet Parents not receiving timely and adequate support from Wag!; negative perceptions of the trust and safety of Wag!’s platform; negative associations with, or reduced awareness of, Wag!’s brand; declines and inefficiencies in Wag!’s marketing efforts; Wag!’s efforts or failure or perceived failure to comply with regulatory requirements; and Wag!’s decision to remove Pet Parents from its platform for not adhering to Wag!’s Community Guidelines or other factors Wag! deems detrimental to its community. For incidents that occur during services booked through Wag!’s platform, liable Pet Parents may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. While Wag!

intends to continue this property damage protection, if it discontinues this policy, whether because payouts under these policies or insurance premiums become cost prohibitive or for any other reason, then the number of Pet Parents who list with Wag! may decline.

Events beyond Wag!’s control also may materially adversely impact Wag!’s ability to attract and retain Pet Parents, including: the COVID-19 pandemic or other pandemics or health concerns; increased or continuing restrictions on travel and immigration; the impact of climate change on travel and seasonal destinations (such as fires, floods and other natural disasters); and macroeconomic and other conditions outside of Wag!’s control affecting travel or business activities generally.

In addition, if Wag!’s platform is not easy to navigate, Pet Parents have an unsatisfactory sign-up, search, booking, or payment experience on Wag!’s platform, the content provided on Wag!’s platform is not displayed effectively, Wag! is not effective in engaging Pet Parents, or fails to provide a user experience in a manner that meets rapidly changing demand, Wag! could fail to attract and retain new Pet Parents and engage with existing Pet Parents, which could materially adversely affect its business, results of operations, and financial condition.

Wag!’s fee structure is impacted by a number of factors and ultimately may not be successful in attracting and retaining Pet Parents and Pet Caregivers.

Demand for Wag!’s platform is highly sensitive to a range of factors, including the availability of services at times and prices appealing to Pet Parents, prices that Pet Caregivers set for their services, the level of potential earnings required to attract and retain Pet Caregivers, incentives paid to Pet Caregivers and the fees, and commissions Wag! charges Pet Caregivers and Pet Parents. Many factors, including operating costs, legal and regulatory requirements, constraints or changes, and Wag!’s current and future competitors’ pricing and marketing strategies, could significantly affect Wag!’s pricing strategies. Existing or future competitors offer, or may in the future offer, lower-priced or a broader range of offerings. Similarly, certain competitors may use marketing strategies that enable them to attract or retain Pet Parents or Pet Caregivers at a lower cost than Wag!. There can be no assurance that Wag! will not be forced, through competition, regulation, or otherwise, to increase the incentives paid to Pet Parents that use the platform, reduce the fees and commissions charged Pet Caregivers and Pet Parents, or to increase marketing and other expenses to attract and retain Pet Parents and Pet Caregivers in response to competitive pressures. Wag! has launched and may in the future launch, new fee or pricing strategies and initiatives or modify existing fee strategies, any of which may not ultimately be successful in attracting and retaining Pet Parents and Pet Caregivers. Further, Pet Parents’ price sensitivity may vary by geographic location, and as Wag! expands, Wag!’s fee structure may not enable Wag! to compete effectively in these locations.

Any further and continued decline or disruption in the travel and pet care services industries or economic downturn would materially adversely affect Wag!’s business, results of operations, and financial condition.

Wag!’s financial performance is partially dependent on the strength of the travel and pet services industries. The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on bookings for pet services. Wag! expects that COVID-19 will continue to materially adversely impact its bookings and business. The extent and duration of such impact remains uncertain and is dependent on future developments that are difficult to predict accurately, such as the severity, transmission, and resurgence rate of COVID-19, vaccination rates and its effectiveness, the extent and effectiveness of containment actions taken, including mobility restrictions and the impact of these and other factors on travel or work behavior in general and on Wag!’s business in particular.

Other events beyond Wag!’s control can result in declines in travel or continued work-from-home mandates. Because these events or concerns and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel and work behavior by consumers and therefore demand for Wag!’s platform and pet services, which would materially adversely affect Wag!’s business, operating results, and financial condition.

Wag!’s financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Downturns in worldwide or regional economic conditions, such as the downturn resulting from the COVID-19 pandemic or volatility due to geopolitical instability, have led or could lead to a general decrease in travel and spending on pet care services and such downturns in the future may materially adversely impact demand for Wag!’s platform. Such a shift in Pet Parent behavior would materially adversely affect Wag!’s business, operating results, and financial condition.

The business and industry in which Wag! participates are highly competitive and Wag! may be unable to compete successfully with its current or future competitors.

Wag! operates in a highly competitive environment and faces significant competition in attracting Pet Caregivers and Pet Parents. Pet Parents have a range of options to find and book pet care offerings, both online and offline. Wag! believes that its competitors include:

●	friends, family, and neighbors that Pet Parents go to for pet care within their personal networks;
●	local independent operators;
●	large, commercial providers such as kennels and daycares;
●	online aggregators and directories, such as Craigslist, Nextdoor, and Yelp; and
●	other digital marketplaces, such as Rover and the pet care offerings on Care.com.

Wag! believes that its ability to compete effectively depends upon many factors both within and beyond its control, including:

●	the popularity and adoption of online marketplaces to obtain services from individual pet care providers;
●	the popularity, utility, ease of use, performance, and reliability of Wag!’s offerings compared to those of its competitors;
●	Wag!’s reputation and brand strength relative to its competitors;
●	the prices of offerings and the fees Wag! charges pet care providers and Pet Parents on its platform;
●	Wag!’s ability to attract and retain high quality Pet Caregivers;
●	the perceived safety of offerings on Wag!’s platform, especially during and following the COVID-19 pandemic;
●	cancellation policies, especially throughout the COVID-19 pandemic and other health-related disruptions;
●	Wag!’s ability, and the ability of its competitors, to develop new offerings;
●	Wag!’s ability to establish and maintain relationships with partners;
●	changes mandated by, or that Wag! elects to make, to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions, and consent decrees;
●	Wag!’s ability to attract, retain, and motivate talented employees;
●	Wag!’s ability to raise additional capital; and
●	acquisitions or consolidation within Wag!’s industry.

Currently, Wag!’s primary competition is from the friends, family, and neighbors to whom Pet Parents often turn for pet services within their personal networks. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over Wag!, such as greater name recognition, longer operating histories, greater category share in certain markets, market-specific knowledge, established relationships with local Pet Parents and pet care providers and larger existing user bases in certain markets, more successful marketing capabilities, and substantially greater financial, technical, and other resources than Wag! has. Competitors may be able to provide Pet Parents with a better or more complete experience and respond more quickly and effectively than Wag! can to new or changing opportunities, technologies, standards, or Pet Caregiver and Pet Parent requirements or preferences. The pet care industry also may experience significant consolidation or the entrance of new players. Some of Wag!’s competitors could adopt aspects of Wag!’s business model, which could affect Wag!’s ability to differentiate its offerings from competitors. Increased competition could result in reduced demand for Wag!’s platform from Pet Caregivers and Pet Parents, slow Wag!’s growth and materially adversely affect Wag!’s business, operating results, and financial condition. Consolidation among Wag!’s competitors could give them increased scale and may enhance their capacity, abilities, and resources and lower their cost structures. In addition, emerging start-ups may be able to innovate and focus on developing a new product or service faster than Wag! can or may foresee consumer need for new offerings or technologies before Wag! does. If Wag! fails to retain existing Pet Caregivers or attract new Pet Caregivers, Wag!’s business, operating results, and financial condition would be materially adversely affected.

New offerings and initiatives can be costly and if Wag! unsuccessfully pursues such offerings and initiatives, it may fail to grow and Wag!’s business, operating results, financial condition, and prospects would be materially adversely affected.

Wag! plans to invest in new offerings and initiatives to further differentiate the company from its competitors. Developing and delivering new offerings and initiatives increases Wag!’s expenses and organizational complexity. Wag! has and may continue to experience difficulties in developing and implementing these new offerings and initiatives.

Wag!’s new offerings and initiatives have a high degree of risk, as they may involve unproven businesses with which Wag! has limited or no prior development or operating experience. There can be no assurance that consumer demand for such offerings and initiatives will exist or be sustained at the levels that Wag! anticipates, that Wag! will be able to successfully manage the development and delivery of such offerings and initiatives, or that any of these offerings or initiatives will gain sufficient market acceptance to generate sufficient revenue to offset associated expenses or liabilities. It is also possible that offerings developed by others will render Wag!’s offerings and initiatives noncompetitive or obsolete. Even if Wag! is successful in developing new offerings and initiatives, regulatory authorities may subject Wag! or its pet care providers and Pet Parents to new rules, taxes, or restrictions or more aggressively enforce existing rules, taxes, or restrictions, that could increase Wag!’s expenses or prevent Wag! from successfully commercializing these initiatives. If Wag! does not realize the expected benefits of its investments, it may fail to grow and its business, operating results, and financial condition would be materially adversely affected.

Wag! relies on internet search engines to drive traffic to its platform to grow revenue and if Wag! is unable to drive traffic cost-effectively, it would materially adversely affect Wag!’s business, operating results, and financial condition.

Wag!’s success depends in part on its ability to attract Pet Caregivers and Pet Parents through unpaid internet search results on search engines, such as Google, Yahoo!, and Bing. The number of Pet Caregivers and Pet Parents that Wag! attracts to its platform from search engines is due in large part to how and where Wag!’s website ranks in unpaid search results. These rankings can be affected by many factors, many of which are not under Wag!’s direct control and may change frequently. As a result, links to Wag!’s website or mobile applications may not be prominent enough to drive traffic to Wag!’s website and Wag! may not know how or otherwise be able to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of Wag!’s competitors. Search engines may also adopt a more aggressive auction-pricing system for paid search keywords that would cause Wag! to incur higher advertising costs or reduce Wag!’s market visibility to prospective Pet Caregivers and Pet Parents. Any reduction in the number of Pet Caregivers and Pet Parents directed to Wag!’s platform could adversely affect Wag!’s business, financial condition, and operating results.

Further, Wag! has used paid marketing products offered by search engines and social media platforms to distribute paid advertisements that drive traffic to Wag!’s platform. A critical factor in attracting Pet Caregivers and Pet Parents to Wag!’s platform has been how prominently offerings are displayed in response to search queries for key search terms. The success of pet services logistics and Wag!’s brand has at times led to increased costs for relevant keywords as Wag!’s competitors competitively bid on Wag!’s keywords, including Wag!’s brand name. However, Wag! may not be successful at its efforts to drive traffic growth cost-effectively. If Wag! is not able to effectively increase its traffic growth without increases in spend on paid marketing, it may need to increase its paid marketing spend in the future, including in response to increased spend on marketing from its competitors and its business, operating results, and financial condition could be materially adversely affected.

Maintaining and enhancing Wag!’s brand reputation is critical to Wag!’s growth and negative publicity could damage Wag!’s brand, thereby harming Wag!’s ability to compete effectively and could materially adversely affect Wag!’s business, operating results, and financial condition.

Trust in Wag!’s brand is essential to the strength of Wag!’s business. Maintaining and enhancing Wag!’s brand reputation is critical to Wag!’s ability to attract Pet Caregivers, Pet Parents, and employees, to compete effectively, to preserve and deepen the engagement of Wag!’s existing Pet Caregivers, Pet Parents, and employees, to maintain and improve Wag!’s standing in the communities where its pet care providers operate, including its standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. Wag! is heavily dependent on the perceptions of Pet Caregivers and Pet Parents who use Wag!’s platform to help make word-of-mouth recommendations that contribute to Wag!’s growth. Negative perception of Wag!’s platform or company may harm Wag!’s reputation, brand, and local network effects, including as a result of:

●	complaints or negative publicity about Wag!, Wag!’s platform, Pet Parents, Pet Caregivers, or Wag!’s policies and guidelines;
●	illegal, negligent, reckless, or otherwise inappropriate behavior by Pet Caregivers, Pet Parents, or third parties;
●	injuries or other safety-related issues involving pets;
●	a pandemic or an outbreak of disease, such as the COVID-19 pandemic, in which constituents of Wag!’s network become infected;
●	a failure to facilitate a sufficient level of bookings or to enable a competitive level of earnings for pet care providers;
●	a failure to provide Pet Parents access to competitive pricing and quality;
●	a failure to provide access to a range of offerings options sought by Pet Parents;
●	fraudulent activity;
●	actual or perceived disruptions or defects in Wag!’s platform, such as site outages, payment disruptions, privacy or data security breaches, other security incidents, or other actual or perceived incidents that may impact the reliability of Wag!’s services;
●	litigation over, or investigations by regulators into, Wag!’s platform;
●	users’ lack of awareness of, or compliance with, Wag!’s policies;
●	changes to Wag!’s policies that users or others perceive as overly restrictive, unclear, inconsistent with Wag!’s values or mission, or not clearly articulated;
●	a failure to comply with legal, tax, and regulatory requirements;
●	a failure to enforce Wag!’s policies in a manner that users perceive as effective, fair, and transparent;
●	a failure to operate Wag!’s business in a way that is consistent with its values and mission;
●	inadequate or unsatisfactory user support experiences;
●	illegal or otherwise inappropriate behavior by Wag!’s management team or other employees or contractors;

●	negative responses by Pet Parents or Pet Caregivers to new services on Wag!’s platform;
●	a failure to register Wag!’s trademarks and prevent or defend against misappropriation or third-party challenges to Wag!’s existing or new trademarks;
●	negative perception of Wag!’s treatment of employees, Pet Parents, Pet Caregivers, or of Wag!’s response to employee, Pet Parents, and Pet Caregiver sentiment related to political or social causes or actions of management; or
●	any of the foregoing with respect to Wag!’s competitors, to the extent such resulting negative perception affects the public’s perception of Wag! or Wag!’s industry.

Any incident, whether actual or rumored to have occurred, involving the safety or security of pets, Pet Caregivers, Pet Parents, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Wag! and any media coverage resulting therefrom, could create a negative public perception of Wag!’s platform, which would adversely impact Wag!’s ability to attract Pet Caregivers and Pet Parents. The impact of these issues may be more pronounced if Wag! is seen to have failed to provide prompt and appropriate support or Wag!’s platform policies are perceived to be too permissive, too restrictive, or providing Pet Caregivers or Pet Parents with unsatisfactory resolutions. Wag! has been the subject of media reports, social media posts, blogs, and other forums that contain allegations about Wag!’s business or activity on Wag!’s platform that create negative publicity. As a result of these complaints and negative publicity, some Pet Caregivers have refrained from and may in the future refrain from, offering services through Wag!’s platform and some Pet Parents have refrained from and may in the future refrain from, using Wag!’s platform, which could materially adversely affect Wag!’s business, operating results, and financial condition.

Wag!’s brand reputation could also be harmed if Wag! fails to comply with regulatory requirements as interpreted by certain governments or agencies or otherwise fails, or is perceived to fail, to act responsibly in a number of other areas, such as: animal welfare; safety and security; data security; privacy practices and data protection; provision of information about users and activities on Wag!’s platform, including as requested by certain governments or agencies; sustainability; advertising and social media endorsement regulation and guidance; human rights; diversity; non-discrimination; concerns relating to the “gig” economy; business practices; including those relating to Wag!’s platform and offerings; strategic plans; business partners; employees; competition; litigation and response to regulatory activity; the environment; and local communities. Media, legislative or government scrutiny around Wag!’s company relating to any of the above areas or others could cause backlash and could adversely affect Wag!’s brand reputation with Wag!’s Pet Caregivers, Pet Parents, and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to Wag!’s brand reputation could materially adversely affect Wag!’s business, operating results, and financial condition.

In addition, Wag! relies on Pet Caregivers and Pet Parents to provide trustworthy reviews and ratings that Wag!’s Pet Caregivers or Pet Parents may rely upon to help decide whether or not to book a particular offering or accept a particular booking and that Wag! uses to enforce quality standards. Wag! relies on these reviews to further strengthen trust among members of Wag!’s community. Wag!’s Pet Caregivers and Pet Parents may be less likely to rely on reviews and ratings if they believe that Wag!’s review system does not generate trustworthy reviews and ratings.

Wag! has procedures in place to combat fraud or abuse of its review system, but cannot guarantee that these procedures are or will be effective. In addition, if Wag!’s Pet Parents do not leave reliable reviews and ratings, other potential Pet Caregivers or Pet Parents may disregard those reviews and ratings, and Wag!’s systems that use reviews and ratings to make quality standards transparent would be less effective, which could reduce trust within Wag!’s community and damage Wag!’s brand reputation and could materially adversely affect its business, operating results, and financial condition.

Actions by Pet Caregivers or Pet Parents that are criminal, violent, inappropriate, or dangerous, or fraudulent activity, may undermine the safety or the perception of safety of Wag!’s platform and Wag!’s ability to attract and retain Pet Caregivers and Pet Parents and materially adversely affect Wag!’s reputation, business, operating results, and financial condition.

Wag! has no control over or ability to predict the specific actions of Wag!’s users and other third parties during the time that pets or Pet Parents are with Pet Caregivers or otherwise and therefore, Wag! cannot guarantee the safety of pets, Pet Caregivers, Pet Parents, and third parties. The actions of pets, Pet Caregivers, Pet Parents, and other third parties may result in pet and human fatalities, injuries, other harm, fraud, invasion of privacy, property damage, discrimination, and brand reputational damage, which have created and could continue to create potential legal or other substantial liabilities for Wag!.

All new Pet Caregivers on Wag!’s platform undergo third-party background checks before they can offer their services on Wag!’s platform. U.S. Pet Caregivers are subject to a social security number and address trace and are checked against national and county criminal offense databases, sex offender registries, and certain global and domestic regulatory, terrorist and sanctions watchlists.

Wag! does not verify the identity of or require background checks for Pet Parents, nor does Wag! verify or require background checks for third parties who may be present during a service made through its platform. In addition, Wag! does not currently and may not in the future require Pet Caregivers to re-verify their identity or undergo subsequent background checks following their successful completion of their initial screening process.

Wag!’s screening processes rely on, among other things, information provided by Pet Caregivers and Wag!’s ability to validate that information and the effectiveness of third-party service providers that support Wag!’s verification processes may be limited. Certain verification processes, including legacy verification processes on which Wag! previously relied, may be less reliable than others. These processes are beneficial but not exhaustive and have limitations. There can be no assurances that these measures will significantly reduce criminal or fraudulent activity on Wag!’s platform. The criminal background checks for Pet Caregivers and other screening processes rely on, among other things, information provided by Pet Caregivers and Pet Parents, Wag!’s ability to validate that information, the accuracy, completeness, and availability of the underlying information relating to criminal records, the digitization of certain records, the evolving regulatory landscape in this area, such as relating to data privacy, data protection, and criminal background screening, and on the effectiveness of third-party service providers that may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

In addition, Wag! has not in the past and may not in the future undertake to independently verify the safety, suitability, location, quality, and compliance with Wag! policies or standards and legal compliance, of all Wag!’s Pet Caregivers’ offerings. Wag! has not in the past and may not in the future undertake to independently verify the location, safety, or suitability of offerings for individual pets and Pet Parents or the suitability, qualifications, or credentials of pet care providers. Where Wag! has undertaken the verification or screening of certain aspects of Pet Caregiver qualifications and offerings, the scope of such processes may be limited and rely on, among other things, information provided by Pet Caregivers and the ability of Wag!’s internal teams or third-party vendors to adequately conduct such verification or screening practices. In addition, Wag! has not in the past taken and may not in the future take steps to re-verify or re-screen Pet Caregiver qualifications or offerings following initial review. Wag! has in the past relied and may in the future, rely on Pet Caregivers and Pet Parents to disclose information relating to their offerings and such information may be inaccurate or incomplete. Wag! has created policies and standards to respond to issues reported with offerings, but certain offerings may pose heightened safety risks to individual users because those issues have not been reported to Wag! or because Wag!’s customer support team has not taken the requisite action based on Wag!’s policies. Wag! relies, at least in part, on reports of issues from Pet Caregivers and Pet Parents to investigate and enforce many of Wag!’s policies and standards. In addition, Wag!’s policies may not contemplate certain safety risks posed by offerings or by individual Pet Caregivers or Pet Parents or may not sufficiently address those risks.

Wag! also has faced or may face civil litigation, regulatory investigations, and inquiries involving allegations of, among other things, unsafe or unsuitable offerings, discriminatory policies, data processing, practices or behavior on and off Wag!’s platform or by Pet Caregivers, Pet Parents, and third parties, general misrepresentations regarding the safety or accuracy of offerings on Wag!’s platform, and other Pet Caregiver, Pet Parent, or third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent. While Wag! recognizes that it needs to continue to build trust and invest in innovations that will support trust when it comes to Wag!’s policies, tools, and procedures to protect Pet Caregivers, Pet Parents, and the communities in which Wag!’s Pet Caregivers operate, it may not be successful in doing so. Similarly, offerings that are inaccurate, of a lower than expected quality, or that do not comply with Wag!’s policies may harm Pet Parents and public perception of the quality and safety of offerings on Wag!’s platform and materially adversely affect its reputation, business, operating results, and financial condition.

If Pet Caregivers, Pet Parents, or third parties engage in criminal activity, misconduct, fraudulent, negligent, or inappropriate conduct, or use Wag!’s platform as a conduit for criminal activity, Pet Parents may not consider Wag!’s platform and the offerings on Wag!’s platform safe and Wag! may receive negative media coverage, or be subject to involvement in a government investigation concerning such activity, which could adversely impact Wag!’s brand reputation and lower the usage rate of Wag!’s platform.

Wag! has a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that Wag! will not be successful.

Wag! launched operations in 2015 and since then has frequently: (1) increased the number of local markets in which it offers services; (2) expanded Wag!’s platform features and services; and (3) changed Wag!’s fee structure. Because the market for accessing pet care is rapidly evolving and has not yet reached widespread adoption, it is difficult for us to predict our future operating results. This limited operating history and Wag!’s evolving business make it difficult to evaluate Wag!’s prospects and the risks and challenges Wag! may encounter. These risks and challenges include Wag!’s ability to:

●	accurately forecast its revenue and plan its operating expenses;
●	increase the number of and retain existing Pet Parents and Pet Caregivers that use its platform;
●	successfully compete with current and future competitors;
●	provide our users with superior experiences;
●	successfully expand its business in existing markets and enter new markets and geographies;
●	anticipate and respond to macroeconomic changes and changes in the markets in which Wag! operates;
●	maintain and enhance the value of its reputation and brand;
●	adapt to rapidly evolving trends in the ways service providers and consumers interact with technology;
●	avoid interruptions or disruptions in its service;
●	develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;
●	hire, integrate, and retain talented technology, marketing, customer service, and other personnel;
●	effectively manage rapid growth in its personnel and operations; and
●	effectively manage its costs.

If Wag! fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition, and operating results could be materially adversely affected.

Wag! bases its decisions regarding expenditures in Pet Parent acquisition in part on its analysis of the Gross Bookings generated from Pet Parents that it acquired in prior periods. Wag!’s estimates and assumptions may not accurately reflect future results and Wag! may not be able to recover its Pet Parent acquisition costs.

Wag!’s success depends on its ability to attract Pet Parents in a cost-effective manner. Wag!’s decisions regarding investments in Pet Parent acquisition substantially depend upon Wag!’s analysis of the revenue generated from Pet Parents acquired in earlier periods. Wag!’s analysis regarding Pet Parent acquisition investment and revenue includes several assumptions, such as:

●	Wag! makes various assumptions based on its historical data with respect to the rebooking rates of Pet Parents. If Wag!’s assumptions regarding such repurchase rates are incorrect, its revenue relative to Pet Parent acquisition cost could be less favorable than it believes.

●	The analysis which Wag! presents in the sections of this proxy statement/prospectus captioned “Information about Wag! — Competitive Strengths” and “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operation and Material Trends” include a discussion of various cohorts. While Wag! believes the trends reflected by these cohorts are illustrative of Wag!’s Pet Parent base, the results of particular cohorts inherently reflect a distinct group Pet Parents and may not be representative of Wag!’s current or future composite group of Pet Parents, particularly as Wag! grows, its Pet Parent base broadens and it expands to new local markets.
●	Wag!’s analysis focuses on support and acquisition marketing expenses incurred during the period in which the Pet Parents were originally acquired and makes various assumptions with respect to the level of additional marketing or other expenses necessary to maintain Pet Parent loyalty and generate booking activity in subsequent periods. If Wag!’s assumptions regarding such expenses in subsequent periods are incorrect, Wag!’s revenue relative to Pet Parent acquisition cost could be less favorable than Wag! believes.

If Wag!’s assumptions regarding its Pet Parent acquisition investment and resulting revenue from bookings, including those relating to the effectiveness of Wag!’s marketing expenditures, prove incorrect, Wag!’s ability to generate revenue from its investments in new Pet Parent acquisitions may be less than Wag! has assumed and less than it has experienced in the past. In such case, Wag! may need to increase expenses or otherwise alter its strategy and its business, financial condition, and operating results may be materially adversely affected.

If use of Wag!’s platform in large metropolitan areas is negatively affected, its financial results and future prospects could be adversely impacted.

Wag! derives a significant portion of its bookings and historically has generated a significant portion of its growth in more densely populated urban areas. Wag!’s business and financial results may be susceptible to economic, social and regulatory conditions, or other circumstances that tend to impact such areas. An economic downturn, increased competition, or regulatory obstacles in these areas could adversely affect Wag!’s business, financial condition, and operating results to a much greater degree than would the occurrence of such events in other areas. Further, Wag! expects that it will continue to face challenges in penetrating lower-density suburban and rural areas, where Wag!’s network is smaller and finding local Pet Caregivers is more difficult, the cost of pet ownership is lower, and alternative Pet Caregivers may be more convenient. If Wag! is not successful in penetrating suburban and rural areas, or if it is unable to operate in certain key metropolitan areas in the future, its ability to serve what it considers to be its total addressable market would be limited and its business, financial condition, and operating results would suffer.

If Wag! cannot successfully manage the unique challenges presented by international markets, Wag! may not be successful in expanding its operations outside the United States.

Wag!’s strategy may include the expansion of its operations to international markets. Although some of Wag!’s executive officers have experience in international business from prior positions, Wag! has little experience with operations outside the United States. Wag!’s ability to successfully execute this strategy is affected by many of the same operational risks Wag! faces in expanding our U.S. operations. In addition, Wag!’s international expansion may be adversely affected by its ability to attract local Pet Parents and Pet Caregivers to its platform, obtain and protect relevant trademarks, domain names, and other intellectual property, as well as by local laws and customs, legal and regulatory constraints, political and economic conditions, and currency regulations of the countries or regions in which Wag! may intend to operate in the future. Risks inherent in expanding operations internationally also include, among others, the costs and difficulties of managing international operations, adverse tax consequences, domestic and international tariffs, and trade policies and greater difficulty in securing and enforcing intellectual property rights. If Wag! invests substantial time and resources to expand its operations internationally and is unable to manage these risks effectively, Wag!’s business, financial condition, and results of operations could be adversely affected.

In addition, international expansion may increase Wag!’s risks in complying with various laws and standards, including with respect to anti-corruption, anti-bribery, export controls, privacy, and trade and economic sanctions.

Any international operations involve additional risks, and exposure to these risks may increase if Wag! expands internationally.

Wag! may expand its operations internationally. Wag!’s platform is currently only available in English, and Wag! may have difficulty modifying its technology and content for use in non-English-speaking markets or fostering new communities in non-English-speaking markets. Wag!’s ability to manage its business and conduct its operations internationally requires considerable management attention and resources, and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems, and commercial infrastructures. Furthermore, in most international markets, Wag! would not be the first entrant, and competitors may be better positioned than Wag! is to succeed. Expanding internationally may subject Wag! to risks that it has either not faced before or increase its exposure to risks that it currently faces, including risks associated with:

●	recruiting and retaining qualified, multi-lingual employees;
●	increased competition from local websites and guides and potential preferences by local populations for local providers;
●	providing solutions in different languages for different cultures, which may require that Wag! modify its solutions and features to ensure that they are culturally relevant in different countries;
●	credit risk and higher levels of payment fraud;
●	currency exchange rate fluctuations;
●	foreign exchange controls that might prevent us from repatriating cash earned outside the United States;
●	political and economic instability in some countries;
●	double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and
●	higher costs of doing business internationally.

Risks Related to Regulation and Taxation

If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.

Wag! is subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations, and other legal and regulatory proceedings at the U.S. federal, state, and municipal levels challenging the classification of Pet Caregivers that use Wag!’s platform as independent contractors. The tests governing whether a service provider is an independent contractor or an employee vary by governing law and are typically highly fact sensitive. Laws and regulations that govern the status and classification of independent contractors are subject to changes and divergent interpretations by various authorities, which can create uncertainty and unpredictability for Wag!. As referenced above, Wag! maintains that Pet Caregivers that use Wag!’s platform are independent contractors. However, Pet Caregivers may be reclassified as employees, especially in light of the evolving rules and restrictions on service provider classification and their potential impact on participants in the “gig economy.” A reclassification of service providers as employees would adversely affect Wag!’s business, financial condition, and operating results, including as a result of:

●	monetary exposure arising from, or relating to failure to, withhold and remit taxes (including with respect to the Pet Caregiver Issuance), unpaid wages and wage and hour laws and requirements (such as those pertaining to failure to pay minimum wage and overtime, or to provide required breaks and wage statements), expense reimbursement, statutory and punitive damages, penalties, and government fines;
●	injunctions prohibiting continuance of existing business practices;
●	claims for employee benefits (including equity incentives), social security, workers’ compensation, and unemployment;

●	claims of discrimination, harassment, and retaliation under civil rights laws;
●	claims under laws pertaining to unionizing, collective bargaining, and other concerted activity;
●	other claims, charges, or other proceedings under laws and regulations applicable to employers and employees, including risks relating to allegations of joint employer liability or agency liability; and
●	harm to Wag!’s reputation and brand.

In the United States, national, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the gig economy. For example, in 2019 the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 now includes a referral agency exemption that specifically applies to animal services, dog walking, and grooming. While Wag! believes that Pet Caregivers who use Wag!’s platform fall within such exemption, the interpretation or enforcement of the exemption could change. In addition, other jurisdictions (including in international geographies where Wag! may in the future offer its platform) could pursue similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact Wag!’s platform’s availability and its business. In the past, Wag! has been subject to claims by representatives of Pet Caregivers alleging various misclassification claims and wage and hour violations. These claims have been settled, but Wag! may be subject to similar claims and legal proceedings in the future.

In addition to the harms listed above, a reclassification of Pet Caregivers as employees would require Wag! to significantly alter its existing business model and operations and impact Wag!’s ability to add and retain Pet Caregivers to its platform and grow its business, which Wag! would expect to have an adverse effect on its business, financial condition, and operating results.

Wag! is licensed to operate in regulated industries and if these licenses are revoked or suspended, Wag!’s business may be materially adversely affected.

Wag! operates in regulated industries, including insurance, which require licenses to operate in the jurisdictions in which Wag! operates. One Wag! subsidiary is currently licensed as an insurance agency in 50 states and the District of Columbia. Wag! cannot guarantee that it will be able to refer its customers to options for pet insurance nationwide in the near term or at all. Wag!’s ability to retain state licenses depends on its ability to meet licensing requirements enacted or promulgated in each state. If Wag! is unable to satisfy the applicable licensing requirements of any particular state, it could lose its license to do business in such state, or have certain referral compensation agreements suspended or terminated, and may result in the suspension of its authority to receive commission compensation for the referral of such insurance business. If these licenses are revoked or suspended, Wag!’s regulated business could be materially adversely affected and it may be forced to temporarily suspend operations in affected jurisdictions. This may require Wag! to expend substantial resources or to discontinue certain services or platform features, which might further adversely affect Wag!’s business. Any costs incurred to prevent or mitigate this potential liability could adversely affect Wag!’s business, financial condition, and operating results.

Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results.

Online marketplaces offering pet care services are a rapidly developing business model and are quickly evolving. Wag! is or may become subject to a variety of laws in the United States and other jurisdictions. Laws, regulations, and standards governing issues such as worker classification, labor and employment, anti-discrimination, animal safety, home-based pet care licensing and regulation, insurance producer licensing and market conduct, online payments, gratuities, pricing and commissions, subscription services, intellectual property, background checks, and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of these laws and whether they are applicable to Wag!, are often uncertain and may be conflicting, including varying standards and interpretations among countries, between state or province and federal law, between individual states or provinces and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies. Wag! has been proactively working with state and local governments and regulatory bodies to ensure that Wag!’s platform is available broadly in the United States.

Additionally, laws relating to the potential liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright, and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities in the United States at the federal and state level are considering a number of legislative and regulatory proposals concerning privacy and other matters that may be applicable to Wag!’s business. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on Wag!’s business, see “Risk Factors—Risks Related to Privacy and Technology—Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.” It is also likely that if Wag!’s business grows and evolves and Wag!’s services are used in a greater number of geographies, Wag! would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to Wag!’s business and the new laws to which it may become subject.

In the United States, money transmission is subject to various state and federal laws and the rules and regulations are enforced by multiple authorities and governing bodies, including numerous federal, state, and local agencies who may define money transmission differently. Outside of the United States, Wag! would be subject to additional laws, rules, and regulations related to the provision of payments and financial services if it expands internationally. If Wag! expands into new jurisdictions, the foreign regulations and regulators governing Wag!’s business that Wag! is subject to will expand as well. Noncompliance with such regulations may subject Wag! to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules, and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. Wag! could also be required to make changes to Wag!’s business practices or compliance programs as a result of regulatory scrutiny.

Recent financial, political, and other events may increase the level of regulatory scrutiny on larger companies, technology companies in general and companies engaged in dealings with independent service providers or otherwise viewed as part of the “gig economy.” Regulatory and administrative bodies may enact new laws or promulgate new regulations that are adverse to Wag!’s business, or they may view matters or interpret laws and regulations differently than they have in the past or in a manner adverse to Wag!’s business, including by changing employment-related laws or by regulating or capping the commissions businesses like Wag!’s agree to with service providers or the fees that Wag! may charge Pet Parents. Given the short operating history to-date of Wag! and its licensed insurance subsidiary, and the rapid speed of growth of both, Wag! is particularly vulnerable to regulators reviewing its practices and customer communications. As a result of any noncompliance with such requirements, regulators could impose fines, rebates or other penalties, including revocation or suspension of its licenses, and cease-and-desist orders for an individual state, or all states, until the identified noncompliance is rectified. In addition, regulatory scrutiny or action may create different or conflicting obligations on Wag! from one jurisdiction to another, which creates additional challenges to managing Wag!’s business.

Wag!’s success, or perceived success, and increased visibility may also drive some businesses that perceive Wag!’s business model as a threat to their services, or otherwise negatively, to raise their concerns to local policymakers and regulators. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where Wag! may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede Wag!’s business and the ability of Pet Parents and service providers to use Wag!’s platform.

If Wag! is not able to comply with these laws or regulations or if it becomes liable under these laws or regulations, including any future laws or regulations that it may not be able to anticipate at this time, it could be materially adversely affected and it may be forced to implement new measures to reduce Wag!’s exposure to this liability. This may require Wag! to expend substantial resources or to discontinue certain services or platform features, which would adversely affect Wag!’s business. Any failure to comply with applicable laws and regulations could also subject Wag! to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets, and other enforcement actions. In addition, the increased attention to liability issues as a result of lawsuits and legislative proposals could adversely affect Wag!’s reputation or otherwise impact the growth of Wag!’s business. Any costs incurred to prevent or mitigate this potential liability are also expected to adversely affect Wag!’s business, financial condition, and operating results.

Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect Wag!’s business, financial condition, and operating results.

Wag! is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, mobile devices, and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the Internet, mobile devices, e-commerce, or other online services and increase the cost of providing online services, require Wag! to change Wag!’s business practices, or raise compliance costs or other costs of doing business. These regulations and laws, which continue to evolve, may address taxation, tariffs, privacy, data retention and protection, data security, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, text messaging, Internet and mobile application access to Wag!’s offerings and the characteristics and quality of online offerings, the provision of online payment services, and the characteristics and quality of services. For more information regarding such privacy and security laws and regulations, and the impact of such laws and regulations on Wag!’s business, see “Risk Factors—Risks Related to Privacy and Technology—Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.” It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel, and personal privacy apply to the Internet and e-commerce. In addition, if Wag! expands internationally, it is possible that foreign government entities may seek to censor content available on Wag!’s mobile applications or website or may even attempt to block access to Wag!’s mobile applications and website. Any failure, or perceived failure, by Wag! to comply with any of these laws or regulations could result in damage to Wag!’s reputation and brand, a loss in business and proceedings, or actions against Wag! by governmental entities or others, which could adversely affect Wag!’s business, financial condition, and operating results.

Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, and various proceedings and other disputes, and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results, and financial condition.

Wag! is or may become subject to claims, lawsuits, arbitration proceedings, government investigations, and other legal, regulatory, and administrative proceedings, including those involving pet injury, personal injury, property damage, worker classification, pay model, labor and employment, unemployment insurance benefits, workers’ compensation, anti-discrimination, commercial disputes, competition, Pet Caregiver and Pet Parent complaints, intellectual property disputes, compliance with regulatory requirements, data security, advertising practices, tax issues, and other matters. Wag! may become subject to additional types of claims, lawsuits, government investigations, and legal or regulatory proceedings as its business grows and as it deploys new services. Results of investigations, inquiries, and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, or inquiry having a material impact on Wag!’s business, financial condition, and operating results, particularly if an investigation, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Any claims against Wag!, whether meritorious or not, could be time-consuming and can have an adverse impact on Wag! in light of the costs associated with cooperating with, or defending against, such matters and the diversion of management resources and other factors.

Determining reserves for Wag!’s pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect Wag!’s business, financial condition, and operating results. These proceedings could also result in harm to Wag!’s reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in Wag!’s business practices. Any of these consequences could adversely affect Wag!’s business, financial condition, and operating results. Further, under certain circumstances, Wag! has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of Wag!’s business and commercial partners and current and former directors and officers.

Wag! is subject to claims, lawsuits, and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers.

Wag! is subject to claims, lawsuits, and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents, and Pet Caregivers. In the ordinary course of business, Wag!’s customer service team receives claims pursuant to the Customer Claims Policy. Claims and threats of legal action that arise from pet sitting services booked through the Wag! website or applications may be sent directly to Wag!’s legal department or may be received by Wag!’s customer service team. Various parties have from time to time claimed and may claim in the future, that Wag! is liable for damages related to accidents or other incidents involving pets, Pet Parents, Pet Caregivers, and third parties. For example, third parties have asserted legal claims against Wag! in connection with personal injuries related to pet or human safety issues or accidents caused by Pet Caregivers or animals. Wag! has incurred expenses to settle personal injury claims, which it sometimes chooses to settle for reasons including customer goodwill, expediency, protection of Wag!’s reputation, and to prevent the uncertainty of litigating, and it expects that such expenses will continue to increase as its business grows and it faces increasing public scrutiny. Wag! currently is named as a defendant in a number of matters related to accidents or other incidents involving users of Wag!’s platform, pets, or third parties. Pending or threatened legal proceedings could have a material impact on Wag!’s business, financial condition, or operating results. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any Pet Parents, Pet Caregivers, animals, or third parties could result in negative publicity and harm to Wag!’s brand, reputation, business, financial condition, and operating results.

Reports, whether true or not, of animal-borne illnesses and injuries caused by pet care or unsanitary handling, cleaning, or grooming or other pet services incidents have led to potential legal claims against and severely injured the reputations of, participants in the pet services business and could do so in the future as well. In addition, reports of animal-borne illnesses or other safety issues occurring solely at competitors that are not on Wag!’s platform, could, as a result of negative publicity about the pet services industry generally, adversely affect Wag!’s business, financial condition, and operating results.

Wag! also faces potential liability and expense for claims, including class, collective and other representative actions, by or relating to Pet Caregivers regarding, among other things, the classification of Pet Caregivers that use Wag!’s platform as well as Wag!’s caregiver pay model, including claims regarding disclosures it makes with respect to sales tax, service fees, and gratuities, the process of signing up to become a Pet Caregiver, including the background check process and the nature and frequency of Wag!’s communications to Pet Caregivers via email, text, or telephone. Wag! also faces potential liability and expense for claims, including class actions, relating to, among other things, its caregiver pay model, including claims regarding disclosures it makes with respect to sales tax, service fees and gratuities, the services it facilitates, discrepancies between the information on its website and mobile applications, the experience of Pet Parents and Pet Caregivers, and the nature and frequency of its marketing communications via email, text, or telephone.

For additional information, please see “Information About Wag!—Legal Proceedings.”

In addition, Wag! faces potential claims and litigation relating to possible pet and human fatalities, injuries, other violent acts, illness (including COVID-19), cancellations and refunds, property damage, motor vehicle accidents, and privacy or data protection violations that occurred during a service booked on Wag!’s platform. Wag! could face additional litigation and government inquiries and fines relating to Wag!’s business practices, cancellations, and other consequences due to natural disasters or other unforeseen events beyond Wag!’s control such as wars, regional hostilities, health concerns, including epidemics and pandemics such as COVID-19, or law enforcement demands and other regulatory actions.

Wag! may be impacted by costly or burdensome arbitration and class action proceedings, and its use of arbitration and class action waivers subjects Wag! to certain risks to its reputation and brand, as well as challenges to those waivers.

Wag! includes arbitration and class action waiver provisions in Wag!’s terms of service with the Pet Parents and Pet Caregivers that use Wag!’s platform, as well as in the Pet Care Provider Platform Use Agreement that Pet Caregivers must sign to be approved to provide services on Wag!’s platform. These provisions are intended to streamline the litigation process for all parties involved, as they can in some cases be faster and less costly than litigating disputes in state or federal court. However, arbitration can be costly and burdensome and the use of arbitration and class action waiver provisions subjects Wag! to certain risks to Wag!’s reputation and brand, as these provisions have been the subject of increasing public scrutiny. In order to minimize these risks to Wag!’s reputation and brand, Wag! may limit its use of arbitration and class action waiver provisions or be required to do so in a legal or regulatory proceeding, either of which could cause an increase in Wag!’s litigation costs and exposure. Additionally, Wag! permits certain users of its platform to opt out of such provisions, which could also cause an increase in Wag!’s litigation costs and exposure.

Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration and class action waivers on a state-by-state basis, as well as between state and federal law, there is a risk that some or all of Wag!’s arbitration and class action waiver provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If these provisions were found to be unenforceable, in whole or in part, or specific claims are required to be exempted, Wag! could experience an increase in Wag!’s costs to litigate disputes and the time involved in resolving such disputes and Wag! could face increased exposure to potentially costly lawsuits, each of which could adversely affect Wag!’s business, financial condition, and operating results.

Wag! is subject to various U.S. anti-corruption laws and other anti-bribery and anti-kickback laws and regulations.

Wag! is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which it does business. These laws generally prohibit Wag! and Wag!’s employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold Wag! liable for acts of corruption and bribery committed by Wag!’s third-party business partners, representatives, and agents who are acting on Wag!’s behalf. Wag! and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and it may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its employees, representatives, contractors, and agents, even if it does not explicitly authorize such activities. These laws also require that Wag! keeps accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Wag! has policies and procedures to address compliance with such laws, it cannot assure that its employees and agents will not take actions in violation of its policies or applicable law, for which it may be ultimately held responsible and its exposure for violating these laws increases as its international presence expands and as it increases sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in New Wag!’s stock price, or overall adverse consequences to Wag!’s business, all of which may have an adverse effect on Wag!’s reputation, business, financial condition, and operating results.

Taxing authorities may successfully assert that Wag! has not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on Wag! and any such assessments, obligations, or inaccuracies could adversely affect Wag!’s business, financial condition, and operating results.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like Wag!’s is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to Wag!’s business.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect Wag!’s financial condition, and operating results. For instance, if Wag! or Pet Caregivers try to pass along increased additional taxes and raise fees or prices to pet parents, booking volume may decline.

Wag! is subject to indirect taxes, such as payroll, sales, use, value-added, and goods and services taxes and it has, and may in the future, face various indirect tax audits in various U.S. jurisdictions. Wag! believes that it remits indirect taxes in all relevant jurisdictions in which it generates taxable sales, based on its understanding of the applicable laws in those jurisdictions. However, tax authorities may raise questions about, or challenge or disagree with, Wag!’s calculation, reporting, or collection of taxes and may require Wag! to collect taxes in jurisdictions in which Wag! does not currently do so or to remit additional taxes and interest and could impose associated penalties and fees. Further, even where Wag! is collecting taxes and remitting them to the appropriate authorities, it may fail to accurately calculate, collect, report, and remit such taxes. A successful assertion by one or more tax authorities requiring Wag! to collect taxes in jurisdictions in which it does not currently do so or to collect additional taxes in a jurisdiction in which it currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage Pet Parents and Pet Caregivers from utilizing its offerings, or could otherwise harm its business, financial condition, and operating results. Wag! is currently subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. Wag! is also subject to routine IRS audits, including those regarding 1099 Statements. In addition, Wag! is subject to an ongoing claim with a state tax authority related to the collection of sales and use taxes in that state, which Wag! has challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to a court challenge. The dispute process is still ongoing, but due to the inherent uncertainties in the final outcome of such matters, Wag! can give no assurance that it will prevail in such matters, which could have an adverse effect on Wag!’s business. As of December 31, 2021, management did not believe that the outcome of pending matters would have a material adverse effect on Wag!’s financial position, results of operations, or cash flows. For more information, see the section entitled, “Information About Wag!—Legal Proceedings”.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in Wag!’s financial statements and any such difference may adversely affect Wag!’s operating results in future periods in which Wag! changes its estimate of tax obligations or in which the ultimate tax outcome is determined.

Wag! may have exposure to greater than anticipated tax liabilities.

Wag! is subject to income taxes in the United States. Wag!’s effective tax rate could be materially adversely affected by changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, changes in tax laws, tax treaties, and regulations or the interpretation of them, certain non-deductible expenses, and the valuation of deferred tax assets. Increases in Wag!’s effective tax rate would reduce profitability or increase losses.

Many of the underlying laws, rules and regulations imposing taxes and other obligations were established before the growth of the Internet and ecommerce. Taxing authorities in various jurisdictions are currently reviewing the appropriate treatment of companies engaged in Internet commerce and may make changes to existing tax or other laws that could result in additional taxes relating to Wag!’s activities, and/or impose obligations on us to collect such taxes. New tax laws or regulations could be enacted at any time, which could adversely affect Wag!’s business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified or applied adversely to Wag!.

Wag! has been subject to examination and may be subject to examination in the future, by federal, state, and local tax authorities on income, employment, sales, and other tax matters. While Wag! regularly assesses the likelihood of adverse outcomes from such examinations and the adequacy of Wag!’s provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on Wag!’s business, financial condition, and operating results. Certain risks relating to employment taxes and sales taxes are described in more detail under “If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.” If Pet Caregivers are reclassified as employees under federal or state law, Wag!’s business would be materially adversely affected. Taxing authorities may successfully assert that Wag! has not properly collected, or in the future should collect, sales and use, gross receipts, value added, or similar taxes and may successfully impose additional obligations on Wag! and any such assessments, obligations, or inaccuracies could adversely affect its business, financial condition, and operating results.

Wag!’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2021, Wag! had U.S. federal and state net operating loss carryforwards (“NOLs”) of approximately $200 million and $171 million, respectively. The federal NOLs generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal NOLs generated in taxable years beginning after December 31, 2017 do not expire but may only offset 80% of taxable income in periods of future utilization. The state NOLs will begin to expire in 2038 and will continue to expire through 2041. It is possible that Wag! will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and certain other tax attributes to offset its post-change taxable income may be limited. In general, an “ownership change” will occur if there is a cumulative change in Wag!’s ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Wag! has, in the past, experienced ownership changes, and if it experiences one or more ownership changes as a result of the proposed Business Combination or future transactions in Wag!’s stock, Wag!’s ability to use NOLs to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of this offering.

Under the legislation commonly referred to as the Tax Cuts and Jobs Act of 2017, or the Tax Act, as amended by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), net operating losses incurred in taxable years that began after December 31, 2017 may offset 100% of current year taxable income in 2018, 2019, and 2020 taxable years and limited to 80% for tax years after

December 31, 2020. NOLs arising in taxable years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and 20-year carryforward period. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. As Wag! maintains a full valuation allowance against Wag!’s U.S. NOLs, these changes will not impact Wag!’s balance sheet as of December 31, 2021 or results of operations.

There is also a risk that Wag!’s existing net operating losses or tax credits could expire or otherwise be unavailable to offset future income tax liabilities, either as the result of regulatory changes issued, possibly with retroactive effect, by various jurisdictions seeking to raise revenue to help counter the fiscal impact of the COVID-19 pandemic, or for other unforeseen reasons. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California and other states may enact suspensions as well.

Risks Related to Our Indebtedness

New Wag! will enter into a definitive financing agreement with Blue Torch Capital LP (“Blue Torch”) for a $30 million senior secured Credit Facility. The Credit Facility will be secured by substantially all assets of New Wag! and its subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to certain exceptions. Additionally, the definitive documentation for the Credit Facility will state that, if there is an occurrence of an uncured event of default, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, and securities in the Credit Parties and their subsidiaries could be rendered worthless.

New Wag! will enter into a definitive financing agreement with Blue Torch Capital LP (“Blue Torch”) for a $30 million senior secured Credit Facility in connection with the closing of the Business Combination. The Credit Facility will be secured by substantially all assets of New Wag! and its subsidiaries (collectively, the “Credit Parties”), including the Credit Parties’ intellectual property and equity interests in the Credit Parties’ subsidiaries, subject to customary exceptions. Additionally, the definitive documentation for the Credit Facility will state that, if the Credit Parties default on their payment or performance obligations in respect of the Credit Facility, Blue Torch will be able to foreclose on all or some of the Credit Parties’ assets that are collateral for the Credit Facility, which would materially harm the Credit Parties’ business, financial condition and results of operations. The pledge of these assets and other restrictions contained in the definitive financing documentation for the Credit Facility may also limit the Credit Parties’ flexibility in raising capital for other purposes. Because substantially all of the Credit Parties’ assets will be pledged to secure the Credit Facility, the Credit Parties’ ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on the Credit Parties’ financial flexibility. See the section entitled “The Business Combination Agreement — Additional Agreements — Financing” located elsewhere in this proxy statement/prospectus for more information about the Credit Facility.

Our debt obligations could materially and adversely affect our business, financial condition, results of operations, and prospects.

We have incurred in the past, and may incur in the future, debt to finance our operations, capital investments, and business acquisitions and to restructure our capital structure.

Our debt obligations could materially and adversely impact us. For example, these obligations could:

●	require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, research and development, or R&D, expenditures and other business activities;
●	result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross-default and/or cross-acceleration provisions;
●	limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D and other general corporate requirements;
●	restrict our ability to incur specified indebtedness, create or incur certain liens and enter into sale-leaseback financing transactions;

●	increase our vulnerability to adverse economic and industry conditions; and
●	increase our exposure to interest rate risk from variable rate indebtedness.

Our financing agreement with Blue Torch will contain covenants, including requirements to maintain certain levels of minimum revenue and minimum liquidity, restrictions on restricted payments and other customary debt covenants. A breach of the covenants can result in an event of default under the Credit Facility and as such allow Blue Torch to pursue certain remedies. In addition, the Credit Facility will include cross-default or cross-acceleration provisions that could result in the Credit Facility being accelerated and/or terminated if an event of default or acceleration of maturity occurs under any of our other indebtedness. For more information about these and other financing arrangements, see “Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our ability to comply with these provisions may be affected by events beyond our control, and if we are unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants and other performance obligations contained in the Credit Facility, we may lose the ability to borrow under all of our debt facilities, which could materially and adversely affect our business.

Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. We cannot assure you that we will be able to generate sufficient cash flow or obtain external financing on terms acceptable to us or at all.

Our ability to meet our payment obligations under our debt facilities depends on our ability to generate significant cash flows or obtain external financing in the future. This ability, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt payment obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could materially and adversely affect our business, financial condition, results of operations, and prospects.

Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors, including:

●	limitations imposed on us under existing and future debt facilities that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;
●	a decline in liquidity in the credit markets, including due to the COVID-19 pandemic;
●	volatility in our business;
●	prevailing interest rates;
●	the financial strength of the lenders from whom we borrow;
●	the decision of lenders from whom we borrow to reduce their exposure to our industry due to global economic conditions, or a change in such lenders’ strategic plan, future lines of business, the COVID-19 pandemic, or otherwise;
●	the amount of eligible collateral pledged on debt facilities, which may be less than the borrowing capacity of these facilities;
●	more stringent financial covenants in such refinanced facilities, which we may not be able to achieve; and
●	accounting changes that impact calculations of covenants in our debt facilities.

If the refinancing or borrowing guidelines become more stringent and such changes result in increased costs to comply or decreased loan production volume, such changes could materially and adversely affect our business.

Risks Related to Privacy and Technology

Wag! has been subject to cybersecurity attacks in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt Wag!’s operations, harm its brand, and adversely affect its reputation, business, financial condition, and operating results.

Wag!’s business involves the collection, storage, processing, and transmission of personal information and other sensitive and proprietary data of Pet Parents and Pet Caregivers. Additionally, Wag! maintains sensitive and proprietary information relating to Wag!’s business, such as Wag!’s own proprietary information, other confidential information, and personal information relating to individuals such as Wag!’s employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Given the nature of the information Wag! uses and stores, third parties may seek to gain unauthorized access to such information, and thus the secure maintenance of this information is critical to Wag!’s business and reputation. In addition, these incidents can originate on Wag!’s vendors’ websites, which can then be leveraged to access Wag!’s website, further preventing Wag!’s ability to successfully identify and mitigate the attack.

Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against Wag!, even if it takes all reasonable precautions, including to the extent required by law, Wag! may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures and may face delays in Wag!’s detection or remediation of, or other responses to, security breaches and other privacy-, data protection- and security-related incidents. Additionally, because Wag! may also share information with third-party service providers to conduct its business, if any of its business partners or service providers with whom Wag! shares information fail to implement adequate data-security practices or fail to comply with Wag!’s terms and policies or otherwise suffer a network or other security breach, Wag!’s users’ information may be improperly accessed, used or disclosed. Such breaches experienced by other companies may also be leveraged against Wag!. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Wag! has previously experienced incidents of fraud on its platform that it believes involved credential stuffing attacks and which it was unable to preemptively detect or prevent. In addition, hardware, software, or applications Wag! develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security, or users on Wag!’s platform could have vulnerabilities on their own devices that are unrelated to Wag!’s systems and platform but could mistakenly be attributed to Wag!. See “Risk Factors— Risks Related to Privacy and Technology—Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.”

Although Wag! has developed reasonable systems and processes that are designed to protect data of Pet Parents and Pet Caregivers that use its platform, protect its systems and the proprietary, sensitive and confidential information it maintains, prevent data loss, and prevent security breaches and security incidents, Wag!’s security measures have not fully protected against such matters in the past. For example, we have been subject to phishing, credential stuffing or distributed denial-of-service attacks, and therefore Wag! cannot guarantee that no such or other attacks will occur in the future or that they will not be successful. Accordingly, Wag! may experience data security breaches, cyberattacks, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) or other data security incidents. Further, the IT and infrastructure used in Wag!’s business may be vulnerable to cyberattacks or security breaches or to damages from computer viruses, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, unauthorized access, including impersonation of unauthorized users, efforts to discover and exploit any security vulnerabilities or securities weaknesses, and other similar disruptions, which may permit third parties to access data, including personal information and other sensitive data of Pet Parents and Pet Caregivers, Wag!’s employees’ personal information, or Wag!’s other sensitive, confidential or proprietary data that it maintains or that otherwise is accessible through those systems. For more information see “Risk Factors—Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.” Employee error, malfeasance, or other errors in the storage, use, or transmission of any of these types of data also could result in an actual or perceived privacy, data protection, or security breach or other security incident. In addition, outside parties may attempt to fraudulently induce employees, service providers, users or customers to disclose sensitive information in order to gain access to Wag!’s data or the data or accounts of Wag!’s users or other parties. Although Wag! has policies restricting access to the information it stores, there is a risk that these policies may not be effective in all cases.

Any actual or perceived breach of privacy or data protection, or any actual or perceived security breach or other incident that impacts Wag!’s platform or systems, other IT and infrastructure used in Wag!’s business, or data maintained or processed in Wag!’s business, could interrupt Wag!’s operations, result in Wag!’s platform being unavailable, result in loss or improper access to, or acquisition or disclosure of, data, result in fraudulent transfer of funds, harm Wag!’s reputation, brand and competitive position, damage Wag!’s relationships with third-party partners, or result in claims, litigation, regulatory investigations and proceedings, increased credit card processing fees and other costs, and significant legal, regulatory and financial exposure, including, but not limited to, ongoing monitoring by regulators and any such incidents or any perception that Wag!’s security measures are inadequate could lead to loss of Pet Parents’ and Pet Caregivers’ confidence in, or decreased use of, Wag!’s platform, any of which could adversely affect Wag!’s business, financial condition, and operating results. Any actual or perceived breach of privacy, data protection or security, or other security incident, impacting any entities with which Wag! shares or discloses data (including, for example, Wag!’s third-party technology providers) could have similar effects. Further, any cyberattacks or actual or perceived security, privacy or data protection breaches, and other incidents directed at, or suffered by, Wag!’s competitors could reduce confidence in Wag!’s industry and, as a result, reduce confidence in Wag!. Wag! also expects to incur significant costs in an effort to detect and prevent privacy, data protection and security breaches, and other privacy-, data protection- and security-related incidents and it may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy, data protection, or security breach or other incident occurs.

While Wag! maintains cyber insurance that may help provide coverage for these types of incidents, it cannot assure you that Wag!’s insurance will be adequate to cover all of its costs and liabilities related to any incidents, that insurance will continue to be available to Wag! on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against Wag! that exceed available insurance coverage or the occurrence of changes in Wag!’s insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect Wag!’s business, reputation, results of operations, and financial condition.

Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.

Wag! receives, transmits, and stores a large volume of regulated, personally identifiable information relating to users on its platform, as well as personally identifiable information relating to other individuals such as its employees. Numerous local, municipal, state, federal, and international laws and regulations address privacy and the collection, storing, sharing, use, disclosure, disposal, and protection of certain types of data, including, but not limited to the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act and its accompanying regulations (collectively the “CCPA”). These laws, rules, and regulations regulating the personal information received, transmitted, and stored by Wag! evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement and may be inconsistent from one jurisdiction to another.

The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide new disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the unauthorized access to, or exfiltration, theft, or disclosure of personal information. This private right of action is expected to increase the likelihood of and risks associated with data breach litigation. The CCPA has not been subject to significant litigation and judicial interpretation and it remains unclear how various provisions of the CCPA will be interpreted and enforced. Subsequently, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”). The CPRA, which will take effect in most material respects on January 1, 2023, further expands the CCPA with additional data privacy compliance requirements, including by expanding consumers’ rights with respect to certain sensitive personal information, that may impact Wag!’s business and establishes a regulatory agency dedicated to enforcing those requirements, potentially resulting in further uncertainty and requiring Wag! to incur additional costs and expenses , and potentially changing business practices, in an effort to comply.

The CPRA and the CCPA have led to other states passing similar laws. On March 2, 2021, Virginia passed the Virginia Consumer Data Protection Act, which goes into effect January 1, 2023, and on July 8, 2021, Colorado passed the Colorado Privacy Act, which goes into effect July 1, 2023. Both of the statutes in Virginia and Colorado were modeled after and are very similar to the CCPA and CPRA. These laws may lead other states or even the U.S. Congress to pass comparable legislation. The effects of the CPRA, the CCPA and other similar state or federal laws, are significant and may require Wag! to modify its data processing practices and policies and incur substantial compliance-related costs and expenses that are likely to increase over time. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts and may require Wag! to divert resources from other initiatives and projects to address these evolving compliance and operational requirements. The CCPA, CPRA, the Virginia and Colorado privacy laws and other laws or regulations relating to privacy, data protection, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing Wag!’s platform, require significant changes to Wag!’s operations, or even prevent Wag! from providing its platform in jurisdictions in which Wag! currently operates and in which it may operate in the future, all of which may have a material and adverse impact on Wag!’s business, financial condition and results of operations.

Additionally, Wag! has incurred and may continue to incur, significant expenses in an effort to comply with privacy, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. Publication of Wag!’s privacy statement and other policies regarding privacy, data protection, and data security may subject Wag! to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of Wag!’s practices. In general, negative publicity of Wag! regarding actual or perceived violations of its end users’ privacy-related rights, including fines and enforcement actions against it or other similarly placed businesses, also may impair users’ trust in Wag!’s privacy practices and make them reluctant to give their consent to share their data with Wag!. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory standards from time to time, which may legally or contractually apply to Wag!, or it may elect to comply with such standards. These various privacy, data protection, and data security legal obligations that apply to Wag! may evolve in a manner that relates to Wag!’s practices or the features of Wag!’s mobile applications or website and Wag! may need to take additional measures to comply with the new and evolving legal obligations, including but not limited to training efforts for Wag!’s employees, contractors, and third-party partners. Such efforts may not be successful or may have other negative consequences. In particular, with laws and regulations such as the CCPA and industry standards imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, Wag! may face challenges in addressing their requirements and making necessary changes to Wag!’s policies and practices and may incur significant costs and expenses in an effort to do so.

Wag! also is bound by contractual obligations related to privacy, data protection, and data security and Wag!’s efforts to comply with such obligations may not be successful or may have other negative consequences. With regard to Wag!’s commercial arrangements, Wag! and its counterparties, including business partners and external service providers, might be subject to contractual obligations regarding the processing of personal data. While Wag! believes its and its counterparties’ conduct under these agreements is in material compliance with all applicable laws, regulations, standards, certifications and orders relating to data privacy or security, Wag! or its counterparties may fail, or be alleged to have failed, to be in full compliance. In the event that Wag!’s acts or omissions result in alleged or actual failure to comply with applicable laws, regulations, standards, certifications and orders relating to data privacy or security, Wag! may incur liability. While Wag! endeavors to include indemnification provisions or other protections in such agreements to mitigate liability and losses stemming from its counterparties’ acts or omissions, Wag! may not always be able to negotiate for such protections and, even where it can, there is no guarantee that its counterparties will honor such provisions or that such protections will cover the full scope of Wag!’s liabilities and losses.

Despite Wag!’s efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection, and information security, it is possible that Wag!’s interpretations of the law, practices, or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Wag!’s failure, or the failure by Wag!’s third-party providers, Pet Parents, or Pet Caregivers on Wag!’s platform, or consequences associated with Wag!’s efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of data relating to Pet Caregivers, Pet Parents, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage Wag!’s reputation, discourage new and existing Pet Caregivers and Pet Parents from using Wag!’s platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect Wag!’s business, financial condition, and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm Wag!’s reputation and brand which could materially adversely affect its business, financial condition, and operating results.

The success of Wag!’s platform relies on Wag!’s algorithms and other proprietary technology and any failure to operate and improve Wag!’s algorithms or to develop other innovative proprietary technology effectively could materially adversely affect Wag!’s business, financial condition, and operating results.

Wag! uses proprietary algorithms in an effort to maximize user satisfaction and retention, as well as to optimize return on marketing expenses. Any failure to successfully operate or improve Wag!’s algorithms or to develop other innovative proprietary technology could materially adversely affect Wag!’s ability to maintain and expand its business. Operation failures could lead to fewer bookings, which could in turn lead to less or lower quality data, which could affect Wag!’s ability to improve its algorithms and maintain, market and scale its platform effectively. Additionally, there is increased governmental interest in regulating technology companies. Any failure, or perceived failure, or negative consequences associated with Wag!’s efforts to comply with any present or future laws or regulations in this area could subject Wag! to claims, actions, and other legal and regulatory proceedings, fines or other penalties, and other enforcement actions and result in damage to Wag!’s reputation and adversely affect Wag!’s business, financial condition, and operating results.

Any error, bug, vulnerability, or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.

Wag!’s success depends on Pet Parents and Pet Caregivers being able to access Wag!’s platform at any time. Wag!’s systems, or those of third parties upon which Wag! relies, may experience service interruptions or degradation or other performance problems because of hardware and software defects, malfunctions or inappropriate maintenance, distributed denial-of-service and other cyberattacks, infrastructure changes, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware, or other events. Wag!’s systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by Wag!’s own employees. In such an event, Wag! may need to expend additional resources to bring the incident to an end, mitigate the liability associated with the fallout of such incident, make notifications to regulators and individuals affected, replace damaged systems or assets, defend itself in legal proceedings and compensate customers or end users. Further, some of Wag!’s systems are not fully redundant and Wag!’s disaster recovery planning may not be sufficient for all eventualities. Wag!’s business interruption insurance may not be sufficient to cover all of Wag!’s losses that may result from interruptions in Wag!’s service as a result of systems failures and similar events.

Wag!’s platform incorporates highly technical and complex technologies. Such technologies and software may now or in the future contain undetected errors, bugs, or vulnerabilities, some of which may only be discovered after the code has been released. Any error, bug or vulnerability in Wag!’s products or services, systems or control failure, cybersecurity incidents, data security breach or attack on or compromise of Wag!’s security or the security of its business partners could result in the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, users’ or Wag!’s employees’ data and could result in governmental or regulatory action, including resulting in fines or penalties, litigation, and financial and legal exposure, which could seriously harm Wag!’s reputation, brand and business, and impair its ability to attract and retain users, customers and advertisers. See “Risk Factors—Risks Related to Privacy and Technology—Wag! has been subject to cybersecurity attacks in the past and anticipates being the target of future attacks. Any actual or perceived breach of security or security incident or privacy or data protection breach or violation, including via cyberattacks, data breaches, hacks, ransomware attacks, data loss, unauthorized access to or use of data (including personal information) and other breaches of its information technology systems, could interrupt Wag!’s operations, harm its brand, and adversely affect its reputation, business, financial condition, and operating results.”

Wag! has experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of Wag!’s platform. Minor interruptions can result in new user acquisition losses that are never recovered. Affected users could seek monetary recourse from Wag! for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for Wag! to address. Further, in some instances, Wag! may not be able to identify the cause or causes of these performance problems within an acceptable period of time. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of Wag!’s platform could adversely affect its business, brand, and reputation and could result in fewer Pet Parents and Pet Caregivers using Wag!’s platform.

Wag! primarily relies on Amazon Web Services to deliver its services to users on its platform and any disruption of or interference with its use of Amazon Web Services could adversely affect its business, financial condition, and operating results.

Wag! relies in part upon the stable performance of our servers, networks, IT infrastructure and data processing systems for provision of our products and services. For example, Wag! currently relies on Amazon Web Services (“AWS”) to host its platform and support its operations. Wag! does not have control over the operations of the facilities of AWS that it uses. The facilities of AWS are vulnerable to damage or interruption from internal and external factors, including natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. Wag!’s platform’s continuing and uninterrupted performance is critical to its success. Wag! has experienced, and expects that in the future it will experience, interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect Wag!’s ability to meet the requirements of users on its platform. Since Wag!’s platform’s continuing and uninterrupted performance is critical to its success, sustained or repeated system failures would reduce the attractiveness of its platform. It may become increasingly difficult or expensive to maintain and improve Wag!’s performance, especially during peak usage times, as it expands the usage of its platform. Any negative publicity arising from these disruptions could harm Wag!’s reputation and brand and may adversely affect the usage of its platform. Any of the above circumstances or events may harm Wag!’s reputation and brand, reduce the availability or usage of its platform, lead to a significant short-term loss of revenue, increase its costs, and impair its ability to attract new users, any of which could adversely affect its business, financial condition, and operating results.

Wag! relies on third-party payment service providers to process payments made by Pet Parents and payments made to Pet Caregivers on its platform. If these third-party payment service providers become unavailable or Wag! is subject to increased fees, its business, operating results, and financial condition could be materially adversely affected.

Wag! relies on a number of third-party payment service providers, including payment card networks, banks, payment processors, and payment gateways, to link Wag! to payment card and bank clearing networks to process payments made by Wag!’s Pet Parents and payments made to Pet Caregivers through Wag!’s platform. Wag! also relies on these third-party providers to address Wag!’s compliance with various laws, including money transmission regulations. Wag! has agreements with these providers, some of whom are the sole providers of their particular service. If these companies become unwilling or unable to provide these services to Wag! on acceptable terms, Wag! is unable to integrate with a provider in a timely manner, or regulators take action against Wag!, Wag!’s business may be disrupted. In such case, Wag! would need to find an alternate payment service provider and it may not be able to secure similar terms or replace such payment service provider in an acceptable time frame. If Wag! needs to migrate to alternative or integrate additional third-party payment service providers for any reason, the transition or addition would require significant time and management resources and may not be as effective, efficient, or well-received by Wag!’s Pet Caregivers and Pet Parents or adequately address regulatory requirements. Any of the foregoing risks related to third-party payment service providers, including compliance with money transmission rules in any jurisdiction in which Wag! operates, could cause Wag! to incur significant losses and, in certain cases, require Wag! to make payments to Pet Caregivers out of its funds, which could materially adversely affect its business, operating results, and financial condition.

In addition, the software and services provided by Wag!’s third-party payment service providers may fail to meet Wag!’s expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause Wag! to lose its ability to accept online payments or other payment transactions or facilitate timely payments to Pet Caregivers on Wag!’s platform, which could make Wag!’s platform less convenient and desirable to its users and adversely affect Wag!’s ability to attract and retain Pet Caregivers and Pet Parents. For more information, see “Risk Factors—Risks Related to Privacy and Technology—Any error, bug, vulnerability or systems defect or failure and resulting interruptions in the availability of Wag!’s website, mobile applications, or platform could adversely affect Wag!’s business, financial condition, and operating results.”

If Wag! fails to invest adequate resources into the payment processing infrastructure on Wag!’s platform, or if Wag!’s investment efforts are unsuccessful or unreliable, Wag!’s payments activities may not function properly or keep pace with competitive offerings, which could adversely impact their usage. Further, Wag!’s ability to expand its payments activities into additional countries is dependent upon the third-party providers Wag! uses to support these activities. As Wag! expands the availability of its platform to additional geographies or offer new payment methods to its Pet Caregivers and Pet Parents in the future, it may become subject to additional regulations and compliance requirements and exposed to heightened fraud risk, which could lead to an increase in its operating expenses.

For certain payment methods, including credit and debit cards, Wag! pays interchange and other fees and such fees result in significant costs. Payment card network costs have increased and may continue to increase in the future, the interchange fees and assessments that they charge for each transaction that accesses their networks and may impose special fees or assessments on any such transaction. Wag!’s payment card processors have the right to pass any increases in interchange fees and assessments on to Wag!. Credit card transactions result in higher fees to Wag! than transactions made through debit cards. Wag! also faces a risk of increased transaction fees and other fines and penalties, if Wag! or its service providers fail to comply with payment card industry security standards. Any material increase in interchange fees in the United States or other geographies, including as a result of changes in interchange fee limitations imposed by law in some geographies, or other network fees or assessments, or a shift from payment with debit cards to credit cards could increase Wag!’s operating costs and materially adversely affect Wag!’s business, operating results, and financial condition.

Wag! relies on third parties to provide some of the software or features for its platform and depends on the interoperability of its platform across third-party applications and services. If such third parties were to interfere with the distribution of Wag!’s platform or with its use of such software, its business would be materially adversely affected.

Wag! relies upon certain third parties to provide software or features for its platform. If the third parties Wag! relies upon cease to provide access to the third-party software that Wag!, Pet Parents, and Pet Caregivers use, cease providing access to such software on terms that Wag! believes to be attractive or reasonable, or stop providing Wag! with the most current version of such software, Wag! may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all, any of which would adversely affect Wag!’s business. For example, Wag! relies on Google Maps and Apple Maps for maps and location data for functionality on Wag!’s platform and Wag! integrates applications, content, and data from third parties to deliver its platform and services.

Third-party applications, products, and services are constantly evolving and Wag! may not be able to maintain or modify its platform to ensure its compatibility with third-party offerings following development changes. If Wag! loses such compatibility, experience difficulties, or increased costs in integrating Wag!’s offerings into alternative devices or systems, or manufacturers or operating systems elect not to include Wag!’s offerings, make changes that degrade the functionality of Wag!’s offerings, or give preferential treatment to competitive products, the growth of Wag!’s community and its business, results of operations, and financial condition could be materially adversely affected.

Wag! relies on mobile operating systems and application marketplaces to make its applications available to Pet Parents and Pet Caregivers and if Wag! does not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, its usage or brand recognition could decline and its business, financial results, and operating results could be materially adversely affected.

Wag! largely depends on mobile operating systems, such as Android and iOS and their respective application marketplaces to make Wag!’s applications available to Pet Parents and Pet Caregivers that use Wag!’s platform on mobile devices. Any changes in such systems or application marketplaces that degrade the functionality of Wag!’s applications or give preferential treatment to Wag!’s competitors’ applications could adversely affect Wag!’s platform’s usage on mobile devices. If such mobile operating systems or application marketplaces limit or prohibit Wag! from making its applications available to Pet Parents and Pet Caregivers, make changes that degrade the functionality of Wag!’s applications, increase the cost to users or to Wag! of using such mobile operating systems or application marketplaces or Wag!’s applications, impose terms of use unsatisfactory to Wag!, or modify their search or ratings algorithms in ways that are detrimental to Wag!, or if Wag!’s competitors’ placement in such mobile operating systems’ application marketplace is more prominent than the placement of Wag!’s applications, Wag!’s user growth could slow, pause, or decline. Wag!’s applications have experienced fluctuations in the past and it anticipates similar fluctuations in the future. Any of the foregoing risks could adversely affect Wag!’s business, financial condition, and operating results.

As new mobile devices and mobile platforms, as well as entirely new technology platforms are developed and released, there is no guarantee that certain devices will support Wag!’s platform or effectively roll out updates to its applications. Additionally, in order to deliver high-quality applications, Wag! needs to ensure that its platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards, which can require cooperation from participants in the mobile device industry. Wag! may not be successful in developing or maintaining relationships with key participants in the mobile device industry that enhance users’ experience. If Pet Parents or Pet Caregivers that use Wag!’s platform encounter any difficulty accessing or using Wag!’s applications on their mobile devices or if Wag! is unable to adapt to changes in popular mobile operating systems, Wag! expects that its user growth and user engagement would be materially adversely affected.

Wag!’s platform may contain third-party open source software components, the use of which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code; any such failure to comply with the terms of the underlying open source software licenses could restrict Wag!’s ability to provide its platform.

Though Wag! generally avoids “open source” software, Wag!’s platform may contain software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, Wag! cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise Wag!’s platform. Many of the risks associated with the use of open source software cannot be eliminated, and could, if not properly addressed, negatively affect Wag!’s business. To the extent that Wag!’s systems depend upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of Wag!’s systems or applications, delay the introduction of new solutions, result in a failure of its systems, products or services, and injure Wag!’s reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks and make Wag!’s systems more vulnerable to data breaches. Wag! has processes in place to help alleviate these risks, but it cannot be sure that all open source software is identified or submitted for approval prior to use in its solutions, products and services. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect Wag!’s ownership of proprietary intellectual property, the security of its systems, products and services, or its business, results of operations, and financial condition.

Some open source licenses contain unfavorable requirements that may, depending on how the licensed software is used or modified, require that Wag! makes available source code for modifications or derivative works it creates based upon the licensed open source software, authorizes further modification and redistribution of that source code, makes its software available at little or no cost, or grants other licenses to Wag!’s intellectual property. This could enable Wag!’s competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of Wag!’s competitive advantages. Alternatively, to avoid the release of the affected portions of Wag!’s source code, Wag! could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of its software or cease use or distribution of some or all of its software until it can adequately address the concerns.

Wag! also releases certain of its proprietary software modules to the public under open source licenses. Although Wag! has certain policies and procedures in place to monitor its use of open source software that are designed to avoid subjecting its platform to conditions it does not intend, those policies and procedures may not be effective to detect or address all such conditions. In addition, the terms of many open source licenses have not been interpreted by U.S. or foreign courts and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Wag!’s ability to provide or distribute its platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, Wag! could be subject to lawsuits by parties claiming ownership of what Wag! believes to be open source software. If Wag! is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its platform on terms that are not economically feasible, to re-engineer its platform, to discontinue or delay the provision of its platform if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition, and operating results.

Risks Related to Wag!’s Intellectual Property

Failure to adequately protect Wag!’s intellectual property could adversely affect Wag!’s business, financial condition, and operating results.

Wag!’s business depends on its intellectual property and proprietary technology, the protection of which is crucial to the success of its business. Wag! relies on a combination of trademark, copyright, and trade secret laws, license agreements, intellectual property assignment agreements, and confidentiality procedures to protect its intellectual property. Additionally, Wag! relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that it believes is best protected by means that do not require public disclosure. Wag! generally attempts to protect its intellectual property, technology, and confidential information by requiring its employees and consultants who develop intellectual property on its behalf to enter into confidentiality and invention assignment agreements and third parties Wag! shares information with to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of Wag!’s confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Wag!’s confidential information or technology, or infringement of its intellectual property. For example, Wag! may fail to enter into the necessary agreements, and even if entered into, these agreements may be willfully breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of Wag!’s proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. In addition, Wag!’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that Wag!’s employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for Wag!, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Wag!’s intellectual property rights and other proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect Wag!’s competitive business position.

Despite Wag!’s efforts to protect its proprietary rights, other parties may unintentionally or willfully disclose, obtain or use its technologies or systems, which may allow unauthorized parties to copy aspects of Wag!’s platform or other software, technology, and functionality or obtain and use information that Wag! considers proprietary. In addition, unauthorized parties may also attempt, or successfully endeavor, to obtain Wag!’s intellectual property, confidential information and trade secrets through various methods, including through scraping of public data or other content from Wag!’s website or mobile applications, cybersecurity attacks, and legal or other methods of protecting this data may be inadequate. Monitoring unauthorized use and disclosures of Wag!’s intellectual property, proprietary technology, or confidential information can be difficult and expensive and Wag! cannot be sure that the steps it has taken will prevent misappropriation or infringement of its intellectual property or proprietary rights.

As of December 2021, Wag! held 5 registered U.S. trademarks. In addition, Wag! has registered domain names for websites that it uses in its business, such as www.wagwalking.com and other variations. The inclusion of the website address in this proxy statement/prospectus does not include or incorporate by reference the information on Wag! or New Wag!’s website into this proxy statement/prospectus.

Competitors have and may continue to adopt service names similar to Wag!’s, thereby harming Wag!’s ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to Wag!’s trademarks. See “Risk Factors—Risks Related to Wag!’s Intellectual Property—Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.” Further, litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce Wag!’s intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation initiated by Wag! concerning the violation by third parties of its intellectual property rights is likely to be expensive and time-consuming and could lead to the invalidation of, or render unenforceable, its intellectual property, or could otherwise have negative consequences for Wag!. Even when Wag! sues other parties for such infringement, that suit may have adverse consequences for Wag!’s business. In addition, Wag! may not timely or successfully apply for a patent or register its trademarks or otherwise secure its intellectual property, which could result in negative effects to Wag!’s market share, financial condition and results of operations. Wag!’s efforts to protect, maintain, or enforce its proprietary rights may not be respected in the future or may be invalidated, circumvented, or challenged. and could result in substantial costs and diversion of resources, which could adversely affect its business, financial condition, and operating results.

Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business, and financial condition.

Wag! faces potential liability and expense for claims relating to the information that it publishes on its website and mobile applications, including claims for trademark and copyright infringement, defamation, libel and negligence, among others. Wag!’s platform also relies upon content that is created and posted by Pet Caregivers, Pet Parents, or other third parties. Claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against Wag!, in addition to Wag!’s Pet Caregivers and Pet Parents. While Wag! relies on a variety of statutory and common-law frameworks and defenses, including those provided by the Digital Millennium Copyright Act (“DMCA”), the Communications Decency Act (“CDA”), and the fair-use doctrine in the United States, differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which Wag! operates may affect Wag!’s ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by Pet Caregivers and Pet Parents or otherwise contributed by third-parties to Wag!’s platform. Moreover, regulators in the United States and in other countries may introduce new regulatory regimes, such as a potential repeal of CDA Section 230, that increase potential liability for information or content available on Wag!’s platform. Failure to identify and prevent illegal or inappropriate content from being uploaded to Wag!’s platform, or an inability to rely on legal defenses available under applicable law to operators of platforms such as Wag!’s, may subject it to negative publicity, private enforcement or liability, such as payment of damages, limiting the dissemination of content, and suspension or removal of its platform from app distribution channels.

In addition, Wag! has been and may become subject to claims and litigation alleging infringement of third-party intellectual property which, if resolved adversely to Wag!, could subject it to significant liability for damages, impose temporary or permanent injunctions against Wag!’s business operations, or invalidate or render unenforceable its intellectual property. See “Risk Factors—Risks Related to Wag!’s Intellectual Property—Failure to adequately protect Wag!’s intellectual property could adversely affect Wag!’s business, financial condition, and operating results; Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation”. In connection with any such claims or litigation, Wag! may decide to settle such lawsuits and disputes on terms that are unfavorable to it or if any litigation to which Wag! is a party is resolved adversely to Wag!, it may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require Wag! to cease some or all of our operations or pay substantial amounts to the other party. In addition, Wag! may have to seek a license to continue practices found to be in violation of a third party’s rights, which license may not be available on reasonable terms, or at all, and may significantly increase Wag!’s operating costs and expenses.

The results of any such claims, lawsuits, arbitration proceedings, or other legal or regulatory proceedings cannot be predicted with any degree of certainty. Any claims against Wag!, whether meritorious or not, could be time-consuming, result in costly litigation, be harmful to Wag!’s reputation, require significant management attention, and divert significant resources. Determining reserves for Wag!’s pending litigation is a complex and fact-intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines, and penalties that could adversely affect Wag!’s business, financial condition, and operating results. These proceedings could also result in harm to Wag!’s reputation and brand, sanctions, consent decrees, injunctions, or other orders requiring a change in Wag!’s business practices. Any of these consequences could adversely affect Wag!’s business, financial condition, and operating results. Further, under certain circumstances, Wag! has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of Wag!’s business and commercial partners and current and former directors and officers.

Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.

Wag! operates in an industry with frequent intellectual property litigation. Other parties have asserted and in the future may assert, that Wag! has infringed their intellectual property rights. For example, Wag! is presently involved in a lawsuit in the Northern District of California in which a third-party trademark owner is alleging, amongst other claims, that Wag!’s “WAG!” trademark infringes the third party’s trademarks and that its use breaches the terms of a 2016 settlement agreement entered into between Wag! and the third party. The third-party trademark owner is seeking cancellation of certain of Wag!’s registered trademarks as well as damages (including punitive and/or treble damages), attorneys’ fees and a preliminary injunction prohibiting use of Wag!’s logos and other branding materials which, if successful, may result in material liability and may force Wag! to take costly remediation actions, such as redesigning aspects of Wag!’s brand or even carrying out complete and costly rebranding. In any event, any such litigation may be time-consuming and expensive to resolve and may divert management’s time and attention from Wag!’s business. Furthermore, Wag! could be required to pay substantial damages.

Wag! cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions would substantially adversely affect its business, financial condition, and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in Wag!’s favor, may result in costly litigation and diversion of technical and management personnel. Further, an adverse outcome of a dispute may require Wag! to pay damages, potentially including treble damages and attorneys’ fees if Wag! is found to have willfully infringed a party’s patent, trademark, or copyright rights, cease making, licensing, or using products that are alleged to incorporate the intellectual property of others, expend additional development resources to redesign Wag!’s offerings, and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to Wag!, or at all. In any event, Wag! may need to license intellectual property which would require Wag! to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in Wag!’s favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect Wag!’s business, reputation, financial condition, and operating results.

Wag! may be unable to continue to use the domain names that it uses in its business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of its brand, trademarks, or service marks.

Wag! has registered domain names that it uses in, or are related to, its business, most importantly www.wagwalking.com. If Wag! loses the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, Wag! may be forced to market its offerings under a new domain name, which could cause Wag! substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. Wag! may not be able to obtain preferred domain names outside the United States due to a variety of reasons, including because they are already held by others. In addition, Wag!’s competitors and others could attempt to capitalize on Wag!’s brand recognition by using domain names similar to Wag!’s domain names. Wag! may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of Wag!’s brand or its trademarks or service marks. Protecting, maintaining, and enforcing Wag!’s rights in its domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect Wag!’s business, financial condition, and operating results.

Risk Related to Wag!’s Operations

Wag! depends on its highly skilled employees to grow and operate its business and if Wag! is unable to hire, retain, manage, and motivate its employees, or if its new employees do not perform as anticipated, Wag! may not be able to grow effectively and its business, financial condition, and operating results could be materially adversely affected.

Wag!’s future success will depend in part on the continued service of its senior management team, key technical employees, and other highly skilled employees. Wag! may not be able to retain the services of any of its employees or other members of senior management in the future. Also, Wag!’s employees, including its senior management team, work for Wag! on an at-will basis and there is no assurance that any such employee will remain with Wag!.

Wag!’s competitors may be successful in recruiting and hiring members of Wag!’s management team or other key employees and it may be difficult for Wag! to find suitable replacements on a timely basis, on competitive terms, or at all. If Wag! is unable to attract and retain the necessary employees, particularly in critical areas of its business, Wag! may not achieve its strategic goals. In addition, from time to time, there may be changes in Wag!’s senior management team that may be disruptive to its business. If Wag!’s senior management team fails to work together effectively and to execute its plans and strategies, Wag!’s business, financial condition, and operating results could be materially adversely affected.

Wag! faces intense competition for highly skilled employees. For example, competition for engineering talent is particularly intense and engineering support is particularly important for Wag!’s business. To attract and retain top talent, Wag! has offered, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Wag!’s equity awards declines, it may adversely affect Wag!’s ability to attract and retain highly qualified employees. On the other hand, Wag!’s employees may receive significant proceeds from sales of Wag!’s equity which may reduce their motivation to continue to work for Wag!. Wag! may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train, and integrate such employees and Wag! may never realize returns on these investments. If Wag! is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity, and engagement could suffer, which could adversely affect business, financial conditions, and operating results.

Wag!’s company culture has contributed to its success and if Wag! cannot maintain and evolve its culture as it grows, its business could be materially adversely affected.

Wag! believes that its company culture has been critical to its success. Wag! faces many challenges that may affect its ability to sustain its corporate culture, including:

●	failure to identify, attract, reward, and retain people in leadership positions in its organization who share and further its culture, values, and mission;
●	the potential growth in size and geographic diversity of Wag!’s workforce;
●	competitive pressures to move in directions that may divert Wag! from its mission, vision, and values (including, for example, pressure exerted by large technology companies adopting permanent remote work frameworks);
●	the impact on employee morale created by geopolitical events, public stock market volatility, and general public company criticism;
●	the continued challenges of a rapidly evolving industry;
●	the increasing need to develop expertise in new areas of business that affect Wag!;
●	negative perception of Wag!’s treatment of employees, Pet Parents, Pet Caregivers, or Wag!’s response to employee sentiment related to political or social causes or actions of management; and
●	the integration of new personnel and businesses from acquisitions.

If Wag! is not able to maintain and evolve its culture, its business, financial condition, and operating results could be materially adversely affected.

Wag!’s support function is critical to the success of its platform and any failure to provide high-quality service could affect Wag!’s ability to retain its existing Pet Caregivers and Pet Parents and attract new ones.

Wag!’s ability to provide high-quality support to its community of Pet Caregivers and Pet Parents is important for the growth of its business and any failure to maintain such standards of support, or any perception that Wag! does not provide high-quality service, could affect Wag!’s ability to retain and attract Pet Caregivers and Pet Parents. Meeting the support expectations of Wag!’s Pet Caregivers and Pet Parents requires significant time and resources from Wag!’s support team and significant investment in staffing, technology (including automation and machine learning to improve efficiency), infrastructure, policies, and support tools. The failure to develop the appropriate technology, infrastructure, policies and support tools, or to manage or properly train Wag!’s support team, could compromise Wag!’s ability to resolve questions and complaints quickly and effectively. Any changes in Wag!’s workforce composition or number of employees, including as a result of the COVID-19 pandemic, has in the past led to, and may in the future lead to, backlog incidents that lead to substantial delays or other issues in responding to requests for customer support, which may reduce its ability to effectively retain Pet Caregivers and Pet Parents.

The majority of Wag!’s user contact volume typically is serviced by a limited number of third-party service providers. Wag! relies on its internal team and these third parties to provide timely and appropriate responses to the inquiries of Pet Caregivers and Pet Parents that come to Wag! via telephone, email, social media, and chat. Reliance on these third parties requires that Wag! provides proper guidance and training for its employees, maintains proper controls and procedures for interacting with its community, and ensures acceptable levels of quality and user satisfaction are achieved. Failure to appropriately allocate functions to these third-party service providers or to maintain suitable training, controls, and procedures could materially adversely impact Wag!’s business.

Wag! provides support to Pet Caregivers and Pet Parents and helps to mediate disputes between Pet Caregivers and Pet Parents. Wag! relies on information provided by Pet Caregivers and Pet Parents and is at times limited in its ability to provide adequate support or help Pet Caregivers and Pet Parents resolve disputes due to Wag!’s lack of information or control. To the extent that Pet Caregivers and Pet Parents are not satisfied with the quality or timeliness of Wag!’s support or third-party support, Wag! may not be able to retain Pet Caregivers or Pet Parents and Wag!’s reputation as well its business, operating results, and financial condition could be materially adversely affected.

When a Pet Caregiver or Pet Parent has a poor experience on Wag!’s platform, Wag! may issue refunds or coupons for future bookings, or other customer service gestures of monetary value. These refunds and coupons are generally treated as a reduction to revenue. A robust support effort is costly and Wag! expects such costs to continue to rise in the future as Wag! grows its business and implements new product offerings. Wag! has historically seen a significant number of support inquiries from Pet Caregivers and Pet Parents. Wag!’s efforts to reduce the number of support requests may not be effective and Wag! could incur increased costs without corresponding revenue, which would materially adversely affect its business, operating results, and financial condition.

Wag! relies on a third-party background check provider and a third-party identification provider to screen potential Pet Caregivers and if such providers fail to provide accurate information or Wag! does not maintain business relationships with them, Wag!’s business, financial condition, and operating results could be materially adversely affected.

Wag! relies on a single third-party background check provider to provide or confirm the criminal and other records of potential Pet Caregivers to help identify those that are not eligible to use Wag!’s platform pursuant to Wag!’s internal standards and applicable law. Wag!’s business may be materially adversely affected to the extent such providers do not meet their contractual obligations, Wag!’s expectations, or the requirements of applicable laws or regulations. If Wag!’s third-party background check provider terminates its relationship with Wag! or refuses to renew its agreement with Wag! on commercially reasonable terms, Wag! may need to find an alternate provider and may not be able to secure similar terms or replace such partners in an acceptable timeframe. If Wag! cannot find an alternate provider on terms acceptable to it, Wag! may not be able to timely onboard potential Pet Caregivers and as a result, Wag!’s platform may be less attractive to potential Pet Caregivers and it may have difficulty finding enough Pet Caregivers to meet Pet Parent demand. Further, if the background checks or identity verification checks conducted by Wag!’s third-party provider or the third-party databases they check are, or are perceived to be, inaccurate, insufficiently inclusive of relevant records, or otherwise inadequate or below expectations, Pet Caregivers who otherwise would be barred from using Wag!’s platform may be approved to offer services via Wag!’s platform and some Pet Caregivers may be inadvertently excluded from Wag!’s platform. As a result of inaccurate or incomplete background or verification checks, Wag! may be unable to adequately provide a safe environment for pets and Pet Parents and Wag!’s reputation and brand could be materially adversely affected and Wag! could be subject to increased regulatory or litigation exposure. In addition, Wag! does not generally run additional background checks on Pet Caregivers after they have been approved to use its platform. If a Pet Caregiver engages in criminal activity after the third-party background check has been conducted, Wag! may not be informed of such criminal activity and this Pet Caregiver may be permitted to continue offering services through Wag!’s platform. If Wag! chooses to engage in more frequent background checks in the future, Wag! may experience a decrease in Pet Caregiver retention, which may adversely impact its platform. Wag! is also subject to a number of laws and regulations applicable to background and identity verification checks for potential and existing Pet Caregivers that use Wag!’s platform. If Wag! or its third-party background check provider or identity verification provider fail to comply with applicable laws and regulations in the handling of background or identity verification checks or the use of background check or identity verification information, Wag!’s reputation, business, financial condition, and operating results could be materially adversely affected and Wag! could face legal action, including class, collective, or other representative actions.

Any negative publicity related to any of Wag!’s third-party background check providers or third-party identity verification provider, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect Wag!’s reputation and brand and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect Wag!’s business, financial condition, and operating results.

Wag! relies primarily on third-party insurance policies to insure its operations-related risks. If Wag!’s insurance coverage is insufficient for the needs of its business or its insurance providers are unable to meet their obligations, Wag! may not be able to mitigate the risks facing its business, which could adversely affect its business, financial condition, and operating results.

Wag! procures third-party insurance policies to cover various operations-related risks including general liability, auto liability, excess liability, employment practices liability, workers’ compensation, property, cybersecurity and technology errors and omissions, fiduciary liability, and directors’ and officers’ liability. For certain types of operations-related risks or future risks related to Wag!’s new and evolving services, Wag! may not be able to, or may choose not to, acquire insurance. In addition, Wag! may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to its new and evolving services and Wag! may have to pay high premiums, self-insured retentions, or deductibles for the coverage it does obtain. Additionally, if any of Wag!’s insurance providers become insolvent, such a provider would be unable to pay any operations-related claims that Wag! makes. Further, some of Wag!’s agreements with merchants require that Wag! procure certain types of insurance and if Wag! is unable to obtain and maintain such insurance, Wag! would be in violation of the terms of these merchant agreements.

If the amount of one or more operations-related claims were to exceed Wag!’s applicable aggregate coverage limits, Wag! would bear the excess, in addition to amounts already incurred in connection with deductibles, self-insured retentions, or otherwise paid by Wag!’s insurance subsidiary. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, Wag!’s insurance and claims expense could increase, or Wag! may decide to raise its deductibles or self-insured retentions when its policies are renewed or replaced. Wag!’s business, financial condition, and operating results could be materially adversely affected if: (1) the cost per claim, premiums, or the number of claims significantly exceeds Wag!’s historical experience or coverage limits; (2) Wag! experiences a claim in excess of its coverage limits; (3) Wag!’s insurance providers fail to pay on Wag!’s insurance claims; (4) Wag! experiences a claim for which coverage is not provided; or (5) the number of claims under Wag!’s deductibles or self-insured retentions differs from historical averages.

Wag! may have insufficient or no coverage for certain events, including reclassification of Pet Caregivers under applicable law and certain business interruption losses, such as those resulting from the COVID-19 pandemic. Additionally, certain policies may not be available to Wag! and the policies Wag! has and obtains in the future may be insufficient to cover all of its business exposure.

Wag! relies on its general liability insurance policy to provide coverage to Wag! for claims and losses. Increased claim frequency and severity and increased fraudulent claims could result in greater payouts, premium increases, or difficulty securing coverage.

Wag! may face difficulties as it expands its operations into new local markets and international markets in which it has limited or no prior operating experience.

Wag!’s capacity for continued growth depends in part on its ability to expand its operations into, and compete effectively in, new local and international markets. It may be difficult for Wag! to accurately predict Pet Parent preferences and purchasing habits in these new markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect Wag!’s ability to operate, the pool of Pet Caregivers that are available and Wag!’s costs associated with insurance, support, fraud and onboarding new Pet Caregivers. In addition, each market is subject to distinct competitive and operational dynamics. These include Wag!’s ability to offer more attractive services than alternative options, to provide effective user support and to efficiently attract and retain Pet Parents and Pet Caregivers, all of which affect Wag!’s sales, operating results, and key business metrics. As a result, Wag! may experience fluctuations in its operating results due to changing dynamics in the local and international markets where Wag! operates. If Wag! invests substantial time and resources to expand its operations and is unable to manage these risks effectively, Wag!’s business, financial condition, and operating results could be materially adversely affected.

The failure to successfully execute and integrate acquisitions could materially adversely affect Wag!’s business, operating results, and financial condition.

As part of Wag!’s business strategy, it will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement Wag!’s business. For example, Wag! acquired Compare Pet Insurance for $3.75 million in cash and a total of 639,000 units of common stock in August 2021.

Acquisitions involve numerous risks, any of which could harm Wag!’s business and negatively affect Wag!’s financial condition and operating results, including:

●	intense competition for suitable acquisition targets, which could increase prices and adversely affect Wag!’s ability to consummate deals on favorable or acceptable terms;
●	failure to close or material delay in closing a transaction;
●	transaction-related lawsuits or claims;
●	difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;
●	difficulties in retaining key employees or business partners of an acquired company;
●	difficulties in retaining merchants, consumers, and service providers, as applicable, of an acquired company;
●	challenges with integrating the brand identity of an acquired company with Wag!’s own;
●	diversion of financial and management resources from existing operations or alternative acquisition opportunities;
●	failure to realize the anticipated benefits or synergies of a transaction;
●	failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;
●	risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;
●	risks that regulatory bodies do not approve Wag!’s acquisitions or business combinations or delay such approvals;
●	theft of Wag!’s trade secrets or confidential information that it shares with potential acquisition candidates;
●	risk that an acquired company or investment in new services cannibalizes a portion of Wag!’s existing business; and
●	adverse market reaction to an acquisition.

If Wag! fails to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets and strategic investments, or if Wag! fails to successfully integrate such acquisitions or investments, its business, financial condition, and operating results could be materially adversely affected.

Wag! may require additional capital to support business growth and this capital might not be available on acceptable terms, or at all.

To support Wag!’s growing business and to effectively compete, Wag! must have sufficient capital to continue to make significant investments in its platform. Wag! intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new platform features and services or enhance its existing platform, improve its operating infrastructure, or acquire complementary businesses and technologies. Although Wag! currently anticipates that its existing cash, cash equivalents, and marketable securities and cash flow from operations will be sufficient to meet its working capital and capital expenditure needs for at least the next 12 months, Wag! may require additional financing. Accordingly, Wag! may need to engage in equity or debt financings to secure additional funds. If Wag! raises additional funds through future issuances of equity, equity-linked securities, or convertible debt securities, its existing stockholders could suffer significant dilution and any new securities Wag! issues could have rights, preferences, and privileges superior to those of current equity investors.

If Wag! raises additional funds through the incurrence of indebtedness, then it may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on its ability to incur additional debt and other operating restrictions that could adversely impact its ability to conduct its business. Any additional future indebtedness Wag! may incur may result in terms that could be unfavorable to its equity investors.

Wag! evaluates financing opportunities from time to time and its ability to obtain financing will depend, among other things, on its development efforts, business plans, and operating performance and the condition of the capital markets at the time it seeks financing. Wag! may not be able to obtain additional financing on terms favorable to it, if at all. If Wag! is unable to obtain adequate financing or financing on terms satisfactory to Wag! when it requires it, Wag!’s ability to continue to support its business growth and to respond to business challenges could be impaired and its business, financial condition, and operating results may be materially adversely affected.

Wag!’s application for the Paycheck Protection Program Loan could in the future be determined to have been impermissible or could result in damage to Wag!’s reputation.

In August 2020, Wag! received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program, or the PPP Loan. The PPP Loan is subject to the terms and conditions of the Paycheck Protection Program, which was established under the CARES Act and is administered by the U.S. Small Business Administration, or the SBA. The application for these funds required Wag! to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of Wag!. This certification further required Wag! to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Following this analysis, Wag! believed that it satisfied all eligibility criteria for the PPP Loans and that its receipt of the PPP Loans was consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.

In accordance with the requirements of the PPP, Wag! used the PPP Loan to cover certain qualified expenses. The PPP Loan contains customary events of default, including, among others, those relating to breaches of obligations under the PPP Loan (including a failure to make payments), any bankruptcy or similar proceedings, and certain material effects on Wag!’s ability to repay the PPP Loan. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. No payments of principal or interest are due until the conclusion of the deferral period, which ends in November 2021. Under the terms of the PPP loans, all or a portion of the principal could be forgiven if the loan proceeds were used for qualifying expenses, adjusted for any headcount reduction, as described in the CARES Act.

In August 2021, Wag! applied for forgiveness of $3.5 million of the PPP Loan. Subsequently, in September 2021, the SBA approved Wag!’s loan forgiveness application in the amount of $3.5 million. The remaining loan balance of $1.7 million is being paid starting in November 2021 in monthly principal installments of $38,000 through the loan’s maturity date of August 2025.

If, despite Wag!’s good-faith belief that given its circumstances it satisfied all eligible requirements for the PPP Loan, Wag! is later determined to have violated any applicable laws or regulations that may apply to it in connection with the PPP Loans or it is otherwise determined that Wag! was ineligible to receive the PPP Loan, Wag! may be required to repay the PPP Loan in its entirety or be subject to additional penalties, which could also result in adverse publicity and damage to Wag!’s reputation. Additionally, the proposed Business Combination may subject Wag! to additional scrutiny for its decision to receive the PPP Loan. Should Wag! be audited or reviewed by federal or state regulatory authorities, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. Any of these events could have a material adverse effect on Wag!’s business, results of operations, and financial condition.

Risks Related to Wag!’s Financial Reporting and Disclosure

Wag! tracks certain operational metrics with internal systems and tools and does not independently verify such metrics. Certain of Wag!’s operational metrics are subject to inherent challenges in measurement and any real or perceived inaccuracies in such metrics may adversely affect Wag!’s business and reputation.

Wag! tracks certain operational metrics, including its key business metrics such as Pet Parent Monthly Frequency, Service Fill Rate, Wag! Premium Attach Rate, as well as Pet Parent cohort behavior, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which Wag! relies. Wag!’s internal systems and tools have a number of limitations and Wag!’s methodologies for tracking these metrics may change over time, which could result in unexpected changes to Wag!’s metrics, including the metrics it publicly discloses. If the internal systems and tools Wag! uses to track these metrics undercount or over count performance or contain algorithmic or other technical errors, the data Wag! reports may not be accurate. While these numbers are based on what Wag! believes to be reasonable estimates of its metrics for the applicable period of measurement, there are inherent challenges in measuring how Wag!’s platform is used across large populations. For example, the accuracy of Wag!’s operating metrics could be impacted by fraudulent users of Wag!’s platform and further, Wag! believes that there are consumers who have multiple accounts, even though this is prohibited in Wag!’s Terms of Service and Wag! implements measures to detect and prevent this behavior. In addition, limitations or errors with respect to how Wag! measures data or with respect to the data that Wag! measures may affect Wag!’s understanding of certain details of its business, which could affect Wag!’s long-term strategies. If Wag!’s operating metrics are not accurate representations of its business, if investors do not perceive Wag!’s operating metrics to be accurate, or if Wag! discovers material inaccuracies with respect to these figures, Wag! expects that its business, reputation, financial condition, and operating results would be materially adversely affected.

Certain estimates and information contained in this proxy statement/prospectus are based on information from third-party sources and Wag! does not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data and any real or perceived inaccuracies in such estimates and information may harm Wag!’s reputation and adversely affect its business.

Certain estimates and information contained in this proxy statement/prospectus, including general expectations concerning Wag!’s industry and the market in which Wag! operates, category share, market opportunity, and market size, are based to some extent on information provided by third-party providers. This information depends on a number of assumptions and limitations and although Wag! believes the information from such third-party sources is reliable, Wag! has not independently verified the accuracy or completeness of the data contained in such third-party sources or the methodologies for collecting such data. If there are any limitations or errors with respect to such data or methodologies, or if investors do not perceive such data or methodologies to be accurate, or if Wag! discovers material inaccuracies with respect to such data or methodologies, Wag!’s reputation, financial condition, and operating results could be materially adversely affected.

Risks Related to Ownership of New Wag! Common Stock and this Business Combination

New Wag! will be an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make New Wag!’s common stock less attractive to investors.

CHW currently is, and following the Business Combination, New Wag! will be, an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, New Wag! may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have independent registered public accounting firm audit New Wag!’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in New Wag!’s periodic reports and annual report on Form 10-K; and
●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. New Wag!’s status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which New Wag! has at least $1.07 billion in annual revenue;
●	the date New Wag! qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
●	the date on which New Wag! has issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
●	the last day of the fiscal year ending after the fifth anniversary of the CHW IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. New Wag! may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.

New Wag! cannot predict if investors will find New Wag!’s common stock less attractive if it chooses to rely on any of the exemptions afforded emerging growth companies. If some investors find New Wag!’s common stock less attractive because New Wag! relies on any of these exemptions, there may be a less active trading market for New Wag!’s common stock and the market price of New Wag!’s common stock may be more volatile and may decline.

Wag! had previously identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of New Wag!’s consolidated financial statements or cause New Wag! to fail to meet our periodic reporting obligations.

As a public company, Wag! will be required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and make a formal assessment of the effectiveness of Wag!’s internal controls over financial reporting.

In previous periods, we had identified material weaknesses and we cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid control deficiencies that could lead to material weaknesses in our internal control over financial reporting in the future. Our current controls, and any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, deficiencies in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

Wag! has not performed a formal evaluation of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor has it engaged an independent registered public accounting firm to perform an audit of its internal control over financial reporting as of any balance sheet date or for any period reported in its financial statements. Once New Wag! is no longer an “emerging growth company”, New Wag!’s independent registered public accounting firm will first be required to attest to the effectiveness of New Wag!’s internal control over financial reporting for its Annual Report on Form 10-K for the first year New Wag! is no longer an “emerging growth company” or a “smaller reporting company”. New Wag! will be required to evaluate and disclose changes made in its internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject New Wag! to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Wag! has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

If New Wag! fails to maintain an effective system of disclosure controls and internal control over financial reporting, New Wag!’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in New Wag! and, as a result, the market price of New Wag! common stock.

As a public company, New Wag! will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that New Wag! maintain effective disclosure controls and procedures and internal control over financial reporting. Wag! continues to develop and refine its disclosure controls and other procedures that are designed to ensure that information New Wag! is required to disclose in the reports that New Wag! will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to New Wag!’s management, including New Wag!’s principal executive and financial officers.

Wag! must continue to improve its internal control over financial reporting. New Wag! will be required to make a formal assessment of the effectiveness of its internal control over financial reporting and once New Wag! ceases to be an emerging growth company, New Wag! will be required to include an attestation report on internal control over financial reporting issued by New Wag!’s independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, New Wag! will be engaging in a process to document and evaluate New Wag!’s internal control over financial reporting, which is both costly and challenging. In this regard, New Wag! will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of New Wag!’s internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that New Wag! will not be able to conclude, within the prescribed time period or at all, that New Wag!’s internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, New Wag!’s testing, or the subsequent testing by New Wag!’s independent registered public accounting firm, may reveal additional deficiencies in New Wag!’s internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of New Wag!’s financial statements and reports, which would likely adversely affect the market price of New Wag!’s common stock. In addition, New Wag! could be subject to sanctions or investigations by the stock exchange on which New Wag!’s common stock is listed, the SEC and other regulatory authorities.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of CHW’s securities prior to the Closing may decline. The market values of New Wag!’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which CHW’s shareholders vote on the Business Combination Proposal and the other proposals presented to them.

Following the Business Combination, fluctuations in the price of New Wag!’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Wag!’s Capital Stock. Accordingly, the valuation CHW has ascribed to Wag! in the Business Combination may not be indicative of the price that will be implied in the trading market for New Wag!’s securities following the Business Combination. If an active market for New Wag!’s securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Wag!’s control. Any of the factors listed below could have a material adverse effect on your investment in New Wag!’s securities and New Wag!’s securities may trade at prices significantly below the price you paid for them or that were implied by the conversion of Wag! Capital Stock you owned into New Wag!’s securities as a result of the Business Combination. In such circumstances, the trading price of New Wag!’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Wag!’s securities may include:

●	the impact of the ongoing COVID-19 pandemic on New Wag!’s business;
●	general economic and political conditions;
●	actual or anticipated changes or fluctuations in New Wag!’s operating results, changes in the market’s expectations about New Wag!’s operating results; or failure to meet the expectation of securities analysts or investors in a particular period;
●	announcements by New Wag! or its competitors of new technology, features, or services;
●	competitors’ performance;
●	developments or disputes concerning New Wag!’s intellectual property or other proprietary rights;
●	actual or perceived data security breaches or other data security incidents;
●	announced or completed acquisitions of businesses by New Wag! or its competitors;
●	actual or anticipated fluctuations in New Wag!’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	any actual or anticipated changes in the financial projections New Wag! may provide to the public or New Wag!’s failure to meet those projections
●	any major change in the New Wag! Board or management;
●	changes in laws and regulations affecting New Wag!’s business actual or anticipated developments in New Wag!’s business, its competitors’ businesses, or the competitive landscape generally and any related market speculation;
●	litigation involving New Wag!, its industry or both;
●	governmental or regulatory actions or audits;
●	regulatory or legal developments in the United States;

●	announcement or expectation of additional financing efforts;
●	changes in accounting standards, policies, guidelines, interpretations, or principles;
●	New Wag!’s ability to meet compliance requirements;
●	the public’s reaction to New Wag!’s press releases, other public announcements, and filings with the SEC;
●	operating and share price performance of other companies that investors deem comparable to New Wag!;
●	price and volume fluctuations in the overall stock market from time to time;
●	changes in operating performance and stock market trading volumes and trading prices of other technology companies generally, or those in the pet care industry in particular;
●	changes in financial estimates and recommendations by securities analysts concerning New Wag! or the pet care industry in general;
●	changes in New Wag!’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of New Wag!’s common stock available for public sale;
●	sales of shares of New Wag!’s common stock by New Wag! or its stockholders;
●	expiration of market stand-off or lock-up agreements;
●	sales of substantial amounts of shares of New Wag!’s common stock by New Wag!’s directors, executive officers, or significant stockholders or the perception that such sales could occur;
●	failure of securities analysts to maintain coverage of New Wag!; and
●	the other risk factors under “Risk Factors”.

Broad market and industry factors may materially harm the market price of New Wag!’s securities irrespective of New Wag!’s operating performance. The stock markets in general, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of New Wag!’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Wag! could depress New Wag!’s share price regardless of New Wag!’s business, prospects, financial conditions, or results of operations. A decline in the market price of New Wag!’s securities also could adversely affect New Wag!’s ability to issue additional securities and New Wag!’s ability to obtain additional financing in the future.

Insiders will continue to have substantial influence over New Wag! after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control.

Upon the Closing, New Wag!’s executive officers, directors, and their affiliates will beneficially own approximately 52.3% of New Wag!’s common stock outstanding, assuming maximum redemptions, representing 52.3% of the vote.

As a result, these stockholders, if they act together, will be able to influence New Wag!’s management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of New Wag!’s organizational documents, and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of New Wag! and might affect the market price of New Wag!’s common stock. In addition, the Sponsor will hold the right to designate a director to the New Wag! Board following the Closing. This control could have the effect of delaying or preventing a change of control of New Wag! or changes in its management and will make the approval of certain transactions difficult or impossible without the support of these stockholders and their votes.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that: (1) none of the public shareholders exercise their redemption rights; (2) CHW does not issue any additional equity securities prior to the Business Combination, other than the issuance of up to 500,000 shares of New Wag! common stock to the PIPE and Backstop Investor and that no other event occurs that would change the merger consideration from what it would have been as of the date of the initial signing of the Business Combination Agreement; and (3) there are no future exercises of the CHW Warrants. If the actual facts differ from these assumptions, the numbers of shares and percentage interests set forth above will be different.

If securities or industry analysts either do not publish research about New Wag! or publish inaccurate or unfavorable research about New Wag!, New Wag!’s business or New Wag!’s market, or if they adversely change their recommendations regarding New Wag!’s common stock, the trading price or trading volume of New Wag!’s common stock could decline.

The trading market for New Wag!’s common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, New Wag!’s business, New Wag!’s market, or New Wag!’s competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade New Wag!’s Common Stock, provide a more favorable recommendation about New Wag!’s competitors or publish inaccurate or unfavorable research about New Wag!’s business, New Wag!’s Common Stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of New Wag!, or fail to publish reports on New Wag! regularly, New Wag! could lose visibility in the financial markets and demand for New Wag!’s securities could decrease, which in turn could cause the price and trading volume of New Wag!’s common stock to decline.

A significant portion of New Wag!’s total outstanding shares is restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of New Wag!’s common stock to decline significantly, even if New Wag!’s business is doing well.

The market price of New Wag!’s common stock could decline as a result of sales of a large number of shares of New Wag!’s common stock in the market after the Closing, or the perception that these sales could occur. Following the Closing, based on the number of shares of Wag!’s Capital Stock outstanding as of       , 2022, New Wag! will have a total of       shares of New Wag!’s common stock outstanding. At any time after the expiration of a lock-up to which such shares are subject, certain stockholders will be entitled, under New Wag!’s Amended and Restated Registration Rights Agreement, to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act, including requesting New Wag! file a registration statement to register the offer and sale of their shares. Pursuant to the Amended and Restated Registration Rights Agreement, certain stockholders can demand up to three underwritten offerings; provided, that New Wag! is not obligated to effect an underwritten offering within ninety (90) days after the closing of another underwritten offering. Furthermore, certain stockholders can demand up to four block trades or other coordinated offerings in any 12-month period and they will be entitled to customary piggyback registration rights.

In addition, New Wag! intends to file a registration statement to register shares reserved for future issuance under New Wag!’s equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options, restricted stock unit awards, and warrants or the vesting of other equity awards granted under such plans will be available for immediate resale in the public market.

Sales of New Wag!’s common stock as restrictions end or pursuant to registration rights may make it more difficult for New Wag! to sell equity securities in the future at a time and at a price that New Wag! deems appropriate. These sales also could cause the trading price of New Wag!’s common stock to fall and make it more difficult for you to sell shares of New Wag!’s common stock at a time and price that you deem appropriate.

CHW’s Sponsor, directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing shares or warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the CHW ordinary shares.

CHW’s Sponsor, directors, officers, advisors or their affiliates may purchase public shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the Closing, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CHW’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its redemption rights. If CHW’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), CHW’s Sponsor, directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination or not redeem their public shares. However, they have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to: (1) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination; or (2) reduce the number of CHW warrants outstanding. This may result in the Closing that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CHW ordinary shares or CHW warrants and the number of beneficial holders of CHW’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing, or trading of CHW’s securities on a national securities exchange.

Because there are no current plans to pay cash dividends on the New Wag! common stock for the foreseeable future, you may not receive any return on investment unless you sell your New Wag! common stock at a price greater than what you paid for it.

New Wag! intends to retain future earnings, if any, for future operations, expansion, and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Wag! common stock will be at the sole discretion of the New Wag! Board. The New Wag! Board may take into account general and economic conditions, New Wag!’s financial condition and results of operations, New Wag!’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by New Wag! to its stockholders or by its subsidiaries to it, and such other factors as the New Wag! Board may deem relevant. As a result, you may not receive any return on an investment in New Wag! common stock unless you sell your New Wag! common stock for a price greater than that which you paid for it.

New Wag! stockholders may experience dilution in the future.

The percentage of shares of New Wag! common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that New Wag! may grant to its directors, officers, and employees, exercise of the New Wag! warrants or meeting the conditions under the Earnout Shares and the Management Earnout Shares. In connection with the Business Combination, New Wag! will grant to the lender of the Credit Facility a certain amount of warrants to acquire New Wag! common stock. Such issuances may have a dilutive effect on New Wag!’s earnings per share, which could adversely affect the market price of New Wag! common stock.

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit New Wag!’s stockholders’ ability to obtain a chosen judicial forum for disputes with New Wag! or its directors, officers, employees or stockholders.

The Proposed Charter will require, to the fullest extent permitted by law, that derivative actions brought in New Wag!’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of New Wag!’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter. In addition, the Proposed Charter and amended and restated bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. New Wag! intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Wag! or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Wag! may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Additionally, it is uncertain whether this choice of forum provision is enforceable. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In light of this uncertainty, investors bringing a claim may face certain additional risks, including increased costs and uncertainty of litigation outcomes.

Anti-takeover provisions in the Proposed Organizational Documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the Proposed Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Wag!’s stockholders.

These provisions provide for, among other things:

●	the ability of New Wag!’s board of directors to issue one or more series of preferred stock;
●	a classified board;
●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Wag!’s annual meetings;
●	certain limitations on convening special stockholder meetings;
●	limiting the persons who may call special meetings of stockholders;
●	limiting the ability of stockholders to act by written consent; and
●	New Wag!’s board of directors have the express authority to make, alter or repeal New Wag!’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult or frustrate or prevent a third party from acquiring New Wag!, even if the third party’s offer may be considered beneficial by many of New Wag!’s stockholders. Additionally, the provisions may frustrate or prevent any attempts by New Wag! stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of New Wag!’s board of directors, which is responsible for appointing the members of its management. As a result, New Wag!’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Wag! to take other corporate actions you desire. See “Description of New Wag!’s Securities.”

Claims for indemnification by New Wag!’s directors and officers may reduce New Wag!’s available funds to satisfy successful third-party claims against New Wag! and may reduce the amount of money available to New Wag!.

The Proposed Organizational Documents will provide that New Wag! will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

●	New Wag! will indemnify its directors and officers for serving New Wag! in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
●	New Wag! may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
●	New Wag! will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
●	New Wag! will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against New Wag! or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;
●	the rights conferred in the amended and restated bylaws are not exclusive, and New Wag! is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
●	New Wag! may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Risks Related to Being a Public Company

Our management team has limited experience managing a public company and may not successfully manage our transition to public company status.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

Following the Closing, New Wag! will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition, and operating results.

Following the Closing, New Wag! will face increased legal, accounting, administrative, and other costs and expenses as a public company that Wag! does not incur as a private company and these expenses may increase even more after New Wag! is no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges and the listing standards of the

Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Wag! to carry out activities Wag! has not done previously. For example, New Wag! will create new board committees, enter into new insurance policies, and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or New Wag!’s independent registered public accounting firm identifies material weaknesses in the internal control over financial reporting), New Wag! could incur additional costs rectifying those issues, the existence of those issues could adversely affect New Wag!’s reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with New Wag!’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Wag! Board or as executive officers. In addition, as a public company, New Wag! may be subject to stockholder activism, which can lead to substantial costs, distract management, and impact the manner in which New Wag! operates New Wag!’s business in ways New Wag! does not currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, New Wag!’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, New Wag!’s business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in New Wag!’s favor, these claims and the time and resources necessary to resolve them, could divert the resources of New Wag!’s management and adversely affect New Wag!’s business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require New Wag! to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The requirements of being a public company may strain our resources, divert management’s attention and affect its ability to attract and retain qualified board members.

After the completion of the Business Combination, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition or results of operations.

In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

The Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Because the Company will become a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties.

Because the Company will become a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Company’s common stock, and, accordingly, the Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although CHW performed a due diligence review and investigation of Wag! in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Company because CHW’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.

In addition, because the Company will not become a publicly traded company by means of an traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Company than they might otherwise be if the Company became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with the Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Company’s common stock could have an adverse effect on the Company’s ability to develop a liquid market for the Company’s common stock.

Risks Related to our Structure and Governance

Upon completion of the Business Combination, the rights of holders of New Wag!’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of CHW’s ordinary shares arising under Cayman Islands law.

Upon completion of the Business Combination, the rights of holders of New Wag!’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of New Wag!’s common stock could differ from the rights that holders of CHW ordinary shares currently possess. For instance, while class action lawsuits are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New Wag! becomes involved in costly litigation, which could have a material adverse effect on New Wag!

For a more detailed description of the rights of holders of New Wag!’s common stock under the DGCL and how they may differ from the rights of holders of CHW ordinary shares under Cayman Islands law, please see the section entitled “The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”

Risks Related to the Business Combination and CHW

Our Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Sponsor has agreed, among other things, (i) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, to not redeem any ordinary shares (or, if applicable, shares of New Wag! common stock) held by it and (ii) prior to the consummation of Business Combination or the termination of the Business Combination Agreement, to vote or cause to be voted, all of the CHW shares beneficially owned by Sponsor, at every meeting of the shareholders of CHW at which such matters are considered and at every adjournment or postponement thereof: (1) in favor of (A) the Business Combination and the Business Combination Agreement and the other transactions contemplated thereby (including any proposals recommended by CHW’s Board of Directors in connection with the Business Combination) and (B) any proposal to adjourn or postpone such meeting of shareholders to a later date if there are not sufficient votes to approve the Business Combination; (2) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CHW under the Business Combination Agreement; and (3) against (A) any proposal or offer from any person concerning (I) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving CHW, or (II) the issuance or acquisition of shares of capital stock or other CHW equity securities (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (x) impede the fulfillment of CHW’s conditions under the Business Combination Agreement or change in any manner the voting rights of any class of CHW’s shares or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in the CHW Founders Stock Letter. No consideration was provided to the Sponsor in exchange for its agreeing to vote in favor of the Business Combination.

As of the date of this proxy statement/prospectus, the Sponsor owns approximately 15% of the issued and outstanding ordinary shares.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement conditions closing of the Business Combination to a number of conditions, including approval of the Business Combination Agreement by Wag! stockholders, approval of the proposals required to effect the Business Combination by CHW shareholders, receipt of certain regulatory approvals, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Wag! common stock to be issued to Wag! stockholders for listing on Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement), and the performance by both parties of their covenants and agreements (subject to the materiality standards set forth in the Business Combination Agreement). These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approvals, or CHW or Wag! may elect to terminate the Business Combination Agreement in certain other circumstances.

Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Wag! is appropriate for CHW’s initial business combination.

The personal and financial interests of CHW’s Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of New Wag! following the Business Combination.

CHW’s Sponsor owns 2,405,000 ordinary shares, which were initially acquired prior to CHW’s IPO for a purchase price of $0.009 per share, and CHW’s officers have pecuniary interests in such ordinary shares through indirect ownership interests in the Sponsor. Such shares had an aggregate market value of approximately $                based on the last sale price of $                per share on Nasdaq on        , the record date. In addition, the Sponsor purchased an aggregate of 4,238,636 private placement warrants, each exercisable for one ordinary share of CHW at $11.50 per share, for a purchase price of $4,238,636, or $1.00 per warrant. CHW’s Amended and Restated Memorandum and Articles of Association require CHW to complete an initial business combination (which will be the Business Combination should it occur) within 15 months from the closing of the IPO, or December 1, 2022 (the “Combination Period”). If the Business Combination is not completed and CHW is forced to wind up, dissolve and liquidate in accordance with the Amended and Restated Memorandum and Articles of Association, the 2,405,000 ordinary shares currently held by CHW’s Sponsor and independent directors, respectively, and the private placement warrants held by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).

CHW’s Sponsor, directors and officers, and their respective affiliates have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing of the Business Combination, CHW’s Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CHW’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. On January 18, 2021, CHW issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which CHW may borrow up to an aggregate principal amount of $300,000. As of December 31, 2021, there was no amount outstanding under the Promissory Note. If an initial business combination is not completed prior to December 1, 2022, CHW’s Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

The exercise of CHW’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in CHW’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, may require CHW to agree to amend the Business Combination Agreement, to consent to certain actions taken by Wag! or to waive rights that CHW is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Wag!’s business, a request by Wag! to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Wag!’s business and would entitle CHW to terminate the Business Combination Agreement. In any of such circumstances, it would be at CHW’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for CHW and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CHW does not believe there will be any changes or waivers that CHW’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, CHW will circulate a new or amended proxy statement/prospectus and resolicit CHW’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

A portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if New Wag!’s business is doing well.

Sales of a substantial number of shares of the common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the common stock. While the Sponsor has agreed, and will continue to be subject, to certain restrictions regarding the transfer of the common stock, these shares may be sold after the expiration of the applicable restrictions. New Wag! may file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of the common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If the sale of some or all of the PIPE and Backstop Investment fails to close and sufficient shareholders exercise their Redemption Rights in connection with the Business Combination, CHW may lack sufficient funds to consummate the Business Combination.

In connection with the Business Combination Agreement, CHW entered into the PIPE and Backstop Subscription Agreements with the PIPE and Backstop Investor, which provides for the purchase of an aggregate of up to 500,000 shares of common stock (the “PIPE and Backstop Securities”) following the Domestication and immediately prior to the Closing in a private placement to close concurrently with, and contingent upon, the closing of the Business Combination, for a purchase price of $10.00 per share, or an aggregate of $5 million. The proceeds from the sale of the PIPE and Backstop Securities will be part of the merger consideration. In addition, prior to giving effect to the exercise of any Redemption Rights, the Trust Account has approximately $125,000,000, plus accrued interest since the completion of the CHW IPO. However, if the sale of the PIPE and Backstop Securities does not close by reason of the failure by some or all of the PIPE and Backstop Investor to fund the purchase price for their PIPE and Backstop Securities, for example, and a sufficient number of holders of ordinary shares exercise their redemption rights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE and Backstop Investor’s obligations to purchase the PIPE and Backstop Securities are subject to termination prior to the closing of the sale of the PIPE and Backstop Securities by mutual written consent of CHW, Wag! and the PIPE and Backstop Investor, or if the Business Combination is not consummated on or before November 6, 2022. The PIPE and Backstop Investor’s obligations to purchase the PIPE and Backstop Securities are subject to fulfillment of customary closing conditions, including that the Business Combination must be consummated substantially concurrently with, and immediately following, the purchase of the PIPE and Backstop Securities. In the event of any such failure to fund, any termination of such obligation, or if any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of New Wag!. While the PIPE and Backstop Investor represented to us that it has sufficient funds to satisfy its obligations under the PIPE and Backstop Subscription Agreement, we have not obligated the PIPE and Backstop Investor to reserve funds for such obligations. The Business Combination Agreement includes a minimum condition to Wag!’s obligation to consummate the Business Combination that at least $30 million in cash is available to CHW from the PIPE and Backstop Investment and the Credit Facility together with any cash remaining in the Trust Account after giving effect to any exercise of Redemption Rights by CHW’s shareholders and after the payment of transaction expenses.

For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Business Combination and CHW.”

Subsequent to the completion of the Business Combination, New Wag! may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

CHW cannot assure you that the due diligence CHW has conducted on New Wag! will reveal all material issues that may be present with regard to New Wag!, or that factors outside of CHW’s or New Wag!’s control will not later arise. As a result of unidentified issues or factors outside of CHW’s or New Wag!’s control, New Wag! may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if CHW’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by CHW. Even though these charges may be non-cash items that would not have an immediate impact on New Wag!’s liquidity, the fact that New Wag! reports charges of this nature could contribute to negative market perceptions about New Wag! or its securities. In addition, charges of this nature may cause New Wag! to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

CHW’s public shareholders will experience dilution due to the issuance to Wag! existing equityholders of securities entitling them to a significant voting stake in New Wag!.

Based upon the assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” CHW’s current public shareholders (including Chardan and the anchor investors), the PIPE and Backstop Investor and the Sponsor would hold in the aggregate approximately 27.9%, 1.1% and 5.0%, respectively, of the outstanding economic interests in New Wag! (in each case, assuming no redemptions by CHW’s public shareholders), following the consummation of the Business Combination. Assuming maximum redemptions by CHW’s public shareholders and subject to the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, CHW’s non-redeeming public shareholders, the PIPE and Backstop Investor and the Sponsor would hold in the aggregate approximately 2.2%, 1.4% and 6.8%, respectively, of the outstanding economic interests in New Wag! following the consummation of the Business Combination. Without limiting the other assumptions described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” these ownership percentages do not take into account:

●	any warrants or options to purchase the common stock, including the public warrants and the private placement warrants, that will be outstanding following the Business Combination;
●	any equity awards that may be issued by New Wag!; and
●	the Earnout Shares and the Management Earnout Shares.

If any shares of common stock are redeemed in connection with the Business Combination, the percentage of New Wag!’s outstanding voting stock held by the current holders of CHW will decrease relative to the percentage held if none of the ordinary shares are redeemed. To the extent that any of the outstanding public warrants and private placement warrants are exercised for shares of common stock, CHW’s existing shareholders may experience substantial dilution. The Sponsor’s pro forma economic ownership of New Wag! (assuming exercise of the public warrants and the private placement warrants) is set forth below:

	Assuming No			Assuming Maximum
	Redemptions			Redemptions(1)
					Ownership	Voting
	Shares	Ownership	Voting	Shares	%(2)	%(2)
Sponsor(3)	6,643,636	10.3%	10.3%	6,300,264	9.8%	9.8%
(1)	This presentation assumes maximum redemptions in which the CHW public shareholders redeem all 12,500,000 outstanding shares of CHW’s ordinary shares.
(2)	Percentage calculations assume the exercise and conversion of: (i) 12,500,000 public warrants and (ii) 4,238,636 private placement warrants held by Sponsor. Percentage calculations exclude: (i) the Earnout Shares (defined herein), all of which will be unvested as of the Closing and (ii) shares and awards issuable under the Omnibus Incentive Plan.
(3)	Holdings of the Sponsor consists of (i) the shares of common stock held by the Sponsor and (ii) 4,238,636 shares issuable upon exercise of the private placement warrants held by Sponsor.

CHW public shareholders who do not redeem their ordinary shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of New Wag!.

Upon the issuance of New Wag! common stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their ordinary shares will be diluted. The percentage of the New Wag! common stock that will be owned by public shareholders as a group will vary based on the number of ordinary shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding ordinary shares on December 31, 2021, and based on the New Wag! ordinary shares expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE and Backstop Investment, non-redeeming public shareholders, as a group, will own:

●	if there are no redemptions of public shares, 27.9% of New Wag!’s common stock expected to be outstanding immediately after the Business Combination; or
●	if there are maximum redemptions, 2.2% of New Wag!’s common stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of New Wag! than they now have on the board of directors, management and policies of CHW. For further discussion of the assumptions underlying the no redemption and maximum redemptions scenarios set forth above, please see “Unaudited Pro Forma Condensed Combined Financial Information.”

The ownership percentage with respect to New Wag! following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

●	the issuance of up to 12,500,000 shares upon exercise of the public warrants at a price of $11.50 per share;
●	the issuance of up to 4,238,636 shares upon exercise of the private placement warrants held by the Sponsor at a price of $11.50 per share;
●	the issuance of the Earnout Shares and the Management Earnout Shares; and
●	the issuance of shares under the Omnibus Incentive Plan.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding ordinary shares of CHW, and based on the common stock expected to be issued in the Business Combination and the common stock expected to be issued as part of the PIPE and Backstop Investment, non-redeeming public shareholders, as a group, would own:

●	if there are no redemptions of public shares, 1.1% of New Wag!’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or
●	if there are maximum redemptions of the outstanding public shares, 1.4% of New Wag!’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

CHW has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that CHW will be unable to continue as a going concern if it does not consummate an initial business combination by December 1, 2022. If CHW is unable to effect an initial business combination by December 1, 2022, CHW will be forced to liquidate and its warrants will expire worthless.

CHW is a blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that CHW will be unable to continue as a going concern if it does not consummate an initial business combination by December 1, 2022. Unless CHW amends its Existing Organizational Documents (which would require the affirmative vote of the holders of 65% of all then outstanding ordinary shares) and certain other agreements into which CHW has entered to expand the life of CHW, if CHW does not complete an initial business combination by December 1, 2022, CHW will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHW’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CHW’s warrants, which will expire and be worthless if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering. CHW’s amended and restated memorandum and articles of association provide that, if it winds up for any other reason prior to the consummation of the initial business combination, CHW will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In such case, based on the amount of funds on deposit in the Trust Account as of the record date, CHW’s public shareholders would receive only approximately $10.00 per public share upon the redemption of their shares and their warrants would expire worthless.

Because the market price of shares of New Wag! Common Stock will fluctuate, Wag!’s stockholders cannot be certain of the value of the merger consideration they will receive until the Closing of the Business Combination.

Upon completion of the Business Combination, each share of Wag! common stock and Wag! preferred stock will be converted into the right to receive shares of New Wag! common stock. The stock component of the merger consideration that Wag! stockholders will receive is a fixed number of shares of New Wag! common stock; it is not a number of shares with a particular fixed market value. The market price of New Wag! common stock at the Effective Time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed or on other dates, including the date on which Wag! stockholders provide written consent to the adoption of the Business Combination Agreement and the transactions contemplated thereby. Stock price changes may result from a variety of factors, including changes in the business, operations, or prospects of CHW, regulatory considerations, and general business, market, industry, or economic conditions. Many of these factors are outside of the control of CHW and Wag!.

CHW has a limited ability to assess the management of Wag!’s business and, as a result, cannot assure you that Wag!’s management has all the skills, qualifications, or abilities to manage a public company.

CHW’s ability to assess Wag!’s management may be limited due to a lack of time, resources, or information. CHW’s assessment of the capabilities of Wag!’s management, therefore, may prove to be incorrect, and Wag! management may lack the skills, qualifications, or abilities that CHW believed Wag! management had. Should Wag!’s management not possess the skills, qualifications, or abilities necessary to manage a public company, the operations and profitability of New Wag! post-Business Combination may be negatively impacted.

Wag! stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Wag! stockholders currently have the right to vote in the election of the Wag! Board and on other matters requiring stockholder approval under Delaware law and the existing Wag! charter and bylaws. Upon completion of the Business Combination, Wag! stockholders who become New Wag! stockholders will have a percentage ownership of New Wag! that is smaller than such ownership of Wag!. Additionally, one of the expected seven members of the New Wag! Board following the Business Combination will be appointed in consultation with the Sponsor. Based on the number of issued and outstanding CHW ordinary shares, Wag! common stock and Wag! preferred stock immediately prior to the Effective Time, and based on the exchange ratio applicable to the Business Combination (the “Exchange Ratio”), Wag! stockholders, as a group, will receive shares representing approximately 65.4% of the shares of New Wag! common stock expected to be outstanding immediately after the Business Combination (assuming no redemptions by current CHW public shareholders and excluding the Earnout Shares, any warrants or options to purchase New Wag! common stock that will be outstanding following the Business Combination or any equity awards that may be issued under the proposed New Wag! Incentive Plan following the Business Combination and shares purchased by persons in the PIPE and Backstop Investment). Because of this, current Wag! stockholders, as a group, will have less influence on the board of directors, management, and policies of New Wag! than they now have on the board of directors, management and policies of Wag!.

CHW shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares of New Wag! common stock to Wag! stockholders, the percentage ownership of current CHW shareholders will be diluted. Additionally, of the expected seven members of the New Wag! Board after the completion of the Business Combination, one will be appointed by joint agreement between New Wag! and CHW, and if no agreement can be reached, then by New Wag!, and the rest will be current Wag! directors or appointed by current Wag! stockholders. Because of this, current CHW shareholders, as a group, will have less influence on the directors, management, and policies of New Wag! than they now have on the board of directors, management, and policies of CHW.

The market price of shares of New Wag! common stock after the Business Combination may be affected by factors different from those currently affecting the prices of CHW’s ordinary shares.

Upon completion of the Business Combination, holders of shares of Wag! common stock and preferred stock will become holders of shares of New Wag! common stock. Prior to the Business Combination, CHW has had limited operations. Upon completion of the Business Combination, New Wag!’s results of operations will depend upon the performance of New Wag!’s businesses, which are affected by factors that are different from those currently affecting the results of operations of CHW.

There may be risks associated with the use of a third-party platform to facilitate the issuance of New Wag! Community Shares.

At our request and as described in the Business Combination Agreement, the Company is exploring options to implement a distribution of New Wag! Community Shares to members of the pet wellness and welfare community as identified by our officers and directors. If distributed, New Wag! is exploring donating 300,000 shares, of which up to 150,000 shares would go to eligible Pet Caregivers and the remaining shares to other members of the pet wellness and welfare community, such as charities and animal shelters. This issuance of New Wag! Community Shares is expected to be arranged through and administered by one or more third-party program administrators. There may be risks associated with the use of the third-party platform that we cannot foresee, including risks related to the technology and operation of the platform, and the publicity and the use of social media by users of the platform that we cannot control, and potentially increased costs in connection with our annual proxy solicitation. For more information, see Certain Relationships and Related Party Transactions—Related Party Transactions—Issuance of New Wag! Community Shares.

CHW has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to CHW from a financial point of view.

The CHW Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. CHW is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to CHW from a financial point of view. In analyzing the Business Combination, the CHW Board and CHW’s management conducted due diligence on Wag! and researched the industry in which Wag! operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, CHW’s shareholders will be relying solely on the judgment of the CHW Board in determining the value of the Business Combination, and the CHW Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Agreement — CHW’s Board of Director’s Reasons for the Approval of the Business Combination.”

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the CHW Board will not have the ability to adjourn the Special Meeting in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The CHW Board is seeking approval to adjourn the Special Meeting if at the Special Meeting there are insufficient votes to approve consummation of the Business Combination. If the Adjournment Proposal is not approved, the CHW Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have sufficient time to solicit votes to approve consummation of the Business Combination, which would not be completed.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is for illustrative purposes only and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Wag!’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that CHW and Wag! currently believe are reasonable. The unaudited pro forma condensed combined financial information for New Wag! following the Business Combination in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Wag!’s financial condition or results of operations following the Closing. Any potential decline in New Wag!’s financial condition or results of operations may cause significant variations in the stock price of New Wag!.

We cannot assure you that the New Wag! common stock will be approved for listing on Nasdaq or that New Wag! will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing, CHW intends to list the New Wag! common stock and warrants on Nasdaq under the symbols “PET” and “PETW”, respectively. New Wag!’s continued eligibility for listing may depend on the number of CHW ordinary shares that are redeemed. If, after the Business Combination, Nasdaq delists the New Wag! common stock from trading on its exchange for failure to meet the listing standards and New Wag! is not able to list such securities on another national securities exchange, New Wag! expects such securities could be quoted on an over-the-counter market. If this were to occur, New Wag! and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for New Wag!’s securities;
●	reduced liquidity for New Wag!’s securities;

●	a determination that the New Wag! common stock is a “penny stock”, which will require brokers trading the New Wag! common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Wag! common stock;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

CHW and Wag! will be subject to business uncertainties while the Business Combination is pending.

Uncertainty about the closing or effect of the Business Combination may affect the relationship between CHW and Wag! and their respective suppliers, users, distributors, licensors, and licensees during the pendency of the Business Combination. Any such impact may have an adverse effect on CHW or Wag!, and consequently on New Wag!. These uncertainties may cause parties that deal with CHW or Wag! to seek to change existing business relationships with them and to delay or defer decisions concerning CHW or Wag!. Changes to existing business relationships, including termination or modification, could negatively affect each of CHW’s and Wag!’s revenue, earnings and cash flow, as well as the market price of CHW’s ordinary shares. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in closing of the Business Combination or termination of the Business Combination Agreement.

Additionally, the attention of CHW’s and Wag!’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals and other transaction-related considerations, and may be diverted from the day-to-day business operations of CHW and Wag!, as applicable, and matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to CHW and Wag!, as applicable. Further, the Business Combination may give rise to potential liabilities, including as a result of pending and future stockholder lawsuits relating to the Business Combination. Any of these matters could adversely affect the businesses, financial condition, or results of operations of CHW and Wag!.

Third parties may terminate or alter existing contracts or relationships with CHW or Wag!.

CHW and Wag! have contracts with Pet Caregivers and Pet Parents, distributors, affiliates, landlords, licensors, and other business partners that may require CHW or Wag!, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which CHW or Wag! currently have relationships may have the ability to terminate, reduce the scope of, or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with New Wag! following the Business Combination. The pursuit of such rights may result in CHW, Wag!, or New Wag! suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit New Wag!’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Business Combination or the termination of the Business Combination Agreement.

CHW and Wag! will incur substantial transaction fees and costs in connection with the Business Combination and the integration of their businesses.

CHW and Wag! have incurred and expect to incur additional material non-recurring expenses in connection with the Business Combination and the completion of the transactions contemplated by the Business Combination Agreement and related transaction agreements. While both CHW and Wag! have assumed that a certain level of expenses would be incurred in connection with the Business Combination, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses. Additional unanticipated costs may be incurred in the course of conducting the business of New Wag! after the completion of the Business Combination.

Termination of the Business Combination Agreement could negatively impact CHW and Wag!.

If the Business Combination is not completed for any reason, including as a result of Wag! stockholders declining to adopt the Business Combination Agreement and related proposals or CHW shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Wag! and CHW may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Wag! and CHW would be subject to a number of risks, including the following:

●	Wag! or CHW may experience negative reactions from the financial markets, and CHW may experience a negative reaction to its stock price (including to the extent that current market prices reflect a market assumption that the Business Combination will be completed);
●	Wag! may experience negative reactions from its users, vendors, and employees;
●	Wag! and CHW will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and
●	since the Business Combination Agreement restricts the conduct of Wag!’s and CHW’s businesses prior to the completion of the Business Combination, each of Wag! and CHW may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement— Representations, Warranties and Covenants”.

If the Business Combination Agreement is terminated and the Wag! Board seeks another business combination, Wag! stockholders cannot be certain that Wag! will be able to find a party willing to offer equivalent or more attractive consideration than the consideration CHW has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the CHW Board seeks another merger or business combination, CHW shareholders cannot be certain that CHW will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Business Combination Agreement—Termination”.

Wag! directors and officers may have interests in the Business Combination different from the interests of Wag! stockholders.

The executive officers of Wag! negotiated the terms of the Business Combination Agreement with the executive officers of CHW, and the Wag! Board determined that entering into the Business Combination Agreement was in the best interests of Wag! and its stockholders, declared the Business Combination Agreement advisable, and recommended that Wag! stockholders adopt the Business Combination Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Wag! executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Wag! stockholders. The Wag! Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to Wag! stockholders that they vote to approve the Business Combination. See “The Business Combination Agreement—Interests of Wag!’s Directors and Officers in the Business Combination”.

CHW directors and officers may have interests in the Business Combination different from the interests of CHW shareholders.

Executive officers of CHW negotiated the terms of the Business Combination Agreement with their counterparts at Wag!, and the CHW Board determined that entering into the Business Combination Agreement was in the best interests of CHW and its shareholders, declared the Business Combination Agreement advisable, and recommended that CHW shareholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that CHW executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of CHW shareholders. The CHW Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to CHW shareholders that they vote to approve the Business Combination. See “The Business Combination—Interests of CHW’s Directors and Officers in the Business Combination”.

CHW and Wag! may be materially adversely affected by negative publicity related to the proposed Business Combination and in connection with other matters.

From time to time, political and public sentiment in connection with the Business Combination and in connection with other matters could result in a significant amount of adverse press coverage and other adverse public statements affecting CHW and Wag!. Adverse press coverage and other negative publicity, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or ultimately in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of CHW’s and Wag!’s respective businesses. Addressing any adverse publicity, governmental scrutiny, or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of CHW and Wag!, on the morale and performance of their employees, and on their relationships with regulators. It may also have an adverse impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on CHW’s and Wag!’s respective businesses, financial condition, and results of operations.

The Business Combination Agreement and Stockholder Support Agreement contains provisions that may discourage other companies from attempting to acquire Wag! for greater merger consideration.

The Business Combination Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Wag! that might result in greater value to Wag! stockholders than the Business Combination with CHW or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Wag! than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Wag! from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by the Wag! Board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, and a commitment by certain holders of Wag! Capital Stock to vote in favor of the transactions contemplated by the Business Combination Agreement.

The Business Combination Agreement contains provisions that may discourage CHW from seeking an alternative business combination.

The Business Combination Agreement and Stockholder Support Agreement contains provisions that prohibit CHW, subject to certain exceptions relating to the exercise of fiduciary duties by the CHW Board, from seeking alternative business combinations during the pendency of the Business Combination. Further, if CHW is unable to obtain the requisite approval of its shareholders, either party may terminate the Business Combination Agreement.

During the pendency of the Business Combination, CHW will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement.

During the pendency of the Business Combination, CHW will not be able to enter into a business combination with another party because of non-solicitation provisions in the Business Combination Agreement which prohibit CHW from soliciting other business combinations. If the Business Combination is not completed, these non-solicitation provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions remain in effect.

Because CHW is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because CHW is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. CHW is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon CHW’s directors or officers, or enforce judgments obtained in the United States courts against CHW’s directors or officers.

Until the Domestication is effected, CHW’s corporate affairs are governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to CHW under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of CHW’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against CHW judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against CHW predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the CHW Board or controlling shareholders than they would as public shareholders of a United States company.

The Domestication may result in adverse tax consequences for holders of CHW ordinary shares and warrants, including public shareholders exercising Redemption Rights.

U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders” below) of CHW ordinary shares may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur prior to the redemption of the public shares, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. holders may become subject to withholding tax on any dividends paid or deemed paid on New Wag! common stock after the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of direct guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Wag! common stock received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares surrendered in exchange therefor. In the case of a transaction that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. holders will be subject to Section 367(b) of the Code and, as a result: a U.S. holder that on the day of the Domestication beneficially owns (actually and constructively) CHW ordinary shares with a fair market value of less than $50,000 on the date of the Domestication, and that, on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% of the total value of all classes of CHW stock, generally will not recognize any gain or loss and will not be required to include any part of CHW’s earnings in income in respect of the Domestication; and a U.S. holder that on the day of the Domestication beneficially owns (actually and constructively) CHW ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and less than 10% or more of the total value of all classes of CHW stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. holder exchanged its CHW ordinary shares and/or CHW warrants for New Wag! common stock and/or New Wag! warrants in a taxable transaction, unless such U.S. holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CHW ordinary shares held directly by such U.S. holder; however, any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption) if the holding period requirement under Section 246 of the Code and certain other requirements are satisfied. However, such participation exemption under Section 245A of the Code will not be available if CHW were treated as a PFIC that is not a “controlled foreign corporation” within the meaning of Section 957 of the Code under the PFIC rules discussed below.

Furthermore, even if the Domestication qualifies as a “reorganization” under the Section 368(a)(1)(F) of the Code, a U.S. holder of CHW ordinary shares or warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its CHW ordinary shares or warrants for New Wag! common stock or New Wag! warrants pursuant to the Domestication under PFIC rules of the Code equal to the excess, if any, of the fair market value of New Wag! common stock or New Wag! warrants received in the Domestication over the U.S. holder’s adjusted tax basis in the corresponding CHW ordinary shares or CHW warrants surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations.”

New Wag!’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Wag! to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Wag!’s common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from New Wag!’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Wag!’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Wag! may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

In connection with the Business Combination, the Sponsor, and CHW’s directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our ordinary shares.

In connection with the Business Combination, the Sponsor and the directors, executive officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor and the directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Minimum Cash Condition, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our ordinary shares or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a CHW public shareholder’s decision whether to redeem its shares of CHW’s common stock for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

We cannot assure you as to the price at which a public shareholder may be able to sell the shares of New Wag! common stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in the New Wag! stock price, and may result in a lower value realized now than a CHW shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s public shares. Similarly, if a CHW public shareholder does not redeem his, her, or its shares, such shareholder will bear the risk of ownership of New Wag! common stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell his, her, or its shares of New Wag! common stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A CHW public shareholder should consult his, her, or its own tax or financial advisor for assistance on how this may affect its individual situation.

If CHW public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

CHW intends to comply with the U.S. federal proxy rules when conducting redemptions in connection with the Business Combination. However, despite CHW’s compliance with these rules, if a CHW shareholder fails to receive CHW’s proxy materials, such shareholder may not become aware of the opportunity to redeem its CHW ordinary shares. In addition, the proxy materials that CHW will furnish to holders of public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public shareholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public shareholders are required to deliver their public shares, either physically or electronically using the Depository Trust Company’s DWAC System, to CHW’s transfer agent prior to the vote at the Special Meeting. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Wag! is consummated, CHW will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public shareholder will no longer own such public shares following the Business Combination. See the section entitled “Special Meeting of Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders are deemed to hold in excess of 15% of our ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our ordinary shares.

The Amended and Restated Memorandum and Articles of Association of CHW provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Wag! stockholders will have their rights as stockholders governed by the organizational documents of New Wag!.

As a result of the completion of the Business Combination, holders of shares of Wag! common stock and preferred stock will become holders of shares of New Wag! common stock, which will be governed by the organizational documents of New Wag!. As a result, there will be differences between the rights currently enjoyed by Wag! stockholders and the rights of those stockholders who become New Wag! stockholders. See “Comparison of Stockholders’ Rights”.

If third parties bring claims against CHW, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by CHW shareholders may be less than $10.00 per share.

The deposit of funds in the Trust Account by CHW may not protect those funds from third-party claims against CHW. Although CHW has sought to have all vendors, service providers, prospective target businesses, and other entities with which it does business execute agreements with CHW waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account for the benefit of the CHW public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CHW’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CHW’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CHW than any alternative. Making such a request of potential target businesses may make CHW’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that CHW might pursue.

Examples of possible instances where CHW may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with CHW and will not seek recourse against the Trust Account for any reason.

The Sponsor has agreed that it will be liable to CHW for any claims by a third party for services rendered or products sold to CHW, or by a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account resulting from reductions in the value of the trust assets, in each case, net of the amount of interest that may be withdrawn to pay taxes. This liability will not apply to claims by a third party that executed a waiver of any and all rights to seek access to the funds in the Trust Account and except as to any claims under CHW’s indemnity of the underwriters of the CHW IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. CHW has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of CHW. CHW has not asked the Sponsor to reserve for such indemnification obligations.

Therefore, CHW cannot assure you that the Sponsor would be able to comply with those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CHW’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, CHW may not be able to complete its initial business combination, and CHW shareholders would receive such lesser amount per public share in connection with any redemption of their public shares. None of CHW’s officers will indemnify CHW for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary or winding-up bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

You may only be able to exercise your public warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer common stock from such exercise than if you were to exercise such warrants for cash.

The warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the common stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if we have so elected and the common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such warrants for cash.

The grant of registration rights to certain holders, including pursuant to the PIPE and Backstop Subscription Agreement, and the future exercise of such rights may adversely affect the market price of our common stock.

Upon the completion of the Business Combination, the Amended and Restated Registration Rights Agreement will be entered into by and among New Wag! and certain other parties thereto, replacing CHW’s existing registration rights agreement. The Amended and Restated Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, the Holders, and their permitted transferees and assigns will have customary registration rights (including demand, shelf and piggy-back rights, subject to cooperation and cut-back provisions) with respect to their shares of common stock, other than the Backstop Shares. Further, pursuant to the PIPE and Backstop Subscription Agreement, we agreed that we will use commercially reasonable best efforts (i) to file within 30 days after the closing of the Business Combination a registration statement with the SEC for, in the case of the PIPE and Backstop Investment, a secondary offering of the PIPE and Backstop Securities (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until such time as there are no longer any registrable securities outstanding. In addition, the PIPE and Backstop Subscription Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the common stock of New Wag!.

The provisions of the Amended and Restated Memorandum and Articles of Association that relate to the rights of holders of our ordinary shares (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of CHW, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Amended and Restated Memorandum and Articles of Association to facilitate the completion of the Business Combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Amended and Restated Memorandum and Articles of Association provide that any of its provisions related to the rights of holders of our ordinary shares (including the requirement to deposit proceeds of the IPO and the Private Placement of Warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide Redemption Rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of CHW, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our ordinary shares; provided that the provisions of our Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend and vote at our general meeting. CHW’s Sponsor and its permitted transferees, if any, who collectively beneficially owned 15% of our issued and outstanding ordinary shares, will participate in any vote to amend the Amended and Restated Memorandum and Articles of Association and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Amended and Restated Memorandum and Articles of Association which govern our pre-Business Combination actions more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you may not agree. Our shareholders may pursue remedies against us for any breach of the Amended and Restated Memorandum and Articles of Association.

Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our ordinary shares in connection with the Business Combination or to redeem 100% of our ordinary shares if we do not complete the Business Combination within 15 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of our ordinary shares, unless we provide our public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then outstanding ordinary shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected.

Our warrants were issued in registered form under a warrant agreement between VStock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of common stock, as applicable, purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of warrants, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last sale price of our ordinary shares or common stock, as applicable, equals or exceeds $16.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the issuance of the ordinary shares or common stock, as applicable, issuable upon exercise of the warrants is effective and a current prospectus relating to those ordinary shares or common stock, as applicable, is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon the exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

Our warrants may have an adverse effect on the market price of our common stock.

We issued warrants to purchase 12,500,000 of our ordinary shares as part of the units offered in the IPO and, simultaneously with the closing of the IPO, we issued in a private placement an aggregate of 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share. Upon the Domestication, the warrants will entitle the holders to purchase shares of common stock of New Wag!. Such warrants, when exercised, will increase the number of issued and outstanding common stock and reduce the value of the common stock.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Following the Business Combination, we will be required to assure that we are in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations on New Wag! following the Business Combination.

Public shareholders who redeem their shares of CHW Ordinary Shares may continue to hold any public warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the public warrants.

Public shareholders who redeem their shares may continue to hold any public warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such public warrants. Assuming (i) all redeeming public shareholders acquired units in the IPO and continue to hold the public warrants that were included in the units, and (ii) maximum redemption of the ordinary shares held by the redeeming public shareholders, 12,500,000 public warrants would be retained by redeeming public shareholders with a value of $     , based on the market price of $      of the public warrants as of       . As a result, the redeeming public shareholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $          , while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest in New Wag! upon exercise of the public warrants held by redeeming public shareholders.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

CHW Acquisition Corporation (“CHW”)

CHW is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Immediately prior to the consummation of the Business Combination, CHW intends to effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CHW’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information regarding CHW, see the section entitled “Information About CHW.”

CHW Merger Sub, Inc. (“Merger Sub”)

Merger Sub is a Delaware corporation and a wholly owned subsidiary of CHW. Merger Sub does not own any material assets or operate any business.

Wag Labs, Inc. (“Wag!”)

Wag! is a leading provider of access to pet care services. Wag! connects Pet Parents with Pet Caregivers to provide dog walking, home visits, training, boarding, access to a licensed pet expert, and access to routine wellness plans.

Wag!’s principal executive office is located at 55 Francisco Street, Suite 360, San Francisco, CA 94133. Its telephone number is (707) 324-4219. Wag!’s corporate website address is https://wag.co/. Wag!’s website and information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus. For more information regarding Wag!, see the section entitled “Information About Wag!.”

THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

Explanatory Note Regarding the Business Combination Agreement

The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by CHW and Wag!. The representations, warranties and covenants made in the Business Combination Agreement by CHW and Wag! were qualified and subject to important limitations agreed to by CHW and Wag! in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure letters that CHW and Wag! each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of CHW or Wag!, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

CHW will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.

Ownership of New Wag!

The following table shows the anticipated share ownership of various holders of New Wag! common stock upon closing of the Business Combination in the no redemption and maximum redemption scenarios and is based on the following assumptions: (i) there are no other issuances of equity interests of CHW or Wag!, (ii) neither the Sponsor nor any of Wag!’s current stockholders purchase CHW public shares in the open market, (iii) the Sponsor forfeits 13,327 founder shares in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter, (iv) no founder shares are forfeited in connection with price targets or issuance of New Wag! Community Shares pursuant to paragraphs 3 and 6, respectively, of the CHW Founders Stock Letter, (v) no CHW or New Wag! warrants are exercised, and (vi) the PIPE and Backstop Investor does not purchase shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of

CHW’s shareholders called in connection with the Business Combination. The residual equity value owned by non-redeeming shareholders will remain $10.00 per share as illustrated in the sensitivity table below.

		Maximum
Percentage Share Ownership in New Wag!	No Redemptions	Redemptions
CHW Public Shareholders	27.9%	2.2%
Wag! Shareholders	65.4%	88.7%
PIPE and Backstop Investors	1.1%	1.4%
Community Shares	0.6%	0.9%
Sponsor	5.0%	6.8%
Value of the Shares Owned by Non-Redeeming Shareholders
Total Shares Outstanding Excluding Warrants	47,587,500	35,074,173
Total Equity Value Post-Redemptions	$475,875,000	$350,741,730
Per Share Value	$10.00	$10.00
(1)	Assumes that CHW’s public shareholders exercise redemption rights with respect to 12,500,000 public shares, which represents redemption of 100% of CHW public shares, for an aggregate redemption payment of $125 million.
(2)	The Sponsor and its Affiliates will hold up to 2,405,000 ordinary shares, which will be cancelled and exchanged on a one-for-one basis for New Wag! common stock upon consummation of the proposed business combination. The Sponsor paid approximately $0.01 per founder share. Assuming a value of $10.00 per share of New Wag! common stock, based on the deemed value of $10.00 per share of New Wag! common stock in the proposed business combination, this represents an appreciation in value of approximately $9.99 per share of New Wag! common stock. Assuming a value of $ per share of New Wag! common stock, the closing price of a CHW ordinary shares on , 2022, this represents an appreciation in value of approximately $ per share of New Wag! common stock.

Background of the Business Combination

The terms of the Business Combination Agreement are the result of negotiations between the representatives of CHW and Wag!. The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of CHW, Wag!, their respective representatives or any other party.

CHW is a blank check company incorporated on January 12, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CHW focused its search on the consumer sector and consumer-related businesses, which complements the expertise of its officers, directors, and advisors.

On September 1, 2021, CHW consummated its IPO of 12,500,000 units, including 1,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one ordinary share and one redeemable warrant. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, resulting in gross proceeds of $125,000,000. Concurrently with the completion of CHW’s initial public offering, CHW consummated a private placement of an aggregate of 4,238,636 warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant. Of the proceeds received from the consummation of the IPO and the simultaneous private placement of warrants, $125,000,000 was placed in CHW’s trust account.

Prior to the consummation of the IPO, neither CHW, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a potential business combination transaction with CHW.

As discussed herein, after the completion of CHW’s IPO, CHW’s management began to seek potential candidates for a business combination. In addition, CHW was contacted by a number of individuals and entities with respect to potential business combination opportunities. During the course of this search process, representatives of CHW regularly updated and received input from members of CHW’s board of directors, certain of whom were regular participants in the ongoing meetings and discussions with representatives of several potential target opportunities, on the status of the search process.

CHW’s management team was led by Jonah Raskas, Mark Grundman and Paul Norman, the former President of Kellogg’s North America. The CHW team was formed to be a collective team experienced in capital market and buy-side investments, with significant operational experience across the consumer and retail sectors. Messrs. Grundman and Raskas, co-sponsors, felt the SPAC industry was missing a team that had both investing experience and operational experience. This was important to them as they built out the CHW team and they believed the team’s combination of experiences would be an important strategic advantage in the market. Additionally, they felt their sizing of sub-$150 million would be an advantage as many SPACs over the past two years had raised significantly more capital but offered more dilution for SPAC targets.

In evaluating potential business combination opportunities, the CHW team focused on a number of specific attributes. The management team sought out companies that had (i) a high growth rate, (ii) sector or product leadership, (iii) a competitive advantage of some level, (iv) a scalable platform with public company readiness, and (v) a highly driven and experienced management team. These criteria are not intended to be exhaustive.

The first company that CHW reviewed was an e-commerce company with an online marketplace selling discounted goods. The potential target company was growing very quickly but CHW’s management team found it difficult to determine when profitability would materialize. The CHW management team also felt the potential target company was too early in the growth stage for a SPAC IPO and determined to pursue other opportunities. These discussions occurred on September 3, 2021.

The second company CHW reviewed on September 3, 2021 was a food-focused corporation. The potential target company’s management team had a strong skill set and the CHW team felt they would do well in the public markets. However, CHWs management determined that the potential target company’s product was too focused on a specific niche area of the market and felt the upside and total addressable market (TAM) in the potential target company’s industry was too small for the public markets.

On September 9, 2021, representatives of CHW met with representatives of a business that was focused on the overall spirits industry in Europe. The potential target business was a combination of brands, had large and stable revenue and its management was interested in going public to continue growing their portfolio of brands. The CHW team passed on the opportunity as they felt the brands were not sufficiently well recognized in the market and the long-term profit expectation for the overall company was smaller than the CHW team had hoped for a target business.

On September 9, 2021, representatives of CHW also met with representatives of a business in the overall health and wellness sector focused on a business solution around optimizing a consumer’s DNA. The CHW management team felt this business was too early-stage for a merger candidate and would not be well-received in the market.

On September 9, 2021, CHW reviewed a potential spinoff opportunity from a currently listed public company. The CHW team was interested in the overall opportunity but felt that the publicly listed company would take too long to complete the spinoff of the business. The CHW team passed on the opportunity.

On September 10, 2021, representatives of CHW met with representatives of a lead generation business opportunity. CHW’s representatives were impressed with the background and experience of the potential target company’s management and management’s focus and the operating results from the business. CHW decided to pursue this opportunity and started working on a letter of intent after reviewing the projections and future opportunities of this particular business.

During the week of September 12, 2021, the CHW management team had another two meetings with the lead generation business and focused on a deeper understanding of the potential target company’s overall business. The CHW team shared with the potential target company an initial draft of a letter of intent CHW had created with its legal team. Ultimately, CHW’s management did not finalize the letter of intent or sign an exclusivity agreement as they felt the target’s valuation of its business was too high and would be met with resistance from investors and the overall public markets. A significant portion of the potential target company’s valuation was based on future revenue that would come about from acquisitions which CHW’s management determined was too speculative to support the valuation.

During the week of September 19, 2021, the CHW management team was introduced to an e-commerce business focused on delivering a product connected to the floral industry. The potential target company’s management and business were impressive but the CHW team felt that the company was not ready for the public markets.

Also during the week of September 19, 2021, the CHW team reached out to a shipping and transportation business which was represented by Oppenheimer & Co. Inc. (“Oppenheimer”). The CHW team met several times with the potential target company’s management but ultimately found that the valuation was too high.

Representatives of Oppenheimer , in their capacity as financial advisor to Wag!, introduced Wag!’s business to CHW management shortly thereafter Oppenheimer felt that CHW management’s understanding of the markets and operator-led team would be a good match for Wag!.

On September 22, 2021, CHW executed a non-disclosure agreement with Wag! to facilitate due diligence review of confidential materials. The first call between CHW’s and Wag!’s respective management teams took place on September 24, 2021. The CHW team, represented by Messrs. Grundman, Raskas and Norman, were impressed with the overall pet industry, Wag!’s management, the future opportunities and the market reception that they felt Wag!’s business could receive if Wag! went public.

Around September 24, 2021, in order to enable CHW to conduct its due diligence review, CHW and certain of its advisors, including CHW’s counsel, Reed Smith LLP (“Reed Smith”), were granted access to a digital data room that included confidential information regarding the business and operations of Wag! (the “Data Room”). The CHW team worked throughout the weekend of September 24, 2021 to dive deeper into Wag!’s business model and the future opportunities. The CHW team looked closely at the financial projections, past history of the business, potential risks and potential issues.

Around September 26, 2021, the CHW team started working on an initial draft of a letter of intent to submit to Wag!’s management team and Oppenheimer, which was representing Wag! as financial advisor. During the week of September 26, 2021, CHW held several meetings internally to discuss Wag!’s overall business, financial projections, valuation and future outlook. CHW had its financial analyst conduct a study of the comparable companies in Wag!’s market and alternative ways to look at valuation. Additionally, CHW worked with Chardan Capital Markets, LLC, the underwriter in CHW’s initial public offering, to get their understanding of Wag! and comparable companies in the marketplace.

On October 1, 2021, a meeting was held between representatives of CHW and representatives of Wag!. CHW’s representatives included M. Carl Johnson, III and Messrs. Grundman, Raskas, and Norman. Additionally, CHW’s senior analyst, Jethro Solomon, was present to meet with and get to know Wag!’s management.

During the week of October 3, 2021, the CHW management team and Oppenheimer held several phone calls whereby they discussed the letter of intent proposal and challenges that CHW’s management and board of directors identified regarding Wag!. Oppenheimer communicated that there were multiple SPACs considering a potential business combination with Wag! but Wag!’s management and board of directors were most interested in the CHW team. On these calls, CHW’s and Oppenheimer’s representatives discussed the final valuation, the CHW earn out structure and final thoughts around the total cash CHW would aim to raise in a PIPE investment.

From October 3, 2021 to October 16, 2021, the CHW team continued to do due diligence by reviewing the files in Wag!’s data room and having discussions with its board members and analysts.

On October 18, 2021, CHW held a board meeting and its management team presented a full overview of the potential transaction with Wag!, including the pros and cons of the opportunity. Mr. Johnson presented his positive views on the opportunity based on his experience in the pet food industry. CHW’s management stated that they felt the potential transaction with Wag! presented an exciting opportunity and recommended that CHW sign a 45-day exclusive letter of intent with Wag!. CHW management asked the board members to review the company presentation and share any questions, which were then forwarded to Wag!’s management.

On October 19, 2021, CHW and Wag! executed a non-binding term sheet (the “Term Sheet”), which included the financial terms of the transaction, the anticipated pro forma ownership of New Wag!, and the agreed framework with respect to post-closing governance of New Wag!. The Term Sheet also included a binding exclusivity provision.

From October 20, 2021 to October 23, 2021, the CHW management team interviewed audit and accounting firms to perform a quality of earnings due diligence report and focus on reviewing Wag!’s financial forecast.

On October 23, 2021, Wag! responded to the first list of questions from the CHW board.

During the week of October 24, 2021, the CHW team continued discussions with external partners around due diligence and worked on finalizing a partner to perform a quality of earnings review and to review the forecast model that Wag! had provided to CHW. CHW’s management team ultimately selected Ernst and Young (“E&Y”) to lead due diligence concerning Wag!’s earnings and future forecast. CHW’s management also forwarded to Wag! follow up questions from the CHW board.

On October 28, 2021, Wag! responded to the second list of questions from the CHW board.

During the week of October 31, 2021, representatives of CHW, Oppenheimer and Wag! prepared materials and talking points to begin meeting with investors. The teams researched and reviewed other public companies in the market, in addition to Rover, that could be compared to Wag!. Additionally, the teams focused on increasing the focus on the Wag! wellness business, which was expanding quickly and which the team thought would garner significant interest from the PIPE investors.

On November 8, 2021, Rover reported its earnings, which were very well received in the market. Given Rover’s earnings report, representatives from CHW, Wag! and Oppenheimer felt that their proposed business transaction would be similarly well received in the market and with PIPE investors.

During the period from November 11, 2021 through December 14, 2021, Oppenheimer led a PIPE investment process where its representatives went out to investors from Oppenheimer’s network and CHW’s network to raise capital in connection with the potential business combination. CHW received several substantial offers of $30 million or more from this process but ultimately determined these offers were not in the best interest of CHW’s investors and the best long-term interests of CHW.

On November 16, 2021, representatives of Reed Smith provided Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), counsel to Wag!, with an initial draft of the Business Combination Agreement.

On November 29, 2021, representatives of McDermott Will & Emery LLP (“MWE”), new counsel to CHW, were granted access to the Data Room.

On December 1, 2021, MWE and Cleary finalized a draft of the PIPE Subscription Agreement to be shared with potential investors in the PIPE and Backstop Investment.

On December 3, 2021, representatives of MWE submitted a due diligence request list to representatives of Wag!. Representatives of MWE, Cleary, CHW, Wag! and certain other advisors also met telephonically to discuss issues presented by the draft of the Business Combination Agreement and certain proposed terms to be included in the CHW Founders Stock Letter and Amended and Restated Registration Rights Agreement.

On December 4, 2021, representatives of Cleary sent a markup of the Business Combination Agreement to MWE.

On December 9, 2021, representatives of MWE met telephonically with representatives of Wag! as part of CHW’s due diligence review of Wag!. Representatives of MWE discussed questions regarding labor and employment matters.

On December 13, 2021, representatives of MWE sent a markup of the Business Combination Agreement and an initial draft of the CHW Founders Stock Letter to Cleary.

On December 14, 2021, representatives of MWE met telephonically with representatives of Wag! and representatives of Cleary as part of CHW’s due diligence review of Wag!. Representatives of MWE discussed questions regarding general corporate and organizational matters, financing, material contracts and arrangements, data privacy and cybersecurity, litigation matters, intellectual property, labor and employment, employee benefits, environmental, and insurance matters.

On December 15, 2021, representatives of Cleary sent initial drafts of the Proposed Organizational Documents, the Lock-Up Agreement, and the Stockholder Support Agreement to MWE. Representatives of MWE also submitted a revised draft of its due diligence request list to representatives of Wag!.

On December 16, 2021, representatives of MWE sent an initial draft of the Amended and Restated Registration Rights Agreement to Cleary as well as revised drafts of the Proposed Organizational Documents. Representatives of MWE also submitted a revised draft of its due diligence request list to representatives of Wag!.

On December 17, 2021, representatives of MWE sent revised drafts of the Lock-Up Agreement and the Stockholder Support Agreement to Cleary.

On December 18, 2021, representatives of Cleary sent a markup of the CHW Founders Stock Letter to MWE.

On December 22, 2021, representatives of Wag! provided written diligence responses to MWE’s due diligence request list. Representatives of MWE also met telephonically with representatives of Wag! and representatives of Cleary! to discuss questions regarding labor and employment matters.

On December 23, 2021, representatives of Cleary sent a markup of the Business Combination Agreement to MWE. Representatives of MWE sent a revised draft of the CHW Founders Stock Letter to Cleary.

During the week of December 26, 2021, CHW proposed that Wag! consider taking a substantial debt investment as doing so would meet a number of criteria that CHW was considering. Representatives of CHW indicated their view that a debt offering would offer long-term capital committed for approximately two to three years, overall lower dilution to current investors and would not be harmful to the current stock price as compared to other term sheets which were presented to CHW’s management from the PIPE roadshow. Representatives of Wag! began to consider a debt investment and CHW reached out to several potential lenders in its network to inquire about their interest in Wag!.

On December 27, 2021, CHW and Wag! agreed to certain revisions of the Term Sheet.

On December 28, 2021, representatives of MWE met telephonically with representatives of Wag! and representatives of Cleary to discuss questions regarding general corporate and organizational matters, financing, data privacy and cybersecurity, litigation matters, intellectual property and information technology, labor and employment, and insurance matters.

On December 29, 2021, representatives of MWE submitted a supplemental diligence request list to representatives of Wag!, and on January 4, 2022, representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list.

In January 2022, two hedge funds extended offers to lend at least $30 million to Wag! and CHW. The offers were well-received by Wag!’s management and board of directors and were determined to be more favorable than the term sheets that were extended to Wag! and CHW at the end of 2021. Wag!, CHW, and the respective law firms started to work towards announcing a transaction that would include one of the two debt offerings. Financing for the transaction would be at least $45 million, of which $30 million would be from the Credit Facility and $15 million would be from the PIPE and Backstop Investment (including investments by current Wag! stockholders).

On January 5, 2022, representatives of MWE sent a revised draft of the Business Combination Agreement to Cleary.

On January 7, 2022, representatives of MWE submitted a revised draft of the supplemental diligence request list to representatives of Wag!.

On January 10, 2022, representatives of MWE sent a revised draft of the PIPE and Backstop Subscription Agreement reflecting revised business terms to Cleary. Representatives of Cleary sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and CHW Founders Stock Letter to MWE. The parties also finalized drafts of the Proposed Organizational Documents.

On January 11, 2022, representatives of MWE and Cleary met telephonically to discuss issues presented by the draft of the Business Combination Agreement. Representatives of Cleary also sent a revised draft of the Amended and Restated Registration Rights Agreement to MWE. Representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list. Representatives of MWE also sent revised drafts of the Lock-Up Agreement, the Stockholder Support Agreement, and CHW Founders Stock Letter to Cleary.

On January 12, 2022, representatives of MWE sent a further revised draft of the PIPE and Backstop Subscription Agreement to Cleary.

On January 13, 2022, representatives of MWE submitted a revised draft of the supplemental diligence request list to representatives of Wag!. Representatives of Cleary sent a markup of the PIPE and Backstop Subscription Agreement to MWE.

On January 14, 2022, representatives of MWE sent a revised draft of the Amended and Restated Registration Rights Agreement to Cleary. Representatives of Cleary also sent revised drafts of the Lock-Up Agreement and the Stockholder Support Agreement to MWE.

On January 17, 2022, representatives of MWE sent a revised draft of the PIPE and Backstop Subscription Agreement to Cleary.

On January 21, 2022, representatives of Cleary sent a revised draft of the Amended and Restated Registration Rights Agreement to MWE.

On January 22, 2022, representatives of Wag! provided written diligence responses to MWE’s supplemental due diligence request list.

On January 25, 2022, representatives of Cleary sent a revised draft of the Business Combination Agreement to MWE.

On January 27, 2022, representatives of MWE also sent a revised draft of the Business Combination Agreement to Cleary.

On January 28, 2022, Wag! entered into the Series P Subscription Agreements with the Series P Investors.

On January 29, 2022, representatives of Cleary sent a revised draft of the CHW Founders Stock Letter to MWE.

On January 30, 2022, representatives of MWE and Cleary met telephonically to discuss issues presented by the draft of the Business Combination Agreement. Representatives of Cleary also sent revised drafts of the Business Combination Agreement, the Lock-Up Agreement and the Stockholder Support Agreement to MWE.

On January 31, 2022, representatives of MWE sent revised drafts of the CHW Founders Stock Letter, the Lock-Up Agreement and the Stockholder Support Agreement to Cleary.

On February 1, 2022, representatives of Cleary and MWE exchanged drafts of the Business Combination Agreement, the CHW Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement. The parties finalized the CHW Founders Stock Letter, the Amended and Restated Registration Rights Agreement, the Lock-Up Agreement and the Stockholder Support Agreement.

On February 1, 2022, a quorum of the CHW Board convened via videoconference with representatives of MWE in attendance and received an update of the current status of transaction negotiations and the proposed Business Combination Agreement and other agreements and documents to be approved by the CHW Board in connection with the proposed Business Combination. Following a review and discussion among the directors, the Business Combination Agreement, Commitment Letter and PIPE and Backstop Subscription Agreement and related agreements were unanimously approved by those members of the CHW Board present.

On February 2, 2022, the parties finalized the Business Combination Agreement.

On February 2, 2022, the Business Combination Agreement, Commitment Letter and PIPE and Backstop Subscription Agreement and related agreements were signed in connection with the Business Combination Agreement.

Recommendation of the CHW Acquisition Corporation Board and Reasons for the Business Combination

The CHW Acquisition Corporation Board, in evaluating the Business Combination, reviewed a number of materials, including the investor presentation and analyses therein, the transaction documentation, and certain due diligence summary materials prepared by CHW’s management team, and consulted with CHW’s management team and legal advisors. In reaching its resolution (i) that the

Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of CHW and its shareholders and (ii) to recommend that CHW public shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the CHW Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the CHW Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CHW Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of CHW’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the CHW Board determined not to obtain a fairness opinion. The officers and directors of CHW have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, CHW’s officers, directors and advisors have substantial experience with mergers and acquisitions across a variety of different industries.

In evaluating the Business Combination, the CHW Board considered the criteria and guidelines to evaluate prospective business opportunities set by the CHW management team in the CHW IPO prospectus:

●	Significant growth potential with high operating leverage and improving unit economics;
●	Public market reception;
●	Barriers to entry;
●	Competitive advantages;
●	Public markets management team;
●	Leveraging CHW’s management team’s experiences; and
●	Other criteria.

The criteria above were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CHW’s management and the CHW Board deemed relevant.

The CHW Board determined that Wag! meets many of the above criteria following a presentation from CHW’s management team which noted, among other things, that:

●	CHW’s management team found Wag!’s unit economics, including their lifetime value/customer acquisition cost ratio, to be highly attractive. Wag! has proven and replicable gross margins across all markets;
●	Wag!’s dependable and recurring Pet Parent behavior results in usage by non-premium Pet Parents of approximately 4 to 5 times per month. Wag! Premium Pet Parents use the service 7 to 8 times per month, further driving recurring revenue;
●	Both parts of Wag!’s marketplace, consisting of Pet Parents and Pet Caregivers, have leading Net Promoter Scores. As of October 2021, Pet Parents gave an average Net Promoter Score that was between 65 to 70, while Pet Caregivers gave an average Net Promoter Score that was between 45 to 55;
●	Wag!’s exceptional brand and reach leads the industry and generates strong Pet Parent loyalty that results in Organic Customer Acquisition of approximately 70%, from the first quarter of 2019 to the second quarter of 2021;

●	Wag! Premium, which drives retention, captures approximately 40% of monthly active users and has an attractive price point for Pet Parents;
●	Wag! leads the industry in service quality with over 11 million reviews, more than 96% of which have earned five stars;
●	Negative supply-side Pet Caregiver acquisition cost results in attractive unit economics;
●	Wag!’s customer retention cohorts are of high quality and as the business scales, Wag! will benefit from significant operating leverage;
●	Wag! has a highly experienced and seasoned management team that continues to drive improvements in the technology and the platform, to enhance the Pet Parent and Pet Caregiver experience, and to ultimately increase market share;
●	Wag! will benefit from the increase in pet ownership during the COVID-19 pandemic, as well as the return to office policies and recovery in travel, when COVID-19 pandemic related restrictions are lifted;
●	Wag!’s mobile based platform is proven and validated by the market; and
●	Wag!’s future growth prospects are highly attractive as the business endeavors to be the all-in-one solution to Pet Parents for many of their pet related service needs, in a robust and growing market.

The CHW Board also considered a number of other factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Due Diligence. Due diligence examinations of Wag! and discussions with Wag’s management and CHW’s management team, business advisors and legal advisors concerning CHW’s due diligence examination of Wag!;
●	Financial Condition. Wag!’s historical financial results, forecast confidence, financial plan and debt structure, as well as valuations and trading of publicly traded companies in similar and adjacent sectors;
●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CHW and Wag!;
●	Earnout. The fact that CHW’s and Wag!’s existing stockholders have agreed to subject part of the merger consideration to share price contingencies, better aligning their interest with those of CHW public shareholders, Pre-PIPE Investors and PIPE and Backstop Investor;
●	Lock-Up. The Wag! founders and senior management of Wag! have agreed to be subject to a 180-day lock-up in respect of their New Wag! Common Stock subject to early release upon achievement of a specified price target for New Wag! Common Stock (see “The Business Combination Agreement — Related Agreements — Lock-Up Agreement” and “Description of New Wag!’s Securities”); and
●	Other Alternatives. The CHW Board believes, after a thorough review of other business combination opportunities reasonably available to CHW, that the proposed Merger represents the best potential business combination for CHW and the most attractive opportunity for CHW’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the CHW Board believes that such process has not presented a better alternative.

The CHW Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	COVID-19 Risks. Uncertainty about Wag!’s existing business challenges during the current COVID-19 pandemic;

●	Near-Term Financial Results of Wag!. The unforeseen, prolonged nature of the COVID-19 pandemic has caused depressed near-term growth;
●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on New Wag!’s revenues;
●	Redemption Risk. The potential that a significant number of CHW public shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents, which would potentially make the Business Combination more difficult or impossible to complete;
●	Shareholder Vote. The risk that CHW public shareholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CHW’s control;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Listing Risks. The challenges associated with preparing Wag!, a private entity, for the applicable disclosure and listing requirements to which New Wag! will be subject as a publicly traded company on Nasdaq;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
●	Liquidation of CHW. The risks and costs to CHW if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities;
●	Costs Savings and Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;
●	No Third-Party Valuation. The risk that CHW did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;
●	CHW Public Shareholders Receiving a Minority Position in New Wag!. The risk that CHW public shareholders will hold a minority position in New Wag!; and
●	Fees and Expenses. The fees and expenses that are associated with completing the Business Combination.

In addition to considering the factors described above, the CHW Board also considered other factors including, without limitation:

●	Interests of Certain Persons. Some officers and directors of CHW may have interests in the Business Combination (see “—Interests of CHW’s Directors and Officers in the Business Combination” and “Risk Factors — Risks Related to the Business Combination and CHW — Some of CHW’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Wag! is appropriate for CHW’s initial business combination.”); and
●	Other Risk Factors. Various other risk factors associated with the business of Wag!, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The CHW Board concluded that the potential benefits that it expects CHW and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The CHW Board also noted that CHW public shareholders would have a substantial economic interest in New Wag! (depending on the level of CHW public shareholders that sought redemption of their public shares for cash). Accordingly, the CHW Board determined that the

Business Combination and the transactions contemplated by the Business Combination Agreement were advisable and in the best interests of CHW and its shareholders.

Financial Statements

CHW management’s review of the Business Combination included a detailed review of the audited balance sheets and results of operations and comprehensive loss, cash flows, mezzanine equity and stockholders’ deficit of Wag! for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon and an unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows, mezzanine equity and stockholders’ deficit of Wag! and its subsidiaries as of and for the nine-month period ended September 30, 2021. CHW reviewed the financial statements to assess the quality of the business operations, health and stability of the business on a historical and current basis, and to assess both current and long term assets and liabilities of the business. Furthermore, CHW utilized the financial statements to perform a series of financial diagnostics, including benchmarking costs to similar consumer marketplace businesses (such businesses identified in “BCA Proposal—The Business Combination Agreement —Comparable Company Analysis”), analyses of revenue composition and growth, and analyses of historical take rate trends. The CHW team found that the financial diagnostics and comparable company analyses demonstrated the differentiated nature of Wag!’s economic model, scalability of the unit economics, and pointed to a strong core value proposition. Wag!’s growth and margin profile proved to be in line with other consumer marketplace businesses. Moreover, information in the audited financial statements were key inputs utilized in CHW’s financial models and the financial data generated by these models were used to run trading scenarios for Wag!’s business. In particular, the CHW team focused on achievability of 2022 and 2023 revenue assumptions. The sensitivity and financial analyses conducted by CHW’s team ultimately supported the agreed upon transaction enterprise value.

Comparable Company Analysis

CHW management’s review of the Business Combination included a comparable company analysis to assess the value that the public markets would likely ascribe to CHW following a business combination with Wag! and this analysis was shown to the CHW Board. The comparable company analysis was prepared by Wag!’s management team. The relative valuation analysis was based on selected publicly-traded companies that (1) have leading online consumer marketplaces with similar take-rate economics, (2) generate powerful network effects from large user bases that leads to improved algorithms and stronger Artificial Intelligence, as well as Machine Learning supported by Big Data and analytics, (3) have a strong mobile presence, with either mobile first or a strong multi-platform strategy, (4) are highly disruptive of traditional industries and (5) have high growth characteristics with a critical mass of users and activity. The comparable companies were selected by Wag! as publicly traded companies having common characteristics with Wag!’s business model and the sectors in which it operates (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Wag!). The comparable companies included in the analysis consisted of Airbnb, Inc., DoorDash, Inc., Etsy, Inc., Fiverr International Ltd., Match Group, Inc., Rover Group Inc., and Uber Technologies, Inc. While these companies may share certain characteristics that are similar to those of Wag!, the CHW Board did not consider any of these companies to be identical in nature to Wag!.

Using publicly available information, information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics, and information provided by Wag!’s management, CHW management reviewed with the CHW Board, among other things, with respect to Wag! and each such selected comparable company: (i) estimated compound annual growth rate of revenue for calendar years 2021 through 2023, (ii) estimated gross profit margin for calendar year 2022, (iii) enterprise value (the equity value of Wag! prior to cash proceeds from the transaction) as a multiple of estimated revenue for calendar year 2023 and (iv) enterprise value as a multiple of estimated gross profit for calendar year 2023. The applicable metrics for Wag! and the selected comparable companies are summarized in the table below:

			Enterprise		Enterprise
	Revenue	Gross Profit	Value /		Value /
	CAGR	Margin	Revenue		Gross Profit
Selected Company	CY21’-23E’	CY2022E	CY2023E		CY2023E
Wag!	95%	89%	4.9	x	5.5	x
Airbnb, Inc.	23%	80%	11.0	x	13.5	x
DoorDash, Inc.	24%	54%	6.0	x	11.1	x
Etsy, Inc.	20%	73%	7.0	x	9.6	x
Fiverr International Ltd.	27%	84%	6.6	x	7.8	x
Match Group, Inc.	19%	72%	8.4	x	11.7	x
Rover Group, Inc.	65%	75%	3.4	x	4.6	x
Uber Technologies, Inc.	37%	53%	2.1	x	3.8	x

The results of this analysis (as described above) supported the CHW Board’s determination, based on a number of factors, that the enterprise value for Wag! pursuant to the Business Combination was fair to and in the best interests of CHW and its shareholders.

The projected information included below related to Wag! has been prepared by, and is the responsibility of, Wag!’s management. BDO USA, LLP, Wag!’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto. The BDO USA, LLP report included in this proxy statement/prospectus relates to Wag!’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

Certain Projected Financial Information

New Wag! does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the prospective financial information of New Wag! for fiscal years 2021 through 2023, each ended December 31, prepared by New Wag!’s management team (the “Financial Projections”), was provided to the CHW Board in connection with the CHW Board’s consideration of the proposed Business Combination. Wag!’s management team prepared the Financial Projections as of November 2021. The Financial Projections are included in this proxy statement/prospectus and the CHW Board has reviewed and discussed the Financial Projections. The Financial Projections do not take into account any circumstances or events occurring after the date on which the Financial Projections were prepared, which was November 2021.

Assumptions

In connection with the preparation of the Financial Projections, New Wag!’s management team considered various material assumptions, including, but not limited to, the following:

●	The return-to-office will take place gradually between Q1’2022 and Q1’2023.
●	Monthly services completed on the Wag! platform will return to pre-pandemic levels in Q4’2022.
●	Wag!’s pre-2020 cohorts will never fully recover and will make up less than 30% of revenue in 2022.
●	2022 marketing spend will convert new bookings with comparable efficiency to pre-COVID levels, with increasing marketing spend per customer beginning in Q3’2021.
●	There will be no overarching improvements to future cohort performance or Wag! Premium penetration. Wag! Wellness will synergize within the Wag! ecosystem through 2022 and beyond and will provide significant upside to take rate.

●	No material liabilities.
●	No inorganic acquisition or mergers or acquisitions.
●	Forecasted operating Adjusted EBITDA of $(15.6m) and $(10.7m) for FY’2022 and FY’2023, respectively, due to focus on brand building, with positive EBITDA in Q2’2024.
●	Revenue presented is reduced for certain marketing coupons, which may be presented as marketing expenses in the GAAP financials.

While presented with numerical specificity, the Financial Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and other future events, as well as matters specific to the business of New Wag!, all of which are difficult to predict and many of which are beyond New Wag!’s control including, among other things, the matters described in the sections herein entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Financial Projections

The Financial Projections are set forth below. The Financial Projections were previously included in New Wag!’s Investor Presentation, which was filed with the SEC by CHW on February 3, 2022 as an exhibit to a Form 8-K. The footnotes to the tables below have been updated and modified to conform to the presentation in this proxy statement/prospectus. The tables set forth New Wag!’s unaudited, adjusted results and future projections reviewed by the CHW Board for purposes of its consideration of the Business Combination:

Financial Projections (as of November 2021)

	2019	2020	2021P	2022P	2023P
Total Services (M)	3.6	1.2	1.2	2.3	4.2
Gross Bookings ($M)	$95.4	$35.2	$45.9	$93.4	$163.5
YoY Growth %		(63)%	30%	103%	75%
Take Rate	24%	31%	41%	45%	43%

	2019	2020	2021P	2022P	2023P
Services Revenue	$22.7	$10.9	$14.8	$28.4	$50.0
Wellness Revenue	0.0	0.0	3.9	13.4	21.0
Total Revenue ($M)	$22.7	$10.9	$18.7	$41.8	$71.0
YoY Growth %		(52)%	72%	124%	70%
Expenses ($M)
Primary Cost of Revenue	8.0	2.4	2.5	4.6	7.3
Other Cost of Revenue	1.6	0.3	0.2	0.3	0.5
Headcount	38.8	13.4	13.0	19.4	22.3
Marketing	14.5	1.0	5.7	20.6	36.0
Other	26.9	11.7	8.2	12.5	15.6
Total Expenses ($M)	$89.8	$28.8	$29.6	$57.4	$81.7
Adjusted EBITDA ($M)	$(67.1)	$(17.9)	$(10.9)	$(15.6)	$(10.7)
Adjusted EBITDA Margin %	(296)%	(164)%	(59)%	(37)%	(15)%
Gross Profit ($M)	$14.7	$8.5	$16.2	$37.2	$63.7
Gross Profit Margin %	65%	78%	87%	89%	90%

Financials contained are subject to adjustment based on finalization of the audit and final P&L presentation format

Revenues presented are reduced for certain marketing coupons, which may be presented as Marketing expense in the Company’s financial statements

Expenses — Other Expenses presented exclude restructuring charges (2019 & 2020 only) and stock based compensation expense

Adjusted EBITDA is defined as net income (loss) adjusted for provision for (benefit from) income taxes, interest income (expense), depreciation and amortization, stock-based compensation expense, and 2019/20 restructuring expense

The Financial Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Financial Projections have not been audited. None of the independent registered public accounting firms of New Wag! or CHW or any other independent accountants, have compiled, examined or performed any review or other procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of New Wag! and CHW assume no responsibility for, and disclaim any association with, the Projections.

The Financial Projections included in this proxy statement/prospectus have been prepared by, and are the sole responsibility of, New Wag!’s management team. The Projections were prepared in good faith by New Wag!’s management team based on its reasonable best estimates and assumptions with respect to the expected future financial performance of New Wag! as of the date on which the Financial Projections were prepared and speak only as of such date.

The Financial Projections are included in this proxy statement/prospectus solely to provide CHW’s shareholders access to information made available in connection with the CHW Board’s consideration of the proposed Business Combination. The Financial Projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of New Wag!. The actual future performance of New Wag! may vary materially from the forecasts contained in the Financial Projections. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after November 2021, the date they were prepared.

New Wag! has not warranted the accuracy, reliability, appropriateness or completeness of the Financial Projections to anyone, including CHW. None of New Wag!’s management nor any of its representatives has made or makes any representations to any person regarding the ultimate performance of New Wag! relative to the Financial Projections. The Financial Projections are not fact. The Financial Projections are not a guarantee of actual future performance. The future financial results of New Wag! may differ materially from those expressed in the Financial Projections due to factors beyond New Wag!’s ability to control or predict.

The Financial Projections are included in this proxy statement/prospectus solely for informational purposes and not to induce any CHW shareholders to vote in favor of any of the proposals at the Special Meeting.

CHW and New Wag! encourage you to review the financial statements of New Wag! included in this proxy statement/prospectus, as well as the financial information in the sections entitled “New Wag!’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

None of CHW, New Wag! or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or any of the Financial Projections otherwise would not be realized.

The Financial Projections include certain non-GAAP financial measures that are not prepared in accordance with GAAP and that may be different from non-GAAP financial measures used by other companies. Each of New Wag! and CHW believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating New Wag!’s ongoing operating results and trends. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures to the most comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that any business acquired by CHW have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Wag! generally used to approve the business combination described herein, the CHW Board determined that this requirement was met. In reaching this determination, the CHW Board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, and business model as well as quantitative factors such as Wag!’s potential for future growth in revenue and profits.

The CHW Board reviewed Wag!’s financial business model and qualitative factors as previously described throughout the due diligence process. After consideration of these factors, the CHW Board determined that the value of Wag! was substantially in excess of the 80% threshold. The CHW Board believed that the financial skills and background of its members qualified it to conclude that the acquisition of Wag! met this requirement.

Structure of the Business Combination

On February 2, 2022, CHW, Merger Sub, and Wag! entered into the Business Combination Agreement, pursuant to which the Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation; and (ii) on the Acquisition Closing Date, Merger Sub will merge with and into Wag!, with Wag! surviving the Acquisition Merger as a wholly owned subsidiary of CHW. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below.

Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to “Wag! Group Co.”, and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

The parties will hold the Domestication Closing immediately prior to (i) filing a Certificate of Domestication with the Secretary of State of the State of Delaware, (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (iv) completing and making all filings required to be made with the SEC and the Nasdaq Capital Market to list the New Wag! common stock on the Nasdaq Capital Market. On the business day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two business days after the Domestication Closing Date, and no later than three business days after the date of the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, the parties will hold the Acquisition Closing immediately prior to such filing of the certificate of merger with respect to the Acquisition Merger on the Acquisition Closing Date. For the avoidance of doubt, the Domestication and the Domestication Closing will all occur at least one day prior to, and independent of, the Acquisition Merger, the Acquisition Closing, and the Acquisition Merger Effective Time and, on the Acquisition Closing Date, the Private Placements will be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.

Conversion and Issuance of Securities

Upon the Domestication Closing, by virtue of the Domestication and without any action on the part of CHW, Merger Sub, Wag!, or the holders of any of CHW’s or Wag!’s securities:

●	each then-outstanding CHW ordinary share will be canceled and converted into one share of New Wag! common stock;
●	each then-outstanding CHW warrant will be assumed and converted automatically into a New Wag! warrant; and

●	each then-outstanding CHW unit will be canceled and converted into one unit of New Wag!, representing one share of New Wag! common stock and one New Wag! warrant.

On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each then-outstanding share of Wag! preferred stock (excluding Series P Preferred Stock of Wag!) will convert automatically into a number of shares of Wag! common stock at the then-effective conversion rate in accordance with the terms of the existing Wag! charter. Each share of Wag! preferred stock (excluding Series P Preferred Stock of Wag!) is expected to convert in connection with the Conversion on a one a one-for-one basis into a share of Wag! common stock.

At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of New Wag!, Merger Sub, Wag!, or the holders of the following securities:

●	each then-outstanding share of Wag! common stock (including shares of Wag! common stock resulting from the Conversion) will be canceled and converted into (a) the right to receive a number of shares of New Wag! common stock equal to the Exchange Ratio and (b) the contingent right to receive Earnout Shares as additional consideration;
●	all shares of Wag! common stock and Wag! preferred stock held in the treasury of Wag! will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;
●	each then-outstanding share of Series P Preferred Stock of Wag! shall be canceled and converted into the right to receive a number of shares of New Wag! common stock equal to the Series P Exchange Ratio;
●	each then-outstanding share of Merger Sub Common Stock will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of New Wag! common stock;
●	each then-outstanding and unexercised warrant to purchase shares of Wag! common stock (each, a “Wag! Warrant”) will automatically be assumed and converted into a warrant to purchase a number of shares of New Wag! common stock equal to the product of (x) the number of shares of Wag! common stock to such New Wag! warrant and (y) the Exchange Ratio, at an exercise price per share of New Wag! common stock equal to (i) the exercise price per share of such Wag! Warrant divided by (ii) the Exchange Ratio;
●	each then-outstanding and unexercised options to purchase shares of Wag! common stock (each, a “Wag! Option”), whether or not vested, will be assumed and converted into (a) an option to purchase a number of shares of New Wag! common stock equal to the product of (x) the number of shares of Wag! common stock subject to such Wag! Option and (y) the Exchange Ratio, at an exercise price per share of New Wag! common stock equal to (i) the exercise price per share of such Wag! Option immediately prior to the Acquisition Merger Effective Time divided by (ii) the Exchange Ratio (which option will remain subject to the same vesting terms as such Wag! Option) and (b) the contingent right to receive Earnout Shares as additional consideration; and
●	each then-outstanding restricted stock unit award covering shares of Wag! common stock (each, a “Wag! RSU Award”), will be assumed and converted into (a) an award covering a number of shares of New Wag! common stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Wag! common stock subject to such award immediately prior to the Acquisition Merger Effective Time and (y) the Exchange Ratio (which award will remain subject to the same vesting and repurchase terms as such Wag! RSU Award) and (b) the contingent right to receive Earnout Shares as additional consideration.

The “Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

New Wag! is exploring options to implement a distribution of New Wag! Community Shares to members of the pet wellness and welfare community as identified by our officers and directors. If distributed, the issuance of New Wag! Community Shares is expected to be arranged through and administered by one or more third-party program administrators.

Earnout

During the Earnout Period, within five business days after the occurrence of the Triggering Events described below, New Wag! will issue or cause to be issued to (i) each holder, as of immediately prior to the Acquisition Merger Effective Time, of (a) a share of Wag! common stock (after taking into account the Conversion), or (b) a Wag! Option or a Wag! RSU Award (each, an “Eligible Wag! Equityholder”), with respect to each such triggering event, the following shares of New Wag! common stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing) as additional consideration for Wag!'s interest acquired in connection with the Business Combination (the “Earnout Shares”) and (ii) the holders of certain restricted stock units of Wag! (“Management Earnout RSUs”), with respect to each such triggering event, the following shares of New Wag! common stock (which will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing) (the “Management Earnout Shares”), in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements thereto:

●	upon the occurrence of Triggering Event I, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Wag! Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs;
●	upon the occurrence of Triggering Event II, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Wag! Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs; and
●	upon the occurrence of Triggering Event III, a one-time issuance of 3,333,334 Earnout Shares to the Eligible Wag! Equityholders and 1,666,666 Management Earnout Shares to the holders of Management Earnout RSUs.

Each triggering event described above will only occur once, if at all, and in no event will the Eligible Wag! Equityholders and the holders of Management Earnout RSUs be entitled to receive more than an aggregate of 10,000,000 Earnout Shares and 5,000,000 Management Earnout Shares.

If, during the Earnout Period, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:

●	less than $12.50, then no Earnout Shares or Management Earnout Shares will be issuable;
●	greater than or equal to $12.50 but less than $15.00, then, (a) immediately prior to such change of control, New Wag! will issue 3,333,333 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 1,666,667 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control) to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable;
●	greater than or equal to $15.00 but less than $18.00, then, (a) immediately prior to such change of control, New Wag! will issue 6,666,666 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 3,333,334 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control) to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable; or
●	greater than or equal to $18.00, then, (a) immediately prior to such change of control, New Wag! will issue 10,000,000 shares of New Wag! common stock (less any Earnout Shares issued prior to such change of control) to the Eligible Wag! Equityholders with respect to the change of control, (b) immediately prior to such change of control, New Wag! will issue 5,000,000 shares of New Wag! common stock (less any Management Earnout Shares issued prior to such change of control)

to the holders of Management Earnout RSUs with respect to the change of control, and (c) no further Earnout Shares or Management Earnout Shares will be issuable.

The New Wag! common stock price targets specified in the definitions of “Triggering Event I,” “Triggering Event II” and “Triggering Event III” set forth in the Business Combination Agreement will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring on or after the Acquisition Closing.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of CHW, Merger Sub and Wag! relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Acquisition Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement and should not be relied on by you as characterizations of the actual state of facts about the respective parties.

The Business Combination Agreement contains representations and warranties made by Wag! to CHW and Merger Sub relating to a number of matters, including the following:

●	organization and qualification to do business;
●	subsidiaries;
●	certificate of incorporation and bylaws;
●	accuracy of Wag!’s capitalization;
●	authority to enter into the Business Combination Agreement;
●	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;
●	possession and effectiveness of material permits and compliance with such permits;
●	preparation of Wag!’s financial statements in accordance with GAAP and fair presentation, in all material respects, of the financial position, results of operations, and cash flows of Wag! and its subsidiaries as of the date of such financial statements and for the periods indicated therein;
●	conduct of business and absence of certain changes or events since December 31, 2020;
●	absence of litigation;
●	employee benefit plans;
●	labor and employment matters;
●	real property and title to assets;
●	intellectual property;
●	taxes;

●	compliance with environmental law and other environmental matters;
●	Wag!’s material contracts, the validity and binding effect of such material contracts and absence of breach, violation, or default thereunder;
●	validity and coverage of material insurance policies;
●	approval of the board and stockholders required to consummate the transactions contemplated by the Business Combination Agreement;
●	compliance with anti-corruption and sanctions laws;
●	interested party transactions and side letter agreements;
●	payments received in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19;
●	insurance company matters;
●	inapplicability of the Exchange Act; and
●	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by CHW and Merger Sub to Wag! relating to a number of matters, including the following:

●	corporate organization;
●	organizational documents;
●	accuracy of CHW and Merger Sub’s capitalization;
●	authority to enter into the Business Combination Agreement;
●	absence of conflicts with organizational documents, applicable laws, or certain other agreements and required filings and consents;
●	compliance with applicable laws and material contracts;
●	proper filing of documents with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act;
●	conduct of business and absence of certain changes or events since August 30, 2021;
●	absence of litigation;
●	approval of the board and the shareholders required to consummate the transactions contemplated by the Business Combination Agreement;
●	brokers entitled to fees or commissions in connection with the transactions contemplated by the Business Combination Agreement;

●	the Trust Account;
●	absence of employees;
●	taxes;
●	the listing of CHW ordinary shares, CHW warrants, and CHW units;
●	insurance;
●	intellectual property;
●	absence of breach or default under material agreements, contracts, and commitments;
●	title to property;
●	inapplicability of the Investment Company Act of 1940, as amended;
●	private placements;
●	financing;
●	investigation and reliance; and
●	the CHW Founders Stock Letter.

No Survival

The representations, warranties, covenants, obligations, and other agreements of Wag!, CHW, and Merger Sub contained in the Business Combination Agreement or any certificate or instrument delivered pursuant to the Business Combination Agreement will terminate at the Acquisition Closing, and only the covenants and agreements that by their terms survive the Acquisition Closing and certain miscellaneous provisions of the Business Combination Agreement will survive the Acquisition Closing.

Acquisition Closing

The Acquisition Closing will occur at least one business day, but no more than two business days, after the Domestication Closing Date, and in no event later than three business days following the satisfaction or waiver of all of the conditions to the Acquisition Closing (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time).

Conduct of Business Pending the Business Combination

Wag! agreed that, between the date of the Business Combination Agreement and the Acquisition Merger Effective Time or the earlier termination of the Business Combination Agreement, subject to specified exceptions, unless CHW otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), Wag! will use reasonable best efforts to conduct its business, and cause its subsidiaries to use reasonable best efforts to conduct their respective businesses, in the ordinary course of business taking into account recent past practice in light of COVID-19, including COVID-19 measures by Wag! taken prior to the date of the Business Combination Agreement; and provided that, any action taken, or omitted to be taken, that is required by applicable law will be deemed to be in the ordinary course of business. Wag! agreed to use its reasonable best efforts to preserve substantially intact the business organization of Wag! and its subsidiaries, keep available the services of the current officers, key employees and consultants of Wag! and its subsidiaries, and preserve the current relationships of Wag! and its subsidiaries with customers, suppliers and other persons with which Wag! or any of its subsidiaries has significant business relations in all material respects.

In addition to the general covenants above, Wag! agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, Wag! will not, and will cause its subsidiaries not to, without the prior written consent of CHW (which consent may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Wag! or its subsidiaries;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Wag! or its subsidiaries (other than the Merger Steps);
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Wag! or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Wag! or its subsidiaries, except for (1) the exercise or settlement of any Wag! Options, Wag! RSU Awards or Wag! Warrants in effect on the date of the Business Combination Agreement, (2) the issuance of shares of Wag! common stock (or other class of equity security of Wag!, as applicable) pursuant to the terms of the Wag! preferred stock and Wag! Warrants, in each case, in effect on the date of the Business Combination Agreement, (3) the Series P Investment Transaction and all actions required for the consummation of the Series P Investment Transaction so long as consummated solely in accordance with the existing Wag! charter and the Series P Subscription Agreements (it being further understood and agreed that Wag! shall not enter into any other agreements, side letters, or arrangements relating to the Series P Investment Transaction without the prior written consent of CHW), and (4) the issuance of the Management Earnout RSUs; or (b) any material assets of Wag! or its subsidiaries, except for (1) depositions of obsolete or worthless equipment, (2) transactions among Wag! and its subsidiaries and (3) the sale or provision of goods or services to customers in the ordinary course of business;
●	acquire any equity interest in, or enter into a joint venture with, any other entity (excluding any wholly owned subsidiary of Wag!);
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned subsidiary of Wag! to Wag! or any other wholly owned subsidiary of Wag!;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Wag! securities in connection with the exercise of the Wag! Options or settlement of the Wag! RSU Awards;
●	acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $100,000 individually or $250,000 in the aggregate;
●	incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for (a) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of Wag! or its subsidiaries not to exceed $250,000;
●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each, in excess of $250,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (a) advances to employees or officers of Wag! or its subsidiaries in the ordinary course of business or (b) prepayments and deposits paid to suppliers of Wag! or its subsidiaries in the ordinary course of business;

●	make any material capital expenditures (or commit to making any capital expenditures) in excess of $2,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Wag!’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to CHW;
●	acquire any fee interest in real property;
●	except as required by applicable law or the terms of any existing employee benefit plan as in effect on the date hereof, (a) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former employee, officer, director or individual consultant of Wag! or its subsidiaries (each, a “Service Provider”) (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (b) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (e) below); (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Wag! Options or Wag! RSU Awards; (d) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees of Wag!; (e) hire any new employees of Wag! or its subsidiaries unless (i) necessary to replace an employee whose employment has ended (and in which case such hiring will be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (ii) such employees are hired with an annual base salary below $300,000; or (f) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (a) – (f), Wag! may (A) take action as required under any existing employee benefit plan or other employment or consulting agreement (or offer letter) in effect on the date of the Business Combination Agreement, (B) change the title of its employees in the ordinary course of business and (C) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;
●	implement any employee layoffs, plant closings or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of Wag! under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” law;
●	pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;
●	make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by the Business Combination Agreement to the transactions contemplated thereby or (B) required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by its independent accountants;
●	(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes; or (e) surrender any right to claim a material refund of income or other taxes; in each case that is reasonably likely to result in an increase to tax liability to Wag! and its subsidiaries taken as a whole;
●	change its jurisdiction of tax residence;
●	(a) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Wag!’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to Wag! or its subsidiaries, taken as a whole; or (b) enter into any contract or agreement that would have been a material contract had it been entered into prior to the date of the Business Combination Agreement, in each case, except in the ordinary course of business consistent with past practice;
●	fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting all intellectual property rights owned or purported to be owned by Wag! or its subsidiaries (“Wag!-Owned IP”);
●	enter into any contract, agreement or arrangement that obligates Wag! or its subsidiaries to develop any intellectual property related to the business of Wag! or its products, which such intellectual property would be owned by a third party;
●	permit any material item of Wag!-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in material items of Wag!-Owned IP;
●	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $350,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;
●	enter into any new line of business that is materially different from the general nature of the business currently conducted by Wag! or its subsidiaries;
●	voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Wag! and its subsidiaries and their assets and properties or change coverage in a manner materially detrimental to Wag! and its subsidiaries, taken as a whole, any material insurance policy insuring the business of Wag! or its subsidiaries;
●	fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any permit that is material to the conduct of the business of Wag! and its subsidiaries taken as a whole; or
●	enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

CHW agreed that, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement (including entering into the PIPE and Backstop Subscription Agreement and consummating the PIPE and Backstop Investment and the Debt Financing) and except as required by applicable law, from the date of the Business Combination Agreement until the earlier of the termination of the Business Combination Agreement and the Acquisition Merger Effective Time, unless Wag! otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), CHW will use reasonable best efforts to, and will cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. In addition, CHW and Merger Sub have agreed that prior to the Acquisition Merger Effective Time, subject to specified exceptions, they will not, without the prior written consent of Wag! (which may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change their organizational documents or form any subsidiary of CHW other than Merger Sub;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their capital stock, other than redemptions from the Trust Account that are required pursuant to CHW’s organization documents, including the Existing Organizational Documents and any distributions to the CHW Founder Shareholders in accordance with the Business Combination Agreement;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of CHW ordinary shares (prior to the Domestication), New Wag! common stock (following the Domestication) or CHW warrants except for redemptions from the Trust Account;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of CHW or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of CHW or Merger Sub;
●	(a) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (b) enter into any strategic joint ventures, partnerships or alliances with any other person or (c) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned subsidiary or joint venture;
●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CHW, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Business Combination Agreement, as agreed to by CHW’s independent accountants;
●	(a) amend any material tax return; (b) change any material method of tax accounting; (c) make, change or rescind any material election relating to taxes; (d) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes, enter into any tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment; or (e) surrender any right to claim a material refund of income or other taxes, in each case that is reasonably likely to result in an increase to tax liability to CHW or Merger Sub;
●	change its jurisdiction of tax residence;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of CHW or Merger Sub;
●	amend or modify the Trust Agreement or any agreement related to the Trust Account;
●	(a) hire any employee or (b) adopt or enter into any employee benefit plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of CHW (other than consultants, advisors, including legal counsel, or institutional service providers engaged by CHW)); or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Financing

CHW agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to enter into a Commitment Letter, dated February 2, 2022 (the “Commitment Letter”) with the Debt Financing Sources pursuant to which the Debt Financing Sources have committed to lend Merger Sub (and upon consummation of the Acquisition Merger, Wag!) and Merger Sub (and upon consummation of the Acquisition Merger, Wag!) has agreed to borrow debt financing upon the terms and subject to the conditions set forth therein (such transaction, the “Financing”), contemporaneously with the Acquisition Closing. CHW has also agreed to use its reasonable best efforts to (i) maintain in effect the Commitment Letter, any fee letters and engagement letters with respect to fees and related arrangements (collectively, the “Commitment Papers”), (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) satisfy on a timely basis (or, if determined by CHW to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of CHW’s control or where the failure to be so satisfied is a direct result of Wag!’s failure to comply with its obligations.

CHW agreed not to, without the prior written consent of Wag! (not to be unreasonably withheld, conditioned or delayed), permit any termination of the commitments contained in the Commitment Papers or enter into any amendment, supplement, modification or waiver to the Commitment Papers, in each case, if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing to an amount that would be less than the amount that is necessary for CHW to satisfy its payment obligations and to consummate the transactions contemplated by this Agreement to be paid and/or consummated on the Acquisition Closing Date (the “Required Amount”) or (B) impose new or additional conditions precedent to the funding of the Financing on the Acquisition Closing Date or otherwise expand, amend or modify in any material respect any of the existing conditions precedent to the funding of the Financing on the Acquisition Closing Date, in each case, in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing.

Wag! agreed that, solely in the event that the Acquisition Merger is consummated, New Wag! will be responsible for and bear and pay all commitments, costs, expenses and fees related to the Financing, including any such commitments, costs, expenses and fees due or payable to the Debt Financing Sources.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, except as otherwise required by applicable law (including the fiduciary duties of the members of the Wag! Board), none of Wag! and any of its subsidiaries, CHW, nor Merger Sub will, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (A) in the case of Wag!, (1) sale of 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, (2) sale of 15% or more of the outstanding capital stock of Wag! or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, or (3) merger, consolidation, liquidation, dissolution or similar transaction involving Wag! or one or more of its subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Wag! and its subsidiaries, taken as a whole, in each case, other than with CHW and its representatives (a “Wag! Alternative Transaction”), and (B) in the case of CHW and Merger Sub, merger, consolidation, or acquisition of stock or assets or any other business combination involving CHW and any other corporation, partnership or other business organization other than Wag! and its subsidiaries (a “CHW Alternative Transaction” and together with the Wag! Alternative Transaction, each an “Alternative Transaction”); (ii) in the case of Wag!, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Wag! or any of its subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to a Wag! Alternative Transaction; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction; (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to Alternative Transaction; (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. Each of Wag! and its subsidiaries, on the one hand, and CHW and Merger Sub, on the other hand, agreed to immediately cease any and all existing discussions or negotiations with any person conducted prior to the execution of the Business Combination Agreement with respect to any Alternative Transaction. Any violation of the foregoing restrictions by Wag! and its subsidiaries, CHW or Merger Sub or any of their respective affiliates or representatives will be deemed to be a breach under the Business Combination Agreement.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Acquisition Closing and (b) the valid termination of the Business Combination Agreement, each of Wag! and CHW agreed to notify the other party promptly in writing after receipt of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating Wag! or any of its subsidiaries or CHW, as applicable, or for access to the business, properties, assets, personnel, books or records of Wag! or any of its subsidiaries or CHW, as applicable, by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the party giving the notice will identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The party who received the inquiry will keep the other party informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

If either party receives any inquiry or proposal as described above, then that party has agreed to notify such inquirer in writing that the party receiving the inquiry is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Registration Statement; Proxy Statement

As promptly as practicable after the execution of the Business Combination Agreement, CHW agreed to prepare and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of the shares of New Wag! common stock to be issued or issuable to the stockholders of Wag! pursuant to the Business Combination Agreement, which registration statement includes a proxy statement in preliminary form relating to the extraordinary general meeting (including any adjournment thereof) to be held to consider the Shareholder Proposals.

Wag! Stockholder Approval; Lock-Up Agreements

Wag! will obtain and deliver to CHW the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the DGCL and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination (the “Requisite Wag! Stockholder Approval” and such Wag! stockholders, the “Key Wag! Stockholders”), (i) in the form of a written consent executed by the Key Wag! Stockholders (pursuant to the Stockholder Support Agreement) (the “Written Consent”), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within 48 hours after the Registration Statement is declared effective, and (ii) in accordance with the terms and subject to the conditions of Wag!’s certificate of incorporation and bylaws and other organizational documents, and (b) take all other action necessary or advisable to secure the Requisite Wag! Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If Wag! fails to deliver the Written Consent to CHW within 48 hours of the Registration Statement becoming effective, CHW will have the right to terminate the Business Combination Agreement pursuant to the terms therein.

Prior to the Acquisition Closing, Wag! will deliver to CHW copies of joinders to the Lock-Up Agreement, duly executed by (i) all members of Wag!’s management who hold securities of Wag! and (ii) the securityholders of Wag!, who, together with the Key Company Stockholders and such management securityholders, hold at least 70% of the aggregate issued and outstanding securities of Wag!.

CHW’s Extraordinary General Meeting

CHW agreed to call and hold the extraordinary general meeting as promptly as practicable after the date on which this Registration Statement becomes effective for the purpose of voting solely upon the Shareholder Proposals, and to use its reasonable best efforts to hold the extraordinary general meeting as soon as practicable after the date on which this Registration Statement becomes effective; provided, that CHW may (or, upon the receipt of a request to do so from Wag!, will) postpone or adjourn the extraordinary general meeting on one or more occasions for up to 30 days in the aggregate (or, if earlier, prior to August 8, 2022 (the “Outside Date”)) upon the good faith determination by the CHW Board that such adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Shareholder Proposals or otherwise take actions consistent with CHW’s obligations). CHW has agreed to use its reasonable best efforts to obtain the approval of the Shareholder Proposals at the extraordinary general meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Shareholder Proposals, and to take all other action necessary or advisable to secure the required vote or consent of its shareholders. CHW agreed, through the CHW Board, to recommend to its shareholders that they approve the Shareholder Proposals and to include the recommendation of the CHW Board in this proxy statement/prospectus (the “CHW Recommendation”). Neither the CHW Board nor any committee thereof will (a) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the CHW Recommendation, or fail to include the CHW Recommendation in the Registration Statement; or (b) approve, recommend or declare advisable (or publicly propose to do so) any CHW Alternative Transaction.

Notwithstanding (a) the making of any inquiry or proposal with respect to a CHW Alternative Transaction or (b) anything to the contrary contained in the Business Combination Agreement, unless the Business Combination Agreement has been earlier validly terminated, (i) in no event will CHW or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any CHW Alternative Transaction or terminate the Business Combination Agreement in connection therewith and (ii) CHW and Merger Sub will otherwise remain subject to the terms of the Business Combination Agreement, including CHW’s obligation to use reasonable best efforts to obtain the approval of the Shareholder Proposals at the extraordinary general meeting.

Stock Exchange Listing

Each of CHW and Wag! will use its reasonable best efforts to cause the New Wag! Common Stock to be issued in connection with the Business Combination (including the shares of New Wag! Common Stock to be issued in the PIPE and Backstop Investment, the Earnout Shares and the Management Earnout Shares) and the New Wag! warrants (and the New Wag! Common Stock issuable upon exercise thereof) to be approved for listing on Nasdaq at the Acquisition Closing. Until the Domestication Closing, CHW will use its reasonable best efforts to keep the CHW units, CHW ordinary shares and CHW warrants listed for trading on Nasdaq.

Payment of Transaction Costs

All expenses incurred in connection with the Business Combination Agreement and the Business Combination will be paid by the party incurring such expenses, whether or not the Business Combination is consummated; provided that New Wag! will pay all of the aggregate fees, costs and expenses incurred by, or attributable to, Wag! in connection with the transactions contemplated by the Business Combination Agreement and all of the aggregate fees, costs and expenses incurred by, or attributable to, CHW in connection with the transactions contemplated by the Business Combination Agreement up to $13,000,000.

Debt Financing Sources

Other than CHW in accordance with the express terms of the Commitment Papers, Wag! and Merger Sub, on behalf of itself and each of their respective subsidiaries and affiliates, and each director, officer, employee, agent or representative of the foregoing or any person acting on behalf of any of the foregoing persons agreed to (i) waive any and all rights or claims against any Debt Financing Source in connection with the Business Combination Agreement, the Financing, the Commitment Papers and/or the transactions contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (ii) not to commence (and if commenced, to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with the Business Combination Agreement, the Financing, the Commitment Papers and/or the transactions contemplated thereby (including any such proceeding or action relating to the Financing). Pursuant to the Business Combination Agreement, no Debt Financing Source will have any liability or obligations, including for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party thereto in connection with the Business Combination Agreement or the transactions contemplated thereby (other than to CHW in accordance with the terms of the Commitment Papers).

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Wag! and CHW providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;
●	the Omnibus Incentive Plan Proposal and the ESPP Proposal;
●	director and officer indemnification;
●	prompt notification of certain matters;
●	Wag!, CHW, and Merger Sub using reasonable best efforts to consummate the Business Combination;
●	the PIPE and Backstop Investment;

●	Wag delivering to CHW copies of certain third-party notices;
●	public announcements relating to the Business Combination;
●	cooperation regarding any filings required under the HSR Act;
●	CHW making disbursements from the Trust Account;
●	the intended tax treatment of the Business Combination;
●	Wag! and CHW taking all necessary action so that immediately after the Acquisition Merger Effective Time, the New Wag! Board is comprised of seven directors and two non-voting board observers, which will initially include (i) four “independent” director nominees, (ii) one director nominee who will have an initial three year term, (iii) two director nominees designated by Wag!, and (iv) two non-voting observer nominees, who will each have an initial three year term, renewing annually thereafter.
●	CHW keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities law;
●	Wag! using its reasonable best efforts, if the mailing of the Merger Materials has not occurred prior to February 14, 2022, to deliver to CHW, as promptly as practicable after March 15, 2022, the audited consolidated balance sheet of Wag! and its subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of Wag! and its subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB;
●	CHW notifying Wag! and keeping Wag! reasonably informed of any litigation brought, or to CHW’s knowledge, threatened in writing, against CHW or the CHW Board by any of CHW’s shareholders related to the Business Combination Agreement and the status thereof;
●	New Wag! is exploring options to implement a distribution of New Wag! Community Shares to members of the pet wellness and welfare community as identified by our officers and directors. If distributed, the issuance of New Wag! Community Shares is expected to be arranged through and administered by one or more third-party program administrators.
●	Wag! notifying CHW and keeping CHW reasonably informed of material litigation pending or, to Wag!’s knowledge, threatened against Wag! or any of its subsidiaries by or on behalf of any of their respective current or former employees or other service providers and the status thereof;
●	Wag! determining, following reasonable consultation with CHW, (x) (i) whether to distribute New Wag! Community Shares and (ii) the number of New Wag! Community Shares (up to 300,000 Wag Community Shares) to be distributed;
●	Wag and CHW determining the appropriate mechanism for distributing the New Wag! Community Shares and the persons to whom such New Wag! Community Shares will be distributed;
●	Wag! issuing Management Earnout RSUs to certain individuals;
●	Wag! (x) requesting and receiving consent from (or, to the extent no consent is required, delivering notice to) Bank of America, N.A. to the Business Combination or (y) repaying in full the indebtedness of Wag! incurred pursuant to that certain Promissory Note, dated August 5, 2020, with Bank of America, N.A., and any other loan outstanding under the Paycheck Protection Program, in full compliance with the CARES Act and any other applicable law, in which case Wag! will deliver payoff and release letters to CHW;
●	Wag! delivering to CHW evidence reasonably satisfactory to CHW of the release of certain liens, including appropriate UCC termination statements; and

●	CHW distributing any cash on hand of CHW (excluding funds in the Trust Account) to the CHW Founder Shareholders (unless such distribution would cause the minimum cash condition discussed below in “Wag! Conditions” to be not satisfied) or if no such distribution to the CHW Founder Shareholders is made, remitting such cash to the CHW Founder Shareholders on the Acquisition Closing Date.

Conditions to Consummation of the Business Combination Agreement

Mutual Conditions

The obligations of Wag!, CHW, and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

●	the Written Consent having been delivered to CHW;
●	the Condition Precedent Proposals having each been approved and adopted by the requisite affirmative vote of CHW shareholders at the extraordinary general meeting in accordance with this proxy statement/prospectus, the DGCL, Cayman Islands law, CHW’s Existing Organizational Documents and the rules and regulations of Nasdaq;
●	no governmental authority having enacted, issued, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement illegal or otherwise prohibiting the consummation of the Business Combination and such transactions;
●	all required filings under the HSR Act having been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act having expired or been terminated;
●	the Registration Statement of which this proxy statement/prospectus forms a part having been declared effective and no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened by the SEC;
●	the shares of New Wag! Common Stock to be issued pursuant to the Business Combination Agreement (including the Earnout Shares and the Management Earnout Shares) and the PIPE and Backstop Investment and the New Wag! warrants (and the New Wag! Common Stock issuable upon exercise thereof) having been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof;
●	CHW having at least $5,000,001 of net tangible assets after giving effect to the redemption of public shares by CHW’s public shareholders, in accordance with the Existing Organizational Documents and after giving effect to the Financing and the PIPE and Backstop Investment unless CHW ordinary shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act; and
●	the Domestication Closing having been completed.

CHW and Merger Sub Conditions

The obligations of CHW and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of Wag! as determined in accordance with the Business Combination Agreement;
●	Wag! having performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;

●	no material adverse effect with respect to Wag! or its subsidiaries having occurred; and
●	Wag! having delivered to CHW a customary officer’s certificate, dated as of the Acquisition Closing Date, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement.

Some of the conditions to CHW’s obligations are qualified by the concept of a “Wag! Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “Wag! Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of Wag! and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by Wag! of its obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Wag! Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Wag! and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Wag! or any subsidiaries of Wag!; (v) any actions taken or not taken by Wag! or its subsidiaries as required by the Business Combination Agreement or at the request of, or with the written consent of, CHW; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Wag! Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Wag! Material Adverse Effect), except in the cases of clauses (i) through (iv), to the extent that Wag! and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which Wag! and its subsidiaries operate.

Wag! Conditions

The obligations of Wag! to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Acquisition Merger Effective Time of the following additional conditions:

●	the accuracy of the representations and warranties of CHW and Merger Sub as determined in accordance with the Business Combination Agreement;
●	each of CHW and Merger Sub having performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Acquisition Merger Effective Time;
●	CHW having delivered to Wag! a customary officer’s certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of CHW, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;
●	CHW having made all necessary and appropriate arrangements with Wilmington Trust, National Association, acting as trustee, to have all of the funds in the Trust Account disbursed to CHW prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account being available to CHW in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of CHW’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;
●	CHW having provided the holders of New Wag! Common Stock with the opportunity to redeem their shares thereof in connection with the Business Combination;
●	immediately after giving effect to the consummation of the Transactions on the Acquisition Closing Date (including the Financing and the Private Placements), CHW and/or Wag! or its subsidiaries having cash on hand of at least $30,000,000 (pro forma for any payments required to be made in connection with the consummation of the Transactions (assuming all Wag! and CHW transaction expenses are properly invoiced (whether or not so invoiced)); and
●	the resignation or removal of certain CHW officers and directors.

Some of the conditions to Wag!’s obligations are qualified by the concept of a “CHW Material Adverse Effect.” Under the terms of the Business Combination Agreement, a “CHW Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of CHW or (b) would prevent, materially delay or materially impede the performance by CHW or Merger Sub of their respective obligations under the Business Combination Agreement or the consummation of the Business Combination; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a CHW Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which CHW operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 measures or any change in such COVID-19 measures or interpretations following the date of the Business Combination Agreement), and including any impact of such pandemics on the health of any officer, employee or consultant of Wag! or any subsidiaries of Wag!; (v) any actions taken or not taken by CHW or Merger Sub as required by the Business Combination Agreement or at the request of, or with the written consent of, Wag!; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the transactions contemplated thereby); or (vii) the accounting treatment of the CHW warrants or the New Wag! warrants, except in the cases of clauses (i) through (iv) and clause (vii), to the extent that CHW is disproportionately affected thereby as compared with other similarly situated participants in the industry in which CHW operates. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the exercise of redemption rights will not be deemed to be a CHW Material Adverse Effect.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions contemplated thereby by the securityholders of Wag! or CHW, as follows:

●	by mutual written consent of CHW and Wag!;
●	by either CHW or Wag! if the Acquisition Merger Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition to the Business Combination on or prior to the Outside Date;

●	by either CHW or Wag! if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;
●	by either CHW or Wag! if any of the Condition Precedent Proposals fails to receive the requisite vote for approval at the extraordinary general meeting (subject to any adjournment or recess of such meeting);
●	by CHW, in the event Wag! fails to deliver the Written Consent to CHW within 48 hours of the Registration Statement becoming effective (the “Written Consent Failure”); provided, that CHW may not terminate the Business Combination Agreement for so long as Wag! continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five business days after notice of such Written Consent Failure is provided by CHW to Wag!;
●	by CHW upon a breach of any representation, warranty, covenant or agreement on the part of Wag! set forth in the Business Combination Agreement, or if any representation or warranty of Wag! will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating Wag! Breach”); provided, that CHW has not waived such Terminating Wag! Breach and CHW and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Wag! Breach is curable by Wag!, CHW may not terminate the Business Combination Agreement for so long as Wag! continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by CHW to Wag!; or
●	by Wag! upon a breach of any representation, warranty, covenant or agreement on the part of CHW or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of CHW or Merger Sub will have become untrue, in either case such that certain conditions set forth in the Business Combination Agreement would not be satisfied (a “Terminating CHW Breach”); provided, that Wag! has not waived such Terminating CHW Breach and Wag! is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating CHW Breach is curable by CHW and Merger Sub, Wag! may not terminate the Business Combination Agreement for so long as CHW and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Wag! to CHW.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to fraud or a willful material breach of the Business Combination Agreement by a party thereto occurring prior to such termination.

Related Agreements

Pre-PIPE Series P Preferred Stock Offering

In connection with entering into the Business Combination Agreement, on January 28, 2022, certain accredited investors which are existing investors in Wag! (each a “Pre-PIPE Investor,” and collectively, the “Pre-PIPE Investors”) have agreed to purchase shares of Series P Preferred Stock of Wag!, in an aggregate principal amount of $11 million (the “Pre-PIPE Series P Shares”) in a private placement, issuable pursuant to the Subscription Agreements (the “Series P Shares Subscription Agreements”), by and among Wag! and the Pre-PIPE Investors (the “Pre-PIPE Investment”). The Pre-PIPE Series P Shares are subject to transfer restrictions as set forth in the Series P Shares Subscription Agreements. Wag! intends to use the proceeds from the sale of the Pre-PIPE Series P Shares for general working capital or to fund acquisitions of accretive business targets. Closing of the Pre-PIPE Investment was not conditioned in any manner whatsoever on the closing of the Business Combination and occurred promptly following the signing of the Series P Shares Subscription Agreements. None of the Sponsor or CHW’s officers, directors or their affiliates, is a Pre-PIPE Investor in the Pre-PIPE Investment.

Each share of the Pre-PIPE Series P Shares is convertible, at any time at the option of the Pre-PIPE Investors, into Wag! common stock and the number of shares of Wag! common stock a Pre-PIPE Investor will receive upon exercise of the conversion right will equal the product obtained by multiplying the applicable conversion rate for the Pre-PIPE Series P Shares then in effect by the number of Pre-PIPE Series P Shares being converted; provided, that the Pre-PIPE Series P Shares may not be converted to Wag! common stock at any time prior to the occurrence of a Series P Price Adjustment Event (as defined in the Series P Shares Subscription Agreements).

Each holder of Pre-PIPE Series P Shares shall be entitled to the number of votes equal to the number of shares of Wag! common stock into which such shares of Pre-PIPE Series P Shares could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Wag! common stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Wag!. Except as otherwise provided herein or as required by law, the holders of the Pre-PIPE Series P Shares shall vote together with the holders of Wag! common stock on an as-converted basis at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Wag! common stock.

The Pre-PIPE Investors shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Wag! common stock) on the Wag! common stock, at the Dividend Rate (as defined below), payable when, as and if declared by Wag!’s board of directors. Such dividends shall not be cumulative. The Pre-PIPE Investors can waive any dividend preference that they shall be entitled to receive upon the affirmative vote or written consent of the holders of a majority of the then-outstanding Pre-PIPE Series P Shares (voting together as a single class and on an as-converted basis). “Dividend Rate” shall mean $0.8000 per annum for each share of Pre-PIPE Series P Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares, including, the issuance of Adjustment Series P Shares. After payment by Wag! of all of the Wag! preferred stock dividends declared by the board of directors of Wag!, any additional dividends or distributions shall be distributed among all holders of Wag! common stock and Wag! preferred stock in proportion to the number of shares of Wag! common stock that would be held by each such holder if all shares of Wag! preferred stock were converted to Wag! common stock at the then effective conversion rate.

Upon any liquidation, dissolution, or winding up of Wag!, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Wag! preferred stock and Wag! common stock, the holders of Wag! preferred stock (including the Pre-PIPE Investors) shall be entitled to be paid, out of the assets of Wag! legally available for distribution (or the consideration received by Wag! or its stockholders in an Acquisition or Asset Transfer (each as defined in the Seventh Amended and Restated Certificate of Incorporation of Wag!), an amount per share equal to the applicable original issue price for such Wag! preferred stock plus any declared and unpaid dividends on such share (the “Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Wag! preferred stock of the Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of such Wag! preferred stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the full Liquidation Preference, the remaining assets of Wag! legally available for distribution (or the consideration received by Wag! or its stockholders in an Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Wag! common stock.

Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), each holder of the Pre-PIPE Series P Shares shall be entitled to receive, for each such share then held, out of the proceeds available for distribution, the greater of (i) Liquidation Preference, or (ii) the amount of cash, securities, or other property such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Wag! common stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer.

The Pre-PIPE Series P Shares are not redeemable at the option of the Pre-PIPE Investors.

The Pre-PIPE Series P Shares issued in the Pre-PIPE Investment were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

CHW’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the Pre-PIPE Investment.

PIPE and Backstop Subscription Agreement

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into the PIPE and Backstop Subscription Agreement with a certain qualified institutional buyer (the “PIPE and Backstop Investor”), pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of up to 500,000 shares of common stock following the Domestication and immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, that if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agree not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).

The PIPE and Backstop Subscription Agreement contains customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor. The PIPE and Backstop Subscription Agreement includes customary closing conditions which include (i) absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor); and (ii) the right to terminate the PIPE and Backstop Subscription Agreement if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party).

For avoidance of doubt, the PIPE and Backstop will not include the Sponsor, any of the NAAC directors, officers, or their affiliates.

There are important differences between the rights of holders of shares of common stock and holders of CHW ordinary shares. See “The Domestication Proposal—Comparison of Corporate Governance and Shareholders” for a discussion of the different rights associated with holding these securities. In addition, the CHW ordinary shares were originally sold in the CHW IPO as a component of the CHW units for $10.00 per unit. The CHW units consist of one ordinary share and one redeemable CHW warrant.

Stockholder Support Agreement

Wag! has delivered to CHW the Stockholder Support Agreement, pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

CHW Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the CHW Founder Shareholders entered into the CHW Founders Stock Letter with CHW and Wag!, which we refer to as the “CHW Founders Stock Letter,” pursuant to which, among other things, CHW, Wag!, the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (as defined below) (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.

The number of Forfeiture Shares subject to potential forfeiture will be determined as follows:

●	upon the occurrence of Triggering Event I, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event II, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event III, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture, and no Forfeiture Shares will thereafter be subject to forfeiture ; and
●	On the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor will forfeit all Forfeiture Shares which remain subject to forfeiture, if any.

If, during the three-year period beginning on the first day after the Acquisition Closing, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:

●	less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Forfeiture Shares;
●	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 240,500 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture;
●	greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 120,250 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture; or
●	greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing.

The CHW Founder Shareholders also agreed to (i) comply with the non-solicitation and certain other provisions in the Business Combination Agreement; (ii) vote all ordinary shares, par value $0.0001 per share, of CHW (for all periods prior to the completion of the Domestication, “Founders Shares”) held by the Sponsor in favor of the Condition Precedent Proposals and in favor of the adoption and approval of the Business Combination Agreement and the Business Combination; and (iii) forfeit to CHW for cancellation for no consideration, (A) 15% of the Founders Shares and the warrants to purchase ordinary shares of CHW, with each whole warrant exercisable for one ordinary share of CHW at an exercise price of $11.50 (prior to the Domestication, “Founders Warrants” and together with Founders Shares, collectively, “Founders Equity”) indirectly owned by Jonah Raskas and Mark Grundman, if the aggregate amount of cash proceeds made available from the Trust Account to New Wag! at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of certain redemption rights provided for in the Amended and Restated Memorandum and Articles of Association (but before the payment of any unpaid transaction expenses), is less than 10% of the funds in the Trust Account as of the date of the CHW Founders Stock Letter (without including any funds in the Trust Account with respect to any shares of common stock acquired by the PIPE and Backstop Investor). The composition of such 15% of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants as of the date of the CHW Founders Stock Letter) subject to forfeiture will be determined in the CHW Founder Shareholders’ sole discretion, and (B) 20,000 shares of the

Founders Equity, if 300,000 New Wag! Community Shares are issued in accordance with the Business Combination Agreement. In accordance with the CHW Founders Stock Letter, CHW expects CHW Founder Shareholders to vote their shares in favor of all proposals being presented at the Special Meeting of CHW’s shareholders. No consideration was paid to the CHW Founder Shareholders in exchange for their agreeing to vote all ordinary shares held by the Sponsor in favor of the Business Combination.

Lock-Up Agreement

In connection with the Business Combination, CHW and the Key Wag! Stockholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Lock-Up Agreement, approximately 70% of the aggregate issued and outstanding securities of Wag! will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.

CHW and the Key Wag! Stockholders have agreed not to, without the prior written consent of the Audit Committee of the New Wag! Board and subject to certain exceptions, during the applicable lock-up period:

●	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including New Wag! common stock acquired as part of the PIPE and Backstop Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE and Backstop Investment), any shares of New Wag! common stock issuable upon the exercise of options to purchase shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for New Wag! common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);
●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or
●	publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, CHW and the Key Wag! Stockholders agreed to the foregoing transfer restrictions during the period beginning on the Acquisition Closing Date and ending on the date that is the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which New Wag! completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of New Wag!’s stockholders having the right to exchange their shares for cash, securities or other property.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, that certain Registration Rights Agreement, dated August 10, 2021, by and among CHW and certain persons and entities holding securities of CHW (the “IPO Registration Rights Agreement”), will be amended and restated, and New Wag!, the Sponsor, certain persons and entities holding securities of CHW prior to the Closing (together with the Sponsor, the “CHW Holders”) and certain persons and entities holding securities of Wag! prior to the Closing (the “Wag Holders,” together with the CHW Holders, the “Registration Rights Holders”) will enter into the Amended and Restated Registration Rights Agreement substantially in the form attached to this proxy statement/prospectus as Annex D. Pursuant to the Amended and Restated Registration Rights Agreement, New Wag! will agree that, within 30 calendar days after the consummation of the Business Combination, New Wag! will use its commercially reasonable efforts to file with the SEC (at New Wag!’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and New Wag! will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the CHW Holders can demand up to three underwritten offerings and certain of the Wag Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by New Wag! if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.

THE EXTRAORDINARY GENERAL MEETING

General

CHW is furnishing this proxy statement/prospectus to CHW’s shareholders as part of the solicitation of proxies by CHW’s board of directors for use at the Special Meeting to be held on                 , 2022, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CHW’s shareholders on or about                 , 2022 in connection with the vote on the Shareholder Proposals. This proxy statement/ prospectus provides CHW’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on                 , 2022, at                  a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017, or such other date, time, and place to which such meeting may be adjourned. In light of the novel coronavirus pandemic and to support the well-being of CHW’s shareholders, directors and officers, CHW encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting     . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing      (within the U.S. and Canada and toll-free) or      (outside of the U.S. and Canada, standard rates apply).

Purpose of the Special Meeting

At the Special Meeting, CHW is asking holders of ordinary shares to:

●	consider and vote upon a proposal to approve and adopt by ordinary resolution the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and to approve the transactions contemplated by the Business Combination Agreement (we refer to this proposal as the “Business Combination Proposal”);
●	consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);
●	consider and vote upon a proposal to approve by special resolution, assuming the Domestication Proposal and the Business Combination Proposal are approved and adopted, the approval of the amendment and restatement of the Memorandum and Articles of Association buy their deletion and replacement in their entirety with the Proposed Charter and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively) as the certificate of incorporation and bylaws of New Wag! from and after the Domestication is effective (we refer to this proposal as the “Organizational Documents Proposal”);
●	consider and vote upon four separate proposals (which we refer to, collectively, as the “Advisory Charter Proposals”) to approve as ordinary resolutions, on a non-binding advisory basis, the following material differences between the current amended and restated memorandum and articles of association of CHW and the Proposed Charter and Proposed Bylaws of New Wag!:
●	to authorize capital stock of 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”) and (ii) 1,000,000 shares of preferred stock;
●	to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.
●	to provide that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims;
●	to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;
●	consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Organizational Documents Proposal is approved and adopted, for the purposes of complying with the applicable Nasdaq listing rules, (i) the issuance of shares of common stock of New Wag! pursuant to the terms of the Business Combination Agreement, and (ii) the issuance of shares of common stock of New Wag! in accordance with the PIPE and Backstop Subscription Agreement, copies of which are attached to this proxy statement/prospectus as Annex G (we refer to this proposal as the “Nasdaq Proposal”);
●	consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Omnibus Incentive Plan Proposal”);
●	consider and vote upon a proposal to approve by ordinary resolution, assuming the Nasdaq Proposal is approved and adopted, the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex F (we refer to this proposal as the “ESPP Proposal”); and
●	consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the general meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Recommendation of CHW’s Board of Directors

CHW’s board of directors has determined that the Business Combination Proposal is in the best interests of CHW and its shareholders, has approved the Business Combination Proposal, and recommends that shareholders vote “FOR” the Domestication Proposal , “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of CHW’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of CHW and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of CHW Directors and Officers in the Business Combination” for a further discussion.

Record Date; Who Is Entitled to Vote

CHW has fixed the close of business on                 , 2022, as the “record date” for determining CHW shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on                 , 2022, there were ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the general meeting.

In connection with our initial public offering, our initial shareholders (consisting of our Sponsor) and our independent directors at the time of our initial public offering entered into letter agreements to vote their founder shares, as well as any public shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Shareholder Proposals in accordance with the terms of the CHW Founders Stock Letter. As of the date hereof, our Sponsor owns approximately 15% of our total outstanding ordinary shares.

Quorum

The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the general meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CHW but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Domestication Proposal and the Business Combination Proposal.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved.

The approval of any of the Advisory Charter Proposals is not otherwise required by Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, CHW is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on CHW or the CHW Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Nasdaq Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Domestication Proposal and the Business Combination Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will have no effect, even if approved by our public shareholders.

The approval of the Omnibus Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Omnibus Incentive Plan Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, and the Organizational

Documents Proposals. Therefore, if any of those proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by CHW’s public shareholders.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The ESPP Proposal is conditioned on the approval of the Nasdaq Proposal and, therefore, also conditioned on the approval of the Domestication Proposal, the Business Combination Proposal, and the Organizational Documents Proposals.

Therefore, if any of those proposals is not approved, the ESPP Proposal will have no effect, even if approved by CHW’s public shareholders.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

In each case, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

There are two ways to vote your ordinary shares at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CHW’s board “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” each of the separate Organizational Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.
●	You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way CHW can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a CHW shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify Advantage Proxy, Inc., CHW’s proxy solicitor, in writing before the Special Meeting that you have revoked your proxy; or
●	you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact CHW’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

Redemption Rights

Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

CHW’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold (a) public shares or (b) public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and
(ii)	prior to 5:00 p.m., Eastern Time, on , 2022, (a) submit a written request to the transfer agent that CHW redeem your public shares for cash and (b) deliver your share certificates for your public shares (if any) to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

An CHW shareholder may not withdraw a redemption request once submitted to CHW unless the board of directors of CHW determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

Furthermore, if a holder of a public share delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request CHW to permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then CHW’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, CHW will promptly return any shares previously delivered by public holders.

The closing price of ordinary shares on                 , 2022, the record date, was $    . Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CHW cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares that you will hold upon the Domestication, No later than the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m. Eastern Time on                 , 2022, and the Business Combination is consummated.

In order for public shareholders to exercise their redemption rights in respect of the Business Combination, public shareholders must properly exercise their right to redeem the public shares that you will hold upon the Domestication no later than the close of the vote on the Business Combination Proposal and deliver their ordinary shares (either physically or electronically) to the transfer agent, prior to 5:00 p.m., Eastern Time on                 , 2022. Therefore, the exercise of redemption rights occurs prior to the Domestication. For the purposes of Article 48.5 of the amended and restated memorandum and articles of association of CHW and Cayman Islands law, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. Immediately following the Domestication and the consummation of the business combination, public shareholders who properly exercised their redemption rights in respect of their public shares shall be paid.

No Appraisal Rights

Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the business combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation Costs

CHW is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. CHW and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CHW will bear the cost of the solicitation.

CHW has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. CHW will pay that firm a customary fee for its services. Such fee will be paid with non-Trust Account funds.

CHW will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CHW will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then CHW is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of CHW has approved a change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, CHW will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which CHW will be domesticated and continue as a Delaware corporation. On the effective date of the Domestication, (a) each outstanding ordinary share will automatically convert into one share of common stock and (b)  the outstanding warrants to purchase ordinary shares will automatically become exercisable, at the same per share exercise price and for the same number of shares of common stock as in effect immediately prior to the Domestication. In addition, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit (each of which will consist of one share of common stock and one warrant to purchase one share of common stock) will be separated into its component common stock and warrant.

The Domestication Proposal, if approved, will approve a change of CHW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CHW is currently governed by the Cayman Islands Companies Act, upon Domestication, CHW will be governed by the Delaware General Corporation Law (the “DGCL”). We urge shareholders to carefully consult the information set out below under “The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then CHW will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace our current amended and restated memorandum and articles of association under the Cayman Islands law (the “Existing Organizational Documents”) with a new certificate of incorporation and bylaws of New Wag! under the DGCL (the “Proposed Organizational Documents”). The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “The Organizational Documents Proposal,” the Existing Organizational Documents of CHW, attached hereto as Annex H and the Proposed Charter and Proposed Bylaws, attached hereto as Annex B and Annex C, respectively.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to CHW that will arise as a result of a change of domicile to Delaware. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of CHW and its shareholders, including:

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and over 67% of all Fortune 500 companies are incorporated in Delaware.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to CHW, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for CHW’s shareholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. CHW’s incorporation in Delaware may make CHW more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Wag!, following completion of the Business Combination, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Anticipated Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of CHW as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of CHW immediately following the Domestication will be the same as those of CHW immediately prior to the Domestication.

Comparison of Corporate Governance and Shareholders

CHW is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and CHW’s Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Wag!, your rights will differ in some regards as compared to when you were a shareholder of CHW.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CHW and New Wag! according to applicable law and/or the organizational documents of CHW and New Wag!. You also should review the Proposed Charter and Proposed Bylaws attached hereto as Annex B and Annex C , respectively, to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to CHW and New Wag!.

	Delaware	Cayman Islands

Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is No exception for smaller mergers.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act the Existing Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	Delaware	Cayman Islands

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 3E).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be eliminated, except with regard to their own fraud or willful default.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that CHW be de-registered in the Cayman Islands pursuant to Article 46 of the Amended and Restated Memorandum and Articles of Association of CHW (annexed to the prospectus/proxy statement as Annex H , the “Existing Organizational Documents”) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of CHW in the State of Delaware as a corporation with the laws of the State of Delaware, the name of CHW Acquisition Corporation be changed to “Wag! Group Co.” (the “Domestication” and the post-Domestication company, “New Wag!”).”

Vote Required for Approval

The approval of this Domestication Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Business Combination is conditioned upon the approval of the Domestication Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

Holders of CHW ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. CHW shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

CHW may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that CHW’s entry into the Business Combination Agreement, dated as of February 2, 2022, by and among CHW, Wag! and the other parties thereto (in the form attached to the proxy statement/prospectus as Annex A), and the transactions contemplated by the Business Combination be confirmed, ratified and approved in all respects.”

Interests of CHW Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of CHW to vote in favor of approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that certain members of the board of directors and officers of CHW and the Sponsor, including its directors and officers, have interests in such proposals that are different from, or in addition to, those of CHW’s shareholders generally. In particular:

●	If CHW does not consummate a business combination by December 1, 2022 (unless such date is extended in accordance with the Amended and Restated Memorandum and Articles of Association), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding ordinary shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 12,500,000 ordinary shares would be worthless because following the redemption of the public shares, CHW would likely have few, if any, net assets and because the holders of our founder shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a Business Combination within the required period.
●	The Sponsor purchased the founder shares prior to our initial public offering for approximately $0.009 per share. The shares of common stock that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $ based upon the closing price of $ per share of public share on Nasdaq on , the record date. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.
●	Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant, and such private placement warrants will expire and be worthless if a business combination is not consummated within 15 months of the consummation of the IPO (unless such date is extended in accordance with the Existing Organizational Documents).
●	Certain directors and officers of CHW may be deemed to have or share beneficial ownership of the founder shares held directly by the Sponsor by virtue of their ownership interest in the manager of the Sponsor.
●	CHW’s existing directors and officers will be eligible for continued indemnification and continued coverage under CHW’s directors’ and officers’ liability insurance after the Business Combination.

●	In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to CHW if and to the extent any claims by a vendor for services rendered or products sold to CHW, or a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of CHW’s initial public offering against certain liabilities, including liabilities under the Securities Act.
●	Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by CHW from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if CHW fails to consummate a business combination within the required period, Sponsor and CHW’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.
●	Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! grants CHW Founder Shareholders certain customary demand, shelf and piggyback registration rights with respect to their shares of New Wag! common stock.
●	Under the terms of the Business Combination Agreement, following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag's management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Vote Required for Approval

The approval of this Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The Sponsor and CHW’s directors and officers have agreed to vote the founder shares and any ordinary shares owned by them in favor of the Business Combination Proposal. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter” for more information.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Domestication Proposal and the Business Combination Proposal are approved, then CHW is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Domestication Proposal or the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by New Wag!. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by CHW’s shareholders.

The Organizational Documents Proposal is composed of the following amendments to the Existing Organizational Documents:

●	Name Change. Change CHW’s name to “Wag! Group Co. ”;
●	Corporate Purpose. Change the purpose of CHW to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;
●	Bylaws Amendment. Provide that any amendment to the bylaws will require the approval of either New Wag!’s board of directors or the holders of at least 66 2⁄3% of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;
●	Charter Amendment. Provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;
●	Blank Check Company. Remove the provisions relating to CHW’s status as a blank check company;
●	Business Opportunities. Remove the provisions under Section 49 (Business Opportunities) of the Existing Organizational Documents relating to the application of the doctrine of corporate opportunity; and

Action by Written Consent. Provide that, subject to the rights of any series of New Wag!’s preferred stock, no action will be taken by any holders of shares of New Wag! common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.

All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

The Proposed Charter also provides for a classified board structure dividing directors into three classes with only one class of directors being elected in each year and each class serving a three-year term, which is consistent with the provisions contained in CHW’s amended and restated memorandum and articles of association.

Reasons for the Organizational Documents Proposal

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the Section “The Advisory Charter Proposals.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Existing Organizational Documents be amended and restated by their deletion and replacement in their entirety with the certificate of incorporation (the “Proposed Charter”) and bylaws of New Wag! (annexed to the prospectus/proxy statement as Annex B and Annex C, respectively), which be approved and adopted as the certificate of incorporation and bylaws, respectively, of New Wag!, effective upon the effectiveness of the Domestication.”

Vote Required for Approval

If the Domestication Proposal and the Business Combination Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of this Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the special meeting.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY CHARTER PROPOSALS

As required by SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, CHW is requesting that our shareholders vote upon, on a non-binding advisory basis, the Advisory Charter Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law or Cayman Islands law separate and apart from the Organizational Documents Proposal. However, the shareholder vote regarding each of the Advisory Charter Proposals is an advisory vote, and is not binding on the Company or our Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, CHW intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

The following table sets forth a summary of the principal changes proposed to be made between the Existing Organizational Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

	Existing Organizational Documents	Proposed Organizational Documents

Authorized Shares (Proposal 4A)	Our Existing Organizational Documents authorized 111,000,000 shares, consisting of (a) 110,000,000 ordinary shares and (b) 1,000,000 preference shares.	The Proposed Organizational documents authorize 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share and (ii) 1,000,000 shares of preferred stock.

Amendments (Proposal 4B)

Our Existing Organizational Documents provide that the provisions of the Existing Organizational Documents may be amended to change CHW’s name, alter or add to the articles of association, alter or add to the memorandum with respect to any objects, power or other matters specified therein, and reduce CHW’s share capital or any capital redemption reserve fund.

The Proposed Organizational Documents would provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

	Existing Organizational Documents	Proposed Organizational Documents

Forum Selection (Proposal 4C)	Our Existing Organizational Documents do not contain an exclusive forum provision.

The Proposed Charter provides that the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.

Removal of Blank Check Company Provisions (Proposal 4D)	Our Existing Organizational Documents contain various provisions applicable only to blank check companies.

The Proposed Organizational Documents will not include these provisions applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.

Reasons for the Advisory Charter Proposals

(i)	Authorized Shares (Proposal 4A)

Our Existing Organizational Documents authorized 111,000,000 shares, consisting of (a) 110,000,000 ordinary shares and (c) 1,000,000 preference shares. Proposal 4A authorizes capital stock of 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock. The shares would be issuable as consideration for the Business Combination and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Our board of directors believes that this capital structure is appropriate for a newly public company such as New Wag!.

(ii)	Amendments to the Organizational Documents (Proposal 4B)

The Existing Organizational Documents provide that certain amendments may only be made pursuant to a special resolution under Cayman Islands law, which would require the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present and entitled to vote on the amendment, vote on such amendment, including amendments to (i) change CHW’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, power or other matters specified therein, and (iv) reduce CHW’s share capital or any capital redemption reserve fund.

Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Proposed Bylaws not approved by New Wag!’s board of directors is intended to protect key provisions of the Proposed Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Requiring the approval by affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to (a) certain provisions of the Proposed Charter and (b) the Proposed Bylaws is intended to protect key provisions of the Proposed Charter and the Proposed Bylaws from arbitrary amendment and to make it more difficult for a simple majority of stockholders to take actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. However, such provision may make it very difficult to approve any proposal by (i) allowing one or more stockholders the ability to block a proposal and (ii) by extending the powers of management who own a majority position, thus making it impossible to pass a proposal without management’s support.

(v)Forum Selection (Proposal 4C)

Our Existing Organizational Documents do not contain an exclusive forum provision. Proposal 4C provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims. This amendment is intended to assist CHW in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that CHW intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and CHW with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this proposal is intended to promote judicial fairness and avoid conflicting results, as well as make CHW’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. At the same time, we believe that CHW should retain the ability to consent to an alternative forum on a case-by-case basis where CHW determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

The foregoing exclusive forum provision shall not apply to any claim arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XI of the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Further, Section 22 of the Securities Act of 1933 creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by that act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum selection provision as written as to claims arising under the Securities Act.

(viii) Removal of Blank Check Company Provisions (Proposal 4D)

Our Existing Organizational Documents contain various provisions applicable only to blank check companies. Proposal 4D eliminates certain provisions related to our status as a blank check company, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve CHW and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for CHW following the Business Combination. In addition, certain other provisions in our Existing Organizational Documents require that proceeds from CHW’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Anti-Takeover Provisions of Delaware Law

The Proposed Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire CHW. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of CHW by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders. See “Description of New Wag! Securities—Anti-Takeover Provisions of Delaware Law” for more information.

Resolution to be Voted Upon

The full text of the resolutions to be proposed are as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, authorize capital stock of 111,000,000 shares, consisting of (i) 110,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and (ii) 1,000,000 shares of preferred stock.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to provide that (i) any amendment to the Proposed Bylaws will require the approval of either the New Wag!’s board of directors or the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class; and (ii) any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of New Wag!’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, shall be the exclusive forum for certain actions and claims.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to eliminate various provisions in the Existing Organizational Documents applicable only to blank check companies, including the provisions requiring that CHW have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.”

Vote Required for Approval

The approval of each of the Advisory Charter Proposals, each of which is a non-binding advisory vote, requires an ordinary resolution under the Cayman Islands law, being the affirmative vote of the holders of at least a majority of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on CHW or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, CHW intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Organizational Documents Proposal).

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Prior to and in connection with the Business Combination, we intend to effect (a) the issuance of up to 53,640,000 shares of New Wag! common stock in connection with the Acquisition Merger, and (b) the issuance and sale of up to 500,000 shares of New Wag! common stock in the PIPE and Backstop Investment, which will occur substantially concurrently with, and is contingent upon, the consummation of the Share Acquisition.

Why CHW Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. CHW will issue shares representing 20% or more of the number of outstanding ordinary shares of CHW prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE and Backstop Investment.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Capital Market (“Nasdaq”) listing rules, (a) the issuance of shares of common stock in connection with the Acquisition Merger pursuant to the terms of the Business Combination Agreement, and (b) the issuance of shares of common stock of New Wag! the issuance of shares of common stock of New Wag! to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, be confirmed, ratified and approved in all respects.”

Vote Required for Approval

If any of the Domestication Proposal, the Business Combination Proposal or the Organizational Documents Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of this Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the of the holders of the ordinary shares who, being present (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and has agreed to vote the any ordinary shares owned by it in favor of the Nasdaq Proposal. See “The Business Combination Agreement — Related Agreements — CHW Founders Stock Letter” for more information.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE OMNIBUS INCENTIVE PLAN PROPOSAL

The Board expects to approve the Wag! Group Co. 2022 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and adopt the Omnibus Incentive Plan, effective as of the Closing, subject to the approval of our shareholders. We are seeking shareholder approval of the Omnibus Incentive Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the Nasdaq listing rules.

The Board believes that the approval of the Omnibus Incentive Plan by the shareholders will benefit the compensation structure and strategy of New Wag!. New Wag!’s ability to attract, retain and motivate top quality management, employees, partners, consultants, advisors and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Omnibus Incentive Plan. In addition, the Board believes that the interests of New Wag! and shareholders will be advanced if New Wag! can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in New Wag!.

Set forth below is a summary of the material terms of the Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E. We urge our shareholders to read carefully the entire Omnibus Incentive Plan before voting on this proposal.

If approved by our shareholders, the Omnibus Incentive Plan will become effective upon the consummation of the Business Combination.

Summary of Material Terms of the Omnibus Incentive Plan

The following summary describes what we expect to be the material terms of the Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan attached as Annex E to this proxy statement/ prospectus.

Purpose. The purpose of the Omnibus Incentive Plan is to attract, retain, motivate and appropriately reward to employees, directors, and consultants, including employees and consultants of any of New Wag!’s subsidiaries, in order to motivate their performance in the achievement of New Wag!’s business objectives and align their interests with the interests of New Wag!’s stockholders. To accomplish this purpose, the Omnibus Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance based awards (including performance shares, performance units and performance bonus awards), and other awards.

Authorized Shares. A total of         shares of New Wag! common stock are reserved for issuance pursuant to the Omnibus Incentive Plan]. The maximum number of shares of New Wag! common stock that may be issued pursuant to the exercise of incentive stock options under New Wag!’s Omnibus Incentive Plan is         shares. Additionally, the number of shares of New Wag! common stock reserved for issuance under the Omnibus Incentive Plan will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) a maximum of 10% of New Wag! common stock outstanding as of each December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.

If an award granted under the Omnibus Incentive Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Omnibus Incentive Plan. With respect to SARs, only the net shares actually issued will cease to be available under the Omnibus Incentive Plan and all remaining shares under SARs will remain available for future grant or sale under the Omnibus Incentive Plan. Shares that have actually been issued under the Omnibus Incentive Plan under any award will not be returned to the Omnibus Incentive Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited, such shares will become available for future grant under the Omnibus Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding and remittance obligations related to an award will become available for future grant or sale under the Omnibus

Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Omnibus Incentive Plan.

For purposes of the Omnibus Incentive Plan, “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

Participation. Participation in the Omnibus Incentive Plan will be open to employees, non-employee directors, and consultants, including employees and consultants of any of New Wag!’s subsidiaries, who have been selected as an eligible recipient under the Omnibus Incentive Plan by the administrator. As of       , we had        employees, all of whom following the consummation of the Business Combination may be eligible to participate in the Omnibus Incentive Plan. Awards will typically be limited to approximately        employees of New Wag! and its subsidiaries. Following the consummation of the Business Combination, it is also expected that approximately        of New Wag!’s non-employee directors as well as consultants will be eligible to participate in the Omnibus Incentive Plan.

Plan Administration. The Board or one or more committees appointed by the Board will administer the Omnibus Incentive Plan. The leadership development, inclusion, and compensation committee of the Board is expected to administer the Omnibus Incentive Plan. In addition, if New Wag! determines it is desirable to qualify transactions under the Omnibus Incentive Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the Omnibus Incentive Plan, the administrator has the power to administer the Omnibus Incentive Plan and make all determinations deemed necessary or advisable for administering the Omnibus Incentive Plan, including, but not limited to, the power to determine the fair market value of New Wag! common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the Omnibus Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Omnibus Incentive Plan and awards granted under it, prescribe, amend, and rescind rules, regulations, and sub-plans relating to the Omnibus Incentive Plan, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or SAR will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under the Omnibus Incentive Plan. The exercise price of options granted under our Omnibus Incentive Plan must at least be equal to the fair market value of New Wag! common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our Omnibus Incentive Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. SARs may be granted under the Omnibus Incentive Plan. SARs allow the recipient to receive the appreciation in the fair market value of the New Wag! common stock between the exercise date and the date of grant. SARs may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her SAR for the period of time stated in his or her SAR agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the SARS will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the SARS will remain exercisable for three months following the termination of service. However, in no event may a SAR be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the other terms of SARS, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the New Wag! common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the Omnibus Incentive Plan in consideration for services or may be offered by the administrator for purchase. Restricted stock awards are grants of shares of the New Wag! common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock that any employee, director, or consultant shall be permitted to purchase or that shall be granted to such service provider and, subject to the provisions of the Omnibus Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to New Wag! or its subsidiaries); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to New Wag!’s right of repurchase or forfeiture.

Restricted Stock Units. RSUs may be granted under the Omnibus Incentive Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of New Wag! common stock. Subject to the provisions of the Omnibus Incentive Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of New Wag! common stock, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied. Participants will have no voting rights with respect to RSUs until the date shares are issued with respect to such RSUs.

The administrator may provide that a participant is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable RSUs are settled or forfeited in accordance with the Omnibus Incentive Plan.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the Omnibus Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of New Wag! common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. Participants will have no voting rights with respect to performance units and/or performance shares until the date shares are issued with respect to such performance units and/or performance shares. The administrator may provide that a participation is entitled to receive dividend equivalents with respect to the payment of cash dividends on shares having a record date prior to the date on which the applicable performance shares are settled or forfeited in accordance with the Omnibus Incentive Plan.

Other Awards. The administrator is permitted to grant other cash-based, equity-based or equity related awards under the Omnibus Incentive Plan. The administrator will set the number of shares or the amount of cash under the award and all other terms and conditions of such awards. Such other awards granted under the Omnibus Incentive Plan will be subject to vesting criteria specified in the award agreement as determined by the administrator.

Non-Employee Directors. The Omnibus Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the Omnibus Incentive Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the Omnibus Incentive Plan provides that in any given fiscal year, a non-employee director will not be granted awards having a grant-date fair value greater than $      , but this limit is increased to $      in connection with his or her initially joining the Board (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to New Wag!’s non-employee directors under the Omnibus Incentive Plan in the future.

Non-Transferability of Awards. Unless the administrator provides otherwise, the Omnibus Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during the participant’s lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments. In the event of certain changes in New Wag!’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Omnibus Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our Omnibus Incentive Plan and/or the number class, and price of shares covered by each outstanding award and the numerical share limits set forth in the Omnibus Incentive Plan.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution of New Wag!, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The Omnibus Incentive Plan provides that in the event of New Wag!’s merger with or into another corporation or entity or a change in control (as defined in the Omnibus Incentive Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by New Wag! without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (v) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (vi) any combination of the foregoing. The administrator will not be obligated to treat all participants, awards, all awards a participant holds, or all awards of the same type, similarly in the transaction.

In the event an option or SAR is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or SAR, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or SAR, as applicable, will terminate upon the expiration of such period.

For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of their outstanding option grants and SAR, all restrictions on restricted stock and RSUs will lapse, and for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback. Awards will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return, or reimburse New Wag! all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the Omnibus Incentive Plan provided such action does not impair the existing rights of any participant. The Omnibus Incentive Plan will continue in effect until terminated by the administrator, but (i) no incentive stock option may be granted after ten years from the date the Omnibus Incentive Plan was adopted by the Board and (ii) the annual increase to the number of shares available for issuance under the Omnibus Incentive Plan will operate only until the tenth anniversary of the date the Omnibus Incentive Plan was adopted by the Board.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Wag! with respect to participation in the Omnibus Incentive Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the Omnibus Incentive Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of share acquired under the Omnibus Incentive Plan. The Omnibus Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Wag!’s ability to realize the benefit of any tax deductions described below depends on the New Wag!’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the New Wag!’s tax reporting obligations.

Incentive Stock Options. The Omnibus Incentive Plan provides for the grant of share options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the participant holds a share received upon exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an incentive stock option exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Wag! is not allowed a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired upon exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Wag! timely satisfies its reporting requirements with respect to that amount.

Nonqualified Stock Options. Generally, there is no taxation upon the grant of a nonqualified stock option. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Wag! or one of its subsidiaries, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the recipient is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a RSU award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a RSU will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the RSU.

Stock Appreciation Rights. Generally, the recipient of a SAR will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Wag! will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the SAR.

Tax Consequences to New Wag!

Compensation of Covered Employees. The ability of New Wag! to obtain a deduction for amounts paid under the Omnibus Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the New Wag!’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of New Wag! (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Omnibus Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Omnibus Incentive Plan are subject to the discretion of the compensation committee of the Board. Therefore, CHW cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Interests of CHW’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the Board in favor of approval of the Omnibus Incentive Plan, you should keep in mind that certain of CHW’s directors and officers have interests in the Omnibus Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to each of      as a director of New Wag!. See the section titled “Risk Factors” for a further discussion.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Omnibus Incentive Plan (annexed to the proxy statement/prospectus as Annex E) be approved and adopted in all respects.”

Vote Required for Approval

If the Business Combination Proposal is not approved, the Omnibus Incentive Plan Proposal will not be presented at the Special Meeting. The approval of this Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Omnibus Incentive Plan.

The Business Combination is conditioned upon the approval of the Omnibus Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Omnibus Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Omnibus Incentive Plan Proposal will not be effected.

The Sponsor has agreed to vote any ordinary shares owned by it in favor of the Business Combination Issuance Proposal.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE OMNIBUS INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ESPP PROPOSAL

The Board expects to approve the Wag! Group Co. 2022 Employee Stock Purchase Plan (the “ESPP”) and adopt the ESPP, effective as of the Closing, subject to the approval of New Wag!’s shareholders. We are seeking shareholder approval of the ESPP (i) to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations and (ii) in order to comply with the Nasdaq listing rules.

The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our stockholders, and to enhance the ability of New Wag! to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for New Wag!’s employees who might not otherwise own New Wag!’s common stock to purchase and hold shares.

This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex F. We urge our shareholders to read carefully the entire ESPP before voting on this proposal. If approved by our shareholders, the ESPP will become effective upon the consummation of the Business Combination.

Summary of Material Terms of the ESPP

The following summary describes what we expect to be the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F. Our shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of Wag and certain designated companies may be given an opportunity to purchase shares of New Wag! common stock following the closing of the Business Combination, to assist Wag in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Wag!’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. New Wag! intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. Subject to adjustment upon certain changes in New Wag!’s capitalization as described in the ESPP, the maximum number of shares of New Wag! common stock that will be available for issuance under the ESPP will be         shares. The shares may be authorized, but unissued, or reacquired New Wag! common stock. Additionally, the number of shares of New Wag! common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2023 and continuing through and including January 1, 2032, in an amount equal to (i) ten percent (10%) of New Wag! common stock outstanding on December 31st of the preceding calendar year or (ii) a lesser amount as determined by the Board.

Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will become available for issuance under the ESPP. As of         , the record date of the Special Meeting, the closing price of CHW’s common stock as reported on Nasdaq was $         per share.

Administration. The ESPP will be administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws (including New Wag!’s leadership development, inclusion, and compensation committee). We expect New Wag!’s leadership development, inclusion, and compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of New Wag!’s employees, designate separate offerings under the ESPP, designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component (each as defined below) to determine eligibility, adjudicate all disputed claims filed under the ESPP, and establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures, and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator will also be authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the United States. Every finding, decision, and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Generally, all of New Wag!’s employees will be eligible to participate in the ESPP if they are customarily employed by New Wag!, or any participating subsidiary or affiliate. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period. As of        , we had         employees, all of whom following the consummation of the Business Combination may be eligible to participate in the ESPP. Awards will typically be limited to approximately         employees of New Wag! and its subsidiaries.

However, an employee may not be granted rights to purchase shares of New Wag! common stock under the ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of New Wag! or its subsidiary; or
●	holds rights to purchase shares of common stock under all employee stock purchase plans of New Wag! or its subsidiary that accrue at a rate that exceeds $25,000 worth of shares of common stock for each calendar year in which such rights are outstanding at any time.

Offering Periods and Purchase Periods. The ESPP will include a component that allows New Wag! to make offerings intended to qualify under Section 423 of the Code, or the Section 423 Component and a component that allows New Wag! to make offerings not intended to qualify under Section 423 of the Code to designated companies, or the Non-Section 423 Component, each as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions. The ESPP will permit participants to purchase shares of New Wag! common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount established by the administrator from time to time in its discretion, and on a uniform and nondiscriminatory basis with respect to the Section 423 Component, for all options to be granted on an enrollment date in an offering, which includes a participant’s taxable compensation except that it excludes severance, imputed income, and equity compensation income, and other similar compensation. Unless otherwise determined by the administrator, during any purchase period, a participant may not increase the rate of his or her contributions and may only decrease the rate of his or her contributions (including to 0%) one time. During any offering period, a participant may increase or decrease the rate of his or her contributions to become effective as of the beginning of the next purchase period occurring in such offering period, provided that a participant may not increase the rate of his or her contributions in excess of the rate of his or her contributions in effect as of the enrollment date of the applicable offering period.

Exercise of Purchase Right. Amounts contributed and accumulated by the participant will be used to purchase shares of New Wag! common stock at the end of each purchase period. A participant may purchase a maximum number of shares of New Wag! common stock during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be determined by the administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an enrollment date, provided that in no event may the purchase price be less than 85% of the lower of the fair market value of New Wag! common stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of New Wag! common stock. Participation ends automatically upon termination of employment with New Wag!. The administrator may determine a maximum number of shares that a participant may purchase during any purchase period.

Non-transferability. Neither contributions credited to a participant’s account nor rights to purchase shares of New Wag! common stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that New Wag! may treat such act as an election to withdraw participation.

Certain Transaction. In the event that any dividend or other distribution (whether in the form of cash, New Wag! common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of New Wag! common stock or New Wag!’s other securities, or other change in New Wag!’s corporate structure affecting the New Wag! common stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number of shares and class of New Wag! common stock that may be delivered under the ESPP, the purchase price per share, the number of shares of New Wag! common stock covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of New Wag!’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before consummation of the proposed dissolution or liquidation following the purchase of shares of New Wag! common stock under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of a merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment and Termination. The administrator has the authority to amend, suspend, or terminate the ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of New Wag! common stock. The ESPP will become effective upon the consummation of the Business Combination and will automatically terminate in,        unless the administrator terminates the ESPP sooner.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Wag! with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Wag! common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Wag! common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Wag! common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Wag! or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to the New Wag! by reason of the grant or exercise of rights under the ESPP. The New Wag! is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, CHW cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of CHW’s Directors and Officers in the ESPP Proposal

When you consider the recommendation of the Board in favor of approval of the ESPP, you should keep in mind that certain of CHW’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Risk Factors” for a further discussion.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the New Wag! 2022 Employee Stock Purchase Plan (annexed to the proxy statement/prospectus as Annex F) be approved and adopted in all respects.”

Vote Required for Approval

If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Special Meeting. The approval of this ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Omnibus Incentive Plan.

The Business Combination is conditioned upon the approval of the ESPP Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the ESPP Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.

The Sponsor and the other initial shareholders have agreed to vote the founder shares and any ordinary shares owned by them in favor of the ESPP Proposal. See “The Business Combination Agreement—Related Agreements—CHW Founders Stock Letter” for more information.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow CHW’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal or if CHW’s board of directors determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In No event will CHW’s board of directors adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Organizational Documents and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CHW’s shareholders, CHW’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Domestication Proposal, the Business Combination Proposal, the Organizational Documents Proposal, the Nasdaq Proposal, the Omnibus Incentive Plan Proposal or the ESPP Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by December 1, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the holders of the ordinary shares who, being present in person (or represented by proxy) and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.

Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the CHW Board of Directors

CHW’S BOARD OF DIRECTORS RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of U.S. federal income tax considerations generally applicable to holders of CHW ordinary shares or warrants and New Wag! common stock or warrants as a consequence of (i) the Domestication or the receipt of New Wag! common stock by eligible Pet Caregivers, (ii) an exercise of Redemption Rights, and (iii) ownership and disposition of New Wag! common stock and New Wag! warrants after the Domestication. Unless otherwise indicated, this section applies only to holders that hold their CHW ordinary shares and warrants or New Wag! common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or their affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	banks, insurance companies, and certain other financial institutions;
●	governments or agencies or instrumentalities thereof;
●	insurance companies
●	brokers, dealers or traders in securities;
●	taxpayers that are subject to the mark-to-market accounting rules;
●	persons holding CHW ordinary shares or warrants or New Wag! common stock or warrants as part of a “straddle,” hedge, integrated transaction, or other risk reduction strategy or as part of a conversion transaction, or persons deemed to sell the CHW ordinary shares or warrants or New Wag! common stock or warrants under constructive sale provisions of the Code;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;
●	controlled foreign corporations or passive foreign investment companies;
●	regulated investment companies;
●	real estate investment trusts;
●	persons who acquired CHW ordinary shares or warrants or New Wag! common stock or warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;
●	U.S. holders (as defined below) owning (actually or constructively) 5% or more of the total combined voting power of all classes of stock entitled to vote of, or 5% or more of the total value of all classes of stock of, CHW or New Wag! (except as specifically addressed below);
●	U.S. holders (as defined below) that hold their CHW ordinary shares or warrants and New Wag! common stock or warrants through a non-U.S. broker or other non-U.S. intermediary;
●	persons who are, or may become, subject to the expatriation provisions of the Code;
●	persons that are subject to “applicable financial statement rules” under Section 451(b); or

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Domestication, an exercise of Redemption Rights, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

References in this discussion to “ordinary shares” refers to CHW ordinary shares and references in this discussion to “common stock” refers to New Wag! common stock and references to “warrants” refer to CHW warrants or New Wag! warrants, as the context may require.

For purposes of this discussion, because CHW units (each consisting of one CHW ordinary share and one CHW warrant) can be separated into their component parts at the option of the holder, we are treating any CHW ordinary share and any CHW warrant to acquire one CHW ordinary share held by a U.S. holder in the form of a single CHW unit as separate instruments and are assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of CHW in connection with the consummation of the Domestication or redemption generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. holders of units of CHW are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Domestication and any redemption. The remainder of this discussion assumes that any CHW ordinary share and any CHW warrant to acquire one CHW ordinary share held by a U.S. holder in the form of a single CHW unit are separate instruments.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds CHW ordinary shares or warrants or New Wag! common stock or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any CHW ordinary shares or warrants or New Wag! common stock or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of Redemption Rights to them.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

Consequences of Issuance of New Wag! Community Shares to Eligible Pet Caregivers

New Wag! is exploring options to implement a distribution of New Wag! Community Shares to eligible Pet Caregivers. If distributed, certain eligible Pet Caregivers receiving shares of New Wag! Community Shares are generally expected to include, as ordinary income, the fair market value such shares as of the date of the issuance. (It is also possible that the issuance of such shares could be treated as compensation for services, see “— If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected”). New Wag! intends to take the position that the issuance of New Wag! common shares to Eligible Pet Caregivers should not be treated as compensation. The remainder of the discussion in this section generally would apply to such recipients. Eligible Pet Caregivers are urged to consult with their tax advisors regarding these and any other tax considerations of the issuance.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of CHW ordinary shares or warrants or New Wag! common stock or warrants who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;
●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the Domestication to U.S. Holders—F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, CHW will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Wag! Group Co.

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, it is the opinion of McDermott Will & Emery LLP that the Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as CHW, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication will be treated for U.S. federal income tax purposes as if CHW (i) transferred all of its assets and liabilities to New Wag! in exchange for all of the outstanding common stock and warrants of New Wag!; and (ii) then distributed the common stock and warrants of New Wag! to the shareholders and warrant holders of CHW in liquidation of CHW. The taxable year of CHW will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Wag! common stock or a New Wag! warrant received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the CHW ordinary share or warrant, as the case may be, surrendered in exchange therefor, increased by any “all earnings and profits amount” included in the income of such U.S. holder or by the amount of gain recognized on the Domestication, in each case, as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Wag! common stock or a New Wag! warrant received by a U.S. holder will include such U.S. holder’s holding period for the CHW ordinary share or warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its CHW ordinary shares and warrants in an amount equal to the difference between the fair market value of New Wag! common stock and warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its CHW ordinary shares and warrants surrendered in the Domestication. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the CHW ordinary shares for longer than one year. In such event, such U.S. holder’s basis in New Wag! common stock and warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for New Wag! common stock and warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of CHW ordinary shares and warrants (generally, ordinary shares and warrants of CHW purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

The remainder of this discussion assumes the Domestication qualifies as an F Reorganization for U.S. federal income tax purposes. Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication.

ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.

Effect of Section 367 to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free.

Section 367(b) of the Code generally will apply to U.S. holders that exchange CHW ordinary shares for New Wag! common stock as part of the Domestication. Because the Domestication will occur prior to the redemption of holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

U.S. holders that on the date of the Domestication beneficially own (directly, indirectly, and constructively) 10% or more of the total combined voting power of all classes of CHW stock entitled to vote or 10% or more of the total value of all classes of CHW stock are strongly urged to consult their tax advisors regarding the consequences of the Domestication under Section 367(b) of the Code.

U.S. Holders That Own CHW Ordinary Shares with a Fair Market Value of $50,000 or More But Less Than 10 Percent of CHW

A U.S. holder who, at the time of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of CHW warrants) CHW ordinary shares with a fair market value of $50,000 or more and who, on the date of the Domestication, beneficially owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and 10% or more of the total value of all classes of CHW stock will generally recognize gain (but not loss) with respect to the New Wag! common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. A U.S. holder’s ownership of CHW warrants will be taken into account in determining whether such U.S. holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to its CHW ordinary shares exchanged for New Wag! common stock pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such New Wag! common stock received over the U.S. holder’s adjusted tax basis in the CHW ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the CHW ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its CHW ordinary shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

●	a statement that the Domestication is a Section 367(b) exchange;
●	a complete description of the Domestication;
●	a description of any stock, securities or other consideration transferred or received in the Domestication;

●	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;
●	a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from CHW (or New Wag!) establishing and substantiating the U.S. holder’s “all earnings and profits amount” with respect to the U.S. holder’s CHW ordinary shares, and (B) a representation that the U.S. holder has notified CHW (or New Wag!) that the U.S. holder is making the election; and
●	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to New Wag! no later than the date such tax return is filed. In connection with this election, CHW intends to provide each U.S. holder eligible to make such an election with information regarding CHW’s earnings and profits upon request. CHW does not expect that CHW’s cumulative earnings and profits will be material at the time of domestication. If CHW’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. holder that makes the “all earnings and profits” election should not be required to include in gross income an “all earnings and profits amount” with respect to its CHW ordinary shares. If CHW’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. holder that makes the “all earnings and profits” election would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication; however, any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption) if the holding period requirement under Section 246 of the Code and certain other requirements are satisfied. However, such participation exemption under Section 245A of the Code will not be available if CHW were treated as a PFIC that is not a “controlled foreign corporation” within the meaning of Section 957 of the Code under the PFIC rules discussed below.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own CHW Ordinary Shares with a Fair Market Value of Less Than $50,000 and Less Than 10 Percent of CHW

A U.S. holder who, at the time of the Domestication, owns (directly, indirectly or constructively) CHW ordinary shares with a fair market value of less than $50,000 and that, on the date of the Domestication, beneficially owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of CHW stock entitled to vote and 10% or more of the total value of all classes of CHW stock, should not be required to recognize any gain or loss under Section 367(b) of the Code and generally should not be required to include any part of the “all earnings and profits amount” in income in connection with the Domestication.

U.S. Holders of CHW Warrants

Subject to the considerations described above relating to a U.S. holder’s ownership of CHW warrants being taken into account in determining a U.S. holder’s ownership of CHW ordinary shares for purposes of Section 367(b) of the Code, and the PFIC considerations described under “— PFIC Considerations” below, a U.S. holder of CHW warrants should not be subject to U.S. federal income tax with respect to the exchange of CHW warrants for New Wag! warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” and regardless of whether the Domestication is properly treated as an F Reorganization, the Domestication may be a taxable event to U.S. holders to the extent that CHW is or ever was a PFIC under Section 1297 of the Code.

Definition of a PFIC

A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if:

●	at least 75% of its gross income in such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income;

or

●	at least 50% of its assets in such taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to CHW prior to the Domestication, interest income earned by CHW would be considered passive income and cash held by CHW would be considered a passive asset.

Because CHW is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, CHW believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

If CHW is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of CHW’s ordinary shares or warrants and, in the case of ordinary shares, the U.S. holder did not make a timely qualified electing fund (“QEF”) election for CHW’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, did not make a QEF election along with a “purging election,” or did not make a timely mark-to-market election as discussed below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its CHW ordinary shares or warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the CHW ordinary shares). Proposed Treasury Regulations generally treats “options” (which would include CHW warrants) to acquire stock of a PFIC as stock of a PFIC.

Under these rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the CHW ordinary shares or warrants;
●	the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which CHW is a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and
●	the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year of the U.S. holder.

Furthermore, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of CHW ordinary shares or warrants for New Wag! common stock or warrants in the Domestication. Therefore, U.S. holders of CHW ordinary shares that have not made a timely QEF election or a mark-to-market election (as described above) and U.S. holders of CHW warrants may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares and/or warrants have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.

In addition, the Proposed Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of CHW ordinary shares or warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

The application of the PFIC rules to U.S. holders of warrants is unclear. The QEF Election or mark-to-market election is currently unavailable with respect to warrants. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of CHW warrants for New Wag! warrants in the Domestication under the rules applicable to CHW ordinary shares described above.

QEF Election and Mark-to-Market Election.

In general, the impact of the PFIC rules on a U.S. holder of CHW ordinary shares will depend on whether the U.S. holder makes a timely and effective election to treat CHW as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of CHW ordinary shares during which CHW qualified as a PFIC (a “QEF Election”) to include in income its pro rata share of CHW’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in each taxable year of the U.S. holder in which or with which CHW’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. In order to comply with the requirements of a QEF election, as noted, a U.S. holder must receive a PFIC annual information statement from CHW. Upon written request, CHW will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information. As discussed further above, a U.S. holder may not make a QEF election with respect to its CHW warrants.

The impact of the PFIC rules on a U.S. holder of CHW ordinary shares may also depend on whether the U.S. holder has made the mark-to-market election under Section 1296 of the Code. If a U.S. holder, at the close of its taxable year, owns (directly or constructively) shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) CHW ordinary shares and for which CHW is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its CHW ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the CHW ordinary shares will be treated as ordinary income. However, if the mark-to-market election is made after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to CHW ordinary shares.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which CHW ordinary shares have been listed), or on an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the CHW ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances. As noted above, a mark-to-market election may not be made with respect to warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effect to U.S. Holders of the Public Shares Exercising Redemption Rights

This section is addressed to U.S. holders of the public shares (which will be exchanged for New Wag! common stock in the Domestication) that elect to exercise Redemption Rights to receive cash in exchange for New Wag! common stock and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of the public shares (which become New Wag! common stock in the Domestication) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its New Wag! common stock will depend on whether the redemption qualifies as a sale of the New Wag! common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s New Wag! common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the New Wag! common stock redeemed (which basis will in part depend on the treatment of the Domestication, including under Section 367 of the Code and the PFIC rules, as described above). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for New Wag! common stock and New Wag! warrants so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights described herein may have suspended the running of the applicable holding period for this purpose.

Whether a redemption qualifies for sale treatment will depend largely on the total amount of New Wag! common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all of New Wag! common stock outstanding both before and after the redemption (which will include any New Wag! common stock issued under the Nasdaq Proposal). The redemption of New Wag! common stock will generally be treated as a sale of the New Wag! common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in New Wag! or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only New Wag! common stock actually owned by the U.S. holder, but also New Wag! common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include New Wag! common stock which could be acquired pursuant to an exercise of any New Wag! warrants by such U.S. holder.

The redemption of New Wag! common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. holder if the percentage of the New Wag! outstanding voting shares that such U.S. holder actually and constructively owns immediately following the redemption is less than 80% of the percentage of the New Wag! outstanding voting shares that such U.S. holder actually and constructively owned immediately before the redemption, and such U.S. holder immediately after the redemption actually constructively owns less than 50 percent of the total combined voting power of New Wag! stock. There will be a complete termination of such U.S. holder’s interest if either (i) all of the New Wag! common stock actually and constructively owned by such U.S. holder are redeemed or (ii) all of the New Wag! common stock actually owned by such U.S. holder are redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any New Wag! common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other New Wag! common stock and otherwise complies with specific conditions. The redemption of New Wag! common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in New Wag!. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in New Wag! will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption does not qualify as a sale of the New Wag! common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from New Wag!. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other New Wag! common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed New Wag! common stock will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Wag! common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Wag! warrants or possibly in other New Wag! common stock shares constructively owned by such holder.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication discussed further above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW WAG! COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Ownership and Disposition of New Wag! Common Stock and New Wag! Warrants After the Domestication

Distributions on New Wag! Common Stock

A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to New Wag! common stock, to the extent the distribution is paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its New Wag! common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of New Wag! common stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants” below.

Dividends that New Wag! pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Wag! pays to a non-corporate U.S. holder may be taxed as “qualified dividend income” at the preferential tax rate currently afforded to long-term capital gains. It is unclear whether the Redemption Rights described herein may have suspended the running of the applicable holding period relevant for these purposes.

Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants

Upon a sale or other taxable disposition of New Wag! common stock and New Wag! warrants which, in general, would include a redemption of New Wag! common stock and New Wag! warrants that is treated as a sale of such securities as described above, a U.S. holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for New Wag! common stock and New Wag! warrants so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights described herein may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders are currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its New Wag! common stock and New Wag! warrants so disposed of. See “—Consequences of the Domestication to U.S. Holders—F Reorganization” above for discussion of a U.S. holder’s adjusted tax basis in its New Wag! common stock following the Domestication. See “—Exercise, Lapse or Redemption of New Wag! Warrants” below for a discussion regarding a U.S. holder’s tax basis in New Wag! common stock acquired pursuant to the exercise of a New Wag! warrant.

Exercise, Lapse or Redemption of New Wag! Warrants

Except as discussed below with respect to the cashless exercise of a New Wag! warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of New Wag! common stock upon exercise of a New Wag! warrant for cash. The U.S. holder’s tax basis in the share of New Wag! common stock received upon exercise of the New Wag! warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the New Wag! warrant, and the exercise price of such New Wag! warrant. It is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock received upon exercise of the New Wag! warrant will commence on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant; in either case, the holding period will not include the period during which the U.S. holder held the New Wag! warrant. If a New Wag! warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the New Wag! warrant. See “—Consequences of the Domestication to U.S. Holders—F Reorganization” above for a discussion of a U.S. holder’s adjusted tax basis in its New Wag! warrants following the Domestication.

The tax consequences of a cashless exercise of a New Wag! warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the shares of New Wag! common stock received generally should equal the U.S. holder’s tax basis in the New Wag! warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock would be treated as commencing on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New Wag! common stock received would include the holding period of the New Wag! warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder may be deemed to have surrendered a number of New Wag! warrants having a value equal to the exercise price for the total number of New Wag! warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Wag! warrants deemed surrendered and the U.S. holder’s tax basis in the New Wag! warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the shares of New Wag! common stock received would equal the sum of the U.S. holder’s tax basis in the New Wag! warrants exercised, and the exercise price of such New Wag! warrants. It is unclear whether a U.S. holder’s holding period for the shares of New Wag! common stock would commence on the date of exercise of the New Wag! warrant or the day following the date of exercise of the New Wag! warrant; in either case, the holding period will not include the period during which the U.S. holder held the New Wag! warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the shares of New Wag! common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a New Wag! warrant occurring after New Wag!’s giving notice of an intention to redeem the New Wag! warrants described in the section entitled “Description of New Wag! Securities—Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Wag! redeemed such New Wag! warrant for New Wag! common stock or as an exercise of the New Wag! warrant. If the cashless exercise of New Wag! warrants for New Wag! common stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. holder’s tax basis in the shares of New Wag! common stock received should equal the U.S. holder’s tax basis in the New Wag! warrants and the holding period of the shares of New Wag! common stock should include the holding period of the New Wag! warrants. Alternatively, if the cashless exercise of a New Wag! warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “—Exercise, Lapse or Redemption of New Wag! Warrants.” In the case of an exercise of a New Wag! warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New Wag! Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of a New Wag! warrant occurring after New Wag!’s giving notice of an intention to redeem the New Wag! warrant as described above.

If New Wag! redeems New Wag! warrants for cash or if New Wag! purchases New Wag! warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Sale, Exchange or Other Disposition of New Wag! Common Stock and Warrants.”

Possible Constructive Distributions

The terms of each New Wag! warrant provide for an adjustment to the exercise price of the New Wag! warrant or an increase in the shares of New Wag! common stock issuable on exercise in certain circumstances discussed in “Description of New Wag! Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the New Wag! warrants would, however, be treated as receiving a constructive distribution from New Wag! if, for example, the adjustment increases the U.S. holder’s proportionate interest in New Wag!’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Wag! common stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. holders of New Wag! common stock which is taxable to them as described under “—Distributions on New Wag! Common Stock” above. For example, U.S. holders of New Wag! warrants would generally be treated as receiving a constructive distribution from New Wag! where the exercise price of the New Wag! warrants is reduced in connection with the payment of certain dividends as described in “Description of New Wag! Securities—Warrants.” Such constructive distribution received by a U.S. holder would be subject to U.S. federal income tax in the same manner as if the U.S. holders of the New Wag! warrant received a cash distribution from New Wag! equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New Wag! warrants are complex, and U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Wag! warrant.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of CHW ordinary shares or warrants or New Wag! common stock or warrants that is not a U.S. holder. The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) an exercise of redemption rights, and (iii) the ownership and disposition of New Wag! common stock and warrants by a non-U.S. holder after the Domestication.

Consequences of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. holders of CHW .

Effects to Non-U.S. Holders of the Public Shares Exercising Redemption Rights

Because the Domestication will occur prior to the redemption of non-U.S. holders that exercise Redemption Rights with respect to New Wag! common stock, the U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the New Wag! common stock redeemed, as described above under “— U.S. Holders — Effect to U.S. Holders of the Public Shares Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Wag! common stock, the U.S. federal income tax consequences to a non-U.S. holder that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its New Wag! common stock generally will be as described below under “—Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Wag! common stock, the non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “—Distributions on New Wag! Common Stock.”

Ownership and Disposition of New Wag! Common Stock and New Wag! Warrants After the Domestication

Distributions on New Wag! Common Stock

Any distribution of cash or property (or a constructive distribution, including through certain adjustments to the warrants) New Wag! makes to a non-U.S. holder of New Wag! common stock or warrants, to the extent paid out of New Wag!’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of New Wag! common stock (or warrants) that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New Wag! projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such New Wag! common stock or warrants (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such New Wag! common stock or warrants, which will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants” below.

Dividends (including constructive dividends) New Wag! pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).

Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Shares of New Wag! Common Stock and Warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New Wag! common stock or warrants unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other conditions are met; or
●	New Wag! is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) New Wag!’s common stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of New Wag!’s common stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation may be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of New Wag! common stock or warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Wag! common stock or warrants from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if such stock or warrants are not treated as “regularly traded on an established securities market.” New Wag! will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Wag! does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Wag! is or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Possible Constructive Distributions

The terms of each New Wag! warrant provide for an adjustment to the exercise price of the New Wag! warrant or an increase in the shares of New Wag! common stock issuable on exercise in certain circumstances discussed in “Description of New Wag! Securities—Warrants.” As described above under “—U.S. Holders—Possible Constructive Distributions,” certain adjustments with respect to the New Wag! warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Wag! equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to New Wag! warrants are complex, and non-U.S. holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Wag! warrant.

Information Reporting and Backup Withholding

Payments of dividends on, and the proceeds from a sale or other disposition of New Wag! common stock or New Wag! warrants, may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rule may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on New Wag! common stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, New Wag! common stock held by an investor that is a non-financial foreign entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in CHW ordinary shares or warrants or New Wag! common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the financial information of CHW and Wag! after giving effect to the Business Combination and related transactions, as described in the accompanying notes.

The historical financial information of CHW was derived from the audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021 included elsewhere in this proxy statement/prospectus. The historical financial information of Wag! was derived from the audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

The Pro Forma Condensed Combined Financial Statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The Pro Forma Condensed Combined Financial Information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus/information statement:

●	the historical audited financial statements of CHW as of December 31, 2021 and for the period from January 12, 2021 (inception) to December 31, 2021;
●	the historical audited consolidated financial statements of Wag! as of and for the year ended December 31, 2021;
●	other information relating to CHW and Wag! included in this proxy statement/prospectus/information statement, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination Agreement”.

Description of the Merger

Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Wag!, with Wag! surviving the Merger. Wag! will become a wholly owned subsidiary of CHW and CHW will immediately be renamed “Wag! Group Co.”. The merger consideration to be paid to the Wag! equity holders at the closing of the Merger pursuant to the Business Combination Agreement will have a deemed value of $300 million. Upon the consummation of the Merger, each share of Wag! common stock and Wag! preferred stock will be converted into New Wag! common stock. As part of the No Redemption scenario, an estimated 12,500,000 shares of New Wag! will be immediately issued and outstanding. The Merger will occur based on the following transactions as contemplated by the Business Combination Agreement:

●	the conversion of all outstanding shares of Wag!’s preferred stock into shares of New Wag! common stock at the then-effective conversion rate as calculated pursuant to Wag!’s business combination agreement;
●	the cancellation of each issued and outstanding share of Wag!’s common stock and the conversion into the right to receive a number of shares of New Wag! common stock equal to the exchange ratio of 0.97 shares of New Wag! common stock for each share of Wag! common stock;
●	the conversion of all outstanding Wag! warrants into New Wag! warrants exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using an exchange ratio of 0.97 for Wag! warrants;

●	the conversion of all outstanding vested and unvested Wag! Options into options exercisable for shares of New Wag! common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 0.97 for Wag! Options;
●	the issuance and sale of 1,100,000 shares of Wag! Series P Preferred Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $11,000,000, which shares will be converted into New Wag! common stock as described above;
●	the issuance and sale of 500,000 CHW ordinary shares for a purchase price of $10.00 per share and an aggregate purchase price of $5,000,000 immediately prior to the Effective Time in the PIPE Financing (assuming that the subscriber for the PIPE Financing does not seek to reduce its commitment as a result of acquiring any CHW ordinary shares in the market prior to the Effective Time);
●	immediately prior to the Effective Time, each CHW ordinary share (including any Sponsor Shares not forfeited) shall be converted into shares of New Wag! common stock; and
●	the cancellation of 13,327 founder shares held by the Sponsor in a maximum redemption scenario in connection with the Business Combination and in accordance with the terms of the CHW Founders Stock Letter and the Merger Agreement.
●	the issuance of 300,000 Community Shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Minimum Cash Condition

The minimum cash condition to close is $30.0 million after consideration of redemptions, Credit Facility and PIPE proceeds, merger costs, and other required payments to be made in connection with the consummation of the transactions.

Other Related Events in Connection with the Merger

Credit Facility

In connection with the Business Combination, CHW, and subsequently New Wag!, will enter into a definitive financing agreement with Blue Torch Capital LP” (“Blue Torch”) for a $30 million senior secured term loan credit facility (the “Credit Facility”). The interest rates on the outstanding principal amount will be, at the election of the Borrower, (i) LIBOR plus an Applicable Margin equal to 10.00% per annum or the Base Rate plus an Applicable Margin equal to 9.00% per annum. For the purposes of information presented in the Pro Forma Condensed Combined Financial Statements New Wag! will assume that the company elects to calculate interest using the LIBOR option mentioned above.

Wag!’s Earnout Shares

After the consummation of the Business Combination, Eligible Company Equityholders will have the contingent right to Earnout Shares and management will have the contingent right to Management Earnout Shares. The aggregate number of Earnout Shares and Management Earnout Shares is 10,000,000, and 5,000,000, shares of New Wag! common stock, respectively. The Earnout Shares and Management Earnout Shares will be issued following the Business Combination, as further described below.

Earnout Shares would only be issuable if certain New Wag! share price conditions are met over a three-year period from the effective merger date. The Earnout Shares are indexed to the Company’s stock, at each of the New Wag! share price targets of $12.50, $15.00, and $18.00.

The issuance of such Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $12.50 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 3,333,333 Earnout Shares that would be issued upon meeting the $15.00 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth.

Assuming the current capitalization structure, the approximately 3,333,334 Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 7% of total shares outstanding for the no redemption scenarios set forth.

The issuance of such Management Earnout Shares would dilute the value of all shares of New Wag! common stock outstanding at that time. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $12.50 Management Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 1,666,667 Management Earnout Shares that would be issued upon meeting the $15.00 Management Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth. Assuming the current capitalization structure, the approximately 1,666,666 Management Earnout Shares that would be issued upon meeting the $18.00 Earnout threshold, would represent approximately 4% of total shares outstanding for the no redemption scenarios set forth.

The Company has preliminarily concluded that the Earnout Shares and Management Earnout Shares issuable to Eligible Company Equityholders are accounted for as equity instruments under ASC 815-40. The unaudited pro forma condensed combined financial information gives effect to the impacts from such Earnout Shares and Management Earnout Shares on the unaudited pro forma combined financial statements for the year ended December 31, 2021.

The following unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021, and the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021, are based on the historical audited financial statements of CHW and Wag!. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Pro Forma Balance Sheet

as of December 31, 2021

(in thousands, except per share data)

			Assuming No Redemption			Assuming Max Redemption
	CHW
	Acquisition		Transaction		Pro Forma	Transaction		Pro Forma
	Corporation	Wag	Pro Forma		Combined	Pro Forma		Combined
	(Historical)	(Historical)	Adjustments		Balance	Adjustments		Balance
ASSETS
Current Assets:
Cash and cash equivalents	$688	2,628	$152,122	A	155,438	(125,000)	J	$30,438
Due from related Party	69	—	—		69	—		69
Short-term investments available for sale	—	2,771	—		2,771	—		2,771
Accounts receivable, net	—	2,638	—		2,638	—		2,638
Prepaid expenses and other current assets	286	3,043	—		3,329	—		3,329
Deferred offering costs	—	930	(930)		—	—		—
Total current assets	1,043	12,010	151,192		164,245	(125,000)		39,245
Investment held in trust account	125,003	—	(125,000)	B	3	—		3
Prepaid expense – non-current portion	191	—	—		191	—		191
Property and equipment, net	—	90	—		90	—		90
Intangibles assets, net	—	2,888	—		2,888	—		2,888
Goodwill	—	1,427	—		1,427	—		1,427
Other assets	—	47	—		47	—		47
Total Assets	$126,237	16,462	$26,192		168,891	(125,000)		$43,891
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$583	2,299	$—		2,882	—		$2,882
Accrued expenses and other current liabilities	—	4,601	—		4,601	—		4,601
Gift Card and Subscription Liabilities	—	1,888	—		1,888	—		1,888
Deferred purchase consideration	—	750	—		750	—		750
Loan – Current Portion	—	442	600	C	1,042	—		1,042
Promissory note - related party	—	—	—		—	—		—
Total current liabilities	583	9,980	600		11,163	—		11,163
Loan - Non-Current Portion	—	1,200	27,673	C	28,873	—		28,873
Deferred underwriting fee payable	4,375	—	(4,375)	D	—	—		—
Other non-current liabilities	—	1,130	—		1,130	—		1,130
Total liabilities	4,958	12,310	23,898		41,166	—		41,166

Mezzanine equity:
Ordinary shares subject to possible redemption	125,000	—	(125,000)	E	—	—		—
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	—	19,382	(19,382)	E	—	—		—
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	—	25,969	(25,969)	E	—	—		—
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	—	32,057	(32,057)	E	—	—		—
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	—	32,857	(32,857)	E	—	—		—
Total mezzanine equity	125,000	110,265	(235,265)		—	—		—

Stockholders’ equity:						—
Wag Labs, Inc. Common stock	—	1	(1)	F	—	—		—
CHW Common Stock	—	—	—		—	—		—
New Wag Common Stock	—	—	16	G	16	(1)	J	15
Additional paid-in capital	—	3,736	269,295	H	273,031	(124,999)	J	148,032
Accumulated other comprehensive loss	—	—	—		—	—		—
Accumulated deficit	(3,721)	(109,850)	(31,751)	I	(145,322)	—		(145,322)
Total stockholders' equity (deficit)	(3,721)	(106,113)	237,559		127,725	(125,000)		2,725
Total liabilities and stockholders' equity (deficit)	$126,237	16,462	26,192		168,891	(125,000)		43,891

Unaudited Pro Forma Condensed Combined Pro Forma Income Statement

for the year ended December 31, 2021

(in thousands, except per share data)

					For the Year Ended December 31, 2021
			Assuming No Redemption			Assuming Max Redemption
	CHW Acquisition Corporation (Adjusted)	Wag (Historical)	Transaction Pro Forma Adjustments		Pro Forma Combined	Transaction Pro Forma Adjustments	Pro Forma Combined
Revenue	$—	$20,082	$(1,500)	AC	$18,582	—	$18,582
Cost and expenses
Cost of revenue exclusive of depreciation and amortization	$—	$2,777	$—		$2,777	—	2,777
Platform operations and support	—	10,265	3,870	AA	14,135	—	14,135
Sales and marketing	—	10,221	2,808	AA	13,029	—	13,029
General and administrative	833	6,956	27,295	AA,AC	35,084	—	35,084
Depreciation and amortization	—	388	—		388	—	388
Total cost and expenses	833	30,607	33,973		65,413	—	65,413
Gain on forgiveness of PPP loan	—	3,482	—		3,482	—	3,482
Interest income (expense), net	3	(61)	(3,576)	AB	(3,634)	—	(3,634)
Loss before income taxes	(830)	(7,104)	(39,049)		(46,983)	—	(46,983)
Income taxes	—	793	—		793	—	793
Net loss	$(830)	$(6,311)	$(39,049)		$(46,190)	—	$(46,190)
Other Comprehensive income (loss)	—	1	—		1	—	1
Total comprehensive income (loss)	$(830)	$(6,310)	$(39,049)		$(46,189)	—	$(46,189)
Common Stock Loss per Share:
Basic weighted average shares outstanding	4,284,703	5,908,062
Basic loss per share	$(0.11)	$(1.07)
Diluted weighted average shares outstanding	3,171,069	5,908,062
Diluted loss per share	$(0.11)	$(1.07)

	Assuming No	Assuming Max
Common Stock Loss per Share:	Redemption	Redemption
Allocated Loss	$(46,189)	$(46,189)
Basic and diluted weighted average shares outstanding	47,587,500	35,074,173
Basic and diluted loss per share	$(0.97)	$(1.32)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Business Combination

On February 2, 2022, CHW and Merger Sub, the wholly owned subsidiary of CHW, entered into the Merger Agreement with Wag!. CHW is incorporated under the laws of the Cayman Islands, and subsequent to the domestication will change its name to “Wag! Group Co.”. Merger Sub will merge with and into Wag! and the separate corporate existence of Merger Sub will cease. Wag! will be the surviving company in the Merger, and a wholly owned subsidiary of CHW, with Wag! equity holders holding the majority of the common stock of New Wag!.

Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Post-Combination Company in the Business Combination will be $551.2 million and $426.0 million, consisting of 55,123,535 and 42,610,207 newly issued shares, under a no redemption and maximum redemption scenarios, respectively, of the Post-Combination Company valued at $10.00 per share. Under both scenarios, Wag! equityholders will receive up to $375.3 million in the form of 37,536,035 shares of the Post-Combination Company. CHW public shareholders will receive $125.0 million in the form of 12,500,000 newly issued shares of Wag! assuming no redemptions, the PIPE will receive $5.0 million in the form of 500,000 newly issued shares, and the Series P Preferred Stock will receive $11 million in the form of 1.1 million newly issued shares. The Sponsor and Founders will receive $31.9 million and $31.7 million, consisting of 3,187,500 and 3,174,173 newly issued shares, in exchange for CHW’s existing ordinary shares, under a no redemption and maximum redemption scenarios, respectively. The following represents the consideration at closing of the Business Combination (in millions):

		Assuming
	Assuming No	Maximum
	Redemption	Redemption
Share issuance to Wag Labs, Inc. shareholders(1)(2)	$375.3	375.3
Share issuance to CHW Acquisition Corporation shareholders	125.0	—
Share issuance to Subscriber(s)	16.0	16.0
Share issuance to Sponsor	31.9	31.7
Community Shares(3)	3.0	3.0
Share Consideration—at Closing	$551.2	426.0
(1)	The share consideration presently expected to be transferred to Wag! shareholders based on the Business Combination Agreement includes (i) $300.0 million to holders of issued and outstanding Wag! common stock, (ii) $1.7 million to be issued to holders of RSU Awards of Wag! common stock; (iii) $73.6 million to holders to be issued to holders of stock options of Wag! common stock and excludes $15 million of Management Earnout and Earnout shares.
(2)	The share consideration presently expected to be transferred to Wag! Subscribers based on the Business Combination Agreement includes (i) $11 million to holders of Series P preferred stock and (ii) $5 million to be issued to the PIPE and Backstop Investor.
(3)	Community Shares includes the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, CHW will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Wag! issuing shares for the net assets of CHW, accompanied by a recapitalization. The net assets of CHW will be recognized at carrying value, with no goodwill or other intangible assets recorded. Therefore, any change in the Exchange Ratio will not impact the Pro Forma Condensed Combined Financial Statements because Wag! will account for the acquisition of CHW based on the amount of net assets acquired upon consummation.

Wag! has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Wag!’s shareholders will have majority of the voting power under both the no redemption and maximum redemption scenarios;
●	Wag! will appoint the majority of the board of directors of the Post-Combination Company;
●	Wag!’s existing management will comprise the management of the Post-Combination Company;
●	Wag! will comprise the ongoing operations of the Post-Combination Company;
●	Wag! is the larger entity based on historical revenue and has the larger employee base.

The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021, assumes that the Business Combination occurred on December 31, 2021. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2021, as CHW was formed on January 12, 2021. These periods are presented on the basis of Wag! as the accounting acquirer.

The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021, has been prepared using, and should be read in conjunction with, the following:

●	CHW’s audited Balance Sheet as of December 31, 2021, and the related notes for the period from January 12, 2021 (inception) to December 31, 2021, included elsewhere in this proxy statement/prospectus; and
●	Wag!’s audited Consolidated Balance Sheet as of December 31, 2021, and the related notes for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction, with the following:

●	CHW’s audited Statement of Operations for the period from January 12, 2021 (inception) to December 31, 2021 and the related notes, included elsewhere in this proxy statement/ prospectus; and
●	Wag!’s audited Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2021, and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited Pro Forma Condensed Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Wag!’s financial condition and results of operations as if the Business Combination was completed. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. CHW believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited Pro Forma Condensed Combined Financial Information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination (“Management Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma Condensed Combined Financial Information.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the audited financial statements and notes thereto of each of CHW and Wag! included elsewhere in this proxy statement/prospectus.

Pursuant to CHW’s amended and restated certificate of incorporation, CHW’s public shareholders may demand that CHW redeem their shares of Common Stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public shareholder properly demands redemption of their shares, CHW will redeem each share for cash equal to the public shareholder’s pro rata portion of the trust account, calculated as of four to five business days prior to the anticipated consummation of the Business Combination.

The unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming two alternative levels of cash redemptions of CHW’s Common Stock:

●	Assuming No Redemptions: This presentation assumes that no CHW public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the Trust Account.
●	Assuming Maximum Redemptions: This scenario assumes that 12,500,000 CHW ordinary shares are redeemed for their pro rata share (assumed redemption price of $10.00 per share based on the funds held in the Trust Account as of December 31, 2021) for aggregate redemption proceeds of $125.0 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide Series P Preferred Stock proceeds of $11 million, PIPE financing proceeds of $5.0 million and loan proceeds of $30 million before giving effect to the payment of the estimated transaction costs of $14.2 million, excluding CHW’s deferred underwriting commissions from its IPO, incurred in connection with the Merger.

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

	Assuming No		Assuming Maximum
	Redemptions		Redemptions
	(Shares)%		(Shares)%
Post-Combination Company shares issued to Wag Labs, Inc. stockholders	30,000,000	63.1%	30,000,000	85.6%
Post-Combination Company shares issued to CHW Acquisition Corporation public shareholders	12,500,000		12,500,000
Less: shares redeemed(1)	—		(12,500,000)
Total CHW Acquisition Corporation shares	12,500,000	26.3%	—	0.0%
Total Subscriber shares	1,600,000	3.4%	1,600,000	4.6%
Total Sponsor shares(2)	3,187,500	6.7%	3,174,173	9.0%
Total Community shares(3)	300,000	0.5%	300,000	0.8%
Pro Forma Shares Outstanding	47,587,500	100%	35,074,173	100%

The following summarizes the pro forma Post-Combination Company shares outstanding under the two scenarios:

(1)	This presentation assumes that CHW public shareholders holding 12.5 million public shares will exercise their redemption rights at a value of $10.00 per share for 12.5 million worth $125.0 million of funds in the Trust Account.
(2)	Additionally, the number of shares presented under the maximum redemption scenario includes cancellation of 13,327 founder shares in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter and assumes no founder shares are forfeited in connection with price targets or issuance of New Wag!

(3)	Community Shares includes the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical unaudited financial statements have been adjusted in the unaudited Pro Forma Condensed Combined Financial Information to give pro forma effect to events that directly reflect the accounting for the transaction. Wag! and CHW have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited Pro Forma Condensed Combined Statement of Operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021, are as follows:

(A)	Represents adjustment to cash as follows, assuming no redemptions:
	(In thousands)
Release of cash from trust account	$125,000	(i)
Proceeds from PIPE	16,000	(ii)
Payment of transaction expenses	(14,183)	(iii)
Payment of CHW Acquisition Corporation’s deferred underwriting fee	(4,375)	(iv)
Secured Note	30,000	(v)
Issuance cost related to the Secured Note	(1,250)	(vi)
	151,192
(i)	Represents the reclassification of cash equivalents held in the trust account and to reflect that the cash equivalents are available to effectuate the transaction or to pay redeeming CHW public shareholders.
(ii)	Represents proceeds received from the issuance of 0.5 million of New Wag! common stock, in a private placement to be consummated contingent with the closing of the Business Combination and 1.1 million of Wag! Series P preferred stock, at $10.00 per share pursuant to the Merger Agreement. The unaudited Pro Forma Balance Sheet reflects the issuance of these shares with a corresponding increase of $16 million to additional paid in-capital and an increase of less than $0.1 million to New Wag! common stock.
(iii)	Represents preliminary estimated transaction costs of Wag! of approximately $9.7 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma condensed consolidated balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital for transaction costs incurred by Wag!. Additionally, this includes estimated transaction costs of CHW Acquisition Corporation in the amount of $4.5 million. The unaudited pro forma condensed consolidated balance sheet reflects payment of these costs as a reduction of cash, with a corresponding increase in accumulated deficit, as these costs are expensed as incurred. The total transaction costs for CHW and Wag! are approximately $14.2 million.
(iv)

The $4.4 million adjustment eliminates CHW Acquisition Corporation’s deferred underwriting fees and expenses expected to be paid as part of its Acquisition Agreement with Wag!. Such amounts will become payable on completion of the transaction.

(v)	The $30 million adjustment increases both the current and non-current note payable and is expected to be incurred as part of its Credit Facility assumed from CHW Acquisition Corporation.
(vi)	Represents issuance cost of the Credit Facility assumed from CHW Acquisition Corporation of $1.2 million.
(B)	Represents the reclassification of cash and cash equivalents held in the trust account and to reflect that the cash and cash equivalents are available to effectuate the transaction or to pay redeeming CHW Acquisition Corporation public shareholders.
(C)	Represents issuance of Secured Note of $30 million. The Secured Note will have a three-year final maturity. The Secured Note is subject to quarterly amortization payments of principal, in an aggregate amount equal to 2% of the principal amount of the Credit Facility in the first year after closing, 3% of the principal amount of the Credit Facility in the second year after closing, and 5% of the principal amount of the Credit Facility in the third year after closing. The remaining principal balance is payable in full on the Maturity Date. Further represents the debt discount associated with the issuance of the Secured Note of $1.7 million and includes detachable warrants with an estimated fair value of $0.5 million. The warrants are accounted for as equity instruments under ASC 815-10. Of the $28.3 million, $0.6 million and $27.7 million represents the current portion and non- current portion of the Secured Note, respectively.
(D)	Reflects the settlement of deferred underwriters’ fees incurred during the CHW Acquisition Corporation IPO due upon completion of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.
(E)	Reflects the conversion of $125.0 million of CHW Acquisition Corporation public shares, subject to possible redemption, from mezzanine equity to permanent equity, assuming no redemptions. The unaudited Pro Forma Balance Sheet reflects this conversion with a corresponding increase of $124.9 million to additional paid-in capital and an increase of less than $0.1 million to New Wag! common stock. Also reflects the conversion of $110.3 million of Old Wag! Preferred stock from mezzanine equity to permanent equity, assuming no redemptions. The unaudited pro forma balance sheet reflects this conversion with a corresponding increase of $110.2 million to additional paid in-capital and an increase of less than $0.1 million to New Wag! common stock.
(F)	Represents conversion of Wag! preferred stock into Wag! common stock pursuant to the terms of the Business Combination Agreement. Also, represents conversion of Wag! common stock to New Wag! common stock as a result of the Wag! recapitalization.
(G)	Represents recapitalization of Wag!’s equity and issuance of 30,000,000 shares of New Wag! common stock; the par value of 3,187,500 CHW Acquisition Corporation ordinary shares; 12,500,000 shares of the Par Value of CHW Acquisition Corporation redeemable shares reclassified to permanent equity; the par value of 1,600,000 shares of Subscribers.

(In thousands)
Par value – CHW Acquisition Corporation ordinary shares	$0.3
Par value – CHW Acquisition Corporation redeemable shares reclassified to permanent equity	12.5
Par value – PIPE Shares	0.2
Par value – Shares issued to Wag!’s shareholders (recapitalization)	3.0
Total Common Stock Par Value	$16.0

(H)	Reflects the following transactions that increase or decrease additional paid-in capital. The unaudited pro forma condensed balance sheet reflects the corresponding total increase of $269.3 million to additional paid-in capital.

	(In thousands)
Acquisition related transaction expenses incurred by Wag!	$(9,703)	(A)(iii)
Reclassification of CHW Acquisition Corporation’s Redeemable Common Stock	124,988	(G)
Issuance of New Wag! Common Stock from PIPE Financing	16,000	(A)(ii)
Reclassification of CHW Acquisition Corporation’s historical retained earnings balance into additional paid in capital	(3,721)	(i)
Reclassification of Wag! mezzanine classified Preferred Shares to permanent equity	110,262	(G)
Recapitalization of Wag! Preferred and Common Stock to New Wag! Common Stock	—	(iii)
Acquisition related transaction expenses incurred by CHW	(4,480)	(A)(iii)
Earnout related charges	32,445	(ii)
Issuance of Common Stock Warrants	477	(C)
Community Shares	3,000	(v)
RSU Grant Stock Comp	28	(iv)
Total	$269,296
(i)	Represents $3.7 million reclassification of CHW’s historical retained earnings to additional paid-in capital as part of the reverse recapitalization.
(ii)	Represents $32.4 million of one-time stock based compensation charges recorded to additional-paid in capital related to Earnout Shares and Management Earnout Shares of New Wag! Common Stock. Refer to Wag!’s Earnout Shares for more information.
(iii)	Represents recapitalization of Wag! Preferred and Common Stock to New Wag! Common Stock of $0.1 million.
(iv)	Represents less than 0.1 million of RSU grants charges to additional paid-in capital due to a triggering event, in part, by the Acquisition Merger.
(v)	Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.
(I)	Represents adjustments of $31.8 million to retained earnings due to the elimination of CHW Acquisition Corporation’s historical retained earnings, compensation expense from Earnout Shares and Management Earnout Shares of New Wag! Common Stock, and RSU compensation expense.

Elimination of historical CHW Acquisition Corporation retained earnings	3,721	(H)(i)
Earnout compensation	(32,445)	(H)(ii)
Community shares	(3,000)	(H)(v)
RSU grant stock compensation	(28)	(H)(iv)
Total	(31,752)

(J)	Represents the maximum payment that could be made to redeeming CHW public shareholders that would leave sufficient cash to satisfy the Available Cash requirement. The maximum amount of redemptions assumed is 12.5 million shares at a price of approximately $10.00 per share. The unaudited pro forma condensed balance sheet reflects the redemption with a corresponding decrease of $124.9 million to additional paid-in capital and a decrease of less than $0.1 million to CHW Acquisition Corporation ordinary shares.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 are as follows:

(AA) Represents stock compensation expense recorded to Platform operations and support of $3.9 million; Sales and marketing of $2.8 million; General and administrative of $25.7 million related to the Management Earnout Shares. Expense from restricted stock units (“RSUs”) represent less than $0.1 million and were considered a transaction accounting adjustment because the vesting of these awards are triggered, in part, by the Acquisition Merger.

(AB) Represents $3.6 million of interest expense related to the amortization of the debt discount and including cash interest expense related to interest payable of $3.0 million on the Credit Facility.

(AC) Represents the issuance of 300,000 shares that New Wag! may distribute to members of the pet wellness and welfare community as identified by our officers and directors.

Loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination, including related proposed equity purchases, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of ordinary shares of CHW are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Assuming	Assuming Maximum
	No Redemptions	Redemptions
	Year Ended	Year Ended
(Net loss presenteds in thousand of dollars)	December 31, 2021	December 31, 2021
Common Stock Pro Forma Basic and Diluted Loss Per Share
Pro Forma net loss attributable to Common Stock shareholders	$(46,189)	(46,189)
Weighted average shares outstanding, basic and diluted	47,587,500	35,074,173
Basic and diluted net loss per Common Stock share	$(0.97)	(1.32)

Common Stock Pro Forma Weighted Average Shares—Basic and Diluted
Common Stock shares issued to Wag Labs, Inc. stockholders (assuming no cash elections by holders of Wag Labs, Inc. stock options)	30,000,000	30,000,000
Common Stock shares issued to current CHW Acquisition Corporation public shareholders	12,500,000	—
Common Stock shares issued to subscribers	1,600,000	1,600,000
Common Stock shares issued to the Sponsor	3,187,500	3,174,173
Common Stock Community Shares issued	300,000	300,000
New Wag Labs, Inc. Common Stock Pro Forma Weighted Average Shares – Basic and Diluted	47,587,500	35,074,173

Pro forma Note 4. Loss Share Anti-Dilutive Table

As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impact from the following securities:

●	The 12,500,000 public warrants sold during the CHW IPO that will be converted in the Domestication into warrants to purchase up to a total of 12,500,000 shares of New Wag! common stock at an exercise price of $11.50 per share;
●	The 4,238,636 Private Placement Warrants that will be converted in the Domestication into warrants to purchase up to a total of 4,238,636 shares of New Wag! common stock;
●	The 7,747,743 New Wag! stock options outstanding as of the close of the Business Combination

INFORMATION ABOUT CHW

General

CHW is a blank check company incorporated on January 12, 2021 as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “initial business combination”).

Initial Public Offering and Private Placement

On September 1, 2021, CHW consummated its initial public offering of 12,500,000 units (the “units”), which included 1,500,000 units issued pursuant to the partial exercise by the underwriters of their over-allotment option. Each unit consists of one ordinary share, $0.0001 par value per share (the “shares”), and one public warrant, each public warrant entitling the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $125,000,000.

Concurrently with the completion of CHW’s initial public offering, the Sponsor entered into a Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased 4,238,636 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant.

Fair Market Value of Target Business

The Nasdaq Capital Market (“Nasdaq”) rules require that the initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of CHW signing a definitive agreement in connection with the initial business combination. CHW’s board of directors has determined that this test was met in connection with the proposed business combination at the time the Business Combination Agreement was signed.

Effecting the Initial Business Combination

General

CHW is not presently engaged in any operations other than to seek an initial business combination. CHW intends to effectuate the initial business combination using cash from the proceeds of its initial public offering and the sale of the private placement warrants to the Sponsor, the PIPE and Backstop Investment described herein and the Closing Seller Equity Consideration.

Shareholder Approval of the Business Combination and Redemption

Pursuant to the terms of the proposed business combination, as described in the section titled “The Extraordinary General Meeting” in this proxy statement/prospectus, CHW is seeking shareholder approval at a meeting called for such purpose at which public shareholders may seek to redeem all or a portion of their ordinary shares for cash at a price per share equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the proposed business combination, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any, divided by the number of then-outstanding ordinary shares in accordance with the procedures set forth in this proxy statement/prospectus. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. There will be No redemption rights upon the completion of the proposed business combination with respect to CHW’s warrants. Further, CHW will not proceed with redeeming its ordinary shares, even if a public shareholder has properly elected to redeem its shares, if the proposed business combination does not close.

The approval of the Business Combination requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the voting power of the issued and outstanding CHW ordinary shares entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The holders of the founder shares, who currently own approximately 15% of the issued and outstanding ordinary shares, will count towards this quorum.

Voting Restrictions in Connection with Shareholder Meeting

The Sponsor and each member of CHW’s management team have entered into an agreement with CHW, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the proposed business combination, and (ii) a shareholder vote to approve the amendments to CHW’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of CHW’s obligation to provide holders of its ordinary shares the right to have their shares redeemed in connection with the proposed business combination or to redeem 100% of its public shares if CHW does not complete the initial business combination within 15 months from the closing of its initial public offering or during any extension period or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares. No consideration was received by the Sponsor or the members of CHW’s management team for their waiver of redemption rights.

Liquidation If No Initial Business Combination

CHW’s amended and restated memorandum and articles of association provide that it will have only 15 months from the closing of its initial public offering to consummate an initial business combination. If CHW has not consummated an initial business combination within 15 months from the closing of its initial public offering, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHW’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be No redemption rights or liquidating distributions with respect to CHW’s warrants, which will expire and be worthless if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering. CHW’s amended and restated memorandum and articles of association provide that, if it winds up for any other reason prior to the consummation of the initial business combination, CHW will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of CHW’s management team have entered into an agreement with CHW, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if CHW fails to consummate an initial business combination within 15 months from the closing of its initial public offering or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if CHW fails to complete the initial business combination within the prescribed time frame).

The Sponsor and CHW’s executive officers and directors have agreed, pursuant to a written agreement with CHW, that they will not propose any amendment to CHW’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of CHW’s obligation to provide holders of CHW’s ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of CHW’s public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares, unless CHW provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CHW to pay its income taxes, if any, divided by the number of the then-outstanding public shares.

CHW expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to CHW to pay dissolution expenses, although CHW cannot assure you that there will be sufficient funds for such purpose.

If CHW were to expend all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon CHW’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of CHW’s creditors which would have higher priority than the claims of CHW’s public shareholders. CHW cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While CHW intends to pay such amounts, if any, CHW cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although CHW will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CHW’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CHW’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CHW than any alternative. Examples of possible instances where CHW may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Chardan Capital Markets, LLC, as sole book-running manager in connection with CHW’s initial public offering, did not execute an agreement with CHW waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CHW and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CHW if and to the extent any claims by (A) a third party for services rendered or products sold to CHW (other than CHW’s independent registered public accounting firm), or (B) a prospective target business with which CHW has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay CHW’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under CHW’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, CHW has not asked the Sponsor to reserve for such indemnification obligations, nor has CHW independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CHW believes that the Sponsor’s only assets are securities of CHW. Therefore, CHW cannot assure you that the Sponsor would be able to satisfy those obligations. None of CHW’s officers or directors will indemnify CHW for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay CHW’s income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CHW’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CHW currently expects that its independent directors would take legal action on CHW’s behalf against the Sponsor to enforce its indemnification obligations to CHW, it is possible that CHW’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, CHW cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

CHW will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which CHW does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under CHW’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. CHW has had access to up to $687,581 following its initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that CHW liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from CHW’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.

If CHW files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CHW that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of CHW’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, CHW cannot assure you it will be able to return $10.00 per public share to its public shareholders. Additionally, if CHW files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CHW’s shareholders. Furthermore, CHW’s board of directors may be viewed as having breached its fiduciary duty to CHW’s creditors and/or may have acted in bad faith, and thereby exposing itself and CHW to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. CHW cannot assure you that claims will not be brought against CHW for these reasons.

CHW’s public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of CHW’s public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering, (ii) in connection with a shareholder vote to amend CHW’s amended and restated memorandum and articles of association (A) to modify the substance or timing of its obligation to provide holders of its ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of its public shares if it does not complete the initial business combination within 15 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of CHW’s ordinary shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if CHW has not consummated an initial business combination within 15 months from the closing of its initial public offering, with respect to such ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the proposed business combination, a shareholder’s voting alone will not result in a shareholder’s redeeming its shares to CHW for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.

Facilities

CHW currently maintains its executive offices at 2 Manhattanville Road, Suite 403, Purchase, New York 10577. The cost for CHW’s use of this space is included in the $10,000 per month fee it will pay to an affiliate of the Sponsor for office space, administrative and support services. CHW considers its current office space adequate for its current operations.

Upon consummation of the Business Combination, the principal executive offices of New Wag! will be those at 55 Francisco Street, Suite 360, San Francisco, CA 94133, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

CHW currently has four executive officers. These individuals are not obligated to devote any specific number of hours to CHW’s matters but they intend to devote as much of their time as they deem necessary to CHW’s affairs until it has completed the initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process CHW is in. CHW does not intend to have any full time employees prior to the completion of the initial business combination.

Periodic Reporting and Financial Information

CHW’s units, ordinary shares and warrants are registered under the Exchange Act, and CHW has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, CHW’s annual reports contain financial statements audited and reported on by its independent registered public accountants.

CHW will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event that CHW is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will CHW not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

CHW is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, CHW has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, No law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to CHW or its operations and, in addition, that No tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of CHW’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by CHW to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of CHW.

CHW is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CHW is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in CHW’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CHW’s securities less attractive as a result, there may be a less active trading market for CHW’s securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CHW intends to take advantage of the benefits of this extended transition period.

CHW will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the CHW IPO, (b) in which CHW has total annual gross revenue of at least $1.07 billion, or (c) in which CHW is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which CHW has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, CHW is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K.

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CHW will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Legal Proceedings

From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors—Risks Related to the Company—Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business and financial condition; Wag! is subject to claims, lawsuits and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents and Pet Caregivers; Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, various proceedings and other disputes and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results and financial condition; Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected.”

Management

CHW’s officers and directors are as follows:

Name	Age	Position
Paul Norman	56	President
Jonah Raskas	35	Co-Chief Executive Officer and Director
Mark Grundman	36	Co-Chief Executive Officer and Director
Stephen Katchur	41	Chief Financial Officer
Victor Herrero	52	Director
Deborah Weinswig	51	Director
M. Carl Johnson, III	73	Director
Gary Tickle	55	Director
Deb Benovitz	57	Director
Jason Reiser	52	Director

Paul Norman has served as our President since February 2021. Mr. Norman is a global consumer products leader with over 30 years of experience creating brand and shareholder value. He currently serves on the boards of directors of Hearthside Food Solutions, a contract food manufacturer, Jones Soda Company (OTC:JSDA), a beverage company, and PureK Holdings (TSX-V: PKAN), a CBD retail products company. From 2019 to 2020, he served as chairman and CEO of HeavenlyRx, a privately held CBD wellness company. Prior to HeavenlyRx, Mr. Norman spent three decades at Kellogg, the $11 billion multinational food-manufacturing company, where his tenure was defined by transformation, profitable growth and shareholder value creation through strategic portfolio management, innovation and diverse talent development and leadership. He has deep experience in building brands while successfully navigating complex regulatory environments where challenges around marketing and nutrition/ ingredient labeling restrictions are constantly evolving. As president of Kellogg’s $9 billion North American business from 2015 to 2018, Mr. Norman led initiatives such as the exit of Direct Store Delivery, which transformed US Snacks to a warehouse pull model. He was instrumental in accelerating mergers and acquisitions activity at Kellogg, including Kellogg’s acquisition of RX bar in 2017 for $600 million. In his role, Mr. Norman interacted regularly with the Kellogg board of directors, attending all board meetings and collaborating closely with several sub-committees. He also participated in analyst and investor calls for the company. Prior to serving as president of Kellogg’s North American business in 2015, Mr. Norman served as the company’s chief growth officer from 2013 to 2015, where he developed the Kellogg global category operating model. In that role he focused on long-term innovation, building sales and marketing capability, and long-term strategy for the company’s breakfast and snacks categories. Concurrent with the chief growth officer role, Mr. Norman served as interim president of the U.S. Morning Foods business, which generated approximately $3 billion in revenues. In 2008, he was promoted to president of Kellogg International, where he built a team and platform to support international growth, a key pillar of the company’s growth plan. As part of that team, Mr. Norman helped to facilitate the acquisition of Pringles® in 2012, which was key to the company’s plans for global expansion and growth. In 2012, he led the integration of Pringles® and the restructuring of Kellogg’s European business to implement the new “Wired to Win” operating model, which resulted in significantly improved

European top and bottom line performance. From 2004 to 2008, Mr. Norman led U.S. Morning Foods, which included cereal, PopTarts®, the Kashi Company, and the frozen foods division, to five years of sequential profitable sales and share growth. He was named managing director of Kellogg’s U.K./ Republic of Ireland business in 2002, where he successfully led a turnaround in sales performance and helped to grow the company’s cereal market share for the first time in 11 years. In 2000, Mr. Norman became president of Kellogg Canada Inc. and from 1989 to 2000, he held progressively more senior marketing roles at U.S. Morning Foods across France, Canada, Latin America and the U.S. In addition to his time at Kellogg, from 2016 to 2018 Mr. Norman served as a member of the Grocery Manufacturers Association board of directors, where he served on the executive committee. He also served as a Trustee of the Food Marketing Institute Foundation board, from 2016 to 2018. Mr. Norman received a bachelor’s degree with honors in French from Portsmouth Polytechnic.

Jonah Raskas has served as our Co-Chief Executive Officer and a member of our board of directors since January 2021. Since 2016, Mr. Raskas has worked in the consumer industry, as brand manager at GlaxoSmithKline plc, or GSK, and has led several business lines for the company. All business lines he has led sell millions of products on an annual basis. At GSK, Mr. Raskas has focused on digital, e-commerce, innovation profit and loss management, and overall strategy. Most recently, he led all e-commerce and digital for the first prescription to over-the-counter in the pain category in more than 20 years. There are, on average, only one to two prescription switches annually in the consumer industry and Mr. Raskas led one of them in 2020. He is also part of the US Consumer Healthcare Emerging Leaders Program at GSK. In March 2021, Mr. Raskas was appointed as a member of the Innovation Advisory Council of Brand Innovators, a brand marketing organization that provides programming and networking opportunities. From 2008 to 2010, he was an investment banker at Rodman and Renshaw, a mid-tier investment bank. Mr. Raskas was primarily focused on initial public offerings and secondary offerings, giving him capital market and public market exposure. Mr. Raskas started his career in 2007 working in the White House in the Speechwriting Office for President George W. Bush. There, he focused on market research and reviewing speeches that were written for President Bush and Vice President Dick Cheney. Mr. Raskas also graduated summa cum laude with a MBA from the Gabelli School of Business at Fordham University with a focus on Accounting and Marketing.

Mark Grundman has served as our Co-Chief Executive Officer and a member of our board of directors since January 2021. Mr. Grundman brings direct experience within a range of businesses, such as helipads, chemical plants, packaged consumer goods, and janitorial services. In early 2020, he established his own firm, MJG Partners, LLC, which focuses on small business investing and investment advising. From 2018 to 2019, he served as president of VPG International, LLC, a newly-acquired framed art business within a portfolio of investor-owned companies. From 2006 to 2016, Mr. Grundman worked at GAMCO Investors, Inc. (NYSE: GBL), a leading institutional asset management firm. From 2013 to 2014, he took a leave of absence to attend Columbia Business School, where he received his MBA. After graduating from Columbia, he rejoined the company to focus on building out a sell-side special situations department. During his tenure at GAMCO, Mr. Grundman held various roles including trading desk analyst, focusing on special situation investing, including merger arbitrage, spinoffs, special purpose acquisition companies, liquidations, and other arbitrage opportunities, ultimately reporting directly to Mario Gabelli, Chairman and Chief Investment Officer of GAMCO. In addition to his investing focus, Mr. Grundman was responsible for presenting and reviewing the portfolio strategy and performance to the board of directors and major investors of GAMCO’s publicly traded mutual funds as well as the separately managed accounts and sub accounts of the firm. Mr. Grundman brings a unique and valuable perspective to our strategic approach, in terms of public market reception, operational excellence, and sustainability.

Stephen Katchur has served as our Chief Financial Officer since March 2021. Mr. Katchur has also served as President of Blue Ribbon CFOs, a Delaware Limited Liability Company providing outsourced CFO solutions and business consulting since 2019. Mr. Katchur has also served as Chief Financial Officer of Advanced Merger Partners, Inc., a special purpose acquisition corporation, since January 2021. Previously, Mr. Katchur was Chief Financial Officer and Chief Compliance Officer for Land & Buildings Investment Management LLC, an activist real estate-focused manager where he was responsible for all non-investment operations including, accounting, finance, investor relations, marketing, and regulatory compliance. From 2011 to 2014, Mr. Katchur was Chief Financial Officer of Wolfacre Global Management LLC and later for North Oak Capital Advisors LLC, both investment managers affiliated with Tiger Management LP. In these positions, Mr. Katchur oversaw all day-to-day non-investment functions. Mr. Katchur began his career in Hedge Fund Administration where he led teams supporting several large investment managers. Mr. Katchur holds an undergraduate degree in Finance from the University of Central Florida and an MBA from New York University, Stern School of Business with specializations in Finance and Financial Instruments & Markets.

Victor Herrero has served as the chairman of our board of directors since August 30, 2021. Mr. Herrero has extensive experience in corporate management and business operations in the consumables industry. From 2015 to 2019, Mr. Herrero served as the chief executive officer and director of Guess Inc., which is principally engaged in designing, marketing, distributing and licensing a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products around the world. Prior to joining Guess Inc., Mr. Herrero served as the head of Asia Pacific and managing director of Greater China of Industria de Diseño Textil, S.A. (Inditex Group), an international fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka and Stradivarius. In addition to Active International, Mr. Herrero is a board member of Global Fashion Group S.A., (e-commerce fashion site operator and owner of Zalora and The Iconic among others, the shares of which are listed on the Frankfurt stock exchange), G-III Apparel Group, Ltd (U.S. manufacturer and distributor operating through a portfolio of brands, the shares of which are listed on NASDAQ) and Gruppo Coppel (Mexican consumer finance and retail conglomerate) and Clarks (British based international shoe manufacturer and retailer). Mr. Herrero graduated with a Master of Business Administration from Kellogg School of Management at Northwestern University. He obtained a Bachelor’s Degree in Business Administration from ESCP Europe in Paris, France in 1992 and a Bachelor of Law Degree from the University of Zaragoza in Spain in 1993. He was also awarded “Best CEO in the Sustainable Apparel Industry” in 2018 by European CEO Magazine.

M. Carl Johnson, III has served as a member of our board of directors since August 30, 2021. Mr. Johnson is currently Chairman of the Board of Nautilus, Inc. (NYSE:NLS), a fitness solutions company, and has served in this capacity since 2010. He also served as interim chief executive officer of Nautilus from March 2019 through July 2019. From 2011 to 2015, he served as group executive vice president/brands and chief growth officer of Del Monte Foods (2011-2014) and chief growth officer and executive vice president, marketing, for Big Heart Pet Brands, the successor company to Del Monte Foods (2014- 2015), and senior advisor, J. M. Smucker Co., following its acquisition of Big Heart Pet Brands (2015). From 2001 to 2011, Mr. Johnson served as senior vice president and chief strategy officer for Campbell Soup Company. From 1992-2001, he served in various roles at Kraft Food Group, Inc.: Vice President, Strategy, Kraft USA (1992-93); EVP & General Manager, Specialty Products Division, Kraft USA (1993-94); EVP & General Manager, Meals Division, Kraft Foods, N.A.; EVP & President, New Meals Division, Kraft Foods, N.A. (1997-2001). Prior to that, Mr. Johnson held roles at Marketing Corp. of America, Polaroid Corp., and Colgate-Palmolive. Mr. Johnson brings a broad set of skills to our board of directors, which he developed through helping lead iconic American companies such as Campbell Soup Company, Kraft, Polaroid, Colgate-Palmolive, managing multi-billion dollar businesses, and serving on c-suite leadership teams.

Gary Tickle has served as a member of our board of directors since August 30, 2021. Mr. Tickle is an industry leader with 30 years of global experience successfully driving growth and transformation in consumer packaged goods, or CPG, businesses. He held leadership roles across various functions including supply chain, manufacturing, finance, sales and marketing. Mr. Tickle has had twenty years of c-suite responsibility, including turnaround assignments, innovation and global strategy development, particularly focused on nutrition, health and wellness. His broad category experience includes coffee, confectionery, snacks, dairy, infant nutrition, milk modifiers, cereals, foodservice, personal care, tea, soups and cooking aids. In January 2021, Mr. Tickle joined Sustainable Beverage Technologies (SBT) as its Global CEO. From 2019 to 2020, Mr. Tickle served as chief executive officer at Shiftlineup, a software as a service human capital management company. From 2016 to 2019 Mr. Tickle was the chief executive officer of Hain Celestial North America, a NASDAQ-listed natural and organic food company. Prior to that, he had an extensive international career with Nestle spanning over 25 years, starting in 1987. Mr. Tickle was the global strategic business unit head of infant nutrition where led the successful global acquisition and integration of Wyeth Nutrition, before coming to the United States to serve as president and chief executive officer of Nestle Nutrition North America. Mr. Tickle was also regional business head of South Asia, based in New Delhi, India, and chief executive officer of Nestle New Zealand for five years. He has held a number of industry leadership roles, including chairman of the infant Nutrition Council of America and vice chairman of the Food and Grocery Council in New Zealand. He also served as a Board Member of Buckley Country Day School in New York and today is an external advisor on the AT Kearney Consumer Industries and Retail Panel. Mr. Tickle also serves as a mentor on the Denver Small Business Development Council. Mr. Tickle holds an MBA with Distinction from Deakin University in Australia, a Bachelor of Business in Operations Management/Human Resource Management and Post Graduate Degree in Finance.

Deb Benovitz has served as a member of our board of directors since August 30, 2021. Ms. Benovitz has more than 30 years of consumer experience in leading consumer-focused companies. Her particular area of expertise is in brand transformation. She has played a key role in the transformation of major brands such as LEGO, Dove (via the Campaign for Real Beauty) and Pepsi. Ms. Benovitz currently serves as senior vice president, global marketing/competitive intelligence and human truths for WW (formerly Weight Watchers), a position she has held since September 2014. She sits on the executive committee at WW, reporting to the chief executive officer. In her role, she delivers strategic consumer insights to drive business growth, manages the global consumer insights department, and spearheads WW’s goal of democratizing wellness and making it accessible to all. In addition, Ms. Benovitz is responsible for ensuring that all innovation, brand, science and tech design work, begins with a consumer need, and stays true to the consumer throughout the process. She led WW’s wellness agenda and was part of a small team that crafted the company’s wellness vision and mission. From 2009 to 2014, she was vice president of global consumer insights at PepsiCo, where she led their cutting-edge, future-focused insights department serving 30 markets around the world. Ms. Benovitz has extensive experience in brand, consumer, competitive intelligence, shopper and tech user experience research among adults and children, including innovation, trend tracking, new product and concept research, advertising assessment, segmentation research, brand equity and tracking research, usage and attitude work, needs identification, consumer journey mapping, creative insight generation, and analytics. Ms. Benovitz holds a B.A. from Barnard College, Columbia University, and an MBA from the University of Wisconsin.

Jason Reiser has served as a member of our board of directors since August 30, 2021. Mr. Reiser has over 35 years of retail and healthcare experience, spanning operations, government relations, compliance, merchandizing, global sourcing, and digital tools across multiple retail channels including mass (Wal-Mart), value (Family Dollar and Dollar General), and specialty (Vitamin Shoppe). Since March 2021, Mr. Reiser has served as president of Market Performance Group. From 2017 to 2020, he served as the executive vice president, chief merchandising officer for Dollar General with responsibility for merchandising, marketing, digital tools, sourcing and in-store experience. From 2016 to 2017, Mr. Reiser served as the chief operating officer of the Vitamin Shoppe with responsibilities for merchandising, supply chain, operations, marketing, digital and real estate. Prior to that he served as chief merchandising officer for Family Dollar from 2013 to 2016, with responsibility for merchandising, marketing, digital, sourcing and merchandising operations. Additionally, he also served as a board member for privately-held Slim Fast from 2014 to 2016. Mr. Reiser began his retail career working as a teenager in his family owned pharmacy, which led him to become a Registered Pharmacist, graduating from Northeastern University in 1993 with a B.S. in Pharmacy.

Deborah Weinswig has served as a member of our board of directors since August 30, 2021. Since February 2018, Ms. Weinswig has served as the chief executive officer and founder of Coresight Research, or Coresight, an international research and advisory firm that focuses on the intersection of retail and technology. Coresight’s areas of expertise include global cross-border ecommerce, startup innovation, emerging markets, digital transformation, and all things consumer. In addition, since October 2018, she has served on the board of directors for Guess?, Inc. (NYSE:GES), Kiabi, and Xcel Brands, Inc. (NASDAQ:XELB). From 2014 to early 2018, Ms. Weinswig served as the founding Managing Director of Fung Global Retail and Technology, the research arm and Think Tank for The Fung Group, a leading trading and supply chain management company based in Hong Kong. In this role, she helped identify early-stage companies to partner with The Fung Group, played a key role in opening The Explorium Innovation Lab, an innovation hub focused on the global supply chain, and helped build an entire research platform from production to publication. Ms. Weinswig’s deep understanding of global retail and emerging technology trends was developed through her extensive banking career, which included 12 years as head of the global staples and consumer discretionary team at Citi Research, as well as senior research positions at Bear Stearns and Morgan Stanley. She sits on the boards of directors for philanthropic organizations including Goodwill Industries New York/New Jersey, and in 2020 she founded RetailersUnited, a nonprofit dedicated to small- to mid-size enterprise retailers and fashion brands impacted by the coronavirus pandemic. Ms. Weinswig is a certified public accountant and holds an MBA from the University of Chicago Booth School of Business.

Number and Terms of Office of Officers and Directors

CHW’s board of directors consists of eight members and is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to CHW’s first annual general meeting) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Ms. Benovitz, Messrs. Johnson, Reiser, and Tickle, and Ms. Weinswig, are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of CHW’s executive officers or directors have received any cash compensation for services rendered to CHW. Since the consummation of CHW’s initial public offering and until the earlier of the consummation of the initial business combination and CHW’s liquidation, CHW will reimburse the Sponsor for office space and secretarial and administrative services provided to CHW, in an amount not to exceed $10,000 per month. In addition, CHW’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on CHW’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. CHW’s audit committee reviews all payments that CHW makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, CHW does not expect to have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of CHW and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by CHW to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.

CHW does not intend to take any action to ensure that members of its management team maintain their positions with CHW after the consummation of the proposed business combination, although it is possible that some or all of CHW’s executive officers and directors may negotiate employment or consulting arrangements to remain with CHW after the proposed business combination. CHW is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Pursuant to Nasdaq rules, our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Messrs. Johnson and Reiser and Ms. Weinswig serve as members of our audit committee. Mr. Johnson serves as the chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Johnson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (i) the integrity of our financial statements, (ii) our compliance with leg and regulatory requirements, (iii) our independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S- K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Ms. Benovitz and Mr. Tickle serve as members of our compensation committee. Mr. Tickle serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We adopted a compensation committee charter, which details the purpose and principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to this offering to be paid either prior to or in connection with our initial business combination.

Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Ms. Benovitz, Messrs. Reiser and Tickle, and Ms. Weinswig. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.

Code of Ethics

We have adopted a code of ethics and business conduct, which we refer to as the Code of Ethics, applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics, audit committee charter and compensation committee charter as exhibits to our registration statement on Form S-1 (File Nos. 333-254422 and 333-259182). You may review these documents by accessing our public filings at the SEC’s web site at sec.report. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Additional Information.”

INFORMATION ABOUT WAG!

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us” “our,” “Wag!,” and other similar terms refer to Wag Labs, Inc. and its subsidiaries prior to the Business Combination and to New Wag! and its consolidated subsidiaries after giving effect to the Business Combination.

Mission and Purpose

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them. Wag! is the technology platform for building that future, and we are just getting started.

Wag! exists to make pet ownership possible and to bring joy to pets and those who love them. We are committed to maximizing the happiness of pets and Pet Parents alike. Your furry family member deserves our best, and that’s what we deliver every day, through thoughtful innovation and dedicated team support.

Our Business

Wag! develops and supports a proprietary marketplace technology platform available as a website and mobile app that enables independent Pet Caregivers to connect with Pet Parents. The platform allows Pet Parents, who require specific pet care services, to make service requests in the platform, which are then fulfilled by Pet Caregivers. Wag! supports dog walking, pet sitting and boarding, advice from licensed pet experts, home visits, training, and access to other services in 5,200 U.S. cities across all 50 states. From our founding in 2015 through December 2021, we have approved approximately 400,000 Pet Caregivers and there have been over 11.7 million services completed through the Wag! platform. Wag! exists to make pet ownership possible and bring joy to pets and those who love them.

Our company was founded in 2015 and born from a love of dogs and an entrepreneurial spirit with the aim to make Pet Parenthood just a little bit easier so dogs and their humans can share a fulfilling life full of joyful moments. We developed on-demand dog walking by connecting an already passionate community of local pet lovers and caregivers with Pet Parents. We built a platform where Pet Parents can find Pet Caregivers who want to earn extra income. We believe that these connections not only enable better care for pets, but also create joy for both parties, and so we sought to radically simplify the logistics of pet care. We built a simple and easy-to-use platform to enable Pet Parents to discover, book, pay, and review Pet Caregivers online or in our mobile app.

For Pet Caregivers, we built tools to easily create a listing in the Wag! platform, along with simple tools for promoting their profile online, scheduling and booking service opportunities, communicating with Pet Parents, and receiving payment. To assist both Pet Parents and Pet Caregivers, we invested in a customer service team available 24/7 to support them along the way. To be a brand dedicated to trust and safety, we thoroughly vet and screen all Pet Caregivers, and provide up to $1 million property damage protection, subject to certain terms and conditions.

Based on an internal survey conducted in 2018-2019, 90% of our new Pet Parents reported that they never used a dog walker before joining the Wag! platform; after joining, our Pet Parents used Wag! services four to five times per month on average. With approximately 400,000 caregivers, our network of caregivers enables us to facilitate connections between pet, parent, and caregiver to best meet the unique needs and preferences of all members of the community. Our results speak for themselves—Pet Parents love Wag!. Based on internal reporting, from inception through December 2021, Pet Parents have written over 11 million reviews, more than 96% of which have earned five stars. Based on user data from 2017 to 2021, Wag! estimates its long-term Pet Parent Rebooking Rate at 90%.

The U.S. retail sales of pet products and services reached $103.6 billion in 2020, up $6.5 billion from 2019, driven largely by the spike in the pet population due to the COVID-19 pandemic, according to the APPA. The APPA estimated that $109.6 billion would be spent on our pets in 2021. We believe the demand for high-quality, personalized pet care far exceeds the existing market due to the increases in pet adoption and return to office policies being implemented. Based on an industry survey conducted by PwC in

November and December 2020, 75% of U.S. executives anticipate at least half of the office workforce will return to office full-time by mid-2022. The APPA estimates that the total addressable market for pet wellness is $32 billion and $10 billion for pet services.

We have experienced strong growth. As of December 2021, we had more than $300 million worth of bookings and served over 1.1 million Pet Parents. Wag! Wellness has also experienced significant increases in revenue from January 2021 to December 2021, increasing by a multiple of 24 during that time. We generate wellness revenue through affiliate fees, in which we are compensated for end users that are directed to the third party by our platform and, depending on the specific provider, when such end users purchase pet insurance plans from those third-party providers.

We are committed to improving the quality of life for all pets. To give back to our communities, we donate a portion of the proceeds from each walk to local shelters. Through December 2021, we have donated 16 million meals to pets in need through our partnership with the Greater Good Rescue Bank Program. We have also partnered with the Humane Society of the United States to give back to the community.

We derive revenue from four distinct streams: (1) service fees charged to Pet Caregivers, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on our platform, and (4) wellness revenue through affiliate fees.

When we look to the future, we believe that there are a number of opportunities to expand our pet services platform. By accelerating growth in existing markets, expanding subscription services, and expanding our platform, we believe we can continue to grow and progress towards being the premier pet wellness platform.

Pets and Pet Parents

According to the 2021-2022 APPA National Pet Owners Survey, 70% of U.S. households own a pet, which equates to 90.5 million homes. This is an increase of 3% from last year. For example, one-in-five households in the United States adopted a pet during the pandemic, based on a poll conducted in May 2021 by ASPCA. In an era of social distancing during the pandemic, pet companionship and love has never been more important. Led by Millennials and Generation Z, many Pet Parents increasingly consider the needs of their pets, not just equally important to those of the rest of the family, but more important. According to the American Veterinary Medical Association, almost 90% of Pet Parents consider their pet a member of the family. This has led to increases in pet spending. During 2020, pet spending increased from 2019 with 35% of pet owners stating they spent more on their pet/pet supplies — including food, wellness- related products, and other pet care items — in the last 12 months than in the preceding year.

Existing Options for Pet Parents

For the millions of Pet Parents with travel plans or busy schedules, each existing care option presents its own disadvantages, especially for parents who have concerns that their pet will not receive enough individual care or human attention.

●	Family and Friends. Most Pet Parents rely on family or friends to care for their pets. Pet Parents choose friends or family based on ease and familiarity. However, because the service is a favor, and not for pay, Pet Parents may feel unable to either specify or insist on particular levels of care.
●	Local Independent Providers. Local shops and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.
●	Large Commercial Providers. Large commercial providers, such as kennels and daycares, cannot meet the individual needs of Pet Parents. First, they are often expensive. Second, many pets are not compatible with the crowded nature of large providers. Finally, Pet Parents may not feel comfortable with the quality of care their pets may receive from a commercial provider.
●	Online Marketplaces. Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Next-door, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.

Pet Parent’s Wants and Needs

Wag! was founded to make pet ownership possible because we believe that being busy shouldn’t stop someone from owning or taking care of their pet. We believed a platform like ours could better address Pet Parents’ basic pet care needs—and that doing so represented an enormous business opportunity. We wanted to offer exceptional quality, ease of use, and affordability that, if brought to market, could delight Pet Parents everywhere. In short, Pet Parents want:

●	A positive stress-free experience for their pets. Pet Parents want regular reassurance that their pets feel as comfortable as they would at home. While some commercial providers try to address this need with innovations like pet webcams, Pet Parents often desire more peace of mind.
●	Quality personalized care for their pets. Pet Parents want to confirm that their pets’ care is personalized to their needs and expectations. They also want to know that there are resources in place to handle problems that arise while they are away from their pets.
●	The availability of personalized on-demand pet services. Pet Parents want the ability to care and provide for their pets whenever a need arises.
●	Technology-enabled ease of access and management to pet services. Pet Parents expect to be able to use their mobile devices or computers to find available providers who will meet their pet’s needs. They want to effortlessly contact and communicate, book and pay for a service, and stay connected so they can feel confident their pet is safe and happy in their absence.
●	Pet care that suits their budget and their lifestyle. While many Pet Parents may find commercial solutions too expensive, they also live full lives and are willing to pay the right price for the right care. For other parents whose pets often have specific needs or requirements, cost is not a barrier in exchange for safe, trusted, loving care.

Our Market Opportunity

The total U.S. market for pet spending was $103.6 billion in 2020, including pet food and treats, veterinary care and product sales, pet supplies, and other non-medical services, according to the APPA. This is an increase of over 6% from the previous year, driven largely by the COVID-19 pandemic spike in pet population. In 2021, the APPA estimated that $109.6 billion will be spent on our pets.

We believe that the commercial market for pet care represents an enormous expansion opportunity. We believe the existing commercial market for pet care is limited because of the challenges of traditional pet care service offerings. Ninety percent of new Pet Parents to Wag! never used a dog walker before joining the platform, instead relying on family and friends for pet care services. With the APPA estimating the total addressable market to be $32 billion for pet wellness, such as pet insurance and wellness plans, and $10 billion for pet services, we believe that this represents an expansion opportunity for all pet services.

Wag! Wellness

By offering Pet Parents the opportunity to consult a licensed pet expert 24/7, pet wellness plans, and the ability to compare pet insurance plans, Wag! has proven its ability to diversify the total addressable market and unlock new spending in pet wellness. Wag! Wellness has also experienced significant increases in revenue from January 2021 to December 2021, increasing by a multiple of 24 during that time.

24x
2021 Growth
$1.4M
$1.2M
$1.0M
$0.8M
$0.6M
$0.4M
$0.2M
$0.0M
Jan-21
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Wag! Wellness Revenue

2021 pro forma information for acquisition of CPI, which closed in the third quarter of 2021.

Pet Services

In 2021, there were over 90 million pets in U.S. households, according to the APPA. In April 2020, the national pet adoption rate jumped 34% as compared to the same period a year earlier, according to Shelter Animals Count. In addition, the ASPCA estimated in May 2021 that 23 million households adopted a pet during the pandemic. With this increase in pet ownership and more people returning to the office in upcoming months, we believe there are increased opportunities to help busy Pet Parents find pet care services.

Repeated Bookings by Wag!’s Pet Parents

For many Pet Parents, leaving their pet alone creates stress and the existing solutions are limited. Wag! was created because lonely pets deserve healthier and happier lives. As Pet Parents are browsing, booking, and managing care on our platform, our goal is to delight them by anticipating and addressing their specific, unique needs. We aim to establish Wag! as a simple, reliable, on-demand option for Pet Parents. Our success with Pet Parents is reflected in the data—based on user data from 2017 to 2021, Wag! estimates the long-term Pet Parent Rebooking Rate at 90%.

Our platform allows Pet Parents to choose available on-demand services or the ability to pre-schedule a date and time for services that best suits their needs, and the option to schedule repeat services on a day and time that works for the foreseeable future. To facilitate trust and confidence in services, Pet Parents can start chatting with Pet Caregivers before booking a request and have the ability to browse through trusted caregivers before submitting a service request. Depending on the service, Pet Parents may also receive real-time pictures or videos of their pet enjoying time with their local Pet Caregiver. Scheduling a pet service on Wag! is as easy as a few keystrokes or taps on a phone, and the overall experience of booking and paying a Pet Caregiver is simple and intuitive for Pet Parents.

Finally, Pet Parents see that trust and safety are at the heart of what we do. We set clear Community Guidelines and provide features and expectations that facilitate safe, informed, and positive experiences for the people and pets in our community. If something goes wrong during a booking, we have around the clock customer support for Pet Parents and Pet Caregivers.

Foundation of Caregiving

Our success is built on the foundation of dedicated Pet Caregivers who have chosen to provide their services through us. Wag! provides Pet Caregivers with flexibility and empowerment, enabling their passion for pets to become a way to make money, exercise, and participate in their local community. Through our platform, Pet Caregivers can connect with a nationwide community of pets. Some Pet Caregivers view the provision of pet care services as their full-time job. We support them by providing an additional avenue to build their pet care business and achieve meaningful income. Other Pet Caregivers simply love and enjoy caring for pets in addition to other avenues of employment. We support these more casual Pet Caregivers by providing them access to Pet Parents looking for pet care services, a means to earn some additional supplemental income, an enjoyable gig involving time outdoors and healthy habits, and flexibility in when and how they perform services. We give both full-time and casual Pet Caregivers the ability to share their love of pets with the Wag! pet community.

Similar to Pet Parents, when prospective Pet Caregivers encounter Wag! for the first time, we aim to anticipate and address many of their needs in advance. We added features to allow caregivers the opportunity to fulfill high priority requests for an additional payout at no extra cost to the Pet Parent, the freedom to set their own prices, the option to withdraw earnings instantly for a small fee, ability to expand their reach to new Pet Parents and grow their business with social links to their profile and custom HTML Craigslist links, and the opportunity to access advice from seasoned veterans on the mobile app and tips to help them grow a successful pet care business. Our success with Pet Caregivers is reflected in their loyalty—as of the third quarter of 2021, Pet Caregivers on Wag! had a Net Promoter Score between 45 to 55.

Pet Caregivers who establish a presence on Wag! discover that the process to be approved as a caregiver is straightforward and simple, which helps them build trust and transparency with Pet Parents. Specifically, applicants are screened and required to pass a background check and a pet care test before they can be approved to offer services on the Wag! platform. All new Pet Caregivers also have the opportunity to complete a “test walk,” which is a simulated service that allows the Pet Caregiver to become familiar with the

Wag! platform. We also provide built-in community safety features, such as the ability for a Pet Caregiver to flag chat conversations with a Pet Parent, block a Pet Parent’s service requests, and leave a review of a pet for other caregivers to consider. These measures reassure Pet Caregivers that they are joining a platform that cares about trust and reliability.

Wag! provides flexible, straightforward booking management tools. Our platform offers tools that allow Pet Caregivers to manage bookings and safely communicate to share photos, videos, and GPS mapping. Pet Caregivers receive safe, secure, and convenient online payments, set their availability with our calendar feature, and only book care that’s a fit for their preferences and schedule. Our around the clock dedicated support team provides peace of mind for Pet Caregivers.

Competitive Strengths

As we grow our online pet wellness platform, our competitive strengths relative to other online competitors include:

●	Proprietary and innovative technology platform—Our technology platform was built to enable us to connect Pet Parents and Pet Caregivers. We own and operate all meaningful technology utilized in our business.
●	Large number of high-quality Pet Caregivers. Pet Caregivers are attracted to the Wag! platform. With the ability to make money on their own time, Pet Caregivers enjoy the flexibility of choosing how and when they want to work—claiming a last minute appointment or planning out an appointment weeks in advance. This is why approximately 400,000 Pet Caregivers are approved to provide services on Wag!.
●	High-quality pet service. With over 11 million reviews, more than 96% of which have earned five stars, we lead the industry in quality. This is also represented by our Net Promoter Score, provided by an external experience management platform, which averages between 45 to 55 for Pet Caregivers and 65 to 70 for Pet Parents as of the third quarter of 2021.
●	Service offerings. Our platform offers access to pet services to Pet Parents, more than many of our competitors offer. On our platform, we also offer access to differentiated services as compared to our competitors, such as both in-person and digital dog training, on-demand services, and our subscription service, Wag! Premium. We carefully examine demand in the market before we choose to roll out a new pet service option and continually evaluate its success with Pet Parents and Pet Caregivers.
●	Strong Pet Parent loyalty and word-of-mouth. Since its inception in 2015, more than 11.7 million services have been delivered to pets and Pet Parents through the Wag! platform. Our continuous excellence in facilitating connections between pet, parent, and Pet Caregiver translates directly into advantages in our ability to retain Pet Parents. Based on an internal survey in 2018-2019, 90% of Pet Parents never used a walker before signing up with Wag!. Based on user data from 2017 to 2021, Wag! estimates the long-term Pet Parent Rebooking Rate at 90%.
●	Premier online destination for pet services. According to recent industry surveys, Wag! was the number one online Pets and Animals destination worldwide in the fourth quarter of 2021 with more than 4,200,000 monthly visitors.

Our Growth Strategies

As a leading provider of a pet services marketplace, it is our mission to continue to find ways to help Pet Parents and Pet Caregivers. Simply put, we want to continue to help Pet Parents provide for their pet more efficiently and effectively, while making better and more informed decisions as quickly as they desire. For Pet Caregivers, we want to continue to provide them with an opportunity to earn income on their own schedule. Within our marketplace and platform, we leverage proprietary technology and data to empower both Pet Parents and Pet Caregivers to reach these goals.

We are working to build the preeminent and most trusted pet wellness platform. To achieve this goal, we intend to continue to grow our business by pursuing the following strategies:

●	Accelerate growth in existing markets. We believe that immense growth remains within our existing offerings and geographies. With over 95% of the U.S. population having access to Wag!, as of December 2021, over 5.5 million Pet Parents have signed up for a Wag! account. One of the main drivers of our brand is word-of-mouth growth in local markets. With approximately 400,000 Pet Caregivers in 5,200 U.S. cities across all 50 states, we want to continue to increase bookings and services.
●	Expand subscription offerings. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support. We plan to introduce additional service offerings in the Wag! marketplace to further support pets, parents, and Pet Caregivers and to drive significant revenue growth.
●	Platform expansion. We aim to service Pet Parents with the #1 on-demand mobile first platform, including through introducing additional services unique to the Wag! platform. For example, in the second quarter of 2020, we launched in-person and digital one-on-one dog training, and in February 2021, we expanded our platform to include cats and other pets.
●	International expansion. We aim to serve Pet Parents and Pet Caregivers around the world. Currently, Wag! operates in 5,200 U.S. cities across all 50 states, and we intend to expand into international markets in 2022.
●	Opportunistic mergers and acquisitions. We believe that, over time, we can extend the value of Wag! with strategic acquisitions in the pet industry and others, including pet products, vet care, and technology to improve the efficiency and efficacy of the Wag! platform.

Our Business Model

We have differentiated ourselves from other marketplaces by offering access to a variety of service options. We generate revenue from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity.

Our Services

To book a service, Pet Parents schedule an appointment through our platform, choosing specific parameters, such as length of walk or specific pet needs depending on the service, and then receive real-time updates, photos or videos, and a complete report card. Following the service, Pet Parents can review the Pet Caregivers and service.

Through our platform, we offer access to multiple service options, including pre-scheduled and on-demand dog walking, drop-in visits at the Pet Parent’s home, pet boarding at a caregiver’s home, in-home pet sitting, and in-home one-on-one dog training and digital dog training. In the second quarter of 2020, we launched a service that enables Pet Parents to connect with a licensed pet expert around the clock through our platform for real-time advice on their pets’ behavior, health, and other needs. Through our platform, we also offer pet wellness plans and access to an insurance comparison tool, which enables Pet Parents to compare insurance quotes from top-rated insurance companies, including Lemonade, Pets Best, Embrace, Trupanion, PetPlan, and Prudent Pet. We introduced Wag!

Premium in the first quarter of 2020. Wag! Premium is an annual or monthly subscription that offers 10% off all services booked as well as other features, like waived booking fees, free advice from licensed pet experts, priority access to top-rated Pet Caregivers, and VIP Pet Parent support.

*	Avg. Pet Parent Price per Unit, % of Revenue as of Q4’2021
**	% of Premium Subscribers as of December 2021

Foundation of Trust and Safety

Safety on every booking is important to us, and we are committed to reducing the number of incidents in the Wag! community. Because every furry family member deserves our best, we are dedicated to continually improving. Moreover, although infrequent, if things go wrong, we are committed to continually improving our effectiveness in responding. To bring peace of mind for Pet Parents, all Pet Caregivers are screened, background checked, and approved prior to being approved to provide services on the Wag! platform. We also have a dedicated 24/7 support team to assist pets and their parents around the clock, and convenient tools for Pet Parents to get real-time information about their pets during a service. In the event that there is damage to a Pet Parent’s property, they may be protected with up to $1 million property damage protection, subject to applicable policy limitations and exclusions. We move quickly to correct behaviors that are not consistent with our Community Guidelines. We do not hesitate to remove both Pet Parents and Pet Caregivers from our platform when they behave in ways that violate our Community Guidelines.

Employees

As of December 2021, we had 75 full-time employees in the United States. Our employees are allocated across our groups as follows: 20 in corporate, 26 in customer experience, 22 in product and engineering, and 7 in marketing. We also engage contractors and consultants. None of our employees are subject to a collective bargaining agreement or represented by a labor union and we have not experienced any work stoppages as a result of any labor or employment disputes. We consider our relationships with our employees to be in good health.

All Pet Caregivers using the Wag! platform are independent contractors. All caregivers must agree to our Terms of Service as well as enter into an Independent Contractor Agreement to use the platform.

Technology and Infrastructure

Our technology platform is designed to provide an efficient marketplace experience across our website and mobile apps. Our technology vision is to build and deliver secure, flexible, scalable systems, tools, and products that exceed expectations for Pet Parents and Pet Caregivers alike, as well as accelerate growth and improve productivity.

Our booking platform connects to the front-end customer web and mobile clients, as well as to our support operations team. This platform also connects to our data science platform. We collect and secure information generated from user activity and use machine learning to continuously improve our booking systems. We have a common platform that allows us to seamlessly internationalize our product, integrate images and videos, use experiments to optimize user experience and test product improvements in real time, monitor our site reliability, and rapidly respond to incidents. Finally, our core booking platform connects to leading third-party vendors for communications, payment processing, IT operations management, as well as background checks.

We focus on user experience, quality, consistency, reliability, and efficiency when developing our software. We are also investing in continuously improving our data privacy, data protection, and security foundations, and we continually review and update our related policies and practices.

Intellectual Property

We rely on a combination of state, federal, and common-law rights and trade secret, trademark, and copyright laws in the United States and other jurisdictions together with confidentiality agreements, contractual restrictions, and technical measures to protect the confidentiality of our proprietary rights. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third-parties in order to limit access to, and disclosure and use of, our confidential and proprietary technology and to preserve our rights thereto. We also have registered and unregistered trademarks for the names of many of our products and services, and we are the registrant of the domain registrations for all of our material websites.

As of December 2021, we hold 5 registered trademarks in the United States. In addition, we have registered domain names for websites that we use in our business, such as www.wagwalking.com and other variations. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. We also utilize third-party content, software, technology and intellectual property in connection with our business.

We are presently involved in intellectual property lawsuits and expect to continue to face allegations from third parties, including our competitors, that we have infringed or otherwise violated their intellectual property rights. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.

For additional information on risks relating to intellectual property, see the sections titled “Risk Factors—Risks Related to Wag!’s Intellectual Property”; “Risk Factors—Risk Related to Regulation and Taxation”; and “Information About Wag!—Legal Proceedings—IP and Trademark”.

Support Operations

Our support team assists Pet Parents and Pet Caregivers with bookings, safety issues, and questions concerning any pet service. Because we are committed to the safety and happiness of all dogs in our care, and peace of mind for Pet Parents, we offer 24/7 assistance to our entire community.

Marketing

Our marketing strategy is focused on attracting Pet Parents and Pet Caregivers to our marketplace. We depend on paid marketing, organic marketing and brand marketing strategies, along with creating virality and word-of-mouth acquisition through our product experience. Through our blog, The Daily Wag!, existing Pet Parents and Pet Caregivers, and media, we attract new users to our marketplace. Wag! is top-ranking in the Travel and Local (Google Play) and Travel (iOS) categories for key search terms through App Store optimization and strong consumer rankings and reviews. In addition, our website sees more than five million visitors per month from direct or unpaid traffic sources, the majority of which come from our search engine optimization efforts. From the third quarter of 2019 to the fourth quarter of 2021, we saw 70% Organic Customer Acquisition.

While we rely significantly on word-of-mouth, organic search, and other unpaid channels, we believe that a significant amount of the growth in the number of Pet Parents and Pet Caregivers that use the platform is also attributable to our paid marketing initiatives. Our marketing efforts include referrals, affiliate programs, free or discount trials, partnerships, display advertising, billboards, radio, video, television, direct mail, social media, email, podcasts, hiring and classified advertisement websites, mobile “push” communications, search engine optimization, and paid keyword search campaigns.

Facilities

Our corporate headquarters is located in San Francisco, California, pursuant to an operating lease that expires in 2023. We lease additional office space in Phoenix, Arizona and Mountain View, California. We believe that these facilities are generally suitable to meet our needs. From time to time, we have subleased portions of the spaces that we are not currently using.

Competitors

The markets in which we operate are highly fragmented. We face multiple competitors across different categories, and our competitors vary in both size and breadth of services. We expect competition to continue, both from current competitors, who may be well-established and enjoy greater resources or other strategic advantages, as well as new entrants into the market, some of which may become significant competitors in the future. Our main competitors include:

●	Family, friends, and neighbors. Our largest competitive dynamic remains the people to whom Pet Parents go for pet care within their personal networks. This typically includes neighbors, family, and friends with whom the Pet Parent and pet are familiar and comfortable.
●	Local independent professionals. Local small businesses and independent professionals often operate at small scale with little to no online presence, primarily relying on word of mouth and marketing solutions such as flyers and local ads. As a Pet Parent, it is difficult to know where to find reliable information, who to call, and who to trust.
●	Large, commercial providers. Large commercial providers, such as kennels and daycares, often struggle to meet the individual needs of Pet Parents and their pets. Such providers can be expensive, and their facilities are often crowded, inducing stress in some pets and leading Pet Parents to question the quality of care their pets receive.
●	Online aggregators and directories. Pet Parents can also access general purpose online aggregators and directories, such as Craigslist, Nextdoor, or Yelp, to find pet care providers. However, Pet Parents may lack trust in these directories, or find it difficult to find an available and appropriate pet care provider.
●	Other digital marketplaces. We compete with companies such as Rover and the pet care offering on Care.com. We differentiate ourselves with the breadth of our pet service options and simplicity in booking. For example, Wag! is the only marketplace to offer on-demand booking for dog walking and drop-in visits at the Pet Parent’s home, enabling Pet Parents to find a local Pet Caregiver in less than 15 minutes. In addition, our monthly subscription, Wag! Premium, enables Pet Parents to a suite of platform features including discounts on additional services, such as boarding, sitting, and training, which has resulted in an Attach Rate of 25% from 2020 to 2021. Finally, through our Wag! Wellness suite of services, Pet Parents can chat with a licensed pet expert 24/7.

Data Privacy, Data Protection and Security

Our privacy and information security program is reasonably designed and implemented, both within our internal systems and on our platform, in an effort to address the security and compliance requirements of personal or otherwise regulated data related to Pet Parents, Pet Caregivers, and our employees.

We have a team of professionals that focuses on technical measures such as application, network, and system security, as well as policy measures related to privacy compliance, internal training and education, business continuity, and documented incident response protocols. Our information security protocols include periodic scans designed to identify security vulnerabilities on our servers, workstations, network equipment, production equipment, and applications, and we address remediation of any discovered vulnerabilities according to severity

We use various technical safeguards throughout our network, including but not limited to multi-factor authentication, permissioning software, audit logs, and other security controls to control access to internal systems that contain personal or other confidential information.

We design and implement our platform, offerings, and policies to facilitate compliance with evolving privacy, data protection, and data security laws and regulations, as well as to demonstrate respect for the privacy and data protection rights of our users and employees. We publish our user-related privacy practices on our website, and we further maintain certain additional internal policies and practices relating to the collection, use, storage, and disclosure of personal information.

Publication of our Privacy Statement and other policies and notices regarding privacy, data protection, and data security may subject us to investigation or enforcement actions by state and federal regulators if those statements, notices, or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We also may be bound from time to time by contractual obligations related to privacy, data protection, or data security. The laws and regulations to which we are subject relating to privacy, data protection, and data security, as well as their interpretation and enforcement, are evolving and we expect them to continue to change over time. For example, the CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide specified disclosures to California consumers about such companies’ data collection, use and sharing practices, gives California residents expanded rights to access and delete their personal information, and affords such consumers abilities to opt out of certain sales of personal information. Additionally, in November 2020, California voters passed the CPRA which further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Guidance related to the CCPA and CPRA continues to evolve and these acts have, in the case of Virginia and Colorado, and will likely lead other states to pass comparable legislation. Other privacy and data security laws and regulations to which we may be subject include, for example, the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Consumer Protection Act, and Section 5 of the Federal Trade Commission Act. More generally, the various legal obligations that apply to us relating to privacy and data security may evolve in a manner that relates to our practices or the features of our mobile applications or website. We may need to take additional measures to comply with new and evolving legal obligations and to maintain and improve our information security posture in an effort to reduce information security incidents or avoid breaches affecting personal information or other sensitive or proprietary data. For additional information, see “Risk Factors—Risks Related to Privacy and Technology— Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”

Government Regulation

We are subject to a wide variety of laws, regulations, and standards in the United States and other jurisdictions. These laws, regulations, and standards govern issues such as worker classification, labor and employment, anti-discrimination, payments, pricing, whistleblowing and worker confidentiality obligations, animal and human health and safety, text messaging, subscription services, intellectual property, insurance producer licensing and market conduct, consumer protection and warnings, marketing, product liability, environmental protection, taxation, privacy, data protection, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, e-commerce, mobile application and website accessibility, money transmittal, and background checks. These laws, regulations, and standards are often complex and subject to varying interpretations, in many cases due to their lack of specificity or unclear applicability, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies. Noncompliance with state insurance statutes or regulations may subject Wag! to regulatory action by the relevant state insurance regulator, and, in certain states, private litigation.

National, state, and local governmental authorities have enacted or pursued, and may in the future enact and pursue, measures designed to regulate the “gig economy.” For example, in 2019, the California Assembly passed AB-5, which codified a narrow worker classification test that has had the effect of treating many “gig economy” workers as employees. AB-5 includes a referral agency exemption that specifically applies to animal services and dog walking and grooming, and we believe that Wag! falls within this exemption.

In addition, other jurisdictions could adopt similar laws that do not include such carve outs and which, if applied to Wag!’s platform, could adversely impact its availability and our business.

Other types of new laws and regulations, and changes to existing laws and regulations, continue to be adopted, implemented, and interpreted in response to our business and related technologies. For instance, state and local governments have in the past pursued, or may in the future pursue or enact, licensing, zoning, or other regulation that impacts the ability of individuals to provide home-based pet care.

One of our subsidiaries operates pet insurance comparison engine webpages. This subsidiary is not an underwriter of insurance risk nor does it act in the capacity of an insurance company. Rather, it is licensed and regulated as an insurance producer. On its website, the subsidiary may refer its customers to options for pet insurance plans provided and sold through unaffiliated third parties, including through unaffiliated insurance carriers. The subsidiary’s insurance comparison search feature provides hyperlinks by which consumers are connected with a pet insurance provider’s website to purchase an insurance plan. Each state has its own insurance statutes and regulations and applicable regulatory agency. Generally, each state requires insurers and insurance producers to be licensed in that state. Our subsidiary maintains insurance producer licenses in each state in which it operates. The subsidiary’s website declares that it is neither an underwriter nor an insurer, specifically to highlight that it is not in the business of underwriting insurance plans. All insurance plans referred to by the subsidiary through its insurance comparison search feature are provided by third-party insurance companies. The subsidiary accepts neither premium payments from consumers nor responsibility for paying any amounts on claims.

For more information, see “Risk Factors—Risks Related to Regulation and Taxation—Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; Government regulation of the Internet, mobile devices and e-commerce is evolving and unfavorable changes could substantially adversely affect Wag!’s business, financial condition, and operating results”; and “Risk Factors—Risks Related to Privacy and Technology— Changes in laws, regulations, or industry standards relating to privacy, data protection, or the protection or transfer of data relating to individuals, or any actual or perceived failure by Wag! to comply with such laws and regulations or any other obligations, including contractual obligations, relating to privacy, data protection, or the protection or transfer of data relating to individuals, could adversely affect Wag!’s business.”

Legal Proceedings

From time to time, we may be subject to various legal proceedings arising in the ordinary course of our business, including claims relating to personal injury and indemnification, property damage, intellectual property, labor and employment (particularly in jurisdictions where the laws with respect to the liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear), threatened litigation, breach of contract, liability of online marketplaces, and other matters. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. At this time, and except as is noted below, we are unable to predict the outcome of, and cannot reasonably estimate the impact of, any pending litigation matters, matters concerning allegations of non-compliance with laws or regulations and matters concerning other allegations of other improprieties, or the incidence of any such matters in the future. While litigation is inherently unpredictable, we believe we have valid defenses with respect to the legal matters pending against us. For additional information on risks relating to litigation, please see the section titled “Risk Factors—Risks Related to the Company—Wag! is subject to claims and lawsuits relating to intellectual property and other related matters, which could materially adversely affect Wag!’s reputation, business and financial condition; Wag! is subject to claims, lawsuits and other legal proceedings seeking to hold Wag! vicariously liable for the actions of pets, Pet Parents and Pet Caregivers; Wag! is subject to regulatory inquiries, claims, lawsuits, government investigations, various proceedings and other disputes and may face potential liability and expenses for legal claims, which could materially adversely affect Wag!’s business, operating results and financial condition; Wag!’s business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing and failure to comply with such laws and regulations could subject Wag! to claims or otherwise adversely affect Wag!’s business, financial condition, or operating results; If Pet Caregivers are reclassified as employees under applicable law, Wag!’s business would be materially adversely affected,” and “Risk Factors—Risks Related to Wag!’s Intellectual Property—Intellectual property infringement assertions by third parties could result in significant costs and adversely affect Wag!’s business, financial condition, operating results, and reputation.”

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but we believe we have valid defenses with respect to the legal matters pending against us. Nevertheless, the financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on us because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying balance sheets.

IP and Trademark

In June 2015, a lawsuit against Wag! was filed in the United States District Court for the Eastern District of California by Wag! Hotels, Inc. alleging trademark infringement. In exchange for dismissing all claims, we agreed to use certain branding going forward, and we reached a settlement agreement in June 2016. In December 2019, Wag! Hotels filed suit again claiming that the branding the Company is currently using (“Wag!”) violates the 2016 settlement agreement and infringes their trademark. In October 2021, we filed a Second Amended Answer and Counterclaim, and in November 2021, Wag! Hotels moved to dismiss. Trial for this case is set for January 2023 and we intend to defend ourselves vigorously against all claims.

Taxes

Wag! is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies, none of which have resulted in a material assessment.

We are currently subject to an ongoing claim with a Texas state tax authority related to the collection of sales and use taxes in Texas, which we have challenged in court. We were required to pay $1.2 million to the state of Texas, the amount of the claim, as a prerequisite to the court challenge. We have reached an agreement in principle to settle the matter, but are still negotiating the language of the agreement. While we can give no assurance of the outcome of this claim, management does not believe that this matter would have a material adverse effect on the Company’s results of operations.

In November 2020, the New York State Department of Taxation and Finance initiated a routine sales and use tax audit of Wag!. We are engaged in ongoing discussions with the New York State Department of Taxation and Finance, including providing additional data that has been requested, in order to determine what, if any, Company revenues are taxable. The Department’s assessment is pending.

Employment and Labor

In November 2019, the state of California Employment Development Department (“CA EDD”) issued an assessment alleging various issues regarding Wag!’s unemployment insurance contributions. CA EDD alleges Wag! owes approximately $1.7 million in unemployment insurance contributions for our independent contractors. A hearing is scheduled for March 23, 2022. We intend to defend ourselves vigorously in this pending matter.

In August, 2018, the New York State Department of Labor (“DOL”) issued an Investigation Report assessing Wag! with approximately $250,000 in unemployment insurance contributions for our independent contractors. In May 2021, the Unemployment Insurance Appeal Board affirmed its decision sustaining the Department’s assessment. Interest continues to accrue on this assessment.

Chief Executive Officer’s Letter

To the community,

The most important thing you can know is that I plan to dedicate my life to building a future in which every pet has access to the best quality care. This future will be built by a passionate community of pet lovers who want to spend their time creating joy for pets and those who love them.

Wag! is the technology platform for building that future and we are just getting started.

Garrett Smallwood

CEO and Chief Pet Officer

Wag Labs, Inc.

CHW’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto contained elsewhere in this Annual Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

All statements other than statements of historical fact included in this Annual Report including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this Annual Report, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors” and elsewhere in this Annual Report.

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO (“IPO”) and the sale of the private warrants that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and since the IPO, the search and initiation of a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial Business Combination, at the earliest. We expect to generate non-operating income in the form of interest income from the proceeds of the IPO placed in the Trust Account. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the period January 12,2021 (inception) to December 31, 2021, we had a net loss of $829,563, which primarily consists of operating expenses of $832,564, partially offset by Income on investments held in Trust Account of $3,001.

Liquidity and Going Concern

On September 1, 2021, we consummated our IPO of 12,500,000 Units, which includes 1,500,000 Units from the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $125,000,000. Simultaneously with the closing of the IPO and the underwriters’ partial exercise of their over-allotment option, we consummated the private placement of an aggregate of 4,238,636 Private Placement Warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $4,238,636. Following our IPO and the sale of the Private Placement Warrants, a total of $125,000,000 was placed in the Trust Account. We incurred $13,130,743 of transaction costs consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares, and $592,618 of other costs in connection with the IPO and the sale of the Private Placement Warrants.

For the period January 12, 2021 to December 31, 2021, cash used in operating activities was $795,937. Net Cash used in investing activities was $125,000,000 and Net cash provided by financing activities was $126,483,518 mainly reflecting the proceeds of our IPO and subsequent deposit into the trust account.

At December 31, 2021, we had cash and marketable securities held in the trust account of $125,002,997. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At December 31, 2021, we had cash of $687,581 outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities except for the deferred underwriting commission noted below.

The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option).

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Warrant Liabilities

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary share, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in-capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 12,500,000 shares of

Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Loss per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of ordinary share outstanding during the period, excluding shares of ordinary share subject to forfeiture by the Sponsor. At December 31, 2021, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of ordinary share and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, Debt -Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 12, 2021, with no impact upon adoption. The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements

WAG!’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to Wag Labs, Inc., the “Company,” “we,” “us,” “our,” or “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”.

OVERVIEW

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. Wag! exists to make pet ownership possible and to bring joy to pets and those who love them.

Wag! was founded in 2015 to solve the guilt and stress of owning a pet. There are over 90.5 million US households with a pet, and for many Pet Parents, leaving their pet alone creates stress and guilt, as the existing solutions are limited. We launched the Wag! platform to solve these problems because lonely pets deserve healthier and happier lives. Wag! enabled on-demand pet services, allowing us to provide a mobile first experience for 98% of Pet Parents on the app. With numerous on-demand or scheduled service options provided by Pet Caregivers to Pet Parents through the platform, we have created a trusted pet service platform for Pet Parents. This has led to 75% of Pet Parents not being physically at home while services are being delivered and high-frequency service utilization where Pet Parents use Wag! an average of five times a month. We have built a compelling and trusted consumer brand with a high level of customer engagement, effectively creating a solid platform to leverage as we rapidly expand our business to new product lines.

Our proprietary marketplace technology, which is available as a mobile app and website (“platform” or “marketplace”), enables independent Pet Caregivers to connect with Pet Parents. Through our cutting-edge technologies and multi-faceted platforms, Wag! connects Pet Parents with Pet Caregivers who provide excellent pet care services. Our marketplace enables Pet Parents to find a wide array of pet services provided by Pet Caregivers and third-party service partners, such as walking, pet sitting and boarding, advice from licensed pet experts, home visits, training services, and pet insurance comparison tools.

We are one of the largest, online marketplaces for pet care. Through December 2021, we have approved approximately 400,000 Pet Caregivers and there have been over 11.7 million services completed through the Wag! platform. With our leading scale, we can offer Pet Parents and Pet Caregivers the benefits of convenience, availability, and trust. Since the beginning of 2021, monthly revenue has generally been steadily increasing, leading to our highest monthly revenues in December 2021 since the Company was founded. For our 2020 and 2021 Cohorts, Pet Parent activity for Pet Parents who joined the platform through December 2021 are significantly outperforming the 2017, 2018, and 2019 Cohorts on a year-to-date basis. We are still in the early stages of growth, but have made significant progress in extending the offerings and reach of our platform since our inception in 2015.

Principal Factors Affecting Our Results of Operations and Material Trends

Our results are impacted by the general economic environment, conditions and trends relating to pet ownership and demand for services, competition with other pet service providers, and other factors including promotions, seasonality, and the effectiveness of our marketing and advertising campaigns. The primary factors that impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this document.

Investment in New Services

Founded in 2015, we were one of the first on-demand pet services platforms. Since then, we have remained committed to expanding our offerings and the reach of our platform. For example, in the past 24 months, we have launched new features in an effort to increase engagement by both Pet Parents and Pet Caregivers on our platform. For Pet Parents, we added direct booking, the ability to create preferred Pet Caregiver lists, in-home or in-app video dog training options, pet service requests for cats and other pets, insurance comparison from top pet insurance providers, browse and chat with Pet Caregivers before booking a request, browse through trusted caregivers, and the ability to pre-tip caregivers before the service. For Pet Caregivers, we added features to provide them with the opportunity to fulfill highest priority requests, the ability to set their own prices, the ability to expand their reach to new customers and grow their business with social media links to their profile and custom HTML Craigslist links, as well as the opportunity to access advice from seasoned veterans on the platform and tips to help them grow a successful pet care business. Since our inception in 2015, more than 11.7 million pet services have been completed through the Wag! platform to date.

In the first quarter of 2020, we also launched our Wag! Premium subscription service, a monthly or annual subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from pet experts, priority access to top-rated Pet Caregivers, and VIP pet support. Wag! Premium accounts for 40% of our monthly active users.

Investment in Innovation and Technology

The continued development of our platform capabilities and digital ecosystem requires substantial ongoing investment in resources and technology infrastructure, which can impact EBITDA. Our ability to continue to incorporate or develop innovative tools in line with our growth is crucial to ensuring the success of our strategy. As discussed above in “—Investment in New Services”, we are committed to innovating new products and features. In addition, we are continuously integrating and evaluating acquisitions to enhance our technology platforms and launch features that are most beneficial to Pet Caregivers, Pet Parents, and third-party service partners.

Investment in New Markets

We plan to invest in existing and new markets, as well as new offerings. We believe that we can further expand in existing markets, to new markets within North America, and internationally by carefully targeting locations with a high expected demand for pet services. We believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where there is an attractive spend per pet to address. As we invest in new markets and create new offerings, we may increase our marketing strategies in a manner that could extend our marketing payback target in order to accelerate growth in each new market.

Pet Ownership Trends

The COVID-19 pandemic has impacted demand for pet care and has had a significant impact on Pet Parent and Pet Caregiver behavior. Beginning in the first quarter of 2020, many Pet Parents experienced travel restrictions, shelter-in-place orders, and work from home requirements. Accordingly, at the start of the COVID-19 pandemic in March 2020, our revenue declined significantly, since many Pet Parents were home with their pets and did not require additional pet services. The services that we offer through our platform were also limited due to full and partial lockdowns.

However, since the start of the COVID-19 pandemic, approximately 23 million pets were adopted by U.S. households through May 2021. According to the APPA, 70% of U.S. households own a pet, which equates to 90.5 million homes. We are focused on taking advantage of this significant opportunity to expand the base of Pet Parents using the Wag! platform given the increased size of the market in which we operate. We believe that the high volume of new Pet Parents, as well as return to office policies, may continue to have a positive effect on the number of bookings for pet services, and other pet related services over the longer term.

Pet Parent Preferences and Demand

As 95% of the U.S. population has access to the Wag! platform through an iPhone or Android device, our objective for long-term sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to our platform and to successfully convert them into repeat bookers. We attract Pet Parents to our platform through word-of-mouth and a variety of channels, such as social media, video, and other online and offline channels.

Through December 2021, more than 1.1 million Pet Parents have booked a service on our platform. Our proprietary on-demand platform allows Pet Parents to easily and conveniently find top rated Pet Caregivers to serve their pet service needs either on-demand or scheduled at their convenience. Our primary mobile app allows Pet Parents to access Pet Caregivers from anywhere, at any time. With 75% of Pet Parents not physically at home when their pet service is being performed, our platform allows Pet Caregivers and Pet Parents to avoid in-person contact if necessary or preferred by the Pet Parent. We believe this positions us well for ongoing growth as our platform allows both Pet Parents and Pet Caregivers the ability to mitigate COVID-19 related concerns.

Pet Caregiver Preferences and Demand

We attract Pet Caregivers to the platform primarily based on viral and word-of-mouth marketing strategies. We have industry-leading Net Promoter Scores for Pet Caregivers, which average between 45 to 55 as of the third quarter of 2021. Being a Pet Caregiver allows dog lovers to spend time with dogs and other animals, enabling them to lead a healthy lifestyle by getting exercise through dog walking while simultaneously participating in an activity that delights them.

To serve Pet Parents in any given market, a critical density of caregivers must be present so that Pet Parents have options and availability for on-demand services. During certain peak periods, such as holidays, we have observed high Pet Parent demand that has resulted in Pet Caregiver constraints in some markets. Our platform provides a technology feature that allows Pet Caregivers to set their own prices, encouraging Pet Caregivers to be more engaged during peak periods.

Effects of the COVID-19 Pandemic

In addition to the foregoing factors, our results in 2020 were significantly impacted by the COVID-19 pandemic and the resulting measures undertaken by federal, state, and municipal governments. The COVID-19 pandemic has been a highly disruptive economic and societal event that initially negatively impacted demand for pet care due to shelter-in-place orders, travel restrictions, and work-from-home requirements implemented in March 2020. As a result, our monthly revenue in 2020 decreased substantially compared to pre-COVID revenue. However, the re-opening of the economy, despite the continuation of the pandemic and the emergence of new variants, has resulted in a meaningful recovery of revenue in 2021 relative to 2020. Uncertainties in the global economy may adversely impact our operations, brand partners, customers, and other business partners, which may impact future revenue, and require other changes to our operations.

Restructuring and Preferred Share Repurchase

In Q4 2019, we announced a new leadership team and a restructuring plan aimed at reducing operating expenses and improving the Company’s cash flows. As part of the restructuring, we closed our Los Angeles offices and a number of ancillary offices, and refocused the business priorities to concentrate on technology and our user base. As a result of the restructuring, which was completed at the beginning of 2020, the Company recognized severance and other employee costs of $0.3 million during the year ended December 31, 2020. Additionally, as a result of the closure of the Los Angeles offices, the Company recognized lease cease-use charges of $3.2 million during the year ended December 31, 2020.

Subsequent to the restructuring, our renewed focus on technology has led to a number of new product features, as discussed above in “— Investment in New Services,” along with our acquisition and integration of complementary business features such as insurance comparison.

Effectiveness of our word-of-mouth, marketing and advertising activities

Our objective for long-term, sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to the platform and converting them into repeat bookers, thus generating a lifetime of bookings from the Pet Parent. We attract Pet Parents and Pet Caregivers to the platform through word-of-mouth and a variety of other channels, such as social media, video, and other online and offline channels. The easy to use and convenient platform organically drives word-of-mouth marketing and references amongst Pet Parent. Additionally, our brand awareness advertising activities, including social media and television advertisements, allow us to reach new Pet Parents and Pet Caregivers.

When assessing the efficiency and effectiveness of our marketing spend, we monitor, amongst other things, new sign ups and first-time booking activity on the platform.

Our ability to attract Pet Parents to the platform is very efficient as we benefit from the network effects associated with our platform.

Seasonality

Wag! experiences seasonality in its Pet Parent Monthly Frequency, Wag! Premium Attach Rate, and Pet Parent Cohort behavior, which Wag! expects to continue and may become more substantial. Historically, Wag! has experienced lower walking service requests on the platform during holidays periods, offset by higher sitting and boarding requests during these periods.

Pending Business Combination with CHW

On February 2, 2022, CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of CHW (“Merger Sub”), and Wag! Labs, Inc., a Delaware corporation (“Wag!”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, and subject to the terms and conditions contained therein, the business combination of CHW, Merger Sub and Wag! (the “Business Combination”) will be effected. For more information regarding the Business Combination, see “The Business Combination Agreement.”

In connection with the execution of the Business Combination Agreement, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Forfeiture Shares, during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions. For more information regarding the Founders Stock Letter, see “The Business Combination Agreement — CHW Founders Stock Letter.”

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured Credit Facility. The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions). For more information regarding the debt financing, see “The Business Combination Agreement — Additional Agreements — Financing.”

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into PIPE and Backstop Agreement, pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires shares of common stock of CHW in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market. For more information regarding the PIPE and Backstop Subscription Agreement, see “The Business Combination Agreement—PIPE and Backstop Subscription Agreement.”

During the Earnout Period, and as additional consideration for Wag!’s interest acquired in connection with the Business Combination, New Wag! will issue or cause to be issued to (i) each holder, as of immediately prior to the Acquisition Merger effective time, of (a) a share of Wag! common stock (after taking into account the Conversion), or (b) a Wag! Option or a Wag! RSU Award (each, an “Eligible Wag! Equityholder”), shares of New Wag! common stock (which will be equitably adjusted) (the “Earnout Shares”) and (ii) the holders of certain restricted stock units of Wag! (“Management Earnout RSUs”), shares of New Wag! common stock (which will be equitably adjusted) (the “Management Earnout Shares”). For more information regarding the earnout, triggering events, and equitable adjustments, see “The Business Combination Agreement—Earnout.”

Components of Our Results of Operations

The following is a summary of the principal line items comprising our operating results.

Revenue

We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We recognize revenue in accordance with ASC 606, Revenue from Contracts with its Customers from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity. For some of the Company’s arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, primarily includes fees paid to payment processors for payment processing fees, platform costs (which include platform server hosting and technology costs), third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and Pet Parent incentives. Sales and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expense includes personnel-related compensation costs for employees on corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business, together with outside party service costs of related items such as auditors and lawyers.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with our property and equipment. Amortization includes expenses associated with our capitalized software and website development.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term investments.

Key Performance Indicators (“KPIs”) and Non-GAAP Measures

We regularly review several metrics, including the following key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures and the comparable GAAP measure is net income (loss). Please refer to the “ — Non-GAAP Measures” section below for further discussion with respect to how we define these measures, as well as for reconciliations to the most comparable U.S. GAAP measures. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.

Bookings

We define Bookings as the total dollar value of transactions booked via the platform for pet services and wellness services, in each case without any adjustment for discounts and refunds, Pet Caregiver earnings, and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

Since our inception in 2015 to December 2021, 11.7 million Pet Parents have booked services through our platform, and 90% of Pet Parents rebooked during that period. In 2021, we had a 20% weekly recurring services rate. Our gross bookings in 2021 were $47.4 million compared to $35.0 million in 2020, with the increase in 2020 and 2021 largely attributable to the recovery from the impact of the COVID-19 pandemic.

The following tables present our key performance indicators for the periods presented (in thousands except Adjusted EBITDA %).

	Year Ended December 31,
($in thousands, except percentages)	2021	2020
U.S. GAAP Measures:
Revenue	$20,082	$11,970
Net loss	$(6,311)	$(18,839)
Net loss %	(31.4)%	(157.4)%
Net cash flows used in operating activities	$(12,256)	$(26,474)
Key Performance Indicators:
Adjusted EBITDA	$(6,433)	$(18,473)
Adjusted EBITDA %	(32.0)%	(154.3)%
Bookings	$47,407	$35,049

Adjusted EBITDA and Adjusted EBITDA Margin

In addition to revenue and net loss, which are measures presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide relevant and useful information that is widely used by analysts, investors, and competitors in our industry to assess performance. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, depreciation and amortization, share-based compensation, income taxes, as well as other items to be consistent with definitions typically used by lenders, including transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EBITDA Margin, Wag! may incur future expenses similar to those excluded when calculating these measures. Wag!’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. Wag! compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA and Adjusted EBITDA Margin on a supplemental basis. Wag!’s computation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA Margin below and not rely on any single financial measure to evaluate Wag!’s business.

Adjusted EBITDA and Adjusted EBITDA Margin are useful to an investor in evaluating our performance because these measures:

●	are widely used by analysts, investors, and competitors to measure a company’s operating performance;
●	are used by our lenders and/or prospective lenders to measure our performance; and
●	are used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA for the years ended December 31, 2021 and 2020 are as follows:

	Year Ended December 31,
($ in thousands, except percentages)	2021	2020
Revenue	$20,082	$11,970
Adjusted EBITDA reconciliation:
Net loss	$(6,311)	$(18,839)
Add (deduct):
Interest expense (income)	61	(145)
Depreciation and amortization	388	213
Share based compensation	222	285
Tax (benefit) expense	(793)	13
Adjusted EBITDA	$(6,433)	$(18,473)

Comparison of the Years ended December 31, 2021 and 2020

The following table sets forth our audited statements of operations data for the years ended December 31, 2021 and 2020. The information has been prepared on the same basis as our audited financial statements, included elsewhere in this proxy statement/prospectus, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this proxy statement/prospectus.

These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Years Ended December 31,		Change
	2021	2020	$	%

($ in thousands, except percentages)			2021 Vs 2020
Revenue	$20,082	$11,970	$8,112	68%
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	2,777	2,756	21	1%
Platform operations and support	10,265	13,282	(3,017)	(23)%
Sales and marketing	10,221	3,140	7,081	226%
General and administrative	6,956	11,550	(4,594)	(40)%
Depreciation and amortization	388	213	175	82%
Total costs and expenses	30,607	30,941	(334)	(1)%
Gain on forgiveness of PPP loan	3,482	—	3,482	*
Interest (expense) income, net	(61)	145	(206)	*
Loss before income taxes	(7,104)	(18,826)	11,772	(62)%
Income tax benefit (expense)	793	(13)	806	*
Net loss	$(6,311)	$(18,839)	$12,528	(67)%

*Comparisons between positive and negative numbers and with a zero are not meaningful

Revenue

Revenue increased by $8.1 million, or 68%, from $12.0 million in the year ended December 31, 2020 to $20.1 million for the year ended December 31, 2021. The increase was primarily attributable to increased booking activity in the marketplace stemming from reduced state and local COVID-19 restrictions, increased travel, the start of reopening of some workplaces and stores, and the launch of Wellness services.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, increased by $21 thousand, or 1%, from the year ended December 31, 2020 to the year ended December 31, 2021. The increase was primarily attributable to a $0.2 million increase in payment processing fees driven by higher transaction volume and a $0.1 million increase in background check costs driven by an increase in new Pet Caregivers, partially offset by $0.3 million decrease in technology costs driven by optimization of platform hosting and platform related technology architecture.

Platform Operations and Support

Platform operations and support expenses decreased by $3.0 million, or 23%, from $13.3 million in the year ended December 31, 2020 to $10.3 million for the year ended December 31, 2021. The decrease was primarily attributable to a $1.9 million decrease in personnel-related costs for our technology and operations teams and third-party service vendors and a $0.9 million decrease in operations support and related software costs, as a result of our restructuring, and optimization of technology utilized by our operations and support teams.

Sales and Marketing

Sales and marketing expenses increased by $7.1 million, or 226%, from $3.1 million in the year ended December 31, 2020 to $10.2 million for the year ended December 31, 2021. The increase was primarily attributable to a $5.3 million increase in advertising expenses and a $1.8 million increase in personnel-related costs for our marketing team, consultants, and advertising agency costs.

General and Administrative

General and administrative expenses decreased $4.6 million, or 40%, from $11.6 million in the year ended December 31, 2020 to $7.0 million for the year ended December 31, 2021. The decrease was primarily attributable to a $4.4 million decrease in facility expense driven by the early termination of the LA office lease, a $1.3 million decrease in personnel-related costs for our corporate functions, partially offset by a $1.0 million increase in professional services costs.

Depreciation and Amortization

Depreciation and amortization expenses increased from $213 thousand in the year ended December 31, 2020 to $388 thousand for the year ended December 31, 2021. The increase was primarily attributable to amortization expense arising from the CPI acquisition, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.

Interest Income, net

Interest income, net decreased from $145 thousand in the year ended December 31, 2020 to $61 thousand interest expense for the year ended December 31, 2021. The decrease was primarily attributable to lower short-term investments available for sale balance, lower interest rates, and PPP loan interest expense.

Income Taxes

Income tax expense was a benefit of $0.8 million in the year ended December 31, 2021 compared to an expense of $13 thousand in the year ended December 31, 2020. The benefit was primarily attributable to a reduction to the valuation allowance arising from deferred tax liabilities arising from the acquisition of CPI during the year ended December 31, 2021 and no provision or benefit for income taxes for the year ended December 31, 2020.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, and in line with our growth strategy, we have incurred operating losses and negative cash operating cash flows and have financed our operations through the sale of equity securities. For the years ended December 31, 2021, and 2020, we had a net loss of $6.3 million, $18.8 million, respectively. We expect that operating losses and negative operating cash flows could continue into the foreseeable future as we continue to invest in growing our business. Based upon our current operating plans and accounting for the proceeds from the Business Combination, including the Series P Investment, PIPE and Backstop Investment and Debt Financing, we believe that cash and equivalents and short-term investments will be sufficient to fund our operations for at least the next 12 months from the date of this proxy statement/prospectus. However, these forecasts involve risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources earlier than we expect.

Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to, our ability to grow our revenue and the impact of the COVID-19 pandemic and other factors described in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus. We may seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

On February 2, 2022, we entered into the Business Combination Agreement. Immediately following the closing of the business combination, our name will be changed to Wag! Group Co. and our common stock and warrants to purchase common stock will trade on Nasdaq under the symbols “PET” and “PETW”, respectively.

On January 28, 2022, in connection with the Business Combination Agreement, Wag! entered into the Series P Subscription Agreement, pursuant to which Wag! has agreed to sell 1,100,000 shares of Series P Preferred Stock to certain investors in a private placement at a price of $10.00 per share.

For more information on the Business Combination Agreement, see “—The Business Combination Agreement.”

Cash Flows

The following table summarizes our cash flows for the periods indicated.

	Years Ended December 31,
($in thousands)	2021	2020
Net cash flows used in operating activities	$(12,256)	$(26,474)
Net cash flows provided by investing activities	11,886	19,783
Net cash flows (used in) provided by financing activities	(51)	5,145
Net decrease in cash and cash equivalents	$(421)	$1,546

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $12.3 million, a decrease of $14.2 million from $26.5 million for the year ended December 31, 2020. The decrease was primarily due to a decrease in net loss of $12.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, excluding the impact of depreciation and stock- based compensation, and other non-cash items. This was partially offset by $3.5 million for the forgiveness of the PPP loan and $0.8 million in income tax benefit from the CPI acquisition, and a $5.9 million net cash reduction by changes in Wag!’s operating assets and liabilities, which was primarily attributable to a reduction of $8.3 million in accounts payable, accrued expenses and other liabilities and other non-current liabilities, partially offset by an increase of $2.3 million in accounts receivable, deferred costs, and other current assets.

Investing Activities

The Company’s investments are classified as available for sale and we invest in a diversified portfolio of investments, primarily short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. In addition, we limit the concentration of our investment in any particular security.

Net cash provided by investing activities for the year ended December 31, 2021 was $11.9 million, a decrease of $7.9 million from $19.8 million for the year ended December 31, 2020. The decrease was primarily due to $71.2 million of purchases of investment securities, offset by a $77.4 million of proceeds received for the sale of investment securities, and an increase of $1.5 million paid for the CPI acquisition.

Financing Activities

Net cash from financing activities for the year ended December 31, 2021 was $51 thousand of cash used in financing activities compared to $5.1 million of net cash provided in financing activities for the year ended December 31, 2020. The decrease of $5.1 million was primarily due to proceeds received from the PPP loan.

Debt

PPP Loan

In August 2020, the Company received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then-current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this proxy statement/prospectus. For additional information on our critical and other significant accounting policies, see “Components of Results of Operations.”

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent. The Company also generates revenue from subscription fees paid by Pet Parents for Wag! Premium, and fees paid by Pet Caregivers to join the platform. Additionally, through its Wellness offerings, the Company generates revenue through fees paid by third-party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs.

We enter into terms of service with Pet Caregivers and Pet Parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with Pet Caregivers (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees we charge the Pet Caregivers for each transaction. Upon acceptance of a transaction, Pet Caregivers agree to perform the services that are requested by a Pet Parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between us and the Pet Caregivers after both the Pet Caregiver and Pet Parent accept a transaction request and the Pet Caregiver’s ability to cancel the transaction lapses.

Our service obligations are performed and revenue is recognized for fees earned from Pet Caregivers related to the facilitation and completion of a pet service transaction between the Pet Parent and the Pet Caregiver through the use of our platform. Revenue generated from Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the Pet Parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the balance sheet. Revenue related to the fees paid by the Pet Caregiver to join the platform is recognized upon processing the applications.

Principal vs. Agent Considerations

Judgment is required in determining whether we are the principal or agent in transactions with Pet Caregivers and Pet Parents. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the Pet Parent as the principal (i.e. “gross”), or whether we arrange for other parties to provide the service to the Pet Parent as an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both Pet Caregivers and Pet Parents, as well as discounts and promotions offered to Pet Parents to the extent they are not customers.

Our role in a transaction on the platform is to facilitate Pet Caregivers finding, applying for, and completing a successful pet care service for a Pet Parent. We concluded that we are the agent in transactions with Pet Caregivers and Pet Parents because, among other factors, our role is to facilitate pet service opportunities to Pet Caregivers and we are not responsible for nor do we control the delivery of pet services provided by the Pet Caregiver to the Pet Parent.

The Company’s role in a Wag! Wellness transaction is the principal as the Company is primarily responsible for marketing and in the acquisition of the end customer by the insurance provider and has sole discretion in establishing the commission fees charged to the insurance providers.

Gift Cards

We sell gift cards that can be redeemed by Pet Parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until Pet Parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to Pet Caregivers.

Incentives

We offer discounts and promotions to encourage use of our platform. These are offered in various forms of discounts and promotions and include:

●	Targeted Pet Parent discounts and promotions: These discounts and promotions are offered to a limited number of Pet Parents in a specific market to acquire, re-engage, or generally increase Pet Parents’ use of the platform, and are akin to a coupon. We record the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the Pet Parent.
●	Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price Pet Parents pay Pet Caregivers for services. These promotions result in a lower fee earned by us from the Pet Caregiver. Accordingly, we record the cost of these promotions as a reduction of revenue at the time the service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock. The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement.

Recent Accounting Pronouncements Adopted

The Company intends to apply the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards, the Company elected to early adopt, when permissible, new or revised accounting guidance within the same time period as private companies, as indicated below.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company anticipates the most significant impact will be related to its office space leases that will result in the recognition of a right of use asset and related liability on the Company’s consolidated balance sheets. The Company does not anticipate the adoption of the standard to have a material impact on the Company’s consolidated statements of operations.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company does not believe that the adoption of ASU 2019-12 will have a material impact on its financial statements.

JOBS Act Accounting Election

Each of CHW and Wag! is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Following the closing of the Business Combination, New Wag! expects to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date New Wag! (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, following the closing of the Business Combination, New Wag! intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

MANAGEMENT OF WAG! PRIOR TO THE BUSINESS COMBINATION

Executive Officers

The following sets forth the names, ages, and current positions of the executive officers of Wag! as of the date of this proxy statement/prospectus:

Name	Age	Position
Garrett Smallwood	31	Chief Executive Officer
Adam Storm	31	President & Chief Product Officer
Dylan Allread	36	Chief Operating Officer
Alec Davidian	38	Chief Financial Officer
Patrick McCarthy	41	Chief Marketing Officer
Maziar (Mazi) Arjomand	29	Chief Technology Officer
David Cane	38	Chief Customer Officer
Nicholas Yu	40	Director of Legal

Garrett Smallwood has served as Chief Executive Officer of Wag! since November 2019. Biographical information for Mr. Smallwood is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Adam Storm has served as President and Chief Product Officer of Wag! since January 2020. Biographical information for Mr. Storm is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Dylan Allread has served as Chief Operating Officer of Wag! since December 2019. Biographical information for Mr. Allread is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Alec Davidian has served as Chief Financial Officer of Wag! since January 2021. Biographical information for Mr. Davidian is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Patrick McCarthy has served as Chief Marketing Officer of Wag! since July 2021. Biographical information for Mr. McCarthy is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Maziar (Mazi) Arjomand has served as Chief Technology Officer of Wag! since December 2019. Biographical information for Mr. Arjomand is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

David Cane has served as Chief Customer Officer of Wag! since July 2021. Biographical information for Mr. Cane is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

Nicholas Yu has served as Director of Legal of Wag! since May 2021. Biographical information for Mr. Yu is set forth under “Management of New Wag! Following the Business Combination—Executive Officers.”

EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” “our,” or “Wag!” refers to Wag Labs, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to New Wag! and its consolidated subsidiaries following the Business Combination.

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers whom we refer to collectively as our “Named Executive Officers”.

Summary Compensation Table for the Year Ended December 31, 2021

The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Named Executive Officers in 2021 for services rendered in all capacities to us and our subsidiaries during 2021.

		Salary	Bonus	Option Awards
Name and Principal Position	Year	($)(1)	($)	($)(2)	Total ($)
Garrett Smallwood
Chief Executive Officer	2021	301,924	250,000	5,245	557,169
Adam Storm
President and Chief Product Officer	2021	301,924	250,000	5,245	557,169
Maziar (Mazi) Arjomand
Chief Technology Officer	2021	301,924	250,000	5,245	557,169
(1)	Each of our Named Executive Officers was scheduled to receive a $350,000 base salary in 2021. However, in connection with the COVID-19 pandemic, each of our Named Executive Officers voluntarily reduced their base salaries to $301,924 for the year 2021.

(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2021 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Narrative Disclosure to Summary Compensation Table

Employment Offer Letters

Mr. Smallwood and Mr. Arjomand are party to offer letters with Wag! dated January 6, 2020 and Mr. Storm is party to an offer letter with Wag! dated January 8, 2020 (each, an “Offer Letter” and collectively, the “Offer Letters”). The Offer Letters contain substantially similar terms and conditions and provide for at-will employment. The Offer Letters provide for an annual base salary and each Named Executive Officer is entitled to receive, pursuant to the terms of their respective Offer Letters, employee benefits provided to employees of Wag! generally.

The Offer Letters entered into with Messrs. Smallwood and Arjomand each provide for a base salary of $500,000 and the Offer Letter entered into with Mr. Storm provides for a base salary of $450,000. Each of our Named Executive Officers’ base salaries were reduced to $350,000 for 2021 and further reduced to $301,924 in connection with the COVID-19 pandemic at the election of our Named Executive Officers. Each Offer Letter also provides for an annual incentive bonus based on criteria established by our board of directors, with respect to Messrs. Smallwood and Storm, and established by our Chief Executive Officer and approved by our board of directors, with respect to Mr. Arjomand. For 2021, the annual bonuses for each of our Named Executive Officers were $250,000.

Pursuant to the terms of their Offer Letters, each of our Named Executive Officers entered into a severance agreement entitling them to receive certain payments and benefits in the event of a termination of his employment by us without “Cause” or in connection with a “Change in Control” (each as defined below), which are described in detail under “—Severance and Potential Payments Upon Termination or a Change in Control.”

Employee Benefits

In addition to any individual benefits set forth in each Named Executive Officer’s Offer Letters (described above), the Named Executive Officers are generally eligible to participate in our executive and employee health and welfare, retirement and other employee benefit programs on the same basis as other employees of Wag!, subject to applicable law. Each Named Executive Officer participates in the Wag Labs Inc. 401(k) Plan, under which eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Code. Wag! did not maintain any executive-specific benefit programs in 2021.

Outstanding Equity Awards at 2021 year-end

	Option Awards(1)
					Option
			Number of Securities Underlying		exercise price
			Unexercised Stock Options		per share	Option
	Grant Date		Vested	Unvested	($)	expiration date
Garrett Smallwood	8.16.2017		9,141	—	2.17	8.15.2027
	8.28.2018	(2)	21,875	3,125	2.96	8.27.2028
	5.6.2019		77,583	—	2.78	5.5.2029
	3.18.2020	(3)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021	(4)	36,751	10,926	0.16	3.1.2031
Adam Storm	3.18.2020	(5)	731,043	794,614	0.09	3.17.2030
	3.2.2021	(6)	22,845	24,832	0.16	3.1.2031
Maziar (Mazi) Arjomand	8.16.2017		9,141	—	2.17	8.15.2027
	8.28.2018	(7)	83,287	7,572	2.96	8.27.2018
	5.6.2019	(8)	14,166	5,834	2.78	5.5.2029
	3.18.2020	(9)	1,176,027	349,630	0.09	3.17.2030
	3.2.2021	(10)	36,751	10,926	0.16	3.1.2031
(1)	All of the outstanding stock option awards described in this table (the “Wag! Options”) were granted under the Wag! 2014 Stock Plan (the “2014 Plan”) and are in respect of shares of Wag! common stock. Certain of the options are subject to acceleration upon certain events as described in “—Severance and Potential Payments Upon Termination or a Change in Control.”
(2)	25% of the shares underlying this Wag! Option vested on June 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.
(3)	25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.

50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

(4)	The shares underlying this Wag! Option vest in 48 equal monthly installments beginning on January 13, 2020, subject to continued service at each vesting date.
(5)	25% of the shares underlying this Wag! Option vested on March 3, 2021, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on January 13, 2021, subject to continued service at each vesting date.

(6)	25% of the shares underlying this Wag! Option vested on April 1, 2019, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments beginning on April 1, 2018, subject to continued service at each vesting date.
(7)	25% of the shares underlying this Wag! Option vested on February 1, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.
(8)	25% of the shares underlying this Wag! Option vested on March 18, 2020, and the remaining shares underlying this Wag! Option vest in 36 equal monthly installments thereafter, subject to continued service at each vesting date.
(9)	50% of the shares underlying this Wag! Option vested on November 29, 2020, and the remaining shares underlying this Wag! Option vest in 24 equal monthly installments thereafter, subject to continued service at each vesting date.

2014 Plan

Wag!’s board of directors adopted the 2014 Plan in November 2014 and the 2014 Plan was subsequently approved by Wag!’s stockholders.

Stock Awards. The 2014 Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), and other stock awards, or collectively, “stock awards”. The 2014 Plan provides that ISOs may be granted only to Wag!’s employees and the employees of Wag!’s parents or affiliates. The 2014 provides that all other awards may be granted to Wag!’s employees, non-employee directors and consultants and the employees and consultants of Wag!’s parent or affiliates. We have granted stock options and restricted stock units (“RSUs”) under the 2014 Plan.

Share Reserve. Subject to certain capitalization adjustments, the aggregate number of shares of Wag!’s common stock reserved for issuance under the 2014 Plan as of December 31, 2021 was 12,954,158 shares. The maximum number of shares of Wag! common stock that may be issued pursuant to the exercise of ISOs under the 2014 Plan is 12,954,158 shares.

Administration. Wag!’s board of directors, or a duly authorized committee thereof, has the full authority to administer, and discretion to take any actions it deems necessary or advisable for the administration of, the 2014 Plan. The 2014 Plan authorizes the plan administrator to determine the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award, and any other additional terms, conditions rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions. The 2014 Plan also authorizes the plan administrator to modify outstanding awards, including reducing the exercise, purchase or exercise price of any outstanding stock award, and canceling any outstanding stock award in exchange for new stock awards, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs were granted under the 2014 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Wag!’s common stock on the date of grant. The plan administrator determined the term of stock options granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with Wag!, or Wag!’s parent or its affiliates, ceases for any reason other than death, the optionholder may generally exercise any vested stock option for a period of the earlier of (a) the expiration of the stock option, (b) three months following optionholder’s termination of service for any reason other than disability or upon a date as determined by Wag!’s board of directors (but no earlier than 30 days following such termination) and (c) six months following optionholder’s termination by reason of disability or a later date as determined by Wag!’s board of directors. If an optionholder’s service relationship with us or any of Wag!’s affiliates ceases due to death, the optionholder or a beneficiary may generally exercise any vested stock options for a period of the earlier of (i) the expiration of the stock option and (b) 12 months following the optionholder’s death or a date as determined by Wag!’s board of directors (but in no event earlier than six months following the optionholder’s death). In no event may a stock option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option, as determined by the plan administrator, may include (1) cash, (2) cash equivalent, (3) delivery of a full-recourse promissory note with such term, interest, amortization requirements and other provisions as the plan administrator determines as appropriate, (4) surrender of shares (5) a broker-assisted cashless exercise, (6) a net exercise of the stock option, (7) as provided under an award agreement, or (8) any other form of payment permitted by Delaware General Corporate Law.

Payment for Shares. The 2014 Plan additionally provides for the grant or purchase of shares under the 2014 Plan in exchange for services or other forms of consideration. Such awards are subject to the terms specified in the award agreement as determined by the plan administrator.

Changes to Capital Structure. In the event that there is a specified type of change in Wag!’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to the number of shares covered by each outstanding award, and the number of shares which have been authorized for issuance under the 2014 Plan, the exercise or purchase price of each such outstanding award, and the repurchase price of the shares.

Corporate Transactions. The 2014 Plan provides that in the event Wag! is party to a merger or consolidation, or in the event of a sale of all or substantially all of Wag!’s stock or assets, of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, all outstanding awards issued under the 2014 Plan shall be treated in the manner described in the definitive transaction agreement, or to the extent such transaction does not entail a definitive agreement to which Wag! is party to, the plan administrator may take one or more of the following actions with respect to such stock awards: (a) arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation or its parent, (b) accelerate the vesting of the stock award, (c) cancel stock awards for payment in the form of cash, cash equivalents or securities (i) in an amount equal to the excess of (x) the value of the property the holder of the stock award would have received on exercise of the award, over (y) any exercise price payable by such holder in connection with the exercise, or (ii) for no consideration, provided that the optionholder is notified of such treatment, (e) suspend an optionholder’s right to exercise the stock option as necessary to permit the closing of the corporate transaction, and (f) terminate any optionholder’s right to early exercise.

Transferability. A participant generally may not transfer stock awards under the 2014 Plan other than by a beneficiary designation, will, the laws of descent and distribution or to the extent provided in a stock option agreement, NSOs may be transferred by gift or pursuant to a domestic relations order to members of holder’s (a) family member, (b) any person sharing the holder’s household, (c) a trust in which persons described in (a)and (b) holds more than 50% of the beneficial interest, (c) a foundation in which holder or persons described in (a) or (b) control the management of assets, and (d) any entity in which holder or any persons described in (a) and (b) own more than 50% of the voting interests.

Amendment and Termination. Wag!’s board of directors has the authority to amend, suspend or terminate the 2014 Plan, provided that, with certain exceptions, such action does not adversely affect the existing rights of any participant without such participant’s consent. Unless terminated sooner, the 2014 Plan will automatically terminate on November 4, 2024. No stock award may be granted under the 2014 Plan after it is terminated.

Severance and Potential Payments Upon Termination or Change in Control

Severance Letters

Each of our Named Executive Officers entered into a severance agreement in connection with their Offer Letter (the “Severance Letter”) that provides for the following severance benefits upon a termination without Cause: (a) six months of base salary continuation payments and (b) Company paid monthly COBRA premiums in an amount equal to the employer portion of the health insurance coverage provided to active employees for up to six months, provided that this benefit will cease if the Named Executive Officer becomes eligible for coverage in connection with new employment or self-employment prior to the expiration of the six month period. The severance benefits provided for in the Severance Letter are subject to the Named Executive Officer’s execution of a general release and waiver of claims in favor of the Company.

Under the Severance Letter, “Cause” generally means the Named Executive Officer’s (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) material breach of any agreement between the Named Executive Officer and the Company, (c) material failure to comply with the Company’s written policies or rules, (d) conviction of, or the Named Executive Officer’s plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s board of directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Named Executive Officer’s cooperation.

2020 Management Carve-Out Bonus Plan

Each of our Named Executive Officers participate in our 2020 Management Carve-Out Bonus Plan (the “Carve-Out Plan”) which provides our Named Executive Officers with the opportunity to receive to cash payments in connection with a Company Transaction. Pursuant to the terms of the Carve-Out Plan, each participant is granted a percentage of the plan pool (a portion of the consideration received in a Company Transaction) which vests according to a schedule set forth in an individual participant agreement.

Messrs. Smallwood and Arjomand’s participation agreements provide each with a 26.667% interest in the Carve-Out Plan pool, with 25% of the award vesting on the grant date, January 14, 2020, and the remainder of the award vesting monthly over the three years following the vesting commencement date, November 29, 2019, subject to continuous service through each such vesting date. Mr. Storm’s participation agreement provides him with a 26.667% interest in the Carve-Out Plan pool. The percentage interest vests monthly over the four years following the vesting commencement date, January 14, 2020, subject to continuous service through each such vesting date.

Additionally, in the event that any of our Named Executive Officers experiences a termination without Cause within three months prior to a Change in Control Transaction, such Named Executive Officer will remain a participant under the Carve-Out Plan, their percentage interest will become 100% vested and remain outstanding, and such Named Executive Officer will be eligible to receive a change in control bonus as if such termination without Cause had not occurred, subject to the terms and conditions of the Carve-Out Plan.

The change in control bonus paid to each of the Named Executive Officers in connection with a Corporate Transaction will be an amount equal to the product of (i) the Named Executive Officer’s vested percentage interest in the Carve-Out Plan pool multiplied by (ii) the total bonus pool (an amount equal to 15% of the aggregate transaction proceeds); provided, however, that such product will be reduced by the Named Executive Officer’s respective individual transaction proceeds. Individual transaction proceeds is generally defined as the aggregate value of any consideration that a Named Executive Officer receives in connection with the transaction in respect of the Named Executive Officer’s equity in the Company (including common stock, RSUs, Wag! Options or similar incentive equity). Each of Messrs. Smallwood, Arjomand, and Storm have a percentage interest of 26.667% of the Carve-Out Plan pool, subject to the vesting schedule above.

The terms of each of our Named Executive Officer’s Severance Letters provide that any payments such Named Executive Officers may become entitled to pursuant to the Carve-Out Plan upon a qualifying termination will be reduced by the amount of any cash severance actually paid pursuant to the above terms.

For the purposes of the Carve-Out Plan, the following terms generally have the following meanings:

“Change in Control Transaction” means a Company Transaction that also constitutes a change in the ownership of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Sections 1.409A-3(i)(5)(v) and 1.409A-3(i)(5)(vii).

“Company Transaction” means the first of the following transactions to occur: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the voting rights attached to the Company’s securities is transferred, or (c) a sale, lease, exclusive irrevocable license to the Company’s material technology or other disposition of all or substantially all of the assets of the business of the Company; provided that a Company Transaction will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. For avoidance of doubt, a liquidation, dissolution, winding up, bankruptcy, or similar transaction of the Company will not constitute a Company Transaction; provided, however, that in the event, as part of such transaction, all or substantially all of the assets of the business of the Company are sold to third parties or a third party in one or a series of related transactions, then the consideration received from such related sale(s) shall be treated as received in a Company Transaction, will be treated as aggregate transaction proceeds and will subject to the terms of the Carve-Out Plan.

“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “—Potential Payments Upon Termination or Change in Control— Severance Letters.”

Treatment of Outstanding Equity Upon Termination or Change in Control

Each Wag! Option granted to our Named Executive Officers in March 2020 and March 2021 will become fully vested upon the Involuntary Termination of such Named Executive Officer within three months prior to or twelve months following a Change in Control.

With respect to the March 2020 and March 2021 Wag! Options, “Involuntary Termination” generally means a termination without “Cause” (which has the same meaning as the “Cause” definition in the “Severance Letter” as described in “—Potential Payments Upon Termination or Change in Control—Severance Letters”) and “Change in Control” generally means (i) any consolidation or merger of Wag! with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of Wag! immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (ii) any transaction or series of related transactions to which Wag! is a party in which in excess of 50% of the voting rights attached to Wag!’s securities is transferred, or (iii) a sale, lease, exclusive irrevocable license to material technology or other disposition of all or substantially all of the assets or business of Wag!; provided that a “Change in Control” does not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Wag! or any successor or indebtedness of Wag! is cancelled or converted or a combination thereof.

In addition, the Wag! Option grant made to Mr. Arjomand in August 2018 (the “Arjomand 2018 Option Grant”) will become fully vested upon the termination of Mr. Arjomand by the Company for reasons other than Cause or by Mr. Arjomand for Good Reason within twelve months following a Change in Control.

For purposes of the Arjomand 2018 Option Grant, the following terms generally have the following meaning:

“Cause” has the same meaning as the “Cause” definition in the “Severance Letter” as described in “—Potential Payments Upon Termination or Change in Control— Severance Letters.”

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company; provided that a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Good Reason” means one of the following conditions coming into existence without Mr. Arjomand’s consent (a) a reduction in Mr. Arjomand’s base salary by more than 10%, (b) a material diminution of Mr. Arjomand’s authority, duties or responsibilities, or (c) a relocation of Mr. Arjomand’s principal workplace by more than 30 miles.

Interests of Wag! Executive Officers in the Business Combination

As described under “Earnout”, certain Wag! Executive Officers will receive Management Earnout RSUs as part of the Business Combination. Upon occurrence of each Triggering Event, or a change in control, holders of Management Earnout RSUs will receive a one-time issuance of Management Earnout Shares. Certain members of New Wag!’s management team, which may include certain executive officers of Wag!, will also be entitled to receive warrant proceeds in the event New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, as described in the Business Combination Agreement section entitled “Warrant Proceeds.”

Post-Business Combination Company Executive Compensation

Following the completion of the Business Combination, New Wag! intends to develop an executive compensation program that is designed to align compensation with New Wag!’s business objectives and the creation of stockholder value, while enabling New Wag! to attract, motivate and retain individuals who contribute to the long-term success of New Wag! Decisions on the executive compensation program will be made by the compensation committee of the board of directors of New Wag! In addition, in connection with the consummation of the Business Combination, each Wag! Option held by a Named Executive Officer will be treated as provided in the Business Combination Agreement.

Director Compensation

The following table sets forth information regarding compensation earned by or paid to each person who served as a non-employee member of our board of directors during 2021. In 2021, except as otherwise described below, we did not pay any fees, make any equity awards, or pay any other compensation to any of the other non-employee members of our board of directors. We reimburse members of our board of directors for reasonable travel expenses incurred in connection with attending meetings of the board of directors, however, given that our board and committee meetings were conducted remotely in 2021, no such expenses were incurred and reimbursed in 2021. Mr. Smallwood, our Chairman and Chief Executive Officer, received no compensation for his service as a member of our board of directors in 2021, and is not included in this table. The compensation received by Mr. Smallwood as an employee is presented in the “Summary Compensation Table for the Year Ended December 31, 2021” in the “Executive Compensation” section of this proxy statement/prospectus.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Melinda Chelliah(4)	10,000	—	10,000
Jocelyn Mangan(5)	20,000	—	20,000
Brian Yee	—	—	—
Roger Lee	—	—	—
Niko Bonatsos	—	—	—
(1)	Pursuant to their non-employee director arrangements, each of Ms. Chelliah and Ms. Mangan receive an annual cash retainer of $10,000 for each calendar quarter of service on our board of directors. The values in this column reflect the number of calendar quarters they each served on our board of directors during 2021.
(2)	There was no grant date fair value of this share-based compensation under ASC 718.
(3)	The RSUs granted to our non-employee directors vest upon the satisfaction of both (i) a service-based vesting condition and (ii) a liquidity-based vesting condition. The schedule associated with the service-based vesting condition varies for each grant of RSUs as described below. The liquidity-based vesting condition will be satisfied in connection with this Business Combination, subject to each non-employee director’s continued service through the closing of such transaction. The terms of the RSUs additionally provide that if a non-employee director’s service terminates at the closing of this business combination, all RSUs that have not satisfied the service-based vesting condition as of such date will become vested as of the closing.
(4)	Ms. Chelliah currently has 87,077 RSUs outstanding. Her RSU grant, dated November 2, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on August 6, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.
(5)	Ms. Mangan currently has 87,077 RSUs outstanding. Her RSU grant, dated June 23, 2021, provides that the service-based vesting condition will be satisfied for 25% of the total number of RSUs on July 1, 2022 and for 6.25% of the total number of RSUs at the end of every three-month period thereafter, subject to her continued service through each such date.

Post-Business Combination Director Compensation

Following the consummation of the Business Combination, New Wag! intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New Wag! to attract, retain, incentivize and reward directors who contribute to the long-term success of company. In addition, in connection with the consummation of the Business Combination, each RSU held by a non-employee director will be treated as provided in the Business Combination Agreement.

MANAGEMENT OF NEW WAG! FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Wag! following the consummation of the Business Combination.

Name	Age	Position
Garrett Smallwood	31	Chief Executive Officer
Adam Storm	31	President & Chief Product Officer
Dylan Allread	36	Chief Operating Officer
Alec Davidian	38	Chief Financial Officer
Patrick McCarthy	41	Chief Marketing Officer
Maziar (Mazi) Arjomand	29	Chief Technology Officer
David Cane	38	Chief Customer Officer
Nicholas Yu	40	Director of Legal
Roger Lee		Director
Niko Bonatsos		Director
Melinda Chelliah		Director
Jocelyn Mangan		Director
Brian Yee		Director

Executive Officers

Garrett Smallwood has served as Chief Executive Officer of Wag! since November 2019 and is expected to serve as a director of New Wag! upon the consummation of the proposed Business Combination. Prior to Wag!, he was CEO and co-founder at Finrise (acquired by Wag!), a healthcare insurance financing company, from 2015 to 2017; VP of Operations at Pillow (acquired by Expedia via Home Away Group), a short-term multifamily property rental platform, from 2014 to 2015; and Product Manager at Redbeacon (acquired by The Home Depot), a platform that connects homeowners with home improvement professionals, from 2010 to 2015. He also serves as a board member of the San Francisco Society for the Prevention of Cruelty to Animals (“SPCA”). Mr. Smallwood was an active investor and advisor as well as Entrepreneur-in-Residence at NFX, an $875 million Seed Stage fund located in San Francisco, California from 2016 to 2019.

Adam Storm has served as President and Chief Product Officer at Wag! since January 2020, leading Wag!’s analytics and strategy, and overseeing our Pet Caregiver and Pet Parent apps. Prior to Wag!, Mr. Storm led strategy and product, and analytics teams across a number of consumer start-ups, including Wheels, a shared electric mobility platform, from 2019 to 2020, LootBear, an online rental marketplace, from 2015 to 2016, and was a software engineer at Microsoft from August 2013 to July 2015. He is also an active angel-investor and advisor to growth-stage startups. He holds a Bachelor of Science in Computer Science from University of California at Santa Cruz.

Dylan Allread joined Wag! in April 2018, and has served as Chief Operating Officer of Wag! since December 2019. He leads Wag!’s Customer Success, Trust & Safety, Communications and People teams and has extensive experience building and leading highly productive, efficient and innovative organizations. Prior to Wag!, Mr. Allread worked at DoorDash, a food delivery service, from 2015 to 2016, and again from 2017 to 2018 where he led the development and scale of the DoorDash HR team and foundational processes. He also served as a global Compensation & Benefits leader at OpenTable from 2013 to 2015, a Compensation Analyst at Equity Residential from 2011 to 2013 and Hyatt Hotels Corporation from 2010 to 2011, and provided executive compensation consulting for Compensation Strategies, Inc. from 2007 to 2010. Mr. Allread currently sits on the advisory boards for Sequoia Consulting Group, Sora and TravelBank. He holds a Bachelor of Arts in Economics, with a minor in Mathematics, from DePauw University.

Alec Davidian joined Wag! in November 2019, and has served as Chief Financial Officer of Wag! since January 2021. Prior to Wag!, Mr. Davidian was a Senior Manager at Ernst & Young from 2012 to 2018, assisting high growth companies with accounting matters, SEC filings, process improvements, and business scaling. He has over 15 years of experience in accounting and finance, working with numerous early stage startups and Fortune 500 companies. Mr. Davidian earned a bachelor’s degree from Newcastle University, is a Certified Public Accountant in California, certified Fellow member of ACCA, and member of the AICPA.

Patrick McCarthy has served as Chief Marketing Officer of Wag! since July 2021. He leads the Wag! marketing teams, including brand efforts and the growth and retention of the Pet Parent and Pet Caregiver communities. Prior to joining Wag!, he was the Vice President of Marketing at Tripping.com, a marketplace for vacation rentals, from 2017 to 2018; Vice President of Marketing at Storefront, an online marketplace for renting short term retail space, from 2015 to 2016; Director of Marketing at Redbeacon from 2011 to 2014; and Search Marketing Manager at StubHub, a marketplace for ticket exchange and resale company, from 2004 to 2006. Mr. McCarthy holds a Bachelor of Arts in History from the University of California at Santa Cruz.

Maziar (Mazi) Arjomand has served as Chief Technology Officer of Wag! since December 2019. Prior to joining Wag!, he cofounded and acted as CTO to both Vetary, a marketplace for pet-care financing, and Finrise from 2015 to 2017. Additionally, he worked in engineering at a variety of successful technology startups, such as Agawi (acquired by Google) from 2012 to 2014, and as an engineering lead at Redbeacon (acquired by Home Depot) from 2014 to 2015. He has extensive experience in development and technology. Mr. Arjomand holds a Bachelor of Science in Computer Engineering and Science from Santa Clara University.

David Cane has served as Chief Customer Officer of Wag! since July 2021. He joined Wag! as the Senior Director of Customer Support and was later promoted to VP of Customer Experience/Trust & Safety. After two years in that role, he was promoted to Chief Customer Officer. He oversees the organization’s comprehensive relationship with its community of Pet Parents and Pet Caregivers and efforts to assess and elevate experiences at each touchpoint across each user’s journey. Prior to joining Wag!, he led both onshore and offshore operations for The Home Depot from 2013 to 2017, Uber and Xchange Leasing from 2017 to 2019, and Comcast from 2008 to 2011. Mr. Cane studied Industrial/Organizational Psychology at Middle Tennessee State University.

Nicholas Yu has served as the Director of Legal at Wag! since May 2021. He oversees all legal matters including corporate transactions, litigation, corporate governance, and regulatory issues. Mr. Yu is a seasoned lawyer with extensive experience in the technology and consumer sectors. Prior to joining Wag!, he was an intellectual property litigator at Latham & Watkins LLP in Silicon Valley from 2014 to 2020, where he worked with a diverse range of clients on matters ranging from high profile, bet-the-company lawsuits to commercial contracting issues. Mr. Yu holds a Juris Doctor from University of California, Hastings College of the Law and a Bachelor of Arts in Molecular Cell Biology, with a minor in Philosophy, from the University of California, Berkeley.

Directors

Upon consummation of the Business Combination, we anticipate the size of the New Wag! Board to be seven members. The following individuals are expected to serve as directors of New Wag!:

Roger Lee is expected to serve as a director of New Wag!. Mr. Lee is a general partner at Battery Ventures, a private equity company. He has a particular focus on companies offering products and services through online marketplaces and is the creator of the Battery Marketplace Index. Prior to joining Battery Ventures in 2001, he was an entrepreneur and operator, co-founding two companies, NetMarket, an online consumer internet service that was acquired by Cendant Corporation, and Corio, a managed-service provider that went public and was later acquired by IBM, and a product manager at Edify Corporation, a global communications platform. He holds a Bachelor of Arts in Political Science from Yale University.

Niko Bonatsos is expected to serve as a director of New Wag!. Mr. Bonatsos is a venture investor at General Catalyst. Prior to joining General Catalyst, he worked at Yokogawa Electric Corporation, a multinational electrical engineering and software company, in Tokyo. He holds a Master of Science in Management Science and Engineering from Stanford University, a Master of Philosophy in Manufacturing Engineering and Management from the University of Cambridge, and a Diplom-Ingenieur in Electrical Engineering and Computer Science from the National Technical University of Athens.

Melinda Chelliah is expected to serve as a director of New Wag!. Ms. Chelliah is the chief executive officer for Tailored for Growth, a professional services firm. She has over 20 years of finance, operations, governance, customer support, and public accounting experience at companies, such as Target, Universal Music Group, Disney, Deloitte, and EY. She also served as a chief financial officer for the Dermstore, a skin care and beauty e-commerce site, and was part of the founding team to build Resources Global Professionals and ultimately take it public. She holds a degree in Accounting and Business Management from California State University, Long Beach and is an active CPA.

Jocelyn Mangan is expected to serve as a director of New Wag!. Ms. Mangan is the chief executive officer for Him For Her, a social impact venture aimed at accelerating diversity on corporate boards. She serves on the board of directors of ChowNow, an online food ordering platform, and Papa John’s, a pizza delivery company. She is also an Aspen Institute Henry Crown Fellow. Ms. Mangan has over 20 years of experience building global products for CitySearch, Ticketmaster, OpenTable, and Snagajob. She holds a Bachelor of Arts in English and Communications from Vanderbilt University.

Brian Yee is expected to serve as a director of New Wag!. Mr. Yee serves as a partner at ACME, where he focuses on investment opportunities in consumer, digital healthcare, and fin-tech. Mr. Yee serves on the board of Ever/Body, Quip, SoLo Funds, Wag!, and Zendrive, and serves as a board observer for Brightside, Pill Club, and Slync.io. He has also been involved with the firm’s investments in Airbnb, BFA (ipsy), Billie, Cue, Forte, Included Health, OpenGoc, Pillpack, Robinhood, and Uber, among others. Prior to joining ACME, he was an investment professional at General Atlantic, a growth equity firm, and an investment banker at Goldman Sachs. Mr. Yee holds a degree from Georgetown University.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined as a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that each individual expected to serve on our Board upon consummation of the Business Combination, will qualify as an independent director under Nasdaq listing standards.

Committees of the Board of Directors

Following the consummation of the Business Combination, it is anticipated that the New Wag! Board will have three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. Our audit committee will be composed of independent directors, our compensation committee will be composed of independent directors, and our nominating and governance committee will be composed of directors.

Audit Committee

Upon consummation of the Business Combination, it is anticipated that the members of our audit committee will consist of            .            is expected to serve as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of                  is financially literate and it is anticipated that            will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon consummation of the Business Combination, our compensation committee will consist of       .       is expected to serve as the chairperson of the compensation committee. Under the Nasdaq listing rules, we are required to have at least two members of the compensation committee. The Nasdaq rules also require that the compensation committee be composed solely of independent directors. Each of          will qualify as independent directors.

Nominating and Governance Committee

Upon consummation of the Business Combination, our compensation committee will consist of     .      is expected to serve as the chairperson of the nominating and governance committee.

Compensation Committee Interlocks and Insider Participation

No member of the Wag! compensation committee was at any time during fiscal year 2022, or at any other time, one of Wag!’s officers or employees. None of Wag!’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Wag! Board or member of Wag!’s compensation committee.

Code of Ethics

Following the completion of the Business Combination, it is anticipated that the New Wag! Board will adopt a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available either on our website at www.wag.co or without charge upon request from us.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the New Wag! board.

Executive Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the Executive Officers of New Wag!.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding (i) the actual beneficial ownership of CHW ordinary shares as of June 30, 2022 and (ii) expected beneficial ownership of New Wag! common stock immediately following the Closing, assuming that no public shares are redeemed and, alternatively, that all public shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of New Wag! common stock;
●	each of our current executive officers and directors;
●	each person who will become an executive officer or director of New Wag! post-Business Combination; and
●	all executive officers and directors of CHW as a group pre-Business Combination and all executive officers and directors of New Wag! as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of CHW ordinary shares pre-Business Combination is based on 15,687,500 shares (including 12,500,000 public shares, 3,125,000 founder shares and 62,500 representative shares) that will be issued and outstanding as of June 30, 2022.

The expected beneficial ownership of shares of New Wag! common stock post-Business Combination presented in the table below under “Assuming No Redemption” is based upon the assumptions set forth in the unaudited pro forma section herein and assume: (i) that no public shareholders exercise their Redemption Rights (No redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of CHW ordinary shares (pre-Business Combination) or New Wag! common stock (post-Business Combination), and (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement.

The expected beneficial ownership of shares of New Wag! common stock post-Business Combination presented in the table below under “Assuming Maximum Redemption” is based upon the assumptions set forth in the unaudited pro forma section herein and assume: (i) that the maximum number of public shares have been redeemed by CHW’s public shareholders (maximum redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of CHW (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits an aggregate of 13,327 shares of common stock in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter.

The expected beneficial ownership of shares of New Wag! common stock also excludes (i) the Earnout Shares, all of which will be unvested as of the Closing, (ii) shares and awards issuable under the Omnibus Incentive Plan and (iii) shares issuable upon exercise of the public warrants and the private placement warrants.

			After the Domestication, Business
	Prior to the		Combination and PIPE and Backstop Investment
	Domestication
	and Business		Assuming No		Assuming Maximum
	Combination(2)		Redemption(3)		Redemption(4)
			Number of		Number of
	Number of		shares of		shares of
	CHW ordinary		New Wag!		New Wag!
Name and Address of Beneficial Owners(1)	shares	%	Common Stock	%	Common Stock	%
Directors and Executive Officers of CHW
Deb Benovitz	—	—	—	—	—	—
Mark Grundman(5)	2,405,000	15.3	2,405,000	4.4	2,391,673	5.6
Victor Herrero	—	—	—	—	—	—
M. Carl Johnson, III	—	—	—	—	—	—
Stephen Katchur	—	—	—	—	—	—
Paul Norman	—	—	—	—	—	—
Jonah Raskas(5)	2,405,000	15.3	2,405,000	4.4	2,391,673	5.6
Jason Reiser	—	—	—	—	—	—
Gary Tickle	—	—	—	—	—	—
Deborah Weinswig	—	—	—	—	—	—
Directors and Executive Officers of CHW as a Group (Eight Individuals)	2,405,000	15.3	2,405,000	4.4	2,391,673	5.6
Directors and Executive Officers of New Wag! After Consummation of the Business Combination
Garrett Smallwood(6)	—	—	1,634,506	3.0	1,634,506	3.8
Adam Storm(7)	—	—	1,526,134	2.8	1,526,134	3.6
Dylan Allread(8)	—	—	783,446	1.4	783,446	1.8
Alec Davidian(9)	—	—	148,641	*	148,641	*
Patrick McCarthy(10)	—	—	129,241	*	129,241	*
Maziar (Mazi) Arjomand(11)	—	—	1,642,534	3.0	1,642,534	3.9
David Cane(12)	—	—	91,094	*	91,094	*
Nicholas Yu(13)	—	—	29,100	*	29,100	*
Roger Lee(14)	—	—	3,846,421	7.0	3,846,421	9.0
Niko Bonatsos	—	—	—	—	—	—
Melinda Chelliah(15)	—	—	84,465	*	84,465	*
Jocelyn Mangan(16)	—	—	84,465	*	84,465	*
Brian Yee	—	—	—	—	—	—
All Directors and Executive Officers of New Wag! as a Group (13 Individuals)
Five Percent Holders
General Catalyst(17)	—	—	6,962,385	12.6	6,962,385	16.3
ACME Fund II(18)	—	—	5,338,096	9.7	5,338,096	12.5
Battery Ventures(14)	—	—	3,846,421	7.0	3,846,421	9.0
CHW Acquisition Sponsor LLC(5)	2,405,000	15.3	2,405,000	4.4	2,391,673	5.6
MM Asset Management Inc.(19)	1,050,000	6.7	1,050,000	1.9	60,000	*
Tenor Opportunity Master Fund, Ltd.(20)	1,050,000	6.7	1,050,000	1.9	60,000	*
Boothbay Fund Management, LLC (21)	1,050,000	6.7	1,050,000	1.9	60,000	*
Polar Asset Management Partners Inc. (22)	1,050,000	6.7	1,050,000	1.9	60,000	*
ATW SPAC Management LLC (23)	1,050,000	6.7	1,050,000	1.9	60,000	*
Periscope Capital Inc. (24)	794,900	5.1	794,900	1.4	794,900	1.9
Tenaya Capital (25)	—	—	4,017,074	7.3	4,017,074	9.4
*	Less than one percent
**	The table assumes that June 30, 2022, is the Closing of the Business Combination.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577.
(2)	The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 15,687,500 CHW ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a upon exercise of CHW’s warrants, which will become exercisable on the later of the completion of an initial Business Combination and 12 months from the closing of the CHW IPO. Unless otherwise indicated, CHW believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the business combination. Interests shown before the Business Combination consist of (i) public shares and (ii) founder shares, which shares will then convert into shares of common stock in connection with the Closing of the Business Combination prior to pro rata forfeiture of the Forfeited Shares by the Sponsor. 15,000,000 shares of common stock held by Sponsor that constitute Earnout Shares (as defined herein) are not reflected in the above table.
(3)	The post-Business Combination percentage of beneficial ownership is calculated based on 55,123,535 shares of New Wag! common stock outstanding immediately after the consummation of the Business Combination and the PIPE and Backstop Investment. The number of shares of New Wag! common stock assumes (i) that no public shareholders exercise their Redemption Rights (No Redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of CHW ordinary shares (pre-Business Combination) or New Wag! common stock (post-Business Combination), and (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement.
(4)	The post-Business Combination percentage of beneficial ownership is calculated based on 42,610,207 shares of New Wag! common stock outstanding immediately after the consummation of the Business Combination and the PIPE and Backstop Investment. The number of shares of New Wag! common stock assumes (i) that the maximum number of public shares have been redeemed by CHW’s public shareholders (Maximum Redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of CHW (pre-Business Combination) or New Wag! common stock (post-Business Combination), (iii) that 500,000 shares of common stock are issued to the PIPE and Backstop Investor pursuant to the PIPE and Backstop Subscription Agreement, and (iv) that the Sponsor forfeits an aggregate of 13,327 shares of common stock in connection with the Closing pursuant to paragraph 5 of the CHW Founders Stock Letter.
(5)	The Sponsor is the record holder of such ordinary shares. CHW Acquisition Founders LLC, a Delaware limited liability company (“Founders”), is the sole managing member of the Sponsor. MJG Partners LLC, a New Jersey limited liability company (“MJG”), is the sole managing member of the Founders. Mr. Grundman is the sole manager of MJG. As such, Founders, MJG, and Mr. Grundman share voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of such ordinary shares held directly by the Sponsor. Founders, MJG, Mr. Raskas and Mr. Grundman each disclaim beneficial ownership of any ordinary shares other than to the extent each of them may have a pecuniary interest therein, directly or indirectly.
(6)	Consists of options to purchase 1,634,506 shares of New Wag! Common Stock held by Mr. Smallwood, 1,539,122 shares of which are exercisable and vested within 60 days of June 30, 2022.
(7)	Consists of options to purchase 1,526,134 shares of New Wag! Common Stock held by Mr. Storm, 985,628 shares of which are exercisable and vested within 60 days of June 30, 2022.
(8)	Consists of options to purchase 783,446 shares of New Wag! Common Stock held by Mr. Allread, 721,012 shares of which are exercisable and vested within 60 days of June 30, 2022.
(9)	Consists of options to purchase 148,641 shares of New Wag! Common Stock held by Mr. Davidian, 133,863 shares of which are exercisable and vested within 60 days of June 30, 2022.
(10)	Consists of options to purchase 129,241 shares of New Wag! Common Stock held by Mr. McCarthy, 116,989 shares of which are exercisable and vested within 60 days of June 30, 2022.

(11)	Consists of options to purchase 1,642,534 shares of New Wag! Common Stock held by Mr. Arjomand, 1,544,725 shares of which are exercisable and vested within 60 days of June 30, 2022.
(12)	Consists of options to purchase 91,094 shares of New Wag! Common Stock held by Mr. Cane, 79,986 shares of which are exercisable and vested within 60 days of June 30, 2022.
(13)	Consists of options to purchase 29,100 shares of New Wag! Common Stock held by Mr. Yu, 13,944 shares of which are exercisable and vested within 60 days of June 30, 2022.
(14)	Consists of (a) 69,235 shares of New Wag! Common Stock, which are held of record by Battery Investment Partners XI, LLC, (b) 1,552,046 shares of New Wag! Common, which are held of record by Battery Ventures XI-A Side Fund, L.P., (c) 1,493,877 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-A, L.P., (d) 336,547 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-B Side Fund, L.P., and (e) 394,716 shares of New Wag! Common Stock, which are held of record by Battery Ventures XI-B, L.P., (collectively referred to as “Battery Ventures”). The business address of Battery Ventures is One Marina Park Drive, Suite 1100, Boston, MA 02210.
(15)	Consists of 84,465 RSUs held by Ms. Chelliah, 21,116 of which are vested within 60 days of June 30, 2022.
(16)	Consists of 84,465 RSUs held by Ms. Mangan, 21,116 of which are vested within 60 days of June 30, 2022.
(17)	Consists of 6,962,385 shares of New Wag! Common Stock, which are held of record by General Catalyst Group VII, L.P. The business address of General Catalyst is 20 University Road, 4th Floor, Cambridge, MA 02138.
(18)	Consists of 5,338,096 shares of New Wag! Common Stock, which are held of record by Sherpa Ventures Fund II, L.P. (“ACME Fund II”). The business address of ACME Fund II is 505 Howard St., San Francisco, CA 94105.
(19)	According to Schedule 13G filed with the SEC on September 2, 2021, and represent shares deemed beneficially owned by each of MMCAP International Inc. SPC (“MMCAP”) and MM Asset Management Inc. (“MM”). MMCAP is incorporated in the Cayman Islands, and MM is incorporated in Ontario, Canada. The business address of MMCAP is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. The business address of MM is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it.
(20)	According to Schedule 13G filed jointly with the SEC on September 7, 2021, by Tenor Capital Management Company, L.P., Tenor Opportunity Master Fund, Ltd. and Robin Shah, and represents shares held by Tenor Opportunity Master Fund, Ltd. (the “Master Fund”). Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the investment manager to the Master Fund. Robin Shah, a U.S. citizen, serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. The business address of the holder is 810 Seventh Avenue, Suite 1905, New York, NY 10019. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it.
(21)	According to Schedule 13G filed with the SEC on February 4, 2022, and represents shares held by Boothbay Absolute Return Strategies LP, a Delaware limited partnership (the “Fund”), which is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (the “Adviser”). The Adviser, in its capacity as the investment manager of the Fund, has the power to vote and the power to direct the disposition of all securities held by the Fund. Ari Glass is the managing member of the Adviser. His business address is 140 East 45th Street, 14th Floor, New York, NY 10017. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it.
(22)	According to Schedule 13G filed with the SEC on February 7, 2022, and represents shares held by Polar Multi-Strategy Master Fund, a company incorporated under the laws of Ontario, Canada, to which Polar Asset Management Partners Inc. serves as investment advisor and has voting and dispositive control over the shares held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (the “Polar Fund”). Polar Asset Management Partners Inc. disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest therein. The ultimate natural person who has voting and dispositive control over the shares held by the Polar Fund is Paul Sabourin, Chief Investment Officer of PAMPI. The business address of

Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it.
(23)	According to Schedule 13G filed with the SEC on February 14, 2022, and represents shares held by one or more separately managed accounts managed by ATW SPAC Management LLC, a Delaware limited liability company (“ATW”), which has been delegated exclusive authority to vote and/or direct the disposition of such Units held by such separately managed accounts, which are sub-accounts of one or more pooled investment vehicles managed by a Delaware limited liability company. Antonio Ruiz-Gimenez is the Managing Member of ATW. The business address of ATW is 7969 NW 2nd Street, #401 Miami, Florida 33126. Includes 60,000 founder shares sold to the anchor investor in conjunction with the anchor investor purchasing 100% of the units allocated to it.
(24)	According to Schedule 13G filed with the SEC on February 14, 2022, and represents shares held by Periscope Capital Inc., a non-U.S. investment advisor that beneficially owns 710,200 ordinary shares and acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 84,700 ordinary shares. The business address of Periscope Capital Inc. is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.
(25)	Consists of 4,017,074 shares of New Wag! Common Stock, which are held of record by Tenaya Capital VII, L.P. The business address of Tenaya Capital is 3101 Park Boulevard, Palo Alto, CA 94306.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Wag! Related Person Transactions

Wag! has no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K.

Related Party Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, New Wag! will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Wag! or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of the New Wag!’s officers or one of New Wag!’s directors;
●	any person who is known by New Wag! to be the beneficial owner of more than five percent (5%) of its voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New Wag! will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Indemnification

Effective immediately upon the consummation of the Business Combination, we will enter into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

Related Agreements

Pre-PIPE Series P Preferred Stock Offering

In connection with entering into the Business Combination Agreement, on January 28, 2022, certain accredited investors which are existing investors in Wag! (each a “Pre-PIPE Investor,” and collectively, the “Pre-PIPE Investors”) have agreed to purchase shares of Series P Preferred Stock of Wag!, in an aggregate principal amount of $11 million (the “Pre-PIPE Series P Shares”) in a private placement, issuable pursuant to the Subscription Agreement (the “Series P Shares Subscription Agreement”), by and among Wag! and the Pre-PIPE Investors (the “Pre-PIPE Investment”). The Pre-PIPE Series P Shares are subject to transfer restrictions as set forth in the Series P Shares Subscription Agreement. Wag! intends to use the proceeds from the sale of the Pre-PIPE Series P Shares for general working capital or to fund acquisitions of accretive business targets. Closing of the Pre-PIPE Investment, which shall not be conditioned in any manner whatsoever on the closing of the Business Combination, shall occur as promptly as practicable after the signing of the Series P Shares Subscription Agreement. None of the Sponsor or CHW’s officers, directors or their affiliates, is a Pre-PIPE Investor in the Pre-PIPE Investment. CHW’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the Pre-PIPE Investment.

For a detailed description of the Pre-PIPE Investment, see the section entitled, “The Business Combination Agreement – Related Agreements – Pre-PIPE Series P Preferred Stock Offering.”

PIPE and Backstop Investment

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into the Subscription Agreements with the PIPE and Backstop Investor, pursuant to which, among other things, the PIPE and Backstop Investor agreed to purchase an aggregate of 500,000 shares of common stock of New Wag! following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5 million; provided, however, if the PIPE and Backstop Investor acquires CHW ordinary shares in the open market between the date of the PIPE and Backstop Subscription Agreement and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination and agrees not to redeem those shares, then the required purchase amount shall be reduced on a share-for-share basis by the number of CHW ordinary shares so acquired in the open market.

The Subscription Agreements contain customary representations, warranties, covenants and agreements of CHW and the PIPE and Backstop Investor. The Subscription Agreements include customary closing conditions which include (i) absence of any amendment or modification to the Business Combination Agreement that is material and adverse to the PIPE and Backstop Investor); and (ii) the right to terminate the Subscription Agreements if the transactions contemplated in the Business Combination Agreement have not been consummated by November 6, 2022, other than as a result of breach by the terminating party).

For a detailed description of the PIPE and Backstop Subscription Agreement, see the section entitled, “The Business Combination Agreement– Related Agreements –PIPE and Backstop Subscription Agreement.”

Stockholder Support Agreement

Wag! has delivered to CHW the Stockholder Support Agreement, pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the Written Consent, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the “Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

CHW Founders Stock Letter

In connection with the execution of the Business Combination Agreement, the CHW Founder Shareholders entered into the CHW Founders Stock Letter, pursuant to which, among other things, CHW, Wag!, the Sponsor and the CHW Founder Shareholders agreed, with respect to the Forfeiture Shares, during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.

The number of Forfeiture Shares subject to potential forfeiture will be determined as follows:

●	upon the occurrence of Triggering Event I, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event II, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture;
●	upon the occurrence of Triggering Event III, within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture, and
●	no Forfeiture Shares will thereafter be subject to forfeiture; and on the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor will forfeit all Forfeiture Shares which remain subject to forfeiture, if any.

If, during the three-year period beginning on the first day after the Acquisition Closing, there is a change of control pursuant to which New Wag! or its stockholders have the right to receive consideration implying a value per share of New Wag! common stock (as agreed in good faith by the Sponsor and the New Wag! Board) of:

●	less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Forfeiture Shares;
●	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 240,500 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture;
●	greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such change of control, the Sponsor shall forfeit 120,250 Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture; or
●	greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Forfeiture Shares, and (B) thereafter, the Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to New Wag! common stock occurring after the Acquisition Closing.

The CHW Founder Shareholders also agreed to (i) comply with the non-solicitation and certain other provisions in the Business Combination Agreement; (ii) vote all ordinary shares, par value $0.0001 per share, of CHW (for all periods prior to the completion of the Domestication, “Founders Shares”) held by the Sponsor in favor of the Condition Precedent Proposals and in favor of the adoption and approval of the Business Combination Agreement and the Business Combination; and (iii) forfeit to CHW for cancellation for no consideration, (A) 15% of the Founders Shares and the warrants to purchase ordinary shares of CHW, with each whole warrant exercisable for one ordinary share of CHW at an exercise price of $11.50 (prior to the Domestication, “Founders Warrants” and together with Founders Shares, collectively, “Founders Equity”) indirectly owned by Jonah Raskas and Mark Grundman, if the aggregate amount of cash proceeds made available from the Trust Account to New Wag! at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of certain redemption rights provided for in the Amended and Restated Memorandum and Articles of Association (but before the payment of any unpaid transaction expenses), is less than 10% of the funds in the Trust Account as of the date of the CHW Founders Stock Letter (without including any funds in the Trust Account with respect to any shares of common stock acquired by the PIPE and Backstop Investor). The composition of such 15% of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants as of the date of the CHW Founders Stock Letter) subject to forfeiture will be determined in the CHW Founder Shareholders’ sole discretion, and (B) 20,000 shares of the Founders Equity, if 300,000 New Wag! Community Shares are issued in accordance with the Business Combination Agreement. In accordance with the CHW Founders Stock Letter, CHW expects CHW Founder Shareholders to vote their shares in favor of all proposals being presented at the Special Meeting of CHW’s shareholders. No consideration was paid to the CHW Founder Shareholders in exchange for their agreeing to vote all ordinary shares held by the Sponsor in favor of the Business Combination.

For a detailed description of the CHW Founders Stock Letter, see the section entitled, “The Business Combination Agreement– Related Agreements –CHW Founders Stock Letter.”

Lock-Up Agreement

In connection with the Business Combination, CHW and Key Wag! Stockholders entered into a lock-up agreement, which we refer to as the “Lock-Up Agreement.” Pursuant to the Lock-Up Agreement, approximately 70% of the aggregate issued and outstanding securities of Wag! will be subject to the restrictions described below from the Acquisition Closing until the termination of applicable lock-up periods.

CHW and the Key Wag! Stockholders have agreed not to, without the prior written consent of the Audit Committee of the New Wag! Board and subject to certain exceptions, during the applicable lock-up period:

●	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time or issued or issuable to it in connection with the Acquisition Merger (including New Wag! common stock acquired as part of the PIPE and Backstop Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE and Backstop Investment), any shares of New Wag! common stock issuable upon the exercise of options to purchase shares of New Wag! common stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for New Wag! common stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-Up Shares”);
●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or
●	publicly announce any intention to effect any transaction specified in the foregoing clauses.

Pursuant to the Lock-Up Agreement, CHW and the Key Wag! Stockholders agreed to the foregoing transfer restrictions during the period beginning on the Acquisition Closing Date and ending on the date that is the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which New Wag! completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of New Wag!’s stockholders having the right to exchange their shares for cash, securities or other property.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, the IPO Registration Rights Agreement will be amended and restated, and New Wag! and the Registration Rights Holders will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, New Wag! will agree that, within 30 calendar days after the consummation of the Business Combination, New Wag! will use its commercially reasonable efforts to file with the SEC (at New Wag!’s sole cost and expense) the Resale Registration Statement, and New Wag! will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the CHW Holders can demand up to three underwritten offerings and certain of the Wag Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders can demand up to four block trades within any 12-month period and will be entitled to customary piggyback registration rights. The Amended and Restated Registration Rights Agreement does not provide for the payment of any cash penalties by New Wag! if it fails to satisfy any of its obligations under the Amended and Restated Registration Rights Agreement.

Other

On January 18, 2021, the Sponsor paid $25,000, or approximately $0.009 per share, to cover certain of CHW’s offering and formation costs in consideration of 2,875,000 ordinary shares, par value $0.0001. In connection with the upsized deal terms, on August 30, 2021, CHW issued an additional 287,500 ordinary shares to the Sponsor, resulting in the Sponsor owning 3,162,500 founder shares. Up to 412,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters exercised their over-allotment option in connection with CHW’s IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on September 1, 2021, only 37,500 founder shares were forfeited. The founder shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased, pursuant to a written agreement, an aggregate of 4,238,636 private placement warrants for a purchase price of $1.00 per whole warrant in a private placement that occurred concurrently with the closing of the IPO. Each private placement warrant entitles the holder to purchase one ordinary share at $11.50 per share, subject to adjustment. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of an initial business combination.

CHW currently maintains its executive offices at 2 Manhattanville Road, Suite 403, Purchase, New York 10577. The cost for CHW’s use of this space is included in the $10,000 per month fee CHW pays to an affiliate of the Sponsor for office space and secretarial and administrative services. Upon completion of an initial business combination or CHW’s liquidation, CHW will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CHW’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CHW’s audit committee will review on a quarterly basis all payments that were made by CHW to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CHW’s behalf.

On January 18, 2021, CHW issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which CHW could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the IPO. The Promissory Note will be repaid from the funds deposited into the operating account.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CHW’s officers and directors may, but are not obligated to, loan CHW funds as may be required (the “Working Capital Loans”). If CHW completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to CHW. In the event that the initial business combination does not close, CHW may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but No proceeds from the Trust Account would be used for such repayment. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. As of December 31, 2021, there were no amounts outstanding under the Working Capital Loans. CHW does not expect to seek loans from parties other than the Sponsor, its affiliates or its management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

In connection with the IPO, CHW entered into a registration and shareholder rights agreement pursuant to which our initial shareholders are entitled to certain registration rights with respect to the founder shares, the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the ordinary shares issuable upon exercise of the foregoing, as long as the initial shareholders hold any securities covered by the registration and shareholder rights agreement. CHW will bear the expenses incurred in connection with the filing of any such registration statements.

Policy for Approval of Related Party Transactions

The audit committee of CHW’s board of directors has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that CHW has already committed to, the business purpose of the transaction, and the benefits of the transaction to CHW and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

DESCRIPTION OF NEW WAG! SECURITIES

The following summary of certain provisions of New Wag!’s capital stock does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws, and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Authorized Capitalization

General

The Proposed Charter will authorize the issuance of 111,000,000 shares of capital stock, par value $0.0001 per share, of New Wag!, consisting of:

●	110,000,000 shares common stock and
●	1,000,000 shares of preferred stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Charter, the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

Common Stock

We expect to have approximately 47,587,500 of common stock outstanding immediately after the consummation of the Business Combination, assuming that none of CHW’s outstanding ordinary shares are redeemed in connection with the Business Combination. We anticipated that, upon completion of the Business Combination, the ownership of New Wag! will be as follows: CHW’s public shareholders (including Chardan and the anchor investors) are expected to hold 13,282,500 shares of New Wag! common stock, or approximately 27.9% of the outstanding New Wag! common stock; the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.1% of the outstanding New Wag! common stock; the Sponsor is expected to hold 2,405,000 shares of New Wag! common stock, or approximately 5.0% of the outstanding New Wag! common stock; and the continuing Wag! stockholders (including Pre-PIPE Investors) are expected to hold 31,100,000 shares of New Wag! common stock, or approximately 65.4% of the outstanding New Wag! common stock and 300,000 Community Shares or approximately 0.6% of the outstanding New Wag! common stock. This excludes (i) the Earnout and (ii) common stock underlying the public warrants and the private placement warrants.

We expect to have approximately 35,074,173 shares of common stock outstanding immediately after the consummation of the Business Combination, assuming the maximum redemptions scenario described in this proxy statement/prospectus. The ownership of New Wag! will be as follows: CHW’s public shareholders (including Chardan and the anchor investors) are expected to hold 782,500 shares of New Wag! common stock, or approximately 2.2% of the outstanding New Wag!; the PIPE and Backstop Investor is expected to hold 500,000 shares of New Wag! common stock, or approximately 1.4% of the outstanding New Wag! common stock; the Sponsor is expected to hold 2,391,673 shares of New Wag! common stock, or approximately 6.8% of the outstanding New Wag! common stock; and the continuing Wag! stockholders (including Pre-PIPE Investors) are expected to hold 31,100,000 shares of New Wag! common stock, or approximately 88.7% of the outstanding New Wag! common stock and 300,000 Community Shares or approximately 0.9% of the outstanding New Wag! common stock. This excludes (i) the Earnout and (ii) common stock underlying the public warrants and the private placement warrants.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time on common stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of common stock will be entitled to share ratably in all assets remaining after payment of New Wag!’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the common stock, then outstanding, if any.

Other rights. The holders of common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the completion of the Business Combination. The Existing Organizational Documents provide, and the Proposed Charter will provide that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Wag! (or, after the closing, New Wag!) or the removal of existing management. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which will apply so long as the shares of common stock remain listed on Nasdaq, require stockholder approval of certain issuances of common stock (including any securities convertible into common stock) equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders. The Proposed Organizational Documents will provide that special meetings of stockholders may be called only by a majority vote of New Wag!’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Proposed Bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in New Wag!’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws will specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares. New Wag!’s authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of New Wag! by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum. The Proposed Charter will provide that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on New Wag!’s behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of New Wag!’s current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against New Wag! arising out of, or pursuant to, the DGCL, the Proposed Charter or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against New Wag! or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New Wag! would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be No assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Wag! or its directors, officers, or other employees, which may discourage lawsuits against New Wag! or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Proposed Charter to be inapplicable or unenforceable in an action, New Wag! may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm New Wag!’s business.

Section 203 of the Delaware General Corporation Law. New Wag! will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL fines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire New Wag! even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. New Wag! will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter contains provisions that limit the liability of New Wag!’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of his duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions; and
●	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Stockholder Registration Rights

Under the terms of the Amended and Restated Registration Rights Agreement, New Wag! agrees that, within 30 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the other parties thereto (the “Resale Registration Statement”), and will use its commercially reasonable efforts to have such Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Pursuant to the Amended and Restated Registration Rights Agreement, Holders have been granted certain, customary registration rights. See “Certain Relationships and Related Party Transactions — Wag! Related Person Transactions — Registration Rights Agreement.” The PIPE and Backstop Investor has also been granted certain, customary registration rights pursuant to the PIPE and Backstop Subscription Agreement.

Warrants

Public Shareholders’ Warrants. Each whole warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of our initial business combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the ordinary share underlying such unit.

We have agreed that as promptly as practicable, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our ordinary shares are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants, but we will use our commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per ordinary share equals or exceeds $16.50

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the ordinary shares equals or exceeds $16.50 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of our ordinary shares over the exercise price of the warrants by (y) the fair market value.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the ordinary shares may fall below the $16.50 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Shareholders’ Warrants—Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the ordinary shares, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Warrant Proceeds

Following the Acquisition Closing, in the event that New Wag! conducts a tender offer or other redemption, termination or cancellation of the assumed CHW warrants, each of (x) the CHW Founder Shareholders, collectively, and (y) certain members of New Wag!’s management, collectively, shall be entitled to receive five percent (5%) of any cash proceeds actually received by New Wag! as a result of the exercise of any such assumed CHW warrants in connection with such redemption.

Anti-Dilution Adjustments

If the number of outstanding ordinary shares is increased by a capitalization or share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one minus the quotient of (x) the price per ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the ordinary shares on account of such ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of ordinary shares in connection with a shareholder vote to amend our Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to provide holders of our ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of our ordinary shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.

Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in our Amended and Restated Memorandum and Articles of Association or as a result of the redemption of ordinary shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between VStock Transfer LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the warrant agreement, which was filed as an exhibit to the registration statement for the IPO, contains a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants.

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that CHW agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it was not known at the time of the IPO whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination by CHW, the Sponsor or an affiliate of the Sponsor or certain of CHW’s officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of New Wag! at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the New Wag! common stock and the warrant agent for the New Wag! public warrants and private placement warrants will be VStock Transfer LLC.

Listing

We intend to list our common stock and our warrants to purchase common stock on Nasdaq under the symbols “PET” and “PETW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Wag! for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Wag! for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New Wag! common stock then outstanding (as of the date of this proxy statement/prospectus, CHW has ordinary shares outstanding); or
●	the average weekly reported trading volume of New Wag! common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Description of New Wag!’s Capital Stock — Stockholder Registration Rights” above.

APPRAISAL RIGHTS

Neither CHW shareholders nor CHW warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, CHW’s Existing Organizational Documents provide that the shareholder must give timely notice in proper written form to CHW at CHW’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice.

Shareholder Director Nominees

Nominations of persons for election to the board of directors at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in CHW’s notice of such special meeting, may be made by or at the direction of the board of directors or by certain shareholders of CHW.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to CHW at CHW’s principal executive offices. To be timely, a shareholder’s notice must have been received not earlier than 120 calendar days and not later than 90 calendar days prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a shareholder notice must be received not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In No event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a shareholder’s notice.

In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with CHW’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CHW Acquisition Corporation, 2 Manhattanville Road, Suite 403, Purchase, New York 10577. Following the Business Combination, such communications should be sent to Wag! Group Co., 55 Francisco Street, Suite 360, San Francisco, CA 94133, Attention: Legal Department. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

VALIDITY OF COMMON STOCK

McDermott Will & Emery LLP has passed upon the validity of the common stock of New Wag! and the warrants of New Wag! offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. McDermott Will & Emery LLP, as tax counsel for CHW, has passed upon certain U.S. federal income tax consequences of the business combination for CHW.

EXPERTS

The consolidated financial statements of Wag Labs, Inc. and subsidiaries as of and for the years ended December 31, 2021 and 2020, included in the proxy/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of such firm as experts in accounting and auditing.

The financial statements of CHW Acquisition Corporation as of December 31, 2021, and for the period from January 12, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing (which contains an explanatory paragraph relating to substantial doubt about the ability of CHW Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements).

WHERE YOU CAN FIND MORE INFORMATION

CHW has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to CHW and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of CHW’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

CHW files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

If you are a shareholder of CHW and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting.

If you request available documents from Advantage Proxy, Inc., Advantage Proxy, Inc. will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to CHW has been supplied by CHW, and all such information relating to Wag! has been supplied by Wag!. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

CHW Acquisition Corporation

Wag Labs, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CHW Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CHW Acquisition Corporation (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the period from January 12, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 12, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 9, 2022

Item 1. Financial Statements

CHW ACQUISTION CORP

BALANCE SHEET

December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$687,581
Due from Related Party	68,591
Prepaid expenses and Other assets	286,687
Total current assets	1,042,859

Prepaid expenses- non current	191,429
Cash and marketable securities held in Trust Account	125,002,997

TOTAL ASSETS	$126,237,285

LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$583,331
Total current liabilities	583,331

Deferred underwriting fee payable	4,375,000
Total liabilities	4,958,331

COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Ordinary shares subject to possible redemption, $0.0001 par value, 12,500,000 shares at redemption value of $10.00 per share.	125,000,000

SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Ordinary shares; $0.0001 par value; 110,000,000 shares authorized; 3,187,500 shares issued and outstanding (excluding 12,500,000 shares subject to possible redemption)	318
Additional paid-in capital	—
Accumulated deficit	(3,721,364)

Total Shareholders’ Deficit	(3,721,046)

TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES, AND SHAREHOLDERS' DEFICIT	$126,237,285

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

OPERATING EXPENSES
General and administrative	832,564
Total expenses	832,564

OTHER INCOME
Income on investments held in Trust Account and other interest	3,001
Total other income	3,001

NET LOSS	$(829,563)

Weighted average shares outstanding of redeemable ordinary shares	4,284,703
Basic and diluted net income per share, redeemable ordinary shares	$(0.11)

Weighted average shares outstanding of non-redeemable ordinary shares	3,171,069
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.11)

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

			Additional		Total
	Ordinary Shares		paid-in	Accumulated	shareholders’
	Shares	Amount	capital	deficit	deficit
Balance, January 12, 2021 (inception)	—	$—	$—	$—	$—

Issuance of Ordinary shares to Sponsor	3,162,500	316	24,684	—	25,000

Sale of private placement warrants (net of offering costs)	—	—	4,213,632	—	4,213,632

Proceeds from issuance of Public Warrants (net of offering Costs)	—	—	15,605,934	—	15,605,934

Issuance of representative shares	62,500	6	460,119	—	460,125

Accretion to Non-Redeemable Ordinary shares to redemption value	—	—	(20,304,373)	(2,891,801)	(23,196,174)

Forfeiture of founder shares	(37,500)	(4)	4	—	—

Net loss	—	—	—	(829,563)	(829,563)

Balance, December 31, 2021	3,187,500	$318	$(0)	$(3,721,364)	$(3,721,046)

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 12, 2021 (INCEPTION) TO DECEMBER 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(829,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income on investments held in Trust Account	(2,997)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(478,116)
Due from related party	(68,591)
Accounts payable	583,330
Net cash flows used in operating activities	(795,937)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(125,000,000)
Net cash flows paid in investing activities	(125,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Initial public offering, net of underwriting fee	122,812,500
Proceeds from private placement warrants	4,238,636
Proceeds from issuance of ordinary shares to Sponsor	25,000
Payment of offering costs	(592,618)
Net cash flows provided by financing activities	126,483,518

NET CHANGE IN CASH	687,581

CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$687,581

Supplemental disclosure of noncash activities:
Initial value of ordinary shares subject to possible redemption	$125,000,000
Deferred underwriting commissions payable charged to additional paid in capital	$4,375,000

The accompanying notes are an integral part of these financial statements

CHW ACQUISTION CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Note 1 — Description of Organization and Business Operations and Liquidity

CHW Acquisition Corporation (the “Company”, “CHW”) was incorporated in the Cayman Islands on January 12, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity from January 12, 2021 (inception) through December 31, 2021 relates to the Company’s formation and initial public offering (“IPO”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on August 30, 2021. On September 1, 2021, the Company consummated the IPO of 11,000,000 units (the “Units”) with respect to the ordinary shares (the “Ordinary Shares”) included in the units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $110,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 4,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, CHW Acquisition Sponsor, LLC and underwriters generating gross proceeds of $4,000,000, which is described in Note 4.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit, and the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrants, generating total gross proceeds of $15,238,636.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)), $5,975,625 for the fair value of shares issued to the anchor investors and representative shares (see Note 3 and Note 6) and $592,618 of other costs. As described in Note 6, the $4,375,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by December 1, 2022, subject to the terms of the underwriting agreement.

Following the closing of the IPO on September 1, 2021, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital). While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001 either immediately prior to or upon consummation of the Business Combination, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Subsequent to the consummation of the IPO, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Ordinary shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their shares of Ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by December 1, 2022, 15 months from the closing of the IPO (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on closing a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of December 31, 2021, the Company had $687,581 in its operating bank accounts, $125,002,997 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital of $459,528. As of December 31, 2021, approximately $3,000 of the amount on deposit in the Trust Account represented interest income.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102 (b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Investments Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $13,130,743, consisting of $2,187,500 of underwriting fees, $4,375,000 of deferred underwriting fees payable, $5,975,625 for the fair value of shares issued to the anchor investors and representative shares and $592,618 of other costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities were deemed to be de minimis as of December 31, 2021.

FASB ASC 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 12,500,000 shares of Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2021, the redeemable ordinary share subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$125,000,000
Less:
Proceeds allocated to Public Warrants at issuance	(16,548,464)
Redeemable ordinary share issuance costs	(6,647,710)
Plus: Accretion of carrying value to redemption value	23,196,174
Redeemable ordinary shares subject to possible redemption	$125,000,000

Net Loss per Ordinary Share

The Company has two classes of shares, which are referred to as Redeemable Ordinary Shares (the “Ordinary Shares”) and Non-Redeemable Ordinary Shares (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. Public and private warrants to purchase 16,738,636 Ordinary Shares at $11.50 per share were issued on September 1, 2021. At December 31, 2021, no warrants have been exercised. The 16,738,636 potential Ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the period ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary share.

	For the period January 12,
	2021 (inception) through
	December 31,
	2021
	Ordinary Shares	Founder Shares
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(478,012)	$(351,551)

Denominator:
Weighted average shares outstanding	4,284,703	3,171,069

Basic and dilution net loss per share	$(0.11)	$(0.11)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 12, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s financial statement.

The Company's management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statement

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 11,000,000 units at a price of $10.00 per Unit for aggregate purchase price of $110,000,000. Each Unit consists of one Ordinary shares (such shares of Ordinary shares included in the Units being offered, the “Public Shares”), and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7).

Thirteen qualified institutional buyers or institutional accredited investors which are not affiliated with the Company, the Sponsor, the Company’s directors, or any member of the Company’s management (the “anchor investors”), have each purchased units in the IPO at varying amounts not exceeding 9.9% of the units subject to the IPO. Upon each anchor investor purchasing the full amount of Units it had expressed an interest in, the anchor investors collectively own approximately 11% of the outstanding shares following the IPO, which includes the Founder Shares purchased by the anchor investors, and the Sponsor owns approximately 19% of the outstanding shares following the IPO (see Note 5).

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

Note 4 — Private Placement Warrants

Concurrently with the closing of the IPO, the Sponsor and underwriter purchased an aggregate of 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $4,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Placement Warrants at the IPO are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. On September 1, 2021, the Company consummated the sale of an additional 238,636 Private Placement Warrants, at $1.00 per Private Placement Warrant for an aggregate purchase price of $238,636.

Note 5 — Related Party Transactions

Founder Shares

On January 18, 2021, the Sponsor paid $25,000 in exchange for 2,875,000 ordinary shares (the “Founder Shares”). On August 30, 2021, the Company effectuated a 1.1-for-1 share split, resulting in an aggregate of 3,162,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 412,500 ordinary shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. As such, on September 1, 2021, the Sponsor forfeited 37,500 ordinary shares for no consideration.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the shares of Ordinary shares equals or exceeds $12.50 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property.

In conjunction with each anchor investor purchasing 100% of the Units allocated to it, in connection with the closing of the IPO the Sponsor sold 60,000 Founder Shares (or 30,000 Founder Shares, as applicable) to each anchor investor (750,000 founder shares in the aggregate) at their original purchase price totalling to $6,750; provided, however, that in the event that an anchor investor sells any of Units or Ordinary Shares purchased in the IPO within 30 days following the closing of the IPO, the number of Founder Shares transferred to such anchor investor would be reduced to 50,000 Founder Shares (or 25,000 Founder Shares, as applicable). The Company estimated the excess aggregate fair value over the amount paid by the anchor investors of the Founder Shares attributable to the Anchor Investors to be $5,515,500, or $7.362 per share. The excess of the fair value of the Founder Shares over the purchase price of $6,750 was determined to be a contribution to the Company from the founders in accordance with Staff Accounting Bulletin (SAB)Topic 5T and an offering cost in accordance with SAB Topic 5A. Accordingly, the offering cost were recorded against additional paid in capital in accordance with the accounting of other offering costs. Please see Note 9 for valuation methodology and assumptions of the Founder Shares.

Promissory Note — Related Party

On January 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. As of December 31, 2021, there was no amount outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

Due from related party

As of December 31, 2021, the Sponsor held $68,591 from the closing of the IPO that will be deposited as soon as practical from the Company’s operating account.

Administrative Services Fee

The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the consummation of a Business Combination and the Company’s liquidation, to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. As of December 31, 2021, $40,000 has been paid under this arrangement.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Ordinary shares) pursuant to a registration rights agreement dated September 1, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 1,650,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions.

On August 30, 2021, the underwriters notified the Company of their intention to partially exercise their over-allotment option and partially exercised 1,500,000 Units and the remaining Units went un-exercised on expiry of 45 days. Accordingly, on September 1, 2021, the Company consummated the sale of an additional 1,500,000 Units to the public, at $10.00 per Unit for an aggregate purchase price of $15,000,000.

The underwriters were paid a cash underwriting discount of $0.175 per unit, or $2,187,500 in the aggregate at the closing of the IPO (which includes amounts related to the partial exercise of the over-allotment option). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $4,375,000 in the aggregate from the closing of the IPO ((which includes amounts related to the partial exercise of the over-allotment option). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Representative Shares

In September 2021, the Company issued to the designees of the underwriter 62,500 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the IPO, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $7.362 per share ($460,125 in the aggregate) based upon the price of the Founder Shares issued to the anchor investors (see Note 5). The holders of the Representative Shares have agreed not to transfer, assign, or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

Please see Note 9 for valuation methodology and assumptions of the Representative Shares.

Note 7 - Shareholders’ Deficit

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021, there were no preference shares issued or outstanding.

Ordinary shares — The Company is authorized to issue 110,000,000 shares of Founder Shares with a par value of $0.0001 per share. As of December 31, 2021, there were 3,187,500 shares of Ordinary shares outstanding (excluding 12,500,000 shares subject to redemption) and after giving affect to the forfeiture of 37,500 Ordinary shares since the underwriters’ did not exercise of the over-allotment option.

Note 8 - Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and
●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $16.50 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per Public Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

The Company has determined that warrants issued in connection with its IPO in September 2021 are subject to treatment as equity. In order to account for the fair value the public warrants on IPO, the Company used Black Scholes Model to allocate cost to Public warrants on IPO. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable 'blank check' companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five-year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding fair value measurements at issuance on September 1, 2021.

September 1, 2021
Share Price	$10.00
Exercise Price	$11.50
Redemption Trigger Price	$16.50
Term (years)	5
Probability of Acquisition	80%
Volatility	22%
Risk Free Rate	1.31%
Dividend Yield	0.00%

The fair value of the Public Warrants as on September 1, 2021, was $1.32. As of December 31, the Company has 12,500,000 of Public Warrants and 4,238,636 of Private Warrants outstanding respectively.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2021, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		Quoted Prices in	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	Level	(Level 1)	(Level 2)	(Level 3)
Assets:
Investment held in Trust Account	1	$125,002,997	—	—

The Company utilized a Monte Carlo simulation model to value the Founder and Representative Shares at issuance. The estimated fair value of the shares is determined using Level 3 inputs. Inherent in a Monte Carlo pricing model are assumptions related to expected share-price volatility, expected term and risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity in line with the timing of the and likelihood of completing a business combination. The common stock price was assumed to fluctuate with the Company projected volatility based on comparable public companies. The term was simulated based on managements assumptions regarding the timing and likelihood of completing a business combination.

The following table provides quantitative information the founder share valuation.

At
September
1, 2021
Share Price	10.00
Estimated Term Remaining	1.58
Volatility	14.2%
Risk Free Rate	0.15%

Note 10 — Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were issued and determined that there were no subsequent events that would require adjustment or disclosure except for the following.

On February 2, 2022, the Company, CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company and Wag Labs, Inc., a Delaware corporation, entered into a Business Combination  Agreement.

The Business Combination will be effected in two steps: (i) on the Domestication Closing Date, CHW will domesticate as a Delaware corporation; and (ii) on the Acquisition Closing Date, Merger Sub will merge with and into Wag, with Wag surviving the merger as a wholly owned subsidiary of New Wag.

Concurrently with the Domestication, CHW will adopt and file a certificate of incorporation with the Secretary of State of the State of Delaware, pursuant to which CHW will change its name to Wag! Group Co. and adopt bylaws. At least one business day, but no more than two business days, after the Domestication, and no later than three business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of those conditions at such time), the Acquisition Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware.

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into Subscription Agreements (the “Subscription Agreements”) with qualified institutional buyers (the “PIPE and Backstop Investors”), pursuant to which, among other things, the PIPE and Backstop Investors agreed to purchase an aggregate of 500,000 shares of common stock of CHW following the Domestication and immediately prior to the Acquisition Merger at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $5,000,000 million; provided, however, if the PIPE and Backstop Investors acquire shares of common stock of CHW in the open market between the date of the Subscription Agreements and the close of business on the third trading day prior to the special meeting of CHW’s shareholders called in connection with the Business Combination, then the required purchase amount shall be reduced on a share-for-share basis by the number of shares of common stock of CHW so acquired in the open market (the “PIPE and Backstop Investment”).

In connection with the execution of the Business Combination Agreement, on February 2, 2022, the Sponsor, Mark Grundman and Jonah Raskas (collectively, the “CHW Founder Shareholders”) entered into that certain letter agreement (the “CHW Founders Stock Letter”) with CHW and Wag!, pursuant to which, among other things, CHW, Wag!, and the CHW Founder Shareholders agreed, with respect to 360,750 Founder Shares (as defined below) (the “Forfeiture Shares”), during the period commencing on the date of the Business Combination Agreement and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which the Forfeiture Shares are no longer subject to forfeiture, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the New Wag! stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the Business Combination Agreement, the Sponsor will not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any Forfeiture Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), subject to certain exceptions.

Wag! has delivered to CHW the Stockholder Support Agreement, dated February 2, 2022 (the “Stockholder Support Agreement”), pursuant to which, among other things, the Key Wag! Stockholders, whose ownership interests collectively represent the outstanding Wag! common stock and Wag! preferred stock (voting on an as-converted basis) sufficient to approve the Business Combination on behalf of Wag!, will agree to support the approval and adoption of the transactions contemplated by the Business Combination Agreement, including agreeing to execute and deliver the requisite consent of Wag!’s stockholders holding shares of Wag! common stock and Wag! preferred stock sufficient under the Delaware General Corporation Law and Wag!’s certificate of incorporation and bylaws to approve the Business Combination Agreement and the Business Combination, in the form of a written consent executed by the Key Wag! Stockholders, within 48 hours of the Registration Statement on Form S-4 filed with the SEC in connection with the Business Combination becoming effective. The Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Acquisition Merger Effective Time, (b) the date of the termination of the Business Combination Agreement, and (c) the effective date of a written agreement of CHW, Wag!, and the Wag! stockholders party thereto terminating the Stockholder Support Agreement (the

“Expiration Time”). The Key Wag! Stockholders also agreed, until the Expiration Time, to certain transfer restrictions (excluding the Conversion).

In connection with entering into the Business Combination Agreement, on February 2, 2022, CHW entered into a definitive commitment letter (the “Commitment Letter”) with Blue Torch Capital LP (together with its affiliated funds and any other parties providing a commitment thereunder, including any additional lenders, agents, arrangers or other parties joined thereto after the date thereof, collectively, the “Debt Financing Sources”), pursuant to which, among other things, the Debt Financing Sources agreed to fund a $30 million senior secured term loan credit facility (the “Credit Facility”). The closing and funding of the Credit Facility will occur in connection with the closing of the transactions contemplated by the Business Combination Agreement, subject to the satisfaction or waiver of the conditions to funding set forth in the Commitment Letter. Upon closing, Wag! will be the primary borrower under the Credit Facility, New Wag! will be a parent guarantor and substantially all of Wag!’s existing and future subsidiaries will be subsidiary guarantors (subject to certain customary exceptions). The Credit Facility will be secured by a first priority security interest in substantially all assets of Wag! and the guarantors (subject to certain customary exceptions).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Wag Labs, Inc.

San Francisco, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wag Labs, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

Chicago, IL

March 10, 2022

Wag Labs, Inc.

Consolidated Balance Sheets

(in thousands, except for share amounts and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$2,628	$3,049
Short-term investments available for sale	2,771	16,358
Accounts receivable, net	2,638	160
Prepaid expenses and other current assets	3,043	2,368
Deferred offering costs	930	—
Total current assets	$12,010	$21,935
Property and equipment, net	90	280
Intangible assets, net	2,888	40
Goodwill	1,427	—
Other assets	47	919
Total assets	$16,462	$23,174
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$2,299	$1,000
Accrued expenses and other current liabilities	4,601	5,015
Gift card and subscription liabilities	1,888	1,800
Deferred purchase consideration — current portion	750	—
Loan – current portion	442	149
Total current liabilities	9,980	7,964
Loan – non-current portion	1,200	4,989
Deferred purchase consideration — non-current portion	1,130	148
Total liabilities	$12,310	$13,101
Commitments and contingencies (Note 8)
Mezzanine equity:
Series Seed redeemable preferred stock, $0.0001 par value, 4,502,881 shares authorized, issued and outstanding	19,382	19,382
Series A redeemable preferred stock, $0.0001 par value, 6,072,815 shares authorized, issued and outstanding	25,969	25,969
Series B redeemable preferred stock, $0.0001 par value, 6,694,033 shares authorized, issued and outstanding	32,057	32,057
Series C redeemable preferred stock, $0.0001 par value, 7,275,657 shares authorized, issued and outstanding	32,857	32,857
Total mezzanine equity	$110,265	$110,265
Stockholders’ equity:
Common stock, $0.0001 par value, 43,763,126 shares authorized, 6,297,398 and 5,629,095 outstanding at December 31, 2021 and 2020, respectively	$1	$1
Additional paid-in capital	3,736	3,345
Accumulated deficit	(109,850)	(103,539)
Accumulated other comprehensive loss	—	1
Total stockholders’ deficit	(106,113)	(100,192)
Total liabilities, mezzanine equity and stockholders’ deficit	$16,462	$23,174

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Operations

(in thousands except for share amounts and per share data)

	Year Ended December 31,
	2021	2020
Revenue	$20,082	$11,970
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,777	2,756
Platform operations and support	10,265	13,282
Sales and marketing	10,221	3,140
General and administrative	6,956	11,550
Depreciation and amortization	388	213
Total costs and expenses	30,607	30,941
Gain on forgiveness of PPP loan	3,482	—
Interest (expense) income, net	(61)	145
Loss before income taxes	(7,104)	(18,826)
Income tax benefit (expense)	793	(13)
Net loss	$(6,311)	$(18,839)
Net loss per share
Basic	$(1.07)	$(3.35)
Diluted	$(1.07)	$(3.35)
Weighted-average shares used to compute net less per share
Basic	5,908,062	5,623,515
Diluted	5,908,062	5,623,515

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,
	2021	2020
Net Loss	$(6,311)	$(18,839)
Other comprehensive income (loss):
Change unrealized gain (loss) on investments	1	(8)
Other comprehensive income (loss):	1	(8)
Total comprehensive loss	$(6,310)	$(18,847)

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statements of Mezzanine Equity and Stockholders' Deficit

(in thousands, except share data)

	Redeemable Preferred							Accumulated
	Stock — Mezzanine					Additional		Other	Total
	Equity		Common Stock			Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount		Capital	Deficit	Income (Loss)	Deficit
Balance at December 31, 2019	24,545,386	$110,265	5,614,470	$1		$3,053	(84,700)	$9	(81,637)
Shares issued upon exercise of stock options	—	—	21,917	—*		7	—	—	7
Shares cancelled, forfeited, or repurchased	—	—	(7,292)	—*		—	—	—	—
Stock-based compensation	—	—	—	—		285	—	—	285
Other comprehensive loss	—	—	—	—		—	—	(8)	(8)
Net loss	—	—	—	—		—	(18,839)	—	(18,839)
Balance at December 31, 2020	24,545,386	$110,265	5,629,095	$1		$3,345	$(103,539)	$1	$(100,192)
Shares issued upon exercise of stock options	—	—	29,061	—	*	3	—	—	3
Shares issued upon acquisition	—	—	639,242	—	*	166	—	166
Stock-based compensation	—	—	—	—		222	—	—	222
Other comprehensive loss	—	—	—	—		—	—	(1)	(1)
Net loss	—	—	—	—		—	(6,311)	—	(6,311)
Balance at December 31, 2021	24,545,386	$110,265	6,297,398	$1		$3,736	$(109,850)	$—	$(106,113)

*Amount not meaningful

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	(6,311)	(18,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest	54	—
Stock-based compensation	222	285
Depreciation and amortization	388	213
Gain on PPP loan forgiveness	(3,482)	—
Provision for deferred taxes	(793)	—
Loss on disposal of property and equipment	—	128
Changes in operating assets and liabilities:
Accounts receivable	(2,478)	494
Prepaid expenses and other current assets	(675)	(564)
Deferred costs	(930)	—
Other assets	872	(757)
Accounts payable	1,299	(644)
Accrued expenses and other current liabilities	(364)	(6,051)
Deferred revenue	88	(887)
Other non-current liabilities	(146)	148
Net cash used in operating activities	(12,256)	(26,474)
Cash flows from investing activities
Purchases of short term investments	(17,692)	(88,880)
Proceeds from sale of short term investments	31,280	108,727
Proceeds from the sale of property and equipment	—	22
Cash payment for acquisition	(1,509)	—
Payment of deferred purchase consideration	(188)	—
Purchase of property and equipment	(5)	(86)
Net cash provided by investing activities	11,886	19,783
Cash flows from financing activities
(Payments) proceeds from PPP loan	(54)	5,138
Proceeds from exercises of stock options	3	7
Net cash (used in) provided by financing activities	(51)	5,145
Net decrease in cash, cash equivalents and restricted cash	(421)	(1,546)
Cash, cash equivalents and restricted cash at beginning of period	3,049	4,595
Cash, cash equivalents and restricted cash at end of period	2,628	3,049
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	22	—
Cash paid during the year for income taxes	1	4
Non-cash investing activity:
Deferred purchase obligation payable of $2.25 million related to the consideration transferred for the CPI acquisition

See accompanying notes to consolidated financial statements.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

1.	Description of business

Wag Labs, Inc. (“Wag” or the “Company”) is incorporated in Delaware with headquarters in San Francisco, California. The Company develops and supports a proprietary marketplace technology available as a website and mobile app (“platform” or “marketplace”) that enables independent pet caregivers (“PCG”) to connect with pet parents (“Services”). The platform allows pet parents (also referred to as “end-user(s)”), who require specific pet care services, to make service requests in the platform, which are then fulfilled by PCGs. Additionally, in August 2021, the Company launched a suite of pet wellness services and products (“Wag! Wellness”), including pet expert advice, pet wellness plans, and pet insurance comparison tools. The Company operates in the United States.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation of the consolidated balance sheet and consolidated statement of cash flows. Accounts receivable and intangible assets are presented separately in the current period, which had no impact on previously reported operating, investing, or financing cash flows.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance of the Company. As such, the Company has determined that it operates as one operating segment.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates, judgements, and assumptions that affect the reported amounts of assets and liabilities and disclosures as of the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on various factors, including historical experience, and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources.

Significant items subject to estimates and assumptions include, but are not limited to, fair values of financial instruments, assumptions used in the valuation of common and preferred stock, valuation of stock-based compensation and warrants, and the valuation allowance for deferred income taxes. Actual results may differ from these estimates.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion

Wag Labs, Inc.

Notes to Consolidated Financial Statements

of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Certain Significant Risks and Uncertainties

The Company has experienced negative cash flows since inception and had an accumulated deficit of $109.9 million as of December 31, 2021. Historically, the Company has primarily financed its operations through equity financings. The Company intends to finance its future operations through its existing cash and investments. The Company believes that those sources of liquidity will be sufficient to meet its operating needs for at least the next 12 months.

The outbreak of the coronavirus (“COVID-19”) was declared a pandemic by the World Health Organization in March 2020 and has spread throughout the United States and in many other countries globally. The full extent to which the Company’s operations will be impacted by the COVID-19 pandemic will depend largely on future developments, which continue to be highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the emergence of new variants, new information which may emerge concerning the severity of the pandemic and actions by government authorities and private businesses to contain the pandemic or respond to its impact, among other things. In light of the continued evolving nature of COVID-19 and the uncertainty it has produced around the world, it is not possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on our future business operations, results of operations, financial position, liquidity, and cash flows. The Company’s revenue in 2020 decreased substantially compared to the pre-COVID revenue, and the extent of the impact of the pandemic on our business and financial results will depend largely on future developments both globally and within the United States, including whether there will be further resurgences of COVID-19 in various regions and the emergence of new variants, the distribution of vaccines in various regions, the impact on capital, foreign currencies exchange and financial markets, governmental or regulatory orders that impact our business and whether the impacts may result in permanent changes to our end-user’ behavior, all of which are highly uncertain and cannot be predicted.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit as well as investments in money market funds that are readily convertible into cash and purchased with original maturities of three months or less. Restricted cash of approximately $0.8 million is included in “prepaid expenses and other current assets” on the consolidated balance sheet as of December 31, 2021 and 2020, and represents cash deposited by the Company into a separate account and designated as collateral for a standby letter of credit in the same amount in accordance with contractual agreements.

Investments

Investments consist mainly of short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. The Company invests in a diversified portfolio of investments and limits the concentration of its investment in any particular security. Securities with original maturities greater than three months, but less than one year, are included in current assets. All investments are classified as available-for-sale and reported at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive loss in stockholders’ equity. Management judges whether a decline in value is temporary based on the length of time that the fair market value has been below cost and the severity of the decline. There were no impairments of investments recorded in 2021 and 2020.

Accounts Receivable

Accounts receivable primarily represent amounts charged by payment processors on behalf of the Company that are in t he process of clearing. These amounts are generally cleared in one to three business days. Additionally, the Company records accounts receivable for commission fees earned but not yet received from third party service partners in connection with Wag! Wellness services. Substantially all accounts receivable are collected and bad debt expense or the allowance for doubtful accounts were not material.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

Estimated useful life
Automobiles	5 years
Equipment	3 years
Leasehold improvements	Shorter of estimated useful life or lease term
Capitalized software	3 years

Maintenance and repair costs are charged to expense as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Our annual impairment test is performed in the fourth quarter of each year and the Company’s impairment tests are based on a single operating segment and reporting unit structure. Prior to performing a quantitative evaluation, an assessment of qualitative factors may be performed to determine whether it is more likely than not that the fair value of the reporting unit exceeds its carrying value. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value. There was no goodwill impairment for the year ended December 31, 2021.

Intangible Assets, Net

Intangible assets are recorded at fair value as of the date of acquisition and amortized on a straight-line basis over their estimated useful lives.

Impairment of Definite-Lived Intangible Assets and Other Long-lived Assets

The Company reviews its definite-lived intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the carrying value of the asset or asset group. If impairment exists, the assets are written down to its estimated fair value. No impairment of definite-lived intangible and long-lived assets was recorded for the years ended December 31, 2021 and 2020.

Software Development Costs

The Company incurs costs related to the development of its technology platform. The Company will begin to capitalize costs related to technology development when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the technology will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for significant enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized development costs are included in property and equipment, net, in the consolidated balance sheets, and amortization expense is included in depreciation in the statements of operations and comprehensive loss.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-

Wag Labs, Inc.

Notes to Consolidated Financial Statements

based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock.

The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest. Stock-based compensation expense for 2021 and 2020 has been reduced for actual forfeitures.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement. The Company did not recognize any tax benefits from uncertain tax positions during 2021 and 2020.

Fair Value

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the Company uses the fair value hierarchy, which prioritizes the inputs used to measure fair value.

Level 1 — Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs for which there are little or no market data and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash equivalents, investments, accounts receivable, accounts payable, accrued liabilities, and loan payable, approximate their respective fair value due to their short period of maturities.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Concentration of Credit Risk

Cash, cash equivalents, investments, and amounts at payment processors are potentially subject to concentration of credit risk. Such balances are maintained at financial institutions that management determines to be of high-credit quality. Cash accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At times, such deposits may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its deposits.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to PCGs for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a pet parent. The Company also generates revenue from subscription fees paid by participating pet parents for Wag! Premium, and fees paid by PCGs to join the platform. Additionally, through its Wag! Wellness suite of service and product offerings, the Company generates revenue through commissions fees paid by third party service partners in the form of 'revenue-per-action' or conversion activity defined in our agreements with the third-party service partner. For some of the Company's arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs.

The Company enters into terms of service with PCGs and pet parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with PCGs (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements define the fees the Company charges the PCGs for each transaction. Upon acceptance of a transaction, PCGs agree to perform the services that are requested by a pet parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between the Company and the PCGs after both the PCGs and pet parent accept a transaction request and the ability to cancel the transaction lapses. For Wag! Wellness revenue, the Company enters into agreements with third-party service partners which define the action by an end user that results in the Company earning a commission fee. Revenue generated from Wag! Wellness partners is recognized as commission earned from revenue-per-action or conversion activity at the point in time of the action or conversion by the end customer.

Wag!’s service revenue obligation is performed, and revenue is recognized for fees earned from PCGs related to the facilitation and completion of a pet service transaction between the pet parent and the PCG through the use of our platform. Revenue generated from the Company’s Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the pet parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the consolidated balance sheet. Revenue related to the fees paid by the PCG to join the platform are recognized upon processing of the applications. Wag! Wellness revenue performance obligation is completed and revenue is recognized when an end-user completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether the Company is the principal or agent in transactions with PCGs and pet parents. The Company evaluated the presentation of revenue on a gross or net basis based on whether the Company controls the service provided to the pet parent and is the principal (i.e., “gross”), or whether the Company arranges for other parties to provide the service to the pet parent and is an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both PCGs and pet parents, as well as discounts and promotions offered to pet parents to the extent they are not customers.

The Company’s role in a transaction on the platform is to facilitate PCGs finding, applying, and completing a successful pet care service for a pet parent. The Company has concluded it is the agent in transactions with PCGs and pet parents because, among other factors, the Company’s role is to facilitate pet service opportunities to PCGs and it is not responsible for nor controls the delivery of pet services provided by the PCGs to the pet parents. The Company’s role in a Wag! Wellness transaction is the principal as the Company is primarily responsible for marketing the insurance comparison tool that leads to action or conversion of ends users with insurance providers and the Company charging a fee to the insurance providers for such activity.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Gift Cards

The Company sells gift cards that can be redeemed by pet parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until pet parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the consolidated balance sheet.

Incentives

The Company offers discounts and promotions to encourage use of the Company’s platform. These are offered in various forms of discounts and promotions and include:

Targeted pet parent discounts and promotions: These discounts and promotions are offered to a limited number of pet parents in a specific market to acquire, re-engage, or generally increase pet parents’ use of the platform, and are akin to a coupon. The Company records the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the pet parent.

Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price of services charged by PCGs to pet parents. These promotions result in a lower fee earned by the Company from the PCG. Accordingly, the Company records the cost of these promotions as a reduction of revenue at the time the PCG service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Cost of Revenues (exclusive of depreciation and amortization)

Cost of revenue primarily includes fees paid to payment processors for payment processing fees, platform costs (which include platform server hosting and technology costs), third-party costs for background checks for PCGs, and other costs arising as a result of revenue transactions that take place on the Company’s platforms.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and pet parent incentives. Sales and marketing expenses are expensed as incurred. Advertising expenses were $6.7 million and $0.6 million during the years ended December 31, 2021 and 2020, respectively.

General and Administrative

General and administrative expenses include personnel-related compensation costs for corporate employees, such as management, accounting, and legal as well as insurance and other expenses used to operate the business.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with the Company’s property and equipment. Amortization includes expenses associated with the Company’s capitalized software and website development, as well as acquired intangible assets.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Earnings Per Share

The Company computes net income (loss) per common stock following the two-class method required for multiple classes of common stock and participating securities. The Company considers the redeemable preferred stock to be participating securities. The two-class method requires income (loss) available to common stockholders for the period to be allocated between multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income (loss) for the period had been distributed. The holders of the Company’s redeemable preferred stock would be entitled to dividends in preference to common stockholders, at specified rates, if declared. Such dividends are not cumulative. Any remaining earnings would be distributed among the holders of redeemable preferred stock and common stock pro rata. Holders of the Company’s redeemable preferred stock are not contractually obligated to participate in the Company’s losses. As such, the Company’s net losses for the years ended December 31, 2021 and 2020 were not allocated to these participating securities.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per common stock is the same as basic net loss per common stock, because all potentially dilutive securities are anti-dilutive.

Recent Accounting Pronouncements Adopted

The Company has applied the option given to public companies to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same time periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of certain standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance in ASU 2018-07 is effective for the Company for the year beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606. The Company adopted this standard on January 1, 2020. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize all leases with initial terms in excess of one year on their balance sheet as a right-of-use asset and a lease liability at the commencement date. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company is finalizing the quantification of the effects on the consolidated financial statements. We have made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and recognize the related lease payments in the consolidated statement of operations on a straight-line basis over the lease term. We have elected to use the package of practical expedients as well as the practical expedient not to separate lease and non-lease components for all asset classes. The adoption of the standard is expected to result in the recognition of an operating right-of-use asset of approximately $0.5 million, an operating lease liability of approximately $0.6 million, and an adjustment to the opening balance of retained earnings of approximately $0.1 million, as of January 1, 2022. We do not believe the adoption of this standard will materially affect our consolidated net earnings or have a material impact on the Company’s liquidity.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326). This standard replaces the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. We will be required to use a forward-looking expected credit loss model for accounts receivable, loans and other financial instruments. Credit losses relating to available-for-sale debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing whether this guidance will have a material effect on its consolidated financial statements and related disclosures.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes certain exceptions to the general principles of Topic 740 and provides clarification and simplification of existing guidance. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The adoption of the new standard will not have a material impact on the Company’s consolidated financial statements.

3.	Business Combinations

On August 3, 2021, the Company acquired Compare Pet Insurance, Inc. (CPI) for $3.5 million in cash consideration, and $0.17 million in common stock consideration, consisting of a total of 639,000 units of common stock. Of the cash consideration purchase price, $1.5 million was paid on the acquisition date and the remaining $2.0 million will be paid pro-rata quarterly over the next three years starting in the fourth quarter of 2021. The deferred purchase consideration, which was recorded at its fair value on the acquisition date, is presented in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet. As of December 31, 2021 and 2020, the amounts included in accrued expenses and other current liabilities, as well as other non-current liabilities on the consolidated balance sheet was $0.7 million and $1.3 million, respectively. No working capital was acquired from CPI.

The purchase consideration allocation is as follows (in thousands):

As of
August 3, 2021
Intangible assets	$3,045
Goodwill	1,427
Deferred tax liabilities	(792)
Total purchase consideration	3,680

The table below summarizes the fair value and the estimated useful lives of the acquired intangible assets (in thousands):

		Estimated
		Useful
	Fair Value	Life (years)
Developed technology	$648	4
Strategic customer relationships and licenses	2,121	5-10
Tradename	276	7
Total intangible assets	$3,045

Goodwill recorded in connection with the acquisition is primarily attributed to the assembled workforce, anticipated operational synergies, and a deferred tax benefit. The resulting goodwill is not deductible for tax purposes.

The results of the acquired operations were included in our consolidated financial statements from the date of acquisition, August 3, 2021. Pro forma disclosures required under ASC 805-10-50 are not presented because the pro forma impact in the prior year is immaterial. For the period from August 3, 2021 to December 31, 2021, CPI contributed $5.1 million in revenue to the company and $0.9 million in net income.

4.	Revenue

Contract liabilities

The timing of services revenue recognition may differ from the timing of invoicing to or collections from customers. The Company’s contract liabilities balance, which is included in gift card and subscription liabilities on the consolidated balance sheets is primarily comprised of unredeemed gift cards, prepayments received from consumers for Wag! Premium subscriptions, and certain consumer credits for which the revenue is recognized over time as they are used for services on our platform. The contract liabilities balance was $1.9 million and $1.8 million as of December 31, 2021 and 2020, respectively. Revenue recognized for the years ended December 31, 2021 and 2020 related to the Company’s contract liabilities as of the beginning of the year was $0.1 million and $0.5 million, respectively.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

5.	Fair Value Measurements

The Company’s financial assets that are measured at fair value on a recurring basis, by level within the fair value hierarchy, are as follows (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$620	$—	$—	$620
Short-Term investments
Money market funds	217	—	—	217
Corporate bonds	—	2,554	—	2,554
Total financial assets	$837	$2,554	$—	$3,391

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents
Money market funds	$1,163	$—	$—	$1,163
Short-Term investments
Money market funds	4,016	—	—	4,016
Commercial paper	—	8,098	—	8,098
Corporate bonds	—	3,426	—	3,426
U.S. government agency securities	—	818	—	818
Total financial assets	$5,179	$12,342	$—	$17,521

The following table summarizes the unrealized positions for available-for-sale securities, disaggregated by class of instrument (in thousands):

	December 31, 2021
		Gross	Gross
	Amortized	unrealized	unrealized
	cost basis	gains	losses	Fair value
Money market funds	$217	$—	$—	$217
Corporate bonds	2,553	1	—	2,554
Total financial assets	$2,770	$1	$—	$2,771

	December 31, 2020
	Amortized	Gross unrealized	Gross unrealized
	cost basis	gains	losses	Fair value
Money market funds	$4,016	$—	$—	$4,016
Commercial paper	8,097	1	—	8,098
Corporate bonds	3,426	—	—	3,426
U.S. government agency securities	818	—	—	818
Total financial assets	$16,357	$1	$—	$16,358

Wag Labs, Inc.

Notes to Consolidated Financial Statements

6.	Goodwill and Intangible Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill for the year ended December 31, 2021 (in thousands):

Balance December 31, 2020	$—
CPI Acquisition	1,427
Balance December 31, 2021	$1,427

Intangible Assets

The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	December 31, 2021
	Gross Book	Accumulated	Net Book
	Value	Amortization	Value
Developed technology	$648	$(65)	$553
Strategic customer relationships and licenses	2,170	(125)	2,045
Tradename	276	(16)	260
	$3,094	$(206)	$2,888

Included in intangible assets is $49 thousand of indefinite-lived intangible assets, which are not subject to amortization. The weighted average amortization period remaining as of December 31, 2021 for each class of intangible assets were as follows (in years):

Developed technology	3.6 years
Strategic customer relationships and licenses	7.2 years
Tradename	6.6 years

Amortization expense related to acquired intangible assets for the year ended December 31, 2021 was $0.2 million. The Company did not recognize any intangible asset impairment losses during the year ended December 31, 2021.

Based on the amounts recorded at December 31, 2021 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

2022	498
2023	498
2024	498
2025	431
2026	333
Thereafter	581
Total	$2,839

Wag Labs, Inc.

Notes to Consolidated Financial Statements

7.	Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	As of December 31,
	2021	2020
Equipment	$136	$130
Leasehold improvements	—	75
Capitalized software	460	460
Total property and equipment	596	665
Less: accumulated depreciation and amortization	506	385
Property and equipment, net	$90	$280

Depreciation and amortization expenses were $388 thousand and $213 thousand in 2021 and 2020, respectively.

8.	Leases

Operating Leases

The Company leases its facilities under non-cancelable lease agreements which expire between 2022 and 2023. Certain of these arrangements have free rent, escalating rent payment provisions, lease renewal options, and tenant allowances. Rent expense is recognized on a straight-line basis over the noncancelable lease term.

In April 2019, the Company entered into a non-cancellable agreement to lease office space in Mountain View, California. The lease is a three-year operating lease, which includes scheduled rent escalations during the lease term. The Company has an option to extend the lease through 2025, although management does not expect the Company to exercise the option.

In February 2020, the Company entered into a non-cancellable sublease agreement for its Mountain View office space. The sublease agreement commenced on April 1, 2020. Under the term of the sublease agreement, the Company will receive $2.0 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in July 2022. During the year ended December 31, 2021 and 2020, the Company recognized $0.9 million and $0.6 million, respectively, of sublease income under this agreement.

In February 2020, the Company entered into a non-cancellable agreement to lease additional office space in Mountain View, California for a one-year period. There is no option to extend the lease.

In November 2021, the Company entered into a non-cancellable agreement to lease additional office space in Phoenix, Arizona for a 21-month period. The lease contains an escalation clause and free rent. There is no option to extend the lease.

As of December 31, 2021, the future minimum lease payments required under operating leases were as follows (in thousands):

2022	$932
2023	227
Total minimum lease payments	$1,159

Total rent expense, net of sublease income, was $2.8 million and $3.3 million for the years ended December 31, 2021 and 2020, respectively.

9.	Commitments and Contingencies

Legal and other contingencies

From time to time, the Company may be a party to litigation and subject to claims, including non-income tax audits, in the ordinary course of business. The Company accrues a liability when management believes information available to it prior to the

Wag Labs, Inc.

Notes to Consolidated Financial Statements

issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims cannot be predicted with certainty, management concluded that there was not a reasonable probability that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any such contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of ongoing matters cannot be predicted with certainty. Litigation is inherently unpredictable, but the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense, and settlement costs, diversion of management resources, and other factors. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances changes, or contingencies are resolved; such changes are recorded in the accompanying statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

The Company has been and continues to be involved in numerous legal proceedings related to Pet Caregiver classification. In California, Assembly Bill No. 5 (AB-5) implemented a presumption that workers are employees. However, AB-2257 exempts agencies providing referrals for certain animal services, including dog walking, from AB-5. The Company believes that it falls within this exemption. Nevertheless, the interpretation or enforcement of the exemption could change.

In November 2019, California issued an assessment alleging various violations and penalties related to alleged misclassification of pet caregivers who use the Company’s platform as independent contractors. The Company has challenged both the legal basis and the amount of the assessment. A merits hearing is currently scheduled for March 2022. The Company believes given the inherent uncertainties of litigation, the outcome of this matter cannot be predicted with certainty. Therefore, the Company has not recorded a reserve.

The Company is subject to audits by taxing authorities and other forms of investigation, audit, or inquiry conducted by federal, state, or local governmental agencies. In addition, the Company is subject to an ongoing claim with a state tax authority related to the collection of sales and use taxes in that state, which the Company has challenged in court and was required to pay to the state the amount of the claim of $1.2 million as a prerequisite to the court challenge. The dispute process is still ongoing and no liability has been recorded related to this matter. The Company has recorded the deposit paid as a prepaid asset in the consolidated balance sheet as of December 31, 2021 and 2020. Due to the inherent uncertainties in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters, which could have an adverse effect on the Company’s business. In addition, the Company may be subject to greater risk of legal claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws and regulations governing online marketplaces or the employment classification of service providers who use online marketplaces are uncertain or unfavorable. As of December 31, 2021 and 2020, management did not believe that the outcome of pending matters would have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

In November 2018, the Company reached an agreement with representatives of pet caregivers that had filed class claims in California to settle their allegations of various misclassification and wage and hour claims against the Company. In March 2020, the Court issued an order approving the settlement totaling $1.2 million. The amount was previously accrued in 2018 and paid in 2020.

In October 2018, a former employee initiated claims against the Company alleging various misclassification and wage and hour violations and subsequently filed an action under California’s Private Attorneys General Act alleging the same. In March 2020, the parties filed their settlement agreement of $850 thousand, and the Court approved. The amount was subsequently paid in 2020.

10.	Debt

In August 2020, the Company received loan proceeds of $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This

Wag Labs, Inc.

Notes to Consolidated Financial Statements

certification further required the Company to take into account its then current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan was five years with a maturity date of August 2025 and contained a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

Future minimum payments of the principal on the Company’s outstanding PPP loan as of December 31, 2021 were as follows (in thousands):

Year Ended December 31, 2021	Amounts
2022	$442
2023	446
2024	451
2025	303
Total principal amount	$1,642

Letters of Credit

The Company maintains certain stand-by letters of credit from third-party financial institutions in the ordinary course of business to guarantee certain performance obligations related to leases, insurance policies and other various contractual arrangements. As of December 31, 2021 and 2010, the Company had letters of credit outstanding of $0.8 million included in other assets on the Company’s consolidated balance sheet.

11.	Stockholders’ Equity and Mezzanine Equity

Redeemable Preferred Stock-Mezzanine Equity

The Company had outstanding redeemable preferred stock as follows (in thousands, except share amounts):

	December 31, 2021
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

	December 31, 2020
		Shares Issued and		Liquidation
Series	Shares Designated	Outstanding	Carrying Amount	Preference
Seed	4,502,881	4,502,881	$19,382	$3,117
A	6,072,815	6,072,815	25,969	9,500
B	6,694,033	6,694,033	32,057	15,000
C	7,275,657	7,275,657	32,857	39,800
Total	24,545,386	24,545,386	$110,265	$67,417

Series D repurchase

In December 2019, the Company agreed to repurchase all Series D preferred stock from the Series D investor at a total purchase price of $75 million. Series D had originated in February 2018, whereby the Company authorized and sold 31,715,826 shares of the Company’s Series D preferred stock for $260 million. The difference between the repurchase price of the Series D preferred shares

Wag Labs, Inc.

Notes to Consolidated Financial Statements

and its carrying amount was recorded as a credit to accumulated deficit in the statement of mezzanine equity and stockholders’ deficit. The repurchased shares were retired in connection with the repurchase.

Preferred Stock Provisions

Dividends - The holders of preferred stock shall be entitled to receive dividends, out of any assets legally available therefore, on a pari passu basis prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) on the common stock of the Company, at the dividend rate, payable when, as and if declared by the Company’s Board of Directors. For the purpose of this section, dividend rate shall mean: $0.0554 per annum for each share of Series Seed Preferred, $0.1251 per annum for each share of Series A Preferred, $0.1793 per annum for each share of Series B Preferred, and $0.4376 per annum for each share of Series C Preferred. Further, the Company has never paid dividends, and as the dividends are non-cumulative, the Company does not anticipate paying dividends in the future.

Voting Rights - Each holder of Series Seed, Series A, Series B, and Series C Preferred is entitled to have voting rights. In addition to the separate votes of preferred stock, the shares can convert into common shares and thus have the same voting rights as common stockholders. As of December 31, 2021 and 2020, the Common Stockholders can elect one member of the Board, Preferred Stockholders can elect three members of the Board, and the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining one Board members. In August 2021, the Company increased the Board size from five to seven, where the Common and Preferred Stockholders as a single class on an as converted basis elect the remaining three Board members.

Liquidation Preference - Should a voluntary or involuntary liquidation, dissolution or winding-up of the Company commence, the holders of Series Seed, Series A, Series B and Series C Preferred will receive an aggregate amount equal to the original issue price pro rata according to the number of outstanding shares held by each holder. For the purpose of this section, original issue price shall mean, $0.6922 per Series Seed preferred share, $1.5643 per Series A preferred share, $2.2408 per Series B preferred share and $5.4703 per Series C preferred share.

Conversion Rights - The convertible preferred shares of Series Seed, Series A, Series B and Series C are convertible at the option of the holder at any time. Additionally, the instruments automatically convert into shares of common stock upon the affirmative election of the holders of a majority of the then-outstanding shares of Preferred Stock, or immediately upon the closing of a firmly underwritten public offering resulting in at least $24.5934 per share of public offering price and $175,000,000 of gross proceeds. Given that the conversion ratio is fixed at 1:1, the Company would issue a fixed number of shares of common stock and not a variable number of shares to settle the convertible preferred stock, unless a new round of common stock is issued. There was no benefit to any of the preferred stockholders to convert their shares into common stock as of their date of issuance as the fair value of common stock was consistently lower than the fair value of preferred stock for each round of preferred stock then outstanding. As such, the conversion features were not in the money at the commitment date, therefore no beneficial conversion feature exists.

The Preferred Stockholders’ have the ability to control the Board and influence decisions such as a liquidation or redemption events, which are outside of the control of the Company. Therefore, the preferred stock is presented within the mezzanine equity within the consolidated balance sheet for the respective periods.

Common Stock

As of December 31, 2021, and 2020, the Company had authorized 43,763,126 and 43,763,126 shares of common stock (“common stock”) at a par value of $0.0001 per share, respectively. As of December 31, 2021, and 2020, 6,297,398 and 5,629,095 shares of the Company’s common stock were issued and outstanding, respectively.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Common Stock Reserved for Future Issuance

At December 31, 2021 and 2020, the Company had reserved common stock for future issuances, as follows:

	December 31, 2021	December 31, 2020
Seed	4,502,881	4,502,881
A	6,072,815	6,072,815
B	6,694,033	6,694,033
C	7,275,657	7,275,657
Common stock option plan:
Options outstanding	7,580,496	7,383,320
Options available for future grants	91,933	492,324
Common warrants	91,310	91,310
Total	32,309,125	32,512,340

Stock Option Plan

Under the Company’s 2014 Stock Option Plan (the “2014 Plan”), options may be granted at fair value, generally vest over four years and expire in ten years.

A summary of the Company’s option activity under the 2014 Plan is as follows:

		Weighted-average	Weighted-average grant
Stock Options	Number of Options	exercise price	date fair value
Outstanding, December 31, 2019	3,930,520	2.89	1.41
Granted	6,662,863	0.09	0.06
Exercised	(21,917)	0.29	0.16
Cancelled/forfeited	(3,188,146)	2.80	1.40
Outstanding, December 31, 2020	7,383,320	0.41	0.20
Granted	628,302	0.20	0.03
Exercised	(29,061)	0.09	0.04
Cancelled/forfeited	(402,065)	0.54	0.27
Outstanding, December 31, 2021	7,580,496	0.39	0.13

The following table summarizes information about currently outstanding and vested stock options as of December 31, 2021 and 2020:

	Outstanding, December 31,	Weighted-Average Remaining	Vested and Exercisable,
Exercise Price	2021	Contractual Life (Years)	December 31, 2021
0.09	6,199,710	8.21	4,294,192
0.16	321,061	9.16	201,631
0.26	254,100	9.97	—
0.86	6,025	5.20	6,025
2.17	24,282	5.65	24,282
2.78	544,009	7.35	490,346
2.96	231,309	6.78	231,309
	7,580,496	8.20	5,247,785

Wag Labs, Inc.

Notes to Consolidated Financial Statements

	Outstanding, December 31,	Weighted-Average Remaining	Vested and Exercisable,
Exercise Price	2020	Contractual Life (Years)	December 31, 2020
0.09	6,512,000	9.19	2,908,482
0.86	6,025	6.2	6,025
2.17	24,282	6.65	24,282
2.78	607,143	8.26	441,002
2.96	233,870	7.72	233,870
	7,383,320	9.06	3,613,661

As of December 31, 2021 and 2020, the aggregate intrinsic value of options outstanding and exercisable was $1.2 million and $204 thousand, respectively. The aggregate intrinsic value of options is determined as the difference between the exercise price of the options and the estimated fair value of the common stock. The intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was zero for each period.

The weighted-average grant date fair value of options granted during the years ended December 31, 2021 and 2020 was $0.03 and $0.06 per option, respectively.

The estimated grant date fair values of employee stock-based options were calculated using the Black-Scholes valuation model, based on the following assumptions. Since the Company does not a history of paying dividends, the expected dividend yield is 0%.

	December 31, 2021	December 31, 2020
Expected term	5.20 – 9.97 years	5.58 – 10.0 years
Volatility (%)	57.93% - 59.49%	54.25% - 57.73%
Risk-free interest rate (%)	0.71% - 1.55%	0.32% - 0.95%

For the years ended December 31, 2021 and 2020, total stock-based compensation expense was $0.2 million and $0.3 million, respectively. As of December 31, 2021, the aggregate stock compensation expense remaining to be amortized was $0.2 million. The Company expects this compensation balance to be recognized over a weighted average of 1.87 years. The Company expects to continue to issue unit-based awards to its employees in future periods.

The following table summarizes the total stock-based compensation expense by function for the year ended December 31, 2021 and 2020 (in thousands).

	2021	2020
Operations and support	$36	$32
Sales and marketing	11	9
General and administrative	175	244
	$222	$285

Wag Labs, Inc.

Notes to Consolidated Financial Statements

Restricted Stock

The Company accounts for restricted stock issued to employees and directors at fair value, based on the market price of stock on the date of grant, net of estimated forfeitures. The fair value of restricted stock units awarded are measured at the grant date.

A summary of restricted stock activity for the year ended December 31, 2021 is as follows:

	Restricted Stock (Unvested)
	Number of Shares	Weighted Average Grant Date Fair Value ($per share)
Unvested at December 31, 2020	—	—
Grants	174,154	$0.21
Vested	—	—
Forfeited	—	—
Unvested at December 31, 2021	174,154	$0.21

For the years ended December 31, 2021 and 2020, there was $14 thousand and zero unrecognized expense related to unvested restricted stock, respectively. The Company recognizes restricted stock compensation over a straight-line basis over the service period of the entire award, subject to the application of an estimate for forfeiture.

Common stock warrants

Prior to January 2019, the Company granted 91,310 warrants to purchase common stock. The weighted average exercise price for the warrants were $1.54, and the term of the warrants were 10 years. The warrants were valued on the date of grant using the Black-Scholes Merton option pricing model.

A summary of common stock warrants outstanding as of December 31, 2021 and 2020 is as follows:

		Weighted Average
		Exercise	Aggregate Intrinsic
	Number of Shares	Price ($ per share)	Value
Outstanding at December 31, 2021	91,310	1.54	—
Outstanding at December 31, 2020	91,310	1.54	—

12.	Income Taxes

The Company’s provision for income taxes for the years ended December 31, 2021 and 2020 was a benefit of $793 thousand, and an expense of $13 thousand, respectively. The provision for income taxes consisted of $0.6 million in deferred U.S. federal income tax and $0.2 million in deferred state income tax for the year ended December 31, 2021.

The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2021	2020
Statutory rate	21.0%	21.0%
State tax	2.2%	5.2%
Valuation allowance	(21.9)%	(26)%
Other	(0.1)%	(0.3)%
PPP Loan Forgiveness	10.0%	0.0%
Total	11.2%	(0.1)%

Wag Labs, Inc.

Notes to Consolidated Financial Statements

The significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss	$52,373	$49,499
Stock based compensation	25	25
Charitable contributions	214	196
Accrued expenses	453	288
Other	489	1,316
Total deferred tax assets	$53,554	$51,324
Deferred tax liabilities:
Fixed assets	$(20)	$(64)
Intangibles from acquisition	(731)	—
Other current assets	—	(22)
Total deferred tax liabilities	$(751)	$(86)
Valuation allowance	52,803	51,238
Net deferred tax taxes	$—	$—

The valuation allowance increased by $1.6 million for the year ended December 31, 2021, compared to the increase of $4.9 million for the year ended December 31, 2020. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a valuation allowance has been recorded. These factors include the Company’s history of net losses since its inception. No uncertain tax positions have been identified.

As of December 31, 2021, the Company had U.S. federal and state net operating loss carryforwards of approximately $200 million and $171 million, respectively. The federal net operating loss carryforwards generated as of December 31, 2017 of $23.3 million will expire in 2037, while $176.6 million federal net operating loss carryforwards generated in post December 31, 2017 or later do not expire due to the provisions inthe Tax Cuts and Jobs Act, but may only offset 80% of taxable income in periods of future utilization. The state net operating loss carryovers will begin to expire in 2038 and will continue to expire through 2041.

The Company has experienced ownership changes within the meaning of Sec. 382 of the Internal Revenue Code (“IRC”) at various dates from 2015 through 2019. Based on the Sec. 382 study, the Company has determined that $35.3 million federal and $37.6 million California net operating losses are subject to Sec. 382 limitations, respectively. The ability to utilize net operating losses, tax credits and other tax attributes may be limited.

The Company files returns with the U.S. federal government, and various state jurisdictions. The Company’s returns have been, and could in the future, subject to examination which may, or may not, have an impact to the consolidated financial statements.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The Company completed its evaluation of the impact of the CARES Act and did not expect the provisions of the legislation to have a significant impact on the effective tax rate, deferred tax assets and liabilities, or income tax payable of the Company.

Wag Labs, Inc.

Notes to Consolidated Financial Statements

13.	Loss per share

The following table shows the computation of basic and diluted loss per share for 2021 and 2020 (in thousands, except share data):

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(6,311)	$(18,839)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders	5,908,062	5,623,515
Net loss per share attributable to common stockholders, basic and diluted	$(1.07)	$(3.35)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive are as follows:

	2021	2020
Series Seed convertible preferred shares	4,502,881	4,502,881
Series A convertible preferred shares	6,072,815	6,072,815
Series B convertible preferred shares	6,694,033	6,694,033
Series C convertible preferred shares	7,275,657	7,275,657
Options and RSUs issued and outstanding	7,754,650	7,383,320
Warrants issued and outstanding	91,310	91,310
Total	32,391,346	32,020,016

14.	401(k) Plan

In 2018, the Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company made no contributions to eligible employees’ plans in 2021 and 2020.

15.	Restructuring

In 2019, the Company announced a restructuring plan to reduce operating expenses and improve the Company’s cash flows. As a result of the restructuring plan, which was substantially completed in the beginning of 2020, the Company recognized severance and other employee costs of zero and $0.3 million during the years ended December 31, 2021 and 2020, respectively. Additionally, as a result of the closure of the Los Angeles offices, the Company recognized lease cease-use charges of zero and $3.2 million during the year ended December 31, 2021 and 2020, respectively.

In May 2021, the Company entered into an agreement with its landlord to terminate and exit the Company’s Los Angeles office leases for a one-time termination fee of $2.8 million.

The following table sets forth a reconciliation of the beginning and ending restructuring liability balances by each major type of cost associated with the restructuring charges (in thousands):

	Severance and other	Lease cease-use
	employee costs	costs	Total
Liability at December 31, 2020	$—	$2,873	$2,873
Charges	—	—	—
Cash Payments	—	(2,846)	(2,846)
Liability at December 31, 2021	$—	$27	$27

The following table summarizes the above restructuring related charges by line item within the Company’s statements of operations where they were recorded in the year ended December 31, 2020 (in thousands):

Wag Labs, Inc.

Notes to Consolidated Financial Statements

	Severance and other	Lease cease-use
Year Ended December 31, 2020	employee costs	costs	Total
Operations and support	$134	$—	$134
Sales and marketing	14	—	14
General and administrative	137	3,225	3,362
	$285	$3,225	$3,510

16.	Subsequent Events

In connection with the issuance of the consolidated financial statements for the year ended December 31, 2021, the Company has evaluated subsequent events through March 10, 2022, the date the consolidated financial statements were issued.

On January 28, 2022, in connection with the Business Combination Agreement, the Company entered into Series P Subscription Agreements, pursuant to which the Company sold an aggregate of 1,100,000 shares of Company Series P Preferred Stock to certain investors in a private placement at a price of $10.00 per share for total proceeds of $11 million.

On February 2, 2022, the Company entered into a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) with CHW Acquisition Corporation (“CHW”) and CHW Merger Sub Inc. (“Sub”), a wholly owned subsidiary of CHW. Pursuant to the terms of the Business Combination Agreement, Sub will merge with and into Wag! with Wag! continuing as the surviving entity (the “Merger”).

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

CHW ACQUISITION CORPORATION,

CHW MERGER SUB INC.

and

WAG LABS, INC.

Dated as of February 2, 2022

A-i

A-ii

Exhibit A	Form of Domesticated SPAC Certificate of Incorporation
Exhibit B	Form of Domesticated SPAC Bylaws
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Written Consent
Exhibit F	Non-Continuing SPAC Officers and Directors
Schedule A	Company Knowledge Parties
Schedule B	Key Company Stockholders
Schedule C-1	Director Nominees
Schedule C-2	Board Observer Nominees

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of February 2, 2022 (this “Agreement”), is entered into by and among CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Cayman Islands Companies Act (as revised) (the “Companies Act”), SPAC and the Company will enter into a business combination transaction pursuant to which (a) on the Domestication Closing Date, SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Act (the “Domestication” and SPAC, following the Domestication, is sometimes referred to herein as the “Domesticated SPAC”) and (b) on the Acquisition Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, together with the Domestication, the “Merger Steps”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of SPAC (the Company, in its capacity as the surviving corporation of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Corporation”);

WHEREAS, concurrently with the Domestication, SPAC will adopt and file the Domesticated SPAC Certificate of Incorporation with the Secretary of State of Delaware, pursuant to which SPAC will change its name to a name to be agreed between the Company and SPAC, and adopt the Domesticated SPAC Bylaws;

WHEREAS, upon adoption of the Domesticated SPAC Certificate of Incorporation, all outstanding equity interests of SPAC shall be recapitalized such that (i) each SPAC Unit shall be canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant; (ii) each SPAC Ordinary Share is automatically converted into one share of Domesticated SPAC Common Stock, and (iii) each SPAC Warrant is converted into an Assumed SPAC Warrant;

WHEREAS, for U.S. federal income Tax purposes, (a) it is intended that (i) the Domestication qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code to which SPAC is a party within the meaning of Section 368(b) of the Code and (ii) the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Domesticated SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code; and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger Steps) are fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions (including the Merger Steps) and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger Steps) and directed that this Agreement and the Transactions (including the Merger Steps) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger Steps and the Private Placements) are fair to, and in the best interests of, SPAC, (b) approved and adopted this Agreement and the Transactions (including the Merger Steps and the Private Placements) and declared their advisability, and (c) recommended that the shareholders of SPAC approve and adopt this Agreement and approve the Transactions (including the Merger Steps and the Private Placements), and directed that this Agreement and the Transactions (including the Merger Steps and the Private Placements) be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Stockholders, as Company stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder

Approval, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement and the Transactions (including the Merger Steps);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Key Company Stockholders are entering into the Lock-Up Agreement, dated as of the date hereof in the form attached hereto as Exhibit C (the “Lock-Up Agreement”);

WHEREAS, in connection with the Acquisition Closing, certain shareholders of SPAC and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with this Agreement, the Company is entering into those certain Series P Subscription Agreements, pursuant to which the Company has agreed to sell shares of Company Series P Preferred Stock to certain investors in a private placement or placements subject to the conditions set forth therein in an aggregate amount equal to the Series P Investment Amount (such series of transactions collectively the “Series P Investment Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC is entering into the Commitment Letter (the “Commitment Letter”) with the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed to lend, and SPAC has agreed to borrow, debt financing upon the terms and subject to the conditions set forth therein (such transaction, the “Financing”);

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (“PIPE Investors”) pursuant to which PIPE Investors, subject to the terms and conditions set forth therein, have agreed to either (a) purchase shares of Domesticated SPAC Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated on the Acquisition Closing Date prior to the Acquisition Merger Effective Time, or (b) purchase an equivalent number of shares of Domesticated SPAC Common Stock on the open market prior to the Acquisition Merger Effective Time (in either case, the “Private Placements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and Jonah Raskas and Mark Grundman (collectively, the “SPAC Founder Shareholders”) have entered into a letter agreement with the Company and SPAC (the “SPAC Founders Stock Letter”), pursuant to which the SPAC Founder Shareholders have agreed to, among other things, (i) vote all SPAC Ordinary Shares held by them in favor of the adoption and approval of this Agreement and the Transactions (including the Merger Steps), (ii) certain restrictions and forfeiture provisions with respect to their SPAC Ordinary Shares and (iii) be bound by the provisions set forth in Section 7.01; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Certain Definitions. For purposes of this Agreement:

“Adjusted Company Outstanding Shares” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)), the sum of (i) the Company Outstanding Shares as of immediately prior to the Acquisition Merger Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon exercise or settlement of all Company Options (assuming cash settlement of such Company Options) and Company RSU Awards that are outstanding, whether vested or unvested, immediately prior to the Acquisition Merger Effective Time, minus (iii) the number of shares of Company Common Stock issuable upon exercise or settlement of Company Options or Company RSU Awards held as of immediately prior to the Acquisition Merger Effective Time by a holder of Management Earnout RSUs.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the SPAC Founders Stock Letter, the Stockholder Support Agreement, the Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Combination” has the meaning ascribed to such term in the SPAC Articles of Association.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, San Francisco, CA or George Town, Cayman Islands; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), communications and telecommunications networks, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” or installed on premises, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Domesticated SPAC or the Surviving Subsidiary Corporation), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Domesticated SPAC or the Surviving Subsidiary Corporation; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Domesticated SPAC immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Domesticated SPAC or the Surviving Subsidiary Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof; or (c) the result of which is a sale of all or substantially all of the assets of the Domesticated SPAC or the Surviving Subsidiary Corporation to any person.

“Company Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company dated January 28, 2022, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company Community Share Amount” means 300,000.

“Company Community Shares” means the shares of Domesticated SPAC Common Stock that may be issued by Domesticated SPAC pursuant to Section 7.19.

“Company Equity Incentive Plan” means the Company’s 2014 Stock Plan as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary and used in the conduct of the business of the Company and its Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (x) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (y) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger Steps or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or any Company Subsidiary); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or at the request of, or with the written consent of, SPAC; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger Steps or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all outstanding options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Incentive Plan or otherwise. For the avoidance of doubt, “Company Options” shall not include any “Company Warrants.”

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Acquisition Merger Effective Time, and including, for the avoidance of doubt, the number of shares of Company Common Stock issuable upon the Conversion.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, and the Company Series P Preferred Stock.

“Company RSU Awards” means all outstanding restricted stock unit awards covering shares of Company Common Stock, whether or not vested, granted pursuant to the Company Equity Incentive Plan or otherwise.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series P Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series P Preferred Stock in the Company Certificate of Incorporation.

“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share, designated as Series Seed Preferred Stock in the Company Certificate of Incorporation

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, the Company in connection with the Transactions, including: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its equityholders) through the Acquisition Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Company solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other Taxes with respect thereto; and (c) solely in the event that the Acquisition Merger is consummated, any fees, costs and expenses incurred or payable in connection with the Financing, including the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), the “Alternate Transaction Fee” (as defined in the Fee Letter), and any other commitment or other fees or other inducements related thereto. For the avoidance of doubt, if the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, any fees, costs and expenses with respect to the Financing described in clause (c) of the foregoing sentence, except to the extent otherwise agreed in writing between the Company and the Debt Financing Sources, shall be borne solely by SPAC and shall not be Company Transaction Expenses.

“Company Valuation” means $300,000,000.

“Company Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement, dated as of December 16, 2019, by and among the Company and the parties named therein.

“Company Warrants” means the outstanding warrants to purchase shares of Company Common Stock.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or the Company Subsidiaries that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiaries, in each case that either (x) the Company or the Company Subsidiaries are bound to keep confidential or (y) with respect to clause (a), the Company or the applicable Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Shares” means the shares of Domesticated SPAC Common Stock issuable to holders of SPAC Ordinary Shares and SPAC Units in accordance with Section 3.01(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “work from home,” workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any

Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“CPI” means Compare Pet Insurance Services, Inc., a Delaware corporation and a Company Subsidiary.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domesticated SPAC Common Stock” means the common stock, par value $0.0001 per share, of the Domesticated SPAC.

“Earnout Period” means the time period between the Acquisition Closing Date and the three-year anniversary of the Acquisition Closing Date.

“EIDL” means that certain Economic Injury Disaster Loan (SBA Loan #5014357804) in the original principal amount of $59,500.00 issued to CPI pursuant to that certain Loan Authorization and Agreement, dated May 29, 2020, by and between the U.S. Small Business Association and CPI, and as amended by that certain Letter Agreement, dated November 30, 2020.

“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Acquisition Merger Effective Time, of (a) a share of Company Common Stock (after taking into account the Conversion), or (b) a Company Option or a Company RSU Award, provided that a holder of Management Earnout RSUs shall not be considered an Eligible Company Equityholder in respect of any Company Option or Company RSU Award held by such holder. For the avoidance of doubt, any person who held a Company Option or a Company RSU Award as of the Acquisition Merger Effective Time shall not be required to be employed by the Domesticated SPAC or the Company as of the date of a Triggering Event or a Change of Control, or to be a holder of Exchanged Options or Exchanged RSUs as of the date of a Triggering Event or a Change of Control, in order to be an Eligible Company Equityholder.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, and any bonus, stock option, stock purchase, restricted stock, other equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten, other than, in any case, any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

“Environmental Attributes” means any and all credits, benefits, emissions reductions, offsets and allowances of any kind, howsoever entitled, resulting from, or attributable to, the renewable nature of electricity production or the avoidance of the emission of any gas, chemical, or other substance to the environment, including (but not limited to) the avoidance of lifecycle greenhouse gas emissions, including (but not limited to) credits associated with California’s Low Carbon Fuel Standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, registration, storage, disposal, remediation or other management of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; (iv) land use; or (v) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Company Merger Shares divided by (ii) the Company Outstanding Shares.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (iv) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice)), and database rights, (v) Internet domain names and social media accounts, (vi) all other intellectual property or proprietary rights of any kind or description, and (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement, dated December 16, 2019, by and among the Company and the parties named therein.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of each persons listed on Schedule A after reasonable inquiry of the individuals with operational responsibility in the functional area of such person, and in the case of SPAC, the actual knowledge of Jonah Raskas and Mark Grundman after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Letter Agreement” means that certain Letter Agreement, dated August 30, 2021, among SPAC, its officers and directors, and the Sponsor.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Management Earnout RSU” means the restricted stock units of the Company to be issued in accordance with Section 7.20.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), (c) under any similar licensing or distribution model, or (d) under a license that requires disclosure of source code or requires derivative works based on such software to be made publicly available under the same license.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement of any limited liability company); and (c) any amendment, supplement, or other modification to any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Consideration” means the Per Share Merger Consideration and the Per Share Earnout Consideration.

“Per Management Earnout RSU Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)) a number of shares of Domesticated SPAC Common Stock equal to (i) the number of Management Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the total number of Management Earnout RSUs.

“Per Series P Share Consideration” means, with respect to any Person who holds shares of Company Series P Preferred Stock immediately prior to the Acquisition Merger Effective Time, a number of shares of Domesticated SPAC Common Stock equal to the Series P Exchange Ratio.

“Per Share Earnout Consideration” means, with respect to each Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)) a number of shares of Domesticated SPAC Common Stock equal to (i) the number of Earnout Shares applicable to such Triggering Event or Change of Control, divided by (ii) the Adjusted Company Outstanding Shares.

“Per Share Merger Consideration” means, with respect to any Person who holds Company Common Stock immediately prior to the Acquisition Merger Effective Time, a number of shares of Domesticated SPAC Common Stock equal to the Exchange Ratio.

“Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens or (ii) Liens for Taxes not yet due and delinquent or, if delinquent, which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked directly or indirectly to an identified individual, household or device (e.g., name, address, telephone number, IP address, email address, financial account number, government-issued identifier) or otherwise is subject to any applicable Privacy/Data Security Laws related to the privacy or security of information associated with an individual, household or device.

“PIPE Investment Amount” means $5,000,000.

“PPP Forgiveness Application” means a Paycheck Protection Program Loan Forgiveness Application, SBA Form 3508 with respect to the PPP Loan (together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith).

“PPP Lender” means Bank of America, National Association.

“PPP Loan” means the indebtedness of the Company incurred pursuant to that certain Promissory Note, dated August 5, 2020, in the original principal amount of $5,138,342.00, by and between the Company and the PPP Lender.

“PPP Loan Application” means the Paycheck Protection Program Borrower Application Form, SBA Form 2483, submitted by the Company in connection with the PPP Loan, together with all certifications set forth therein and all appendices, exhibits, attachments and other documents submitted in connection therewith.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, Processing, sharing, security, disclosure, destruction or disposal, or transfer of Personal Information, including, the following Laws and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679, Children’s Online Privacy Protection Act, California Consumer Privacy Act (the “CCPA”), and state data breach notification Laws.

“Processing” shall mean any operation or set of operations which is performed on Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Sections 8 and 48 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration) with a Governmental Authority or domain name registrar, including domain names.

“Related Person” means, with respect to any specified person, any former, current or future (a) affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of such specified person or (b) any affiliate, equityholder, member, partner, director, manager, officer, employee, agent, representative, heir, successor or assign of any person described in the preceding clause (a).

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water or property.

“Requisite Company Stockholder Approval” means the requisite consent of the Company’s stockholders under the DGCL and the Company Certificate of Incorporation and bylaws (or any equivalent organizational documents) of the Company to approve this Agreement and the Transactions (including the Merger Steps), which shall require the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Stock, voting together as a single class on an as-converted basis, (b) the holders of at least a majority of the outstanding shares of Company Common Stock and (c) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis.

“Right of First Refusal and Co-Sale Agreement” means that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 16, 2019, by and among the Company and the parties named therein.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Series P Exchange Ratio” means the following ratio (rounded to ten decimal places): (i) the Series P Merger Shares divided by (ii) the aggregate number of shares of Company Series P Preferred Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time.

“Series P Investment Amount” means an amount equal to (i) $11,000,000 plus (ii) the aggregate proceeds of the issuance of any shares of Company Series P Preferred Stock prior to the Acquisition Merger Effective Time.

“Series P Merger Shares” means a number of shares equal to (i) the Series P Investment Amount divided by (ii) $10.

“Service Provider” means any Person that is an employee, officer, director or individual consultant of the Company or any Company Subsidiary; provided, that no independent contractor providing services through the Company’s proprietary marketplace technology platform shall be included in the definition of Service Provider.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format) and related documentation and materials.

“SPAC Articles of Association” means the Amended and Restated Memorandum and Articles of Association of SPAC, dated August 30, 2021.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (i) would have a material adverse effect on the business, financial condition, assets, liabilities or operations of SPAC or (ii) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger Steps or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events, or any epidemic, disease, outbreak or pandemic (including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement, and including any impact of such pandemics on the health of any officer, employee or consultant of the Company or any Company Subsidiary); (e) any actions taken or not taken by the SPAC or Merger Sub as required by this Agreement or at the request of, or with the written consent of, the Company; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger Steps or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (g) the accounting treatment of the SPAC Warrants or the Assumed SPAC Warrants (except in the cases of clauses (a) through (d) and clause (g), to the extent that SPAC is disproportionately affected thereby as compared with other similarly situated participants in the industry in which SPAC operates). Notwithstanding the foregoing, the amount of redemptions from the Trust Fund pursuant to the exercise of Redemption Rights shall not be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means, prior to the Domestication, SPAC’s ordinary shares, par value $0.0001 per share.

“SPAC Organizational Documents” means (a) prior to the Domestication, the SPAC Articles of Association, the Trust Agreement and the SPAC Warrant Agreement and (b) following the Domestication, the Domesticated SPAC Certificate of Incorporation, the Domesticated SPAC Bylaws, the Trust Agreement and the SPAC Warrant Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Transaction Expenses” means the aggregate fees, costs and expenses incurred by, or attributable to, SPAC in connection with the Transactions, including: (a) only to the extent SPAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by SPAC through the Acquisition Closing Date in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement

and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with SPAC’s initial public offering (including any deferred underwriting fees) or in connection with SPAC’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (b) any fees, costs and expenses incurred or payable by SPAC, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the Private Placements, including any commitment or other fees or other inducements related thereto; (c) all fees, costs and expenses payable pursuant to the SPAC Tail Policy; (d) any fees, costs and expenses incurred or payable by SPAC in connection with capital markets research coverage; (e) all filing fees paid or payable to a Governmental Authority in connection with any filing made under the Antitrust Laws, if required; (f) all Transfer Taxes; and (g) solely in the event that the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, and except to the extent otherwise agreed in writing between the Company and the Debt Financing Sources, any fees, costs and expenses incurred or payable in connection with the Financing, including the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), the “Alternate Transaction Fee” (as defined in the Fee Letter), and any other commitment or other fees or other inducements related thereto.

“SPAC Unit” means, prior to the Domestication, one SPAC Ordinary Share and one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement dated August 30, 2021, by and between SPAC and Vstock Transfer, LLC, as amended, modified or supplemented from time to time.

“SPAC Warrants” means, prior to the Domestication, whole warrants to purchase SPAC Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, any federal, state, local or non-United States net income, estimated, alternative minimum, gross income, business, occupation, corporate, capital, profits, branch, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, compensation, utility, social security (or similar), premium, disability, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, capital stock, goods and services, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Trading Day” means any day on which shares of Domesticated SPAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated SPAC Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury Regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Closing	§ 2.02(b)
Acquisition Closing Date	§ 2.02(b)
Acquisition Merger	Recitals
Acquisition Merger Effective Time	§ 2.02(a)
Action	§ 4.09
Agreement	Preamble
Alternative Financing	§ 6.03(b)
Alternative Transaction	§ 7.01(a)
Alternative Transaction Structure	§ 7.14(a)
Antitrust Laws	§ 7.12(a)
Assumed SPAC Warrant	§ 3.01(a)(ii)
Assumed Warrant	§ 3.01(d)
Audited Annual Financial Statements	§ 4.07(a)
Audited Financial Statements	§ 7.17
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)(i)
Claims	§ 6.04
Cleary	§ 10.12(b)
COBRA	§ 4.10(e)
Code	§ 3.02(h)
Commitment Letter	Recitals
Commitment Papers	§ 5.22(a)
Companies Act	Recitals

Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Closing Statement	§ 3.04
Company D&O Insurance	§ 7.07(c)
Company Disclosure Schedule	Article IV
Company Group	§ 10.12(b)
Company Interested Party Transaction	§ 4.20(a)
Company Permit	§ 4.06
Company Recommendation	Recitals
Company Source Code	§ 4.13(f)
Confidentiality Agreement	§ 7.05(b)
Contracting Parties	§ 10.11
Conversion	§ 3.01(b)
Data Security Requirements	§ 4.13(h)
D&O Indemnitees	§ 7.07(a)
D&O Insurance	§ 7.07(c)
Debt Financing Sources	§ 5.22(a)
Definitive Agreements	§ 6.03(a)
DGCL	Recitals
Domesticated SPAC	Recitals
Domesticated SPAC Bylaws	§ 2.04(b)
Domesticated SPAC Certificate of Incorporation	§ 2.04(a)
Domesticated SPAC Organizational Documents	§ 2.04(b)
Domestication	Recitals
Domestication Closing	§ 2.02(b)
Domestication Closing Date	§ 2.02(b)
Earnout Shares	§ 3.03(a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.06
ESPP Proposal	§ 7.02(a)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(e)
Exchanged RSU Award	§ 3.01(f)
Fee Letter	§ 5.22(a)
Financial Statements	§ 4.07(b)
Financing	Recitals
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(j)

Defined Term	Location of Definition
Insurer	§ 4.22(a)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)(i)
Lock-Up Agreement	Recitals
Management Earnout Shares	§ 3.03(a)
Material Contracts	§ 4.16(a)
Maximum Annual Premium	§ 7.07(c)
McDermott	§ 10.12(a)
Merger Materials	§ 7.02(a)
Merger Steps	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Most Recent Balance Sheet	§ 4.07(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.06
Omnibus Incentive Plan Proposal	§ 7.02(a)
Outside Date	§ 9.01(b)
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(j)
Private Placements	Recitals
Producer	§ 4.06
Producer Contract	§ 4.16(a)(xx)
Proxy Statement	§ 7.02(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required Amount	§ 6.03(a)
Required SPAC Proposals	§ 7.02(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Series P Investment Transaction	Recitals
Side Letter Agreements	§ 4.20(b)
SPAC	Preamble
SPAC Alternative Transaction	§ 7.01(d)
SPAC Board	Recitals
SPAC D&O Indemnitees	§ 7.07(b)
SPAC D&O Insurance	§ 7.07(d)
SPAC Disclosure Schedule	Article V

Defined Term	Location of Definition
SPAC Founder Shareholders	Recitals
SPAC Founders Stock Letter	Recitals
SPAC Material Contracts	§ 5.18(a)
SPAC Preferred Stock	§ 5.03(a)
SPAC Recommendation	§ 7.04(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Shareholders’ Meeting	§ 7.02(a)
SPAC Tail Policy	§ 7.07(d)
Sponsor	Recitals
Sponsor Group	§ 10.12
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Subsidiary Corporation	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating SPAC Breach	§ 9.01(g)
Transfer Taxes	§ 7.14(b)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unaudited Financial Statements	§ 4.07(b)
Written Consent	§ 7.03
Written Consent Failure	§ 7.03

Section 1.03Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to February 2, 2022.

(b)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)References in Articles V through X to the “SPAC” shall refer to CHW Acquisition Corporation for all periods prior to completion of the Domestication and to the Domesticated SPAC for all periods after completion of the Domestication; provided that the foregoing shall not apply to the representations and warranties set forth in Section 5.04, Section 5.05 or Section 5.06.

ARTICLE II

AGREEMENT AND PLAN OF MERGER

Section 2.01The Merger Steps.

(a)Upon the terms and subject to the conditions set forth in this Article II, in accordance with the DGCL and the Companies Act, on the Domestication Closing Date, SPAC shall take, or cause to be taken, all actions necessary to cause the Domestication to become effective, including by (i) (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Domesticated SPAC Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable Law and pursuant to which SPAC will change its name to a name to be agreed between the Company and SPAC, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands and (d) completing and making all filings required to be made with the SEC and the Nasdaq Capital Market to list the Domesticated SPAC Common Stock on the Nasdaq Capital Market. In accordance with applicable Law, the Domestication and related documentation shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of SPAC, without duplication, (i) each then issued and outstanding SPAC Unit shall be automatically canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant; (ii) each then issued and outstanding SPAC Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated SPAC Common Stock; and (iii) each then issued and outstanding SPAC Warrant shall convert automatically into an Assumed SPAC Warrant. As a result of the Domestication, SPAC shall become a Delaware corporation.

(b)Upon the terms and subject to the conditions set forth in this Article II and Article VIII in accordance with the DGCL, on the Acquisition Closing Date at the Acquisition Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Acquisition Merger (provided that references to the Company for periods after the Acquisition Merger Effective Time shall include the Surviving Subsidiary Corporation) as a wholly owned subsidiary of the Domesticated SPAC.

Section 2.02Effective Times; Closing.

(a)On a date prior to the Private Placements as agreed to in writing by the parties hereto, the parties hereto shall cause the Domestication to be consummated in accordance with Section 2.01(a). At least one (1) Business Day, but no more than two (2) Business Days, after the Domestication, and no later than three (3) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Acquisition Closing, it being understood that the occurrence of the Acquisition Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Acquisition Closing), the parties hereto shall cause the Acquisition Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such certificate of merger (or such later time as may be agreed by each of the parties hereto and specified in the certificate of merger) being the “Acquisition Merger Effective Time”).

(b)Immediately prior to such filing of the materials accordance with Section 2.01(a) with respect to the Domestication, a first closing (the “Domestication Closing”) shall occur. The date on which the Domestication Closing shall occur is referred to herein as the “Domestication Closing Date.” On the Business Day following the Domestication Closing Date or such later date as the parties may agree in writing that is no more than two (2) Business Days after the Domestication Closing Date, and no later than three (3) Business Days after the date of the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (such date, the “Acquisition Closing Date”), immediately prior to such filing of a certificate of merger in accordance with Section 2.02(a) with respect to the Acquisition Merger, a second closing (the “Acquisition Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

(c)For the avoidance of doubt, (i) the Domestication and the Domestication Closing shall all occur at least one (1) Business Day prior to, and independent of, the Acquisition Merger, the Acquisition Closing and the Acquisition Merger Effective Time, and (ii) on the Acquisition Closing Date, the Private Placements shall be consummated prior to the Acquisition Merger and the Acquisition Merger Effective Time.

Section 2.03Effect of the Merger Steps.

(a)Upon the Domestication Closing, the effect of the Domestication shall be as provided in the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, upon the Domestication Closing all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC shall vest in the Domesticated SPAC, and all debts, liabilities, obligations, restrictions, disabilities and duties of SPAC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Domesticated SPAC.

(b)At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Subsidiary Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Subsidiary Corporation.

Section 2.04Certificate of Incorporation of Domesticated SPAC; Bylaws of Domesticated SPAC; Registration Rights Agreement.

(a)Upon the Domestication Closing, SPAC shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Domesticated SPAC Certificate of Incorporation”) with the Secretary of State of Delaware, and the Domesticated SPAC Certificate of Incorporation shall be adopted as the certificate of incorporation of the Domesticated SPAC until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.07). Upon completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication, SPAC shall be de-registered as a matter of Cayman Islands law.

(b)Upon the Domestication Closing, the bylaws in substantially the form attached as Exhibit B hereto (the “Domesticated SPAC Bylaws” and together with the Domesticated SPAC Certificate of Incorporation, the “Domesticated SPAC Organizational Documents”) shall be adopted as the bylaws of the Domesticated SPAC until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.07).

(c)At the Acquisition Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Acquisition Merger Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation until thereafter amended in accordance with their terms and as provided by the DGCL (subject to Section 7.07).

(d)At the Acquisition Closing, the Domesticated SPAC shall deliver to the Company a copy of the Registration Rights Agreement duly executed by the Domesticated SPAC and the shareholders of SPAC party thereto, and the Company shall deliver to the Domesticated SPAC a copy of the Registration Rights Agreement duly executed by the stockholders of the Company party thereto.

Section 2.05Directors and Officers of Domesticated SPAC; Directors of Surviving Subsidiary Corporation.

(a)The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the Domestication Closing continue as the initial directors and officers of the Domesticated SPAC immediately after the Domestication Closing, each to hold office, subject to Section 7.15, in accordance with the provisions of the DGCL and the Domesticated SPAC Organizational Documents until their respective successors are, duly elected or appointed and qualified, as applicable.

(b)The parties will take all requisite action such that the initial directors of the Surviving Subsidiary Corporation immediately after the Acquisition Merger Effective Time shall be the individuals designated by the Company prior to the Acquisition Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Subsidiary Corporation and until their respective successors are, duly elected or appointed and qualified.

Section 2.06Transaction Expenses.

(a)At least three (3) Business Days prior to the Acquisition Closing Date, SPAC shall deliver to the Company copies of all invoices for SPAC Transaction Expenses (whether payable on, prior to or after the Acquisition Closing Date), as well as a certificate, duly executed and certificated by an executive officer of SPAC, setting forth in reasonable detail SPAC’s good faith calculation of the aggregate amount of SPAC Transaction Expenses and any W-9 or other Tax forms reasonably requested by the Company in connection with payment thereof.

(b)At least three (3) Business Days prior to the Acquisition Closing Date, the Company shall deliver to SPAC copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Acquisition Closing Date), as well as a certificate, duly executed and certificated by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses and any W-9 or other Tax forms reasonably requested by SPAC in connection with payment thereof.

(c)Upon the terms and subject to the conditions set forth in this Article II, on the Acquisition Closing Date, the Domesticated SPAC and the Surviving Subsidiary Corporation shall pay or cause to be paid by wire transfer of immediately available funds all SPAC Transaction Expenses and all Company Transaction Expenses for which invoices have been delivered in accordance with Section 2.06(a) and Section 2.06(b).

(d)Following the Acquisition Closing Date, in the event that there are any invoices for SPAC Transaction Expenses that cause the total amount of SPAC Transaction Expenses to be in excess of $13,000,000, the Sponsor shall promptly pay the full amount of such excess to the Domesticated SPAC by wire transfer of immediately available funds to an account of the Domesticated SPAC or the Surviving Subsidiary Corporation designated in writing by the Domesticated SPAC (for the avoidance of doubt, such payment by the Sponsor shall not come from cash or cash equivalents from the Domesticated SPAC or the Surviving Subsidiary Corporation).

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01Conversion and Issuance of Securities.

(a)Upon the Domestication Closing, by virtue of the Domestication and without any action on the part of SPAC, Merger Sub, the Company, or the holders of any of the following securities:

(i)each SPAC Ordinary Share issued and outstanding immediately prior to the Domestication Closing shall be canceled and converted into one share of Domesticated SPAC Common Stock;

(ii)each SPAC Warrant, to the extent then outstanding and unexercised immediately prior to the Domestication Closing, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire one share of Domesticated SPAC Common Stock, subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former SPAC Warrant immediately prior to the Domestication Closing, taking into account any changes thereto by reason of this Agreement or the Transactions (each such resulting warrant, an “Assumed SPAC Warrant”). Accordingly, effective as of the Domestication Closing: (A) each Assumed SPAC Warrant (including any Assumed SPAC Warrant issued pursuant to Section 3.01(a)(iii)) shall be exercisable solely for shares of Domesticated SPAC Common Stock; (B) the number of shares of Domesticated SPAC Common Stock subject to each Assumed SPAC Warrant shall be equal to the number of shares of SPAC Common Stock subject to the applicable SPAC Warrant and (C) the per share exercise price for the Domesticated SPAC Common Stock issuable upon exercise of such Assumed SPAC Warrant shall be equal to the per share exercise price for the shares of SPAC Common Stock subject to the applicable SPAC Warrant as in effect immediately prior to the Domestication Closing. The Domesticated SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed SPAC Warrants remain outstanding, a sufficient number of shares of Domesticated SPAC Common Stock for delivery upon the exercise of such Assumed SPAC Warrants; and

(iii)each SPAC Unit issued and outstanding immediately prior to the Domestication Closing shall be canceled and converted into one unit of the Domesticated SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Assumed SPAC Warrant.

(b)On the Acquisition Closing Date and immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than any share of Company Series P Preferred Stock) shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Certificate of Incorporation (the “Conversion”). After the Conversion, all of the shares of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall thereafter cease to have any rights with respect to such securities.

(c)At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Domesticated SPAC, Merger Sub, the Company or the holders of any of the following securities:

(i)each share of Company Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time (including shares of Company Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive (A) the applicable Per Share Merger Consideration and (B) upon a Triggering Event (or the date on which a Change of Control occurs as described in Section 3.03(c)(ii)- (iv)), the applicable Per Share Earnout Consideration (with any fractional share to which any holder of Company Common Stock would otherwise be entitled rounded up or down to the nearest whole share) in accordance with Section 3.03, in each case without interest;

(ii)all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)each share of Company Series P Preferred Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be canceled and converted into the right to receive the applicable Per Series P Share Consideration; and

(iv)each share of Merger Sub Common Stock issued and outstanding immediately prior to the Acquisition Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Subsidiary Corporation.

(d)Effective as of the Acquisition Merger Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be assumed and converted into a warrant to acquire a number of shares of Domesticated SPAC Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.01(d) (each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Acquisition Merger Effective Time, taking into account any changes thereto by reason of this Agreement or the Transactions. Accordingly, effective as of the Acquisition Merger Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Domesticated SPAC Common Stock; (b) the number of shares of Domesticated SPAC Common Stock subject to each Assumed Warrant shall be equal to (1) the number of shares of Company Common Stock subject to the applicable Company Warrant immediately prior to the Acquisition Merger Effective Time multiplied by (2) the Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated SPAC Common Stock; and (c) the per share exercise price for the Domesticated SPAC Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Acquisition Merger Effective Time, divided by (y) the Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. The Domesticated SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Domesticated SPAC Common Stock for delivery upon the exercise of such Assumed Warrants.

(e)Each Company Option that is outstanding and unexercised as of immediately prior to the Acquisition Merger Effective Time, whether or not vested, shall be assumed and converted into (i) an option to purchase a number of shares of Domesticated SPAC Common Stock (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio (such product rounded down to the nearest whole share), at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Acquisition Merger Effective Time, divided by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated SPAC Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated SPAC Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code and (ii) other than with respect to any Company Option held by a holder of Management Earnout RSUs, the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded up or down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Acquisition Merger Effective Time multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger Steps or any related transactions.

(f)Each Company RSU Award that is outstanding immediately prior to the Acquisition Merger Effective Time shall be assumed and converted into (i) an award covering a number of shares of Domesticated SPAC Common Stock (rounded down to the nearest whole number) (such award of restricted shares, “Exchanged RSU Award”) equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time, multiplied by (B) the Exchange Ratio and (ii) other than with respect to any Company RSU Award held by a holder of Management Earnout RSUs, the contingent right to receive a number of Earnout Shares (with respect to each holder, rounded up or down to the nearest whole number of Earnout Shares) in accordance with Section 3.03 equal to (A) the number of shares of Company Common Stock subject to such award immediately prior to the Acquisition Merger Effective Time multiplied by (B) the Per Share Earnout Consideration. Except as specifically provided above, following the Acquisition Merger Effective Time, each Exchanged RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Acquisition Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger Steps and any related transactions.

(g)At or prior to the Domestication Closing and the Acquisition Merger Effective Time (as applicable), the parties hereto and their respective boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 3.01(c), the treatment of the Company Warrants pursuant to Section 3.01(d), the treatment of the Company Options pursuant to Section 3.01(e), the treatment of Company RSU Awards pursuant to Section 3.01(f), or to cause any disposition or acquisition of equity securities of SPAC or the Domesticated SPAC pursuant to Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.01(e) or Section 3.01(f), or pursuant to the Private Placements, as applicable, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to SPAC or the Domesticated SPAC or who will (or is reasonably expected to) become subject to such reporting requirements with respect to the Domesticated SPAC to be exempt under Rule 16b-3 under the Exchange Act.

(h)Subject to Section 7.19, Domesticated SPAC shall issue a number of shares of Domesticated SPAC Common Stock that is less than or equal to the Company Community Share Amount to the persons (if any) and in the amounts (if any) determined in accordance with Section 7.19.

Section 3.02Exchange of Certificates.

(a)Exchange Agent. Prior to the Acquisition Closing Date, SPAC shall cause to be transferred or deposited into a balance account (or the applicable equivalent), with an exchange agent designated by SPAC (the “Exchange Agent”), for the benefit of the holders of SPAC Ordinary Shares, SPAC Units and the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)), for exchange in accordance with this Article III, the number of shares of Domesticated SPAC Common Stock sufficient to deliver the aggregate Converted Shares and Per Share Consideration payable pursuant to this Agreement (such shares of Domesticated SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Converted Shares and the Per Share Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures for Company Stock Evidenced by Certificates; Exchange Procedures for Company Stock, SPAC Ordinary Shares and SPAC Units in Book Entry.

(i)As promptly as practicable after the Acquisition Merger Effective Time, if required by the Exchange Agent, the Company shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Prior to the Acquisition Merger Effective Time, SPAC shall enter into an agreement with the Exchange Agent providing that, following the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Acquisition Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and the Exchange Agent shall deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Consideration in accordance with Section 3.01 shall be deemed at all times after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)SPAC shall use its reasonable best efforts to cause the Exchange Agent to issue to the holders of the (A) SPAC Ordinary Shares, (B) SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) and (C) Company Stock, in each case, represented by book entry, the applicable Converted Shares or the applicable Per Share Merger Consideration, as the case may be, in accordance with the provisions of Section 3.01, without such holder being required to deliver a Certificate or Letter of Transmittal to the Exchange Agent.

(c)Distributions with Respect to Unexchanged Certificates. No dividends or other distributions declared or made after the Acquisition Merger Effective Time with respect to the Domesticated SPAC Common Stock with a record date after the Acquisition Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Domesticated SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, the Domesticated SPAC shall pay or cause to be paid or cause the Exchange Agent to pay to the holder of the shares of Domesticated SPAC Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Acquisition Merger Effective Time and theretofore paid with respect to such shares of Domesticated SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Acquisition Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Domesticated SPAC Common Stock.

(d)No Further Rights in Company Common Stock. (i) The Converted Shares payable upon conversion of the SPAC Ordinary Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) pursuant to Section 3.01(a) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Ordinary Shares and SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares), as applicable, and (ii) the Per Share Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)) or pursuant to Section 3.03 in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e)Adjustments to Converted Shares and Per Share Consideration. The Converted Shares and the Per Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares (prior to the Domestication), Domesticated SPAC Common Stock (following the Domestication), or the Company Stock occurring on or after the date hereof and prior to the Acquisition Merger Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit SPAC or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock for one year after the Acquisition Merger Effective Time shall be delivered to the Domesticated SPAC, upon demand, and any holders of SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock, who have not theretofore complied with this Section 3.02 shall thereafter look only to the Domesticated SPAC for the applicable Converted Shares or applicable Per Share Consideration, as the case may be, other than as provided in Section 3.03. Any portion of the Exchange Fund remaining unclaimed by holders of the SPAC Ordinary Shares, SPAC Units (solely with respect to the portion thereof consisting of SPAC Ordinary Shares) or Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Domesticated SPAC free and clear of any claims or interest of any person previously entitled thereto.

(g)No Liability. None of the Exchange Agent, SPAC, the Domesticated SPAC or the Surviving Subsidiary Corporation shall be liable to any holder of SPAC Ordinary Shares, SPAC Units or Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(b)) for any Domesticated SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Domesticated SPAC, Merger Sub and the Exchange Agent and each of their respective affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. If the applicable withholding agent intends to withhold any Taxes from any amounts payable to holders of equity interests in the Company (other than with respect to any withholding (i) on amounts treated as compensation for applicable tax purposes or (ii) relating to a failure by the Company to deliver at or prior to the Acquisition Closing, the deliverable contemplated in Section 7.14(c)), the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Company as soon as reasonably practicable after it determines withholding is required and shall reasonably cooperate to reduce or eliminate such withholding to the extent permissible under applicable Law. To the extent that amounts are deducted or withheld consistent with this Section 3.02(h) and paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(i)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent or, solely in respect of Earnout Shares issuable pursuant to Section 3.03, the Domesticated SPAC, will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01 or Section 3.03, as applicable.

(j)Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated SPAC Common Stock shall be issued upon the exchange of SPAC Ordinary Shares, SPAC Units or Company Common Stock or as Earnout Shares or Management Earnout Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Domesticated SPAC or a holder of shares of Domesticated SPAC Common Stock. In lieu of any fractional share of Domesticated SPAC Common Stock to which any holder of SPAC Ordinary Shares, SPAC Units or Company Common Stock, would otherwise be entitled in connection with the payment of the Converted Shares or Per Share Merger Consideration or Earnout Shares or Management Earnout Shares, as applicable, the Exchange Agent shall round up or down to the nearest whole share of Domesticated SPAC Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03Earnout.

(a)Following the Acquisition Closing, within five (5) Business Days after the occurrence of a Triggering Event, the Domesticated SPAC shall issue or cause to be issued to (x) the Eligible Company Equityholders with respect to such Triggering Event the following shares of Domesticated SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Earnout Shares”) constituting the Per Share Earnout Consideration as additional consideration for the Company interests acquired in connection with the Acquisition Merger, and (y) the holders of Management Earnout RSUs, with respect to such Triggering Event, the following shares of Domesticated SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Management Earnout Shares”) constituting the Per Management Earnout RSU Consideration, in the case of each of (x) and (y), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)upon the occurrence of Triggering Event I, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Company Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs;

(ii)upon the occurrence of Triggering Event II, a one-time issuance of 3,333,333 Earnout Shares to the Eligible Company Equityholders and 1,666,667 Management Earnout Shares to the holders of Management Earnout RSUs; and

(iii)upon the occurrence of Triggering Event III, a one-time issuance of 3,333,334 Earnout Shares to the Eligible Company Equityholders and 1,666,666 Management Earnout Shares to the holders of Management Earnout RSUs.

(b)For the avoidance of doubt, the Eligible Company Equityholders and the holders of Management Earnout RSUs with respect to a Triggering Event shall be entitled to receive Earnout Shares and Management Earnout Shares, respectively, upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders and the holders of Management Earnout RSUs be entitled to receive more than an aggregate of 10,000,000 Earnout Shares and 5,000,000 Management Earnout Shares pursuant to this Section 3.03.

(c)If, during the Earnout Period, there is a Change of Control pursuant to which the Domesticated SPAC or its stockholders have the right to receive consideration implying a value per share of Domesticated SPAC Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Domesticated SPAC) of:

(i)less than $12.50, then this Section 3.03 shall terminate and no Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(ii)greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 3,333,333 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 1,666,667 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(iii)greater than or equal to $15.00 but less than $18.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 6,666,666 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 3,333,334 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder; or

(iv)greater than or equal to $18.00, then, (A) immediately prior to such Change of Control, the Domesticated SPAC shall issue 10,000,000 shares of Domesticated SPAC Common Stock (less any Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a)) to the Eligible Company Equityholders with respect to the Change of Control, (B) immediately prior to such Change of Control, the Domesticated SPAC shall issue 5,000,000 shares of Domesticated SPAC Common Stock (less any Management Earnout Shares issued prior to such Change of Control pursuant to Section 3.03(a), provided that in no event shall such subtraction result in a negative number of shares or require a forfeiture of shares) to the holders of Management Earnout RSUs with respect to the Change of Control and (C) thereafter, this Section 3.03 shall terminate and no further Earnout Shares or Management Earnout Shares shall be issuable hereunder;

(d)The Domesticated SPAC Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (i), (ii), (iii) and (iv) of Section 3.03(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

(e)At all times during the Earnout Period, the Domesticated SPAC shall keep available for issuance a sufficient number of shares of unissued Domesticated SPAC Common Stock to permit the Domesticated SPAC to satisfy in full its issuance obligations set forth in this Section 3.03 and shall take all actions reasonably required (including by convening any stockholder meeting) to increase the authorized number of Domesticated SPAC Common Stock if at any time there shall be insufficient unissued Domesticated SPAC Common Stock to permit such reservation. In no event will any right to receive Earnout Shares or Management Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent right to receive Earnout Shares or Management Earnout Shares take any steps that would render such rights readily marketable.

(f)The Domesticated SPAC shall take such actions as are reasonably requested by the Eligible Company Equityholders and the holders of the Management Earnout RSUs to evidence the issuances pursuant to this Section 3.03, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of the Domesticated SPAC responsible for maintaining such ledger or the applicable registrar or transfer agent of the Domesticated SPAC).

(g)During the Earnout Period, the Domesticated SPAC shall use reasonable best efforts for the Domesticated SPAC to remain listed as a public company on, and for the Domesticated SPAC Common Stock (including, when issued, the Earnout Shares and the Management Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the shares of Domesticated SPAC Common Stock are then listed; provided, however, that subject to Section 3.03(c), the foregoing shall not limit the Domesticated SPAC from consummating a Change of Control or entering into a contract that contemplates a Change of Control.

Section 3.04Company Closing Statement. Three (3) Business Days prior to the Acquisition Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company RSU Awards or Company Warrants, the information set forth in Section 4.03(c) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to SPAC. From and after delivery of the Company Closing Statement until the Acquisition Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by SPAC, which comments SPAC shall deliver to the Company no later than two (2) Business Days prior to the Acquisition Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

Section 3.05Warrant Proceeds. Following the Acquisition Closing, in the event that the Domesticated SPAC conducts a tender offer or other redemption, termination or cancellation of the Assumed SPAC Warrants, each of (x) the SPAC Founder Shareholders, collectively, and (y) the persons determined by the board of directors of the Domesticated SPAC, collectively, shall be entitled to receive five percent (5%) of the cash proceeds actually received by the Domesticated SPAC as a result of the exercise of any such Assumed SPAC Warrants in connection therewith. Such payment shall be made (a) at the end of any calendar quarter in which the Domesticated SPAC actually receives such proceeds and (b) by wire transfer of immediately available funds to (i) an account (or accounts) designated in writing to the Domesticated SPAC by the SPAC Founder Shareholders and (ii) an account (or accounts) designated in writing by the Company.

Section 3.06Stock Transfer Books. At the Acquisition Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Acquisition Merger Effective Time, the holders of Certificates representing Company Stock outstanding immediately prior to the Acquisition Merger Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Acquisition Merger Effective Time, any Certificates presented to the Exchange Agent or the Domesticated SPAC for any reason shall be converted into the applicable Per Share Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

Section 3.07Appraisal and Dissenters’ Rights.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL and/or any other applicable Laws, shares of Company Common Stock that are outstanding immediately prior to the Acquisition Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger Steps nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL and/or any other applicable Laws, and otherwise complied with all of the provisions of the DGCL and/or any other applicable Laws relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL and any other applicable Laws. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL and any other applicable Laws, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Merger Effective Time, the right to receive the applicable Per Share Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)Prior to the Acquisition Closing Date, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL and/or any other applicable Laws. The Company shall not, except with the prior written consent of SPAC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that each section of the Company Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

Section 4.01Organization and Qualification; Subsidiaries.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to SPAC a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. No Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03Capitalization.

(a)The authorized capital stock of the Company consists of 48,513,126 shares of Company Common Stock and 29,295,386 shares of Company Preferred Stock, consisting of (i) 4,502,881 shares of Company Series Seed Preferred Stock, (ii) 6,072,815 shares of Company Series A Preferred Stock, (iii) 6,694,033 shares of Company Series B Preferred Stock, (iv) 7,275,657 shares of Company Series C Preferred Stock and (v) 4,750,000 shares of Company Series P Preferred Stock. As of the date of this Agreement, (i) 6,297,398 shares of Company Common Stock are issued and outstanding, (ii) 24,545,386 shares of Company Preferred Stock are issued and outstanding, (iii) 4,502,881 shares of Company Series Seed Preferred Stock are issued and outstanding, (iv) 6,072,815 shares of Company Series A Preferred Stock are issued and outstanding, (v) 6,694,033 shares of Company Series B Preferred Stock are issued and outstanding, (vi) 7,275,657 shares of Company Series C Preferred Stock are issued and outstanding, (vii) 1,100,000 shares of Company Series P Preferred Stock are issued and outstanding, (viii) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (ix) 7,573,589 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Equity Incentive Plan, (x) 174,154 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company RSU Awards granted pursuant to the Company Equity Incentive Plan, and (xi) 91,310 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants.

(b)Other than (i) the Company Options set forth in Section 4.03(c) of the Company Disclosure Schedule, (ii) the Company RSU Awards set forth in Section 4.03(c) of the Company Disclosure Schedule, (iii) the Company Preferred Stock, (iv) the rights provided in the Investors’ Rights Agreement, and (v) outstanding Company Warrants to purchase an aggregate of 91,310 shares of Company Common Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(c)Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option, each Company RSU Awards and Company Warrant outstanding as of February 1, 2022, as applicable: (i) the name of the Company Option or Company RSU Award recipient or the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Option, Company RSU Award or Company Warrant; (iii) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (iv) the date on which such Company Option, Company RSU Award or Company Warrant was granted; (v) the vesting schedule applicable to such Company Option or Company RSU Award; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to SPAC accurate and complete copies of the Company Equity Incentive Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options or Company RSU Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)(i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company RSU Award as a result of the proposed transactions herein and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws, including, with respect to Company Options, Section 409A of the Code, and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g)Immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than any share of Company Series P Preferred Stock) shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to the Company Certificate of Incorporation. Section 4.03(g) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock (other than any share of Company Series P Preferred Stock) as calculated pursuant to the Company Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock (other than any share of Company Series P Preferred Stock) shall thereafter cease to have any rights with respect to such securities (other than the right to receive the shares of Company Common Stock issuable pursuant to the Conversion with respect thereto). Subject to and upon receipt of the Requisite Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

Section 4.04Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger Steps, this Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover statute is applicable to the Merger Steps or the other Transactions.

Section 4.05No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound of affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all material respects and to carry on its business in all material respects as it is now being conducted (including, solely with respect to CPI, licenses as a Producer), in each case, except for any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order the lack of which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole (each, a “Company Permit”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected (including all applicable requirements regarding the marketing and advertising of insurance products, all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, and all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies), (b) any Company Permit or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound or affected, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. CPI, and to the Company’s knowledge, its brokers, producers, or other insurance intermediaries or representatives (each, a “Producer” and collectively, the “Producers”) are not subject to any material market conduct or other insurance regulatory claim or regulatory complaint with respect to the business of CPI.

Section 4.07Financial Statements.

(a)Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of the years December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the years then ended (collectively, the “Audited Annual Financial Statements”). The Audited Annual Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the periods indicated therein, except as otherwise noted therein.

(b)Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2021 (the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the nine-month period then ended (collectively, the “Unaudited Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”). The Unaudited Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the periods indicated therein, except (x) as otherwise noted therein and (y) for the absence of footnotes and disclosures required by GAAP and the absence of year-end adjustments required by GAAP (none of which will be material, individually or in the aggregate).

(c)Except as and to the extent set forth on the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation required to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries that is prepared in accordance with GAAP except for: (i) liabilities that were incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

(d)Since January 1, 2018, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 4.08Business Activities; Absence of Certain Changes or Events. Since (x) the Most Recent Balance Sheet, with respect to clauses (i), (ii) and (iv) below or (y) December 31, 2020, with respect to clause (iii) below, and in each case on and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements or as expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (ii) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including material Company-Owned IP) other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business consistent with past practice, (iii) there has not been a Company Material Adverse Effect, and (iv) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b)(ii), Section 6.01(b)(v), Section 6.01(b)(vii), Section 6.01(b)(viii), Section 6.01(b)(xii), Section 6.01(b)(xiv), Section 6.01(b)(xix), Section 6.01(b)(xxi), Section 6.01(b)(xxii), Section 6.01(b)(xxiii) and, only with respect to the covenants in each of the foregoing subsections of Section 6.01(b), Section 6.01(b)(xxv).

Section 4.09Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, (a) there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, in each case, that would reasonably be expected to involve an amount in controversy (not counting insurance deductibles) in excess of $300,000 individually and (b) neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10Employee Benefit Plans.

(a)Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (whether or not disclosed in Section 4.10(a) of the Company Disclosure Schedule, collectively, the “Plans”); provided that Section 4.10(a) of the Company Disclosure Schedule shall not include (i) any employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the form(s) made available to SPAC, and (ii) any at-will contract or agreement that permit(s) termination of employment or service: (x) by the Company or a Company Subsidiary with no more than thirty (30) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary.

(b)With respect to each material Plan subject to the laws of the United States, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has, as of the date hereof, any express commitment to modify, change or terminate a Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to provide any Service Provider with separation pay, severance, termination or similar benefits to any person as a result of the consummation of any Transaction contemplated by this Agreement, nor will the consummation of any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Service Provider. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary to any Service Provider being characterized as an “excess parachute payment” under Section 280G of the Code.

(e)None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former Service Provider after termination of employment or service, except as (i) may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law (“COBRA”), (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) with respect to reimbursement of COBRA premiums.

(f)Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) each Plan is and has been within the past six (6) years in compliance in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) the Company and its ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan, and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxes under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable event (within the meaning of Section 4043 of ERISA) with respect to any Plan that, in any case, would reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, there have been no acts or omissions by the Company or any ERISA Affiliate thereof that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any such ERISA Affiliate may be liable.

(i)All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

(j)Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been during the past three years in compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.

(k)The Company and its ERISA Affiliates have timely made all contributions and satisfied all obligations with respect to any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority covering current or former Service Providers, except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.11Labor and Employment Matters.

(a)The Company has made available to SPAC a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position and location of employment; (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (iv) whether classified as exempt or non-exempt under the Fair Labor Standards Act and analogous Laws; and (v) commission, bonus or other incentive-based compensation eligibility for the current calendar year.

(b)No employee or other Service Provider of the Company or any Company Subsidiary is, and since January 1, 2018 has not been, represented by a labor union, works council, trade union, or similar representative of employees with respect to their employment with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2018 there have not been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or other Service Providers or the Company or any Company Subsidiaries and there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees or other Service Providers and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or other Service Providers.

(c)There are no, and since January 1, 2018 there have not been, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or other Service Providers.

(d)Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all material applicable Laws relating to labor and employment, including all such material Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Acquisition Closing will have been paid) all material wages, bonuses, compensation and other sums owed and due to such individual as of such date.

Section 4.12Real Property; Title to Assets.

(a)Neither the Company nor any Company Subsidiary owns real property nor is a party to or bound by or subject to any agreement, contract, commitment or any option to purchase any real or immovable property.

(b)Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property in respect of which the Company or any Company Subsidiary is required to make payments in excess of $5,000 per month, and sets forth a list, as of the date of this Agreement, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property and pursuant to which the Company or any Company Subsidiary is required to make payments in excess of $5,000 per month (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such Leases are in full force and effect, are valid, legal, binding and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases.

(c)Other than due to any actions taken due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13Intellectual Property.

(a)Section 4.13 of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) agreements for unmodified, commercially available, “off-the-shelf” Software, (B) commercially available service agreements to Business Systems, (C) agreements with employees or contractors of the Company that contain customary licenses related to use “background IP” or “pre-existing IP” incorporated by such employees or contractors into work product developed for the Company, (D) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, or (E) feedback and similar licenses that are not material to the business); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP is sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b)The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement). All Registered Intellectual Property constituting Company-Owned IP is subsisting, valid and enforceable.

(c)The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other material Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) intentionally in the ordinary course of business, through marketing materials made available by the Company or a Company Subsidiary, which such marketing materials do not contain trade secrets of the Company or any Company Subsidiary or any other sensitive or proprietary information of the Company or any Company Subsidiary.

(d)Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, (i) Since January 1, 2018, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP (other than office actions received from the US Patent and Trademark Office and its foreign counterparts in the course of registering any Company-Owned IP), or (B) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate such Intellectual Property of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) neither the Company nor any of the Company Subsidiaries have sent any notice to or asserted or threatened in writing any action or claim against any person involving or relating to any Company-Owned IP, other than any such actions, claims or matters that have been resolved; (v) no Company nor any Company Subsidiary is a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release, or other contract related to the Company’s or any Company Subsidiary’s rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell, or otherwise exploit the Company IP; and (vi) since January 1, 2018, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, all persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries substantially in the form(s) made available to Merger Sub or SPAC and pursuant to which such persons presently assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)The Company and Company Subsidiaries do not use and have not used any Open Source Software in a manner that would obligate the Company to license or provide the source code to any of the Software constituting Company-Owned IP (“Company Source Code”) for any purpose, or to make available for redistribution to any person the source code to any of the Software constituting Company-Owned IP at no or minimum charge.

(g)Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures designed to (i) provide continuous monitoring and alerting of any problems or issues with the Business Systems owned by the Company and the Company Subsidiaries, and (ii) monitor network traffic for threats and scan and assess vulnerabilities in the Business Systems owned by the Company and the Company Subsidiaries. There has not been any material failure with respect to any of the Business Systems that has materially disrupted the business of the Company or has caused a widespread outage of the Products for any period of time.

(h)The Company and each of the Company Subsidiaries since January 1, 2018, have complied in all material respects with: (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable external privacy policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, Processing or use of Personal Information, including any privacy policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into with respect to privacy and/or data security, and (iv) PCI DSS; and (v) all advertising and marketing materials regarding information privacy, protection or security or handling of Personal Information (collectively, the “Data Security Requirements”). None of the disclosures or statements made by the Company or the Company Subsidiaries regarding the collection, use, Processing, storage, transfer or security of Personal Information has been inaccurate, misleading or deceptive. The Company does not sell Personal Information (as contemplated by the CCPA). The Company’s and the Company Subsidiaries’ employees receive reasonable training on information security issues to the extent required by Privacy/Data Security Laws. The Company and the Company Subsidiaries have commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, privacy and security of Personal Information. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Since January 1, 2018 to the date hereof, neither the Company nor any of the Company Subsidiaries has (x) experienced any material data security breaches, material unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Business Data or Personal Information or (y) received written notice of any audits, proceedings or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use or disclosure or other processing of Personal Information.

(i)The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, and (ii) with respect to Business Data that does not constitute Company-Owned IP, has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Acquisition Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Domesticated SPAC, the Surviving Subsidiary Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Acquisition Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Acquisition Closing Date.

(j)Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(k)None of the Company, any Company Subsidiaries, or, to the Company’s knowledge, any other party acting on behalf of the Company or the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery by any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiaries or any other party acting on behalf of Company or Company Subsidiaries to any third party of any Company Source Code. Neither the execution of the Transaction Documents nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.

Section 4.14Taxes.

(a)The Company and the Company Subsidiaries: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the Financial Statements, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; (v) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Acquisition Closing Date; or (vii) the application of Section 965 of the Code (including as a result of any election under Section 965(h) of the Code).

(d)Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent or of which the Company and the Company Subsidiaries are the only members).

(f)Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j)Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for material Taxes.

(k)There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(l)Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)Neither the Company nor any Company Subsidiary has received notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to material Taxes in such jurisdiction.

(o)Section 4.14(o) of the Company Disclosure Schedule sets forth with respect to each Company Subsidiary, (A) the country in which it is organized and (B) its Tax classification for U.S. federal income Tax purposes.

(p)Each of the Company and the Company Subsidiaries is Tax resident only in the United States.

(q)As of the date hereof, to the knowledge of the Company, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither the Company nor any Company Subsidiary has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor are any of them in violation of, applicable Environmental Law, including all material registration, recordkeeping, and other obligations required to generate, hold, trade, and sell Environmental Attributes; (b) to the Company’s knowledge, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary pursuant to Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company and under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, except in each case of the foregoing as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 4.16Material Contracts.

(a)Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound and as are in effect as of the date of this Agreement (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed in Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any 12-month period;

(ii)all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over any 12-month period;

(iii)all management contracts (excluding contracts for employment) and contracts with other consultants, in each case, with compensation paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over any 12-month period;

(iv)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $250,000, in the aggregate, over any 12-month period;

(v)all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)all contracts and agreements evidencing indebtedness for borrowed money and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person, in each case, in an amount greater than $250,000;

(vii)all partnership, joint venture or similar agreements (excluding any partnership agreement or similar agreement of any wholly-owned Company Subsidiary);

(viii)all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party that involve payments by the Company or any Company Subsidiaries in excess of $125,000, in the aggregate, over any 12-month period;

(ix)all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x)all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi)all contracts and agreements relating to the purchase of engineering or design services that involve more than $250,000, other than those contracts and agreements under which no further services are due;

(xii)all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xiii)all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiv)all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of material Company-Owned IP other than (A) agreements with contractors of the Company or any Company Subsidiary to use Company-Owned IP to the extent necessary for such contractor’s performance of services for the Company or any Company Subsidiary, (B) non-exclusive licenses granted to Company’s customers in the ordinary course, (C) non-disclosure agreements entered into in the ordinary course or (D) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including contracts that include an incidental license to use the trademarks of the Company for marketing or advertising purposes;

(xv)        all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi)all agreements for the development of material Company-Owned IP that is embodied in or distributed with a Product or otherwise material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into on the Company’s standard forms of such agreements made available to SPAC);

(xvii)all contracts and agreements that relate to the direct or indirect acquisition or the disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise) in each case, involving payments of $250,000 or more, other than contracts and agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(xviii)all contracts and agreements relating to a Company Interested Party Transaction;

(xix)all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xx)        all contracts that govern the basic relationship between each Insurer and CPI (each such contract between an Insurer and CPI, a “Producer Contract”); and

(xxi)all contracts and agreements of CPI that provide for payment of any commissions, referral fees, marketing fees, profit commission, sharing or splitting any of the foregoing.

(b)(i) each Material Contract is a legal, valid and binding obligation of the Company or any Company Subsidiary (as applicable) and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) during the last twelve (12) months, neither the Company nor any Company Subsidiary has received any notice or claim of any such breach, violation or default under any such Material Contract, in each case of the foregoing except for any such conflicts, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company

Subsidiaries, taken as a whole. The Company has made available to SPAC true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

Section 4.17Insurance.

(a)Section 4.17(a) of the Company Disclosure Schedule sets forth with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number and the policy type, (iii) the period and limits of coverage and (iv) the premium most recently charged.

(b)Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, with respect to each material insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, nor has there been any failure to give notice of or present any claim under such policies in a due and timely fashion; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) all deductible or self-insured retention amounts, as applicable, are commercially reasonable and (v) neither the Company nor any of the Company Subsidiaries has received any disclaimer of coverage other than reservation rights notices received in the ordinary course of business; (vi) no carrier has provided written notice of any material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with such policy; and (vii) there is no written threatened termination or invalidation of such policy.

(c)The Company and the Company Subsidiaries maintain, and have maintained, insurance policies and coverage in such amounts and against such risk (i) as is reasonable and customary, (ii) as is sufficient for compliance with all contracts to which the Company or any Company Subsidiary is a party or by which it is bound, (iii) as is sufficient for compliance with all applicable Laws, and (iv) as is sufficient to cover the expected liabilities of the Company and the Company Subsidiaries.

Section 4.18Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (i) determined that this Agreement and the Transactions (including the Merger Steps) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions (including the Merger Steps) and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger Steps) and directed that this Agreement and the Transactions (including the Merger Steps) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19Certain Business Practices.

(a)Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)Since January 1, 2017, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)There are no, and since January 1, 2017, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.20Interested Party Transactions; Side Letter Agreements.

(a)Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (ii) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”). The Company and the Company Subsidiaries have not, since January 1, 2018, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

(b)Section 4.20(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

(c)Effective as of the Acquisition Closing, the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and, except as set forth in Section 4.20(c) of the Company Disclosure Schedule, each Side Letter Agreement shall terminate pursuant to its terms and shall be of no further force or effect.

Section 4.21Paycheck Protection Program.  Except for the PPP Loan and the EIDL, neither the Company nor any Company Subsidiary has received any payment or incurred any liability pursuant to, arising out of or otherwise in connection with the CARES Act or any other government-sponsored relief program relating to COVID-19. A true, correct and complete copy of the PPP Loan Application and CPI’s application for the EIDL have been made available by the Company to SPAC prior to the date of this Agreement. The PPP Loan Application and CPI’s application for the EIDL (a) were authorized by the Company or the applicable Company Subsidiary in accordance with its Certificate of Incorporation and bylaws, (b) were completed and submitted by the Company or the applicable Company Subsidiary in good faith, (c) were correct and complete in all material respects, (d) presented fairly the financial position and results of operations of the Company as set forth therein, (e) were derived from the information set forth in the books and records of the Company or the applicable Company Subsidiary and (f) complied with the CARES Act and applicable Law. The Company’s use of the proceeds of the PPP Loan complied with the CARES Act and applicable Law in all material respects, as reasonably interpreted by the Company at the time of such use. CPI’s use of the proceeds of the EIDL complied with the CARES Act and applicable Law in all material respects, as reasonably interpreted by CPI at the time of such use. To the Company’s knowledge, the Company was eligible to receive the PPP Loan and CPI was eligible to receive the EIDL under the requirements of the CARES Act and as otherwise provided by applicable Law.  The PPP Forgiveness Application materials and supporting documentation with respect to the PPP Loan delivered by the Company to the PPP Lender were true and correct in all material respects. As of the date of this Agreement, the EIDL has been repaid in full.

Section 4.22Insurance Company Matters.

(a)Section 4.22(a) of the Company Disclosure Schedule sets forth each insurance company (an “Insurer”) with which CPI has placed any business during the four-month period beginning August 1, 2021 and ended November 30, 2021, showing the name of each such Insurer and the total compensation owed to CPI by such Insurer. There are no outstanding disputes between CPI and any Insurer with respect to the business of CPI.

(b)Each Producer Contract has been approved by each applicable Governmental Authority or filed with and not objected to by such Governmental Authority within the period provided by applicable Law for objection.

Section 4.23Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24Brokers. Except for Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided SPAC with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Oppenheimer & Co. Inc., other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC SEC Reports or SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) (provided that each section of the SPAC Disclosure Schedule qualifies the correspondingly numbered representation or warranty specified therein and any such other representations, warranties or covenants where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation, warranty or covenant is reasonably apparent on the face of such disclosure and to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) and assuming the truth and correctness of the representations and warranties of the Company set forth in Article IV, SPAC hereby represents and warrants to the Company as follows:

Section 5.01Corporate Organization.

(a)Except to the extent expressly contemplated by the Transactions (including the Domestication), each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except to the extent expressly contemplated by the Transactions (including the Domestication), each of SPAC and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02Organizational Documents. As of the date hereof, each of SPAC and Merger Sub has furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. Except to the extent expressly contemplated by the Transactions (including the Domestication), the SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03Capitalization.

(a)As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 110,000,000 SPAC Ordinary Shares and (ii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (iii) 15,687,500 SPAC Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iv) no SPAC Ordinary Shares are held in the treasury of SPAC, (v) 16,738,636 SPAC Warrants are issued and outstanding, and (vi) 16,738,636 SPAC Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Prior to the Domestication, each SPAC Warrant is exercisable for one SPAC Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement.

(b)As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)All outstanding SPAC Units, SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d)Except for the Subscription Agreements, the Commitment Papers, this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of Domesticated SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the SPAC Founders Stock Letter, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares (or, following the Domestication, shares of Domesticated SPAC Common Stock) or any of the equity interests or other securities of SPAC or any of its Subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants and pursuant to the SPAC Founders Stock Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares (or, following the Domestication, shares of Domesticated SPAC Common Stock). There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04Authority Relative to This Agreement. Each of SPAC and Merger Sub have all necessary corporate or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication, the approval of the holders of two thirds of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (b) with respect to the other Transactions, the approval of the holders of a majority of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting). This Agreement has been duly and validly executed and delivered by SPAC and Merger Sub and constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Organizational Documents shall not apply to the Merger Steps, this Agreement, any Ancillary Agreement or any of the other Transactions.

Section 5.05No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Companies Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 30, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b)Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c)Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(d)SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)Neither SPAC (including, to the knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any fraud that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (ii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(g)As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(h)Notwithstanding anything to the contrary in this Section 5.07, no representation or warranty is made in this Agreement as to the accounting treatment of (i) the SPAC Warrants or (ii) the SPAC Ordinary Shares.

Section 5.08Business Activities; Absence of Certain Changes or Events.

(a)Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or have its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger Steps. Except as set forth in the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon the Merger Sub or to which the Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(d)Merger Sub does not own or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(e)Merger Sub was formed solely for the purpose of effecting the Acquisition Merger and has no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(f)Since August 30, 2021 and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken due to any COVID-19 Measures, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect, and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09Absence of Litigation. (a) As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority, and (b) as of the Acquisition Closing, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority that would reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 5.10Board Approval; Vote Required.

(a)The SPAC Board has duly (i) determined that this Agreement and the Transactions (including the Merger Steps) are fair to and in the best interests of SPAC, (ii) approved and adopted this Agreement and the Transactions (including the Merger Steps and the Private Placements) and declared their advisability, (iii) recommended that the shareholders of SPAC approve and adopt this

Agreement and approve the Transactions (including the Merger Steps and the Private Placements), and directed that this Agreement and the Transactions (including the Merger Steps and the Private Placements), be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b)The only vote of the holders of any class or series of share capital of SPAC necessary to approve the Domestication is the affirmative vote of the holders of two thirds of the outstanding SPAC Ordinary Shares who, being eligible to do so, attend and vote at the SPAC Shareholders’ Meeting and to approve the other Transactions is the affirmative vote of the holders of a majority of the then-outstanding SPAC Ordinary Shares who, being entitled to so do, vote in person or by proxy at the SPAC Shareholders’ Meeting.

(c)The Merger Sub Board has duly (i) determined that this Agreement and the Acquisition Merger are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and adopted this Agreement and the Transactions (including the Acquisition Merger) and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Acquisition Merger) and directed that this Agreement and the Transactions (including the Acquisition Merger) be submitted for consideration by the sole stockholder of Merger Sub.

(d)The only votes of the holders of any class or series of capital stock or membership interests of Merger Sub that are necessary to approve this Agreement, the Acquisition Merger and the other Transactions are the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11Brokers. Except for Chardan Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub. SPAC has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters, with Chardan Capital Markets, LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.12SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $125,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $4,375,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at Wilmington Trust, National Association (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Wilmington Trust, National Association (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 30, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their Domesticated SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Acquisition Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger Steps and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Acquisition Merger Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of SPAC who shall have exercised their Redemption Rights, (ii) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger Steps. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Acquisition Merger Effective Time.

Section 5.13Employees. SPAC and Merger Sub each have no (and have not at any point had any) employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to SPAC (other than fees paid to consultants, advisors, placement agents or underwriters engaged by SPAC in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of SPAC. The consummation of the Transactions contemplated hereby could not reasonably be expected to be the direct or indirect cause of any amount paid or payable by SPAC or Merger Sub to any employee, officer, director, or individual consultant or advisor of SPAC and/or Merger Sub being characterized as an “excess parachute payment” under Section 280G of the Code.

Section 5.14Taxes.

(a)SPAC and Merger Sub: (i) have duly filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, regardless of whether shown on a Tax Return, except with respect to current period Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the financial statements contained in the SPAC SEC Reports, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing.

(b)Neither SPAC nor Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c)Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Acquisition Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Acquisition Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Acquisition Closing; (iii) installment sale or open transaction disposition made prior to the Acquisition Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Acquisition Closing; (v) prepaid amount received or deferred revenue recognized prior to the Acquisition Closing outside the ordinary course of business; (vi) use of an improper method of accounting for a Tax period on or prior to the Acquisition Closing Date; or (vii) the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

(d)Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e)Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is the common parent).

(f)Neither SPAC nor Merger Sub has any material liability for the Taxes of any person (other than SPAC or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than, in each case, liabilities for Taxes pursuant to an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(g)Neither SPAC nor Merger Sub has (i) any request for a material ruling in respect of Taxes pending between SPAC or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Acquisition Closing.

(h)Neither SPAC nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b) or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or any transaction substantially similar thereto.

(j)Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC or Merger Sub any deficiency or claim for material Taxes.

(k)There are no Tax Liens upon any assets of SPAC or Merger Sub except for Permitted Liens.

(l)Neither SPAC nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)Neither SPAC nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of any applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)Neither SPAC nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns stating that SPAC or Merger Sub (as applicable) is or may be subject to material Taxes in such jurisdiction.

(o)SPAC has no Subsidiaries (and has not had any Subsidiary) other than Merger Sub.

(p)Each of SPAC and Merger Sub is Tax resident only in its jurisdiction of formation.

(q)As of the date hereof, to the knowledge of SPAC, there are no current facts or circumstances that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SPAC, nor Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent or impede (i) the Domestication from qualifying as a “reorganization” within the meaning of 368(a)(1)(F) of the Code or (ii) the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.15Registration and Listing. As of the date hereof, the issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWAU,” the issued and outstanding SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWA,” and the issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CHWAW.” SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market. As of the date hereof, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Ordinary Shares or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. As of the date hereof, none of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Ordinary Shares or the SPAC Warrants under the Exchange Act.

Section 5.16Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

Section 5.17Intellectual Property. Neither SPAC nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. To the knowledge of SPAC, neither SPAC nor Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

Section 5.18Agreements; Contracts and Commitments.

(a)Section 5.18(a) of the SPAC Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC or Merger Sub is party, including contracts by and among SPAC or Merger Sub, on the one hand, and any director, officer, stockholder or affiliate of such parties (the “SPAC Material Contracts”), on the other hand, other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)Neither SPAC nor, to the knowledge of SPAC, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any SPAC Material Contract.

Section 5.19Title to Property. Neither SPAC nor Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which SPAC or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

Section 5.20Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21Private Placements.

(a)As of the date hereof, (i) SPAC has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Investment Amount; (ii) to the knowledge of SPAC, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect (it being understood that a change of or to one or more entities or individuals with respect to a PIPE Investor shall not be deemed a violation of the foregoing), and no withdrawal, termination, amendment or modification is contemplated by SPAC; (iii) each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each PIPE Investor, and neither the execution or delivery by SPAC thereto nor the performance of SPAC’s obligations under any such Subscription Agreement violates any Laws; (iv) there are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any Subscription Agreement that would affect the obligation of such PIPE Investor to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and SPAC does not know of any facts or circumstances that would result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Acquisition Closing Date; and (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of SPAC under any term or condition of any Subscription Agreement and SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

(b)No fees, consideration (other than Domesticated SPAC Common Stock issued in connection with the PIPE Investment Amount) or other discounts are payable or have been agreed by SPAC (including, from and after the Acquisition Closing, the Company and Merger Sub) to any PIPE Investor in respect of its portion of the PIPE Investment Amount.

Section 5.22Financing.

(a)SPAC has delivered to the Company (i) a true and complete copy of the Commitment Letter, and (ii) a true and complete copy of a fully executed fee letter with respect to fees and related arrangements with respect to the Financing (the “Fee Letter”, and together with the Commitment Letter, the “Commitment Papers”), providing, subject to the terms and conditions therein, a commitment from Blue Torch Capital, LP (together with its affiliated funds and any other parties providing a commitment thereunder

(including any additional lenders, agents, arrangers or other parties joined thereto after the date hereof), collectively, the “Debt Financing Sources”) for the Financing. As of the date of this Agreement, the Commitment Papers have not been amended or modified, and, to the knowledge of SPAC, no such amendment or modification is contemplated, and the commitments of the Debt Financing Sources contained in the Commitment Papers have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of SPAC, no such withdrawal, termination or rescission is contemplated.

(b)As of the date of this Agreement, the Commitment Papers are (y) legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, each of the other parties thereto, enforceable in accordance with their respective terms against SPAC and, to the knowledge of SPAC, each of the other parties thereto (in each case, subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies) and (z) in full force and effect.

(c)The only conditions precedent to the obligations of the Debt Financing Sources to fund the Financing on the Acquisition Closing Date are expressly set forth in the Commitment Papers.

(d)As of the date of this Agreement, SPAC has no reason to believe that it will be unable to satisfy on a timely basis (or, if determined by SPAC to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below.

(e)As of the date of this Agreement, other than the Commitment Papers, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing that contain terms that would reasonably be expected to adversely affect the amount, availability, enforceability or conditionality of the Financing as set forth in the Commitment Papers.

(f)In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by SPAC or any of its affiliates or any other financing or other transactions be a condition to any of SPAC’s obligations under this Agreement.

Section 5.23SPAC’s and Merger Sub’s Investigation and Reliance. Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. SPAC and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 5.24SPAC Founders Stock Letter. SPAC has delivered to the Company a true, correct and complete copy of the SPAC Founders Stock Letter. No withdrawal, termination, amendment or modification of the SPAC Founders Stock Letter is contemplated by SPAC and, to the knowledge of SPAC, the SPAC Founders Stock Letter is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The SPAC Founders Stock Letter is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other SPAC Founder Shareholders. To the knowledge of SPAC, neither the execution nor delivery by the SPAC Founder Shareholders of, nor the performance of any of the SPAC Founder Shareholders’ obligations under, the SPAC Founders Stock Letter violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the SPAC Founders Stock Letter.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER STEPS

Section 6.01 Conduct of Business by the Company Pending the Merger Steps.

(a)The Company agrees that, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts to, conduct their business in the ordinary course of business (taking into account recent past practice in light of COVID-19, including COVID-19 Measures by the Company taken prior to the date hereof); provided that any action taken, or omitted to be taken, that is required by applicable Law (including COVID-19 Measures) shall be deemed to be in the ordinary course of business; and

(ii)the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in all material respects.

(b)by way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, including any subclause of this Section 6.01(b), or any Ancillary Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, and (iii) required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii)adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger Steps);

(iii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options, Company RSU Awards or Company Warrants in effect on the date of this Agreement, (2) the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock and the Company Warrants, in each case, in effect on the date of this Agreement, in each case, (3) the Series P Investment Transaction and all actions required for the consummation of the Series P Investment Transaction so long as consummated solely in accordance with the Company Certificate of Incorporation in effect on the date hereof and those certain Series P Subscription Agreements delivered by the Company to SPAC prior to the date hereof without any amendment, supplement, or modification thereto, or consent to, or waiver of, any provisions thereof (it being further understood and agreed that the Company shall not enter into any other agreements, side letters, or arrangements relating to the Series P Investment Transaction without the prior written consent of SPAC), and (4) the issuance of the Management Earnout RSUs shall not require the consent of SPAC; or (B) any material assets of the Company or any Company Subsidiary, except for

(1) dispositions of obsolete or worthless equipment and (2) transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries and (3) the sale or provision of good or services to customers in the ordinary course of business;

(iv)acquire any equity interest in, or enter into a joint venture with, any other entity (excluding, for the avoidance of doubt, any wholly owned Company Subsidiary);

(v)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than acquisitions of any such capital stock or other Company securities in connection with the exercise of Company Options or settlement of Company RSU Awards;

(vii)(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $100,000 individually or $250,000 in the aggregate; or (B) incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets, except for advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $250,000;

(viii)make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), in each case, in excess of $250,000, individually or in the aggregate, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business or (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business;

(ix)make any material capital expenditures (or commit to making any capital expenditures) in excess of $2,000,000, individually or in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to SPAC;

(x)acquire any fee interest in real property;

(xi)except as required by applicable Law or the terms of any existing Plans as in effect on the date hereof, (A) grant any material increase in the compensation, incentives or benefits paid, payable, or to become payable to any current or former Service Provider (other than executive officers), except for increases in salary or hourly wage rates made in the ordinary course of business to any such Service Provider (other than executive officers) (and any corresponding bonus opportunity increases); (B) enter into any new, or materially amend any existing, retention, employment, employee incentive, severance or termination agreement with any current or former Service Provider (other than employment offer letters entered into in the ordinary course of business with new hires permitted pursuant to subsection (E) below); (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former Service Provider or holder of Company Options or Company RSU Awards; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of Company employees; (E) hire any new employees of the Company or any Company Subsidiary unless (1) necessary to replace an employee whose employment has ended, as permitted hereunder (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired with an annual base salary below $300,000; or (F) terminate the employment of any employee with an annual base salary at or above $300,000, other than any such termination for cause or due to death or disability; except that, in each case and without limiting the generality of the foregoing subclauses (A) – (F), the Company may (1) take action as required under any Plan or other employment or consulting agreement (or offer letter) in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans applicable to employees with an annual base salary below $300,000;

(xii)implement any employee layoffs, plant closings or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Work Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(xiii)pay, distribute or advance any assets or property to any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions in the ordinary course of business consistent with past practice;

(xiv)make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as (A) contemplated by this Agreement or the Transactions or (B) required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(xv)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, or (E) surrender any right to claim a material refund of income or other Taxes, in each case that is reasonably likely to result in an increase to Tax liability to the Company and the Company Subsidiaries taken as a whole;

(xvi)change its jurisdiction of Tax residence;

(xvii)(A) materially amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of, any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, in each case of the foregoing, except in the ordinary course of business consistent with past practice;

(xviii)fail to use reasonable efforts to protect the confidentiality of any material trade secrets constituting Company-Owned IP;

(xix)enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products, which such Intellectual Property would be owned by a third party;

(xx)permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in material items of Company-Owned IP;

(xxi)waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $350,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(xxii)enter into any new line of business that is materially different from the general nature of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxiii)voluntarily fail to maintain or cancel without replacing any coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties or change coverage in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company Subsidiaries;

(xxiv)fail to use reasonable best efforts to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xxv)enter into any binding agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law (including any COVID-19 Measures), and nothing contained in this Section 6.01 shall give to SPAC, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Acquisition Closing Date. Prior to the Acquisition Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02Conduct of Business by SPAC and Merger Sub Pending the Merger Steps. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the Financing) and except as required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Acquisition Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), SPAC shall use reasonable best efforts to, and shall cause Merger Sub to use reasonable best efforts to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements and the Financing) and as required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Acquisition Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)amend or otherwise change the SPAC Organizational Documents, the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub;

(b)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than (i) redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents and (ii) pursuant to Section 7.23;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares (prior to the Domestication), Domesticated SPAC Common Stock (following the Domestication) or SPAC Warrants except for redemptions from the Trust Fund;

(d)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC or Merger Sub;

(e)(i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or (iii) make any loan or advance or investment in any third party or initiate the start-up of any new business, non-wholly owned Subsidiary or joint venture;

(f)incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g)make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, enter into any Tax closing agreement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, or (E) surrender any right to claim a material refund of income or other Taxes, in each case that is reasonably likely to result in an increase to Tax liability to SPAC or Merger Sub;

(i)change its jurisdiction of Tax residence;

(j)liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(k)amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l)(i) hire any employee or (ii) adopt or enter into any Employee Benefit Plan (including grant or establish any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC)); or

(m)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law. Prior to the Acquisition Closing Date, each of the Company and SPAC shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03Financing

(a)SPAC shall use its, and shall cause its affiliates to use their, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Commitment Papers contemporaneously with the Acquisition Closing, including by using its reasonable best efforts to (i) maintain in effect the Commitment Papers, (ii) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Papers and (iii) satisfy on a timely basis (or, if determined by SPAC to be advisable, obtain a waiver of) all of the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below. SPAC shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), permit any termination of the commitments contained in the Commitment Papers or enter into any amendment, supplement, modification or waiver to the Commitment Papers, in each case, if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Financing to an amount that would be less than the amount that is necessary for SPAC to satisfy its payment obligations and to consummate the transactions contemplated by this Agreement to be paid and/or consummated on the Acquisition Closing Date (the “Required Amount”) or (B) impose new or additional conditions precedent to the funding of the Financing on the Acquisition Closing Date or otherwise expand, amend or modify in any material respect any of the existing conditions precedent to the funding of the Financing on the Acquisition Closing Date, in each case, in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing. SPAC shall promptly deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Commitment Papers promptly upon execution thereof.

(b)SPAC shall keep the Company informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, SPAC shall give the Company prompt written notice of (i) any actual or threatened material breach or termination, cancellation or repudiation by any party to the Commitment Papers and the receipt of any written notice or other written communication from the Debt Financing Sources with respect to any such material breach or any such termination, cancellation or repudiation by any party to the Commitment Papers, or (ii) the occurrence of an event or development that adversely affects the ability of SPAC to satisfy the conditions to the funding of the Financing on the Acquisition Closing Date that are required to be satisfied by it pursuant to the Commitment Papers, other than any such condition which is outside of SPAC’s control or where the failure to be so satisfied is a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below. As soon as reasonably practicable after the Company delivers to SPAC a written request, SPAC shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Papers (other than as a direct result of the Company’s failure to comply with its obligations under Section 6.03(c) below), and the Financing is necessary for SPAC to pay the Required Amount on the Acquisition Closing Date, SPAC shall (i) promptly notify the Company of such occurrence and (ii) use its reasonable best efforts to arrange and obtain, in replacement thereof, alternative financing (the “Alternative Financing”) in an amount equal to or greater than the Required Amount, with terms and conditions that (taken as a whole), in the reasonable judgment of SPAC, are not materially less favorable to SPAC (or its affiliates) than the terms and conditions set forth in the Commitment Papers; provided that in no event shall SPAC be required to pay any fees or expenses in excess of those contemplated by the Commitment Papers on the date hereof and this Agreement. Upon any amendment, supplement, modification, waiver or replacement of the Commitment Papers in accordance with the terms hereof (including upon the execution of any commitment letter or fee letter in respect of any Alternative Financing), the terms “Financing,” “Commitment Letter,” “Fee Letter” and “Commitment Papers” shall mean the applicable Financing, Commitment Letters, Fee Letters and Commitment Papers as so amended, supplemented, modified, waived or replaced, and SPAC shall deliver to the Company true and complete copies of the alternative debt financing letters (including fee letters that shall have fee or related information redacted in a manner consistent with the Fee Letter delivered as of the date of this Agreement). The foregoing notwithstanding, compliance by SPAC with this Section 6.03 shall not relieve SPAC of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c)Prior to the Acquisition Closing Date, the Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors to provide, to SPAC, such reasonable cooperation as is customary and reasonably requested by SPAC in connection with the arrangement, negotiation and closing of the Financing, which cooperation shall include: (i) with reasonable prior notice to the Company and subject to reasonable scheduling accommodations for the Company’s officers, directors, employees and advisors (as appropriate), participating in a reasonable number of meetings, presentations, due diligence sessions and sessions with the Debt Financing Sources (or potential Debt Financing Sources) at times and locations to be mutually agreed (which may be virtual) that are customary for financings of a similar type; (ii) providing such information that is required or reasonably necessary in connection with the negotiation of the Financing, including (without limitation) all financial and pertinent information as may be reasonably requested by SPAC to satisfy the terms and conditions set forth in the Commitment Papers; (iii) assisting with the preparation of the definitive financing agreements with respect to the Financing (including credit agreements and collateral agreements), together with all other customary financing deliverables (including certificates, instruments and other documents) and all schedules, annexes and exhibits thereto, in each case, as reasonably requested by SPAC and required in connection with the consummation of the Financing; (iv) subject to the occurrence of the Acquisition Closing, taking all corporate actions necessary to permit the consummation of the Financing and executing and delivering such definitive financing agreements and other customary deliverables described in the foregoing clause (iii), in each case, as reasonably requested by SPAC in connection with the consummation of the Financing; (v) at least five (5) Business Days prior to the Acquisition Closing Date, providing information regarding the Company and the Company Subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, and information regarding beneficial ownership under 31 C.F.R. § 1010.230, in each case, to the extent requested in writing at least eight (8) Business Days prior to the Acquisition Closing Date; (vi) furnishing SPAC and the Debt Financing Sources as promptly as practicable with the financial reports and information necessary to satisfy the condition set forth in paragraph 4 of Annex I to Exhibit A of the Commitment Letter; and (vii) obtaining and facilitating the negotiation of payoff letters and other customary release and termination documentation for any indebtedness to be repaid at the Acquisition Closing and timely deliver any prepayment notices with respect thereto. The Company hereby consents to the use of its and the Company Subsidiaries’ logos, trademarks and name in connection with the Financing so long as such logos, trademarks and name are used solely in a manner that does not violate any existing contractual obligation of the Company and is not intended to, or reasonably likely to, harm or disparage the Company or the Company Subsidiaries.

(d)Notwithstanding anything to the contrary herein, none of such requested cooperation provided in accordance with Section 6.03(c) shall unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and in no event shall the Company or any of the Company Subsidiaries be required to (i) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing in each case that is effective prior to the Acquisition Effective Time or (ii) take any action to cause any condition to the Acquisition Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide SPAC or Merger Sub the right to terminate this Agreement. In addition, nothing in this Section 6.03(d) shall require (u) access to or disclosure of information, which in the reasonable judgment of the Company or any of the Company Subsidiaries, is restricted by contract, applicable Law, order, is subject to attorney-client privilege or could result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (v) the preparation of any financial statements or information that (1) are not available to it and prepared in the ordinary course of its financial reporting practice or (2) would not otherwise be available to it or capable of being prepared by it without undue burden or other than with the use of its reasonable best efforts (except, for the avoidance of doubt, preparation of the Audited Financial Statements pursuant to Section 7.17 and the preparation of any other information necessary for the Merger Materials or otherwise in accordance with Section 7.02 or Section 7.05), (w) any action that would conflict with or violate the charter or bylaws of the Company or any law or result in, prior to the Acquisition Merger Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Acquisition Merger Effective Time, a violation or breach of, or default under, any Material Contract, (x) any employee, officer or director of the Company or any of the Company Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Financing, (y) the Company, any of the Company Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or the Definitive Agreements if such approval or authorization will be effective prior to the Acquisition Effective Time or (z) the Company, any of the Company Subsidiaries or their counsel to provide any legal opinion in connection with the Financing. For the avoidance of doubt, none of the Company or any of the Company Subsidiaries or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any Definitive Agreement the effectiveness of which is not contingent upon the Acquisition Closing or any Definitive Agreement that would be effective prior to the Acquisition Closing (other than with respect to any notices of prepayment or other documentation that is customarily effective prior to the closing of financings of this type), and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. In the event that the Acquisition Merger is not consummated and this Agreement is validly terminated pursuant to the terms herein, SPAC shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective representatives in connection with the cooperation contemplated by this Section 6.03 (other than incurred in connection with the preparation of the Audited Financial Statements pursuant to Section 7.17 and the preparation of any other information necessary for the Merger Materials or otherwise in accordance with Section 7.02 or Section 7.05). SPAC shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of SPAC pursuant to this Section 6.03 and any information used in connection therewith, except to the extent such losses arise out of or result from the gross negligence, fraud, bad faith or willful misconduct of the Company or the Company Subsidiaries and/or any of their respective representatives acting on behalf or at their instruction. All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by SPAC or its representatives pursuant to this Section 6.03(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and confirms that SPAC or its representatives may disclose any non-public or confidential information regarding the Company or the Company Subsidiaries to the Debt Financing Sources subject to an appropriate confidentiality agreement (or other appropriate confidentiality provisions, including such provisions set forth in the Commitment Papers) or as otherwise permitted hereunder.

(e)Notwithstanding anything to the contrary herein or in the Commitment Papers, solely in the event that the Acquisition Merger is consummated, the Company hereby agrees that it shall be responsible for and shall bear and pay all commitments, costs, expenses and fees related to the Financing (which shall include any such commitments, costs, expenses and fees due or payable to the Debt Financing Sources), including, without limitation, the “Commitment Fee” (as defined in the Fee Letter), the “Ticking Fee” (as defined in the Fee Letter), and the “Alternate Transaction Fee” (as defined in the Fee Letter).

Section 6.04Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Acquisition Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01No Solicitation.

(a)From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the Company Board) the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (y) sale of 15% or more of the outstanding capital stock of the Company or one or more Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company or one or more of the Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than with SPAC and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to, and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each special purpose acquisition corporation that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of the Company prior to the date hereof.

(b)From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall notify SPAC promptly in writing after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep SPAC informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(c)If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the SPAC Board) each of SPAC and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or respond to or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving SPAC and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (a “SPAC Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any SPAC Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a SPAC Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any SPAC Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of SPAC and Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any SPAC Alternative Transaction; provided, however, for the avoidance of doubt, nothing in this Section 7.01 shall limit the rights of any affiliate of SPAC, including the Sponsor, or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company). The parties agree that any violation of the restrictions set forth in this Section 7.01 by SPAC or Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by SPAC and Merger Sub.

(e)From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, SPAC shall notify the Company promptly after receipt by SPAC or any of its Representatives of any inquiry or proposal with respect to a SPAC Alternative Transaction, any inquiry that would reasonably be expected to lead to a SPAC Alternative Transaction or any request for non-public information relating to SPAC or for access to the business, properties, assets, personnel, books or records of SPAC by any third party, in each case that is related to an inquiry or proposal with respect to a SPAC Alternative Transaction. In such notice, SPAC shall identify the third party making any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. SPAC shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to a SPAC Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

(f)If SPAC or any of its Representatives receives any inquiry or proposal with respect to a SPAC Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of this Agreement in accordance with Section 9.01, then SPAC shall promptly notify such person in writing that SPAC is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

Section 7.02Registration Statement; Proxy Statement.

(a)As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.02, (i) SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC mutually acceptable materials which shall include a proxy statement / prospectus containing a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) to be filed with the SEC as part of the Registration Statement and sent to SPAC’s shareholders relating to the meeting of SPAC’s shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) to be held to consider (A) approval and adoption of this Agreement and the Merger Steps and the other Transactions contemplated by this Agreement, including the adoption of the Domesticated SPAC Organizational Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) effective as of the Domestication Closing and any separate or unbundled proposals as are required to implement the foregoing, (B) approval of the issuance of Domesticated SPAC Common Stock as contemplated by this Agreement and the Subscription Agreements, (C) approval and adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”) and the ESPP (the “ESPP Proposal”), (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (E) any other proposals the parties deem necessary to effectuate the Merger Steps (clauses (A), (B), (C), (D) and (E) collectively, the “Required SPAC Proposals”), and (ii) the Company and SPAC shall jointly prepare and SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) and the shares of Domesticated SPAC Common Stock to be issued or issuable in the Merger Steps to the shareholders of SPAC as of immediately prior to the Domestication Closing and the stockholders of the Company pursuant to this Agreement. Each of the Company and SPAC shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. SPAC and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all actions necessary to cause the Merger Materials to be mailed to its shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and SPAC shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, SPAC shall cause the officers and employees of SPAC and its Subsidiaries to be reasonably available to the Company and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Proxy Statement, and any amendments thereto.

(b)No filing of, or amendment or supplement to the Merger Materials will be made by SPAC without the approval the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) to be issued or issuable in the Merger Steps to the shareholders of SPAC as of immediately prior to the Domestication Closing, the PIPE Investors and the stockholders of the Company pursuant to this Agreement. SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives (as defined below), on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger Steps. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and without providing the Company, as applicable, a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)SPAC represents that the information supplied by SPAC for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Merger Materials, SPAC shall promptly inform the Company.

(d)The Company represents that the information supplied by it for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective and (ii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Acquisition Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform SPAC.

(e)Prior to distributing materials to be provided to the stockholders of the Company in connection with soliciting consent from such persons to the Transactions contemplated by this Agreement, the Company shall provide a draft copy of such materials to SPAC and shall consider in good faith any comments or suggested changes that SPAC proposes with respect to such materials.

Section 7.03Company Stockholder Approval; Lock-Up Agreements.

(a)The Company shall (i) obtain and deliver to SPAC the Requisite Company Stockholder Approval, (A) in the form of a written consent attached hereto as Exhibit E (the “Written Consent”) executed by each of the Key Company Stockholders (pursuant to the Stockholder Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty eight (48) hours after the Registration Statement is declared effective, and (B) in accordance with the terms and subject to the conditions of the Company’s certificate of incorporation and bylaws and other organizational documents, and (ii) take all other action necessary or advisable to secure the Requisite Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto. If the Company fails to deliver the Written Consent to SPAC within forty eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 9.01(e).

(b)Prior to the Acquisition Closing, the Company shall deliver to SPAC copies of joinders to the Lock-Up Agreement, in the form attached as Exhibit A thereto, duly executed by (i) all members of the Company’s management who hold securities of the Company and (ii) the securityholders of the Company, who, together with the Key Company Stockholders and such management securityholders, hold at least seventy percent (70%) of the aggregate issued and outstanding securities of the Company.

Section 7.04SPAC Shareholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Required SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective; provided, that SPAC may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the SPAC Shareholders’ Meeting on one or more occasions for up to thirty (30) days in the aggregate (or, if earlier, until the Outside Date) upon the good faith determination by the SPAC Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Required SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.09. SPAC shall use its reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Required SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the Required SPAC Proposals (the “SPAC Recommendation”) and shall include the SPAC Recommendation in the Proxy Statement. Neither the SPAC Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the SPAC Recommendation, or fail to include the SPAC Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any SPAC Alternative Transaction.

(b)Notwithstanding (i) the making of any inquiry or proposal with respect to a SPAC Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall SPAC or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any SPAC Alternative Transaction or terminate this Agreement in connection therewith and (B) SPAC and Merger Sub shall otherwise remain subject to the terms of this Agreement, including SPAC’s obligation to use reasonable best efforts to obtain the approval of the Required SPAC Proposals at the SPAC Shareholders’ Meeting in accordance with Section 7.04(a).

(c)Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Acquisition Merger and the other Transactions as the sole stockholder of Merger Sub.

Section 7.05Access to Information; Confidentiality.

(a)From the date of this Agreement until the Acquisition Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would eliminate the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such elimination or contravention), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or SPAC, as applicable, and in compliance with all measures implemented by Governmental Authorities in response to COVID-19.

(b)All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated September 22, 2021 (the “Confidentiality Agreement”), between SPAC and the Company.

(c)Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.06Incentive Equity Plan; ESPP. Prior to the Domestication Closing Date, the following plans shall be adopted, subject to approval of the shareholders of SPAC: (a) a 2022 Incentive Award Plan (the “Omnibus Incentive Plan”), which shall provide for (i) a share reserve no less than ten percent (10%) of the number of shares of fully-diluted Domesticated SPAC Common Stock outstanding immediately following the Acquisition Closing and (ii) for the first ten years of the term of the Omnibus Incentive Plan, an annual “evergreen” increase of not more than ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding as of each December 31 immediately prior to the date of such increase; and (b) an employee stock purchase plan (the “ESPP”), which shall provide for (i) purchase rights with respect to up to ten percent (10%) of the number of shares of fully-diluted Domesticated SPAC Common Stock outstanding immediately following the Acquisition Closing and (ii) for the first ten years of the term of the ESPP, an annual “evergreen” increase of not more than ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding as of each December 31 immediately prior to the date of such increase, in the case of each of (a) and (b), to be effective as of the Acquisition Closing or as otherwise set forth in the applicable plan document and with such other terms to be mutually agreed upon between SPAC and the Company, with deference to input from the Company Board. On the Acquisition Closing Date, the Domesticated SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated SPAC Common Stock issuable under the Omnibus Incentive Plan and the ESPP, and the Domesticated SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and ESPP remain outstanding.

Section 7.07Directors’ and Officers’ Indemnification.

(a)The certificate of incorporation and bylaws of the Domesticated SPAC shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (the “D&O Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)The certificate of incorporation and bylaws of the Domesticated SPAC shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the charter or bylaws of SPAC and Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Acquisition Merger Effective Time, were directors, officers, employees, fiduciaries or agents of SPAC (the “SPAC D&O

Indemnitees”), unless such modification shall be required by applicable Law. The parties hereto further agree that with respect to the provisions of the charter or bylaws of SPAC as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Acquisition Merger Effective Time in any manner that would affect adversely the rights thereunder of the SPAC D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Articles of Association, the certificate of incorporation or bylaws of Merger Sub, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)For a period of six years from the Acquisition Merger Effective Time, the Domesticated SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are (i) currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) at or after the Acquisition Closing Date on the board of directors of the Domesticated SPAC (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) (the “Company D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Domesticated SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Domesticated SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Acquisition Merger Effective Time, the Company may purchase a prepaid “tail” policy with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Acquisition Merger Effective Time, the Domesticated SPAC will maintain such “tail” policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and the Domesticated SPAC is unable to obtain the insurance described in this Section 7.07(c) for an amount less than or equal to the Maximum Annual Premium, the Domesticated SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)Prior to the Acquisition Merger Effective Time, SPAC may purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies (the “SPAC D&O Insurance”). If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Domesticated SPAC will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(e)With respect to any claims that may be made under the Company D&O Insurance or the SPAC D&O Insurance or any applicable “tail” policies, (i) prior to the Acquisition Merger Effective Time, SPAC and the Company shall cooperate with the other party as reasonably requested by such other party, and (ii) after the Acquisition Merger Effective Time, the Domesticated SPAC shall cooperate with any person insured by such policies as reasonably requested by such person. For the avoidance of doubt, any D&O Insurance intended to cover claims arising out of or pertaining to matters existing or occurring after the Acquisition Merger Effective Time shall be an expense of the Domesticated SPAC following the Acquisition Closing.

(f)The provisions of this Section 7.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each SPAC D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.07; and (ii) are in addition to any rights such D&O Indemnitees or SPAC D&O Indemnitees may have under the certificate of incorporation and bylaws of the Domesticated SPAC or its Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SPAC, the Domesticated SPAC or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.07 is not prior to or in substitution of any such claims under such policies).

(g)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the consummation of the Merger Steps indefinitely and shall be binding, jointly and severally, on the Domesticated SPAC and all successors and assigns of the Domesticated SPAC. In the event the Domesticated SPAC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Domesticated SPAC shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.07(g) all of the obligations set forth in this Section 7.07.

(h)On the Acquisition Closing Date, the Domesticated SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the directors and officers of SPAC following the Acquisition Closing, which indemnification agreements shall continue to be effective following the Acquisition Closing. For the avoidance of doubt, the indemnification agreements with the directors and officers of SPAC prior to the Acquisition Closing in effect as of the date hereof and listed in Section 7.07(h) of the SPAC Disclosure Schedule shall continue to be effective following the Acquisition Closing, and the Domesticated SPAC shall continue to honor SPAC’s obligations thereunder.

Section 7.08Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Acquisition Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.09Further Action; Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger Steps. In case, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to this Agreement or the Transactions and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)Notwithstanding the generality of the foregoing, SPAC shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) SPAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms, and the Company shall use its reasonable best efforts to cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.

(d)Prior to the Acquisition Closing, the Company shall have delivered to SPAC copies of notices sent to third parties, set forth in Section 7.09(d) of the Company Disclosure Schedule, in each case in a form reasonably acceptable to SPAC.

Section 7.10Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Acquisition Closing Date (or the earlier termination of this Agreement in accordance with ARTICLE IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger Steps or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party; provided that no party shall be required to obtain consent pursuant to this Section 7.10 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.10. Furthermore, nothing contained in this Section 7.10 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

Section 7.11Stock Exchange Listing. Each of SPAC and the Company will use its reasonable best efforts to cause the Domesticated SPAC Common Stock to be issued in connection with the Transactions (including the Domesticated SPAC Common Stock to be issued in the Private Placements and the Earnout Shares and Management Earnout Shares, as applicable) and the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) to be approved for listing on the Nasdaq Capital Market at the Acquisition Closing. During the period from the date hereof until the Domestication Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Ordinary Shares and SPAC Warrants listed for trading on the Nasdaq Capital Market.

Section 7.12Antitrust.

(a)To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten (10) Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (vi) to remove references concerning the valuation of the Company, and (vii) as necessary to comply with contractual arrangements.

(c)No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.13Trust Account. As of the Acquisition Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger Steps or otherwise, and no shareholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Acquisition Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Acquisition Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay unpaid Company Transaction Expenses and unpaid SPAC Transaction Expenses and (b) thereafter, for working capital and other general corporate purposes of the business following the Acquisition Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.14Tax Matters.

(a)This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of SPAC, the Domesticated SPAC, Merger Sub, the Company and the Company Subsidiaries shall (i) use its respective reasonable best efforts to: (A) cause the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code to which SPAC is a party within the meaning of Section 368(b) of the Code, (B) cause the Acquisition Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which the Domesticated SPAC, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, and (C) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication or the Acquisition Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code as described above, and (ii) report each of the Domestication and the Acquisition Merger as a “reorganization” within the meaning of Section 368(a) of the Code as described above unless otherwise required by Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Acquisition Merger. Each of SPAC and the Company will use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of advice or an opinion relating to the Tax consequences of the Transactions, including using reasonable best efforts to deliver to the relevant Tax advisor a certificate (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such purposes. To the extent any Company Warrants will be repurchased or otherwise settled in cash in connection with the Transactions (or immediately prior to the Transactions), SPAC and the Company agree that the cash consideration for such settlement shall be furnished by solely the Company (and not by SPAC, Merger Sub, or the Domesticated SPAC), and the Company and SPAC will cooperate to document such arrangement. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to receipt of the approval of the Required SPAC Proposals, the Company and SPAC mutually determine (acting reasonably and in good faith) that either Merger Step is not expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the parties to this Agreement shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify or, where such may not be possible, to minimize the aggregate amount of gain recognized for U.S. federal income Tax purposes as a result of the Merger Steps, including, with respect to the Acquisition Merger, by adding a merger to take place immediately after the Acquisition Merger whereby the Surviving Subsidiary Corporation in the Acquisition Merger would merge with and into another wholly owned subsidiary of the Domesticated SPAC that is a limited liability company disregarded as separate from the Domesticated SPAC for U.S. federal income Tax purposes, with the new wholly owned subsidiary of the Domesticated SPAC being the surviving company in such merger.

(b)All transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with this Agreement (“Transfer Taxes”) shall be paid by the Domesticated SPAC and shall be deemed to be SPAC Transaction Expenses for purposes of this Agreement.

(c)At least five (5) days prior to the Acquisition Closing, the Company shall deliver to SPAC, in a form reasonably acceptable to SPAC, a properly executed certification that shares of Company Common Stock are not “United States real property interests”

within the meaning of Section 897(C) of the Code in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Domesticated SPAC with the IRS at or following the Acquisition Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. In no way will any failure to deliver the certifications described in this Section 7.14(c) give rise to any failure of the conditions to closing described in Article VIII.

Section 7.15Directors. The Company and SPAC shall take all necessary action so that immediately after the Acquisition Merger Effective Time, the board of directors of the Domesticated SPAC is comprised of seven (7) directors and two (2) non-voting board observers, which shall initially include (a) four (4) “independent” director nominees set forth on Schedule C-1 (and to the extent that Schedule C-1 does not list four (4) “independent” director nominees, the remaining number of “independent” director nominees shall be mutually designated by SPAC and the Company; provided that, to the extent that an agreement cannot be reached by SPAC and the Company within thirty (30) days of the date of this Agreement, such individuals shall be designated by the Company pursuant to written notice to SPAC following such date), (b) one (1) director nominee set forth on Schedule C-1 who shall have an initial three (3) year term (and to the extent that Schedule C-1 does not list one (1) such director nominee, such nominee shall be mutually designated by SPAC and the Company; provided that, to the extent that an agreement cannot be reached by SPAC and the Company within thirty (30) days of the date of this Agreement, such individual shall be designated by SPAC pursuant to written notice to the Company following such date), (c) two (2) director nominees designated by the Company and (d) the two (2) non-voting observer nominees set forth on Schedule C-2 (or otherwise designated by the Sponsor from time to time), who shall each have an initial three (3) year term, renewing annually thereafter.

Section 7.16SPAC Public Filings. From the date hereof through the Acquisition Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.17Audited Financial Statements. If the mailing of the Merger Materials pursuant to Section 7.02(a) has not occurred prior to February 14, 2022 and this Agreement has not been earlier terminated pursuant to Section 9.01, the Company shall use its reasonable best efforts to deliver to SPAC as promptly as practicable after March 15, 2022 true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”); provided, that upon delivery of the Audited Financial Statements, the representations and warranties set forth in Section 4.07 shall be deemed to apply to the Audited Financial Statements in the same manner as the Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.18Litigation.

(a)In the event that any litigation related to this Agreement or the transactions contemplated hereby is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Acquisition Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b)With respect to (i) any Action disclosed in Section 4.09 of the Company Disclosure Schedule or (ii) any Action brought after the date of this Agreement that would have been required to be disclosed in Section 4.09 of the Company Disclosure Schedule had such Action been brought prior to the date of this Agreement, the Company shall, (x) to the extent not already disclosed in Section 4.09 of the Company Disclosure Schedule, promptly notify SPAC of any such Action and (y) keep SPAC reasonably informed with respect to the status of any such Action and provide SPAC with all material correspondence, pleadings and updates regarding such Action. The Company shall consult with SPAC regarding the defense of any such Action (including regarding the choice of any counsel to defend such Action to the extent counsel has not already been engaged with respect to such Action prior to the date of this Agreement), shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.19Company Community Shares. As promptly as practicable following the date of this Agreement, and in all events prior to the date upon which the Registration Statement is declared effective, the Company shall determine, following reasonable consultation with SPAC, (i) whether to distribute Company Community Shares and (ii) the number of Company Community Shares

(up to the Company Community Share Amount) to be distributed. The Company and SPAC shall determine the appropriate mechanism for distributing the Company Community Shares and the persons to whom such Company Community Shares shall be distributed. If the Company determines that the Company Community Shares will be distributed, (x) SPAC and the Company shall cooperate in good faith to include the registration of the Company Community Shares on the Registration Statement and (y) no later than ten (10) Business Days prior to the expected date of the Acquisition Closing, the Company shall deliver to SPAC a written notice setting forth the mechanism for distributing the Company Community Shares and the persons to whom such Company Community Shares shall be distributed. For the avoidance of doubt, nothing in this Agreement shall create any right to receive any Company Community Shares, or any obligation of the Company, SPAC or Domesticated SPAC to issue or register any Company Community Shares, and no person other than the parties hereto shall be a third-party beneficiary of this Agreement with respect to the Company Community Shares.

Section 7.20Management Earnout RSUs. Promptly following the date hereof, the Company shall issue Management Earnout RSUs to the individuals and in the amounts set forth in Section 7.20 of the Company Disclosure Schedule.

Section 7.21PPP Loan(a). Prior to the Acquisition Closing, the Company shall, at the Company’s option, either (x) request and receive consent from the PPP Lender to the Transactions (or, to the extent no consent is required, deliver notice to the PPP Lender of the Transactions) or (y) repay in full the PPP Loan and any other loan outstanding under the Paycheck Protection Program, in full compliance with the CARES Act and any other applicable Law, in which case, the Company shall deliver to SPAC payoff and release letters from the holders of such debt that (i) reflect the amounts required to pay in full such debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company and the Company Subsidiaries shall be terminated and of no further force and effect.

Section 7.22Terminations and Releases.

(a)Upon or prior to the Acquisition Closing, the Company shall deliver to SPAC evidence reasonably satisfactory to SPAC of the terminations, each effective as of the Acquisition Closing, of the Company Voting Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and except as set forth in Section 4.20(c) of the Company Disclosure Schedule, each Side Letter Agreement.

(b)Upon or prior to the Acquisition Closing, the Company shall deliver to SPAC evidence reasonably satisfactory to SPAC of the release of all Liens (other than Permitted Liens) set forth in Section 7.22(b) of the Company Disclosure Schedule, including appropriate UCC termination statements.

Section 7.23SPAC Cash. Immediately prior to the Acquisition Closing, SPAC shall have the right to distribute any cash on hand of SPAC (excluding, for the avoidance of doubt, funds in the Trust Fund) to the SPAC Founder Shareholders unless such distribution would cause the condition in Section 8.03(f) to be not satisfied. In the event that SPAC does not distribute such cash to the SPAC Founder Shareholders immediately prior to the Acquisition Closing, such cash shall be held in SPAC for the benefit of the SPAC Founder Shareholders and SPAC shall remit such cash to the SPAC Founder Shareholders on the Acquisition Closing Date.

ARTICLE VIII

CONDITIONS TO THE MERGER STEPS

Section 8.01Conditions to the Obligations of Each Party for the Acquisition Closing. The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following conditions:

(a)Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to SPAC.

(b)SPAC Shareholders’ Approval. The Required SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the DGCL, the Companies Act, the SPAC Articles of Association and the rules and regulations of the Nasdaq Capital Market.

(c)No Order. No Governmental Authority shall have enacted, issued, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger Steps, illegal or otherwise prohibiting consummation of the Transactions, including the Merger Steps.

(d)HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)Stock Exchange Listing. The shares of Domesticated SPAC Common Stock to be issued pursuant to this Agreement (including the Earnout Shares and the Management Earnout Shares) and the Subscription Agreements and the Assumed SPAC Warrants (and the Domesticated SPAC Common Stock issuable upon exercise thereof) shall have been approved for listing on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Acquisition Closing Date, subject only to official notice of issuance thereof.

(g)SPAC Net Tangible Assets. Either SPAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents and after giving effect to the Financing and Private Placements or SPAC’s Ordinary Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h)Domestication Closing. The Domestication Closing shall have been completed as provided in Section 2.02(b).

Section 8.02Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c) and (g) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.08(b)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(g) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), in all but de minimis respects and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time.

(c)No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect after the date of this Agreement the material adverse effects of which are continuing.

(d)Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Acquisition Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.03(c).

Section 8.03Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger Steps, are subject to the satisfaction or waiver (where permissible) at or prior to the Acquisition Merger Effective Time of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in (i) Section 5.01, Section 5.03(b), Section 5.03(c), Section 5.04 and Section 5.11 shall each be true and correct in all material respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.08(f)(iii) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time, (iii) Section 5.03(a) and Section 5.03(d) shall be true and correct in all respects as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, SPAC, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Acquisition Merger Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Acquisition Merger Effective Time; provided, that for purposes of this Section 8.03(b), a covenant or agreement of SPAC or Merger Sub shall only be deemed to have not been performed if SPAC or Merger Sub, as applicable, has materially breached such covenant or agreement and failed to cure within five (5) days after written notice of such breach has been delivered to SPAC (or if earlier, the Outside Date).

(c)Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Acquisition Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds in the Trust Fund disbursed to SPAC prior to the Acquisition Merger Effective Time, and all such funds released from the Trust Account shall be available to SPAC in respect of all or a portion of the payment obligations set forth in Section 7.13 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(e)Redemption. SPAC shall have provided the holders of Domesticated SPAC Common Stock with the opportunity to redeem their Domesticated SPAC Common Stock in connection with the Transactions.

(f)Minimum Cash. Immediately after giving effect to the consummation of the Transactions on the Acquisition Closing Date (including the Financing and the Private Placements), SPAC and/or the Company (including any of the Company Subsidiaries) shall have cash on hand of at least $30,000,000 (pro forma for any payments required to be made in connection with the consummation of the Transactions (assuming all Company Transaction Expenses and SPAC Transaction Expenses are properly invoiced (whether or not so invoiced)).

(g)Non-Continuing SPAC Officers and Directors. Those SPAC officers and directors set forth on Exhibit F shall have resigned or otherwise been removed effective as of or prior to the Acquisition Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01   Termination.  This Agreement may be terminated and the Merger Steps and the other Transactions may be abandoned at any time prior to the Acquisition Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)by mutual written consent of SPAC and the Company;

(b)by either SPAC or the Company if the Acquisition Merger Effective Time shall not have occurred prior to August 8, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)by either SPAC or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger Steps, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger Steps;

(d)by either SPAC or the Company if any of the Required SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting);

(e)by SPAC, in the event of a Written Consent Failure; provided, that SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such Written Consent Failure, unless such Written Consent Failure is not cured within five (5) Business Days after notice of such Written Consent Failure is provided by SPAC to the Company;

(f)by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company; or

(g)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided, that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC.

Section 9.02   Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.05(b) (Continued Effect of Confidentiality Agreement), this Section 9.02 (Effect of Termination) and Article X (General Provisions) and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a party hereto occurring prior to such termination.

Section 9.03   Expenses.  Except as set forth in this Section 9.03 or elsewhere in this Agreement (including but not limited to Section 2.06), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger Steps or any other Transaction is consummated. For the avoidance of doubt, subject to the consummation of the Transactions, the Surviving Subsidiary Corporation shall bear and shall pay or cause to paid: (a) all Company Transaction Expenses and (b) all SPAC Transaction Expenses up to $13,000,000.

Section 9.04   Amendment.  This Agreement may be amended in writing by the parties hereto at any time prior to the Acquisition Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 6.03, Section 10.05, Section 10.11 and Section 10.13 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.05   Waiver.  At any time prior to the Acquisition Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC or Merger Sub:

CHW Acquisition Corporation
2 Manhattanville Road, Suite 403
Purchase, NY 10577
Attention:	Jonah Raskas
Email:	jonah@chwacquisitioncorp.com

with a copy to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:	Ari Edelman
Harold Davidson
Email:	aedelman@mwe.com
hdavidson@mwe.com

if to the Company, to:

Wag Labs, Inc.
55 Francisco Street, Suite 360
San Francisco, CA 94133

Attention:	Nicholas Yu
Email:	nicholas.yu@wagwallking.com

with copies to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York NY 10006
Attention:	James E. Langston
Adam Brenneman
Charles W. Allen
Email:	jlangston@cgsh.com
abrenneman@cgsh.com
callen@cgsh.com

Section 10.02   Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Acquisition Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Acquisition Closing (and there shall be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Acquisition Closing and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article Xand any corresponding definitions set forth in Article I.

Section 10.03   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04   Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 3.03(c), Section 7.07, Section 7.23, Section 10.11 and Section 10.12 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) Section 3.05 and Section 7.15 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons and the Sponsor), (c) Section 6.03, Section 9.04, Section 10.05, Section 10.11 and Section 10.13 (each of which is intended to be for the benefit of the Debt Financing Sources covered thereby and may be enforced by such persons), and (d) Section 9.03 (which is intended to be for the benefit of the persons covered thereby and which may be enforced by the Sponsor), in each case of the foregoing taken together with this Article X and any corresponding definitions set forth in Article I.

Section 10.06   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07   Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09   Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10   Specific Performance.

(a)The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger Steps) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11   No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any Debt Financing Source, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

Section 10.12   Conflicts and Privilege.

(a)Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing Date between or among (x) the Sponsor, the equityholders of SPAC or the equityholders of the Sponsor and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than SPAC, the Surviving Subsidiary Corporation and the Company Subsidiaries) (collectively, the “Sponsor Group”), on the one hand, and (y) SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any of their Related Persons, on the other hand, any legal counsel, including McDermott Will & Emery LLP (“McDermott”), that represented SPAC and/or any member of the Sponsor Group prior to the Acquisition Closing Date may represent any member of the Sponsor Group in such dispute even though the interests of such persons may be directly adverse to SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any of their Related Persons and even though such counsel may have represented SPAC and/or any member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC, the Surviving Subsidiary Corporation, any Company Subsidiary and/or any member of the Sponsor Group. SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), further agree that, as to all legally privileged communications prior to the Acquisition Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among SPAC and/or any member of the Sponsor Group, on the one hand, and McDermott, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Acquisition Merger and belong to the Sponsor Group after the Acquisition Closing Date, and shall not pass to or be claimed or controlled by SPAC, the Surviving Subsidiary Corporation or any Company Subsidiary.

(b)Each of the parties hereto, on its own behalf and on behalf of its Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), hereby agree that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Acquisition Closing Date between or among (x) the equityholders of the Company and/or or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Subsidiary Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Domesticated SPAC, the Surviving Subsidiary Corporation or any of their Subsidiaries or affiliates, on the other hand, any legal counsel, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), that represented the Company prior to the Acquisition Closing Date may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Domesticated SPAC or the Surviving Subsidiary Corporation or the Company Subsidiaries and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Domesticated SPAC or the Surviving Subsidiary Corporation or the Company Subsidiaries. SPAC and the Company, on behalf of their respective successors and assigns and their Related Persons (including, after the Acquisition Closing Date, the Surviving Subsidiary Corporation and the Company Subsidiaries), further agree that, as to all legally privileged communications prior to the Acquisition Closing Date (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions) between or among the Company or any member of the Company Group, on the one hand, and Cleary, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Acquisition Merger and belong to the Company Group after the Acquisition Closing Date, and shall not pass to or be claimed or controlled by the Domesticated SPAC or the Surviving Subsidiary Corporation.

Section 10.13   Debt Financing. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement: (i) agrees that it will not bring or support any person, or permit any of its affiliates to bring or support any person, in any litigation of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Papers or the performance thereof or the financings contemplated thereby, in any forum other than the state or federal courts located in New York County, State of New York; (ii) agrees that, except as specifically set forth in the Commitment Papers, all litigation (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt

Financing Sources in any way relating to the Commitment Papers or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT PAPERS OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY. Other than SPAC in accordance with the express terms of the Commitment Papers, each of parties to this Agreement, on behalf of itself and each of their respective Subsidiaries and affiliates, and each director, officer, employee, agent or representative of the foregoing persons or any person acting on behalf of any of the foregoing persons hereby waives any and all rights or claims against any Debt Financing Source in connection with this Agreement, the Financing, the Commitment Papers and/or the transactions contemplated hereby and thereby, whether at law or equity, in contract, in tort or otherwise, and each such person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Financing, the Commitment Papers and/or the transactions contemplated hereby and thereby (including any such proceeding or action relating to the Financing) and it is agreed that no Debt Financing Source shall have any liability or obligations, including for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party to this Agreement in connection with this Agreement or the transactions contemplated hereby (other than to SPAC in accordance with the terms of the Commitment Papers).

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
	Name:	Mark Grundman
	Title:	Co-Chief Executive Officer

MERGER SUB:

CHW MERGER SUB, INC.

By:	/s/ Mark Grundman
	Name:	Mark Grundman
	Title:	President

COMPANY:

WAG LABS, INC.

By:	/s/ Garrett Smallwood
	Name:	Garrett Smallwood
	Title:	Chief Executive Officer

(Signature Page – Business Combination Agreement)

Annex D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [______], 2022, is made and entered into by and among Wag! Group Co. (f/k/a CHW Acquisition Corporation, a Cayman Islands exempted company), a Delaware corporation (the “Company”), CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under CHW Holders and Wag Holders on Schedule A hereto (each such party, together with the Sponsor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.11 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on August 30, 2021, CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”), the Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which CHW granted the Sponsor and such other Existing Holders certain registration rights with respect to certain securities of CHW;

WHEREAS, on February 2, 2022, CHW, CHW Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of CHW (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (“Wag”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, (a) on the Domestication Closing Date, CHW domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised) (the “Domestication”); and (b) on the Acquisition Closing Date, Merger Sub merged with and into Wag (the “Acquisition Merger,” together with the Domestication, the “Business Combination”)), with Wag surviving the Acquisition Merger as a wholly owned subsidiary of the Company;

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders will own shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and the Sponsor will own warrants to purchase 4,238,636 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Acquisition Merger” shall have the meaning given in the Recitals hereto.

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus in order for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.4.1.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“CHW” shall have the meaning given in the Recitals hereto.

“CHW Holders” shall mean the parties listed under CHW Holders on Schedule A hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.5.

“Domestication” shall have the meaning given in the Recitals hereto.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.4.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.11.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a

Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder is permitted to transfer Registrable Securities.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.6 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issued or issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to CHW by a Holder in accordance with the Business Combination Agreement, (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any Additional Holder Common Stock, (e) any shares of the Company issued or to be issued to any Holders in connection with the Business Combination and (f) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Common Stock is then listed);

(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)reasonable printing, messenger, telephone and delivery expenses;

(D)reasonable fees and disbursements of counsel for the Company;

(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F)the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;

(G)the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H)reasonable fees and expenses of one (1) legal counsel selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, Block Trade or Other Coordinated Offering, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Wag Holders” shall mean the parties listed under Wag Holders on Schedule A hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.7.

ARTICLE II

REGISTRATIONS

2.1Registration.

2.1.1Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Common Stock that may be issuable upon exercise of outstanding warrants, or shares that may have been purchased in any private placement that was consummated at or prior to the Closing. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein.

2.1.2Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”). If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement.

2.1.3Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4        Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered, at the Company’s option, by any then available Registration Statement (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Registration Statement or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Holders.

2.1.5        Underwritten Offering. Subject to the provisions of subsection 2.1.6 and Section 2.5 of this Agreement, the Sponsor, a Holder or group of Holders (any of the Sponsor, Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Underwritten Offering Threshold”). The Demanding Holder shall have the responsibility to engage an underwriter(s) (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks); provided that such selection shall be subject to the consent of the Company. The Company shall have no responsibility for engaging any underwriter(s) for an Underwritten Offering. The Company shall, within five (5) business days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to registration pursuant to this subsection 2.1.5, shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings demanded by the Wag Holders and an aggregate of three (3) Underwritten Offerings demanded by the CHW Holders pursuant to this subsection 2.1.5 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.5 within ninety (90) days after the closing of an Underwritten Offering.

2.1.6        Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.7        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering, prior to the public announcement of the Underwritten Offering by the Company; provided that the Sponsor or a Holder may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.6, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Offering or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offer (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Holder, as applicable, for purposes of subsection 2.1.6. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten

Offering prior to its withdrawal under this subsection 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.7.

2.2   Piggyback Registration.

2.2.1Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.5 hereof, if, at any time on or after the date the Company consummates a Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, (i) filed pursuant to Section 2.2, or (ii) for an offering of debt that is convertible into equity securities of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable, which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within two (2) days (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), and (C), the shares of Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.6.

2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.7) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement.

2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.7, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder of Registrable Securities in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

2.4Block Trades and Other Coordinated Offerings.

2.4.1Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.4, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.4.2.

2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.5 hereof.

2.5Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in Clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.

ARTICLE III

COMPANY PROCEDURES

3.1General Procedures. In connection with effecting any Underwritten Offering, Block Trade, and/or Other Coordinated Offering, subject to applicable law and any regulations promulgated by any securities exchange on which the Company’s equity securities are then listed, each as interpreted by the Company with the advice of its counsel, the Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (a) as may be reasonably requested by any Holder that holds at least five-percent (5%) of the Registrable Securities registered on such Registration Statement, any Underwriter or the Sponsor (provided that at the time of such request, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held at the Closing), or (b) as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of

Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

3.1.4prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters, or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.13in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty in order to engage in such offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16with respect to an Underwritten Offering pursuant to subsection 2.1.5 use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within a reasonable amount of time after such request (and a minimum of five (5) business days), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.5 and 2.4, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.

3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed.

3.4.2Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. Notwithstanding the foregoing, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering in order to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K, and such suspension shall not be subject to the provisions of subsection 3.4.4. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date sixty (60) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to subsection 2.1.5, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.5 or Section 2.4.

3.4.4The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company on not more than two (2) occasions and, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred-twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1Indemnification.

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) as incurred arising out of or resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and in no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (iii) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, or overnight mail at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: Wag Labs, Inc., 55 Francisco Street, Suite 360, San Francisco, CA 94133, Attention: General Counsel, or by email at: legal@wagwalking.com, or if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2Assignment; No Third Party Beneficiaries.

5.2.1This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of such Registrable Securities, as the case may be, in whole or in part, except in connection with a Transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the restrictions set forth in this Agreement.

5.2.2This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.4No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4Adjustments. If there are any changes in the Common Stock as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Common Stock as so changed.

5.5Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7Amendments and Modifications. Upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question and (iii) the Sponsor (provided that at the time of such consent, the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held at the Closing), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected and (b) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder, (b) the parties to those certain Subscription Agreements, dated February 2, 2022, by and between the Company and certain investors and (c) holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of August 30, 2021, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor holds at least 25% of the amount of outstanding shares of Common Stock of the Company that it held at the Closing) and each Holder (in each case, so long as such Holder (other than the Sponsor) and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Wag! Group Co., a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

CHW HOLDERS

CHW ACQUISITION SPONSOR LLC

By:	CHW Acquisition Founders LLC
Its:	Sole Managing Member
By:	MJG Partners LLC
Its:	Managing Member

By:
	Name:	Mark Grundman
	Title:	Manager

CHARDAN CAPITAL MARKETS LLC

By:
Name:
Title:

B. RILEY SECURITIES, INC.

By:
Name:
Title:

BOOTHBAY FUND MANAGEMENT, LLC
on behalf of Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund LP

By:
	Name:	Daniel Bloom
	Title:	CFO & CCO

CLADRIUS LTD.

By:
	Name:	Dennis Ruggere
	Title:	Managing Partner

CORBIN ERISA OPPORTUNITY FUND, LTD.
by Corbin Capital Partners, L.P.
as its Investment Manager

By:
	Name:	Daniel Friedman
	Title:	General Counsel

[Signature Page to Amended and Restated Registration Rights Agreement]

CORBIN OPPORTUNITY FUND, L.P.
by Corbin Capital Partners, L.P.
as its Investment Manager

By:
	Name:	Daniel Friedman
	Title:	General Counsel

PINEHURST PARTNERS, L.P.
by Corbin Capital Partners, L.P.
as its Investment Manager

By:
	Name:	Daniel Friedman
	Title:	General Counsel

GLAZER SPECIAL OPPORTUNITY FUND I, LP

By:
	Name:	Joseph Tonnos
	Title:	Associate Portfolio Manager

THE HGC FUND LP

By:
	Name:	Stuart Grant
	Title:	CCO/COO

THE K2 PRINCIPAL FUND L.P.
by its General Partner, K2 Genpar LP
by its General Partner, K2 Genpar 2017 Inc.

By:
	Name:	Daniel Gosselin
	Title:	Secretary of K2 Genpar 2017 Inc.

SEVERALLY AND NOT JOINTLY
KEPOS ALPHA MASTER FUND L.P.

By: Kepos Capital. L.P., its Investment Manager

By:
	Name:	Simon Raykher
	Title:	General Counsel

KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P.

By: Kepos Capital. L.P., its Investment Manager

By:
	Name:	Simon Raykher
	Title:	General Counsel

[Signature Page to Amended and Restated Registration Rights Agreement]

METEORA CAPITAL PARTNERS, LP
AND/OR ITS AFFILIATES

By:
	Name:	Joseph Tonnos
	Title:	Associate PM & Principal

MMCAP INTERNATIONAL INC. SPC

By:
	Name:	Matthew MacIsaac
	Title:	Secretary MM Asset Management Inc.,
Investment Advisor to MMCAP
International Inc. SPC

POLAR MULTI-STRATEGY MASTER FUND
By its investment advisor
Polar Asset Management Partners Inc.

By:
	Name:	Andrew Ma / Aatifa Ibrahim
	Title:	CCO / Legal Counsel

RADCLIFFE SPAC MASTER FUND, L.P.
By Radcliffe Capital Management, L.P., its manager

By:
	Name:	Steven Katznelson
	Title:	Managing Member of RGC Management
Company, LLC, its general Partner

RIVERNORTH CAPITAL

MANAGEMENT, LLC, on behalf of
certain investment funds it manages

By:
	Name:	Marcus L. Collins
	Title:	General Counsel & Chief Compliance Officer

SPACE SUMMIT OPPORTUNITY FUND I LLP

By:
	Name:	Keith Fleischmann
	Title:	Managing Member

TENOR OPPORTUNITY MASTER FUND, LTD.

By:
	Name:	Daniel Kochav
	Title:	Director

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

WAG HOLDERS

[Wag stockholder]

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

CHW Holders

CHW ACQUISITION SPONSOR LLC

CHARDAN CAPITAL MARKETS LLC

B. RILEY SECURITIES, INC.

BOOTHBAY FUND MANAGEMENT, LLC
on behalf of Boothbay Absolute Return Strategies, LP

and Boothbay Diversified Alpha Master Fund LP

CLADRIUS LTD.

CORBIN ERISA OPPORTUNITY FUND, LTD.

CORBIN OPPORTUNITY FUND, L.P.

PINEHURST PARTNERS, L.P.

GLAZER SPECIAL OPPORTUNITY FUND I, LP

THE HGC FUND LP

THE K2 PRINCIPAL FUND L.P.

KEPOS ALPHA MASTER FUND L.P.

KEPOS SPECIAL OPPORTUNITIES MASTER FUND L.P.

METEORA CAPITAL PARTNERS, LP
AND/OR ITS AFFILIATES

MMCAP INTERNATIONAL INC. SPC

POLAR MULTI-STRATEGY MASTER FUND

RADCLIFFE SPAC MASTER FUND, L.P.

RIVERNORTH CAPITAL
MANAGEMENT, LLC, on behalf of
certain investment funds it manages

SPACE SUMMIT OPPORTUNITY FUND I LLP

TENOR OPPORTUNITY MASTER FUND, LTD.

Wag Holders

[Wag stockholder]

[Schedule A to Amended and Restated Registration Rights Agreement]

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [               ], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Wag! Group Co., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

Accordingly, the undersigned has executed and delivered this Joinder as of the                         day of                 , 20    .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of

                     , 20

Wag! Group Co.

By:

Name:

Its:

Annex G

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this February 2, 2022, by and among CHW Acquisition Corporation, a Cayman Islands exempted company (the “Issuer”) and the undersigned (“Subscriber”).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Issuer, CHW Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Issuer (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, “Target”), pursuant to which, among other things, (i) Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (ii) immediately following the consummation of the Domestication, Merger Sub will merge with and into Target (the “Merger” and, together with the Domestication, the “Transactions”, and the consummation of the Merger in accordance with the Business Combination Agreement, the “Merger Closing”), with the Target surviving the Merger as a wholly owned subsidiary of the Issuer.

WHEREAS, in connection with the Transactions, the Issuer is seeking commitments from interested investors to purchase, prior to the Merger Closing, Issuer’s common stock, par value $0.0001 per share (the “Common Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.   Backstop and Subscription.

1.1    Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, subject to the substantially concurrent Merger Closing and the other terms and conditions set forth herein and upon the payment of $10.00 per share (the “Share Purchase Price”, and the aggregate purchase price, the “Purchase Price”), a number of Common Shares set forth underneath Subscriber’s name on the signature page hereto (its “Backstop Allocation”) (such subscription and issuance, the “Subscription”).

1.2    If Subscriber acquires shares in the open market between the date of this Agreement and the close of business on the third Trading Day (as defined below) prior to the special meeting of Issuer shareholders (the “Purchase Deadline”), then the Backstop Allocation shall be reduced on a share-for-share basis by the number of shares so acquired. All such purchases shall be made by Subscriber via open market purchases or in privately negotiated transactions with third parties, provided that any such purchases settle no later than the Purchase Deadline. On the date immediately following the Purchase Deadline, and at such other times as may be requested by the Issuer, the Subscriber shall (x) notify the Issuer in writing of the number of Common Shares so purchased pursuant to this Section 1.2 (the “Market Shares”) and the aggregate purchase price paid therefor by Subscriber and (y) in the case of any Market Shares acquired in privately negotiated transactions with third parties, provide the Issuer with all documentation reasonably requested by the Issuer and its advisors (including without limitation, its legal counsel) and its transfer agent and proxy solicitor to confirm that: (A) Subscriber purchased, or has contracted to purchase, such shares, and (B) in the event that the seller of such shares was the holder of such shares on the record date for the special meeting of Issuer shareholders, the seller of such shares has provided to Subscriber a representation that (I) the seller voted such shares in favor of the Merger and the other proposals of the Issuer set forth in the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions and (II) the seller of such shares did not exercise its redemption rights for such shares in connection with the special meeting of Issuer shareholders. For purposes hereof, “Trading Day” shall mean a day during which trading in Common Shares generally occurs on the Nasdaq Capital Market or, if the Common Shares not listed on the Nasdaq Capital Market, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading.

1.3    Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares and Market Shares purchased pursuant to Section 1.1 and Section 1.2 hereof shall be Common Shares of Issuer as a Delaware corporation (and not, for the avoidance of doubt, ordinary shares of Issuer as a Cayman Islands exempted company).

2.   Closing.

2.1    Subject to the satisfaction or waiver of the conditions set forth in Section 2 (other than those conditions that by their nature are to be satisfied at the closing of the Subscription contemplated hereby (the “Closing”), but without affecting the requirement that such conditions be satisfied or waived at the Closing), the Closing shall occur following the Domestication and at a time immediately prior to or substantially concurrently with, the consummation of the Merger (such date, the “Closing Date”) in the sequence contemplated in the recitals to this Agreement and is contingent upon the subsequent occurrence of the consummation of the Transactions. Not less than five business days (as defined herein) prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. For the purposes of this Subscription Agreement, “business day” means any other day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in the State of New York.

2.2   Subject to the satisfaction or waiver of the conditions set forth in Section 2.3 and Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

2.2.1   Subscriber shall deliver to the Issuer, no later than two business days before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice (which account shall be for the benefit of Subscriber until the Closing Date), and any information that is reasonably requested in the Closing Notice that is required in order to enable the Issuer to issue the Acquired Shares, including, without limitation, the legal name of the person (or nominee) in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, provided, however, in the case of a Subscriber that is an “investment company” registered under the Investment Company Act of 1940, as amended, payment may be made to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer.

2.2.2   On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares against and upon payment by Subscriber in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (ii) evidence from the Issuer’s transfer agent of the issuance of the Acquired Shares were issued to Subscriber in book-entry form on and as of the Closing Date; provided, however, that the Issuer’s obligation to issue the Acquired Shares to Subscriber is contingent upon Issuer having received the Purchase Price in full in accordance with this Section 2.

2.2.3   Each book entry for the Acquired Shares shall contain a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

2.3   The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

2.3.1    all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

2.3.2    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by the Issuer to Subscriber and Subscriber fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.3.3    no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.3.4    all conditions precedent to the Issuer’s obligation to effect the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing);

2.3.5    the Domestication shall have been completed and effective in all respects.

2.4   Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or to the extent permitted by applicable law, the written waiver by Subscriber, of each of the following conditions:

2.4.1    no suspension of the listing or qualification for offering or sale or trading on the Nasdaq Capital Market (“Nasdaq”), or another national securities exchange, of the Common Shares, and to the Issuer’s knowledge, no initiation nor threatening of any proceedings for any of such purposes, shall have occurred and be continuing, and the Acquired Shares shall have been approved for listing, subject to official notice of issuance, on Nasdaq or another national securities exchange;

2.4.2    all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), in each case except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

2.4.3    the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Issuer to consummate the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.4.4    no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.4.5    all conditions precedent to the closing of the Transactions as set forth in the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement and other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing); and

2.4.6    except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Securities and Exchange Commission (the “Commission”) on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement.

2.5    Prior to or at the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

2.6    In the event that the closing of the Transactions does not occur within three business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall promptly (but not later than three business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries representing the Acquired Shares shall be deemed cancelled. Notwithstanding such cancellation, failure to close on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (i) to redeliver funds to the Issuer following the

Issuer’s delivery to Subscriber of a new Closing Notice with a new Closing Date in accordance with the terms and conditions of this Section 2 and (ii) upon satisfaction or waiver of the conditions set forth in this Section 2 to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Acquired Shares, the Issuer shall promptly (and no later than two business days after such termination) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.

3.    Issuer Representations, Warranties and Covenants. The Issuer represents and warrants as of the date hereof and covenants on the Closing Date, that:

3.1    As of the date hereof, Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. As of the Closing Date, following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware. The Issuer has, and will have following the Domestication, the requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and as shall be conducted following the Domestication and to enter into, deliver and perform its obligations under this Subscription Agreement.

3.2    As of the Closing Date, the Acquired Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the laws of the State of Delaware.

3.3    This Subscription Agreement and the Business Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and, assuming that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

3.4    Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of their properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.

3.5    There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Shares that have not been or will not be validly waived on or prior to the Closing Date.

3.6    The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7    Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq), or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than: (i) the filing with the Commission of the Registration Statement (as defined below); (ii) the filings required by applicable state or federal securities laws; (iii) the filings required in accordance with Section 9.14, (iv) those required by Nasdaq, including with respect to obtaining shareholder approval; (v) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect of the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares; and (vi) as set forth in the Business Combination Agreement.

3.8    As of the date hereof, the authorized share capital of the Issuer consists of (i) 1,000,000 preference shares, par value $0.0001 per share (the “CHW Preference Shares”), (ii) 110,000,000 ordinary shares, par value $0.0001 per share (the “CHW Ordinary Shares”). As of the date hereof and as of immediately prior to the Domestication: (A) no CHW Preference Shares are or will be issued and outstanding, (B) 15,687,500 CHW Ordinary Shares are and will be issued and outstanding, and (C) 16,738,636 warrants (the “CHW Warrants”), each evidencing the right to purchase one CHW Ordinary Share at an exercise price of $11.50 per CHW Ordinary Share, are and will be outstanding. All (i) issued and outstanding CHW Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any CHW Ordinary Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no direct subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.9    Immediately following the Domestication, the authorized share capital of Issuer will consist of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) 110,000,000 Common Shares. As of immediately following the Domestication: (A) no shares of Preferred Stock will be issued and outstanding, (B) 15,687,500 Common Shares will be issued and outstanding, and (C) 16,738,636 warrants, each evidencing the right to purchase one Share at an exercise price of $11.50 per Share, will be outstanding. All (i) issued and outstanding Common Shares will have been duly authorized and validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and (ii) outstanding warrants will have been duly authorized and validly issued, fully paid and will not be subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there will be no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Common Shares or other equity interests in Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of immediately prior to the Domestication, Issuer will have no direct subsidiaries (other than Merger Sub) and will not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There will be no shareholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.10   The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or are in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11    The issued and outstanding CHW Ordinary Shares are (and following the Domestication, the Common Shares will be) registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the CHW Ordinary Shares or prohibit or terminate the listing of the CHW Ordinary Shares or Common Shares on Nasdaq. Except in the connection with the

Transactions, the Issuer has taken no action that is designed to terminate the registration of the CHW Ordinary Shares under the Exchange Act or the listing of the CHW Ordinary Shares on Nasdaq.

3.12    Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement, and the Acquired Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

3.13    Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

3.14    The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the CHW Ordinary Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act and Securities Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Document that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of all other SEC Documents; provided, that, with respect to the Transactions or any other information relating to the Transactions or to Target or any of its affiliates that is included the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions, any SEC Document or exhibit thereto filed by the Issuer, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each SEC Document that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the staff of the Commission with respect to any of the SEC Documents.

3.15    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

3.16    Except for placement fees payable to Oppenheimer & Co. Inc. in its capacity as placement agent for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agent”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with the Issuer’s issuance and the sale of the Acquired Shares.

3.17    The Issuer is not, and immediately after receipt of payment for the Acquired Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18    Neither the Issuer, its subsidiaries or any of its affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

3.19    The Issuer will not directly or indirectly use the proceeds of the sale of the Acquired Shares, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity, (i) to fund a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) that is a Designated National (as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515) or (v) that is a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

3.20    The Issuer agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by the Issuer to Subscriber in this Subscription Agreement.

4.Subscriber Representations and Warranties. Subscriber represents and warrants as of the date hereof and covenants that on the Closing Date, that:

4.1   Subscriber has been duly formed or incorporated and is validly existing in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

 4.2   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. Assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

4.3   The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

4.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if the undersigned is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless Subscriber is a newly formed entity in which all of the equity owners are accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, Subscriber is aware that this offering of the Acquired Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

4.5   Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except: (i) to the Issuer or a subsidiary thereof; (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act; (iii) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof have been met; or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Acquired Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing of certain required information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

4.6   Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Issuer was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

4.7   Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

4.8   In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation and the Issuer’s representations and warranties in Section 3. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agent or any of its respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received and has had the opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Target, and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have (i) had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares and (ii) conducted and completed its own independent due diligence with respect to the Transactions. Except for the representations, warranties and agreements of the Issuer expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters.

4.9   Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agent, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agent. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

4.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Accordingly, Subscriber acknowledges that the offering of the Acquired Shares meets the institutional account exemptions from filing under FINRA Rule 2111(b).

4.11 Subscriber acknowledges and agrees that neither the Placement Agent nor any of its affiliates (nor any officer, director, employee or representative of the Placement Agent or its affiliates) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that neither the Placement Agent, affiliates of the Placement Agent, or any of their respective officers, directors, employees, representatives or controlling persons (i) has made any representation as to the Issuer or the quality of the Acquired Shares, and the Placement Agent may have acquired non-public information with respect to the Issuer which Subscriber agrees, subject to applicable law, need not be provided to it; (ii) has made an independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer; (iii) has acted as Subscriber’s financial advisor or fiduciary in connection with the issuance and purchase of the Acquired Shares; and (iv) has prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares. For the avoidance of the doubt, Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agent in making its investment or decision to invest in the Issuer.

4.12 Subscriber acknowledges and agrees that neither the Placement Agent, any affiliate of the Placement Agent or any of its officers, directors, employees, representatives or controlling persons will have any liability to Subscriber in connection with Subscriber’s purchase of the Acquired Shares. Without limitation of the foregoing, Subscriber hereby further acknowledges and agrees that (i) the Placement Agent is acting solely as a placement agent in connection with the transactions contemplated hereby and are not acting as underwriters, initial purchasers, dealers or in any other such capacity and are not and shall not be construed as a fiduciary for Subscriber, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) the Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Issuer or the transactions contemplated hereby.

4.13 Subscriber represents and acknowledges that Subscriber, alone or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

4.14 Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

4.15 Subscriber is not (i) a person or entity named on the OFAC Lists, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade, economic and financial restrictions by the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), the European Union and enforced by its member states, the United Nations and the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived and any returns from Subscriber’s investment will not be used to finance any illegal activities.

4.16 Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

4.17 Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of the Issuer. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Agreement.

4.18 Subscriber is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

4.19 If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as a Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares; and (ii) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

4.20 At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.2.1.

4.21 Except for the Placement Agent, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Acquired Shares to Subscriber.

4.22 Subscriber agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by Subscriber to the Issuer in this Subscription Agreement.

4.23 Subscriber agrees that none of (i) the Placement Agent, its affiliates or any of the Placement Agent’s or its affiliates’ control persons, officers, directors or employees, in each case, absent their own gross negligence, fraud or willful misconduct or (ii) any party to the Business Combination Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares.

5.Most Favored Nation. The Issuer agrees that it will not enter into any agreement or understanding with any other investor between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms in respect of the purchase of shares of capital stock of the Issuer that that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Subscriber by the Transaction Documents; unless, in any such case, the Subscriber has been provided with such rights and benefits. Notwithstanding the foregoing, (i) the Transactions shall not violate this Section 5 and (ii) term “investor” as used in this Section 5 shall not be construed to include any officer, director or other employee of the Issuer in such capacity for service in such capacity regardless of whether such individual is also a shareholder of the Issuer.

6.Registration Rights.

6.1The Issuer agrees that, within 60 business days after the consummation of the Transactions (the “Filing Date”), the Issuer will use commercially reasonable efforts to file with the Commission (at the Issuer’s sole cost and expense) a registration statement on Form S-1 (the “Registration Statement”), registering the resale of the Acquired Shares, which Registration Statement may include shares of the Issuer’s common stock issuable upon exercise of outstanding warrants or those held by CHW Acquisition Sponsor LLC, a Delaware limited liability company, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the

Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effective Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that, Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares (other than any such restrictions that may exist hereunder). Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares or other shares included in the Registration Statement by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Common Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 of the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two business days thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review (but not comment) at least two business days in advance of filing the Registration Statement; provided, that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Acquired Shares. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effective Date shall not otherwise relieve the Issuer of its obligations to file the Registration Statement or effect the registration of the Acquired Shares set forth in this Section 6. For purposes of this Section 6, “Acquired Shares” shall include any equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

6.2.1except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following to occur: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold under Rule 144 within 90 calendar days, without limitation as to any public information, volume and manner of sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), and (iii) the date that is two years from the Effective Date of the Registration Statement.

6.2.2advise Subscriber within three business days:

(a)      when a Registration Statement or any amendment thereto has been filed with the Commission and becomes effective;

(b)      of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c)      of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d)      of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(e)      in accordance with Section 6.3 of this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, any Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in Section 6.2.2(a) through Section 6.2.2(e) above constitutes material, nonpublic information regarding the Issuer;

6.2.3use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

6.2.4upon the occurrence of any event contemplated in Section 6.2.2(e), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

6.2.5use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the CHW Ordinary Shares issued by the Issuer have been listed;

6.2.6use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and, for so long as Subscriber holds Acquired Shares, to enable Subscriber to sell the Acquired Shares under Rule 144; and

6.2.7subject to receipt from Subscriber by the Issuer and its transfer agent of customary representations and other documentation reasonably acceptable to the Issuer and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of the Issuer’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, upon Subscriber’s request, the Issuer will reasonably cooperate with the Issuer’s transfer agent, such that any remaining restrictive legend set forth on such Acquired Shares will be removed from the book entry position evidencing its Acquired Shares following the earliest of such time as such Acquired Shares hereunder are either eligible to be sold (i) pursuant to an effective registration statement or (ii) without restriction under, and without the requirement for the Issuer to be in compliance with the current public information requirements of, Rule 144 under the Securities Act. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all Depository Trust Company fees associated with such issuance.

6.3Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness or use thereof, if it determines, upon the advice of outside legal counsel, that the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer, upon advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration

Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. Notwithstanding anything to the contrary, the Issuer shall use its commercially reasonable efforts to cause its transfer agent to deliver unlegended shares to a transferee of Subscriber in connection with any sale of Acquired Shares with respect to which Subscriber has entered into a contract for sale, prior to Subscriber’s receipt of the notice of a Suspension Event and which has not yet settled. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. In addition, Subscriber agrees that any sales under the Registration Statement will be suspended from the time that the Issuer files its first annual report on Form 10-K with the Commission after the Effective Date until such time as the Commission declares any applicable post-effective amendment to the Registration Statement effective. The Issuer shall use its commercially reasonable efforts to limit such period of suspension and shall notify Subscriber when sales can recommence under the Registration Statement within two business days of the Effective Date. For the avoidance of doubt, such suspension shall not constitute a Suspension Event or be subject to any of the provisions relating thereto in this Section 6.3 (other than with respect to notification of the occurrence of such suspension).

6.4Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event or other event immediately upon its availability.

6.5The Issuer shall, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), its directors, officers, agents, trustees, affiliates, advisers and employees and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with the performance of its obligations under this Section 6, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation that occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6.3hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer receives notice in writing.

6.6Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or a material fact that Subscriber has omitted from such information; provided, however, that the indemnification contained in this Section 6.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6.6 of which Subscriber is aware.

6.7Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.8The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Acquired Shares purchased pursuant to this Subscription Agreement.

6.9If the indemnification provided under Section 6.5 and Section 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of the Acquired Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by or on behalf of, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.9 from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

6.10In the event Subscriber becomes a party to the Amended and Restated Registration Rights Agreement entered into by certain shareholders of the Issuer in connection with the Merger Closing (the “Registration Rights Agreement”, this Section 6 shall not apply and not be effective with respect to such Subscriber. For the avoidance of doubt, the Issuer acknowledges and agrees that Subscriber is not party to the Registration Rights Agreement.

7.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if any of the conditions of Closing set forth in Section 2 are not satisfied on or prior to the earlier of the Closing Date and November 6, 2022, and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (iv) November 6, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.

8.Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated August 30, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (iii) be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of CHW Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer.

9.Miscellaneous.

9.1Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, and that the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber and of the Issuer contained in this Subscription Agreement; provided, however, that this Section 9.1 shall not give any such party any rights other than those expressly set forth herein. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that, notwithstanding Section 9.7 hereto, the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 4 and the Issuer further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of the Issuer contained in Section 3.

9.2Each of the Issuer and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

9.3Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or a portion of its rights under this Subscription Agreement, other than to one or more of its affiliates (including other investment funds or accounts managed or advised by Subscriber or the investment manager or advisor who acts on behalf of Subscriber or an affiliate thereof or by an affiliate of such investment manager or advisor) without the prior consent of the Issuer; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall complete the form of assignment attached as Schedule B hereto.

9.4All the agreements, representations, warranties, and covenants made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms.

9.5The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares and to register the resale of the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Issuer agrees to keep any such information provided by Subscriber confidential.

9.6This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.7Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.8If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.9This Subscription Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.10 Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

9.11 The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Issuer to execute and deliver the Business Combination Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Target and the Placement Agent shall be entitled to rely on the provisions of the Subscription Agreement of which Target and the Placement Agent are each a third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.12Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email or (iv) five business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer to:

CHW Acquisition Corporation
2 Manhattanville Road, Suite 403
Purchase, NY 10577
Attention: Jonah Raskas
Email: jonah@chwacquisitioncorp.com

with required copies (which copies shall not constitute notice) to:

McDermott Will & Emery
One Vanderbilt Avenue
New York, NY 10017
Attention: Ari Edelman and Harold Davidson
Email: aedelman@mwe.com; hdavidson@mwe.com

and if to the Placement Agent, to:

Oppenheimer & Co. Inc.
85 Broad Street, 23rd Floor
New York, NY 10004
Attn: Chris DeFalco and Peter Vogelsang
Email: Chris.Defalco@opco.com; Peter.Vogelsang@opco.com

9.13This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

9.13.1THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS,AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.11 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

9.13.2EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 The Issuer shall, by 9:00 a.m., New York City time, on the second business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and the Transactions. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates, without the prior written consent of Subscriber, (i) in any press release (ii) or in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities law in connection with the Registration Statement, or (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq or by any other governmental authority, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under the foregoing clause (ii).

9.15 This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.

9.16 No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.17 If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

9.18 The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Annexes or Exhibits are to Sections, Annexes or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer

Signature Page to

Subscription Agreement

SUBSCRIBER: Corbin ERISA Opportunity Fund, Ltd. By: Corbin Capital Partners, L.P., its Investment Manager

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

Name in which securities are to be registered (if different):

Email Address: fof-ops@corbincapital.com

Subscriber’s EIN: 98-1265909

Address: 590 Madison Avenue, 31st Floor New York, NY 10022

Attn: Fund Operations

Telephone No.: 212-634-7373

Facsimile No.:

Backstop Allocation: 205,000 CHW Ordinary Shares

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☒Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

◻	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	IACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:

◻

Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

◻	Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
◻	Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act.
◻	Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.
◻	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.
◻	Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.
◻	Subscriber is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.
◻	Subscriber is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.
◻	Subscriber is an investment company registered under the Investment Company Act of 1940.
◻	Subscriber is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.
◻	Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.
◻	Subscriber is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.
◻

Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

◻

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

◻	A bank;
◻	A savings and loan association;
◻	An insurance company; or
◻	A registered investment adviser.
◻	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.
◻

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

◻

Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

◻

Subscriber is an entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that own “investments,” as defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5,000,000 and that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering.

◻

Subscriber is a natural person holding in good standing one or more professional certifications, designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

◻

Subscriber is a natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer of the securities being offered or sold where the Issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

◻

Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

◻

Subscriber is a “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (a)(12) of Rule 501(a) and whose prospective investment in the Issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501(a).

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

◻	is:

☒is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

SCHEDULE B

FORM OF ASSIGNMENT

This Subscription Assignment and Joinder Agreement (this “Assignment Agreement”), dated              , 2022, is made and entered into by and between (“Subscriber”) and (“Assignee”) and acknowledged by CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement (as defined below).

WHEREAS, CHW and Subscriber entered into that certain Subscription Agreement (the “Subscription Agreement”), dated              , 2022, pursuant to which Subscriber agreed to subscribe for and purchase the Issuer’s Common Shares (the “Acquired Shares”) and CHW has agreed that Issuer shall issue and sell to Subscriber such Acquired Shares;

WHEREAS, Subscriber and Assignee are affiliated investment funds; and

WHEREAS, for administrative reasons, Subscriber desires to assign its rights to subscribe for and purchase of the Acquired Shares along with the rights and obligations set forth in the Subscription Agreement of such Acquired Shares (the “Assigned Shares”) to Assignee.

NOW, THEREFORE, pursuant to Section 9.3 of the Subscription Agreement, and as further described in the table below, Subscriber hereby assigns its rights to subscribe for and purchase the Assigned Shares to Assignee and Assignee hereby (i) accepts the rights to subscribe for and purchase the Assigned Shares and agrees to be bound by and subject to the terms and conditions of the Subscription Agreement, (ii) expressly makes the representations and warranties in Section 4 of the Subscription Agreement with respect to the Assigned Shares and (iii) completed Schedule A to the Subscription Agreement and attached it hereto. Notwithstanding the foregoing, this Assignment Agreement shall not relieve Subscriber of any of its obligations under the Subscription Agreement.

The following assignment by Subscriber to Assignee of its rights to subscribe for and purchase all or a portion of the Acquired Shares have been made:

Date of Assignment	Subscriber	Assignee	Number of Acquired Shares Assigned	Subscriber Revised Subscription Amount	Assignee Subscription Amount

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Assignment and Joinder Agreement has been executed by Subscriber and Assignee acknowledged by CHW by its duly authorized representative as of the date set forth above.

SUBSCRIBER

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Assignee’s EIN:

Address: Attn:

Acknowledgement by CHW:

CHW ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Assignment]

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this February 2, 2022, by and among CHW Acquisition Corporation, a Cayman Islands exempted company (the “Issuer”) and the undersigned (“Subscriber”).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Issuer, CHW Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Issuer (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, “Target”), pursuant to which, among other things, (i) Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (ii) immediately following the consummation of the Domestication, Merger Sub will merge with and into Target (the “Merger” and, together with the Domestication, the “Transactions”, and the consummation of the Merger in accordance with the Business Combination Agreement, the “Merger Closing”), with the Target surviving the Merger as a wholly owned subsidiary of the Issuer.

WHEREAS, in connection with the Transactions, the Issuer is seeking commitments from interested investors to purchase, prior to the Merger Closing, Issuer’s common stock, par value $0.0001 per share (the “Common Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Backstop and Subscription.

1.1    Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, subject to the substantially concurrent Merger Closing and the other terms and conditions set forth herein and upon the payment of $10.00 per share (the “Share Purchase Price”, and the aggregate purchase price, the “Purchase Price”), a number of Common Shares set forth underneath Subscriber’s name on the signature page hereto (its “Backstop Allocation”) (such subscription and issuance, the “Subscription”).

1.2    If Subscriber acquires shares in the open market between the date of this Agreement and the close of business on the third Trading Day (as defined below) prior to the special meeting of Issuer shareholders (the “Purchase Deadline”), then the Backstop Allocation shall be reduced on a share-for-share basis by the number of shares so acquired. All such purchases shall be made by Subscriber via open market purchases or in privately negotiated transactions with third parties, provided that any such purchases settle no later than the Purchase Deadline. On the date immediately following the Purchase Deadline, and at such other times as may be requested by the Issuer, the Subscriber shall (x) notify the Issuer in writing of the number of Common Shares so purchased pursuant to this Section 1.2 (the “Market Shares”) and the aggregate purchase price paid therefor by Subscriber and (y) in the case of any Market Shares acquired in privately negotiated transactions with third parties, provide the Issuer with all documentation reasonably requested by the Issuer and its advisors (including without limitation, its legal counsel) and its transfer agent and proxy solicitor to confirm that: (A) Subscriber purchased, or has contracted to purchase, such shares, and (B) in the event that the seller of such shares was the holder of such shares on the record date for the special meeting of Issuer shareholders, the seller of such shares has provided to Subscriber a representation that (I) the seller voted such shares in favor of the Merger and the other proposals of the Issuer set forth in the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions and (II) the seller of such shares did not exercise its redemption rights for such shares in connection with the special meeting of Issuer shareholders. For purposes hereof, “Trading Day” shall mean a day during which trading in Common Shares generally occurs on the Nasdaq Capital Market or, if the Common Shares not listed on the Nasdaq Capital Market, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading.

1.3    Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares and Market Shares purchased pursuant to Section 1.1 and Section 1.2 hereof shall be Common Shares of Issuer as a Delaware corporation (and not, for the avoidance of doubt, ordinary shares of Issuer as a Cayman Islands exempted company).

2.Closing.

2.1    Subject to the satisfaction or waiver of the conditions set forth in Section 2 (other than those conditions that by their nature are to be satisfied at the closing of the Subscription contemplated hereby (the “Closing”), but without affecting the requirement that such conditions be satisfied or waived at the Closing), the Closing shall occur following the Domestication and at a time immediately prior to or substantially concurrently with, the consummation of the Merger (such date, the “Closing Date”) in the sequence contemplated in the recitals to this Agreement and is contingent upon the subsequent occurrence of the consummation of the Transactions. Not less than five business days (as defined herein) prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. For the purposes of this Subscription Agreement, “business day” means any other day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in the State of New York.

2.2    Subject to the satisfaction or waiver of the conditions set forth in Section 2.3 and Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

2.2.1    Subscriber shall deliver to the Issuer, no later than two business days before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice (which account shall be for the benefit of Subscriber until the Closing Date), and any information that is reasonably requested in the Closing Notice that is required in order to enable the Issuer to issue the Acquired Shares, including, without limitation, the legal name of the person (or nominee) in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, provided, however, in the case of a Subscriber that is an “investment company” registered under the Investment Company Act of 1940, as amended, payment may be made to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer.

2.2.2    On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares against and upon payment by Subscriber in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (ii) evidence from the Issuer’s transfer agent of the issuance of the Acquired Shares were issued to Subscriber in book-entry form on and as of the Closing Date; provided, however, that the Issuer’s obligation to issue the Acquired Shares to Subscriber is contingent upon Issuer having received the Purchase Price in full in accordance with this Section 2.

2.2.3    Each book entry for the Acquired Shares shall contain a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

2.3   The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

2.3.1    all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

2.3.2    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by the Issuer to Subscriber and Subscriber fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.3.3    no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.3.4    all conditions precedent to the Issuer’s obligation to effect the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing);

2.3.5    the Domestication shall have been completed and effective in all respects.

2.4   Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or to the extent permitted by applicable law, the written waiver by Subscriber, of each of the following conditions:

2.4.1    no suspension of the listing or qualification for offering or sale or trading on the Nasdaq Capital Market (“Nasdaq”), or another national securities exchange, of the Common Shares, and to the Issuer’s knowledge, no initiation nor threatening of any proceedings for any of such purposes, shall have occurred and be continuing, and the Acquired Shares shall have been approved for listing, subject to official notice of issuance, on Nasdaq or another national securities exchange

2.4.2    all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), in each case except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

2.4.3    the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Issuer to consummate the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.4.4    no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.4.5    all conditions precedent to the closing of the Transactions as set forth in the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement and other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing); and

2.4.6    except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Securities and Exchange Commission (the “Commission”) on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement.

2.5    Prior to or at the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

2.6    In the event that the closing of the Transactions does not occur within three business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall promptly (but not later than three business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries representing the Acquired Shares shall be deemed cancelled. Notwithstanding such cancellation, failure to close on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (i) to redeliver funds to the Issuer following the

Issuer’s delivery to Subscriber of a new Closing Notice with a new Closing Date in accordance with the terms and conditions of this Section 2 and (ii) upon satisfaction or waiver of the conditions set forth in this Section 2 to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Acquired Shares, the Issuer shall promptly (and no later than two business days after such termination) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.

3.Issuer Representations, Warranties and Covenants. The Issuer represents and warrants as of the date hereof and covenants on the Closing Date, that:

3.1    As of the date hereof, Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. As of the Closing Date, following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware. The Issuer has, and will have following the Domestication, the requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and as shall be conducted following the Domestication and to enter into, deliver and perform its obligations under this Subscription Agreement.

3.2    As of the Closing Date, the Acquired Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the laws of the State of Delaware.

3.3    This Subscription Agreement and the Business Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and, assuming that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

3.4    Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of their properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.

3.5    There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Shares that have not been or will not be validly waived on or prior to the Closing Date.

3.6    The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7   Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq), or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than: (i) the filing with the Commission of the Registration Statement (as defined below); (ii) the filings required by applicable state or federal securities laws; (iii) the filings required in accordance with Section 9.14, (iv) those required by Nasdaq, including with respect to obtaining shareholder approval; (v) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect of the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares; and (vi) as set forth in the Business Combination Agreement.

3.8    As of the date hereof, the authorized share capital of the Issuer consists of (i) 1,000,000 preference shares, par value $0.0001 per share (the “CHW Preference Shares”), (ii) 110,000,000 ordinary shares, par value $0.0001 per share (the “CHW Ordinary Shares”). As of the date hereof and as of immediately prior to the Domestication: (A) no CHW Preference Shares are or will be issued and outstanding, (B) 15,687,500 CHW Ordinary Shares are and will be issued and outstanding, and (C) 16,738,636 warrants (the “CHW Warrants”), each evidencing the right to purchase one CHW Ordinary Share at an exercise price of $11.50 per CHW Ordinary Share, are and will be outstanding. All (i) issued and outstanding CHW Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any CHW Ordinary Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no direct subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.9     Immediately following the Domestication, the authorized share capital of Issuer will consist of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) 110,000,000 Common Shares. As of immediately following the Domestication: (A) no shares of Preferred Stock will be issued and outstanding, (B) 15,687,500 Common Shares will be issued and outstanding, and (C) 16,738,636 warrants, each evidencing the right to purchase one Share at an exercise price of $11.50 per Share, will be outstanding. All (i) issued and outstanding Common Shares will have been duly authorized and validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and (ii) outstanding warrants will have been duly authorized and validly issued, fully paid and will not be subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there will be no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Common Shares or other equity interests in Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of immediately prior to the Domestication, Issuer will have no direct subsidiaries (other than Merger Sub) and will not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There will be no shareholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.10    The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or are in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11    The issued and outstanding CHW Ordinary Shares are (and following the Domestication, the Common Shares will be) registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the CHW Ordinary Shares or prohibit or terminate the listing of the CHW Ordinary Shares or Common Shares on Nasdaq. Except in the connection with the

Transactions, the Issuer has taken no action that is designed to terminate the registration of the CHW Ordinary Shares under the Exchange Act or the listing of the CHW Ordinary Shares on Nasdaq.

3.12    Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement, and the Acquired Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

3.13    Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

3.14    The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the CHW Ordinary Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act and Securities Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Document that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of all other SEC Documents; provided, that, with respect to the Transactions or any other information relating to the Transactions or to Target or any of its affiliates that is included the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions, any SEC Document or exhibit thereto filed by the Issuer, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each SEC Document that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the staff of the Commission with respect to any of the SEC Documents.

3.15    Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

3.16    Except for placement fees payable to Oppenheimer & Co. Inc. in its capacity as placement agent for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agent”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with the Issuer’s issuance and the sale of the Acquired Shares.

3.17    The Issuer is not, and immediately after receipt of payment for the Acquired Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18    Neither the Issuer, its subsidiaries or any of its affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

3.19    The Issuer will not directly or indirectly use the proceeds of the sale of the Acquired Shares, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity, (i) to fund a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) that is a Designated National (as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515) or (v) that is a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

3.20    The Issuer agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by the Issuer to Subscriber in this Subscription Agreement.

4.Subscriber Representations and Warranties. Subscriber represents and warrants as of the date hereof and covenants that on the Closing Date, that:

4.1    Subscriber has been duly formed or incorporated and is validly existing in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

4.2    This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. Assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

4.3    The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

4.4    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if the undersigned is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless Subscriber is a newly formed entity in which all of the equity owners are accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, Subscriber is aware that this offering of the Acquired Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

4.5    Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except: (i) to the Issuer or a subsidiary thereof; (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act; (iii) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof have been met; or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Acquired Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing of certain required information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

4.6    Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Issuer was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

4.7    Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

4.8    In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation and the Issuer’s representations and warranties in Section 3. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agent or any of its respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received and has had the opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Target, and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have (i) had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares and (ii) conducted and completed its own independent due diligence with respect to the Transactions. Except for the representations, warranties and agreements of the Issuer expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters.

4.9    Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agent, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agent. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

4.10    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Accordingly, Subscriber acknowledges that the offering of the Acquired Shares meets the institutional account exemptions from filing under FINRA Rule 2111(b).

4.11   Subscriber acknowledges and agrees that neither the Placement Agent nor any of its affiliates (nor any officer, director, employee or representative of the Placement Agent or its affiliates) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that neither the Placement Agent, affiliates of the Placement Agent, or any of their respective officers, directors, employees, representatives or controlling persons (i) has made any representation as to the Issuer or the quality of the Acquired Shares, and the Placement Agent may have acquired non-public information with respect to the Issuer which Subscriber agrees, subject to applicable law, need not be provided to it; (ii) has made an independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer; (iii) has acted as Subscriber’s financial advisor or fiduciary in connection with the issuance and purchase of the Acquired Shares; and (iv) has prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares. For the avoidance of the doubt, Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agent in making its investment or decision to invest in the Issuer.

4.12   Subscriber acknowledges and agrees that neither the Placement Agent, any affiliate of the Placement Agent or any of its officers, directors, employees, representatives or controlling persons will have any liability to Subscriber in connection with Subscriber’s purchase of the Acquired Shares. Without limitation of the foregoing, Subscriber hereby further acknowledges and agrees that (i) the Placement Agent is acting solely as a placement agent in connection with the transactions contemplated hereby and are not acting as underwriters, initial purchasers, dealers or in any other such capacity and are not and shall not be construed as a fiduciary for Subscriber, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) the Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Issuer or the transactions contemplated hereby.

4.13    Subscriber represents and acknowledges that Subscriber, alone or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

4.14    Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

4.15    Subscriber is not (i) a person or entity named on the OFAC Lists, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade, economic and financial restrictions by the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), the European Union and enforced by its member states, the United Nations and the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived and any returns from Subscriber’s investment will not be used to finance any illegal activities.

4.16    Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

4.17    Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of the Issuer. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Agreement.

4.18    Subscriber is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

4.19    If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as a Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares; and (ii) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

4.20    At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.2.1.

4.21    Except for the Placement Agent, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Acquired Shares to Subscriber.

4.22    Subscriber agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by Subscriber to the Issuer in this Subscription Agreement.

4.23    Subscriber agrees that none of (i) the Placement Agent, its affiliates or any of the Placement Agent’s or its affiliates’ control persons, officers, directors or employees, in each case, absent their own gross negligence, fraud or willful misconduct or (ii) any party to the Business Combination Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares.

5.Most Favored Nation. The Issuer agrees that it will not enter into any agreement or understanding with any other investor between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms in respect of the purchase of shares of capital stock of the Issuer that that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Subscriber by the Transaction Documents; unless, in any such case, the Subscriber has been provided with such rights and benefits. Notwithstanding the foregoing, (i) the Transactions shall not violate this Section 5 and (ii) term “investor” as used in this Section 5 shall not be construed to include any officer, director or other employee of the Issuer in such capacity for service in such capacity regardless of whether such individual is also a shareholder of the Issuer.
6.Registration Rights.

6.1    The Issuer agrees that, within 60 business days after the consummation of the Transactions (the “Filing Date”), the Issuer will use commercially reasonable efforts to file with the Commission (at the Issuer’s sole cost and expense) a registration statement on Form S-1 (the “Registration Statement”), registering the resale of the Acquired Shares, which Registration Statement may include shares of the Issuer’s common stock issuable upon exercise of outstanding warrants or those held by CHW Acquisition Sponsor LLC, a Delaware limited liability company, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effective Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that, Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares (other than any such restrictions that may exist hereunder). Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares or other shares included in the Registration Statement by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Common Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 of the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two business days thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review (but not comment) at least two business days in advance of filing the Registration Statement; provided, that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Acquired Shares. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effective Date shall not otherwise relieve the Issuer of its obligations to file the Registration Statement or effect the registration of the Acquired Shares set forth in this Section 6. For purposes of this Section 6, “Acquired Shares” shall include any equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

6.2.1    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following to occur: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold under Rule 144 within 90 calendar days, without limitation as to any public information, volume and manner of sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), and (iii) the date that is two years from the Effective Date of the Registration Statement.

6.2.2    advise Subscriber within three business days:

(a)when a Registration Statement or any amendment thereto has been filed with the Commission and becomes effective;

(b)of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c)of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d)of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(e)in accordance with Section 6.3 of this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, any Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in Section 6.2.2(a) through Section 6.2.2(e) above constitutes material, nonpublic information regarding the Issuer;

6.2.3    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

6.2.4    upon the occurrence of any event contemplated in Section 6.2.2(e), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

6.2.5    use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the CHW Ordinary Shares issued by the Issuer have been listed;

6.2.6    use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and, for so long as Subscriber holds Acquired Shares, to enable Subscriber to sell the Acquired Shares under Rule 144; and

6.2.7    subject to receipt from Subscriber by the Issuer and its transfer agent of customary representations and other documentation reasonably acceptable to the Issuer and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of the Issuer’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, upon Subscriber’s request, the Issuer will reasonably cooperate with the Issuer’s transfer agent, such that any remaining restrictive legend set forth on such Acquired Shares will be removed from the book entry position evidencing its Acquired Shares following the earliest of such time as such Acquired Shares hereunder are either eligible to be sold (i) pursuant to an effective registration statement or (ii) without restriction under, and without the requirement for the Issuer to be in compliance with the current public information requirements of, Rule 144 under the Securities Act. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all Depository Trust Company fees associated with such issuance.

6.3    Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness or use thereof, if it determines, upon the advice of outside legal counsel, that the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer, upon advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration

Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. Notwithstanding anything to the contrary, the Issuer shall use its commercially reasonable efforts to cause its transfer agent to deliver unlegended shares to a transferee of Subscriber in connection with any sale of Acquired Shares with respect to which Subscriber has entered into a contract for sale, prior to Subscriber’s receipt of the notice of a Suspension Event and which has not yet settled. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. In addition, Subscriber agrees that any sales under the Registration Statement will be suspended from the time that the Issuer files its first annual report on Form 10-K with the Commission after the Effective Date until such time as the Commission declares any applicable post-effective amendment to the Registration Statement effective. The Issuer shall use its commercially reasonable efforts to limit such period of suspension and shall notify Subscriber when sales can recommence under the Registration Statement within two business days of the Effective Date. For the avoidance of doubt, such suspension shall not constitute a Suspension Event or be subject to any of the provisions relating thereto in this Section 6.3 (other than with respect to notification of the occurrence of such suspension).

6.4    Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event or other event immediately upon its availability.

6.5    The Issuer shall, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), its directors, officers, agents, trustees, affiliates, advisers and employees and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with the performance of its obligations under this Section 6, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation that occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6.3hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer receives notice in writing.

6.6    Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or a material fact that Subscriber has omitted from such information; provided, however, that the indemnification contained in this Section 6.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6.6 of which Subscriber is aware.

6.7    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.8    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Acquired Shares purchased pursuant to this Subscription Agreement.

6.9    If the indemnification provided under Section 6.5 and Section 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of the Acquired Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by or on behalf of, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.9 from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

6.10    In the event Subscriber becomes a party to the Amended and Restated Registration Rights Agreement entered into by certain shareholders of the Issuer in connection with the Merger Closing (the “Registration Rights Agreement”, this Section 6 shall not apply and not be effective with respect to such Subscriber. For the avoidance of doubt, the Issuer acknowledges and agrees that Subscriber is not party to the Registration Rights Agreement.

7.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if any of the conditions of Closing set forth in Section 2 are not satisfied on or prior to the earlier of the Closing Date and November 6, 2022, and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (iv) November 6, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.
8.Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated August 30, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (iii) be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of CHW Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer.
9.Miscellaneous.

9.1    Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, and that the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber and of the Issuer contained in this Subscription Agreement; provided, however, that this Section 9.1 shall not give any such party any rights other than those expressly set forth herein. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that, notwithstanding Section 9.7 hereto, the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 4 and the Issuer further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of the Issuer contained in Section 3.

9.2    Each of the Issuer and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

9.3    Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or a portion of its rights under this Subscription Agreement, other than to one or more of its affiliates (including other investment funds or accounts managed or advised by Subscriber or the investment manager or advisor who acts on behalf of Subscriber or an affiliate thereof or by an affiliate of such investment manager or advisor) without the prior consent of the Issuer; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall complete the form of assignment attached as Schedule B hereto.

9.4    All the agreements, representations, warranties, and covenants made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms.

9.5    The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares and to register the resale of the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Issuer agrees to keep any such information provided by Subscriber confidential.

9.6    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.7    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.8    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.9    This Subscription Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.10    Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

9.11    The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Issuer to execute and deliver the Business Combination Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Target and the Placement Agent shall be entitled to rely on the provisions of the Subscription Agreement of which Target and the Placement Agent are each a third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.12    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email or (iv) five business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer to:

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attention: Jonah Raskas

Email: jonah@chwacquisitioncorp.com

with required copies (which copies shall not constitute notice) to:

McDermott Will & Emery

One Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman and Harold Davidson

Email: aedelman@mwe.com; hdavidson@mwe.com

and if to the Placement Agent, to:

Oppenheimer & Co. Inc.

85 Broad Street, 23rd Floor

New York, NY 10004

Attn: Chris DeFalco and Peter Vogelsang

Email: Chris.Defalco@opco.com; Peter.Vogelsang@opco.com

9.13    This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

9.13.1    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.11OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

9.13.2    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND

UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14    The Issuer shall, by 9:00 a.m., New York City time, on the second business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and the Transactions. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates, without the prior written consent of Subscriber, (i) in any press release (ii) or in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities law in connection with the Registration Statement, or (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq or by any other governmental authority, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under the foregoing clause (ii).

9.15    This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.

9.16    No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.17    If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

9.18    The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Annexes or Exhibits are to Sections, Annexes or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer

Signature Page to

Subscription Agreement

SUBSCRIBER: Corbin Opportunity Fund, L.P. By: Corbin Capital Partners, L.P., its Investment Manager

By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

Name in which securities are to be registered (if different):

Email Address: fof-ops@corbincapital.com

Subscriber’s EIN: 26-3742098

Address: 590 Madison Avenue, 31st Floor New York, NY 10022

Attn: Fund Operations

Telephone No.: 212-634-7373

Facsimile No.: __________________________

Backstop Allocation: 90,000 CHW Ordinary Shares

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☒	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

***	OR ***
B.	IACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:

☐

Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Subscriber is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

☐	Subscriber is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.

☐	Subscriber is an investment company registered under the Investment Company Act of 1940.

☐	Subscriber is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	Subscriber is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐

Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

☐	An insurance company; or

☐	A registered investment adviser.

☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐

Subscriber is an entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that own “investments,” as defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5,000,000 and that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering.

☐

Subscriber is a natural person holding in good standing one or more professional certifications, designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

☐

Subscriber is a natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer of the securities being offered or sold where the Issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

☐

Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐

Subscriber is a “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (a)(12) of Rule 501(a) and whose prospective investment in the Issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501(a).

***	AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐is:

☒is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

SCHEDULE B

FORM OF ASSIGNMENT

This Subscription Assignment and Joinder Agreement (this “Assignment Agreement”), dated                                  , 2022, is made and entered into by and between (“Subscriber”) and (“Assignee”) and acknowledged by CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement (as defined below).

WHEREAS, CHW and Subscriber entered into that certain Subscription Agreement (the “Subscription Agreement”), dated                                      , 2022, pursuant to which Subscriber agreed to subscribe for and purchase the Issuer’s Common Shares (the “Acquired Shares”) and CHW has agreed that Issuer shall issue and sell to Subscriber such Acquired Shares;

WHEREAS, Subscriber and Assignee are affiliated investment funds; and

WHEREAS, for administrative reasons, Subscriber desires to assign its rights to subscribe for and purchase of the Acquired Shares along with the rights and obligations set forth in the Subscription Agreement of such Acquired Shares (the “Assigned Shares”) to Assignee.

NOW, THEREFORE, pursuant to Section 9.3 of the Subscription Agreement, and as further described in the table below, Subscriber hereby assigns its rights to subscribe for and purchase the Assigned Shares to Assignee and Assignee hereby (i) accepts the rights to subscribe for and purchase the Assigned Shares and agrees to be bound by and subject to the terms and conditions of the Subscription Agreement, (ii) expressly makes the representations and warranties in Section 4 of the Subscription Agreement with respect to the Assigned Shares and (iii) completed Schedule A to the Subscription Agreement and attached it hereto. Notwithstanding the foregoing, this Assignment Agreement shall not relieve Subscriber of any of its obligations under the Subscription Agreement.

The following assignment by Subscriber to Assignee of its rights to subscribe for and purchase all or a portion of the Acquired Shares have been made:

Date of Assignment	Subscriber	Assignee	Number of Acquired Shares Assigned	Subscriber Revised Subscription Amount	Assignee Subscription Amount

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Assignment and Joinder Agreement has been executed by Subscriber and Assignee acknowledged by CHW by its duly authorized representative as of the date set forth above.

SUBSCRIBER

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Assignee’s EIN:

Address:
Attn:

Acknowledgement by CHW:
CHW ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Assignment]

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this February 2, 2022, by and among CHW Acquisition Corporation, a Cayman Islands exempted company (the “Issuer”) and the undersigned (“Subscriber”).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Business Combination Agreement, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Issuer, CHW Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Issuer (“Merger Sub”), and Wag Labs, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, “Target”), pursuant to which, among other things, (i) Issuer will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (ii) immediately following the consummation of the Domestication, Merger Sub will merge with and into Target (the “Merger” and, together with the Domestication, the “Transactions”, and the consummation of the Merger in accordance with the Business Combination Agreement, the “Merger Closing”), with the Target surviving the Merger as a wholly owned subsidiary of the Issuer.

WHEREAS, in connection with the Transactions, the Issuer is seeking commitments from interested investors to purchase, prior to the Merger Closing, Issuer’s common stock, par value $0.0001 per share (the “Common Shares”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.      Backstop and Subscription.

1.1    Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, subject to the substantially concurrent Merger Closing and the other terms and conditions set forth herein and upon the payment of $10.00 per share (the “Share Purchase Price”, and the aggregate purchase price, the “Purchase Price”), a number of Common Shares set forth underneath Subscriber’s name on the signature page hereto (its “Backstop Allocation”) (such subscription and issuance, the “Subscription”).

1.2    If Subscriber acquires shares in the open market between the date of this Agreement and the close of business on the third Trading Day (as defined below) prior to the special meeting of Issuer shareholders (the “Purchase Deadline”), then the Backstop Allocation shall be reduced on a share-for-share basis by the number of shares so acquired. All such purchases shall be made by Subscriber via open market purchases or in privately negotiated transactions with third parties, provided that any such purchases settle no later than the Purchase Deadline. On the date immediately following the Purchase Deadline, and at such other times as may be requested by the Issuer, the Subscriber shall (x) notify the Issuer in writing of the number of Common Shares so purchased pursuant to this Section 1.2 (the “Market Shares”) and the aggregate purchase price paid therefor by Subscriber and (y) in the case of any Market Shares acquired in privately negotiated transactions with third parties, provide the Issuer with all documentation reasonably requested by the Issuer and its advisors (including without limitation, its legal counsel) and its transfer agent and proxy solicitor to confirm that: (A) Subscriber purchased, or has contracted to purchase, such shares, and (B) in the event that the seller of such shares was the holder of such shares on the record date for the special meeting of Issuer shareholders, the seller of such shares has provided to Subscriber a representation that (I) the seller voted such shares in favor of the Merger and the other proposals of the Issuer set forth in the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions and (II) the seller of such shares did not exercise its redemption rights for such shares in connection with the special meeting of Issuer shareholders. For purposes hereof, “Trading Day” shall mean a day during which trading in Common Shares generally occurs on the Nasdaq Capital Market or, if the Common Shares not listed on the Nasdaq Capital Market, on the principal other national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares not listed on a national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading.

1.3    Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares and Market Shares purchased pursuant to Section 1.1 and Section 1.2 hereof shall be Common Shares of Issuer as a Delaware corporation (and not, for the avoidance of doubt, ordinary shares of Issuer as a Cayman Islands exempted company).

2.      Closing.

2.1    Subject to the satisfaction or waiver of the conditions set forth in Section 2 (other than those conditions that by their nature are to be satisfied at the closing of the Subscription contemplated hereby (the “Closing”), but without affecting the requirement that such conditions be satisfied or waived at the Closing), the Closing shall occur following the Domestication and at a time immediately prior to or substantially concurrently with, the consummation of the Merger (such date, the “Closing Date”) in the sequence contemplated in the recitals to this Agreement and is contingent upon the subsequent occurrence of the consummation of the Transactions. Not less than five business days (as defined herein) prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. For the purposes of this Subscription Agreement, “business day” means any other day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in the State of New York.

2.2    Subject to the satisfaction or waiver of the conditions set forth in Section 2.3 and Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing):

2.2.1  Subscriber shall deliver to the Issuer, no later than two business days before the Closing Date (as specified in the Closing Notice) or such other date as otherwise agreed to by the Issuer and Subscriber (such date, the “Purchase Price Payment Date”) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice (which account shall be for the benefit of Subscriber until the Closing Date), and any information that is reasonably requested in the Closing Notice that is required in order to enable the Issuer to issue the Acquired Shares, including, without limitation, the legal name of the person (or nominee) in whose name such Acquired Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, provided, however, in the case of a Subscriber that is an “investment company” registered under the Investment Company Act of 1940, as amended, payment may be made to an account specified by the Issuer and subject to such procedures otherwise mutually agreed by Subscriber and the Issuer.

2.2.2  On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares against and upon payment by Subscriber in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (ii) evidence from the Issuer’s transfer agent of the issuance of the Acquired Shares were issued to Subscriber in book-entry form on and as of the Closing Date; provided, however, that the Issuer’s obligation to issue the Acquired Shares to Subscriber is contingent upon Issuer having received the Purchase Price in full in accordance with this Section 2.

2.2.3  Each book entry for the Acquired Shares shall contain a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

2.3  The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

2.3.1  all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

2.3.2  Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by the Issuer to Subscriber and Subscriber fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.3.3  no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.3.4  all conditions precedent to the Issuer’s obligation to effect the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing);

2.3.5  the Domestication shall have been completed and effective in all respects.

2.4    Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or to the extent permitted by applicable law, the written waiver by Subscriber, of each of the following conditions:

2.4.1  no suspension of the listing or qualification for offering or sale or trading on the Nasdaq Capital Market (“Nasdaq”), or another national securities exchange, of the Common Shares, and to the Issuer’s knowledge, no initiation nor threatening of any proceedings for any of such purposes, shall have occurred and be continuing, and the Acquired Shares shall have been approved for listing, subject to official notice of issuance, on Nasdaq or another national securities exchange

2.4.2  all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date), in each case except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

2.4.3  the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Issuer to consummate the Closing; provided, that, this condition shall be deemed satisfied unless written notice of such noncompliance is provided by Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five business days of receipt of such notice;

2.4.4  no governmental authority shall have issued, enforced or entered any judgment or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription;

2.4.5  all conditions precedent to the closing of the Transactions as set forth in the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement and other than those conditions that (i) may only be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions as of the closing of the Transactions or (ii) will be satisfied by the Closing); and

2.4.6  except to the extent consented to in writing by Subscriber, the Business Combination Agreement (as filed with the Securities and Exchange Commission (the “Commission”) on or shortly after the date hereof) shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement.

2.5    Prior to or at the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

2.6    In the event that the closing of the Transactions does not occur within three business days of the Closing Date specified in the Closing Notice, unless otherwise agreed by the Issuer and Subscriber, the Issuer shall promptly (but not later than three business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries representing the Acquired Shares shall be deemed cancelled. Notwithstanding such cancellation, failure to close on the Closing Date specified in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (i) to redeliver funds to the Issuer following the Issuer’s delivery to Subscriber of a new Closing Notice with a new Closing Date in accordance with the terms and conditions of this Section 2 and (ii) upon satisfaction or waiver of the conditions set forth in this Section 2 to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Purchase Price for the Acquired Shares, the Issuer shall promptly (and no later than two business days after such termination) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber without any deduction for or on account of any tax, withholding, charges or set-off.

3.     Issuer Representations, Warranties and Covenants. The Issuer represents and warrants as of the date hereof and covenants on the Closing Date, that:

3.1  As of the date hereof, Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. As of the Closing Date, following the Domestication, the Issuer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware. The Issuer has, and will have following the Domestication, the requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and as shall be conducted following the Domestication and to enter into, deliver and perform its obligations under this Subscription Agreement.

3.2  As of the Closing Date, the Acquired Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws (as in effect at such time of issuance) or under the laws of the State of Delaware.

3.3  This Subscription Agreement and the Business Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and, assuming that the Transaction Documents have been duly authorized, executed and delivered by the other parties thereto, constitute the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

3.4  Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of their properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement.

3.5  There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Acquired Shares that have not been or will not be validly waived on or prior to the Closing Date.

3.6  The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7  Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq), or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than: (i) the filing with the Commission of the Registration Statement (as defined below); (ii) the filings required by applicable state or federal securities laws; (iii) the filings required in accordance with Section 9.14, (iv) those required by Nasdaq, including with respect to obtaining shareholder approval; (v) any filing, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect of the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares; and (vi) as set forth in the Business Combination Agreement.

3.8  As of the date hereof, the authorized share capital of the Issuer consists of (i) 1,000,000 preference shares, par value $0.0001 per share (the “CHW Preference Shares”), (ii) 110,000,000 ordinary shares, par value $0.0001 per share (the “CHW Ordinary Shares”). As of the date hereof and as of immediately prior to the Domestication: (A) no CHW Preference Shares are or will be issued and outstanding, (B) 15,687,500 CHW Ordinary Shares are and will be issued and outstanding, and (C) 16,738,636 warrants (the “CHW Warrants”), each evidencing the right to purchase one CHW Ordinary Share at an exercise price of $11.50 per CHW Ordinary Share, are and will be outstanding. All (i) issued and outstanding CHW Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any CHW Ordinary Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no direct subsidiaries (other than Merger Sub) and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.9  Immediately following the Domestication, the authorized share capital of Issuer will consist of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) 110,000,000 Common Shares. As of immediately following the Domestication: (A) no shares of Preferred Stock will be issued and outstanding, (B) 15,687,500 Common Shares will be issued and outstanding, and (C) 16,738,636 warrants, each evidencing the right to purchase one Share at an exercise price of $11.50 per Share, will be outstanding. All (i) issued and outstanding Common Shares will have been duly authorized and validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and (ii) outstanding warrants will have been duly authorized and validly issued, fully paid and will not be subject to preemptive rights. Except as set forth above and pursuant to the Business Combination Agreement, there will be no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Issuer any Common Shares or other equity interests in Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of immediately prior to the Domestication, Issuer will have no direct subsidiaries (other than Merger Sub) and will not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There will be no shareholder agreements, voting trusts or other agreements or understandings to which Issuer is a party or by which it is bound relating to the voting of any securities of Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Business Combination Agreement.

3.10  The Issuer is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or are in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11  The issued and outstanding CHW Ordinary Shares are (and following the Domestication, the Common Shares will be) registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the CHW Ordinary Shares or prohibit or terminate the listing of the CHW Ordinary Shares or Common Shares on Nasdaq. Except in the connection with the Transactions, the Issuer has taken no action that is designed to terminate the registration of the CHW Ordinary Shares under the Exchange Act or the listing of the CHW Ordinary Shares on Nasdaq.

3.12  Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Acquired Shares by the Issuer to

Subscriber in the manner contemplated by this Subscription Agreement, and the Acquired Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

3.13  Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

3.14  The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the CHW Ordinary Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act and Securities Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Document that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of all other SEC Documents; provided, that, with respect to the Transactions or any other information relating to the Transactions or to Target or any of its affiliates that is included the proxy statement/prospectus to be filed by the Issuer in connection with the Transactions, any SEC Document or exhibit thereto filed by the Issuer, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each SEC Document that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the staff of the Commission with respect to any of the SEC Documents.

3.15  Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

3.16  Except for placement fees payable to Oppenheimer & Co. Inc. in its capacity as placement agent for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agent”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with the Issuer’s issuance and the sale of the Acquired Shares.

3.17  The Issuer is not, and immediately after receipt of payment for the Acquired Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18  Neither the Issuer, its subsidiaries or any of its affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

3.19  The Issuer will not directly or indirectly use the proceeds of the sale of the Acquired Shares, or lend, contribute or otherwise make available such proceeds to a subsidiary, joint venture partner or other person or entity, (i) to fund a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) that is a Designated National (as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515) or (v) that is a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.

3.20  The Issuer agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by the Issuer to Subscriber in this Subscription Agreement.

4.      Subscriber Representations and Warranties. Subscriber represents and warrants as of the date hereof and covenants that on the Closing Date, that:

4.1    Subscriber has been duly formed or incorporated and is validly existing in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

4.2    This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. Assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

4.3    The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

4.4    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if the undersigned is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless Subscriber is a newly formed entity in which all of the equity owners are accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, Subscriber is aware that this offering of the Acquired Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

4.5    Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except: (i) to the Issuer or a subsidiary thereof; (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act; (iii) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof have been met; or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Acquired Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the filing of certain required information with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

4.6    Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Issuer was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

4.7    Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

4.8    In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation and the Issuer’s representations and warranties in Section 3. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agent or any of its respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received and has had the opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Target, and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have (i) had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares and (ii) conducted and completed its own independent due diligence with respect to the Transactions. Except for the representations, warranties and agreements of the Issuer expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters.

4.9    Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agent, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agent. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

4.10    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Accordingly, Subscriber acknowledges that the offering of the Acquired Shares meets the institutional account exemptions from filing under FINRA Rule 2111(b).

4.11    Subscriber acknowledges and agrees that neither the Placement Agent nor any of its affiliates (nor any officer, director, employee or representative of the Placement Agent or its affiliates) has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired. Subscriber acknowledges that neither the Placement Agent, affiliates of the Placement Agent, or any of their respective officers, directors, employees, representatives or controlling persons (i) has made any representation as to the Issuer or the quality of the Acquired Shares, and the Placement Agent may have acquired non-public information with respect to the Issuer which Subscriber agrees, subject to applicable law, need not be provided to it; (ii) has made an independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer; (iii) has acted as Subscriber’s financial advisor or fiduciary in connection with the issuance and purchase of the Acquired Shares; and (iv) has prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares. For the avoidance of the doubt, Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agent in making its investment or decision to invest in the Issuer.

4.12    Subscriber acknowledges and agrees that neither the Placement Agent, any affiliate of the Placement Agent or any of its officers, directors, employees, representatives or controlling persons will have any liability to Subscriber in connection with Subscriber’s purchase of the Acquired Shares. Without limitation of the foregoing, Subscriber hereby further acknowledges and agrees that (i) the Placement Agent is acting solely as a placement agent in connection with the transactions contemplated hereby and are not acting as underwriters, initial purchasers, dealers or in any other such capacity and are not and shall not be construed as a fiduciary for Subscriber, (ii) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the transactions contemplated hereby, and (iii) the Placement Agent will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated hereby or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the financial condition, business, or any other matter concerning the Issuer or the transactions contemplated hereby.

4.13    Subscriber represents and acknowledges that Subscriber, alone or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

4.14    Subscriber understands that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

4.15    Subscriber is not (i) a person or entity named on the OFAC Lists, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade, economic and financial restrictions by the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), the European Union and enforced by its member states, the United Nations and the United Kingdom, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived and any returns from Subscriber’s investment will not be used to finance any illegal activities.

4.16    Subscriber is not owned or controlled by or acting on behalf of (in connection with this Transaction), a person or entity resident in, or whose funds used to purchase the Subscribed Shares are transferred from or through, a country, territory or entity that (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

4.17    Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of the Issuer. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Agreement.

4.18    Subscriber is not currently (and at all times through the Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

4.19    If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as a Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be a Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares; and (ii) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

4.20    At the Purchase Price Payment Date, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.2.1.

4.21    Except for the Placement Agent, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Acquired Shares to Subscriber.

4.22    Subscriber agrees that the Placement Agent may rely upon the acknowledgments, understandings, agreements, representations and warranties made by Subscriber to the Issuer in this Subscription Agreement.

4.23    Subscriber agrees that none of (i) the Placement Agent, its affiliates or any of the Placement Agent’s or its affiliates’ control persons, officers, directors or employees, in each case, absent their own gross negligence, fraud or willful misconduct or (ii) any party to the Business Combination Agreement, including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Acquired Shares.

5.      Most Favored Nation. The Issuer agrees that it will not enter into any agreement or understanding with any other investor between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms in respect of the purchase of shares of capital stock of the Issuer that that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Subscriber by the Transaction Documents; unless, in any such case, the Subscriber has been provided with such rights and benefits. Notwithstanding the foregoing, (i) the Transactions shall not violate this Section 5 and (ii) term “investor” as used in this Section 5 shall not be construed to include any officer, director or other employee of the Issuer in such capacity for service in such capacity regardless of whether such individual is also a shareholder of the Issuer.

6.     Registration Rights.

6.1    The Issuer agrees that, within 60 business days after the consummation of the Transactions (the “Filing Date”), the Issuer will use commercially reasonable efforts to file with the Commission (at the Issuer’s sole cost and expense) a registration statement on Form S-1 (the “Registration Statement”), registering the resale of the Acquired Shares, which Registration Statement may include shares of the Issuer’s common stock issuable upon exercise of outstanding warrants or those held by CHW Acquisition Sponsor LLC, a Delaware limited liability company, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effective

Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber, and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that, Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares (other than any such restrictions that may exist hereunder). Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares or other shares included in the Registration Statement by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Common Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 of the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such shares not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within two business days thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review (but not comment) at least two business days in advance of filing the Registration Statement; provided, that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Acquired Shares. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effective Date shall not otherwise relieve the Issuer of its obligations to file the Registration Statement or effect the registration of the Acquired Shares set forth in this Section 6. For purposes of this Section 6, “Acquired Shares” shall include any equity security of the Issuer issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

6.2    In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

6.2.1  except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following to occur: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold under Rule 144 within 90 calendar days, without limitation as to any public information, volume and manner of sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), and (iii) the date that is two years from the Effective Date of the Registration Statement.

6.2.2  advise Subscriber within three business days:

(a)  when a Registration Statement or any amendment thereto has been filed with the Commission and becomes effective;

(b)  of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(c)  of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(d)  of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(e)  in accordance with Section 6.3 of this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, any Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in Section 6.2.2(a) through Section 6.2.2(e) above constitutes material, nonpublic information regarding the Issuer;

6.2.3  use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

6.2.4  upon the occurrence of any event contemplated in Section 6.2.2(e), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

6.2.5  use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the CHW Ordinary Shares issued by the Issuer have been listed;

6.2.6  use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and, for so long as Subscriber holds Acquired Shares, to enable Subscriber to sell the Acquired Shares under Rule 144; and

6.2.7  subject to receipt from Subscriber by the Issuer and its transfer agent of customary representations and other documentation reasonably acceptable to the Issuer and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of the Issuer’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, upon Subscriber’s request, the Issuer will reasonably cooperate with the Issuer’s transfer agent, such that any remaining restrictive legend set forth on such Acquired Shares will be removed from the book entry position evidencing its Acquired Shares following the earliest of such time as such Acquired Shares hereunder are either eligible to be sold (i) pursuant to an effective registration statement or (ii) without restriction under, and without the requirement for the Issuer to be in compliance with the current public information requirements of, Rule 144 under the Securities Act. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all Depository Trust Company fees associated with such issuance.

6.3    Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the filing or effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness or use thereof, if it determines, upon the advice of outside legal counsel, that the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Issuer reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer, upon advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. Notwithstanding anything to the contrary, the Issuer shall use its commercially reasonable efforts to cause its transfer agent to deliver unlegended shares to a transferee of Subscriber in connection with any sale of Acquired Shares with respect to which Subscriber has entered into a contract for sale, prior to Subscriber’s receipt of the notice of a Suspension Event and which has not yet settled. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (A) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. In addition, Subscriber agrees that any sales under the Registration Statement will be suspended from the time that the Issuer files its first annual report on Form 10-K with the Commission after the Effective Date until such time as the Commission declares any applicable post-effective amendment to the Registration Statement effective. The Issuer shall use its commercially reasonable efforts to limit such period of suspension and shall notify Subscriber when sales can recommence under the Registration Statement within two business days of the Effective Date. For the avoidance of doubt, such suspension shall not constitute a Suspension Event or be subject to any of the provisions relating thereto in this Section 6.3 (other than with respect to notification of the occurrence of such suspension).

6.4    Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event or other event immediately upon its availability.

6.5    The Issuer shall, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), its directors, officers, agents, trustees, affiliates, advisers and employees and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with the performance of its obligations under this Section 6, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation that occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner or (C) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6.3hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer receives notice in writing.

6.6    Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the

Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or a material fact that Subscriber has omitted from such information; provided, however, that the indemnification contained in this Section 6.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6.6 of which Subscriber is aware.

6.7    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

6.8    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Acquired Shares purchased pursuant to this Subscription Agreement.

6.9    If the indemnification provided under Section 6.5 and Section 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of the Acquired Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by or on behalf of, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.9 from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

6.10    In the event Subscriber becomes a party to the Amended and Restated Registration Rights Agreement entered into by certain shareholders of the Issuer in connection with the Merger Closing (the “Registration Rights Agreement”, this Section 6 shall not apply and not be effective with respect to such Subscriber. For the avoidance of doubt, the Issuer acknowledges and agrees that Subscriber is not party to the Registration Rights Agreement.

7.      Termination. This Subscription Agreement shall terminate and be void and of no further force and effect (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (except for those provisions expressly contemplated to survive termination of this Subscription Agreement in accordance with Section 9.4), upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if any of the conditions of Closing set forth in Section 2 are not satisfied on or prior to the earlier of the Closing Date and November 6, 2022, and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, and (iv) November 6, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.

8.      Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated August 30, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that Subscriber may have in the future against the Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (iii) be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of CHW Ordinary Shares acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer.

9.      Miscellaneous.

9.1    Each party hereto acknowledges that the other party hereto will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, and that the Placement Agent will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber and of the Issuer contained in this Subscription Agreement; provided, however, that this Section 9.1 shall not give any such party any rights other than those expressly set forth herein. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that, notwithstanding Section 9.7 hereto, the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 4 and the Issuer further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of the Issuer contained in Section 3.

9.2    Each of the Issuer and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

9.3    Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or a portion of its rights under this Subscription Agreement, other than to one or more of its affiliates (including other investment funds or accounts managed or advised by Subscriber or the investment manager or advisor who acts on behalf of Subscriber or an affiliate thereof or by an affiliate of such investment manager or advisor) without the prior consent of the Issuer; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall complete the form of assignment attached as Schedule B hereto.

9.4    All the agreements, representations, warranties, and covenants made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms.

9.5    The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares and to register the resale of the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Issuer agrees to keep any such information provided by Subscriber confidential.

9.6    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.7    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.8    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

9.9    This Subscription Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.10    Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

9.11    The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Issuer to execute and deliver the Business Combination Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Target and the Placement Agent shall be entitled to rely on the provisions of the Subscription Agreement of which Target and the Placement Agent are each a third party beneficiary, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.12    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email or (iv) five business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer to:

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attention: Jonah Raskas

Email: jonah@chwacquisitioncorp.com

with required copies (which copies shall not constitute notice) to:

McDermott Will & Emery

One Vanderbilt Avenue

New York, NY 10017

Attention: Ari Edelman and Harold Davidson

Email: aedelman@mwe.com; hdavidson@mwe.com

and if to the Placement Agent, to:

Oppenheimer & Co. Inc.

85 Broad Street, 23rd Floor

New York, NY 10004

Attn: Chris DeFalco and Peter Vogelsang

Email: Chris.Defalco@opco.com; Peter.Vogelsang@opco.com

9.13    This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

9.13.1      THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.11OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

9.13.2      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14    The Issuer shall, by 9:00 a.m., New York City time, on the second business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and the Transactions. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates, without the prior written consent of Subscriber, (i) in any press release (ii) or in any filing with the Commission or any regulatory agency or trading market, except (A) as required by the federal securities law in connection with the Registration Statement, or (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq or by any other governmental authority, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under the foregoing clause (ii).

9.15    This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by an instrument in writing, signed by the party against whom enforcement of such waiver is sought.

9.16    No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

9.17    If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

9.18    The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Annexes or Exhibits are to Sections, Annexes or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer

Signature Page to

Subscription Agreement

SUBSCRIBER: Pinehurst Partners, L.P. By: Corbin Capital Partners, L.P., its Investment Manager
By:	/s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel

Name in which securities are to be registered (if different):
Email Address: fof-ops@corbincapital.com

Subscriber’s EIN: 13-4200507

Address: 590 Madison Avenue, 31st Floor New York, NY 10022 Attn: Fund Operations
Telephone No.: 212-634-7373

Facsimile No.: __________________________

Backstop Allocation: 205,000 CHW Ordinary Shares

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☒	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
☐	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	IACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:

☐

Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
☐	Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act.
☐	Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.
☐	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.
☐	Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.
☐	Subscriber is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.
☐	Subscriber is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.
☐	Subscriber is an investment company registered under the Investment Company Act of 1940.
☐	Subscriber is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.
☐	Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.
☐	Subscriber is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.

☐

Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐A bank;

☐A savings and loan association;

☐An insurance company; or

☐A registered investment adviser.

☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.
☐

Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐

Subscriber is an entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that own “investments,” as defined in Rule 2a51-1(b) under the Investment Company Act, in excess of $5,000,000 and that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering.

☐

Subscriber is a natural person holding in good standing one or more professional certifications, designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

☐

Subscriber is a natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the Issuer of the securities being offered or sold where the Issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

☐

Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐

Subscriber is a “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in paragraph (a)(12) of Rule 501(a) and whose prospective investment in the Issuer is directed by such family office pursuant to paragraph (a)(12)(iii) of Rule 501(a).

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐is:

☒	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

SCHEDULE B

FORM OF ASSIGNMENT

This Subscription Assignment and Joinder Agreement (this “Assignment Agreement”), dated         , 2022, is made and entered into by and between (“Subscriber”) and (“Assignee”) and acknowledged by CHW Acquisition Corporation, a Cayman Islands exempted company (“CHW”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement (as defined below).

WHEREAS, CHW and Subscriber entered into that certain Subscription Agreement (the “Subscription Agreement”), dated          , 2022, pursuant to which Subscriber agreed to subscribe for and purchase the Issuer’s Common Shares (the “Acquired Shares”) and CHW has agreed that Issuer shall issue and sell to Subscriber such Acquired Shares;

WHEREAS, Subscriber and Assignee are affiliated investment funds; and

WHEREAS, for administrative reasons, Subscriber desires to assign its rights to subscribe for and purchase of the Acquired Shares along with the rights and obligations set forth in the Subscription Agreement of such Acquired Shares (the “Assigned Shares”) to Assignee.

NOW, THEREFORE, pursuant to Section 9.3 of the Subscription Agreement, and as further described in the table below, Subscriber hereby assigns its rights to subscribe for and purchase the Assigned Shares to Assignee and Assignee hereby (i) accepts the rights to subscribe for and purchase the Assigned Shares and agrees to be bound by and subject to the terms and conditions of the Subscription Agreement, (ii) expressly makes the representations and warranties in Section 4 of the Subscription Agreement with respect to the Assigned Shares and (iii) completed Schedule A to the Subscription Agreement and attached it hereto. Notwithstanding the foregoing, this Assignment Agreement shall not relieve Subscriber of any of its obligations under the Subscription Agreement.

The following assignment by Subscriber to Assignee of its rights to subscribe for and purchase all or a portion of the Acquired Shares have been made:

Date of Assignment	Subscriber	Assignee	Number of Acquired Shares Assigned	Subscriber Revised Subscription Amount	Assignee Subscription Amount

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Assignment and Joinder Agreement has been executed by Subscriber and Assignee acknowledged by CHW by its duly authorized representative as of the date set forth above.

SUBSCRIBER

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Assignee’s EIN: _______________

Address: Attn:

Acknowledgement by CHW:

CHW ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Assignment]

Annex H

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHW ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 30 AUGUST 2021 AND EFFECTIVE ON 30 AUGUST 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHW ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 30 AUGUST 2021 AND EFFECTIVE ON 30 AUGUST 2021)

1The name of the Company is CHW Acquisition Corporation.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$11,100 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHW ACQUISITION CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 30 AUGUST 2021 AND EFFECTIVE ON 30 AUGUST 2021)

1Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company's initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means an Ordinary Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means CHW Acquisition Sponsor LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2In the Articles:

(a)words importing the singular number include the plural number and vice versa;

(b)words importing the masculine gender include the feminine gender;

(c)words importing persons include corporations as well as any other legal or natural person;

(d)“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)headings are inserted for reference only and shall be ignored in construing the Articles;

(j)any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 90th day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)

Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company's issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares
13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital
17.1	The Company may by Ordinary Resolution:

(a)increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)change its name;

(b)alter or add to the Articles;

(c)alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings
19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

19.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20	Notice of General Meetings
20.1

At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings
21.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11A resolution put to the vote of the meeting shall be decided on a poll.

21.12A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

22	Votes of Members
22.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.
22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies
23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

24.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors
26.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
26.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting.] Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

27	Powers of Directors
27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors
28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors
30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32	Directors' Interests
32.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

32.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34	Delegation of Directors' Powers
34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors
36.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37	Seal
37.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve
38.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
38.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8	No Dividend or other distribution shall bear interest against the Company.
38.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account
40.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

40.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit
41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
41.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

41.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
41.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

41.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

41.9

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

41.10At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

42	Notices
42.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

42.2	Where a notice is sent by:
(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
42.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43	Winding Up
43.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity and Insurance
44.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48	Business Combination
48.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

48.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)submit such Business Combination to its Members for approval; or

(b)provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company's net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

48.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

48.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

48.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

48.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

48.7

In the event that the Company does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members' rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

48.8	In the event that any amendment is made to the Articles:
(a)

to modify the substance or timing of the Company's obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

48.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

48.10After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
48.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)	any Director or Officer and any Affiliate of such Director or Officer.

48.12A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

48.13As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company's signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

48.14The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

49	Business Opportunities
49.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

49.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

49.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex I

February 2, 2022

CHW ACQUISITION CORPORATION

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attention: Jonah Raskas, Co-Chief Executive Officer

Reference is made to that certain Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among Wag Labs, Inc., a Delaware corporation (the “Company”), CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by SPAC, the Company and each of CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Jonah Raskas and Mark Grundman (together with the Sponsor, the “Founder Shareholders”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and each Founder Shareholder hereby agree as follows:

1.Each Founder Shareholder represents and warrants that such Founder Shareholder holds the number of Founders Shares and Founders Warrants set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Total Shares” and “Total Warrants.” As used herein, “Founders Shares” means, (i) for all periods prior to the completion of the Domestication, ordinary shares, par value $0.0001 per share, of SPAC and, (ii) for all periods after the completion of the Domestication, common stock, par value $0.0001 per share, of the Domesticated SPAC. As used herein, “Founders Warrants” means, prior to the Domestication, warrants to purchase ordinary shares of SPAC, with each whole warrant exercisable for one ordinary share of SPAC at an exercise price of $11.50. “Founders Equity” means, collectively, the Founders Shares and the Founders Warrants held by all Founder Shareholders.
2.With respect to 360,750 Founders Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Sponsor Forfeiture Shares”), during the period commencing on the date hereof and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which such Sponsor Forfeiture Share(s) is no longer subject to forfeiture in accordance with Section 3 or Section 4 below, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the Domesticated SPAC’s stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the BCA pursuant to Article IX thereof, the Sponsor agrees that it shall not: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any Sponsor Forfeiture Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b); provided, that (i) the Sponsor may transfer Sponsor Forfeiture Shares as contemplated by clauses (1) through (8) of Section 7(c) of the Prior Letter Agreement (as defined below), if and only if, the transferee of such Sponsor Forfeiture Shares evidences in writing reasonably satisfactory to SPAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor and (ii) if SPAC waives any of the lockup provisions of the Lockup Agreement, then the lockup provisions contained in this Letter Agreement shall be so waived to the extent of such waiver of the Lockup Agreement, with respect to the same percentage of Domesticated SPAC Common Stock as to which the lockup provisions of the Lockup Agreement are released.

3.The number of Sponsor Forfeiture Shares subject to potential forfeiture shall be determined as follows:
(a)Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture and shall no longer be subject to Section 2.
(b)Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture and shall no longer be subject to Section 2.
(c)Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture. For the avoidance of doubt, in the event that the conditions in this Section 3(c) are satisfied, no Sponsor Forfeiture Shares will be subject to forfeiture and the obligations of the Sponsor in Section 2 shall terminate.
(d)On the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor shall forfeit all Sponsor Forfeitures Shares which remain subject to forfeiture, if any.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

4.If, during the three-year period beginning on the first day after the Acquisition Closing, there is a Change of Control pursuant to which the Domesticated SPAC or its stockholders have the right to receive consideration implying a value per share of Domesticated SPAC Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Domesticated SPAC) of:
(a)less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Sponsor Forfeiture Shares;
(b)greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such Change of Control, the Sponsor shall forfeit 240,500 Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture;
(c)greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such Change of Control, the Sponsor shall forfeit 120,250 Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture; or
(d)	greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

5.The Founder Shareholders hereby agree that, in the event that the aggregate amount of cash proceeds made available from the Trust Account to the Domesticated SPAC at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of the Redemption Rights (but, for the avoidance of doubt, prior to the payment of any unpaid Company Transaction Expenses or unpaid SPAC Transaction Expenses) is less than 10% of the funds contained in the Trust Account as of the date hereof (without including any funds in the Trust Account with respect to any shares of Domesticated SPAC Common Stock acquired by the PIPE Investors pursuant to the Subscription Agreements), the Founder Shareholders shall irrevocably transfer, surrender and forfeit to SPAC for cancellation (and the Sponsor and SPAC shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration, fifteen percent (15%) of the Founders Equity indirectly owned as of the date hereof by Jonah Raskas and Mark Grundman as set forth in Section A of the SPAC Disclosure Schedule; provided, that the composition of such fifteen percent (15%) of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants) shall be in the Founder Shareholders’ sole discretion.
6.

The Founder Shareholders hereby agree that, in the event that the Company Community Shares are issued in accordance with the BCA in an amount equal to the Company Community Share Amount, the Founder Shareholders shall irrevocably transfer, surrender and forfeit to SPAC for cancellation (and the Sponsor and SPAC shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration 20,000 shares of the Founders Equity indirectly owned as of the date hereof by Jonah Raskas and Mark Grundman.

7.Each Founder Shareholder hereby agrees, from the date hereof until the earlier of the Acquisition Closing and the valid termination of the BCA pursuant to Article IX thereof, (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, all of such Founder Shareholder’s Founders Shares (together with any other equity securities of SPAC that such Founder Shareholder holds of record or beneficially as of the date of this Letter Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”) (i) in favor of the Required SPAC Proposals, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions), (iii) against any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA or the Transactions, and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Merger Sub under the BCA or (B) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled, (b) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (c) not to commit or agree to take any action inconsistent with the foregoing, and (d) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement, including the agreement by such Founder Shareholder pursuant to Section 1(b) therein not to redeem any Shares (as defined therein) owned by it or him in connection with the shareholder approval in connection with the Transactions.
8.SPAC and the Founder Shareholders have previously entered into that certain letter agreement dated August 30, 2021, in connection with the initial public offering of SPAC (the “Prior Letter Agreement”). The parties acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and each Founder Shareholder shall comply with, and fully perform all of such Founder Shareholder’s obligations, covenants and agreements set forth in, the Prior Letter Agreement (including, for the avoidance of doubt, the lock-up provisions in Section 7 thereof).
9.During the period commencing on the date hereof and ending on the earlier of the Acquisition Closing and the valid termination of the BCA pursuant to Article IX thereof, no Founder Shareholder shall modify or amend the Prior Letter Agreement without the prior written consent of the Company.
10.

SPAC acknowledges and agrees that, from and after the date hereof, any Insider (as defined in the Prior Letter Agreement) may participate in the formation of, or become an officer or director of, any blank check company. Upon the prior written request of the Sponsor, SPAC agrees to assign to any Insider designated by the Sponsor all right, title and interest in and to the trademarks, trade names, service marks, logos, corporate names, domain names and other source identifiers held by SPAC as of the date hereof, including any and all goodwill related to the foregoing (the

“SPAC Marks”), and from and after the Acquisition Closing, SPAC shall cease and discontinue all use of such SPAC Marks, including any mark or term confusingly similar thereto or derivative thereof.

11.Each Founder Shareholder hereby acknowledges that such Founder Shareholder has read the BCA and this Letter Agreement and has had the opportunity to consult with such Founder Shareholder’s tax and legal advisors. Each Founder Shareholder shall be bound by and comply with (a) Section 7.01(d)-(f) (No Solicitation), (b) Section 7.05(b) (Access to Information; Confidentiality), (c) Section 7.10 (Public Announcements), and (d) Section 10.11 (No Recourse) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder Shareholder was an original signatory to the BCA with respect to such provisions, mutatis mutandis; provided, however, for the avoidance of doubt, the agreement to be bound by and comply with Section 7.01(d)-(f) (No Solicitation) of the BCA shall not limit the rights of any Founder Shareholder or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company or any Company Subsidiary).
12.Subject to the terms and conditions of this Letter Agreement, SPAC and each Founder Shareholder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the BCA and this Letter Agreement.
13.Each Founder Shareholder hereby represents and warrants to SPAC and the Company as follows:
(a)Such Founder Shareholder has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Shareholder’s obligations hereunder. The execution and delivery of this Letter Agreement by each of such Founder Shareholder has been duly and validly authorized and no other action on the part of such Founder Shareholder is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Founder Shareholder and, assuming due authorization, execution and delivery by the other Founder Shareholders, SPAC and the Company, constitutes a legal, valid and binding obligation of such Founder Shareholder, enforceable against such Founder Shareholder in accordance with its terms, subject to the Remedies Exceptions.
(b)As of the date of this Letter Agreement, the Founder Shareholders collectively hold 2,405,000 Founders Shares (with individual holdings set forth opposite each such Founder Shareholders name on Exhibit A under the heading “Total Shares”), free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws.
(c)The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not: (i) conflict with or violate any applicable Law applicable to such Founder Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Founder Shareholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of Founders Shares owned by such Founder Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Shareholder is a party or by which such Founder Shareholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(d)The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(e)There is no material Action pending or, to the knowledge of such Founder Shareholder, threatened against such Founder Shareholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to materially delay or impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.
(f)Except for this Letter Agreement and the Prior Letter Agreement, such Founder Shareholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founders Shares owned by such Founder Shareholder or (ii) granted any proxy, consent or power of attorney with respect to any Founders Shares owned by such Founder Shareholder (other than as contemplated by this Letter Agreement). Such Founder Shareholder has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Founder Shareholder from satisfying such Founder Shareholder’s obligations pursuant to this Letter Agreement.
(g)Such Founder Shareholder understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Founder Shareholders.
14.

This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Shareholders in connection with the initial public offering of SPAC, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

15.

Except for the assignment of this Letter Agreement from SPAC to the Domesticated SPAC by operation of law in connection with the Domestication, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

16.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 6.04 (Claims Against Trust Account), 9.04 (Amendment), 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Counterparts), and 10.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

17.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (a) notices to SPAC and the Company being sent to the applicable addresses set forth therein, in each case with all copies as required thereunder and (b) notices to each Founder Shareholder being sent to the address set forth opposite such Founder Shareholder name on Exhibit A under the heading “Address.”

18.

This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Acquisition Merger Effective Time. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, however, that nothing in this Section 18 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to such termination.

[The remainder of this page left intentionally blank]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CHW ACQUISITION SPONSOR LLC

By:	CHW Acquisition Founders LLC
Its:	Sole Managing Member
By:	MJG Partners LLC
Its:	Sole Managing Member

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Managing Member

By:	/s/ Mark Grundman
Mark Grundman

By:	/s/ Jonah Raskas
Jonah Raskas

Acknowledged and agreed

as of the date of this Letter Agreement:

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name:	Jonah Raskas
Title:	Co-Chief Executive Officer

WAG LABS, INC.

By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

EXHIBIT A

Founder Shareholder	Address	Total Shares	Total Warrants
CHW Acquisition Sponsor LLC	2 Manhattanville Road, Suite 403 Purchase, NY 10577	2,405,000	4,238,636
Mark Grundman	2 Manhattanville Road, Suite 403 Purchase, NY 10577	0	0
Jonah Raskas	2 Manhattanville Road, Suite 403 Purchase, NY 10577	0	0
Total:		2,405,000	4,238,636

Annex J

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is made and entered into as of February 2, 2022, by and among CHW Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the closing of the Business Combination Agreement (as defined below)) (“SPAC”), Wag Labs, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders (each, an “Existing Securityholder” and, collectively, the “Existing Securityholders”) of the Company. The Existing Securityholders and any person or entity who hereafter enters into a joinder to this Agreement substantially in the form of Exhibit A hereto are referred to herein, individually, as a “Securityholder” and collectively, as the “Securityholders.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, on the date hereof, SPAC, CHW Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SPAC (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, immediately prior to the Acquisition Merger Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically convert into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company’s Certificate of Incorporation;

WHEREAS, in connection with the Business Combination, each of the following agreements will be terminated by the parties thereto: (i) that certain Fifth Amended and Restated Investors’ Rights Agreement, dated December 16, 2019, by and among the Company and the parties named therein (the “Investors’ Rights Agreement”); (ii) that certain Fourth Amended and Restated Voting Agreement, dated as of December 16, 2019, by and among the Company and the parties named therein, as amended (the “Company Voting Agreement”); and (iii) that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 16, 2019, by and among the Company and the parties named therein (the “Right of First Refusal and Co-Sale Agreement” and, together with the Investors’ Rights Agreement and the Company Voting Agreement, the “Financing Agreements”);

WHEREAS, each Securityholder agrees to enter into this Agreement with respect to all Company Securities (as defined below) that such Securityholder now or hereafter owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, each Securityholder is the beneficial and/or record owner of, and has the sole right to vote or direct the voting of, such number Company Securities as are set forth on Schedule A attached hereto opposite the name of such Securityholder;

WHEREAS, each of SPAC, the Company and each Securityholder has determined that it is in its best interests to enter into this Agreement;

WHEREAS, each Securityholder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon such Securityholder’s execution and delivery of this Agreement; and

WHEREAS, following the date hereof, SPAC intends to file with the SEC a registration statement on Form S-4 in connection with the matters set forth in Section 7.02(a) of the Business Combination Agreement (the “Registration Statement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Securityholder is a venture capital, private equity or angel fund, no portfolio company of such Securityholder will be deemed an Affiliate of such Securityholder; provided further that neither the Company nor any Company Subsidiary will be deemed an Affiliate of any Securityholder).

“Company Securities” means, collectively, any Company Stock, Company Options, Company RSU Awards, Company Warrants, any securities convertible into or exchangeable for any of the foregoing, and any interest in or right to acquire any of the foregoing, whether now owned or hereafter acquired by any Securityholder hereto.

“Expiration Time” means the earlier to occur of (a) the Acquisition Merger Effective Time, (b) such date as the Business Combination Agreement shall be validly terminated and (c) the effective date of a written agreement of the parties hereto terminating this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Transfer” means, with respect to any security, any direct or indirect sale, assignment, tender, exchange, pledge, hypothecation, disposition, loan, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant, or placement in trust or other transfer of such security (including by operation of law), or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, or entry into any agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing, excluding (a) entry into this Agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby and (b) the exercise of any Company Options or Company Warrants in accordance with their terms.

2.    Agreement to Retain the Company Securities.

2.1  No Transfer of Company Securities. Until the Expiration Time, each Securityholder agrees not to, other than as expressly required by the Business Combination Agreement (including pursuant to the Conversion) (a) Transfer any Company Securities, (b) deposit any Company Securities into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to Company Securities or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement) (it being understood that the fact that certain Company Securities already may be subject to the Company Voting Agreement shall not be deemed a violation of this Section 2.1 or Section 3.1 below), (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Company Securities held by such Securityholder, (d) establish or increase a put position or liquidate or decrease a call or equivalent position with respect to any Company Securities held by such Securityholder, or (e) publicly announce any intention to effect any transaction specified in clauses (a), (b), (c) or (d); provided, that any Securityholder may Transfer any such Company Securities to any Affiliate of such Securityholder, or as a distribution to any Securityholder’s limited partners, members or stockholders, or if such Securityholder is a natural person, to immediate family or a trust for the benefit of immediate family for estate planning purposes, if, and only if, the transferee of such Company Securities evidences in a writing reasonably satisfactory to each of SPAC and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Securityholder.

2.2  Additional Company Securities. Until the Expiration Time, each Securityholder agrees that any Company Securities that such Securityholder purchases or otherwise hereinafter acquires (including as a result of the exercise of any Company Option) or with respect to which such Securityholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Securityholder as of the date hereof.

2.3  Unpermitted Transfers. Any Transfer or attempted Transfer of any Company Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3.  Agreement to Consent and Approve.

3.1       Hereafter until the Expiration Time, each Securityholder agrees that, except as otherwise agreed in writing with each of SPAC and the Company:

(a)  within forty-eight (48) hours of the Registration Statement being declared effective by the SEC, such Securityholder shall execute and deliver a written consent, substantially in the form attached as Exhibit E to the Business Combination Agreement (the “Stockholder Written Consent”), which consent shall approve the Business Combination Agreement and the Transactions (including the Merger Steps). Following such execution and delivery, each Securityholder hereby agrees that it will not revoke, withdraw or repudiate the Stockholder Written Consent. The Stockholder Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable;

(b)  to exercise, comply with and fully perform all of its obligations set forth in Section 4 of the Company Voting Agreement related to drag-along rights (it being understood that for the purposes of this Section 3.1(b), the Business Combination shall be deemed to be a “Sale of the Company”); and

(c)   at the Acquisition Closing, certain of such Securityholders shall execute and deliver an Amended and Restated Registration Rights Agreement, substantially in the form attached as Exhibit D to the Business Combination Agreement;

Hereafter until the Expiration Time, and subject to Section 2 hereof, no Securityholder shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant a proxy or power of attorney, with respect to the Company Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Company Securities that would prevent, materially restrict, materially limit or materially interfere with the performance of such Securityholder’s obligations hereunder or the consummation of the transactions contemplated hereby.

3.2       Hereafter until the Expiration Time, at any meeting of the stockholders of the Company, or at any postponement or adjournment thereof, called to seek the affirmative vote, consent or approval of the holders of the outstanding shares of Company Stock, and on every action or approval by written consent of the stockholders of the Company, each Securityholder shall (a) vote (or cause to be voted) all shares of Company Stock currently or hereinafter owned by such Securityholder (i) in favor of the adoption of the Business Combination Agreement and the approval of the Transactions (including the Merger Steps), (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Business Combination Agreement and the Transactions (including the Merger Steps)), (iii) against any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement or the Transactions (including the Merger Steps), and (iv) against any proposal, action or agreement that is not recommended by the Company Board and that would reasonably be expected to (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (B) result in, or contribute to, any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Transactions (including the Merger Steps), and (b) not commit or agree to take any action inconsistent with the foregoing.

3.3       Hereafter until the Expiration Time, at any meeting of the stockholders of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a Securityholder’s vote, consent or other approval (including by written consent) is sought, such Securityholder shall vote (or cause to be voted) all Company Securities (to the extent such Company Securities are then entitled to vote thereon), currently or hereinafter owned by such Securityholder against and withhold consent with respect to any Alternative Transaction (as defined below). No Securityholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4.         Additional Agreements.

4.1       Litigation. Each Securityholder agrees, absent a claim of fraud, not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, the Company or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement or the Business Combination Agreement.

4.2       Waiver of Appraisal and Other Rights. Each Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights and dissenters’ rights relating to the Merger Steps that such Securityholder may have by virtue of, or with respect to, any and all Company Securities owned (of record or beneficially) by such Securityholder (including without limitation those rights pursuant to Section 262 of the General Corporation Law of the State of Delaware and any other applicable appraisal or dissenters’ or similar rights). Each Securityholder hereby waives any requirement for notice with respect to the Transactions under each Financing Agreement.

4.3       Termination of Side Letter Agreements. Each Securityholder hereby agrees and consents to the termination of any Side Letter Agreements to which such Securityholder is party, effective as of the Acquisition Merger Effective Time without any further liability or obligation to the Company, the Company Subsidiaries or SPAC.

4.4       Consent to Disclosure. Each Securityholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of such Securityholder’s identity and beneficial ownership of Company Securities and the nature of such Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or the Company, a copy of this Agreement; provided that prior to disclosure of any such information with respect to a Securityholder, SPAC or the Company, as applicable, shall (to the extent practicable) provide such Securityholder with a reasonable opportunity to review and comment upon the disclosure of the information relating to such Securityholder in advance. Each Securityholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC), except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege).

4.5       Confidentiality. Until the Expiration Time, each Securityholder will and will cause its controlled Affiliates to keep confidential and not disclose any non-public information relating to SPAC or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Securityholder in breach of this Section 4.5, (ii) is, was or becomes available to such Securityholder on a non-confidential basis from a source other than SPAC or the Company; provided that, to the knowledge of such Securityholder, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to SPAC or the Company, or (iii) is or was independently developed by such Securityholder after the date hereof without use of, or reference to any non-public information of SPAC or the Company. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Securityholder gives SPAC or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that SPAC or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Securityholder shall reasonably cooperate with such efforts).

5.         Representations and Warranties of the Securityholders. Each Securityholder hereby represents and warrants, severally and not jointly, to SPAC and the Company as follows:

5.1       Due Authority. Such Securityholder has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. If such Securityholder is an individual, the signature to this agreement is genuine and such Securityholder has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, except as limited by applicable Remedies Exceptions.

5.2       Ownership of the Company Securities. As of the date hereof, such Securityholder is the beneficial or record owner of the Company Securities set forth opposite such Securityholder’s name on Schedule A and has good and marketable title to such Company Securities, free and clear of any and all Liens, options, rights of first refusal and limitations on such Securityholder’s voting rights, other than transfer restrictions under applicable securities laws or the certificate of incorporation or bylaws or any equivalent organizational documents of the Company, as applicable, and restrictions set forth in the Financing Agreements. Such Securityholder has sole voting power (including the right to control such vote as contemplated herein), power of disposition and power to issue instructions with respect to all Company Securities currently owned by such Securityholder, and the power to agree to all of the matters applicable to such Securityholder set forth in this Agreement. As of the date hereof, such Securityholder does not own any Company Securities other than the Company Securities set forth opposite such Securityholder’s name on Schedule A. As of the date hereof, such Securityholder does not own any rights to purchase or acquire any Company Securities, except for the Company Warrants, Company RSU Awards, and Company Options set forth opposite such Securityholder’s name on Schedule A.

5.3       No Conflict; Consents.

(a)     The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of the obligations under this Agreement and the compliance by such Securityholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Securityholder, (ii) if such Securityholder is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or such Securityholder, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Securities owned by such Securityholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Securityholder is a party or by which such Securityholder is bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Securityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b)     The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority or any other Person with respect to such Securityholder, other than those set forth as conditions to closing in the Business Combination Agreement.

5.4       Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Securityholder after reasonable inquiry, threatened against such Securityholder that would reasonably be expected to materially impair the ability of such Securityholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

5.5       Absence of Other Voting Agreement. Such Securityholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Company Securities owned by such Securityholder (other than as contemplated by this Agreement and the Company Voting Agreement), (ii) granted any proxy, consent or power of attorney with respect to any Company Securities owned by such Securityholder (other than as contemplated by this Agreement and the Company Voting Agreement) or (iii) entered into any agreement, arrangement or understanding that would prohibit or prevent it from satisfying or would materially interfere with, or is otherwise materially inconsistent with, its obligations pursuant to this Agreement.

5.6       Adequate Information. Such Securityholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC or the Company and based on such information as such Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Securityholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Securityholder acknowledges that the agreements contained herein with respect to the Company Securities held by such Securityholder are irrevocable.

6.         Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any designee of any Securityholder from serving on the board of directors of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director of the Company. Each Securityholder is entering into this Agreement solely in its capacity as the owner of such Securityholder’s Company Securities.

7.         Termination. This Agreement shall terminate and be of no further force or effect at the Expiration Time. Notwithstanding the foregoing sentence, this Section 7 and Section 10 shall survive any termination of this Agreement. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 7 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

8.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Securityholder’s Company Securities. All rights, ownership and economic benefits of and relating to each Securityholder’s Company Securities shall remain fully vested in and belong to such Securityholder, and SPAC shall have no authority to direct any Securityholder in the voting or disposition of any of Company Securities except as otherwise provided herein.

9.         Exclusivity.

9.1       From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of the Business Combination Agreement, no Securityholder shall, and each Securityholder shall cause its Representatives acting on its behalf not to, directly or indirectly, (1) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any (x) sale of 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (y) sale of 15% or more of the outstanding capital stock of the Company or one or more Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, liquidation, dissolution or similar transaction involving the Company or one or more of the Company Subsidiaries holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, in each case, other than with SPAC and its Representatives (an “Alternative Transaction”), (2) amend or grant any waiver or release under any standstill or similar agreement to which such Securityholder is a party with respect to any class of equity securities of the Company or any of the Company Subsidiaries in connection with any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (3) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (4) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (5) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (6) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each Securityholder shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction.

9.2       From the date of this Agreement and ending on the earlier of the Acquisition Closing and the valid termination of the Business Combination Agreement, each Securityholder shall notify the Company and SPAC promptly in writing after receipt by such Securityholder or any of its Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to or that would reasonably be expected to lead to an Alternative Transaction. In such notice, such Securityholder shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request.

10.       Miscellaneous.

10.1      Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.2     Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time. Notwithstanding the foregoing, this Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Acquisition Merger Effective Time or the termination of this Agreement.

10.3     Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.1. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.3 shall be void.

10.4     Amendments and Modifications. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

10.5     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement.

10.6      Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized courier service guaranteeing overnight delivery, or sent via email to the parties hereto at the following addresses, and such communications, to be valid, must be addressed as follows:

(i)	if to SPAC, to:

CHW Acquisition Corporation
2 Manhattanville Road, Suite 403
Purchase, NY 10577
Attention: Jonah Raskas
Email: jonah@chwacquisition.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017
Attention: Ari Edelman
Harold Davidson
Email: aedelman@mwe.com
hdavidson@mwe.com

(ii)	if to the Company, to:

Wag Labs, Inc.
55 Francisco Street, Suite 360
San Francisco, CA 94133
Attention: Nicholas Yu
Email: nicholas.yu@wagwalking.com

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York NY 10006
Attention: James E. Langston
Adam Brenneman
Charles W. Allen
Email: jlangston@cgsh.com
abrenneman@cgsh.com
callen@cgsh.com

(iii)	if to a Securityholder, to the address for notice set forth opposite such Securityholder’s name on Schedule A hereto,

with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York NY 10006
Attention: James E. Langston
Adam Brenneman
Charles W. Allen
Email: jlangston@cgsh.com
abrenneman@cgsh.com
callen@cgsh.com

Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

10.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.8     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9     Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

10.10     Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.11     Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.12     Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document. Each Securityholder acknowledges that Cleary Gottlieb Steen & Hamilton LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the Transactions, and that such firm is not acting as counsel to any Securityholder.

10.13     Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

10.14     Further Assurances. At the reasonable request of SPAC or the Company, in the case of any Securityholder, or at the reasonable request of the Securityholders, in the case of SPAC or the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement; provided, that for the avoidance of doubt, any restrictive covenant agreements, non-interference, release or other similar instruments (or instruments containing any such similar obligations) shall be entered into only at the applicable Securityholder’s sole discretion.

10.15     Waiver. No failure or delay on the part of either party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.16     Several Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s representations, warranties, covenants, or agreements contained in this Agreement, other than such Securityholder’s Affiliates or any person to whom such Securityholder Transfers any Company Securities in accordance with Section 2.

10.17     No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.18     Claims Against Trust Account. The provisions set forth in Section 6.04 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

CHW ACQUISITION CORPORATION

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

WAG LABS, INC.

By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

SECURITYHOLDERS:

BATTERY VENTURES XI-A, L.P.

By:	Battery Partners XI, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

BATTERY VENTURES XI-B, L.P.

By:	Battery Partners XI, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

BATTERY VENTURES XI-A SIDE FUND, L.P.

By:	Battery Partners XI Side Fund, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

BATTERY VENTURES XI-B SIDE FUND, L.P.

By:	Battery Partners XI Side Fund, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

BATTERY INVESTMENT PARTNERS XI, LLC

By:	Battery Partners XI, LLC
Managing Member
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

GARRETT SMALLWOOD

By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer

ADAM STORM

By:	/s/ Adam Storm
Name:	Adam Storm
Title:	President& Chief Product Officer

ALEC DAVIDIAN

By:	/s/ Alec Davidian
Name:	Alec Davidian
Title:	Chief Financial Officer

DYLAN ALLREAD

By:	/s/ Dylan Allread
Name:	Dylan Allread
Title:	Chief Operating Officer

MAZIAR ARJOMAND

By:	/s/ Maziar Arjomand
Name:	Maziar Arjomand
Title:	Chief Technology Officer

NICHOLAS YU

By:	/s/ Nicholas Yu
Name:	Nicholas Yu
Title:	Director of Legal

PATRICK MCCARTHY

By:	/s/ Patrick McCarthy
Name:	Patrick McCarthy
Title:	Chief Marketing Officer

DAVID CANE

By:	/s/ David Cane
Name:	David Cane
Title:	Chief Customer Officer

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

JOCELYN MANGAN

By:	/s/ Jocelyn Mangan
Name:	Jocelyn Mangan
Title:	Board Member

MELINDA CHELLIAH

By:	/s/ Melinda Chelliah
Name:	Melinda Chelliah
Title:	Board Member

TENAYA CAPITAL VII, LP
By:	Teneya Capital VII GP, LLC
its General Partner

By:	/s/ Dorian Merritt
Name:	Dorian Merritt
Title:	Attorney-in-Fact

SHERPAVENTURES FUND II, LP
By:	Sherpa Ventures Fund II GP, LLC

By:	/s/ Brian Yee
Name:	Brian Yee
Title:	Partner

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

GENERAL CATALYST GROUP VII, L.P.
By:	General Catalyst Partners VII, L.P.
its General Partner

BY:	General Catalyst GP VII, LLC
its General Partner

By:	/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

SIGNATURE PAGE TO

STOCKHOLDER SUPPORT AGREEMENT

EXHIBIT A

FORM OF JOINDER

Reference is hereby made to that certain Stockholder Support Agreement, dated as of February 2, 2022, by and among (i) CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), (ii) Wag Labs, Inc., a Delaware corporation, and (iii) the Securityholders (as defined therein) (as amended from time to time, the “Stockholder Support Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholder Support Agreement.

The undersigned agrees that this joinder to the Stockholder Support Agreement is being executed and delivered in favor of, and to, SPAC for good and valuable consideration.

The undersigned hereby agrees to and does become party to the Stockholder Support Agreement as a Securityholder. This joinder shall serve as a counterpart signature page to the Stockholder Support Agreement and by executing below, the undersigned is deemed to have executed the Stockholder Support Agreement with the same force and effect as if originally named a party thereto.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this joinder to the Stockholder Support Agreement.

[NEW SECURITYHOLDER PARTY]

By:
Name:
Title:
Date:

Annex K

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is made and entered into as of February 2, 2022, by and among (i) CHW Acquisition Corporation, a Cayman Islands exempted company (the “SPAC,” and after the Domestication sometimes referred to as the “Domesticated SPAC”), and (ii) each of the parties listed on Schedule 1 attached hereto (the “Existing Equity Holders”). The Existing Equity Holders and any person or entity who hereafter enters into a joinder to this Agreement substantially in the form of Exhibit A hereto are referred to herein, individually, as a “Securityholder” and, collectively, as the “Securityholders.”

Capitalized terms used but not defined herein have the meanings ascribed in the Business Combination Agreement (the “BCA”) dated as of the date hereof, entered into by and among the SPAC, Wag Labs, Inc., a Delaware corporation (the “Company”), and CHW Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the SPAC (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of the Domesticated SPAC.

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Lock-up Shares (as defined below) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Subject to the exceptions set forth herein, the Securityholders agree not to, without the prior written consent of the Audit Committee of the Board of Directors of the Domesticated SPAC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of the Domesticated SPAC’s Common Stock, par value $0.0001 per share (the “Common Stock”) held by it immediately after the Acquisition Merger Effective Time or issued or issuable to the Securityholders in connection with the Acquisition Merger (including Common Stock acquired as part of the Private Placements or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements), any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the Acquisition Merger Effective Time, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the Acquisition Merger Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) during the period beginning on the Acquisition Closing Date and ending on the date described in paragraph 3 (the “Lock-up Period”); provided, that if the Company and SPAC waive any of the lockup provisions of the Letter Agreement, then the lockup provisions contained in this Agreement shall be so waived to the extent of such waiver of the Letter Agreement, with respect to the same percentage of Common Stock as to which the lockup provisions of the Letter Agreement are released.
2.The restrictions set forth in paragraph 1 shall not apply to:
(i)	in the case of an entity, a Transfer (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;
(ii)	in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a holder or a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a qualified domestic relations order;
(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;
(viii)	Transfers relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Acquisition Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-up Period;
(ix)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Domesticated SPAC in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period;
(x)	Transfers to the Domesticated SPAC pursuant to any contractual arrangement in effect at the Acquisition Merger Effective Time that provides for the repurchase by the Domesticated SPAC or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Domesticated SPAC;
(xi)	the entry, by the Securityholder, at any time after the Effective Time, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-up Period, no Transfers under such trading plan are effected prior to the expiration of the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period;
(xii)	Transfers in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Domesticated SPAC’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and
(xiii)	Transfers to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Acquisition Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Acquisition Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.The Lock-up Period shall terminate upon the earlier of (x) 180 days after the Acquisition Closing Date and (y) the date on which the Domesticated SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transactions that results in all of the Domesticated SPAC’s stockholders having the right to exchange their shares of cash, securities or other property.
4.For the avoidance of doubt, each Securityholder shall retain all of its rights as a stockholder of the Domesticated SPAC with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares that are entitled to vote.
5.In furtherance of the foregoing, the Domesticated SPAC, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-up Period, each certificate or book-entry position evidencing the Lock-up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6.Each Securityholder hereby represents and warrants to SPAC as follows:
(i)	Such Securityholder has all necessary power and authority to execute and deliver this Agreement and to perform such Securityholder’s obligations hereunder. The execution and delivery of this Agreement by such Securityholder has been duly and validly authorized and no other action on the part of such Securityholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery by the other Securityholders and SPAC, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to the Remedies Exceptions.
(ii)	The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder will not: (i) conflict with or violate any applicable law applicable to such Securityholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Securityholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Lock-up Shares that will be held by such Securityholder immediately after the Acquisition Merger Effective Time pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Securityholder is a party or by which such Securityholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.
(iii)	The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.
(iv)	There is no material Action pending or, to the knowledge of such Securityholder, threatened against such Securityholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to materially delay or impair the ability of such Securityholder to perform such Securityholder’s obligations hereunder.

7.This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Subscription Agreement or any documents related thereto or referred to therein. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the applicable Securityholder and (ii) the SPAC or the Domesticated SPAC, as applicable (and from and after the Acquisition Closing Date only with the approval of the Audit Committee of the Board of Directors of the Domesticated SPAC).
8.This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto (it being understood and agreed that any consent of the SPAC or the Domesticated SPAC, as applicable, that may be provided under this paragraph 8 shall require the approval of the Audit Committee of the Board of Directors of the Domesticated SPAC). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this paragraph 8 shall be null and void, ab initio.
9.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.
10.The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (a) the Action in any such court is brought in an inconvenient forum, (b) the venue of such Action is improper or (c) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 10.

11.The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
12.This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than paragraphs 6 through 14) shall not be effective until the consummation of the Acquisition Closing Date. This Agreement shall not terminate with respect to a Securityholder until the expiration of the Lock-up Period.
13.The provisions set forth in Section 6.04 (Claims Against Trust Account) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis, solely for the period between the date of this Agreement and the Acquisition Merger Effective Time.
14.This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.   Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Lock-up Agreement as of the Effective Date.

SPAC:
CHW ACQUISITION CORPORATION
By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Co-Chief Executive Officer
SECURITYHOLDERS:
BATTERY VENTURES XI-A, L.P.
By:	Battery Partners XI, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner
BATTERY VENTURES XI-B, L.P.
By:	Battery Partners XI, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner
BATTERY VENTURES XI-A SIDE FUND, L.P.
By:	Battery Partners XI Side Fund, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner
BATTERY VENTURES XI-B SIDE FUND, L.P.
By:	Battery Partners XI Side Fund, LLC
General Partner
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner
BATTERY INVESTMENT PARTNERS XI, LLC
By:	Battery Partners XI, LLC
Managing Member
By:	/s/ Roger Lee
Name:	Roger Lee
Title:	General Partner

[Signature Page to Lock-up Agreement]

GARRETT SMALLWOOD
By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer
ADAM STORM
By:	/s/ Adam Storm
Name:	Adam Storm
Title:	President& Chief Product Officer
ALEC DAVIDIAN
By:	/s/ Alec Davidian
Name:	Alec Davidian
Title:	Chief Financial Officer
DYLAN ALLREAD
By:	/s/ Dylan Allread
Name:	Dylan Allread
Title:	Chief Operating Officer
MAZIAR ARJOMAND
By:	/s/ Maziar Arjomand
Name:	Maziar Arjomand
Title:	Chief Technology Officer

NICHOLAS YU

By:	/s/ Nicholas Yu
Name:	Nicholas Yu
Title:	Director of Legal

PATRICK MCCARTHY

By:	/s/ Patrick McCarthy
Name:	Patrick McCarthy
Title:	Chief Marketing Officer

DAVID CANE

By:	/s/ David Cane
Name:	David Cane
Title:	Chief Customer Officer

JOCELYN MANGAN

By:	/s/ Jocelyn Mangan
Name:	Jocelyn Mangan
Title:	Board Member

[Signature Page to Lock-up Agreement]

MELINDA CHELLIAH
By:	/s/ Melinda Chelliah
Name:	Melinda Chelliah
Title:	Board Member
TENAYA CAPITAL VII, LP
By:	Teneya Capital VII GP, LLC
its General Partner
By:	/s/ Dorian Merritt
Name:	Dorian Merritt
Title:	Attorney-in-Fact
SHERPAVENTURES FUND II, LP
By:	Sherpa Ventures Fund II GP, LLC
By:	/s/ Brian Yee
Name:	Brian Yee
Title:	Partner
GENERAL CATALYST GROUP VII, L.P.
By:	General Catalyst Partners VII, L.P.
its General Partner
BY:	General Catalyst GP VII, LLC
its General Partner
By:	/s/ Christopher McCain
Name:	Christopher McCain
Title:	Chief Legal Officer

[Signature Page to Lock-up Agreement]

SCHEDULE 1

EXISTING EQUITY HOLDERS

●	Garrett Smallwood
●	Adam Storm
●	Alec Davidian
●	Dylan Allread
●	Maziar Arjomand
●	Nicholas Yu
●	Patrick McCarthy
●	David Cane
●	Jocelyn Mangan
●	Melinda Chelliah
●	Tenaya Capital VII, L.P.
●	General Catalyst Group VII, L.P.
●	Battery Investment Partners XI, LLC
●	Battery Ventures XI-A Side Fund, L.P.
●	Battery Ventures XI-A, L.P.
●	Battery Ventures XI-B Side Fund, L.P.
●	Battery Ventures XI-B, L.P.
●	SherpaVentures Fund II, L.P.

EXHIBIT A

FORM OF JOINDER

Reference is made to that certain Lock-up Agreement, dated as of February 2, 2022, by and among (i) CHW Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”), and (ii) the Securityholders (as defined therein) (as amended from time to time, the “Lock-up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-up Agreement.

The undersigned agrees that this joinder to the Lock-up Agreement (this “Joinder”) is being executed and delivered in favor of, and to, the SPAC for good and valuable consideration.

The undersigned hereby agrees to and does become party to the Lock-up Agreement as a Securityholder. This joinder shall serve as a counterpart signature page to the Lock-up Agreement and by executing below the undersigned is deemed to have executed the Lock-up Agreement with the same force and effect as if originally named a party thereto.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this joinder to the Lock-up Agreement.

[NEW SECURITYHOLDER PARTY]
By:
Name:
Title:
Date:

Annex L

February 2, 2022

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attn: Jonah Raskas and Mark Grundman

Commitment Letter

$30.0 Million Senior Secured Credit Facility

Ladies and Gentlemen:

You have advised Blue Torch Capital LP (“Blue Torch”, the “Initial Commitment Party”, “we” or “us”) that CHW Acquisition Corporation, a Cayman Islands exempted company that will domesticate as a Delaware corporation prior to the Closing Date (“Holdings” or “you”), intends to acquire all of the outstanding equity interests of Wag Labs, Inc., a Delaware corporation (the “Target” and, together with its direct and indirect subsidiaries, the “Acquired Business”), which acquisition will be effected through a merger of CHW Merger Sub Inc., a Delaware corporation and wholly-owned direct subsidiary of Holdings (“Merger Sub”), with and into the Target, with the Target surviving the merger as a wholly-owned direct subsidiary of Holdings (the “Merger”), pursuant to that certain Business Combination Agreement, dated as of the date hereof (the “Merger Agreement”), by and among Holdings, Merger Sub and the Target. Merger Sub shall be the initial borrower in respect of the Credit Facility (as defined below) and, upon consummation of the Acquisition Transactions (as defined below), the Target shall be the borrower in respect of the Credit Facility (in such capacity, the “Borrower”). Holdings and the Acquired Business are sometimes together referred to herein as the “Companies”, and all references to “Holdings and its subsidiaries” and/or “the Borrower and its subsidiaries” for any period from and after the consummation of the Acquisition Transactions shall include the Acquired Business.

You have also advised us that you intend to consummate the Merger, the refinancing of any existing third party debt for borrowed money of the Acquired Business (other than Permitted Surviving Debt (defined below)) and the termination and release of all liens related thereto (the “Refinancing”), the payment of all fees, costs and expenses related to the Acquisition Transactions (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition Transactions by entering into the following transactions:

(a)the applicable parties to the Merger Agreement will consummate the Domestication (as defined in the Merger Agreement) as contemplated by and in accordance with the terms of the Merger Agreement (the “Domestication”), pursuant to which Holdings shall domesticate as a Delaware corporation;

(b)certain investors previously identified to Blue Torch will purchase shares of stock issued by the Target and/or Holdings in one or more private placements, in an aggregate amount equal to $16.0 million, as contemplated by and in accordance with the terms of the Merger Agreement (collectively, the “Equity Transactions”);

(c)Merger Sub will enter into and obtain senior secured financing in the form of a senior secured first lien term loan facility (the “Credit Facility”) in an aggregate principal amount of $30.0 million; and

(d)the applicable parties will cause the Merger to occur in accordance with the terms of the Merger Agreement, and, upon the consummation of the Merger, the Target will be a wholly-owned direct subsidiary of Holdings and will become the Borrower in respect of the Credit Facility.

The consummation of the Domestication, the Equity Transactions, the Merger, the Refinancing, the entry into and funding of the Credit Facility and the payment of all fees, costs and expenses in connection with the foregoing are hereinafter collectively referred to as the “Acquisition Transactions”. This letter agreement and the summary of terms and conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Term Sheet”) are referred to collectively as the “Commitment Letter”. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet, and all capitalized terms used and not otherwise defined in the Term Sheet shall have the same meanings as specified therefor herein.

1.    Commitments; Titles and Roles.

In connection with the Acquisition Transactions, Blue Torch is pleased to advise you of its commitment to provide the full principal amount of the Credit Facility (in such capacity, the “Initial Lender” and, together with any other financial institution that becomes a lender in respect of the Credit Facility, in accordance with the terms set forth in this Commitment Letter, collectively, the “Lenders”) and its agreement to act as the sole and exclusive administrative and collateral agent for the Credit Facility (in such capacity, the “Agent”), all upon and subject to the terms and conditions set forth in this Commitment Letter. Our fees for our commitment and for services related to the Credit Facility are set forth in a separate fee letter entered into by Holdings and us as of the date hereof (the “Fee Letter”).

Except as provided above, no other agents, co-agents, arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facility unless you and we shall so agree.

2.    Conditions Precedent; Funds Certain Provision.

The Commitment Party’s commitments to fund the Credit Facility on the Closing Date and its agreements to perform the services described herein are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions precedent set forth on Annex I to the Term Sheet (the “Conditions Annex”). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation (as defined below) or any other letter agreement or other undertaking concerning the financing of the Acquisition Transactions contemplated hereby to the contrary,

(a)     the only representations relating to the Acquired Business the accuracy of which shall be a condition to the funding of the Credit Facility on the Closing Date, shall be (i) such representations made by or on behalf of the Acquired Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement or not consummate the transactions thereunder as a result of a breach of such representations (or a failure of such representations to be true and correct) in the Merger Agreement, in any case, without any requirement to pay a fee and giving effect to any notice or cure provisions (the “Specified Merger Agreement Representations”), and (ii) the Specified Representations (as defined below), and

(b)     the terms of the Credit Documentation shall be in a form such that they do not impair the funding of the Credit Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (or waived by the Initial Lender)

(it being understood that, to the extent any security interest in collateral is not or cannot be provided or perfected on the Closing Date (other than (x) the perfection of a security interest in any collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code and/or intellectual property filings with the United States Patent and Trademark Office and/or United States Copyright Office, as applicable, and (y) to the extent required by the Term Sheet, the perfection of security interests in the equity interests of the Borrower and its subsidiaries with respect to which a lien may be provided or perfected by the delivery of a stock certificate (which, with respect to the equity interests of any direct or indirect subsidiary of the Borrower, shall be required to be delivered on the Closing Date solely to the extent that such certificates exist prior to the Closing Date and are in your actual possession on or prior to the Closing Date after your use of good faith, commercially reasonable efforts to obtain the same, but otherwise (together with any certificates evidencing the equity interests of the Borrower upon consummation of the Merger) shall be delivered no later than five (5) business days after the Closing Date)) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the provision and/or perfection of a security interest in any such collateral shall not constitute a condition precedent to the funding of the Credit Facility on the Closing Date, but may instead be perfected within forty-five (45) days after the Closing Date, subject to extension as may be reasonably agreed by the Agent).

“Specified Representations” means representations of the Borrower and the Guarantors in the documentation for the Credit Facility (the “Credit Documentation”) relating to incorporation or formation and legal existence, qualification and organizational power and authority to enter into the Credit Documentation; due execution, delivery and enforceability of the Credit Documentation; solvency of the Companies on a consolidated basis on the Closing Date after giving effect to the Acquisition Transactions; no conflicts with or violations of charter documents as a result of execution, delivery and performance of the Credit Documentation; use of proceeds and Federal Reserve margin regulations; the Investment Company Act; the Patriot Act; FCPA, anti-corruption and anti-money laundering laws; OFAC and other anti-terrorism laws; beneficial ownership; status of the Credit Facility as senior debt; and the creation, perfection and first priority status of the security interests (subject, in the case of priority, to permitted liens) granted in Uniform Commercial Code Article 9 and other collateral (subject in all respects to the foregoing provisions of this paragraph). Notwithstanding anything to the contrary contained herein, to the extent that any of the Specified Representations are qualified or subject to “material adverse effect” or words of similar import, the definition thereof shall be “Company Material Adverse Effect” as that term is defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date. It is understood that the commitments of the Commitment Party hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facility, and in no event shall the commencement or successful completion of syndication of the Credit Facility, or your compliance with the other terms of this Commitment Letter or Fee Letter, constitute a condition precedent to the funding of the Credit Facility on the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Funds Certain Provision”.

3.    Information.

You hereby represent and warrant that (to your knowledge with respect to information and projections relating to, created by or provided by the Acquired Business or, to the extent not created or provided at your direction, any other third party prior to the Closing Date)

(a)     all written information (other than Projections (as defined below), forecasts, budgets, pro forma information and other forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to us by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Acquisition Transactions (collectively, the “Information”), is or will be, when furnished and taken as a whole, complete and correct in all material respects, and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto), and

(b)     all written financial projections of the Companies that have been or will be made available to us by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Acquisition Transactions (the “Projections”) have been prepared or will be prepared in good faith based upon assumptions reasonably believed to be reasonable when made (it being understood that Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that the Projections are not a guarantee of financial performance and no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).

You understand that, in arranging the Credit Facility, we may use and rely on the Information and Projections without independent verification thereof. You agree (and, prior to the Closing Date, agree to use your commercially reasonable efforts to cause the Companies) to supplement the Information and Projections from time to time until the Closing Date so that the representations and warranties in this paragraph remain true and correct in all material respects at all times through the Closing Date, as if the Information and Projections were being furnished, and such representation and warranty were being made, at such time or on such date, and any such supplementation provided to us prior to the Closing Date shall cure any breach of such representations. Notwithstanding anything herein to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 3, the provision of any supplement thereto, or the accuracy of any such representation or supplement shall constitute a condition precedent to the funding of the Credit Facility on the Closing Date.

You hereby agree that, prior to the Closing Date (or, if earlier, the date on which this Commitment Letter terminates or is terminated in accordance with its terms), there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you, and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Acquired Business (other than (i) indebtedness permitted to be incurred or remain outstanding pursuant to the Merger Agreement and (ii) other indebtedness incurred in the ordinary course of business of the Acquired Business for capital expenditures and working capital purposes (the “Permitted Surviving Debt”)), without the consent of the Initial Lender.

4.    Fee Letter.

As consideration for our commitments hereunder and undertakings to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter, if and to the extent payable in accordance with the terms thereof. The terms of the Fee Letter are an integral part of the commitments and undertakings of the Commitment Party hereunder. Each of the fees described in the Fee Letter shall be fully earned and nonrefundable when paid, except as expressly set forth therein.

5.    Confidentiality.

By accepting delivery of this Commitment Letter, you agree that neither this Commitment Letter nor the Fee Letter, nor any of the terms and conditions set forth or referred to herein or therein, shall under any circumstances be disclosed by any of the Companies or their respective agents, affiliates, representatives or advisors, directly or indirectly, to any other financial institution that is considering providing debt financing to you or any of the Companies. You further agree that this Commitment Letter and the Fee Letter and the contents hereof and thereof are for your confidential use only and that neither their existence nor any of the terms thereof will be disclosed by you or any of your affiliates to any other person or entity without our prior written consent other than (a) to your officers, directors, employees, accountants, attorneys, consultants and other advisors, controlling persons and equityholders, and (b) as otherwise required by applicable law or compulsory legal process or as requested by any governmental authority or regulatory agency purporting to have jurisdiction over you or any of the Companies (in which case you agree to inform us promptly thereof prior to such disclosure unless prohibited by applicable law); provided, however, it is understood and agreed that you may disclose

(i)     this Commitment Letter (including the Term Sheet) and the Fee Letter, in each case, on a confidential basis to the Target, its equityholders and board of directors and its and their respective officers, directors, employees, accountants, attorneys, consultants and other experts, agents and advisors in connection with their consideration of the Acquisition Transactions,

(ii)     this Commitment Letter and the Fee Letter, and the contents hereof and thereof, to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter,

(iii)     after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges,

(iv)     disclose the Term Sheet and its contents (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) in any information or marketing materials in connection with the Credit Facility that are utilized in accordance with the terms of this Commitment Letter or in connection with any public or regulatory filing requirement relating to the Acquisition Transactions and

(v)     if applicable, the information contained in the Term Sheet to any ratings agency.

In addition, following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, you may make public disclosure of the existence and amount of the Commitment Party’s commitment hereunder and Blue Torch’s identity as administrative agent and collateral agent for the Credit Facility.

All non-public information furnished by the Companies to us shall be for the confidential use of the Commitment Party, its affiliates that are involved in the Acquisition Transactions and any other prospective Lenders, and each of their respective officers, directors, employees, attorneys and other advisors, in accordance with our customary procedures for handling confidential information and for disseminating such information to prospective lenders; provided, however, that nothing herein will prevent us from disclosing any such information

(a)     pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practical and not prohibited by applicable law, rule or regulation (except in connection with any request as part of a regulatory examination or other regulatory audit or investigation)),

(b)     upon the request or demand of any regulatory (or self-regulatory) authority purporting to have jurisdiction over such person or any of its affiliates (in which case such person agrees (except in connection with any request as part of a regulatory examination or other regulatory audit or investigation) to inform you promptly thereof to the extent practical and not prohibited by applicable law, rule or regulation or such regulatory authority),

(c)     to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person,

(d)     to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis,

(e)     to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Credit Facility, in each case, who are advised of the confidential nature of such information and who agree or otherwise acknowledge that such information is being disseminated on a confidential basis on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you,

(f)     received by such person on a non-confidential basis from a source (other than you, the Target or any of your or its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation,

(g)     to the extent that such information was already in the Commitment Party’s possession or is independently developed by the Commitment Party or

(h)     for purposes of establishing a “due diligence” defense or to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter.

Our obligations under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Credit Documentation is entered into, at which time any confidentiality undertaking in the Credit Documentation shall supersede this provision. In addition, with your prior consent, we shall be permitted to place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet and circulate similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of the Credit Facility. Each party hereto shall have the right to review and approve in advance any public announcement, public filing, public materials, press releases, advertisements and other public disclosures with respect to the Acquisition Transactions. You acknowledge and agree that we may share certain information relating to transactions contemplated hereby with standard industry database companies in accordance with customary industry practice and in marketing, press releases or other transactional announcements or updates provided to investor or trade publications with your prior consent (not to be unreasonably withheld).

6.    Sharing of Information; Absence of Fiduciary Relationship.

You agree that the Commitment Party and its affiliates may be requested by you or the Companies or your or their respective affiliates to provide additional services to such parties. In connection therewith, we are authorized to share information with our affiliates and such affiliates are authorized to share information with us, in each case, subject to the same confidentiality limitations set forth in this Commitment Letter. Compensation for any such services will be agreed upon independently of this Commitment Letter. Nothing in this Commitment Letter is intended to obligate or commit the Commitment Party or any of its affiliates to provide any services, or any party to accept any services, other than as set forth herein. In addition, nothing contained herein shall limit or preclude us or any of our affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Target, the equityholders of the Target, or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties. You acknowledge that the Commitment Party and its affiliates (the term “Commitment Party” as used in this paragraph being understood to include the Commitment Party and all such affiliates)

(i)     may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Target, the equityholders of the Target, or your or their respective affiliates may have conflicting interests regarding the Acquisition Transactions and otherwise,

(ii)     may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and

(iii)     have no obligation in connection with the Acquisition Transactions to use, or to furnish to you, the Target, the equityholders of the Target or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

We may have economic interests that conflict with your interests, those of your equityholders and/or those of your affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between us and you, your equityholders or your affiliates. In connection with all aspects of the Acquisition Transactions, you acknowledge and agree that:

(i)     the Credit Facility and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and us, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Acquisition Transactions,

(ii)     in connection with the process leading to the Acquisition Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party,

(iii)     the Commitment Party has not assumed nor will it assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the Acquisition Transactions or the process leading thereto (irrespective of whether the Commitment Party has advised or is currently advising you or your affiliates on other matters), and the Commitment Party has no obligation to you or your affiliates with respect to the Acquisition Transactions except those obligations expressly set forth herein,

(iv)     we and our affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests or information obtained or acquired in the course of providing such services, and

(v)     we have not provided any legal, accounting, regulatory or tax advice with respect to any aspect of the Acquisition Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that the Commitment Party shall have no liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter.

7.    Indemnification; Expenses.

By executing this Commitment Letter, you agree to indemnify and hold harmless the Commitment Party, each of its affiliates and each of its and their respective officers, directors, partners, members, shareholders, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any Indemnified Party may become subject or that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of any aspect of the Acquisition Transactions and/or any of the other transactions contemplated thereby, this Commitment Letter, the Fee Letter, the Credit Facility, any use made or proposed to be made with the proceeds thereof, any agreement, document, instrument, or transaction related thereto, or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether an Indemnified Party is a party thereto or whether brought by or against you or any other person, and to reimburse each Indemnified Party within thirty (30) days after written demand for any reasonable and documented or invoiced out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of (x) one firm of counsel for all Indemnified Parties, taken as a whole, (y) if reasonably necessary, one local firm of counsel for all Indemnified Parties, taken as a whole, in each relevant jurisdiction and in each relevant specialty, and (z) solely in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, one other firm of counsel for such affected Indemnified Party (and if reasonably necessary, one local firm of counsel for such affected Indemnified Party in each relevant jurisdiction and in each relevant specialty); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnified Party, or (B) a material breach of the obligations of such Indemnified Party to you under this Commitment Letter, the Fee Letter or the Credit Documentation or (ii) arise out of any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than a Proceeding that is brought by an Indemnified Party against the Agent in its capacity as such, in which case, such indemnity shall apply with respect to the Agent to the extent otherwise applicable pursuant to the foregoing).

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any Proceeding to which an Indemnified Party may be entitled to indemnity hereunder, such Indemnified Party shall notify you in writing of such claim or Proceeding, and you shall assume the defense of such claim or Proceeding on behalf of such Indemnified Party and shall employ counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel as incurred (subject to the provisions of this Section 7).

In the case of a Proceeding to which the indemnity in this section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders, affiliates or creditors, or an Indemnified Party, and whether or not any aspect of the Acquisition Transactions is consummated. In no event shall Holdings, the Borrower, the Acquired Business, the Commitment Party or any other Indemnified Party or any affiliate of the foregoing be liable under this Commitment Letter, the Fee Letter or the Credit Documentation or in respect of any act, omission or event relating to the transactions contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages; provided that this sentence shall not limit your indemnification obligations set forth above to the extent that such indirect, special, punitive or consequential damages are included in any claim by an unaffiliated third party in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, willful misconduct or gross negligence of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the indemnifying party has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then such Indemnified Party shall promptly refund such amount.

You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, and (c) contains customary confidentiality provisions with respect to the terms of such settlement.

In addition, you agree to reimburse (or cause the Borrower to reimburse) the Agent and the Initial Lender on the Closing Date upon presentation of an invoice in the form of a reasonably detailed summary statement (to the extent an invoice is received at least three (3) business days prior to the Closing Date or, if invoiced after such time, within thirty (30) days after written demand therefor) for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of the Commitment Party’s due diligence investigation (including consultants’ or other professionals’ fees), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel (limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket legal fees and expenses of (x) one firm of counsel to the Agent and (y) if reasonably necessary, one local firm of counsel for the Agent and the Lenders (to be retained by the Agent), taken as a whole, in each relevant jurisdiction and in each relevant specialty)) incurred in connection with the Acquisition Transactions and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation.

8.    Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

This Commitment Letter and the Fee Letter, and any claim, controversy or dispute arising under or related thereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof; provided that it is understood and agreed that

(a)     the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) and whether or not a “Company Material Adverse Effect” (as defined in the Merger Agreement) has occurred,

(b)     the determination of a breach of any Specified Merger Agreement Representation (or a failure of any such representation to be true and correct) and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Merger Agreement or not consummate the transactions thereunder, and

(c)     the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the governing law of the Merger Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

The parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby shall be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or us. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.    Survival.

The provisions of this Commitment Letter relating to confidentiality, compensation, indemnity, survival, sharing of information and other services, absence of fiduciary duty, governing law, submission to jurisdiction, waiver of jury trial, assignments and amendments and trust waiver shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder; provided, however, that (i) you shall be deemed released of your indemnification obligations hereunder upon the execution and delivery of the Credit Documentation by you and the initial extension of credit thereunder to the extent such obligations are covered thereby, and (ii) your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall, to the extent covered by the Credit Documentation, automatically terminate and be superseded by the corresponding provisions of the Credit Documentation upon the effectiveness thereof, and you shall automatically be released from obligations hereunder in respect thereof at such time.

10.   Assignability; Amendments; Counterparts.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to the Borrower under the Credit Facility; provided that such Borrower is (i) an entity organized under the laws of the United States or any state thereof and (ii) a wholly-owned direct subsidiary of Holdings) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void).

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by you and us. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter or the Fee Letter by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (other than the Indemnified Parties). By executing this Commitment Letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements between you and us with respect to the Credit Facility and set forth the entire understanding of the parties with respect to the subject matter thereof.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement by the parties hereto to negotiate the Credit Documentation in good faith in a manner consistent with this Commitment Letter and in accordance with the Funds Certain Provision and the Documentation Principles, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions set forth on the Conditions Annex, and (b) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein, in each case of this Commitment Letter and the Fee Letter, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

11.   Patriot Act.

We hereby notify you and the Companies that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended from time to time, the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies you and your affiliates (including the Companies), which information includes the name, address, tax identification number and other information that will allow us and each Lender to identify you, your affiliates and the Companies in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

12.  Trust Waiver.

Each of the Initial Commitment Party and the Initial Lender agrees that, notwithstanding any other provision contained in this Commitment Letter, none of the Initial Commitment Party, the Initial Lender or any of their respective affiliates now has, or shall at any time prior to the effectiveness of the Merger and the other Acquisition Transactions have, any claim to, or shall make any claim against, the Trust Fund (as defined in the Merger Agreement), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Initial Commitment Party, the Initial Lender and their respective affiliates on the one hand and Holdings on the other hand, this Commitment Letter, the Fee Letter, the Credit Documentation, the Merger Agreement or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this paragraph as the “Claims”). Notwithstanding any other provision contained in this Commitment Letter, each of the Initial Commitment Party and the Initial Lender hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Fund (as defined in the Merger Agreement) for any reason whatsoever in respect thereof. In the event that the Initial Commitment Party, the Initial Lender or any of their respective affiliates commences any action or proceeding against or involving the Trust Fund (as defined in the Merger Agreement) in violation of the foregoing, Holdings shall be entitled to recover from such person the associated reasonable legal fees and costs in connection with any such action in the event Holdings prevails in such action or proceeding.

13.   Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us this Commitment Letter and the Fee Letter (which may be by facsimile or electronic mail transmission), not later than 11:59 p.m., Eastern time, on February 4, 2022, at which time this Commitment Letter and the commitments and undertakings hereunder will (if not so accepted prior thereto) expire. Thereafter, the commitments and undertakings set forth in this Commitment Letter will terminate on the earliest of (a) August 8, 2022, (b) the termination of the Merger Agreement in accordance with its terms prior to the consummation of the Merger, (c) the closing of the Merger without the use of the Credit Facility, (d) the date on which the Credit Documentation is executed and the Credit Facility is funded, and (e) the date on which you provide written notice to the Commitment Party that you wish to terminate this Commitment Letter and the commitments hereunder.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Blue Torch is pleased to have been given the opportunity to assist you in this important transaction.

Regards,

BLUE TORCH CAPITAL LP

By:	/s/ Kevin Genda
Name:	Kevin Genda
Title:	CEO

[Signature Page to PROJECT TREAT COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name:	Johan Raskas
Title:	Co-CEO

[Signature Page to PROJECT TREAT COMMITMENT LETTER]

EXHIBIT A TO COMMITMENT LETTER

Summary of Terms and Conditions

Capitalized terms used but not defined herein shall have the meaning provided in the Commitment Letter to which this Summary of Terms and Conditions is attached.

BORROWER:	Initially, Merger Sub; and, upon consummation of the Merger, Wag Labs, Inc., a Delaware corporation (the “Borrower”).

HOLDINGS:

CHW Acquisition Corporation, a Cayman Islands exempt company that will domesticate as a Delaware corporation prior to the Closing Date by consummation of the Domestication (“Holdings”).  Upon consummation of the Merger, the Borrower will be a wholly-owned direct subsidiary of Holdings.

GUARANTORS:

The Credit Facility (as defined below) will be jointly and severally guaranteed by Holdings, the Borrower and each existing and future direct and indirect subsidiary of the Borrower (together with Holdings, collectively, the “Guarantors”) (provided that the Guarantors shall not include, among others to be agreed in the Credit Documentation (subject to the Documentation Principles),

(a) immaterial subsidiaries (to be defined in a mutually acceptable manner by reference to individual and aggregate revenues and/or assets excluded) that is formed or acquired after the Closing Date,

(b) [reserved],

(c)  any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as such prohibition is not incurred in contemplation of such acquisition) from guaranteeing the Credit Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or is not received after commercially reasonable efforts to obtain the same, which efforts may be requested by the Agent, or for which the provision of a guarantee would result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Internal Revenue Code of 1986 (as amended, the “Code”)) to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent; provided that, prior to and upon formation or acquisition of any non-U.S. subsidiary or FSHCO, Holdings and its subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Code that would result from the provision of guarantee by any such entity;

(d)  any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of Code (a “CFC”) and any direct or indirect U.S. subsidiary of the Borrower substantially all of the assets of which consist directly or indirectly of equity interests and/or indebtedness of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”); provided, that no CFC or FSHCO shall be excluded if the provision of a guarantee by such CFC or FSHCO would not result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent; and

(e)  any subsidiary acquired pursuant to a Permitted Acquisition (defined below) permitted by the Credit Documentation that has incurred secured indebtedness not incurred in contemplation of such Permitted Acquisition and any subsidiary thereof that guarantees such secured indebtedness, in each case, to the extent such secured indebtedness prohibits such subsidiary from becoming a Guarantor).

In addition, subject to the Documentation Principles, certain foreign immaterial subsidiaries of the Borrower that are formed or acquired after the Closing Date may be excluded from the requirement to provide guarantees of the Credit Facility to the extent that the burden, cost, difficulty or consequence of providing a guarantee (for the avoidance of doubt, such burden, cost, difficulty or consequence shall include any tax consequences under Section 956 of the Code) outweighs the benefit afforded thereby (or such guarantee requirements may otherwise be limited) as reasonably agreed by the Borrower and the Agent; provided that, prior to and upon formation or acquisition of any non-U.S. subsidiary or FSHCO, Holdings and its subsidiaries shall use commercially reasonable efforts to mitigate or eliminate any adverse tax consequences under Section 956 of the Code that would result from the provision of guarantee by any such entity.

All guarantees will be guarantees of payment and not of collection. The Borrower and the Guarantors are collectively referred to herein as the “Credit Parties” and each individually as a “Credit Party”. Any transaction that causes a wholly-owned subsidiary to cease to be a Guarantor because it is no longer wholly-owned (other than a bona-fide disposition of all of the equity interests of subsidiaries in an arms’ length third-party transaction) shall be deemed to be an investment in such non-wholly owned subsidiary.

ADMINISTRATIVE AGENT:	Blue Torch shall act as administrative agent and collateral agent (in such capacity, the “Agent”) for the Credit Facility.

LENDERS:

Blue Torch as the initial lender (in such capacity, the “Initial Lender”) and such other financial institutions (excluding any Disqualified Lender (to be defined in the Credit Documentation, subject to the Documentation Principles) as may from time to time provide a commitment in respect of, or hold an outstanding loan under, the Credit Facility (together with the Initial Lender, collectively, the “Lenders”).

CREDIT FACILITY:	Senior secured financing in the form of a senior secured first lien term loan facility (the “Credit Facility”) in an aggregate principal amount of $30.0 million.

AVAILABLE CURRENCY:	The Credit Facility will be available in United States dollars.

AVAILABILITY:	The Credit Facility will be available only in a single draw on the Closing Date.

MATURITY:	Three (3) years after the Closing Date (the “Maturity Date”).

AMORTIZATION:

The Credit Facility will be subject to quarterly amortization of principal on the last day of each fiscal quarter (beginning on the last day of the first full fiscal quarter ending after the Closing Date) in accordance with the following schedule (in each case, subject to reduction by the application of prepayments as described below):

	AMORTIZATION PAYMENT DATE:	AMORTIZATION PAYMENT AMOUNT:
	On or prior to the first anniversary of the Closing Date:	0.50% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 2.0% per annum)
	After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date:	0.75% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 3.0% per annum)
	After the second anniversary of the Closing Date and on or prior to the Maturity Date:	1.25% of the aggregate principal amount of the Credit Facility for each such amortization payment (i.e., 5.0% per annum)

In any event, the outstanding principal amount of the Credit Facility shall be due in full in cash on the Maturity Date.

USE OF PROCEEDS:

To provide funds (a) on the Closing Date, for the financing, in part, of (i) the Merger, (ii) the Refinancing and (iii) the payment of all fees, costs and expenses associated with the Acquisition Transactions, and (b) thereafter, for working capital and other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:

The date of the execution and delivery of definitive loan documentation for the Credit Facility (the “Credit Documentation”), the satisfaction (or waiver by the Initial Lender) of all conditions precedent (subject to the Funds Certain Provision) set forth on the Conditions Annex and the funding of the Credit Facility  (the “Closing Date”).

SECURITY:

The Borrower and each of the Guarantors shall grant to the Agent, for the ratable benefit of the Lenders, valid and perfected first priority (subject to the Funds Certain Provision and the Documentation Principles) liens and security interests in all of the following (collectively, the “Collateral”):

(a)   All present and future shares of capital stock of (or other ownership or profit interests in) each of the Borrower’s and Guarantors’ present and future domestic and foreign subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Code, to a pledge of 65% of the voting capital stock (and 100% of the non-voting capital stock) of each such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings or its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent), including, without limitation, all of the equity interests in the Borrower owned by Holdings.

(b)   All of the present and future property and assets, real and personal, tangible and intangible, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, commercial tort claims, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)   All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Collateral shall ratably secure, on a first priority basis, the relevant Credit Party’s obligations in respect of the Credit Facility subject to the Funds Certain Provision.

Notwithstanding anything to the contrary:

(i)   except to the extent that any foreign subsidiary of the Borrower provides a guarantee of the Credit Facility (in which case, any requirement for such foreign subsidiary to provide security in respect of the Credit Facility shall be reasonably agreed by the Borrower and the Agent), no actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in any immaterial assets located or titled outside of the U.S.;

(ii)  the Credit Parties shall not be required to enter into an assignment agreement, collateral assignment agreement or other similar security agreement with respect to their rights under or with respect to the Merger Agreement or any other Ancillary Agreement (as defined in the Merger Agreement), the definitive documentation for any Permitted Acquisition or other permitted Investment, any representation and warranty policy or any business interruption insurance policy (provided that the rights and interests of the Credit Parties thereunder shall not be excluded from the general grant of security interests in Collateral under Article 9 of the Uniform Commercial Code);

(iii) [reserved]; and

(iv) the Credit Parties shall use commercially reasonable efforts to obtain a landlord waiver or other similar agreement for the Borrower’s headquarters, chief executive office or principal place of business (as applicable) (it being understood and agreed that such agreement shall be provided on a post-closing basis within a mutually acceptable period after the Closing Date).

In each applicable instance in this section, materiality shall be determined in a manner to be mutually agreed in accordance with the Documentation Principles.

Notwithstanding the foregoing, the term “Collateral” shall not include, and the grant of a security interest as provided hereunder shall not extend to, the following:

(a)  any leasehold interest in real property and any fee-owned real property with a fair market value of less than an amount to be agreed;

(b)  motor vehicles and all other assets subject to certificates of title;

(c)   commercial tort claims and letter of credit rights with a value below a threshold to be mutually agreed upon (other than, in each case of this clause (c), to the extent such rights can be perfected by the filing of a Uniform Commercial Code financing statement);

(d)   margin stock and, to the extent not permitted by the terms of such person’s organizational or joint venture documents after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, equity interests in joint ventures;

(e)   any contract, lease, license, permit, authorization or other agreement to the extent the grant of a security interest therein would (A) violate or invalidate such agreement or (B) create a right of termination in favor of any other party thereto (other than a Credit Party), in each case to the extent such provision is (x) not rendered ineffective pursuant to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (y) not created in contemplation of the grant hereunder; provided that such exclusion shall not be construed so as to limit, impair or otherwise affect the Agent’s security interest in or to monies due or to become due under such any contract, lease, license, permit, authorization or other agreement;

(f)   the equity interests in excess of 65% of the voting equity interests (and 100% of the non-voting equity interest) of each subsidiary that is a CFC or FSHCO, to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings and its subsidiaries, as reasonably determined by the Borrower in consultation with the Agent;

(g)   any contract, lease, license, permit, authorization or any other asset, the granting of a security interest in which would be prohibited by any permitted contractual obligation binding on such asset, or restricted by applicable law, rule, regulation, or pursuant thereto would result in, or permit the termination of such asset (including any requirement to obtain the consent or approval of any governmental authority or third party), except to the extent such prohibition is (x) rendered ineffective under the Uniform Commercial Code or other applicable law and (y) not created in contemplation of the grant hereunder;

(h)   any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law;

(i)   any property or asset subject to a purchase money security interest, capital lease or similar financing arrangement permitted under the loan documentation to the extent that the grant of other liens on such asset (A) would invalidate or result in a breach or violation of, or constitute a default under, the agreement or instrument governing such purchase money arrangement or capital lease, (B) would result in the loss of use of such asset or (C) would create a right of termination in favor of any other party thereto (other than Holdings or any of its subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(j)   any property or asset the grant or perfection of a security interest in which would require governmental consent or approval so long as such consent or approval has not been obtained;

(k)   any other asset for which the Agent and the Borrower reasonably agree that the cost of obtaining a security interest (for the avoidance of doubt, such cost shall include any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries is excessive in relation to the value of the security afforded thereby or obtaining such security interest is not practical;

(l)   any assets to the extent a security interest in such assets in favor of the Agent could reasonably be expected to result in material adverse tax consequences (including, for the avoidance of doubt, any tax consequences under Section 956 of the Code) to Holdings and its subsidiaries as reasonably determined by the Borrower in consultation with the Agent;

(m)   segregated deposit accounts used only for payroll, payroll taxes, healthcare and other employee wage and benefit payments, trust accounts, tax accounts (including sales tax accounts), escrow defeasance and redemption accounts, fiduciary and trust accounts, deposit accounts holding cash collateral or other deposits that constitute permitted liens, zero balance accounts and other deposit accounts with an aggregate average monthly balance of less than an amount to be agreed; and

(n)   other assets to be mutually agreed upon by the Borrower and Agent.

VOLUNTARY PREPAYMENTS:

The Borrower may voluntarily prepay all or any part of the Credit Facility, subject to concurrent payments of any applicable LIBOR breakage costs in the case of a prepayment of a LIBOR loan on any day other than the last day of the applicable interest period and subject to the following paragraph.  Any voluntary prepayment of the Credit Facility shall be applied to reduce subsequent amortization payments as directed by the Borrower.

In connection with any voluntary prepayment of the Credit Facility or any mandatory prepayment of the Credit Facility with the proceeds of non-permitted debt, asset sale and insurance proceeds, the Borrower shall pay to the Agent for the account of the applicable Lenders a prepayment premium in accordance with the following schedule:

	PREPAYMENT DATE:	PREPAYMENT PREMIUM:
	On or prior to the first anniversary of the Closing Date:	Interest make-whole through the first anniversary of the Closing Date (fixed at the rate in effect on the date of such prepayment), plus 3.0% of the principal amount of such prepayment
	After the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date:	2.0% of the principal amount of such prepayment
	After the second anniversary of the Closing Date and on or prior to the Maturity Date:	0%

MANDATORY PREPAYMENTS:

In addition to regularly scheduled amortization payments in respect of the Credit Facility, the Borrower will be required to prepay the Credit Facility in an aggregate amount equal to 100% of the net cash proceeds received by Holdings or any subsidiary in respect of any of the following events (in each case, subject to the Documentation Principles):

(A)  any non-ordinary course sale or other disposition of any assets of Holdings or any of its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower) in excess of a threshold to be agreed for each such sale or disposition and a threshold to be agreed for all such sales and dispositions during a single fiscal year (with only the amount of net cash proceeds in excess of both of such thresholds being required to prepay the Credit Facility), net of amounts reinvested in the Credit Parties’ business within 120 days of receipt (or committed to be reinvested within 120 days of receipt and actually reinvested within 90 days thereafter),

(B)  any issuance or incurrence of debt securities and/or indebtedness for borrowed money by Holdings or any of its subsidiaries after the Closing Date (other than indebtedness permitted by the Credit Documentation), and

(C)  insurance proceeds (including business interruption insurance proceeds) from casualty or condemnation events, net of amounts reinvested in the Credit Parties’ business within 180 days of receipt (or committed to be reinvested within 180 days of receipt and actually reinvested within 90 days thereafter),

Any mandatory prepayment of the Credit Facility shall be applied to reduce subsequent amortization payments in reverse order of maturity.

DOCUMENTATION PRINCIPLES:

The Credit Documentation shall be based upon the Agent’s form of financing agreement, shall be drafted initially by counsel to the Agent, shall be negotiated in good faith to finalize the Credit Documentation, giving effect to the Funds Certain Provision, as promptly as practicable after the acceptance of the Commitment Letter, provided that the Credit Documentation shall contain the terms and conditions set forth in this Term Sheet and, to the extent any terms are not set forth in this Term Sheet, shall be consistent with the terms set forth herein and otherwise usual and customary for transactions of this kind, shall reflect the operational and strategic requirements of the Borrower in light of its capital structure, size, industries, practices and operations (after giving effect to the consummation of the Acquisition Transactions) and shall contain such modifications as the Borrower and the Initial Lender shall mutually agree. The Credit Documentation

(i)    shall contain only those payments, fees, premiums, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to Holdings and its subsidiaries, with standards, qualifications, thresholds, exceptions, “baskets”, and grace and cure periods consistent with the Documentation Principles,

(ii)  shall not contain any conditions to the funding of the Credit Facility on the Closing Date other than the conditions set forth on the Conditions Annex,

(iii)  shall give due regard to the Projections, matters disclosed in the Merger Agreement and the proposed business plan,

(iv)  shall take into account current market conditions as reasonably and mutually agreed,

(v)  shall reflect operational, agency, assignment and related provisions not specifically set forth in this Term Sheet and not in contravention of anything specifically set forth in this Term Sheet that are reasonably required by Blue Torch acting as Agent and

(vi)  shall include customary EU Bail-In provisions, lender ERISA provisions, certification of beneficial ownership provisions and LIBOR replacement provisions (collectively, the “Documentation Principles”).

REPRESENTATIONS & WARRANTIES:

Limited to the following (subject to the Documentation Principles and the Funds Certain Provision and to be made after giving effect to the consummation of the Acquisition Transactions on the Closing Date): corporate existence, status, power and authority; due authorization; enforceability; accuracy of financial statements; no material adverse change; litigation; no violation of organizational documents, agreements or instruments; compliance with laws (including ERISA, environmental laws, FCPA and other anti-corruption laws, anti-money laundering laws, and Patriot Act, OFAC and other anti-terrorism laws); no required third party or governmental consents; no default; payment of taxes and other governmental obligations; ownership of properties and no liens other than permitted liens; solvency; insurance; employment and labor matters; environmental matters; regulated entities; validity/perfection of security interests in Collateral; status under Investment Company Act; intellectual property; no engagement in the corporate practice of veterinary medicine/care (“CPOV”); tax matters; capitalization, subsidiaries and corporate structure; nature of business; permits; use of proceeds not engaging in business of purchasing/carrying margin stock; material contracts (subject to a threshold to be agreed); beneficial ownership; accuracy of disclosure (to be substantially identical to the corresponding disclosure representation in the Commitment Letter); and senior debt status.

Notwithstanding anything to the contrary contained herein, to the extent that any of the foregoing representations and warranties are qualified or subject to “material adverse effect” or words of similar import, the definition thereof shall be “Company Material Adverse Effect” as that term is defined in the Merger Agreement for purposes of any representations and warranties made or to be made on, or as of, the Closing Date.

AFFIRMATIVE AND NEGATIVE COVENANTS:

(A)  General Affirmative Covenants: Limited to the following (subject to the Documentation Principles): compliance with laws and regulations (including, without limitation, ERISA, anti-corruption, anti-money laundering, anti-terrorism and environmental laws); payment of taxes and other governmental obligations; maintenance of appropriate and adequate insurance (including, without limitation, flood insurance for owned real properties constituting Collateral as required by applicable federal regulations); preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; visitation and inspection rights; keeping of proper books in accordance with generally accepted accounting principles; maintenance of properties; further assurances as to perfection and priority of security interests and delivery of collateral; use of proceeds; maintenance of obligations as senior debt; Federal Reserve Regulations; Investment Company Act of 1940; meetings with management reasonably requested by Agent; customary information reporting requirements (including without limitation,

(i)   notices of defaults, material litigation, material governmental proceedings or investigations, material environmental actions and liabilities, information related to a material contract (subject to a threshold to be agreed), disposition of equity interests / assets and material ERISA and tax events and liabilities,

(ii)  delivery of reports to other material debt creditors,

(iii)  notification of material changes in accounting or financial reporting practices, and

(iv)  delivery of such other business, financial and other information as the Agent or any Lender shall reasonably request);

board observation rights (which will include the provision of a customary management rights letter in form and substance reasonably satisfactory to the Borrower and the Agent (the “VCOC Letter”); and customary post-closing obligations.

(B)   Financial Reporting Covenants: Limited to the following (subject to the Documentation Principles):

(a)   not later than 30 days following the end of each fiscal month, a monthly unaudited financial statement package that is substantially identical to the monthly financial reports provided by the Borrower to its board of directors (which shall also include a customary balance sheet, income statement and statement of cash flows prepared in accordance with GAAP in all material respects);

(b)   not later than 45 days following the end of each fiscal quarter, a quarterly unaudited financial statement package to include a balance sheet, income statement and statement of cash flows, showing the quarter-to-date and year-to-date financial performance of Holdings and its consolidated subsidiaries and, for any applicable quarter ending one year or more after the Closing Date, against the most recently delivered projections and against the same period for the prior year;

(c)   not later than 90 days following the end of each fiscal year of the Borrower,

(i)    audited financial statements, to be accompanied by a report and opinion of a third party accountant, which opinion shall be unqualified as to scope and shall not contain a going concern or like qualification or exception (other than a going concern or like qualification or exception with respect to (x) the impending maturity of any indebtedness, or (y) the inability to demonstrate pro forma or prospective financial covenant compliance or a prospective financial covenant breach), and

(ii)   any final management letter(s) issued by such accountant with respect to the audited financial statements;

(d)   not later than 45 days following the end of each fiscal year of the Borrower, projections for the upcoming fiscal year, prepared on at least a monthly basis; and

(e)   (i) on a monthly basis (or, if liquidity is less than $5.0 million, weekly) a 13-week cash flow forecast in form and substance reasonably satisfactory to the Agent (the “13-Week Cash Flow”), together with a comparison of actual weekly disbursements, receipts and liquidity against the previously delivered 13-Week Cash Flow; and

(ii)   no later than Wednesday of each calendar week, a customary liquidity “flash” report setting forth, among other things, the cash balances for the immediately preceding calendar week of the Credit Parties.

Each of the financial statements referred to in clauses (b) and (c) above (and in the case of clause (i), (a), (b) and (c)) will be accompanied by (i) a compliance certificate executed by the Chief Financial Officer or another appropriate and authorized financial officer of the Borrower and (ii) a copy of a customary management’s discussion and analysis with respect to such financial statements.

(C)  Negative Covenants: Limited to restrictions on the following (subject to the Documentation Principles): liens; debt; guarantees and other contingent obligations; mergers and consolidations; sales, transfers and other dispositions of property or assets; loans, acquisitions, joint ventures and other investments (with an exception, among others, for Permitted Acquisitions (as defined below)); dividends and other distributions to, and redemptions and repurchases from, equityholders; transactions with affiliates; limitations regarding CPOV; prepaying, redeeming or repurchasing unsecured debt, subordinated debt, junior lien debt and/or preferred equity; negative pledges and other burdensome agreements; use of proceeds to carry margin stock; violation of anti-terrorism laws, sanctions and anti-money laundering laws; changes in the nature of business; amending organizational documents; amending documentation related to unsecured debt, subordinated debt, junior lien debt and/or preferred equity; sale and leaseback transactions; changes in accounting policies (except as otherwise required by GAAP), reporting practices or fiscal year; designation of other senior debt; and a passive holding company covenant with respect to Holdings.

Notwithstanding the foregoing, the Credit Documentation will permit the consummation of the Domestication, the Equity Transactions, the Merger and any and all other transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement) (including any payments required to be made in connection therewith) prior to, on or after the Closing Date, in each case, in accordance with and to and the extent required by the terms of the Merger Agreement.

(D)  Permitted Acquisitions. The Credit Documentation will permit the Borrower and its subsidiaries to make acquisitions of all or substantially all of the assets of any person or any line of business, unit or division thereof, or of all or substantially all of the customer lists of any person or any line of business, unit or division thereof (including, for the avoidance of doubt, “tuck in” acquisitions), or of a majority of the equity interests of any person (each, a “Permitted Acquisition”), in each case, so long as

(i)  no event of default has occurred and is continuing under the Credit Documentation,

(ii)  with respect to any acquisition financed all or in part with the proceeds of indebtedness (including the assumption or incurrence of indebtedness) (other than borrowings under a revolving credit facility), the Borrower demonstrates pro forma compliance with the Financial Covenants (as defined below), immediately after giving effect to the consummation of such acquisition, the incurrence of such indebtedness, the use of proceeds thereof and any related pro forma adjustments thereto, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered,

(iii)  immediately before and after giving effect to the consummation of such acquisition, pro forma liquidity is not less than $10.0 million,

(iv)  with respect to any acquisition for consideration in excess of $7.5 million, upon the earlier of (x) the execution of the definitive acquisition agreement for such acquisition and (y) ten (10) business days prior to the consummation of such acquisition, the Borrower shall provide the following to the Agent: (1) a quality of earnings report, (2) pro forma financial statements, (3) copies of any definitive term sheets or acquisition documentation as may be reasonably requested by the Agent and (4) solely to the extent prepared by or available to the Borrower in connection therewith, a financial model prepared for such acquisition,

(v)  the acquisition is not “hostile” and the person or assets acquired are in the same line of business as the Borrower and its subsidiaries or a line of business that is reasonably related, incidental, complementary or ancillary thereto, and

(vi)  the Borrower complies with the requirements with respect to Collateral and Guarantees set forth in the Credit Documentation (subject to limitations set forth under “Guarantors” and “Security” above) (with consideration caps for acquisitions of persons that will not become Guarantors and/or assets that will not become part of the Collateral for the Credit Facility).

FINANCIAL COVENANTS:

Limited to the following (subject to the Documentation Principles) (collectively, the “Financial Covenants”):

(A)  minimum revenue of the Credit Parties, to be measured monthly on a consolidated basis on the last day of each fiscal month (commencing on the last day of the first full fiscal month ending after the Closing Date) and for the twelve fiscal month period ending on such date (with a 30% cushion applicable until the first anniversary of the Closing Date and, thereafter, with cushions of least 30% to be mutually agreed (in accordance with the financial projections received by Blue Torch on January 22, 2022)); and

(B)   $5.0 million minimum liquidity of the Credit Parties, to be measured on an ongoing basis.

For purposes of determining compliance with the minimum revenue Financial Covenant as of the last day of any fiscal month, any cash equity contribution and/or proceeds of an issuance of equity securities (which equity will be common equity or qualified preferred equity) received by Holdings and contributed by Holdings to the Borrower after the end of such fiscal month and on or prior to the date that is ten (10) business days after the date on which financial statements and a compliance certificate are required to be delivered for such fiscal month will, at the request of the Borrower, be included in the calculation of revenue solely for purposes of determining compliance with the minimum revenue Financial Covenant at the end of such fiscal month and for each applicable subsequent calculation period that includes such fiscal month (any such contribution to the Borrower, a “Specified Equity Contribution”); provided that

(a)   in each twelve fiscal month period there will be at least nine (9) fiscal months in which no Specified Equity Contribution is made, and no Specified Equity Contribution shall have been made in respect of the immediately previous fiscal month (i.e., Specified Equity Contributions may not be made in consecutive periods),

(b)   no more than five Specified Equity Contributions may be made during the term of the Credit Facility,

(c)   the amount of any Specified Equity Contribution in any period will be no greater than the amount required to cause the Borrower to be in compliance with the minimum revenue Financial Covenant for such period,

(d)   each Specified Equity Contribution shall be included in the calculation of revenue solely for the purposes of determining compliance with the minimum revenue Financial Covenant, shall be used to prepay the Credit Facility (without premium or penalty) and shall be disregarded for all other purposes, and

(e)   a remedies standstill shall be effective until the expiration of the ten (10) business day period referred to above unless the Borrower has not received the proceeds of such Specified Equity Contribution on or prior to such date.

EVENTS OF DEFAULT:

Limited to the following (subject to the Documentation Principles): nonpayment of principal, interest, fees or other amounts; any representation or warranty proving to have been incorrect in any material respect when made or deemed made; failure to perform or observe covenants set forth in the Credit Documentation; cross-defaults and cross-acceleration to other material indebtedness in excess of an amount to be agreed; bankruptcy and insolvency defaults; monetary judgment defaults in excess of an amount to be agreed; actual or asserted impairment of Credit Documentation; invalidity of a guarantee or lien; change of control; customary ERISA defaults; and failure of material subordinated or junior lien debt to be subordinated.

CONDITIONS PRECEDENT TO CLOSING AND FUNDING:

Subject to the Funds Certain Provision, the funding of the Credit Facility on the Closing Date will be subject only to the satisfaction (or waiver by the Initial Lender) of the conditions precedent set forth on the Conditions Annex.

APPLICABLE INTEREST RATES:

The interest rates per annum applicable to the outstanding principal amount of the Credit Facility will be, at the election of the Borrower, (i) LIBOR plus an Applicable Margin equal to 10.00% per annum or (ii) the Base Rate plus an Applicable Margin equal to 9.00% per annum.

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, on the last day of the applicable interest period and, for interest periods of greater than 3 months, every three months, and on the Maturity Date and (b) for loans accruing interest based on the Base Rate, on the last day of each fiscal quarter (beginning on the last day of the first full fiscal quarter ending after the Closing Date) and on the Maturity Date.

For purposes of this Term Sheet:

(a)  “LIBOR” means the London Interbank Offered Rates as calculated by the ICE Benchmark Administration quoted by recognized financial sources such as Reuters or Bloomberg (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), adjusted if necessary for any statutory reserves; and

(b)  “Base Rate” means a fluctuating interest rate per annum equal to the greatest of

(i)   the rate of interest publicly announced from time to time by the Wall Street Journal as its “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent),

(ii)  one-half of one percent in excess of the Federal Funds effective rate and

(iii)  the then-applicable LIBOR rate for a one month interest period plus 1.00%.

So long as no Event of Default shall have occurred and be continuing, LIBOR-based loans will be available for interest periods of one, three or six months (any shorter or longer period to be mutually agreed by the applicable Lenders).

Notwithstanding anything herein, if at any time LIBOR shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum and Base Rate shall be less than 2.00% per annum, such rate shall be deemed to be 2.00% per annum.

The Credit Documentation shall contain customary LIBOR replacement provisions that are consistent with Blue Torch’s amendment approach.

All calculations of interest and fees shall be made on the basis of actual number of days elapsed and a 360 day year, other than calculations of interest based on the “prime rate” prong of the Base Rate (which shall be made on the basis of actual number of days elapsed and a 365/366 day year).

DEFAULT RATE:	At any time when an event of default exists, the Credit Facility shall bear interest at 2.00% per annum above the otherwise applicable rate then borne by the Credit Facility.

ASSIGNMENTS AND PARTICIPATIONS:

Each Lender will be permitted to make assignments in respect of the Credit Facility in minimum acceptable amounts to be determined to other financial institutions approved by the Agent and, so long as no event of default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld; provided, however, that neither such approval shall be required in connection with assignments to (i) other Lenders, (ii) any affiliate of a Lender, or (iii) any Approved Fund (to be defined in the Credit Documentation). The Borrower’s consent to an assignment requiring such consent hereunder shall be deemed provided to the extent the Borrower has not objected to such assignment  within five (5) business days after receipt by the Borrower (with a copy to Holdings in accordance with the notice provisions of the Credit Documentation) of a request for such consent (other than any assignment to a Disqualified Lender, with respect to which the Borrower’s consent shall always be required and shall not be deemed given).  The parties to the assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.  The Lenders will also be permitted to sell participations with customary voting rights.  Notwithstanding the foregoing, no assignment or participation may be made to any natural person or to any Disqualified Lender (to be defined in the Credit Documentation, subject to the Documentation Principles).

REQUIRED LENDERS:

Lenders holding more than 50% of the Credit Facility; provided that, unless agreed to by each Lender directly affected thereby, no amendment or waiver shall: increase such Lender’s commitment; decrease the principal amount of any loan held by such Lender; reduce the rate of interest (other than default interest) applicable to any loan or the amount of fees; reduce or postpone the scheduled payment of any principal, interest, or fees; release the Borrower or all or substantially all of the Collateral or the Guarantors; modify provisions related to the application of proceeds following an event of default; or change the definition of Required Lenders. The Credit Documentation will contain customary protections for the Agent.

The Credit Documentation shall contain customary provisions permitting the Borrower to replace (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Credit Facility shall have consented thereto, and (ii) Lenders requesting certain tax indemnities and other compensation.

In addition, the Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend a portion of the Credit Facility with only the consent of the respective extending lenders; it being understood that each Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender; provided that it is understood that no existing Lender will have any obligation to commit to any such extension.

INDEMNIFICATION, FEES & EXPENSES:

The Credit Documentation shall include customary expense reimbursement and indemnification provisions consistent with and substantially similar to the corresponding provisions of the Commitment Letter and subject to the Documentation Principles.

MISCELLANEOUS:

Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes. In addition, the Credit Documentation shall include trust waiver language that is substantially similar to the corresponding provision of the Commitment Letter.  The Borrower and the Agent agree to consult in good faith to determine the value of the Lender Warrants for US federal income tax purposes and agree to take consistent positions on such value as determined by such good faith consultation.

COUNSEL TO AGENT & INITIAL LENDER:	Latham & Watkins LLP.

GOVERNING LAW:	State of New York.

ANNEX I TO SUMMARY TERMS AND CONDITIONS

CONDITIONS TO CLOSING AND FUNDING OF THE CREDIT FACILITY

The funding of the Credit Facility will be subject in all respects to the Funds Certain Provision and subject to satisfaction (or waiver by the Initial Lender) of the following conditions precedent:

1.

Execution and delivery to the Agent of (i) the Credit Documentation by the applicable Credit Parties party thereto, which shall be consistent with the Commitment Letter and subject to the Documentation Principles and (ii) customary legal opinions, customary officer’s closing, incumbency, perfection and solvency certificates and other officer certificates as reasonably requested by the Agent, lien searches, a customary borrowing notice, disbursement letter, the VCOC Letter, payoff letters (if applicable), evidence of the insurance coverage, certified charters, organizational documents and good standing certificates from each Credit Party’s jurisdiction of organization. In addition, and subject in all respects to the Funds Certain Provision, all documents and instruments required to create and perfect the Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

2.

The Domestication shall have been consummated in accordance with the terms of the Merger Agreement. The Equity Transactions shall be consummated substantially concurrently with the funding of the Credit Facility. Immediately after giving effect to the consummation of the Acquisition Transactions on the Closing Date, the Credit Parties shall have cash on hand of at least $30.0 million (pro forma for any payments required to be made in connection with the consummation of the Acquisition Transactions (assuming all Company Transactions Expenses (as defined in the Merger Agreement) and SPAC Transaction Expenses (as defined in the Merger Agreement) are properly invoiced (whether or not so invoiced)).

3.

The Merger shall be consummated substantially concurrently with the funding of the Credit Facility in accordance in all material respects with the terms of the Merger Agreement. After the date of this Commitment Letter, the Merger Agreement shall not be amended, supplemented or otherwise modified, or any condition set forth therein waived, after the date of the Merger Agreement and on or prior to the Closing Date, in each case, in a manner materially adverse to the Agent and the Lenders without the prior written consent of the Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that any change to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Agent and the Lenders.

4.	The Agent shall have received

(a)	audited financial statements of the Acquired Business for fiscal years 2019, 2020 and 2021,

(b)

interim quarterly financial statements of the Acquired Business for each fiscal quarter ending March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 and interim monthly financial statements of Acquired Business for each fiscal month ending after January 1, 2022, through and including the most recent fiscal month ended at least 45 days prior to the Closing Date, and

(c)	a pro forma consolidated balance sheet as to Holdings and its subsidiaries giving effect to the Acquisition Transactions as of the last day of the most recent financial statements delivered pursuant to the foregoing clause (b), prepared immediately after giving pro forma effect to the consummation of the Acquisition Transactions as if the Acquisition Transactions had occurred as of such date, which pro forma consolidated balance sheet need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)), it being acknowledged and agreed that the condition described in this clause (c) shall be satisfied by delivery to the Agent of the pro forma financial statements that will be prepared in connection with obtaining regulatory approval for the consummation of the Acquisition Transactions.

As of the date hereof, the Agent acknowledges that it has received the financial statements described in clause (a) and the financial statements described in clause (b) for all periods ending on or prior to September 30, 2021.

5.	There shall not have occurred any “Company Material Adverse Effect” (as defined in the Merger Agreement) after the date of the Merger Agreement the material adverse effects of which are continuing.

6.

All fees required to be paid on the Closing Date pursuant to the Fee Letter and all fees and expenses of the Agent and the Initial Lender (including the fees and expenses of counsel for the Agent and the Initial Lender) that are required to be paid on the Closing Date pursuant to the Commitment Letter or the Fee Letter shall be paid substantially concurrently with the funding of the Credit Facility (which amounts may be offset against the proceeds of the funding of the Credit Facility).

7.	The Refinancing shall be consummated substantially concurrently with the funding of the Credit Facility.

8.

The Credit Parties will have provided at least three (3) business days prior to the Closing Date the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, to the extent requested at least ten (10) business days prior to the Closing Date. In addition, the Agent shall have received beneficial ownership certifications with respect to the Credit Parties pursuant to the requirements of 31 C.F.R. § 1010.230 and, in certain “high-risk” circumstances, its internal beneficial ownership compliance procedures.

9.

The Specified Representations shall be true and correct in all material respects and the Specified Acquisition Agreement Representations shall be true and correct in all material respects, in each case, to the extent required by the Funds Certain Provision.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. CHW’s Existing Organizational Documents provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. CHW has also entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. CHW has also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures CHW against its obligations to indemnify its officers and directors.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, CHW has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy as expressed in the Securities Act and is therefore unenforceable.

New Wag! will be governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had No reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Proposed Charter and Proposed Bylaws provide that New Wag! will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of New Wag! or any predecessor of New Wag!, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of New Wag! or any predecessor of New Wag!.

The Registrant’s Proposed Bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.

The Registrant’s Proposed Charter eliminates the liability of a director of New Wag! to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant’s directors and executive officers are covered by insurance maintained by New Wag! against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, CHW has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by CHW to the fullest extent permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1†

Business Combination Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties hereto (incorporated by reference to Exhibit 2.1 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Amended and Restated Memorandum and Articles of Association of CHW Acquisition Corporation (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

3.2	Form of Certificate of Incorporation of Wag! Group Co. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

3.3	Form of Bylaws of Wag! Group Co. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

4.1

Warrant Agreement, dated as of August 30, 2021, by and between CHW and VStock Transfer LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to CHW’s Current Report on Form 8-K filed on September 2, 2021).

5.1	Opinion of McDermott Will & Emery LLP as to the validity of the shares of common stock and warrants.

8.1	Opinion of McDermott Will & Emery LLP regarding certain U.S. federal income tax matters.

10.1

Lock-Up Agreement by and among CHW Acquisition Corporation and each of the other parties signatories thereto (incorporated by reference to Exhibit 10.1 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).

10.2

Form of Amended and Restated Registration Rights Agreement to be entered into by and among Wag! Group Co. and the other parties signatories thereto (incorporated by reference to Exhibit 10.2 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.3

CHW Founders Stock Letter, dated as of February 2, 2022, by and among the Sponsor, Jonah Raskas, Mark Grundman and CHW (incorporated by reference to Exhibit 10.6 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.4

PIPE and Backstop Subscription Agreement, dated as of February 2, 2022, by and between CHW and the other parties signatories thereto (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

Exhibit No.	Description

10.5

Stockholder Support Agreement, dated as of February 2, 2022, by and among CHW Acquisition Corporation, Wag Labs, Inc. and the other parties signatories thereto (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).

10.6

Commitment Letter, dated February 2, 2022, between Blue Torch Capital LP and CHW (incorporated by reference to Exhibits 10.3, 10.4 and 10.5 to CHW’s Current Report on Form 8-K filed with the SEC on February 3, 2022 and attached to the proxy statement/prospectus which forms a part of this registration statement as Annex L).

10.7	Form of Wag! Group Co. 2022 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.8	Form of Wag! Group Co. 2022 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

23.1*	Consent of Marcum LLP, independent registered public accounting firm of CHW Acquisition Corporation.

23.2*	Consent of BDO USA, LLP, independent registered public accounting firm of Wag Labs, Inc.

23.3	Consent of McDermott Will & Emery LLP (included as part of Exhibit 5.1).

23.4	Consent of McDermott Will & Emery LLP (included as part of Exhibit 8.1).

24.1	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).

99.1	Form of Preliminary Proxy Card.

99.2*	Consent of Roger Lee to be named as a Director.

99.3*	Consent of Niko Bonatsos to be named as a Director.

99.4*	Consent of Melinda Chelliah to be named as a Director.

99.5*	Consent of Jocelyn Mangan to be named as a Director.

99.6*	Consent of Brian Yee to be named as a Director.

99.7*	Consent of Garrett Smallwood to be named as a Director.

107*	Filing Fee Table
*	Filed herewith
**	Previously Filed

†     Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent No more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 10th day of March, 2022.

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name: Jonah Raskas
Title: Co-Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints each of Jonah Raskas, Mark Grundman and Stephen Katchur, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Jonah Raskas	Co-Chief Executive Officer	March 10, 2022
	Jonah Raskas	(Principal Executive Officer) and Director

By:	/s/ Mark Grundman	Co-Chief Executive Officer	March 10, 2022
	Mark Grundman	(Principal Executive Officer) and Director

By:	/s/ Stephen Katchur	Chief Financial Officer	March 10, 2022
	Stephen Katchur	(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Victor Herrero	Director	March 10, 2022
Victor Herrero

By:	/s/ M. Carl Johnson, III	Director	March 10, 2022
M. Carl Johnson, III

By:	/s/ Gary Tickle	Director	March 10, 2022
Gary Tickle

By:	/s/ Deb Benovitz	Director	March 10, 2022
Deb Benovitz

By:	/s/ Jason Reiser	Director	March 10, 2022
Jason Reiser

By:	/s/ Deborah Weinswig	Director	March 10, 2022
Deborah Weinswig